As filed with the Securities and Exchange Commission on April 22, 2016.

Registration No. 333-209535

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Lilis Energy, Inc.

(Exact name of registrant as specified in its charter)

Nevada	1311	74-3231613
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

216 16th Street, Suite #1350

Denver, Colorado 80202 (303) 893-9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Abraham Mirman Chief Executive Officer Denver, Colorado 80202 (303) 893-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael A. Hedge Nicholas M. Look K&L Gates LLP 1 Park Plaza, Twelfth Floor Irvine, California 92614 (949) 253-0900	Dean M. Colucci James T. Seery Duane Morris LLP One Riverfront Plaza 1037 Raymond Boulevard, Suite 1800 Newark, New Jersey 07102 (973) 424-2000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and the satisfaction or waiver of all other conditions to the merger described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act

Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be registered (2)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price (3)	Amount of registration fee (4)
Common Stock, par value $.0001 per share	57,851,185	N/A	$7,520,654.05	$757.33

(1) This Registration Statement relates to common stock, par value $0.0001 per share, of the registrant issuable to holders of common stock, par value $0.001 per share (“Brushy common stock”), of Brushy Resources, Inc., a Delaware corporation (“Brushy”) (formerly known as Starboard Resources, Inc.), pursuant to the Agreement and Plan of Merger, dated as of December 29, 2015, as amended on January 20, 2016 and March 24, 2016, by and among Lilis Energy, Inc., a Nevada corporation (“Lilis”), Lilis’s wholly-owned subsidiary, Lilis Merger Sub, Inc., a Delaware corporation, and Brushy.

(2) Represents the maximum number of shares of common stock of Lilis estimated to be issuable to former stockholders of Brushy upon the closing of the merger described herein, based on the number of shares of common stock of Brushy outstanding as of December 29, 2015, and the exchange of all such outstanding shares of common stock of Brushy for, in the aggregate, 57,851,185 shares of common stock of Lilis pursuant to the merger agreement described herein.

(3) Computed pursuant to Rules 457(c) and 457(f) of the Securities Act of 1933, as amended (the “Securities Act”), and estimated solely for purposes of calculating the registration fee, the proposed maximum aggregate offering price is the product of (i) $0.13, the average of the high and low prices per share of Lilis common stock as reported on the Nasdaq Stock Market on April 15, 2016 and (ii) 57,851,185, the maximum total number of shares of Lilis common stock potentially issuable or expected to be issued in connection with the merger described herein.

(4) The registration fee for the securities registered hereby has been calculated pursuant to Section 6(b) of the Securities Act. The registrant previously paid $911.16 in connection with its initial filing of this registration statement, which was calculated using 56,551,185 shares and the then average high and low price of $0.16.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Lilis Energy, Inc. may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission is effective. This joint proxy statement/prospectus is not an offer to sell these securities nor should it be considered a solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to completion, dated April 22, 2016

Dear Lilis Energy, Inc. and Brushy Resources, Inc. Stockholders:

Lilis Energy, Inc., which we refer to as Lilis, and Brushy Resources, Inc. (formerly known as Starboard Resources, Inc.), which we refer to as Brushy, have entered into an Agreement and Plan of Merger, dated as of December 29, 2015, as amended on January 20, 2016 and March 24, 2016, and as it may be further amended from time to time, which we refer to as the merger agreement, by and among Lilis, Lilis Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Lilis, which we refer to as Merger Sub, and Brushy, and which is attached as Annexes A.1, A.2 and A.3 to this joint proxy statement/prospectus and incorporated herein by reference.

Upon the terms and subject to the conditions set forth in the merger agreement, Merger Sub shall be merged with and into Brushy, which we refer to as the merger, in accordance with the Delaware General Corporation Law, which we refer to as the DGCL. Upon the merger, the separate corporate existence of Merger Sub shall cease and Brushy shall continue as the surviving corporation under Delaware law and as a wholly owned subsidiary of Lilis. The obligations of Lilis and Brushy to effect the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement. If the merger is completed pursuant to the merger agreement, Brushy stockholders will receive an aggregate of approximately 57,851,185 shares of Lilis common stock, which we collectively refer to as the merger consideration, for all shares of Brushy common stock held immediately prior to the effective time. The merger consideration is fixed and will not be adjusted to reflect changes in the stock price of Lilis common stock. The dollar value of this Lilis common stock will change depending on fluctuations in the market price and will not be known at the time Brushy stockholders vote on the merger.

In connection with the proposed transaction, Lilis will hold its annual meeting and Brushy will hold a special meeting of their respective stockholders. At Lilis’s annual meeting, Lilis stockholders will be asked to consider and vote on (i) a proposal to approve and adopt the merger agreement and the transactions contemplated thereby; (ii) a proposal to approve and adopt the Lilis Energy, Inc. 2016 Omnibus Incentive Plan; (iii) a proposal to approve full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures; (iv) a proposal to approve and adopt the amendment to Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock; (v) a proposal to approve full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock, (vi) a proposal to ratify and approve a reverse stock split of Lilis’s issued and outstanding common stock; (vii) a proposal to approve the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock; (viii) a proposal to elect five directors for one-year terms expiring at the 2017 annual meeting of stockholders and until their successors are duly elected and qualified; (ix) a proposal to conduct a non-binding advisory vote on the compensation of our named executive officers; (x) a proposal to ratify the selection of Marcum LLP as Lilis’s independent registered public accountants for the fiscal year ending December 31, 2016; and (xi) a proposal to authorize Lilis’s board of directors, in its discretion, to adjourn the annual meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the annual meeting.

At Brushy’s special meeting, Brushy stockholders will be asked to vote on (i) a proposal to approve and adopt the merger agreement; and (ii) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement. Based on 12,711,986shares of Brushy common stock outstanding as of the date of this joint proxy statement/prospectus, holders of Brushy common stock would receive approximately 4.4487 shares of Lilis common stock (rounded down to the nearest share in lieu of any fractional shares, and without giving effect to any reverse stock split of Lilis shares) for each share of Brushy common stock they own.

Additionally, the pro rata portion of the merger consideration to be received is dependent upon the number of shares of Lilis common stock issued and outstanding immediately prior to the effective time of the merger, after giving effect to a reverse stock split, which we refer to as the Lilis Stock Split. Consequently, the exact number of shares of Lilis common stock to be received as a result of the merger by holders of Brushy common stock will not be known at the time Brushy stockholders vote on the merger agreement.

The board of directors of Lilis unanimously: (i) has determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair to, and in the best interests of, Lilis and its stockholders; (ii) has approved the merger agreement and the other transactions contemplated thereby; (iii) recommends that the stockholders of Lilis vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby; (iv) recommends that the stockholders of Lilis vote “FOR” the proposal to approve and adopt the Lilis Energy, Inc. 2016 Omnibus Incentive Plan; (v) recommends that the stockholders of Lilis vote “FOR” the proposal to approve full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures; (vi) recommends that the stockholders of Lilis vote “FOR” the proposal to approve and adopt the amendment to Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock; (vii) recommends that the stockholders of Lilis vote “FOR” the proposal to approve full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock; (viii) recommends that the stockholders of Lilis vote “FOR” the proposal to ratify and approve a reverse stock split of Lilis’s issued and outstanding common stock; (ix) recommends that the stockholders of Lilis vote “FOR” the proposal to approve the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock; (x) recommends that the stockholders of Lilis vote “FOR” each of the five nominees for election to the Board to serve for one-year terms expiring at the 2017 annual meeting of stockholders and until their successors are duly elected and qualified; (xi) recommends that the stockholders of Lilis vote “FOR” the advisory vote on named executive officer compensation; (xii) recommends that the stockholders of Lilis vote “FOR” the ratification of the selection of Marcum LLP as the independent registered public accountant of the Company for 2016; and (xiii) recommends that the stockholders of Lilis vote “FOR” the proposal to authorize Lilis’s board of directors, in its discretion, to adjourn the annual meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the annual meeting.

Approval and adoption of the merger agreement and the transactions contemplated thereby, and the approval of the proposals related to (i) the approval and adoption of the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, as set forth in Proposal 2, (ii) the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures, as set forth in Proposal 3, (iii) the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock, as set forth in Proposal 5, (iv) the approval of the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase common stock, as set forth in Proposal 7, (v) the advisory vote on named executive officer compensation, as set forth in Proposal 9, (vi) the ratification of the selection of Marcum LLP as the independent registered public accountant of the Company for 2016, as set forth in Proposal 10, and (vii) the authorization of the Lilis’s board of directors to adjourn the annual meeting, each requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on such matters, provided that a quorum exists at the annual meeting. In the case of the proposal to approve the election of directors, as set forth in Proposal 8, the five nominees who receive the greatest number of votes cast (plurality) will be elected as directors. The approval of the proposal related to the Lilis Stock Split, as set forth in Proposal 6, requires the affirmative vote of a majority of the issued and outstanding shares of Lilis common stock. The approval of the proposal related to the amendment of Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, as set forth in Proposal 4, requires the affirmative vote of a majority of the issued and outstanding shares of Lilis Series A 8% Convertible Preferred Stock.

Because of their mutual dependence, if the proposal to approve and adopt the merger agreement or the proposals related to (i) the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, as set forth in Proposal 2, (ii) the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures, as set forth in Proposal 3, (iii) the amendment of Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, as set forth in Proposal 4, and (iv) the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock, as set forth in Proposal 5, are not all approved, then none will be deemed to have been approved.

The board of directors of Brushy unanimously: (a) has determined that the merger agreement, the merger, in accordance with the terms of the merger agreement, and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Brushy and its stockholders; (b) has approved and adopted the merger agreement and approved the merger and the other transactions contemplated thereby; (c) has directed that the merger agreement be submitted to a vote of the Brushy stockholders at the Brushy special meeting; (d) recommends that the stockholders of Brushy vote “FOR” the proposal to approve and adopt the merger agreement, and (e) recommends that the stockholders of Brushy vote “FOR” any proposal to authorize Brushy’s board of directors, in its discretion, to adjourn the special meeting. Approval of the merger agreement requires the affirmative vote of a majority of the issued and outstanding shares of Brushy common stock. The affirmative vote of a majority of the votes cast by holders of common stock at the Brushy special meeting is required to approve any proposal to adjourn the Brushy special meeting.

Your vote is important. The merger cannot be completed unless Brushy stockholders approve and adopt the merger agreement and Lilis stockholders approve and adopt the merger agreement and approve the proposals related to the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, as set forth in Proposal 2, the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures, as set forth in Proposal 3, the amendment of Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, as set forth in Proposal 4, and the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock, as set forth in Proposal 5, at their respective stockholder meetings. The obligations of Lilis and Brushy to complete the merger are also subject to the satisfaction or waiver of certain conditions. The places, dates and times of the respective stockholder meetings of Lilis and Brushy are as follows:

For Lilis stockholders:	For Brushy stockholders:
K&L Gates LLP 599 Lexington Avenue New York, NY 10022-6030	[-]
10:00 a.m. local time	[-] a.m. local time
May 18, 2016	[-], 2016

This joint proxy statement/prospectus gives you detailed information about the respective stockholder meetings of Lilis and Brushy and the matters proposed to be considered and acted upon at the meetings. We urge you to read this joint proxy statement/prospectus carefully, including “Risk Factors” beginning on page 32 for a discussion of the risks relating to the merger and other matters. Whether or not you plan to attend your meeting, to ensure your shares are represented at the meeting, please vote as soon as possible by either completing and submitting the enclosed proxy card or voting using the telephone or Internet voting procedures described on your proxy card.

Lilis’s common stock is listed on the Nasdaq Stock Market under the symbol “LLEX” and the closing price of Lilis’s common stock on April 20, 2016 was $0.13 per share. There is no public market for Brushy’s securities.

Neither the Securities and Exchange Commission, which we refer to as the SEC, nor any state securities commission has approved or disapproved of the merger or the securities to be issued under this joint proxy statement/prospectus or has passed upon the adequacy or accuracy of the disclosures in this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [-], 2016 and is first being mailed to Lilis stockholders and Brushy stockholders on or about [-], 2016.

LILIS ENERGY, INC.

216 16th Street, Suite #1350

Denver, Colorado

(303) 893-9000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 18, 2016

To the Stockholders of Lilis Energy, Inc.:

We are pleased to invite you to attend the 2016 Annual Meeting of Stockholders of Lilis, which will be held at the offices of K&L Gates LLP located at 599 Lexington Avenue, New York, NY 10022-6030, on May 18, 2016 at 10:00 a.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 29, 2015, as amended on January 20, 2016 and March 24, 2016, and as it may be further amended from time to time, by and among Lilis, Merger Sub and Brushy and the transactions contemplated thereby;

2.	To approve and adopt the Lilis Energy, Inc. 2016 Omnibus Incentive Plan;

3.	To approve the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures;

4.	To approve and adopt the amendment to Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock;

5.	To approve the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock;

6.	To ratify and approve a reverse stock split of Lilis’s issued and outstanding common stock;

7.	To approve the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock;

8.	To elect five directors for one-year terms expiring at the 2017 annual meeting of stockholders and until their successors are duly elected and qualified;

9.	To conduct a non-binding advisory vote on the compensation of our named executive officers;

10.	To ratify the selection of Marcum LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2016; and

11.	To consider and vote on any proposal to authorize Lilis’s board of directors, in its discretion, to adjourn the annual meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the annual meeting.

We do not expect to transact any other business at the annual meeting. Lilis’s board of directors has fixed the close of business on April 20, 2016 as the record date for determining those Lilis stockholders entitled to vote at the annual meeting and any adjournment or postponement thereof. Accordingly, only Lilis stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the annual meeting. A complete list of the Lilis stockholders will be available for examination at the offices of Lilis in Denver, Colorado, during ordinary business hours for a period of 10 days prior to the annual meeting.

The board of directors of Lilis recommends that Lilis stockholders vote “FOR” each of the proposals to be voted on at the annual meeting.

We cordially invite you to attend the annual meeting in person. However, to ensure your representation at the annual meeting, please complete and promptly mail your proxy card in the return envelope enclosed, or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. If your shares are held in “street name” by your broker or other nominee, only that holder can vote your shares and the vote cannot be cast unless you provide instructions to your broker. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Your proxy may be revoked at any time before it is voted. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the matters to be voted on at the meeting.

By Order of the Board of Directors

Abraham Mirman
Chief Executive Officer/Director

Denver, Colorado

[-], 2016

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE ASK YOU TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED OR TO VOTE BY TELEPHONE OR ON THE INTERNET USING THE INSTRUCTIONS ON THE PROXY CARD.

BRUSHY RESOURCES, INC.

300 E. Sonterra, Suite 1220

San Antonio, TX 78258 (210) 999-5400

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [-], 2016

To the Stockholders of Brushy Resources, Inc.:

We are pleased to invite you to attend a special meeting of the stockholders of Brushy, which will be held at [-], on [-], 2016 at [-] a.m., local time, for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 29, 2015, as amended on January 20, 2016 and March 24, 2016, and as it may be further amended from time to time, by and among Lilis, Merger Sub and Brushy; and

2.	To consider and vote on any proposal to authorize Brushy’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement.

We do not expect to transact any other business at the special meeting. Brushy’s board of directors has fixed the close of business on [-], 2016 as the record date for determining those Brushy stockholders entitled to vote at the special meeting and any adjournment or postponement thereof. Accordingly, only Brushy stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the special meeting. A complete list of the Brushy stockholders will be available for examination at the offices of Brushy in San Antonio, Texas, during ordinary business hours for a period of 10 days prior to the special meeting.

The board of directors of Brushy recommends that Brushy stockholders vote “FOR” each of the proposals to be considered at the special meeting.

Under the DGCL if the merger is completed, holders of Brushy common stock who do not vote in favor of approval and adoption of the merger agreement will have the right to seek appraisal of the fair value of their shares, but only if they submit a written demand for such an appraisal prior to the vote on the merger agreement and they comply with the other DGCL procedures and requirements explained in the accompanying joint proxy statement/prospectus. A copy of Section 262 of the DGCL is attached to the joint proxy statement/prospectus as Annex D.

We cordially invite you to attend the special meeting in person. However, to ensure your representation at the special meeting, please complete and promptly mail your proxy card in the return envelope enclosed. This will not prevent you from voting in person, but will help to secure a quorum and avoid added solicitation costs. Your proxy may be revoked at any time before it is voted. Please review the joint proxy statement/prospectus accompanying this notice for more complete information regarding the matters to be voted on at the meeting.

By Order of the Board of Directors

Michael Pawelek
Chief Executive Officer

San Antonio, Texas

[-], 2016

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE ASK YOU TO COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED OR TO VOTE BY TELEPHONE OR ON THE INTERNET USING THE INSTRUCTIONS ON THE PROXY CARD.

ADDITIONAL INFORMATION

You may obtain certain documents relating to Lilis free of charge at the SEC’s website, http://www.sec.gov. You may also obtain such documents free of charge at Lilis’s website, http://www.lilisenergy.com, by selecting “Investors,” then selecting “Financial Information” and then selecting “SEC Filings.” Information contained on the Lilis website is expressly not incorporated by reference into this joint proxy statement/prospectus.

You also may obtain certain documents relating to Brushy at the Securities and Exchange Commission’s website, http://www.sec.gov, and you may obtain certain of these documents at Brushy’s website, http://www.starboardresources.com, by selecting “Investors,” and then selecting “SEC Filings.” Information contained on the Brushy website is expressly not incorporated by reference into this joint proxy statement/prospectus.

Lilis’s board of directors is using this joint proxy statement/prospectus to solicit proxies from Lilis’s stockholders in connection with the merger agreement, the merger, the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, approval of the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures, the amendment of Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, approval of the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock, the Lilis Stock Split, the approval of the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase common stock, and also as a prospectus for stockholders of Brushy because Lilis is offering shares of its common stock to be issued in exchange for shares of Brushy common stock in the merger. Brushy’s board of directors is using this joint proxy statement/prospectus to solicit proxies from Brushy’s stockholders in connection with the merger agreement and the merger.

i

ii

PROPOSAL 7: TO APPROVE THE POTENTIAL ISSUANCE OF 20% OR MORE OF LILIS’S OUTSTANDING COMMON STOCK UNDER LILIS’S UNSECURED SUBORDINATED CONVERTIBLE NOTES AND WARRANTS TO PURCHASE TO COMMON STOCK	228
PROPOSAL 8: TO APPROVE THE PROPOSAL TO ELECT FIVE DIRECTORS FOR ONE-YEAR TERMS EXPIRING AT THE 2017 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED	230
PROPOSAL 9: NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION (SAY ON PAY VOTE)	232
PROPOSAL 10: THE RATIFICATION OF THE SELECTION OF MARCUM LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT OF THE COMPANY FOR 2016	233
COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF LILIS AND BRUSHY	235
LEGAL MATTERS	238
EXPERTS	238
HOUSEHOLDING	238
WHERE YOU CAN FIND MORE INFORMATION	239
GLOSSARY OF OIL AND GAS TERMS	240
INDEX TO FINANCIAL STATEMENTS	243

Annex A.1	Agreement and Plan of Merger, dated as of December 29, 2015, by and among Brushy Resources, Inc., Lilis Energy, Inc. and Lilis Merger Sub, Inc.
Annex A.2	First Amendment to Agreement and Plan of Merger, dated as of January 20, 2016, by and among Brushy Resources, Inc., Lilis Energy, Inc. and Lilis Merger Sub, Inc.
Annex A.3	Second Amendment to Agreement and Plan of Merger, dated as of March 24, 2016, by and among Brushy Resources, Inc., Lilis Energy, Inc. and Lilis Merger Sub, Inc.
Annex B.1	Voting Agreement of SOSventures, LLC
Annex B.2	Voting Agreement of the Longview Entities
Annex C	Opinion of ROTH Capital Partners, LLC
Annex D	Section 262 of the Delaware General Corporation Law
Annex E	Lilis Energy, Inc. 2016 Omnibus Incentive Plan
Annex F	Form of Amendment to Lilis’s Certificate of Designation
Annex G	Debenture Conversion Agreement
Annex H.1	Form of Convertible Note
Annex H.2	Form of Warrant
Annex H.3	Form of Convertible Note Purchase Agreement
Annex H.4	Form of Note
iii

QUESTIONS AND ANSWERS ABOUT THE STOCKHOLDER MEETINGS

Q:	What is the proposed merger transaction?

A:           Lilis and Brushy have entered into a merger agreement pursuant to which Merger Sub will merge with and into Brushy with Brushy surviving the merger as a wholly owned subsidiary of Lilis. At the effective time of the merger, each issued and outstanding share of Brushy common stock (other than treasury stock and any dissenting shares) will be converted automatically into the right to receive a pro rata portion of approximately 57,851,185 shares of Lilis common stock, par value $0.0001, after giving effect to the proposed reverse stock split of the outstanding common stock of Lilis, as described under “The Merger Agreement—Merger Consideration” beginning on page [—]. After the merger, former holders of Brushy common stock will own approximately 50.0% of Lilis’s common stock then outstanding and holders of Lilis’s common stock will own approximately 50.0% of Lilis’s common stock then outstanding.

Q:	Why are Lilis and Brushy proposing the merger?

A:           The boards of directors of Lilis and Brushy have each concluded that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of their respective stockholders.

As set forth in greater detail elsewhere in this joint proxy statement/prospectus, Lilis’s board of directors considered many factors in making its recommendations to Lilis’s stockholders. Among the factors considered by Lilis’s board of directors were:

●	that the location and predominant nature of Brushy’s oil and gas properties are consistent with Lilis’s strategy to focus its efforts on oil and gas properties in similar areas;

●	that the combined company would have an important presence in two attractive areas: the Denver Julesburg Basin in Wattenberg Field, Colorado and the Delaware Basin of the Permian Basin in southwest New Mexico and west Texas;

●	that Lilis’s existing knowledge and experience with respect to similar reservoirs should be applicable to Brushy’s assets;

●	the combination will increase estimated proved reserves and production;

●	the complementary nature of the two companies’ respective asset bases, which is expected to permit the combined company to compete more effectively with other exploration and production companies;

●	the combined experience of Lilis’s management team, which has significant experience in capital raising activities for public companies and successfully growing exploration and production companies, together with Brushy’s management team, which has significant expertise in operations, would create a synergistic management structure and allow the combined company to have sufficient resources to continue with its exploration activities;

●	that the merger would significantly increase Lilis’s estimated prospects by gaining access to mature geological concepts in the Permian Basin developed by Brushy’s management;

●	the combined company would have a significant presence in the Permian Basin, which Lilis does not currently have, including in the Crittendon

●	Field, as well as the ability to participate and jointly operate, along with a related party of Brushy, in the Giddings Field Assets;

●	that the combined company should have greater oil and gas exploration and production strengths and should be able to pursue future strategic opportunities that might not otherwise be possible to Lilis on its own;

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●	Lili’s board of directors’ and management’s belief that the effect that the share ownership ratio of Lilis’s common stock (without giving effect to the exercise of any outstanding options or warrants to purchase equity securities of Lilis or Brushy) as between the stockholders of Lilis and the stockholders of Brushy, upon the issuance of the merger consideration upon the closing of the merger, is fair, from a financial point of view, to Lilis;

●	the pro forma financial condition, prospects, and opportunities of the combined company;

●	the ability of each company to separately refinance its indebtedness, for which each company had been in default;

●	the terms of the merger agreement and the structure of the merger, including the conditions to each party’s obligation to close;

●

that the merger agreement requires Brushy to pay a termination fee of $1,200,000, and may also require Brushy to pay an additional amount equal to the $2.0 million refundable deposit paid by Lilis, if the merger agreement is terminated in accordance with certain provisions of the merger agreement—the refundable deposit is current $2 million but it is subject to further increases as mutually agreed upon between the parties;

●	the combined entity’s market capitalization and its expected enhanced access to debt and equity capital markets, which the Lilis board of directors believes will enhance the ability to finance development and production of the combined entity’s increased scale of operations;

●	the merger will create a larger company that is expected to have more liquidity in its common stock and better access to capital markets, which should provide greater financial flexibility; and

●	the structure of the merger is expected to constitute a reorganization under section 368(a) of the Internal Revenue Code.

For more detailed information regarding the factors considered by Lilis’s board of directors, see “The Merger—Recommendation of Lilis’s Board of Directors and Its Reasons for the Merger” beginning on page 21.

As set forth in greater detail elsewhere in this joint proxy statement/prospectus, Brushy’s board of directors considered many factors in making its recommendations to Brushy’s stockholders. Among the factors considered by Brushy’s board of directors were:

●	Brushy is in default of several covenants of its credit facility with Independent Bank and under strict deadlines imposed by the Forbearance Agreement between the parties, executed on November 24, 2015, or the IB Forbearance Agreement, which, if not met, leave little or no options for Brushy to avoid foreclosure other than bankruptcy;

●	the pre-closing terms of the merger agreement would result in the Independent Bank credit facility being paid off before the expiration of the IB Forbearance Agreement;

●	Lilis’s strategy to focus its efforts on oil and gas properties are consistent with the location and predominant nature of Brushy ’s oil and gas properties are consistent with in similar areas;

●	all of Brushy’s prospects are located in the west Texas region, specifically in the Permian Basin, which is desirable to Lilis;

●	the combined company would have an important presence in two attractive areas: the Permian Basin in southwest New Mexico and west Texas, where Brushy currently owns properties, and the Denver Julesburg Basin in Wattenberg Field, Colorado, where Lilis currently owns properties;

●	the combination will increase estimated proved reserves and production;

●	the complementary nature of the two companies’ respective asset bases, which is expected to permit the combined company to compete more effectively with other exploration and production companies;

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●	the merger would benefit Brushy since Lilis’s estimated prospects would significantly increase by gaining access to mature geological concepts in the Permian Basin developed by Brushy’s management;

●	the combined company would continue to have a significant presence in the Permian Basin, which Lilis does not currently have, including in the Crittendon Field, as well as the ability to participate and jointly operate, along with a related party of Brushy, in the Giddings Field Assets;

●	the combined company should have greater oil and gas exploitation and production strengths, greater liquidity in the market for its securities and should be able to pursue future strategic opportunities that might not otherwise be possible to Brushy on its own;

●	the pro forma financial condition, prospects, and opportunities of the combined company;

●	the terms of the merger agreement and the structure of the merger, including the conditions to each party’s obligation to close;

●	the combined entity’s market capitalization and its expected enhanced access to debt and equity capital markets, which Brushy’s board of directors believes will enhance the ability to finance development and production of the combined entity’s increased scale of operations;

●	sale of the Giddings Field Assets, which is required by the merger agreement, will relieve $21,100,000 in liability owed to SOSventures, LLC, or SOSventures, pursuant to the subordinated credit agreement with SOSventures, dated March 29, 2013, as amended;

●	the merger will create a larger company that is expected to have more liquidity in its common stock and better access to capital markets, which should provide greater financial flexibility; and

●	the structure of the merger is expected to constitute a reorganization under section 368(a) of the Internal Revenue Code.

For more detailed information regarding the factors considered by Brushy’s board of directors, see “The Merger—Recommendation of Brushy’s Board of Directors and Its Reasons for the Merger” beginning on page 21.

Q:	When do you expect the merger to be completed?

A:           Lilis and Brushy hope to complete the merger as soon as reasonably practicable, subject, in part, to the receipt of necessary stockholder approvals, which are the subject of the Lilis and Brushy stockholder meetings. Lilis and Brushy currently expect that the transaction will be completed in the first half of 2016. However, Lilis and Brushy cannot predict whether or when stockholder approval will be received. In addition, certain other conditions to the merger, some of which are outside of the control of Lilis and Brushy, may not be satisfied in the first half of 2016 or at all. In the event the merger is not completed by May 31, 2016, both Lilis and Brushy have the option to terminate the merger agreement. For a discussion of the conditions to the completion of the merger and of the termination of the merger agreement, see “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page 97 and “—Termination of the Merger Agreement” beginning on page 18.

Q:	Why are Lilis stockholders being asked to approve the reverse stock split?

A:           The primary objective in proposing the reverse stock split proposed by “Proposal 6: to ratify and approve a reverse stock split of Lilis’s issued and outstanding common stock” is to raise the per share trading price of the Lilis shares. The listing standards of the Nasdaq Stock Market, or Nasdaq, require, among other things, that listed companies maintain a minimum closing bid price of $1.00 per share. On September 21, 2015, Lilis received notice from Nasdaq that it had failed to maintain compliance with the $1.00 per share minimum bid price for 30 consecutive business days, as required under Nasdaq Listing Rule 5450(a)(1). In order to regain compliance with this rule, the bid price for Lilis’s common stock must close at $1.00 per share or above for a minimum of 10 consecutive business days. Lilis has until March 21, 2016 to regain compliance with this rule or it may face delisting, subject to certain exceptions.

The Lilis board of directors believes that the reverse stock split would, among other things, increase the stock price of shares of its common stock and help Lilis avoid delisting due to non-compliance with the minimum bid price requirement.

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Unless specifically noted otherwise, the discussion in this joint proxy statement/prospectus does not reflect adjustments necessary to fully reflect the effect of the reverse stock split contemplated by “Proposal 6: to ratify and approve a reverse stock split of Lilis’s issued and outstanding common stock.” For example, all references in this joint proxy statement/prospectus to the aggregate number of Lilis shares to be issued to Brushy stockholders in connection with the merger are made before taking into account the effect of the proposed reverse stock split.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:           This document is serving as both a joint proxy statement of Lilis and Brushy and a prospectus of Lilis. It is a joint proxy statement because it is being used by each of the boards of directors of Lilis and Brushy to solicit proxies from their respective stockholders. It is a prospectus because Lilis is offering shares of its common stock to be issued in exchange for shares of Brushy common stock if the merger is completed. A copy of the merger agreement, as amended, is attached as Annexes A.1, A.2 and A.3 to this joint proxy statement/prospectus.

In addition, Lilis stockholders must consider and vote upon proposals to: (i) approve and adopt the merger agreement and the transactions contemplated thereby; (ii) approve and adopt the Lilis Energy, Inc. 2016 Omnibus Incentive Plan; (iii) approve full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures; (iv) approve and adopt the amendment to Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock; (v) approve full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock; (vi) to ratify and approve a reverse stock split of Lilis’s issued and outstanding common stock; (vii) to approve the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock; (viii) elect five directors for one-year terms expiring at the 2017 annual meeting of stockholders and until their successors are duly elected and qualified; (ix) conduct a non-binding advisory vote on the compensation of our named executive officers; (x) ratify the selection of Marcum LLP as Lilis’s independent registered public accountants for the fiscal year ending December 31, 2016; and (xi) to authorize Lilis’s board of directors, in its discretion, to adjourn the annual meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the annual meeting.

The Brushy stockholders must consider and vote upon proposals to approve and adopt the merger agreement and to authorize Brushy’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement.

Lilis and Brushy will hold separate stockholder meetings of their respective stockholders to obtain these approvals. This joint proxy statement/prospectus contains important information about the merger and the annual and special meetings of the stockholders of Lilis and Brushy, respectively, and you should read it carefully. The enclosed voting materials allow you to vote your shares of Lilis common stock, Lilis Series A 8% Convertible Preferred Stock and/or Brushy common stock, as applicable, without attending the applicable stockholder meetings.

Your vote is very important. We encourage you to submit your proxy as promptly as possible. Lilis and Brushy cannot complete the merger unless (i) Lilis stockholders approve the share issuance and (ii) Brushy stockholders adopt the merger agreement.

Q:	What happens if Lilis stockholders fail to approve the issuance of shares of Lilis common stock as contemplated by the merger agreement?

A:           In this circumstance, either party is permitted to terminate the merger agreement, however, in the event of termination in this circumstance, Lilis is not required to pay a termination fee to Brushy. See “The Merger Agreement—Termination of the Merger Agreement; Fees Payable” beginning on page 18 of this joint proxy statement/prospectus.

Q:	What happens if Brushy stockholders fail to adopt the merger agreement and the transactions contemplated thereby?

A:           In this circumstance, either party is permitted to terminate the merger agreement, however, in the event of termination in this circumstance, Brushy is not required to pay a termination fee to Lilis. See “The Merger Agreement—Termination of the Merger Agreement; Fees Payable” beginning on page 18 of this joint proxy statement/prospectus.

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Q:	When and where is the annual meeting of Lilis stockholders?

A:           Lilis’s annual meeting will be held at the offices of K&L Gates LLP located at 599 Lexington Avenue, New York, NY 10022-6030 on May 18, 2016 at 10:00 a.m., local time.

Q:	When and where is the special meeting of Brushy stockholders?

A:           Brushy’s special meeting will be held at [-] on [-], 2016 at [-] a.m., local time.

Q:	Who can vote at the stockholder meetings?

A:           All holders of Lilis common stock and Series A 8% Convertible Preferred Stock of record as of the close of business on April 20, 2016, the record date for determining the stockholders entitled to notice of and to vote at Lilis’s annual meeting, can vote their shares if they are represented by proxy or present in person at Lilis’s annual meeting. If you hold your shares through your broker in “street name,” you may direct your broker or nominee to vote by proxy, but you may not vote in person at the Lilis annual meeting unless you first obtain from your broker or nominee a letter recognizing you as the beneficial owner of your shares. If you return a properly signed proxy card, the proxy holders will vote your shares as you direct. If your proxy card does not specify how you want to vote your shares, the proxy holders will vote your shares as recommended by Lilis’s board of directors with regard to all proposals.

All holders of Brushy common stock of record as of the close of business on [-], 2016, the record date for determining common stockholders entitled to notice of and to vote at Brushy’s special meeting, are entitled to receive notice of and to vote at Brushy’s special meeting. As of the record date, there were [-] shares of Brushy’s common stock outstanding and entitled to vote at the Brushy special meeting, held by approximately [-] holders of record. Each share of Brushy common stock is entitled to one vote on each proposal presented at Brushy’s special meeting.

Q:	How can I vote?

A:           All holders of Lilis common stock and Series A 8% Convertible Preferred Stock of record as of the close of business on April 20, 2016, the record date for determining the stockholders entitled to notice of and to vote at Lilis’s annual meeting, can vote their shares if they are represented by proxy or present in person at Lilis’s annual meeting. If you hold your shares through your broker in “street name,” you may direct your broker or nominee to vote by proxy, but you may not vote in person at the Lilis annual meeting unless you first obtain from your broker or nominee a letter recognizing you as the beneficial owner of your shares. If you return a properly signed proxy card, the proxy holders will vote your shares as you direct. If your proxy card does not specify how you want to vote your shares, the proxy holders will vote your shares as recommended by Lilis’s board of directors with regard to all proposals.

If you plan to attend Lilis’s annual meeting, please mark the appropriate box on the proxy card and return the proxy card promptly. If you are a stockholder of record, you will only be admitted once Lilis verifies your share ownership. If you are a beneficial owner, you will only be admitted upon presentation of evidence of your beneficial holdings, such as a bank or brokerage firm account statement.

All holders of Brushy common stock of record as of the close of business on [-], 2016, the record date for determining common stockholders entitled to notice of and to vote at Brushy’s special meeting, can vote their shares if they are represented by proxy or present in person at Brushy’s special meeting. If you hold your shares through your broker in “street name,” you may direct your broker or nominee to vote by proxy, but you may not vote in person at Brushy’s special meeting unless you first obtain from your broker or nominee a letter recognizing you as the beneficial owner of your shares. If you return a properly signed proxy card, the proxy holders will vote your shares as you direct. If your proxy card does not specify how you want to vote your shares, the proxy holders will vote your shares as recommended by Brushy’s board of directors with regard to all proposals.

If you plan to attend Brushy’s special meeting, please mark the appropriate box on the proxy card and return the proxy card promptly. If you are a stockholder of record, you will only be admitted once Brushy verifies your share ownership. If you are a beneficial owner, you will only be admitted upon presentation of evidence of your beneficial holdings, such as a bank or brokerage firm account statement.

Q:	What happens if I sell my shares after the record date but before the stockholder meeting?

A:           The record date for the Lilis annual meeting is earlier than the date of the Lilis annual meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer shares of Lilis common stock or Series A 8% Convertible Preferred Stock after the record date but before the date of the Lilis annual meeting, you will retain your right to vote those shares at the Lilis annual meeting.

The record date for the Brushy special meeting is earlier than the date of the Brushy special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer shares of Brushy common stock after the record date but before the date of the Brushy special meeting, you will retain your right to vote those shares at the Brushy special meeting. However, you will not have the right to receive the merger consideration in respect of those shares. In order to receive the merger consideration, you must hold your shares through completion of the merger.

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Q:	What constitutes a quorum?

A:           The Lilis bylaws provide that a majority of Lilis’s stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, constitutes a quorum at a meeting of its stockholders for the transaction of business.

The Brushy bylaws provide that a majority of the outstanding shares of Brushy common stock entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of its stockholders.

Shares that are voted and shares abstaining from voting are treated as being present at each of the Lilis annual meeting and the Brushy special meeting, as applicable, for purposes of determining whether a quorum is present.

If you do not submit your proxy by telephone, the Internet, or return your signed proxy card(s) by mail or vote in person at your stockholder meeting, it will be more difficult for Lilis and Brushy to obtain the necessary quorum to hold their respective stockholder meetings and to obtain the stockholder approvals necessary for the completion of the merger.

Q:	What vote is required to approve the proposals at Lilis’s annual meeting and Brushy’s special meeting?

A:           Approval and adoption of the merger agreement and the transactions contemplated thereby, and the approval of the proposals related to (i) the approval and adoption of the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, as set forth in Proposal 2, (ii) the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures, as set forth in Proposal 3, (iii) the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock, as set forth in Proposal 5, (iv) the approval of the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase common stock, as set forth in Proposal 7, (vi) the advisory vote on named executive officer compensation, as set forth in Proposal 9, (vii) the ratification of the selection of Marcum LLP as the independent registered public accountant of the Company for 2016, as set forth in Proposal 10, and (viii) the authorization of the Lilis’s board of directors to adjourn the annual meeting, each requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on such matters, provided that a quorum exists at the annual meeting.

In the case of the proposal to approve the election of directors, as set forth in Proposal 8, the five nominees who receive the greatest number of votes cast (plurality) will be elected as directors.

The approval of the proposal related to the Lilis Stock Split, as set forth in Proposal 6, requires the affirmative vote of a majority of the issued and outstanding shares of Lilis common stock.

The approval of the proposal related to the amendment of Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, as set forth in Proposal 4, requires the affirmative vote of a majority of the issued and outstanding shares of Lilis Series A 8% Convertible Preferred Stock.

Because of their mutual dependence, if the proposal to approve and adopt the merger agreement or the proposals related to (i) the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, as set forth in Proposal 2, (ii) the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures, as set forth in Proposal 3, (iii) the amendment of Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, as set forth in Proposal 4, and (iv) the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock, as set forth in Proposal 5, are not all approved, then none will be deemed to have been approved.

Approval of the proposal by Brushy to approve and adopt the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Brushy common stock. The proposal to authorize Brushy’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement at the time of the special meeting each requires the affirmative vote of the holders of at least a majority of the outstanding shares of Brushy common stock represented in person or by proxy at the special meeting and entitled to vote on such proposal.

Your vote is important. We encourage you to submit your proxy as promptly as possible.

Q:	How will votes cast by proxy or in person at the Lilis annual meeting and Brushy special meeting be counted?

A:           Votes cast by proxy or in person at Lilis’s annual meeting will be counted by the person Lilis appoints to act as election inspector for the meeting. Votes cast by proxy or in person at Brushy’s special meeting will be counted by the person Brushy appoints to act as election inspector for the meeting.

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Q.	How will Brushy’s significant stockholders vote the shares owned by them?

A:            Brushy, Lilis and Merger Sub have entered into a voting agreement with certain stockholders of Brushy, which own approximately 6,270,534 shares of Brushy common stock or approximately 49% of the outstanding Brushy common stock as of the record date of the Brushy special meeting of stockholders. SOSventures, LLC. SOSventures currently owns 4,095,756 shares of Brushy common stock or approximately 32% of the outstanding Brushy common stock as of the record date of the Brushy special meeting of stockholders. Longview Marquis Fund LP, LMIF Investments LLC and SMF investments, LLC, or collectively referred to as the Longview Entities, collectively own 2,174,778 shares of Brushy common stock or approximately 17% of the outstanding Brushy common stock as of the record date of the Brushy special meeting of stockholders. The voting agreements provide that each of SOSventures and the Longview Entities will, among other things, vote its shares of Brushy’s common stock for the approval of the merger agreement and against any alternative proposal and comply with certain restrictions on the disposition of its shares. For more information regarding these voting agreements, see “Voting Agreements” beginning on page 114.

Q:	If my shares of Lilis common stock or Series A 8% Convertible Preferred Stock are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares for me? What happens if I do not vote for a proposal?

A:           Unless you instruct your broker or other nominee how to vote your shares of Lilis common stock or Series A 8% Convertible Preferred Stock, as applicable, held in street name, your shares will NOT be voted. This is referred to as a “broker non-vote.” If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in street name), you must provide your broker or other nominee with instructions on how to vote your shares. Please follow the voting instructions provided by your broker or other nominee on the enclosed voting instruction card. You should also be aware that you may not vote shares of Lilis common stock or Series A 8% Convertible Preferred Stock, as applicable, held in street name by returning a proxy card directly to Lilis or Brushy or by voting in person at the Lilis or Brushy stockholder meetings unless you provide a “legal proxy,” which you must obtain from your broker or other nominee.

If you are a Lilis stockholder, abstentions and broker non-votes will be counted in determining the presence of a quorum. In the case of the proposal to approve the election of directors, as set forth in Proposal 8, the five nominees who receive the greatest number of votes cast (plurality) will be elected as directors. As a result, abstentions and broker non-votes will have no effect on the outcome this proposal. In the case of the proposals to approve and adopt the amendment of Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, as set forth in Proposal 4, and ratify and approve the Lilis Stock Split, as set forth in Proposal 6, abstentions and broker non-votes will have the same effect as votes cast AGAINST such proposals. In the case of the proposals to approve and adopt the merger agreement and the transactions contemplated thereby, approve and adopt the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, as set forth in Proposal 2, approve the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures, as set forth in Proposal 3, approve the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock, as set forth in Proposal 5, approve the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase common stock, as set forth in Proposal 7, approve the advisory vote on named executive officer compensation, as set forth in Proposal 9, approve the ratification of the selection of Marcum LLP as the independent registered public accountant of the Company for 2016, as set forth in Proposal 10, and to authorize Lilis’s board of directors to adjourn the annual meeting, abstentions will have the same effect as votes cast AGAINST such proposals, whereas broker non-votes will have no effect on the outcome such proposals.

If you are a Brushy stockholder, abstentions and broker non-votes will be counted in determining the presence of a quorum. Abstentions and broker non-votes will have the same effect as votes cast AGAINST the proposal to approve and adopt the merger agreement. In the case of the proposal to authorize Brushy’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement at the time of the special meeting abstentions will have the same effect as votes cast AGAINST such proposals, whereas broker non-votes will have no effect on the outcome such proposals.

Q:	If I am a Brushy stockholder, should I send in my stock certificates with my proxy card?

A:           NO. Please DO NOT send your Brushy stock certificates with your proxy card. If the merger is approved and adopted, you will be sent written instructions for exchanging your stock certificates.

Q:	If I am a Lilis stockholder, should I send in my stock certificates with my proxy card?

A:           NO. Please DO NOT send your Lilis stock certificates with your proxy card.

Q:	What are the material U.S. federal income tax consequences of the merger to Brushy stockholders?

A: Lilis and Brushy have structured the merger with the intent that it qualify as a “reorganization” under Sections 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, which is referred to as the Code. The qualification of the merger as a reorganization depends on the application of numerous technical requirements, including whether Brushy stockholders will receive a sufficient amount of Lilis common stock to satisfy the “control” test applicable to reorganizations under Section 368(a)(2)(E) of the Code, and whether after the merger Brushy is considered as holding “substantially all” of its assets. Lilis and Brushy anticipate that it will not be possible to determine whether the control test will be satisfied until after the closing of the merger. Accordingly, neither Brushy nor Lilis can assure you at this time that the merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code. Further, even if Lilis and Brushy later determine to take the position that the merger so qualifies, neither Lilis nor Brushy can assure you that the IRS will accept the treatment of the merger as a “reorganization.” If the IRS were to challenge such treatment and successfully contend that the merger failed to qualify as a reorganization, the merger would be a fully taxable transaction to Brushy stockholders. The requirements for reorganization treatment are discussed more fully below in “Certain Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 115.

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If for any reason the merger failed to qualify as a reorganization, the merger would be a fully taxable transaction to holders of Brushy common stock. In such case, holders of Brushy common stock generally would recognize gain or loss measured by the difference between the value of all consideration received by them in the merger and their tax basis in the shares of Brushy common stock surrendered in the merger. The aggregate tax basis in the Lilis common stock received pursuant to the merger generally would be equal to the fair market value of such stock at the time of the merger. The holding period of such Lilis common stock generally would begin on the date immediately following the date of the merger. The gain or loss recognized generally would be long-term capital gain or loss if the holder’s holding period for the Brushy common stock surrendered in the merger was more than one year.

Assuming the merger qualifies as a reorganization under Section 368 of the Code, and subject to the discussion set forth in “Certain Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 115, Brushy stockholders who exchange shares of Brushy common stock for shares of Lilis common stock pursuant to the merger generally should not recognize gain or loss in respect of the shares of Lilis common stock received in the exchange. However, if such Brushy stockholder additionally receives cash or other property in connection with the merger, such Brushy stockholder may recognize gain (but not loss) as a result of the merger in an amount equal to the lesser of the amount of the cash and the fair market value of such other property received in the merger or the excess, if any, of the sum of (i) the amount of cash, the fair market value of the Lilis common stock, and the fair market value of such other property received in the merger, over (ii) such holder’s tax basis in its Brushy common stock surrendered in exchange therefor. In addition, a taxable gain or loss may be recognized on the subsequent sale or disposition of shares of Lilis common stock received in the merger.

Tax matters are very complicated, and the tax consequences of the merger to a particular Brushy stockholder will depend in part on such stockholder’s circumstances and jurisdiction. Accordingly, Brushy stockholders should consult their tax advisors for a full understanding of the tax consequences of the merger, including the applicability and effect of federal, state, local and foreign income and other tax laws. For additional discussion of the tax treatment of the merger, see “Certain Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 115.

Q:	What are the material U.S. federal income tax consequences of the merger to Lilis stockholders?

A:           Lilis stockholders will not recognize a gain or loss as a result of the merger with respect to their Lilis shares, whether or not the merger qualifies as a reorganization under Section 368 of the Code.

Q:	Are there risks that I, as a Lilis stockholder, should consider in deciding to vote on the issuance of shares of Lilis common stock as contemplated by the merger agreement or, as a Brushy stockholder, should consider in deciding to vote on the adoption of the merger agreement?

A:           Yes. In evaluating the issuance of shares of Lilis common stock as contemplated by the merger agreement, or the adoption of the merger agreement and approval of the merger, you should carefully read this joint proxy statement/prospectus, including the factors discussed in the section entitled “Risk Factors” beginning on page 32 of this joint proxy statement/prospectus.

Q:	Are Brushy stockholders entitled to appraisal rights?

A:           Yes. Common stockholders of Brushy who do not vote in favor of the proposal of Brushy to approve and adopt the merger agreement will be entitled to dissent to the merger pursuant to Section 262 of the Delaware General Corporation Law, and obtain the fair value of the stockholders’ shares if such rights are properly demanded and perfected and not withdrawn or lost and the merger is completed.

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Q:	Are Lilis stockholders entitled to appraisal rights?

A:           No.

Q:	How does Lilis’s board of directors recommend that Lilis stockholders vote?

A:           Lilis’s board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Lilis and its stockholders, and (ii) approved the merger agreement, the merger and the other transactions contemplated thereby. For a more complete description of the recommendation of Lilis’s board of directors, see “The Merger— Recommendation of Lilis’s Board of Directors and Its Reasons for the Merger” beginning on page 21.

Lilis’s board of directors unanimously recommends that the stockholders of Lilis vote (i) “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby; (ii) “FOR” the proposal to approve and adopt the Lilis Energy, Inc. 2016 Omnibus Incentive Plan; (iii) “FOR” the proposal to approve full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures; (iv) “FOR” the proposal to approve and adopt the amendment to Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock; (v) “FOR” the proposal to approve full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock; (vi) “FOR” the proposal to ratify and approve a reverse stock split of Lilis’s issued and outstanding common stock; (vii) “FOR” the proposal to approve the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock; (viii) “FOR” each of the five nominees for election to the Board to serve for one-year terms expiring at the 2017 annual meeting of stockholders and until their successors are duly elected and qualified; (ix) “FOR” the advisory vote on named executive officer compensation; (x) “FOR” the ratification of the selection of Marcum LLP as the independent registered public accountant of the Company for 2016; and (xi) “FOR” the proposal to authorize Lilis’s board of directors, in its discretion, to adjourn the annual meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the annual meeting.

Q:	How does Brushy’s board of directors recommend that Brushy’s stockholders vote?

A:           Brushy’s board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Brushy and its stockholders, (ii) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement, and (iii) approved the proposal to authorize Brushy’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Brushy’s board of directors unanimously recommends that Brushy’s stockholders vote “FOR” the proposal to approve and adopt the merger agreement, and “FOR” any proposal to authorize Brushy’s board of directors, in its discretion, to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to approve and adopt the merger agreement at the time of the special meeting. For a more complete description of the recommendation of Brushy’s board of directors, see “The Merger—Recommendation of Brushy’s Board of Directors and Its Reasons for the Merger” beginning on page 80.

Q:	How will Lilis stockholders be affected by the merger and share issuance?

A:           After the merger, each Lilis stockholder will continue to own the same number of shares of Lilis common stock that the stockholder held immediately prior to the merger. However, because Lilis will be issuing new shares of common stock to Brushy stockholders in the merger and pursuant to the proposals for the approval of the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures, the approval of the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock and the approval of the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock, each outstanding share of Lilis common stock immediately prior to the merger will represent a smaller percentage of the aggregate number of shares of Lilis common stock outstanding after the merger and approval of the aforementioned proposals. As a result of the merger and approval of the aforementioned proposals, each Lilis stockholder will own a smaller percentage of shares in a larger company with more assets.

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Q:	What do I need to do now?

A:           After you have carefully read this joint proxy statement/prospectus, please respond by completing, signing and dating your proxy card or voting instruction card and returning it in the enclosed preaddressed postage-paid envelope or, if available, by submitting your proxy by one of the other methods specified in your proxy card or voting instruction card as promptly as possible so that your shares of Lilis common stock, Lilis Series A 8% Convertible Preferred Stock, or Brushy common stock, as applicable, will be represented and voted at Lilis’s annual meeting or Brushy’s special meeting, as applicable.

Please refer to your proxy card or voting instruction card forwarded by your broker or other nominee to see which voting options are  available to you.

The method by which you submit a proxy will in no way limit your right to vote at Lilis’s annual meeting or Brushy’s special meeting, as applicable, if you later decide to attend the meeting in person. However, if your shares of Lilis common stock or Series A 8% Convertible Preferred Stock, as applicable, are held in the name of a broker or other nominee, you must obtain a legal proxy, executed in your favor, from your broker or other nominee, to be able to vote in person at Lilis’s annual meeting.

Q:	How will my proxy be voted?

A:           All shares of Lilis common stock and Series A 8% Convertible Preferred Stock entitled to vote and represented by properly completed proxies received prior to Lilis’s annual meeting, and not revoked, will be voted at Lilis’s annual meeting as instructed on the proxies. If you properly sign, date and return a proxy card, but do not indicate how your shares of Lilis common stock or Series A 8% Convertible Preferred Stock, as applicable, should be voted on a matter, the shares of Lilis common stock or Series A 8% Convertible Preferred Stock, as applicable, represented by your proxy will be voted as Lilis’s board of directors recommends and therefore: (a) with respect to shares of Lilis common stock (i) “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby, (ii) “FOR” the proposal to approve and adopt the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, (iii) “FOR” the proposal to approve full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures, (iv) “FOR” the proposal to approve full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock, (v) “FOR” the proposal to ratify and approve a reverse stock split of Lilis’s issued and outstanding common stock, (vi) “FOR” the proposal to approve the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock, (vii) “FOR” each of the five nominees for election to the Board to serve for one-year terms expiring at the 2017 annual meeting of stockholders and until their successors are duly elected and qualified; (viii) “FOR” the advisory vote on named executive officer compensation; (ix) “FOR” the ratification of the selection of Marcum LLP as the independent registered public accountant of the Company for 2016; and (x) “FOR” the proposal to authorize Lilis’s board of directors, in its discretion, to adjourn the annual meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the annual meeting; and (b) with respect to shares of Lilis Series A 8% Convertible Preferred Stock (i) “FOR” the proposal to approve and adopt the amendment to Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock and (ii) “FOR” the proposal to authorize Lilis’s board of directors, in its discretion, to adjourn the annual meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the annual meeting. If you do not provide voting instructions to your broker or other nominee, your shares of Lilis common stock or Series A 8% Convertible Preferred Stock, as applicable, will NOT be voted at the meeting and will be considered broker non-votes.

All shares of Brushy common stock entitled to vote and represented by properly completed proxies received prior to Brushy’s special meeting, and not revoked, will be voted at Brushy’s special meeting as instructed on the proxies. If you properly sign, date and return a proxy card to Brushy, but do not indicate how your shares of Brushy common stock should be voted on a matter, the shares of Brushy common stock represented by your proxy will be voted as Brushy’s board of directors recommends and therefore “FOR” the proposal to approve and adopt the merger agreement and “FOR” any proposal to authorize Brushy’s board of directors to adjourn the special meeting. If you do not provide voting instructions to Brushy, your shares of Brushy common stock will be voted “FOR” both proposals described above.

Q:	Can I revoke my proxy or change my vote after I have delivered my proxy?

A:           Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at Lilis’s annual meeting or Brushy’s special meeting, as applicable. If you are a holder of record, you can do this in any of the three following ways:

●	by sending a written notice of revocation, dated after the date of your proxy, to the Corporate Secretary of Lilis or the Corporate Secretary of Brushy, as applicable, at the address set forth below, in time to be received before Lilis’s annual meeting or Brushy’s special meeting, as applicable, stating that you would like to revoke your proxy;

●	by completing, signing and dating another proxy card, dated after the previous proxy, and returning it by mail in time to be received before Lilis’s annual meeting or Brushy’s special meeting, as applicable, or by submitting a later dated proxy by the Internet or telephone (in the case of Lilis stockholders) in which case your later-submitted proxy will be recorded and your earlier proxy revoked; or

●	by attending the Lilis annual meeting or the Brushy special meeting, as applicable, and voting in person. However, simply attending Lilis’s annual meeting or Brushy’s special meeting without voting will not revoke your proxy or change your vote.

If your shares of Lilis common stock or Series A 8% Convertible Preferred Stock, as applicable, are held in an account at a broker or other nominee and you desire to change your vote or vote in person, you should contact your broker or other nominee for instructions on how to do so.

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Q:	What should I do if I receive more than one set of voting materials for Lilis’s annual meeting?

A:           You may receive more than one set of voting materials for Lilis’s annual meeting, including multiple copies of this joint proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares of Lilis common stock or Series A 8% Convertible Preferred Stock, as applicable, in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record and your shares of Lilis common stock or Series A 8% Convertible Preferred Stock, as applicable, are registered in more than one name, you may receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive or if available, please submit your proxy by telephone or over the Internet.

Q:	What happens if I am a stockholder of both Lilis and Brushy?

A:           You will receive separate proxy cards for each company and must complete, sign and date each proxy card and return each proxy card in the appropriate preaddressed postage-paid envelope or, if available, by submitting a proxy by one of the other methods specified in your proxy card or voting instruction card for each company.

Q:	What if I desire to submit a proposal for action at Lilis’s annual meeting?

A:           Any stockholder of Lilis who desires to submit a proposal for action at Lilis’s annual meeting of stockholders, including the nomination of directors, and wishes to have such proposal included in Lilis’s proxy materials, must submit such Rule 14a-8 proposal to Lilis at its principal executive offices no later than 120 calendar days before the date of Lilis’s proxy statement released to stockholders in connection with the previous year’s annual meeting unless Lilis notifies the stockholders otherwise. Only those Rule 14a-8 proposals that are timely received by Lilis and proper for stockholder action (and otherwise proper) will be included in Lilis’s proxy materials.

Notice of a stockholder proposal submitted outside the processes of Rule 14a-8 for the Lilis’s annual meeting of stockholders will be considered untimely unless received by us no later than 45 days before the anniversary of the date on which Lilis first sent out proxy materials for Lilis’s annual meeting. In addition, if a stockholder intends to present a proposal or director nomination at an annual meeting without including the proposal in the proxy materials related to that meeting, and if the proposal does not comply with the applicable requirements for inclusion under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, then the proxy or proxies designated by Lilis’s board of directors for that meeting may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

Any notices regarding stockholder proposals must be received by Lilis at its principal executive offices at 216 16th Street, Suite #1350, Denver, Colorado 80202, Attention: Corporate Secretary.

Lilis knows of no other matter to be acted upon at the annual meeting other than what is set forth in this joint proxy statement/prospectus. However, if any other matters are properly brought before the meeting, the person named in the accompanying proxy card as proxy for the holders of Lilis’s common stock will vote thereon in accordance with their best judgment.

Q:	Who will bear the costs of proxy solicitation?

A:           Each company will bear the costs of soliciting proxies from its respective stockholders. Directors, officers and other employees and agents of each company not specially employed for this purpose may solicit proxies, without additional remuneration therefore, by personal interview, mail, telephone or other means of communication. Each company will request brokers and other fiduciaries to forward proxy soliciting material to the stockholders that are held of record by such brokers and fiduciaries and will reimburse such persons for their reasonable out-of-pocket expenses.

Q:	Who can I call with questions about the stockholder meetings, the merger and the other matters to be voted upon?

A:           If you have any questions about these matters or how to submit your proxy or voting instruction card, or if you need additional copies of this joint proxy statement/prospectus or the enclosed proxy card or voting instruction card, you should contact:

If you are a Lilis stockholder:

Lilis Energy, Inc.

216 16th Street, Suite #1350

Denver, Colorado 80202

(303) 893-9000

Attention: Corporate Secretary

If you are a Brushy stockholder:

Brushy Resources, Inc.

300 E. Sonterra, Suite 1220

San Antonio, TX 78258 (210) 999-5400

Attention: Corporate Secretary

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CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, intentions, future performance and business of each of Lilis and Brushy that are not historical facts and are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of the management of the companies and on the information currently available to such management. Forward-looking statements include information concerning possible or assumed future results of Lilis, Brushy and the combined company and may be preceded by, followed by, or otherwise include the words “probable,” “may,” “expect,” “estimate,” “project,” “plan,” “believe,” “intend,” “achievable,” “anticipate,” “will,” “continue,” “potential,” “should,” “could” or similar expressions. These statements occur in, among other places:

●	“Questions and Answers About the Merger;”

●	“Summary—Selected Condensed or Consolidated Historical Financial Data of Lilis” and “—Selected Condensed or Consolidated Historical Financial Data of Brushy;”

●	“Risk Factors;”

●	“The Merger—Background of the Merger;” “—Recommendation of Lilis’s Board of Directors and Its Reasons for the Merger;” and “— Recommendation of Brushy’s Board of Directors and Its Reasons for the Merger;”

●	“The Merger—Opinion of ROTH to the Brushy Board of Directors,”

●	“Unaudited Pro Forma Condensed Combined Financial Information;” and

●	Statements contained elsewhere in this joint proxy statement/prospectus concerning Lilis’s and Brushy’s plans for the combined company’s growth and future operations or financial position.

These forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from those contemplated in the forward- looking statements due to, among others, the factors discussed under “Risk Factors” beginning on page 32 of this joint proxy statement/prospectus, as well as the following factors:

●	the possibility that the companies may be unable to obtain stockholder approvals required for the merger;

●	the possibility that problems may arise in successfully integrating the businesses of the two companies;

●	the possibility that the merger may involve unexpected costs;

●	the possibility that the businesses may suffer as a result of uncertainty surrounding the merger;

●	the possibility that the industry may be subject to future regulatory or legislative actions (including any additional taxes);

●	the volatility in commodity prices for oil, gas and natural gas liquids, and in the supply of and demand for oil and natural gas;

●	the presence or recoverability of estimated oil, gas and natural gas liquids reserves and the actual future production rates and associated costs;

●	the ability of the combined company to replace oil, gas and natural gas liquids reserves;

●	environmental risks;

●	drilling and operating risks;

●	exploration and development risks;

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●	competition;

●	the ability of the combined company’s management to execute its plans to meet its goals;

●	the ability of the combined company to retain key members of its senior management and key employees;

●	the combined company’s ability to generate sufficient cash flow from operations, borrowings or other sources to fully execute its business plan;

●	general economic conditions, whether internationally, nationally or in the regional and local market areas in which Lilis and Brushy conduct their businesses, may be less favorable than expected, including the possibility that economic conditions in the United States will worsen and that capital markets are disrupted, which could adversely affect demand for oil and natural gas and make it difficult to access financial markets; and

●	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our business, operations or pricing.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Lilis. See “Where You Can Find More Information” beginning on page 195 of this joint proxy statement/prospectus.

Forward-looking statements speak only as of the date of this joint proxy statement/prospectus. All subsequent written and oral forward-looking statements concerning the merger or other matters addressed in this joint proxy statement/prospectus and attributable to Lilis, Brushy, the combined company or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, neither Lilis nor Brushy undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

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SUMMARY

The following summary highlights some of the information contained in this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. For a more complete description of the merger agreement, the merger and the other transactions contemplated thereby, Lilis and Brushy encourage you to read carefully this entire joint proxy statement/prospectus, including the attached Annexes. We have defined certain oil and gas industry terms used in this joint proxy statement/prospectus in the “Glossary of Oil and Gas Terms” beginning on page 197.

The Companies

(Pages [—] and [—])

Lilis Energy, Inc.

216 16th Street, Suite #1350

Denver, Colorado 80202 (303) 893-9000

Lilis is a Denver-based upstream independent oil and gas company engaged in the acquisition, drilling and production of oil and natural gas properties and prospects. Lilis was incorporated in August of 2007 in the State of Nevada as Universal Holdings, Inc. In October 2009, Lilis changed its name to Recovery Energy, Inc. and in December 2013, to Lilis Energy, Inc.

Lilis’s current operating activities are focused on the Denver-Julesburg Basin, or the DJ Basin, in Colorado, Wyoming and Nebraska. Lilis’s business strategy is designed to maximize shareholder value by leveraging the knowledge, expertise and experience of its management team and via the future exploration and development of the approximately 16,000 net acres of developed and undeveloped acreage that are currently held by Lilis, primarily in the northern DJ Basin.

Lilis Merger Sub, Inc.

216 16th Street, Suite #1350

Denver, Colorado 80202 (303) 893-9000

Merger Sub is a Delaware corporation and a direct wholly owned subsidiary of Lilis and was formed solely for the purpose of consummating the merger. Merger Sub has not carried on any activities to date, except for activities incidental to formation and activities undertaken in connection with the merger.

Brushy Resources, Inc.

300 E. Sonterra, Suite 1220

San Antonio, Texas 78258 (210) 999-5400

Overview

Brushy is an independent energy company engaged primarily in the exploration for, and development of, natural gas and crude oil reserves. Brushy generates revenue and cash flows from two primary sources: investing activities and the proceeds from the sale of oil and gas production on properties Brushy holds or participates in.

As of February 1, 2016, Brushy owned interests in 118 producing oil and natural gas wells, with 18 wells in the Crittendon Field. Brushy operates 114 or 97% of those wells. Brushy’s oil and natural gas production for 2015 consisted of 152,273 bbls of oil and 676,847 Mcf of gas.

Brushy began 2015 with estimated proved reserves of 5,788 MBOE with 1,432 MBOE allocated to the Crittendon Field, and ended the year with 1,130 MBOE, with 770 MBOE allocated to the Crittendon Field.

Pre-Merger Strategy

Brushy’s goal is to increase stockholder value by building reserves, production and cash flows at an attractive return on invested capital, while continuing to drill out their existing reserve base. Brushy seeks to achieve its goals through the following strategies:

•	Develop non-producing properties (“PDNPs”) and proven undeveloped reserves (“PUDs”) in core areas located in Texas, New Mexico and Oklahoma. Brushy has established core acreage positions in Texas where they have built up a drilling inventory throughout oil-rich plays. Since the majority of Brushy’s acreage is held by production, Brushy has the flexibility to develop its acreage in a disciplined manner in order to maximize economics, as well as resource recovery from the assets. Brushy’s development and production projects are economic at current commodity prices. However, Brushy currently does not have sufficient capital to develop its reserves. If Brushy can obtain new financing and their projects remain economic, Brushy will continue to exploit these opportunities.
•	Optimize their vertical drilling program and capture potential horizontal development opportunities. Brushy believes opportunities for increased well density exist across Brushy’s acreage base for both their horizontal and vertical drilling programs and that horizontal drilling may be economical in areas where vertical drilling is currently not economical or logistically viable. Brushy intends to target multiple benches within the Delaware Basin with horizontal wells and believes their horizontal drilling program may significantly increase their recoveries per section as compared to drilling vertical wells alone.

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•	Maintain financial discipline and flexibility. As an operator, Brushy leverages advanced technologies and integrates the experience of their management and technical teams. Brushy believes their team demonstrates financial discipline that is achieved by their approach to evaluating and analyzing prospects, along with prior drilling and completion results, before allocating capital. This discipline is reflected in the improvements Brushy’s management team has attained on reducing overall unit costs. When Brushy is not the operator, Brushy proactively engages with the operators in an effort to ensure similar financial discipline. Additionally, Brushy conducts its own internal geological and engineering studies on these prospects and provides input on the drilling, completion and operation of many of these non-operated wells pursuant to their agreements and relationships with the operators. Brushy’s management focuses on maintaining a conservative balance sheet while trying to best optimize the overall capital structure to provide the best balance of risk and return potential. Brushy also have a hedge program in place to mitigate risks.
•	Pursue additional leasing and strategic acquisitions. Brushy’s management team’s familiarity with their key operating areas, experience with unique and distressed transactions, and a broad contact base across both operators and financial sponsors enables Brushy to identify high-return acquisition opportunities at attractive prices.

Brushy produces from operated oil and natural gas wells in the liquids rich, oil-bearing window of the Eagle Ford trend of South Texas and the nearby, oil-prone Giddings Field where in combination Brushy controls 15,260 gross acres (13,970 net acres). Brushy also operates acreage in the Delaware Basin located in the Crittendon Field and controls 7,217 gross acres (3,458 net acres).

Brushy’s total proved reserves, based on January 1, 2016 independent reserve estimate report, were 1,130 MBOE, (with 770 MBOE allocated to the Crittendon Field), consisting of 2,769 MMcf of natural gas, 669 Mbbl of oil. The PV-10 of Brushy’s proved reserves at January 1, 2016 was $14.7 million based on the average of the beginning of each month prices through December 2015 of $50.16 per Bbl for oil and condensate and $2.63 per MMBtu for natural gas. At January 1, 2016, 100% of Brushy’s estimated proved reserves were proved developed reserves and 59% of estimated proved reserves were oil and condensate. Brushy’s average daily production for the last month ending December 31, 2015 was 543 BOE per day.

PV-10 estimated proved reserves is a non-GAAP financial measure as defined in Item 10(e) of Regulation S-K and is defined on page 3 of the Brushy annual report on Form 10-K for the fiscal year ended December 31, 2015, or the 2015 Brushy Form 10-K. Reconciliation to the most directly comparable GAAP financial measure (standardized measure of discounted future net cash flows) is found in the table on page 35 of the 2015 Brushy Form 10-K. Brushy believes that PV-10 value provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies.

As part of this pre-merger strategy, Brushy focused on the following areas:

Giddings – Bastrop and Bigfoot – Texas

Brushy controls about 12,300 gross acres (11,000 net acres) located within the Eagle Ford trend. Giddings Field is spread across Bastrop, Burleson, Brazos, Fayette, Lee, and Gonzales counties. Brushy also controls the Bigfoot Area which is about 3,000 gross acres across Frio and Atascosa counties in southern Texas. As a condition to the merger agreement, Brushy is obligated to convey Giddings Field and the Bigfoot Area, which Brushy refers to collectively as the Giddings Field Assets, to SOSventures in exchange for a release of Brushy’s obligations under its subordinated credit agreement with SOSventures, dated March 29, 2013, as amended, which is referred to as the SOSventures Credit Agreement.

Delaware Basin – Winkler Counties – Texas and Lea County, New Mexico

In Winkler and Loving Counties, Texas Brushy controls about 5,160 gross acres (3,264 net acres). In Lea County, New Mexico Brushy started producing the Mexico P #1 Federal well on September 12, 2015 and now holds 520 gross acres (504.7 net acres) by production.

The Structure of the Merger

Lilis and Brushy have agreed to combine their businesses pursuant to the merger agreement described in this joint proxy statement/prospectus. Pursuant to the merger agreement, Merger Sub will merge with and into Brushy, with Brushy surviving the merger as a wholly-owned subsidiary of Lilis.

The merger agreement, as amended, is attached as Annexes A.1, A.2 and A.3 to this joint proxy statement/prospectus and is incorporated by reference herein. Lilis and Brushy encourage you to read the merger agreement in its entirety because it is the legal document that governs the merger.

For more information regarding “The Structure of the Merger”, see “The Merger Agreement— The Structure of the Merger” beginning on page [—].

Merger Consideration

Upon completion of the merger, each share of Brushy’s common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive an amount of shares of Lilis’s common stock such that the former shareholders of Brushy will represent approximately 50% of the then- outstanding shares of Lilis’s common stock after the closing of the merger (without taking into account outstanding restricted stock units or options or warrants to purchase shares of Lilis’s common stock). For more information regarding “Merger Consideration”, see “The Merger Agreement—Merger Consideration” beginning on page [—].

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Treatment of Brushy Options

Each option to purchase shares of Brushy’s common stock that is outstanding immediately prior to the effective time of the merger will, upon the closing of the merger, be cancelled and retired, cease to exist and be of no further force and effect. For more information regarding “Treatment of Brushy Options”, see “The Merger Agreement— Treatment of Brushy Options” beginning on page [—].

Treatment of Brushy Warrants

Each warrant to purchase shares of Brushy’s common stock that is outstanding immediately prior to the effective time of the merger will, upon the closing of the merger, be cancelled and retired, cease to exist and be of no further force and effect.

As a condition to closing of the merger, Lilis will issue a warrant to SOSventures to purchase 2,000,000 shares of Lilis’s common stock, subject to adjustments for stock splits, at an exercise price of $2.50, which we refer to herein as the SOS Warrant. The exercise price is subject to adjustments for certain share issuances within 9- months after the closing of the merger. The warrant is only exercisable for cash and for a period of 2-years. For more information regarding “Treatment of Brushy Warrants”, see “The Merger Agreement—Treatment of Brushy Warrants” beginning on page [—].

Directors and Executive Officers of Lilis and Brushy After the Merger

The directors and executive officers of Brushy prior to the merger will resign as directors and executive officers of Brushy as part of the closing of the merger. The directors and executive officers of Lilis prior to the merger will remain the same at the closing of the merger, except that: Peter Benz and Mike Pawelek are expected to be appointed as directors of Lilis and Mike Pawelek and Ed Shaw are expected to be appointed as President and Chief Operating Officer of Lilis, respectively.

Information concerning the above board nominees and the officers expected to be appointed to serve Lilis upon closing of the merger is set forth in detail under “Management of Lilis Following the Merger” beginning on page [—].

Effective Time of the Merger

Lilis and Brushy expect the closing of the merger to occur in the first half of 2016. However, the merger is subject to the satisfaction or waiver of other conditions, and it is possible that factors outside the control of Lilis and Brushy could result in the merger being completed at an earlier time, a later time or not at all. If the merger has not been completed on or before May 31, 2016, either Lilis or Brushy may terminate the merger agreement unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligations under the merger agreement or a material breach of the merger agreement by such party. For more information regarding “Effective Time of the Merger”, see “The Merger Agreement— Effective Time of the Merger” beginning on page [—].

Completion of the Merger is Subject to Certain Conditions

A number of conditions must be satisfied or waived, where legally permissible, before the merger can be consummated. These include, among others:

●	approval of the merger agreement by Lilis and Brushy stockholders;

●	absence of any statute, rule, order, decree, or regulation, and of any action taken by any court or other governmental entity, which temporarily, preliminarily, or permanently restrains, precludes, enjoins, or otherwise prohibits the consummation of the merger or makes the consummation of the merger illegal;

●	effectiveness of this Form S-4, of which this joint proxy statement/prospectus is a part, and absence of any stop order or proceedings for such purpose pending before or threatened by the SEC;

●	a new equity incentive plan shall have been adopted by Lilis;

●	Lilis shall take all actions necessary and desirable in order to have completed a capital raise of at least $15,000,000;

●	the accuracy of the representations and warranties of Lilis and Brushy in the merger agreement, subject to certain materiality thresholds;

●	the performance in all material respects by each of Lilis and Brushy of its respective covenants required to be performed by it under the merger agreement at or prior to the closing date;

●	receipt of certificates by executive officers of each of Lilis and Brushy to the effect that the conditions described in the preceding two bullet points have been satisfied;

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●	Lilis and Brushy shall each have obtained any consents, approvals and waivers to the merger required of any third party;

●	dissenting shares, if any, shall constitute less than 10% of the issued and outstanding common stock of Brushy;

●	absence of any suit, action, or proceeding by any court or other governmental entity seeking to restrain, preclude, enjoin, or prohibit the merger or any of the other transactions contemplated by the merger agreement;

●	the execution and delivery of: (i) an assignment agreement by an affiliate of SOSventures pursuant to which the Giddings Field Assets are assigned from Brushy to such affiliate, (ii) a joint operating agreement between Lilis and an affiliate of SOSventures to be entered into in connection with the GF Asset Assignment Agreement, (iii) a participation agreement between Lilis and an affiliate of SOSventures to be entered into in connection with the GF Asset Assignment Agreement, (iv) a subordinated promissory note from Lilis to SOSventures in the principal amount of $1,000,000, and (v) the issuance of a warrant to purchase 2,000,000 shares of Lilis common stock to SOS;

●	the payment of $500,000 by Lilis to SOSventures;

●	Lilis shall have completed the conversion of its outstanding 8% Senior Secured Convertible Debentures into 13,692,930 shares of Lilis’s common stock;

●	Lilis shall have completed the conversion of the Lilis Series A 8% Convertible Preferred Stock into 15,000,000 shares of Lilis’s common stock;

●	Lilis shall have completed a reverse stock split, which we refer to as the Lilis stock split;

●	Lilis shall have maintained its Nasdaq listing; and

●	the settlement or termination of the subordinated debt owed by Brushy to SOSventures pursuant to the Credit Agreement, dated July 25, 2013, between Starboard Resources, Inc. and SOSventures, as amended.

Neither Lilis nor Brushy can give any assurance as to when or if all of the conditions to the consummation of the merger will be satisfied or waived or that the merger will occur. For more information regarding the foregoing, see “The Merger Agreement—Conditions to the Closing of the Merger” beginning on page [—].

Termination of the Merger Agreement; Fees Payable

In general, the merger agreement may be terminated at any time prior to the effective time of the merger in the following ways, subject to certain exceptions discussed in “The Merger Agreement—Termination of the Merger Agreement”:

●	by mutual written agreement of Lilis and Brushy;

●	by either Lilis or Brushy:

●	if the merger is not completed on or before May 31, 2016, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligation under the merger agreement or a material breach of the merger agreement by such party;

●	if any court or other governmental entity shall have issued a statute, rule, order, decree or regulation or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the merger or making the merger illegal;

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●	if the Brushy stockholders fail to approve and adopt the merger agreement by the requisite vote; or

●	if the Lilis stockholders fail to approve and adopt the merger agreement by the requisite vote.

●	by Lilis if there has been a material breach of any of the representations, warranties, covenants or agreements set forth in the merger agreement on the part of Brushy, which breach has not been cured prior to the earlier of 30 days following receipt by Brushy of a written notice from Lilis or May 31, 2016; or

●

by Brushy if there has been a material breach of any of the representations, warranties, covenants or agreements set forth in the merger agreement on the part of Lilis, which breach has not been cured prior to the earlier of 30 days following receipt by Brushy of a written notice from Brushy or May 31, 2016; or

●	by Lilis, if Brushy has breached or failed to perform in any material respect any of its covenants or other agreements to not solicit alternative transactions, or an adverse recommendation change has occurred with respect to Brushy or Brushy’s board of directors or any committee thereof has resolved to make an adverse recommendation change;

●	by Brushy, if Lilis has breached or failed to perform in any material respect any of its covenants or other agreements to not solicit alternative transactions, or an adverse recommendation change has occurred with respect to Lilis or Lilis’s board of directors or any committee thereof has resolved to make an adverse recommendation change;

●	by Brushy, if, prior to receipt of the Brushy stockholders’ approval, Brushy receives a superior offer, resolves to accept such superior offer, complies with the termination fee payment obligations and gives Brushy at least four business days’ prior written notice of its intention to terminate; and

●	by Lilis, if Lilis receives a superior offer, resolves to accept such superior offer, complies with the termination fee payment obligations and gives Lilis at least four business days’ prior written notice of its intention to terminate.

Except for the termination fee set forth in the merger agreement and as described below, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated therein shall be paid by the party incurring such costs or expenses.

Under the merger agreement, Lilis may be required to pay to Brushy or Brushy may be required to pay Lilis a termination fee of $1.2 million if the merger agreement is terminated under certain circumstances. In addition, if the merger agreement is terminated under certain circumstances unrelated to a breach or failure to perform, as applicable, of Lilis’s representations, warranties, covenants or other agreements contained in the merger agreement or as a result of a superior proposal, Brushy may be required to pay to Lilis an amount equal to the refundable deposit, which is $2 million, subject to further increases as mutually agreed upon between the parties.

For more information regarding the rights of Lilis and Brushy to terminate the merger agreement or termination fees, see “The Merger Agreement— Termination of the Merger Agreement” beginning on page [—].

Regulatory Filings and Approvals Required to Complete the Merger

Neither Lilis nor Brushy is aware of any material governmental or regulatory approvals required for the completion of the merger and compliance with the applicable corporate law of the States of Nevada and Delaware.

Lilis Annual Meeting of Stockholders

The annual meeting of the stockholders of Lilis will be for the following purposes:

1.	To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of December 29, 2015, as amended on January 20, 2016 and March 24, 2016, and as it may be further amended from time to time, by and among Lilis, Merger Sub and Brushy Resources, Inc., a Delaware corporation, referred to as Brushy, and the transactions contemplated thereby;

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2.	To approve and adopt the Lilis Energy, Inc. 2016 Omnibus Incentive Plan;

3.	To approve the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures;

4.	To approve and adopt the amendment to Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock;

5.	To approve the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock;

6.	To ratify and approve a reverse stock split of Lilis’s issued and outstanding common stock;

7.	To approve the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock;

8.	To elect five directors for one-year terms expiring at the 2017 annual meeting of stockholders and until their successors are duly elected and qualified;

9.	To conduct a non-binding advisory vote on the compensation of our named executive officers;

10.	To ratify the selection of Marcum LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2016; and

11.	To consider and vote on any proposal to authorize Lilis’s board of directors, in its discretion, to adjourn the annual meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the annual meeting.

Lilis does not expect to transact any other business at the annual meeting. Lilis’s board of directors has fixed the close of business on April 20, 2016 as the record date for determining those Lilis stockholders entitled to vote at the annual meeting and any adjournment or postponement thereof. Accordingly, only stockholders of record at the close of business on that date are entitled to notice of, and to vote at, the annual meeting. A complete list of the Lilis stockholders will be available for examination at the offices of Lilis in Denver, Colorado during ordinary business hours for a period of 10 days prior to the annual meeting.

Approval and adoption of the merger agreement and the transactions contemplated thereby, and the approval of the proposals related to (i) the approval and adoption of the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, as set forth in Proposal 2, (ii) the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures, as set forth in Proposal 3, (iii) the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock, as set forth in Proposal 5, (iv) the approval of the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase common stock, as set forth in Proposal 7, (v) the advisory vote on named executive officer compensation, as set forth in Proposal 9, (vi) the ratification of the selection of Marcum LLP as the independent registered public accountant of the Company for 2016, as set forth in Proposal 10, and (vii) the authorization of the Lilis’s board of directors to adjourn the annual meeting, each requires the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on such matters, provided that a quorum exists at the annual meeting. In the case of the proposal to approve the election of directors, as set forth in Proposal 8, the five nominees who receive the greatest number of votes cast (plurality) will be elected as directors. The approval of the proposal related to the Lilis Stock Split, as set forth in Proposal 6, requires the affirmative vote of a majority of the issued and outstanding shares of Lilis common stock. The approval of the proposal related to the amendment of Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, as set forth in Proposal 4, requires the affirmative vote of a majority of the issued and outstanding shares of Lilis Series A 8% Convertible Preferred Stock.

Because of their mutual dependence, if the proposal to approve and adopt the merger agreement or the proposals related to (i) the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, as set forth in Proposal 2, (ii) the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures, as set forth in Proposal 3, (iii) the amendment of Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, as set forth in Proposal 4, and (iv) the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock, as set forth in Proposal 5, are not all approved, then none will be deemed to have been approved.

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The board of directors of Lilis recommends that Lilis stockholders vote “FOR” each of the proposals to be voted on at the annual meeting.

For more information regarding the Lilis Annual Meeting of Stockholders, see “Lilis Annual Meeting” beginning on page [—].

Brushy Special Meeting of Stockholders

The special meeting of the stockholders of Brushy will be for the following purposes:

1.	To consider and vote on the proposal to approve and adopt the merger agreement, as it may be amended from time to time, and the transactions contemplated by the merger agreement; and

2.	To consider and vote on the proposal to adjourn the Brushy special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal regarding the merger.

Brushy’s board of directors has fixed the close of business on [-], 2016 as the record date for determining the holders of shares of Brushy common stock entitled to receive notice of and to vote at the Brushy special meeting and any adjournments or postponements thereof. Each holder of shares of Brushy common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the Brushy special meeting and at any adjournment or postponement thereof. In order for Brushy to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of Brushy common stock entitled to vote at the meeting must be present.

The approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Brushy common stock. The affirmative vote of a majority of the votes cast by holders of Brushy common stock at the Brushy special meeting is required to approve the proposal to adjourn the Brushy special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Brushy special meeting to approve and adopt the merger agreement.

For more information regarding the Brushy Meeting of Stockholders, see “Brushy Special Meeting” beginning on page [—].

Voting Agreements

Brushy, Lilis and Merger Sub have entered into a voting agreement with certain stockholders of Brushy, which own approximately 6,270,534 shares of Brushy common stock or approximately 49% of the outstanding Brushy common stock as of the record date of the Brushy special meeting of stockholders. SOSventures currently owns 4,095,746 shares of Brushy common stock or approximately 32% of the outstanding Brushy common stock as of the record date of the Brushy special meeting of stockholders. The Longview Entities collectively own 2,174,778 shares of Brushy common stock or approximately 17% of the outstanding Brushy common stock as of the record date of the Brushy special meeting of stockholders. The voting agreements provide, among other things, that each such significant stockholder will, among other things, (i) vote its shares of Brushy’s common stock for the approval of the merger agreement and against any alternative proposal, and (ii) comply with certain restrictions on the disposition of its shares, subject to the terms and conditions contained in the Voting Agreement. Each such significant stockholder has also granted an irrevocable proxy in favor of Lilis and Brushy to vote its shares or other equity interests as required.

For more information regarding these voting agreements, see “Voting Agreements” on page [—].

Recommendation of Lilis’s Board of Directors and Its Reasons for the Merger

The board of directors of Lilis has reviewed and considered the terms of the merger agreement, the merger and the other transactions contemplated thereby and has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Lilis and its stockholders, and unanimously recommends that Lilis stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby, “FOR” the proposal to approve and adopt the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, “FOR” the proposal to approve full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures, “FOR” the proposal to approve and adopt the amendment to Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, “FOR” the proposal to approve full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock, “FOR” the proposal to ratify and approve a reverse stock split of Lilis’s issued and outstanding common stock, “FOR” the proposal to approve the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock, “FOR” each of the five nominees for election to the Board to serve for one-year terms expiring at the 2017 annual meeting of stockholders and until their successors are duly elected and qualified, “FOR” the advisory vote on named executive officer compensation, “FOR” the ratification of the selection of Marcum LLP as the independent registered public accountant of the Company for 2016 and “FOR” the proposal to authorize Lilis’s board of directors, in its discretion, to adjourn the annual meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the annual meeting.

For more information regarding the recommendation of Lilis’s Board and its reasons for the Merger, see “The Merger—Recommendation of Lilis’s Board of Directors and Its Reasons for the Merger” beginning on page [—].

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Recommendation of Brushy’s Board of Directors and Its Reasons for the Merger

The board of directors of Brushy has reviewed and considered the terms of the merger agreement, the merger and the other transactions contemplated thereby and has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Brushy and its stockholders, and unanimously recommends that Brushy stockholders vote “FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby and “FOR” the proposal to authorize Lilis’s board of directors, in its discretion, to adjourn the special meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the special meeting.

For more information regarding the recommendation of Brushy’s Board and its reasons for the Merger, see “The Merger—Recommendation of Brushy’s Board of Directors and Its Reasons for the Merger” beginning on page [—].

Opinion of ROTH to Brushy’s Board of Directors

ROTH Capital Partners, LLC, or ROTH, delivered its opinion to the board of directors of Brushy that, as of December 29, 2015 and based upon and subject to the assumptions, procedures, considerations and limitations set forth in the written opinion and based upon such other factors as ROTH considered relevant, the total consideration to be paid to Brushy’s shareholders in the merger is fair, from a financial point of view, to Brushy’s shareholders as of the date of the opinion.

Pursuant to the terms of the engagement of ROTH, Brushy paid ROTH a fee of $150,000 plus reasonable out-of-pocket expenses. No portion of such fee is based upon whether ROTH delivered a favorable opinion with respect to the merger. Brushy also agreed to reimburse ROTH for reasonable expenses, to pay a fee for any work requested to update the opinion, and to indemnify ROTH and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In addition, ROTH will be paid a financial advisory fee of $500,000 contingent upon closing of the merger. ROTH has also received $125,000 in aggregate other advisory fees from Brushy during the past 12 months, including, among other things, acting as financial advisor to Brushy in connection with the assignment of Brushy’s Giddings Field Assets in exchange for forgiveness of subordinated debt owed by Brushy to Creative Oil & Gas, LLC pursuant to a credit agreement with SOSventures.

The full text of the written opinion of ROTH, dated December 29, 2015, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C. ROTH provided its opinion for the information and assistance of the board of directors of Brushy in connection with its consideration of the transactions contemplated by the merger agreement. The ROTH opinion is not a recommendation as to how any holder of the shares of Brushy common stock should vote with respect to the transactions contemplated by the merger agreement or any other matter. For a more detailed summary of the ROTH opinion, see “The Merger—Opinion of ROTH to Brushy’s Board of Directors” beginning on page [—].

Certain Material U.S. Federal Income Tax Consequences of the Merger

Lilis and Brushy have structured the merger with the intent that it qualify as a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. The qualification of the merger as a reorganization depends on the application of numerous technical requirements, including whether Brushy stockholders will receive a sufficient amount of Lilis common stock to satisfy the “control” test applicable to reorganizations under Section 368(a)(2)(E) of the Code, and whether after the merger Brushy is regarded as holding “substantially all” of its assets.

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The control test requires that, in the transaction, the holders of Brushy common stock exchange, for an amount of Lilis voting stock, stock possessing “control” of Brushy. For purposes of Section 368(a)(2)(E) of the Code, “control” is defined as ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. Satisfaction of the control test will depend on the value, as of the closing of the merger, of the Lilis common stock received by holders of Brushy common stock in exchange for Brushy common stock relative to the value of the consideration other than Lilis voting stock received by holders of Brushy common stock in exchange for shares of Brushy common stock in connection with the merger (including, to the extent properly allocable to SOSventures’s Brushy common stock, Lilis’s payment of $500,000 to SOSventures and Lilis’s issuance of the SOS Warrant and a subordinated promissory note in the principal amount of $1,000,000 to SOSventures), as well as the impact on the control test of Lilis’s payment of $1,000,000 to Independent Bank on behalf of Brushy and Lilis’s payment of the $2 million refundable deposit to Brushy. At this time, neither Lilis nor Brushy is able to ascertain whether the value of the Lilis common stock to be received by holders of Brushy common stock in connection with the merger will be sufficient to satisfy the control test. Accordingly, Lilis and Brushy anticipate that it will not be possible to determine whether the control test will be satisfied until after the closing of the merger. Based on an example in the Treasury regulations promulgated under the Code, Lilis and Brushy intend to take the position that Lilis’s payment of $1,000,000 to Independent Bank on behalf of Brushy and Lilis’s payment of the $2 million refundable deposit to Brushy may be disregarded for purposes of the control test, and further intend to take the position that Lilis’s transfer of non-stock consideration to SOSventures described above may be disregarded for purposes of the control test under such example, but only to the extent such non-stock consideration is properly allocable to the repayment of the subordinated debt obligations with SOSventures. At this time, neither Lilis nor Brushy has determined the amount, if any, of such non-stock consideration that is properly allocable to repayment of the subordinated debt obligations with SOSventures.

Whether Brushy is regarded as holding “substantially all” of its assets after the merger generally is determined by an examination of all of the facts and circumstances, taking into account the amount and nature of any assets not retained by the target corporation and the timing and circumstances of any asset transfers from the target corporation to other persons. For purposes of issuing advance rulings on a transaction, the IRS has stated that a target corporation is regarded as holding substantially all of its assets if after the transaction its remaining assets represent at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets, although this guideline is not a rule of substantive law, and the IRS has stated that this ruling standard is not intended to set the lower limit for satisfying this test.

As noted below, in connection with the merger, Brushy will assign the Giddings Field Assets to SOSventures (or its affiliate) in exchange for the extinguishment of certain debt owed by Brushy to SOSventures, as contemplated by the GF Asset Assignment Agreement. Based on an estimated valuation, Lilis and Brushy intend to take the position that the assignment of the Giddings Field Assets to SOSventures will not cause the merger to fail the requirement that Brushy hold “substantially all” of its assets after the merger, provided that after the merger Lilis and Brushy reasonably determine that, as of the time immediately after the closing of the merger, Brushy continues to hold approximately 70 percent of its gross assets, or Lilis and Brushy otherwise reasonably determine that the amount of Brushy’s retained gross assets after the merger is sufficient to satisfy this requirement based on the relevant facts and circumstances. In addition, Lilis and Brushy expect that, based on an estimated valuation, the fair market value of the Giddings Field Assets will be less than the principal amount and accrued but unpaid interest of the subordinated debt obligations with SOSventures to be extinguished in connection with the assignment of the Giddings Field Assets to SOSventures and that therefore such assignment should not adversely impact Brushy’s net assets for purposes of the substantially all test. Accordingly, although not free from doubt, each of Lilis and Brushy expect to take the position that the transfer of the Giddings Field Assets to SOSventures (or its affiliate) in connection with the merger should not cause the merger to fail the requirement that Brushy hold “substantially all” of its assets after the merger, although no assurances can be provided in this regard.

Lilis and Brushy intend to take the position that the merger should satisfy the other technical requirements to qualify as a “reorganization” within the meaning of Sections 368 (a)(1)(A) and 368(a)(2)(E) of the Code, including the “continuity of interest” requirement, the “continuity of business enterprise” requirement, and the requirement that the merger must be undertaken for reasons pertaining to the continuance of the business of a corporation that is a party to the transaction.

Due to the uncertainty surrounding the application of the control test and the substantially all test discussed above, however, neither Brushy nor Lilis can assure you at this time that the merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code. Further, even if Lilis and Brushy later determine to take the position that the merger so qualifies, neither Brushy nor Lilis can assure you that the IRS will accept the treatment of the merger as a “reorganization.” If the IRS were to challenge such treatment and successfully contend that the merger failed to qualify as a reorganization, the merger would be a fully taxable transaction to Brushy stockholders.

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If for any reason the merger failed to qualify as a reorganization, the merger would be a fully taxable transaction to holders of Brushy common stock. In such case, holders of Brushy common stock generally would recognize gain or loss measured by the difference between the value of all consideration received by them in the merger and their tax basis in the shares of Brushy common stock surrendered in the merger. The aggregate tax basis in the Lilis common stock received pursuant to the merger generally would be equal to the fair market value of such stock at the time of the merger. The holding period of such Lilis common stock generally would begin on the date immediately following the date of the merger. The gain or loss recognized generally would be long-term capital gain or loss if the holder’s holding period for the Brushy common stock surrendered in the merger was more than one year.

Assuming the merger qualifies as a reorganization under Section 368 of the Code, and subject to the discussion set forth in “Certain Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [—], Brushy stockholders who exchange shares of Brushy common stock for shares of Lilis common stock pursuant to the merger generally should not recognize gain or loss in respect of the shares of Lilis common stock received in the exchange. However, if such Brushy stockholder additionally receives cash or other property in connection with the merger, such Brushy stockholder may recognize gain (but not loss) as a result of the merger in an amount equal to the lesser of the amount of the cash and the fair market value of such other property received in the merger or the excess, if any, of the sum of (i) the amount of cash, the fair market value of the Lilis common stock, and the fair market value of such other property received in the merger, over (ii) such holder’s tax basis in its Brushy common stock surrendered in exchange therefor. In addition, a taxable gain or loss may be recognized on the subsequent sale or disposition of shares of Lilis common stock received in the merger.

Tax matters are very complicated, and the tax consequences of the merger to a particular Brushy stockholder will depend in part on such stockholder’s circumstances and jurisdiction. Accordingly, Brushy stockholders should consult their tax advisors for a full understanding of the tax consequences of the merger, including the applicability and effect of federal, state, local and foreign income and other tax laws.

For additional discussion of the tax treatment of the merger, see “Certain Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [—].

Accounting Treatment of the Merger

The acquisition of Brushy common stock by Lilis in the merger will be accounted for in accordance with the acquisition method of accounting with Lilis treated as the acquirer. Under this method of accounting, the assets and liabilities of Brushy are recorded at their estimated fair values as of the date of the merger is effective. Financial statements of Lilis issued after the merger will reflect only the operations of Brushy’s business after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of Brushy. For more information, see “The Merger—Accounting Treatment of the Merger” beginning on page [—].

Interests of Lilis and Brushy Directors and Executive Officers in the Merger

Lilis stockholders should be aware that Lilis’s directors and executive officers have interests in the merger that may be different from, or in addition to, Lilis’s stockholders generally. Lilis’s board of directors was aware of these interests, and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger. These interests and arrangements include rights to indemnification and directors’ and officers’ liability insurance and continued service on Lilis’s board of directors after the merger by three members of Lilis’s board of directors and two members of Brushy’s board of directors, who were members of each of their respective boards of directors as of the date of the merger agreement. In addition, Lilis intends to retain all of its executive officers following the merger, and two of Brushy’s executive officers, each of whom held their respective offices or similar positions as of the date of the merger agreement, with such individuals entering into new employment arrangements with Lilis effective upon the closing of the merger. For more information, see “The Merger—Interests of Lilis Directors and Executive Officers in the Merger” beginning on page [—].

Brushy stockholders should be aware that Brushy’s directors and executive officers have interests in the merger that may be different from, or in addition to, Brushy’s stockholders generally. Brushy’s board of directors was aware of these interests, and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger. These interests and arrangements include rights to indemnification and directors’ and officers’ liability insurance and service on Lilis’s board of directors after the merger by certain members of Brushy’s board of directors who were members of its board of directors as of the date of the merger agreement, and service with Lilis following the merger by certain members of Brushy’s management team who were part of Brushy’s management team as of the date of the merger agreement. For more information, see “The Merger—Interests of Brushy Directors and Executive Officers in the Merger” beginning on page [—].

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Comparative Market Value Information

The following table sets forth the closing prices per share of Lilis common stock, as well as the implied value of the proposed merger consideration for each share of Brushy common stock, on December 29, 2015, the last full trading day prior to the public announcement of the merger, and April 18, 2016 the last full trading day that this information could practicably be calculated prior to the date of this joint proxy statement/prospectus. This table was calculated as of December 31, 2015 and assuming that (A) 27,858,255 shares of Lilis common stock are issued and outstanding, (B) no shares of Brushy common stock dissent, (C) the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock occurs, (D) the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures occurs, and (E) Lilis issues 57,851,185 shares of its common stock in the merger.

	Market Value of Lilis Common Stock	Implied Value Per Share of Brushy Common Stock
December 29, 2015	$0.175	$0.73
April 18, 2016	$0.12	$0.53

Dissenters’ Rights of Appraisal

Holders of Brushy common stock have the right to dissent from the proposed merger and, subject to certain conditions provided for in Section 262 of the DGCL, are entitled to receive payment of the fair value of their Brushy common stock. Brushy stockholders will be bound by the terms of the merger unless they dissent by complying with all of the requirements of the Delaware dissenters’ rights statute. See “Dissenters’ Rights of Appraisal” beginning on page [—] for a summary of dissenters’ rights available to Brushy stockholders, which summary is not intended to be a complete statement of applicable Delaware law and is qualified in its entirety by reference to Section 262 of the DGCL which is set forth in its entirety as Annex D to this joint proxy statement/prospectus.

Lilis stockholders do not have dissenter’s or appraisal rights in connection with the merger.

Comparison of the Rights of Stockholders of Lilis Energy, Inc. and Brushy Resources, Inc.

Holders of Brushy common stock hold stock in a Delaware corporation and will have different rights as stockholders of Lilis, a Nevada corporation, due to the different laws governing these companies. The differences are described in more detail under “Comparison of Rights of Common Stockholders of Lilis and Brushy” beginning on page [—].

Litigation Relating to the Merger

Following the announcement of the merger, the plaintiffs in the current derivative lawsuit against certain of Brushy’s officers and directors (see “Information About Brushy—Legal Proceedings—Brushy’s directors and officers are currently defendants in a stockholder lawsuit alleging breaches of various duties which may have a negative impact on Brushy’s performance” beginning on page [—]), filed an application for temporary restraining order on January 26, 2016 in the Texas state court where that litigation is pending seeking to enjoin certain of Brushy’s officers and directors from, among other things, proceeding with or consummating the merger and transferring any assets to SOSventures. On January 29, 2016, the court issued a temporary restraining order that, for a period of 14 days plus any later extension ordered by the court restrained defendants from closing the merger, among other things. The temporary restraining order was later extended by the court through February 16, 2016, after which it expired.

On February 17, 2016, the plaintiffs entered into a global settlement agreement under which the parties to the proceedings issued mutual releases and the plaintiffs in all proceedings agreed to withdraw their claims. In return, the plaintiffs received a cash settlement, the majority of which was covered by Brushy’s D&O insurance. The effectiveness of the settlement is subject to the condition of either the passage of time or the consummation of the merger.

For more information see “The Merger—Litigation Relating to the Merger” on page [—].

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Selected Condensed or Consolidated Historical Financial Data of Lilis

Set forth below are selected data derived from Lilis' audited consolidated financial statements as of the years ended December 2010 through 2015. This information should be read together with Lilis's condensed or consolidated financial statements and related notes and management's discussion and analysis of operations and financial condition of Lilis contained in the this proxy statement/prospectus under "Historical Financial Statements of Lilis" and "Management's discussion and Analysis of Operations and Financial Condition of Lilis," respectively.

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Statement of Operations

	For the Years Ended December 31,
	2015	2014	2013	2012	2011	2010

Revenue:
Oil and gas sales	$369,400	$2,946,424	3,971,716	6,304,675	7,695,300	9,572,812
Other revenue	26,664	193,913	814,595	954,914	666,794	184,880
Total revenue	396,064	3,140,337	4,786,311	7,259,589	8,362,094	9,757,692

Costs and expenses:
Production costs and taxes	223,352	1,224,170	1,481,290	1,648,632	2,353,498	1,918,286
General and administrative	7,929,628	10,325,843	4,965,279	4,409,285	10,544,347	15,930,248
Depreciation, depletion, accretion and amortization	584,203	1,337,662	2,388,871	4,549,303	4,347,117	5,036,648
Impairment of evaluated oil and gas properties	24,478,378	-	-	26,658,707	2,821,176	-
Total costs and expenses	33,215,561	12,887,675	8,835,440	37,265,927	20,066,138	22,885,182

Income (loss) from operations before conveyance	(32,819,497)	(9,747,338)	(4,049,129)	(30,006,338)	(11,704,044)	(13,127,490)
Loss on conveyance of oil and gas properties	-	(2,269,760)	-	-	-	-
Loss from operations	(32,819,497)	(12,017,098)	(4,049,129)	(30,006,338)	(11,704,044)	(13,127,490)

Other income (expenses):
Inducement expense	-	(6,661,275)	-	-	(2,800,000)	-
Change in fair value of convertible debentures conversion derivative liability	1,243,931	(5,526,945)	163,935	320,000	3,821,792	-
Interest expense	(1,696,899)	(4,837,025)	(6,136,842)	(6,410,996)	(8,218,225)	(6,640,209)
Other income (expense), net	911,128	603,672	11,062	(1,639,340)	71,253	28,666
Total other income (expense)	458,160	(16,421,573)	(5,961,845)	(7,730,336)	(7,125,180)	(6,611,543)

Net loss	(32,361,337)	(28,438,671)	(10,010,974)	(37,736,674)	(18,829,224)	(19,739,033)
Dividends on redeemable preferred stock	(120,000)	(341,848)	-	-	-	-
Deemed dividend Series A Preferred stock	(600,000)	(3,519,370)	-	-	-	-
Net loss attributable to common stockholders	$(33,081,337)	$(32,299,889)	$(10,010,974)	$(37,736,674)	$(18,829,224)	$(19,739,033)

Net loss per common share basic and diluted	$(1.21)	$(1.23)	$(0.53)	$(2.11)	$(1.21)	$(2.15)

Weighted average shares outstanding basic and diluted	27,267,749	26,333,161	18,990,383	17,902,013	15,543,758	9,167,803

Statement of Cash Flow Data

Cash provided by (used in)
Operating activities	$(3,805,801)	$(7,306,237)	$(1,231,789)	$(3,389,403)	$(570,247)	$3,758,694
Investing activities	(1,847,999)	(506,601)	(1,190,808)	(1,403,961)	(13,308,468)	(46,809,758)
Financing activities	5,253,694	8,157,101	1,617,927	3,055,677	11,057,693	48,471,408

Balance Sheet Data

Total assets	$3,928,113	$32,574,509	$44,506,314	$47,553,040	$81,287,860	$68,121,929
Total Liabilities	17,099,284	16,822,244	38,581,547	35,470,827	31,619,635	23,865,327
Redeemable Preferred stock and stockholders' equity	(13,171,171)	15,752,265	5,924,767	12,082,213	49,668,225	44,256,602

26

Selected Condensed or Consolidated Historical Financial Data of Brushy

Set forth below are selected data derived from Brushy’s audited consolidated financial statements as of the years ended December 2010 through 2015. This information should be read together with Brushy’s consolidated financial statements and related notes and management's discussion and analysis of operations and financial condition of Brushy contained in the this proxy statement/prospectus under "Historical Financial Statements of Brushy" and "Management's discussion and Analysis of Operations and Financial Condition of Brushy," respectively.

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Statement of Operations

	For the Years Ended December 31,
	2015	2014	2013	2012	2011	2010

Revenue:
Oil and gas sales	$8,606,606	$20,172,792	14,965,153	12,954,381	4,898,438	971,494
Other revenue
Total revenue	8,606,606	20,172,792	14,965,153	12,954,381	4,898,438	971,494

Costs and expenses:
Production costs and taxes	4,047,162	6,153,164	4,671,830	3,176,251	1,809,487	190,976
General and administrative	4,979,818	4,863,472	3,864,689	3,046,203	1,401,938	527,260
Depreciation, depletion, accretion and amortization	22,697,473	10,459,855	6,596,049	4,583,680	1,658,656	897,260
Exploration	49,531	80,533	43,794	50,444	72,924	2,386
Impairment of evaluated oil and gas properties	55,753,481	4,428,378	-			231,442
Total costs and expenses	87,527,465	25,985,402	15,176,362	10,856,578	4,943,005	1,849,324

Loss from operations	(78,920,859)	(5,812,610)	(211,209)	2,097,803	(44,567)	(877,830)

Other income (expenses):
Income (loss) from equity investment in ImPetro Resources, LLc					(307,154)	1,543,391
Gain from ImPetro Resources, LLC business combination acquired in stages					6,979,873
Interest income and (expense)	(4,149,251)	(2,617,481)	(586,542)	(370,033)	612,241	761,203
Put option expense					(3,700,000)
Going public delay expense			(425,005)	(728,580)	(101,192)
Gain(loss) from derivative contracts	1,269,905	2,065,998	(23,153)	(159,369)	(57,053)	(116,017)
Gain on sale of assets	2,375,333	2,115,967
Other Income	(396,793)
Total other income (expense)	(900,806)	(1,564,484)	(1,034,700)	(1,257,982)	3,426,715	2,188,577

Net income (loss) from continuing operations	(79,821,665)	(4,248,126)	(1,245,909)	839,821	3,382,148	1,310,747
Income tax (expense) benefit	14,056,899	1,487,206	(299,904)	(15,338,625)
Net income (loss)	(65,764,766)	(2,760,920)	(1,545,813)	(14,498,804)	3,382,148	1,310,747
Dividends on redeemable preferred stock			-	-	-	-
Deemed dividend Series A Preferred stock			-	-	-	-
Net income (loss) attributable to common stockholders	$(65,764,766)	$(2,760,920)	$(1,545,813)	$(14,498,804)	$3,382,148	$1,310,747

Net income (loss) per common share basic and diluted	$(5.20)	$(0.22)	$(0.13)	$(1.21)	$0.36	$0.21

Weighted average shares outstanding basic and diluted	12,655,467	12,362,336	12,362,336	11,971,948	9,436,614	6,140,287

Statement of Cash Flow Data

Cash provided by (used in)
Operating activities	$827,882	$6,560,221	$11,161,743	$6,008,187	$2,590,081	$(2,945,721)
Investing activities	1,982,234	(31,441,171)	(14,376,769)	(10,299,143)	(6,190,621)	(3,679,338)
Financing activities	(3,545,277)	22,660,960	7,972,584	3,549,082	4,393,110	5,944,750

Balance Sheet Data

Total assets	$23,180,691	$101,803,226	$84,192,421	$69,015,992	$63,251,637	$10,586,698
Total liabilities	46,021,784	60,004,253	41,106,328	25,582,886	24,618,827	596,853
Stockholders' equity	(22,841,093)	41,798,973	43,086,093	43,433,106	38,632,810	9,989,845

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Summary Pro Forma Combined Oil and Natural Gas Reserves and Production Data

The following table sets forth information with respect to the historical and pro forma combined estimated oil and natural gas reserves as of December 31, 2015 of Lilis and Brushy. This pro forma information gives effect to the merger as if it occurred on December 31, 2015. The Lilis and Brushy reserve data presented below was derived from independent engineering reports of each company. Forrest A. Garb and Associates (“Garb”) prepared both the Lilis and Brushy reserve estimates as of December 31, 2015. Future exploration, exploitation and development expenditures, as well as future commodity prices and service costs, will affect the reserve volumes attributable to the acquired properties. The reserve estimates shown below were determined using a 12-month average price for oil, and natural gas for the year ended December 31, 2015.

	Estimated Quantities of Reserves as of December 31, 2015
	Lilis	Brushy	Adjustment (2)	Adjusted Brushy	Pro Forma

Estimated Proved Reserves:
Oil (Mbls)	33	669	(266)	403	436
Natural Gas (MMcf)	141	2,769	(564)	2,205	2,346
Total (Mboe) (1)	57	1,131	(360)	771	827

(1)	Assumes a ratio of 6 Mcf of natural gas per barrel of oil

(2)	Prior to closing the merger, Brushy is required to divest the Giddings Field Assets for the elimination of debt. These reserves have been removed from the pro forma.

Note: As of the date of this filing, neither Lilis nor Brushy had sufficient capital to drill its proved undeveloped reserves. As such, the proved undeveloped reserves no longer meet SEC guidelines and have been removed from the pro forma. Once the merged company obtains sufficient capital, it will re-evaluate these reserves.

The following table sets forth summary historical and pro forma combined oil and natural gas production information for the years ended December 31, 2015. This pro forma information gives effect to the merger as if it occurred on January 1, 2015 for the year ended 2015. The historical Lilis and Brushy oil and natural gas production data presented below is derived from their respective quarterly and annual reports of each company.

	Year Ended December 31, 2015
	Lilis	Brushy	Adjustment
	Historical	Historical	(2)	Pro Forma

Estimated Production:
Oil (Bls)	7,067	152,273	(92,508)	66,832
Natural Gas (Mcf)	32,291	676,847	(249,427)	459,711
Total (Boe) (1)	12,449	265,081	(134,079)	143,451

(1)	Assumes a ratio of 6 Mcf of natural gas per barrel of oil

(2)	Prior to closing the merger, Brushy is required to divest the Giddings Field Assets for the elimination of debt. The historical production from these properties have been removed from the pro forma.

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RISK FACTORS

In addition to the other information contained in this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Concerning Forward-Looking Statements,” beginning on page [—], you should carefully consider the following risk factors before deciding how to vote. In addition, you should read and consider the risks associated with the business of Lilis because those risks will also affect the combined company. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [—].

Risks Relating to Lilis’s Business

If Lilis is not able to access additional capital in significant amounts, Lilis may not be able to develop its current prospects and properties, or it may forfeit its interest in certain prospects and Lilis may not be able to continue to operate its business.

Lilis needs significant additional capital to continue to operate its properties and continue operations. Currently, a significant portion of its revenue after field level operating expenses is required to be paid to its lenders as debt service. If Lilis is unable to access additional capital in significant amounts as needed, Lilis may not be able to develop any of its current or future prospects and properties, may have to forfeit its interest in certain prospects and may not otherwise be able to develop its business. In such an event, Lilis may not be able to continue to operate its business and Lilis common stock and preferred stock may not have any value.

Lilis’s independent registered public accounting firm has expressed doubt about Lilis’s ability to continue as a going concern.

Lilis’s independent registered public accounting firm included an explanatory paragraph in its report on its financial statements included in this joint proxy statement/prospectus, describing the existence of substantial doubt about its ability to continue as a going concern. Lilis’s ability to continue as a going concern is an issue raised as a result of its history of operating losses, along with the recent decrease in commodity prices. Further, Lilis has incurred and expects to continue to incur significant costs in pursuit of its acquisition plans. At December 31, 2015, Lilis had a negative working capital balance and a cash balance of approximately $15.7 million and $110,000, respectively. Lilis’s ability to continue as a going concern is subject to its ability to obtain appropriate financing from sources other than its operations. Lilis is currently looking for additional capital, potential merger candidates, or funding sources which may offer improved opportunities to obtain capital to continue its current operations, further develop its properties, acquire oil and gas properties and to cure any current liabilities deficiencies and any potential defaults in connection with its Credit Agreement, entered into on January 8, 2015, or the Credit Agreement, with Heartland Bank, or Heartland. Lilis is also evaluating asset divestiture opportunities to provide capital to reduce its indebtedness.

Lilis’s level of indebtedness could adversely affect its ability to raise additional capital to fund its operations, limit its ability to react to changes in the economy or its industry and prevent Lilis from meeting its obligations under its indebtedness.

As of March 30, 2016, Lilis’s total outstanding debt under its 8% Senior Secured Convertible Debentures, or Debentures, and 12.0% unsecured subordinated convertible notes, or Convertible Notes, was $6.85 million and $4.25 million, respectively. Lilis currently has a three-year senior secured term loan with an outstanding aggregate principal amount of $2.75 million. Lilis also has a $2.0 million mandatory redeemable preferred stock currently valued at $1.17 million. Lilis’s degree of leverage could have important consequences, including the following:

●	it may limit Lilis’s ability to obtain additional debt or equity financing for working capital, capital expenditures, further exploration, debt service requirements, acquisitions and general corporate or other purposes;

●	a substantial portion of Lilis’s cash flows from operations will be dedicated to the payment of principal and interest on its indebtedness and will not be available for other purposes, including its operations, capital expenditures and future business opportunities;

●	the debt service requirements of other indebtedness in the future could make it more difficult for Lilis to satisfy its financial obligations;

●	As Lilis has pledged most of its oil and natural gas properties and the related equipment, inventory, accounts and proceeds as collateral for the borrowings under its credit facility, they may not be pledged as collateral for other borrowings and would be at risk in the event of a default thereunder;

●	it may limit Lilis’s ability to adjust to changing market conditions and place it at a competitive disadvantage compared to its competitors that have less debt;

●	Lilis is vulnerable in the present downturn in general economic conditions and in its business, and Lilis will likely be unable to carry out capital spending and exploration activities that are currently planned; and

●	Lilis may from time to time be out of compliance with covenants under its term loan agreements, which will require Lilis to seek waivers from its lenders, which may be difficult to obtain.

Lilis may incur additional debt, including secured indebtedness, or issue preferred stock in order to maintain adequate liquidity and develop and acquire properties to the extent desired. A higher level of indebtedness and/or preferred stock increases the risk that Lilis may default on its obligations. Lilis’s ability to meet its debt obligations and to reduce its level of indebtedness depends on Lilis’s future performance. General economic conditions, natural gas and oil prices and financial, business and other factors affect its operations and its future performance. Many of these factors are beyond Lilis’s control. Factors that will affect Lilis’s ability to raise cash through an offering of its capital stock or a refinancing of its debt include financial market conditions, the value of its assets, the number of shares of capital stock it has authorized, unissued and unreserved and its performance at the time it needs capital.

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Oil and natural gas prices are highly volatile, and Lilis’s revenue, profitability, cash flow, future growth and ability to borrow funds or obtain additional capital, as well as the carrying value of its properties, are substantially dependent on prevailing prices of oil and natural gas.

Historically, the markets for oil and natural gas have been volatile.  These markets will likely continue to be volatile in the future.  The prices Lilis receives for its production and the levels of its production depend on numerous factors beyond its control. These factors include the following:

●	changes in global supply and demand for oil and natural gas;

●	the actions of the Organization of Petroleum Exporting Countries;

●	the price and quantity of imports of foreign oil and natural gas;

●	acts of war or terrorism;

●	political conditions and events, including embargoes, affecting oil-producing activity;

●	the level of global oil and natural gas exploration and production activity;

●	the level of global oil and natural gas inventories;

●	weather conditions;

●	technological advances affecting energy consumption;

●	the price and availability of alternative fuels; and

●	market concerns about global warming or changes in governmental policies and regulations due to climate change initiatives.

Volatile oil and natural gas prices make it difficult to estimate the value of producing properties for acquisition and often cause disruption in the market for oil and natural gas producing properties, as buyers and sellers have difficulty agreeing on such value.  Price volatility also makes it difficult to budget for and project the return on acquisitions and development and exploitation projects.

Lilis’s revenues, operating results, profitability and future rate of growth depend primarily upon the prices it receives for oil and, to a lesser extent, natural gas that it sells.  Prices also affect the amount of cash flow available for capital expenditures and Lilis’s ability to borrow money or raise additional capital.  In addition, Lilis may need to record asset carrying value write-downs if prices fall.  A significant decline in the prices of natural gas or oil could adversely affect Lilis’s financial position, financial results, cash flows, access to capital and ability to grow.

Lilis has historically incurred losses and may not achieve future profitability.

Lilis has historically incurred losses from operations during its history in the oil and natural gas business.  Lilis had a cumulative deficit of approximately $180.9 million and $147.8 million as of December 31, 2015 and 2014, respectively.  Many of its properties are in the exploration stage, and to date Lilis has established a limited volume of proved reserves on its properties.  Lilis’s ability to be profitable in the future will depend on successfully addressing its near-term capital need to refinance its term loan indebtedness and fund its 2016 capital budget, and implementing its acquisition, exploration, development and production activities, all of which are subject to many risks beyond Lilis’s control.  Even if Lilis becomes profitable on an annual basis, its profitability may not be sustainable or increase on a periodic basis.

Lilis has limited management and staff and will be dependent upon partnering arrangements.

Lilis had four employees as of March 30, 2016.  Lilis leverages the services of independent consultants and contractors to perform various professional services, including engineering, oil and gas well planning and supervision, and land, legal, environmental and tax services. Lilis also pursues alliances with partners in the areas of geological and geophysical services and prospect generation, evaluation and prospect leasing. Lilis’s dependence on third-party consultants and service providers creates a number of risks, including but not limited to:

●	the possibility that such third parties may not be available to Lilis as and when needed; and

●	the risk that Lilis may not be able to properly control the timing and quality of work conducted with respect to its projects.

If Lilis experiences significant delays in obtaining the services of such third parties or poor performance by such parties, its results of operations and stock price could be materially adversely affected.

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The loss of any of Lilis’s executive officers could adversely affect Lilis.

Lilis is dependent on the experience of its executive officers to guide the implementation of its operational objectives and growth strategy.  The loss of the services of any of these individuals could have a negative impact on its operations and its ability to implement its strategy. Lilis’s executive employment contracts include long term incentives to retain key personnel but retention of personnel is not guaranteed.

Lilis’s disclosure controls and procedures and internal controls over financial reporting may not detect errors or potential acts of fraud.

Lilis’s management does not expect that its disclosure controls and procedures and internal controls will prevent all possible errors and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are being met. In addition, the design of a control system must reflect the fact that there are resource constraints, and the benefits of controls are evaluated relative to their costs. Because of the inherent limitations in all control systems, no evaluation of Lilis’s controls can provide absolute assurance that all control issues and instances of fraud, if any, have been detected. The design of any system of controls is based in part upon the likelihood of future events, and any design may not succeed in achieving its intended goals under all potential future conditions. Over time, a control may become inadequate because of changes in conditions, or the degree of compliance with its policies or procedures may deteriorate. Because of inherent limitations in a cost-effective control system, misstatements due to error or fraud may occur without detection.

Failure to maintain an effective system of internal control over financial reporting may have an adverse effect on Lilis’s stock price.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated by the SEC to implement Section 404, Lilis is required to furnish a report by Lilis’s management to include in Lilis’s joint proxy statement/prospectus regarding the effectiveness of Lilis’s internal control over financial reporting. The report includes, among other things, an assessment of the effectiveness of Lilis’s internal control over financial reporting as of the end of Lilis’s fiscal year, including a statement as to whether or not Lilis’s internal control over financial reporting is effective. This assessment must include disclosure of any material weaknesses in Lilis’s internal control over financial reporting identified by management.

As of December 31, 2015, management has concluded that Lilis’s internal control over financial reporting was not effective. Lilis may discover additional areas of Lilis’s internal control over financial reporting which may require improvement. If Lilis is unable to assert that Lilis’s internal control over financial reporting is effective now or in any future period, or if Lilis’s auditors are unable to express an opinion on the effectiveness of Lilis’s internal controls, it could lose investor confidence in the accuracy and completeness of Lilis’s financial reports, which could have an adverse effect on Lilis’s stock price.

If oil or natural gas prices decrease or exploration and development efforts are unsuccessful, wells in progress are deemed unsuccessful, or major tracts of undeveloped acreage expire, or other similar adverse events occur, Lilis may be required to write-down the carrying value of its developed properties.

Lilis uses the full cost method of accounting whereby all costs related to the acquisition and development of oil and natural gas properties are capitalized into a single cost center referred to as a full cost pool.  These costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling wells, completing productive wells, or plugging and abandoning non-productive wells, costs related to expired leases, or leases underlying  producing and non-producing wells, and overhead charges directly related to acquisition and exploration activities.  Under the full cost method of accounting, capitalized oil and natural gas property that comprise the full cost pool, less accumulated depletion and net of deferred income taxes, may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and natural gas reserves.  This ceiling test is performed at least quarterly.  Should the capitalized costs of the full cost pool exceed this ceiling, Lilis would recognize impairment expense.  During the year ended December 31, 2015, Lilis recognized an impairment expense of $24.48 million due to the lower commodity prices and lack of capital to develop its undeveloped oil and gas properties. As such, Lilis currently has no proved undeveloped reserves. Future write-downs could occur for numerous reasons, including, but not limited to continued reductions in oil and gas prices that lower the estimate of future net revenues from proved oil and natural gas reserves, revisions to reserve estimates, or from the addition of non-productive capitalized costs to the full cost pool that do not result in corresponding increase in oil and gas reserves.  Impairments of plugging and abandonment of wells in progress are other areas where costs may be capitalized into the full cost pool, without any corresponding increase in reserve values; as such, these situations could result in future additional impairment expenses.

If commodity prices stay at current early 2016 levels or decline further, Lilis will incur full cost ceiling impairments in future quarters. Because the ceiling calculation uses rolling 12-month average commodity prices, the effect of lower quarter-over-quarter prices in 2016 compared to 2015 is a lower ceiling value each quarter. This will result in ongoing impairments each quarter until prices stabilize or improve. Impairment charges would not affect cash flow from operating activities, but would adversely affect Lilis’s net income and stockholders’ equity.

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Hedging transactions may limit Lilis’s potential gains or result in losses.

In order to manage Lilis’s exposure to price risks in the marketing of Lilis’s oil and natural gas, from time to time, Lilis may enter into derivative contracts that economically hedge its oil and gas price on a portion of Lilis’s production.  These contracts may limit Lilis’s potential gains if oil and natural gas prices were to rise substantially over the price established by the contract.  In addition, such transactions may expose Lilis to the risk of financial loss in certain circumstances, including instances in which:

●	there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received;

●	Lilis’s production and/or sales of oil or natural gas are less than expected;

●	payments owed under derivative hedging contracts come due prior to receipt of the hedged month’s production revenue; or

●	the other party to the hedging contract defaults on its contract obligations.

Hedging transactions Lilis may enter into may not adequately protect it from declines in the prices of oil and natural gas.  In addition, the counterparties under Lilis’s derivatives contracts may fail to fulfill their contractual obligations to Lilis.

As of December 31, 2015, Lilis had no hedging agreements in place.

Lilis may have difficulty managing growth in its business, which could adversely affect its financial condition and results of operations.

Significant growth in the size and scope of Lilis’s operations would place a strain on its financial, technical, operational and management resources.  The failure to continue to upgrade Lilis’s technical, administrative, operating and financial staff and control systems or the occurrences of unexpected expansion difficulties, including the failure to recruit and retain experienced managers, geologists, engineers and other professionals in the oil and gas industry could have a material adverse effect on Lilis’s business, financial condition and results of operations and Lilis’s ability to timely execute its business plan.

The actual quantities and present value of Lilis’s proved reserves may be lower than it has estimated. In addition, the present value of future net cash flow from Lilis’s proved reserves will not necessarily be the same as the current market value of its estimated proved oil and natural gas reserves.

This joint proxy statement/prospectus contains estimates of Lilis’s proved oil and natural gas reserves and the estimated future net revenues from these reserves. The reserve estimate included in this joint proxy statement/prospectus was prepared by Lilis’s current reserve engineer consultant, reviewed by Lilis’s Chief Financial Officer and prepared by Forrest A Garb & Associates, Inc. The process of estimating oil and natural gas reserves is complex and requires significant decisions and assumptions in the evaluation of available geological, geophysical, engineering, cost basis, commodity pricing and economic data for each reservoir. Accordingly, these estimates are inherently imprecise. Actual future production, oil and natural gas prices, revenues, taxes, development and operating expenses, quantities of recoverable oil and natural gas reserves, capital expenditures, infrastructure, taxes and availability of funds most likely will vary from these estimates and vary over time. Such variations may be significant and could materially affect the estimated quantities and present value of Lilis’s proved reserves. In addition, Lilis may adjust estimates of proved reserves to reflect production history, results of exploration and development drilling, results of secondary and tertiary recovery applications, prevailing oil and natural gas prices and other factors, many of which are beyond its control. You should also not assume that the initial rates of production of Lilis’s wells are representative of future overall production from other wells or over the life of the wells, or that early results suggesting lack of reservoir continuity will prove to be accurate.

You should not assume that the present value of future net cash flow referred to in this joint proxy statement/prospectus is the current market value of Lilis’s estimated oil and natural gas reserves.  In accordance with SEC requirements, the estimated discounted future net cash flows from proved reserves are generally based on the un-weighted average of the closing prices during the first day of each of the year preceding the end of the fiscal year.  Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate.  Any change in global markets consumption by oil or natural gas purchasers or in governmental regulations or taxation will also affect actual future net cash flows.  The timing of both the production and the expenses from the development and production of Lilis’s oil and natural gas properties will affect the timing of actual future net cash flows from proved reserves and their present value.  In addition, the 10% discount factor, which is required by the SEC to be used in calculating discounted future net cash flows for reporting purposes, is not necessarily the most appropriate discount factor nor does it necessarily reflect discount factors used in the marketplace to assess asset values for the purchase and sale of oil and natural gas.

Properties that Lilis acquires may not produce oil or natural gas as projected, and Lilis may be unable to determine reserve potential, identify liabilities associated with the properties or obtain protection from sellers against them, which could cause Lilis to incur losses.

One of Lilis’s growth strategies is to pursue selective acquisitions of undeveloped acreage potentially containing oil and natural gas reserves.  If Lilis chooses to pursue an acquisition, it will perform a review of the target properties; however, these reviews are inherently incomplete as they are based on the quality, availability and interpretation of the reviewed data, the acumen and the assumptions of the evaluation personnel.  Generally, it is not feasible to review in depth every individual property, well, facility and/or file involved in each acquisition.  Even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential.  Lilis may not perform an inspection on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken.  Even when problems are identified, Lilis may not be able to obtain effective contractual protection against all or part of those problems, and Lilis may assume environmental and other risks and liabilities in connection with the acquired properties.

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All of Lilis’s producing properties and operations are located in the DJ Basin region, making Lilis vulnerable to risks associated with operating in one major geographic area.

All of Lilis’s estimated proved reserves at December 31, 2015, and all of its 2015 and 2014 sales were generated in the DJ Basin in southeastern Wyoming, northeastern Colorado and southwestern Nebraska.  Although the area is a well-established oilfield infrastructure, as a result, Lilis may be disproportionately exposed to the impact of delays or interruptions of production from these wells caused by transportation capacity constraints, curtailment of production, availability of equipment, facilities, personnel or services, significant governmental regulation, natural disasters, adverse weather conditions, plant closures for scheduled maintenance or interruption of transportation of oil or natural gas produced from the wells in this area.  In addition, the effect of fluctuations on supply and demand may become more pronounced within specific geographic oil and gas producing areas such as the DJ Basin, which may cause these conditions to occur with greater frequency or magnify the effect of these conditions.  Due to the concentrated nature of Lilis’s portfolio of properties, a number of Lilis’s properties could experience any of the same conditions at the same time, resulting in a relatively greater impact on Lilis’s results of operations than they might have on other companies that have a more diversified portfolio of properties.  Such delays or interruptions could have a material adverse effect on Lilis’s financial condition and results of operations.

The marketability of Lilis’s production is dependent upon transportation and processing facilities over which it may have no control.

The marketability of Lilis’s production depends in part upon the availability, proximity and capacity of pipelines, natural gas gathering systems, rail service, and processing facilities in addition to competing oil and gas production available to third-party purchasers. Lilis delivers crude oil and natural gas produced from these areas through trucking, gathering systems and pipelines, some of which Lilis does not own. The lack of availability of capacity on third-party systems and facilities could reduce the price offered for Lilis’s production or result in the shut-in of producing wells or the delay or discontinuance of development plans for properties. Although Lilis has some contractual control over the transportation of Lilis’s production through firm transportation arrangements, third-party systems and facilities may be temporarily unavailable due to market conditions or mechanical reliability or other reasons, including adverse weather conditions or work-loads. Activist or other efforts may delay or halt the construction of additional pipelines or facilities. Third-party systems and facilities may not be available to Lilis in the future at a price that is acceptable to Lilis. Any significant change in market factors or other conditions affecting these infrastructure systems and facilities, as well as any delays in constructing new infrastructure systems and facilities, could delay production, thereby harming Lilis’s business and, in turn, Lilis’s results of operations, cash flows, and financial condition.

Lilis’s ability to produce crude oil and natural gas economically and in commercial quantities could be impaired if Lilis is unable to acquire adequate supplies of water for Lilis’s drilling and completion operations.

Drilling and completion activities require the use of water. For example, the hydraulic fracturing process requires the use and disposal of significant quantities of water. In certain areas, there may be insufficient local aquifer capacity to provide a source of water for drilling activities. Water must be obtained from other sources and transported to the drilling site. Lilis’s inability to secure sufficient amounts of water, or to dispose of or recycle the water used in Lilis’s operations, could adversely impact Lilis’s operations in certain areas.

Lilis’s success is influenced by oil, natural gas, and NGL prices in the specific areas where it operates, and these prices may be lower than prices at major markets.

Regional natural gas, condensate, oil and NGLs prices may move independently of broad industry price trends. Because some of Lilis’s operations are located outside major markets, Lilis is directly impacted by regional prices regardless of Henry Hub, WTI or other major market pricing.

Unless Lilis find new oil and gas reserves to replace actual production, Lilis’s reserves and production will decline, which would materially and adversely affect Lilis’s business, financial condition and results of operations.

Producing oil and gas reservoirs generally are characterized by declining production rates and depletion that vary depending upon reservoir characteristics subsurface and surface pressures and other factors. Thus, Lilis’s future oil and gas reserves and production and, therefore, Lilis’s cash flow and revenue are highly dependent on Lilis’s success in efficiently obtaining additional reserves. Lilis may not be able to develop, find or acquire reserves to replace Lilis’s current and future production at costs or other terms acceptable to us, or at all, in which case Lilis’s business, financial condition and results of operations would be materially and adversely affected.

Part of Lilis’s strategy involves drilling in existing or emerging unconventional shale plays using available horizontal drilling and completion techniques. The results of Lilis’s planned exploratory and development drilling in these plays are subject to drilling and completion execution risks and drilling results may not meet Lilis’s economic expectations for reserves or production. As a result, Lilis may incur material write-downs and the value of Lilis’s undeveloped acreage could decline if drilling results are unsuccessful.

Unconventional operations involve utilizing drilling and completion techniques as developed by Lilis and its service providers.  Risks that Lilis faces while drilling include, but are not limited to, not reaching the desired objective due to drilling problems, not landing Lilis’s wellbore in the desired drilling zone or specific target, staying in the desired drilling zone while drilling horizontally through the formation, running Lilis’s casing the entire length of the wellbore and being able to run tools and other equipment consistently through the horizontal wellbore.  Risks that Lilis faces while completing its wells include, but are not limited to, mechanical integrity, being able to fracture stimulate the planned number of stages, being able to run tools the entire length of the wellbore during completion operations, proper design and engineering vs. reservoir parameters, and successfully cleaning out the wellbore after completion of the final fracture stimulation stage.

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Lilis’s experience with horizontal well applications utilizing the latest drilling and completion techniques specifically in the Niobrara and/or Codell formations is limited; however, Lilis contracts local experts in the area to design, plan and conduct Lilis’s drilling and completion operations.  Ultimately, the success of these drilling and completion techniques can only be developed over time as more wells are drilled and production profiles are established over a sufficiently long time period. If Lilis’s drilling results are less than anticipated or Lilis is unable to execute Lilis’s drilling program because of capital constraints, lease expirations, access to gathering systems and limited takeaway capacity or otherwise, and/or natural gas and oil prices decline, the return on Lilis’s investment in these areas may not be as attractive as it anticipates and Lilis could incur material write-downs of undeveloped properties and the value of Lilis’s undeveloped acreage could decline in the future.

The unavailability or high cost of drilling rigs, equipment supplies or personnel could adversely affect Lilis’s ability to execute its exploration and development plans.

The oil and gas industry is cyclical and, from time to time, there are shortages of drilling rigs, equipment, supplies or qualified personnel.  During these periods, the costs of and demand for rigs, equipment and supplies may increase substantially and their availability may be limited.  In addition, the demand for, and wage rates of, qualified personnel, including drilling rig crews, may rise as the number of rigs in service increases.  The higher prices of oil and gas during the last several years have increased activity which has resulted in shortages of drilling rigs, equipment and personnel, which have resulted in increased costs and delays in the areas where Lilis operates. If drilling rigs, equipment, supplies or qualified personnel are unavailable to Lilis due to excessive costs or demand or otherwise, Lilis’s ability to execute Lilis’s exploration and development plans could be materially and adversely affected and, as a result, Lilis’s financial condition and results of operations could be materially and adversely affected.

If Lilis is unable to comply with the significant restrictions and covenants in Lilis’s Credit Agreement and Lilis’s Forbearance Agreement, there could be a default under the terms of either agreement, which could result in an acceleration of payment of borrowings and would impact Lilis’s ability to maintain its current operations.

Pursuant to Lilis’s Credit Agreement, Lilis is subject to both non-financial and financial covenants. Lilis’s Credit Agreement contains a number of non-financial covenants imposing significant restrictions on Lilis, including the maximum monthly payment requirement, restrictions on Lilis’s repurchase of, and payment of dividends on, Lilis’s capital stock and limitations on Lilis’s ability to incur additional indebtedness, make investments, engage in transactions with affiliates, sell assets and create liens on Lilis’s assets. These restrictions may affect Lilis’s ability to operate its business, to take advantage of potential business opportunities as they arise and, in turn, may materially and adversely affect Lilis’s business, financial conditions and results of operations.

The financial covenants include maintaining a debt to EBITDAX ratio. EBITDAX is defined in the Credit Agreement as earnings before the pre-tax net income for such period plus (without duplication and only to the extent deducted in determining such net income), interest expense for such period, depreciation and amortization expense, extraordinary or non-recurring items reducing net income for such period, and other non-cash expenses for such period less gains on sales of assets and other non-cash income for such period included in the determination of net income plus (without duplication and only to the extent deducted in determining such net income) exploration, drilling and completion expenses or costs (EBITDAX). Specifically, the ratio requires that Lilis maintain at all times, as determined on June 30 of each year, a ratio of (i) the aggregate amount of all debt, to (ii) EBITDAX of not less than 4.5:1, 3.5:1 and 2.5:1 for the periods ending June 30, 2015, 2016, and 2017 and thereafter, respectively. Lilis is also required to maintain, as determined on June 30 of each year beginning June 30, 2015, a debt coverage ratio of not less than 1.0 to 1.0.

Covenant restrictions may prevent Lilis from taking actions that it believes would be in the best interest of its business, may require it to sell assets or take other actions to reduce indebtedness to meet it covenants, and may make it difficult for it to successfully execute its business strategy or effectively compete with companies that are not similarly restricted.

As a result of the current price environment and Lilis’s depleting asset base, Lilis was not able and it is possible that Lilis will continue to be unable to meet the debt to EBITDAX and the debt coverage ratios required in the future periods, including June 30, 2016. Furthermore, a default under the Credit Agreement constitutes an event of default pursuant to the Debentures which could result in an acceleration of Lilis’s obligations at the Debenture holders’ election. Lilis received a waiver for the June 30, 2015 period and currently has a Forbearance Agreement, entered into on December 29, 2015, or the Forbearance Agreement, with Heartland. The Forbearance Agreement restricts Heartland from exercising any of its remedies until April 30, 2016 and is subject to certain conditions, including a requirement for Lilis to make a monthly interest payment to Heartland. On April 1, 2016, Lilis failed to make the required interest payment to Heartland for month of March. As a result, Heartland has the right to declare an event of default under the Forbearance Agreement, terminate the remaining commitment and accelerate payment of all principal and interest outstanding. Lilis has not yet received a notice of default and is currently in discussions with Heartland with respect to the missed interest payment. However, Lilis cannot assure you that these discussions will be successful or that in the event Heartland declares an event of default, whether with respect to the missed interest payment or a breach of any other covenant, that Lilis will be granted a further forbearance, waiver, extension or amendment. Moreover, Lilis’s Debentures also contain certain cross-default provisions with certain other debt instruments. Therefore, a default under the Credit Agreement, constitutes an event of default pursuant to the Debentures which may result in an acceleration of Lilis’s obligations at the holders’ election.

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Lilis could be required to pay liquidated damages to some of its investors due to its failure to maintain the effectiveness of a prior registration statement.

Lilis could accrue liquidated damages under registration rights agreements covering a significant amount of shares of Lilis common stock if Lilis’s investors declare a default, due to Lilis’s failure to maintain the effectiveness of a prior registration statement as required in the agreements.  In such case, Lilis could be required to pay monthly liquidated damages. If Lilis does not make a monthly payment within seven days after the date payable, Lilis is required to pay interest at an annual rate of 18% on the unpaid amount. If Lilis’s investors declare a default under the registration rights agreement and accrue liquidated damages, Lilis could be required to either raise additional outside funds through financing or curtail operations.

Lilis is exposed to operating hazards and uninsured risks.  Lilis’s operations are subject to the risks inherent in the oil and natural gas industry, including the risks of:

●	fire, explosions and blowouts;

●	negligence of personnel,

●	inclement weather;

●	pipe or equipment failure;

●	abnormally pressured formations; and

●	environmental accidents such as oil spills, natural gas leaks, ruptures or discharges of toxic gases, brine or well fluids into the environment (including groundwater contamination).

These events may result in substantial losses to Lilis from:

●	injury or loss of life;

●	significantly increased costs;

●	severe damage to or destruction of property, natural resources and equipment;

●	pollution or other environmental damage;

●	clean-up responsibilities;

●	regulatory investigation;

●	penalties and suspension of operations; or

●	attorney’s fees and other expenses incurred in the prosecution or defense of litigation.

Lilis maintains insurance against some, but not all, of these risks.  Lilis’s insurance may not be adequate to cover these losses or liabilities.  Lilis does not carry business interruption insurance. Losses and liabilities arising from uninsured or underinsured events may have a material adverse effect on Lilis’s financial condition and operations.

The producing wells in which Lilis has an interest occasionally experience reduced or terminated production.  These curtailments can result from mechanical failures, contract terms, pipeline and processing plant interruptions, market conditions,  operator priorities, and weather conditions, etc. and weather conditions.  These curtailments can last from a few days to many months, any of which could have an adverse effect on Lilis’s results of operations.

Failure to adequately protect critical data and technology systems could materially affect Lilis’s operations.

Information technology solution failures, network disruptions and breaches of data security could disrupt Lilis’s operations by causing delays or cancellation of customer orders, impeding processing of transactions and reporting financial results, resulting in the unintentional disclosure of customer, employee or Lilis’s information, or damage to Lilis’s reputation. There can be no assurance that a system failure or data security breach will not have a material adverse effect on Lilis’s financial condition, results of operations or cash flows.

Lilis may be subject to risks in connection with acquisitions, and the integration of significant acquisitions may be difficult.

Lilis’s business strategy is based on its ability to acquire additional reserves, properties, prospects and leaseholds.  The successful acquisition of producing properties requires an assessment of several factors, including:

●	recoverable reserves;

●	future oil and natural gas prices and their appropriate differentials;

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●	well and facility integrity;

●	development and operating costs;

●	regulatory constraints and plans; and

●	potential environmental and other liabilities.

The accuracy of these assessments is inherently uncertain.  In connection with these assessments, Lilis performs a review of the subject properties.  Lilis’s review will not reveal all existing or potential problems nor will it permit it to become sufficiently familiar with the properties to fully assess their deficiencies and potential recoverable reserves. Inspections may not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken.  Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems.  Lilis often is not entitled to contractual indemnification for environmental liabilities and acquire properties on an “as is” basis.

Significant acquisitions and other strategic transactions may involve other risks, including:

●	diversion of Lilis’s management's attention to evaluating, negotiating and integrating significant acquisitions and strategic transactions;

●	challenge and cost of integrating acquired operations, information management and other technology systems and business cultures with those of Lilis’s while carrying on its ongoing business;

●	difficulty associated with coordinating geographically separate organizations;

●	challenge of attracting and retaining capable personnel associated with acquired operations; and

●	failure to realize the full benefit that Lilis expects in estimated proved reserves, production volume, cost savings from operating synergies or other benefits anticipated from an acquisition, or to realize these benefits within the expected time frame.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of Lilis’s business.  Members of Lilis’s senior management and other staff may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage Lilis’s business.   If Lilis’s senior management and staff are not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, Lilis’s business could suffer.

Prospects in which Lilis decides to participate may not yield oil or natural gas in commercially viable quantities or quantities sufficient to meet Lilis’s targeted rate of return.

A prospect is a property in which Lilis owns an interest and contains what Lilis believes, based on available reservoir, seismic and/or geological information, to be indications of commercial oil or natural gas.  Lilis’s prospects are in various stages of evaluation, ranging from a prospect that is ready to be drilled to a prospect that will require substantial additional technical assessment, data acquisition and/or seismic data processing and interpretation.  There is no definitive method to predict in advance of drilling and testing and wider-scale development whether any particular prospect will yield oil or natural gas in sufficient quantities to be economically viable.  The use of reservoir, geologic and seismic data and other technologies and the study of producing fields in the same area will not enable Lilis to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities.  The analysis Lilis performs using data from other wells, more fully explored prospects or producing fields may not be useful in predicting the characteristics and potential reserves associated with Lilis’s drilling prospects.

Lilis’s industry is highly competitive, which may adversely affect Lilis’s performance, including its ability to participate in ready to drill prospects in its core areas.

Lilis operates in a highly competitive environment. In addition to capital, the principle resources necessary for the exploration and production of oil and natural gas are:

●	leasehold prospects under which oil and natural gas reserves may be discovered;

●	drilling rigs and related equipment to explore for such reserves; and

●	knowledgeable personnel to conduct all phases of oil and natural gas operations.

Lilis must compete for such resources with both major oil and natural gas companies and independent operators. Virtually all of these competitors have financial and other resources substantially greater than Lilis’s.  Such capital, materials and resources may not be available when needed.  If Lilis is unable to access capital, material and resources when needed, it risks suffering a number of adverse consequences, including:

●	the breach of its obligations under the oil and gas leases by which it hold Lilis’s prospects and the potential loss of those leasehold interests;

●	loss of reputation in the oil and gas community;

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●	inability to retain staff;

●	inability to attract capital;

●	a general slowdown in Lilis’s operations and decline in revenue; and

●	decline in market price of Lilis’s common shares.

Lilis may face difficulties in securing and operating under authorizations and permits to drill, complete or operate Lilis’s wells.

The recent growth in oil and gas exploration in the United States has drawn intense scrutiny from environmental and community interest groups, regulatory agencies and other governmental entities. As a result, Lilis may face significant opposition to, or increased regulation of, Lilis’s operations that may make it difficult or impossible to obtain permits and other needed authorizations to drill, complete or operate, result in operational delays, or otherwise make oil and gas exploration more costly or difficult than in other countries.

Legislative and regulatory initiatives related to global warming and climate change could have an adverse effect on Lilis’s operations and the demand for oil and natural gas.

In December 2009, the Environmental Protection Agency, or EPA, determined that emissions of carbon dioxide, methane and other “greenhouse gases” present an endangerment to public health and the environment because emissions of such gases are, according to the EPA, contributing to warming of the earth’s atmosphere and other climatic changes.  Based on these findings, the EPA has begun adopting and implementing regulations to restrict emissions of greenhouse gases under existing provisions of the Clean Air Act.  The EPA recently adopted two sets of rules regulating greenhouse gas emissions under the Clean Air Act, one of which requires a reduction in emissions of greenhouse gases from motor vehicles and the other of which regulates emissions of greenhouse gases from certain large stationary sources.  The EPA has also adopted rules requiring the reporting of greenhouse gas emissions from specified large greenhouse gas emission sources in the United States on an annual basis, including petroleum refineries, as well as certain onshore oil and natural gas production facilities.

Also, on September 18, 2015, the EPA published proposed regulations that would build on the existing New Source Performance Standards, or the NSPS OOOO, promulgated by the EPA in 2012, as amended in 2013 and 2014. The proposed regulations directly regulate methane and volatile organic compound, or VOC, emissions from various types of new and modified oil and gas sources.  Some of those sources are already regulated under NSPS OOOO, while others, like hydraulically fractured oil wells, pneumatic pumps, and certain equipment and components at gas well sites and compressor stations, would be covered for the first time.  On March 10, 2016, moreover, the EPA announced that it is moving towards issuing performance standards for methane emissions from existing oil and gas sources.  The agency said that it will “begin with a formal process (i.e., an Information Collection Request) to require companies operating existing oil and gas sources to provide information to assist in the development of comprehensive regulations to reduce methane emissions.”

In June 2014, the United States Supreme Court’s holding in Utility Air Regulatory Group v. EPA upheld a portion of EPA’s greenhouse gas, or GHG, stationary source permitting program, but also invalidated a portion of it. The Court held that stationary sources already subject to the Prevention of Significant Deterioration, or PSD, or Title V permitting programs for non-GHG criteria pollutants remain subject to GHG Best Available Control Technology and major source permitting requirements, but ruled that sources cannot be subject to the PSD or Title V major source permitting programs based solely on GHG emission levels. As a result, on August 12, 2015, the EPA eliminated from its PSD and Title V regulations the provisions that subjected sources to the PSD or Title V programs based solely on GHG emission levels.  The EPA likewise said that, in the future, it will “further revise the PSD and Title V regulations in a separate rulemaking to fully implement” the Utility Air Regulatory Group judgment. The judgment does not prevent states from considering and adopting state-only major source permitting requirements based solely on GHG emission levels.

In addition, the U.S. Congress has from time to time considered adopting legislation to reduce GHG emissions and almost one-half of the states have already taken legal measures to reduce GHG emissions, primarily through the planned development of GHG emission inventories and/or regional GHG cap and trade programs.  Most of these GHG cap and trade programs work by requiring major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and gas processing plants, to acquire and surrender emission allowances.  The number of allowances available for purchase is reduced each year in an effort to achieve the overall GHG emission reduction goal.

The adoption of legislation or regulatory programs to reduce GHG emissions could require Lilis to incur increased operating costs, such as costs to purchase and operate emissions control systems, to acquire emissions allowances or comply with new regulatory or reporting requirements.  Any such legislation or regulatory programs could also increase the cost of consuming, and thereby reduce demand for, the oil, NGLs, and natural gas Lilis produces.  Consequently, legislation and regulatory programs to reduce GHG emissions could have an adverse effect on Lilis’s business, financial condition and results of operations.  Finally, it should be noted that some scientists have concluded that increasing concentrations of GHG in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climatic events.  If any such effects were to occur, they could have an adverse effect on Lilis’s financial condition and results of operations.

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Federal and state legislative and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays in the completion of oil and natural gas wells.

Hydraulic fracturing is an important and common practice that is used to stimulate production of natural gas and/or oil from dense subsurface rock formations.  The process involves the injection of water, sand and chemicals under pressure into the formation to fracture the surrounding rock and stimulate production by providing and linking up induced flow paths for the oil and/or gas contained in the rocks.  Lilis routinely uses hydraulic fracturing techniques in many of its drilling and completion programs.  The process is typically regulated by state oil and natural gas commissions, but the EPA has asserted federal regulatory authority over certain hydraulic fracturing activities involving diesel fuel under the federal Safe Drinking Water Act, or the SDWA.  In addition, legislation has been introduced before Congress to provide for federal regulation of hydraulic fracturing under the SDWA and to require disclosure of the chemicals used in the hydraulic fracturing process.  Under the proposed legislation, this information would be available to the public via the internet, which could make it easier for third parties opposing the hydraulic fracturing process to initiate legal proceedings based on allegations that specific chemicals used in the fracturing process could adversely affect groundwater. As discussed above, the Bureau of Land Management, on March 20, 2015, issued its final regulations for hydraulic fracturing on federal and tribal lands. The new regulations require, among other things, disclosure of chemicals, annulus pressure monitoring, flow back and produced water management and storage, and more stringent well integrity measures associated with hydraulic fracturing operations on public land. The new regulations become effective on June 24, 2015. In addition, on April 7, 2015, the EPA proposed a rule under the Clean Water Act that would prohibit the discharge of oil and gas wastewaters to publicly-owned treatment works.

The EPA intends to propose regulations in 2015 under the federal Clean Water Act to develop standards for wastewater discharges from hydraulic fracturing and other natural gas production activities. At the state level, some states have adopted, and other states are considering adopting legal requirements that could impose more stringent permitting, public disclosure or well construction requirements on hydraulic fracturing activities.  Some counties in Colorado, for instance, have amended their land use regulations to impose new requirements on oil and gas development, while other local governments have entered memoranda of agreement with oil and gas producers to accomplish the same objective. Beyond that, in 2012, Longmont, Colorado prohibited the use of hydraulic fracturing. The oil and gas industry filed a lawsuit challenging that ban in court. The industry prevailed on summary judgment against Longmont and the environmental intervenors. That decision is currently on appeal. In November 2013, four other Colorado cities and counties passed voter initiatives either placing a moratorium on hydraulic fracturing or banning new oil and gas development. These initiatives too are the subject of pending legal challenge or appeal.

While these state and local land use initiatives cover areas with little recent or ongoing oil and gas development, they could lead opponents of hydraulic fracturing to push for statewide referendums, especially in Colorado. If new or more stringent federal, state, or local legal restrictions relating to the hydraulic fracturing process are adopted in areas where Lilis operates, it could incur potentially significant added costs to comply with such requirements, experience delays or curtailment in the pursuit of exploration, development, or production activities, and perhaps even be precluded from drilling wells.

The White House Council on Environmental Quality is coordinating an administration-wide review of hydraulic fracturing practices and a committee of the U.S. House of Representatives has conducted an investigation of hydraulic fracturing practices. Furthermore, a number of federal agencies are analyzing, or have been requested to review, environmental issues associated with hydraulic fracturing. The EPA has commenced a study of the potential environmental effects of hydraulic fracturing on drinking water and groundwater. In June of 2015, the EPA released an “external review draft” of the study and, in it, said that shale development has not led to “widespread, systemic” problems with groundwater.  The final version of the study is pending. These ongoing studies, depending on their degree of pursuit and any meaningful results obtained, could spur initiatives to further regulate hydraulic fracturing under the SDWA or other regulatory mechanisms.

The EPA has also issued an advance notice of proposed rulemaking and initiated a public participation process under the Toxic Substances Control Act to seek comment on the information that should be reported or disclosed for hydraulic fracturing chemical substances and mixtures and the mechanisms for obtaining this information. Additionally, on January 7, 2015, several national environmental advocacy groups filed a lawsuit requesting that the EPA add the oil and gas extraction industry to the list of industries required to report releases of certain “toxic chemicals” under the Emergency Planning and Community Right-to-Know Act’s Toxics Release Inventory, or TRI, program. On October 22, 2015, the EPA took action on the Environmental Integrity Project’s October 24, 2012 petition to impose TRI reporting requirements on various oil and gas facilities. The EPA granted the petition in part, by proposing to add natural gas processing facilities to the scope of the TRI program, but rejected the rest of the petition. On December 15, 2015, in light of that decision, the environmental advocacy groups that had commenced the lawsuit opted to voluntarily dismiss it.

Lilis is subject to numerous laws and regulations that can adversely affect the cost, manner or feasibility of doing business.

Lilis’s operations are subject to extensive federal, state and local laws and regulations relating to the exploration, production and sale of oil and natural gas, and operating safety.  Future laws or regulations, any adverse change in the interpretation of existing laws and regulations or Lilis’s failure to comply with existing legal requirements may result in substantial penalties and harm to Lilis’s business, results of operations and financial condition.  Lilis may be required to make large and unanticipated capital expenditures to comply with governmental regulations, such as:

●	land use restrictions;

●	lease permit restrictions;

●	drilling bonds and other financial responsibility requirements, such as plugging and abandonment bonds;

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●	spacing of wells;

●	unitization and pooling of properties;

●	safety precautions;

●	operational reporting; and

●	taxation.

Under these laws and regulations, Lilis could be liable for:

●	personal injuries;

●	property and natural resource damages;

●	well reclamation cost; and

●	governmental sanctions, such as fines and penalties.

Lilis’s operations could be significantly delayed or curtailed and Lilis’s cost of operations could significantly increase as a result of regulatory requirements or restrictions. It is also possible that a portion of Lilis’s oil and gas properties could be subject to eminent domain proceedings or other government takings for which Lilis may not be adequately compensated. See “Information About Lilis—Government Regulations” for a more detailed description of regulatory laws covering Lilis’s business.

Lilis’s operations may incur substantial expenses and resulting liabilities from compliance with environmental laws and regulations.

Lilis’s oil and natural gas operations are subject to stringent federal, state and local laws and regulations relating to the release or disposal of materials into the environment or otherwise relating to environmental protection. These laws and regulations:

●	require the acquisition of a permit before drilling or facility mobilization and commissioning, or injection or disposal commences;

●	restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production and processing activities, including new environmental regulations governing the withdrawal, storage and use of surface water or groundwater necessary for hydraulic fracturing of wells;

●	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and

●	impose substantial liabilities for pollution resulting from Lilis’s operations.

Failure to comply with these laws and regulations may result in:

●	the assessment of administrative, civil and criminal penalties;

●	incurrence of investigatory or remedial obligations; and

●	the imposition of injunctive relief.

Changes in environmental laws and regulations occur frequently and any changes that result in more stringent or costly waste handling, storage, transport, disposal or cleanup requirements could require Lilis to make significant expenditures to reach and maintain compliance and may otherwise have a material adverse effect on Lilis’s industry in general and on its own results of operations, competitive position or financial condition.  Under these environmental laws and regulations, Lilis could be held strictly liable for the removal or remediation of previously released materials or property contamination regardless of whether Lilis was responsible for the release or contamination or if its operations met previous standards in the industry at the time they were performed.  Lilis’s permits require that it report any incidents that cause or could cause environmental damages. See “Information About Lilis—Government Regulations” for a more detailed description of the environmental laws covering Lilis’s business.

There is a limited public market for Lilis’s shares and an active trading market or a specific share price may not be established or maintained.

Lilis common stock currently trades on the Nasdaq Capital Market, or the Nasdaq, generally in small volumes each day.  The value of Lilis common stock could be affected by:

●	actual or anticipated variations in Lilis’s operating results;

●	the market price for crude oil;

●	changes in the market valuations of other oil and gas companies;

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●	announcements by Lilis or its competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

●	adoption of new accounting standards affecting Lilis’s industry;

●	additions or departures of key personnel;

●	sales of Lilis common stock or other securities in the open market;

●	actions taken by Lilis’s lenders or the holders of Lilis’s convertible debentures;

●	changes in financial estimates by securities analysts;

●	conditions or trends in the market in which Lilis operates;

●	changes in earnings estimates and recommendations by financial analysts;

●	Lilis’s failure to meet financial analysts’ performance expectations; and

●	other events or factors, many of which are beyond Lilis’s control.

In a volatile market, you may experience wide fluctuations in the market price of Lilis common stock.  These fluctuations may have an extremely negative effect on the market price of Lilis common stock and may prevent you from obtaining a market price equal to your purchase price when you attempt to sell Lilis common stock in the open market.  In these situations, you may be required either to sell at a market price which is lower than your purchase price, or to hold Lilis common stock for a longer period of time than you planned.  An inactive market may also impair Lilis’s ability to raise capital by selling shares of capital stock and may impair Lilis’s ability to acquire other companies or oil and gas properties by using Lilis common stock as consideration.

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Lilis common stock may be subject to penny stock rules which limit the market for Lilis common stock.

Lilis’s shares of common stock likely qualify as “penny stock” under the SEC rules. Sales and purchases of “penny stock” generally require more disclosures by broker-dealers and satisfaction of other administrative requirements. As a result, broker-dealers may be less willing to execute transactions in securities subject to the “penny stock” rules. This may make it more difficult for investors to dispose of Lilis common stock and cause a decline in the market value of Lilis’s stock.

Sales of a substantial number of shares of Lilis common stock, or the perception that such sales might occur, could have an adverse effect on the price of Lilis common stock.

As of March 30, 2015, six investors each hold more than 5% beneficial ownership of Lilis common stock, and together, hold beneficial ownership of approximately 77.49% of Lilis common stock. Thus, any sales by Lilis’s large investors of a substantial number of shares of Lilis common stock into the public market, or the perception that such sales might occur, could have an adverse effect on the price of Lilis common stock.

Lilis may issue shares of preferred stock with greater rights than Lilis common stock.

Lilis’s articles of incorporation authorize Lilis’s board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from Lilis’s stockholders. Any preferred stock that is issued may rank ahead of Lilis common stock, in terms of dividends, liquidation rights and voting rights. Lilis currently has two series of preferred stock issued and outstanding, both of which provide its holders with a liquidation preference and prohibit the payment of dividends on junior securities, including Lilis common stock, amongst other preferences and rights.

There may be future dilution of Lilis common stock.

Lilis has a significant amount of derivative securities outstanding, which upon exercise or conversion, would result in substantial dilution. For example, in connection with the Merger and related transactions: (i) the conversion of Lilis’s Debentures at a conversion price of $0.50 would result in an the issuance of 13,692,930 shares of Lilis common stock, (ii) the conversion of Lilis’s Series A Preferred Stock at a conversion price of $0.50 would result in the issuance of 15,000,000 shares of Lilis common stock, (iii) the conversion of the Convertible Notes at a conversion price of $0.50 and exercise of the warrants at an exercise price of $0.25 would result in the issuance of 25,000,000 million shares of Lilis common stock, each pursuant to the receipt of requisite stockholder approval. To the extent outstanding restricted stock units, warrants or options to purchase Lilis common stock under Lilis’s employee and director stock option plans are exercised, the price vesting triggers under the performance shares granted to Lilis’s executive officers are satisfied, or additional shares of restricted stock are issued to Lilis’s employees, holders of Lilis common stock will experience dilution. Furthermore, if Lilis sells additional equity or convertible debt securities, such sales could result in further dilution to Lilis’s existing stockholders and cause the price of Lilis’s outstanding securities to decline.

Lilis does not expect to pay dividends on Lilis common stock.

Lilis has never paid dividends with respect to Lilis common stock, and it does not expect to pay any dividends, in cash or otherwise, in the foreseeable future. Lilis intends to retain any earnings for use in its business. In addition, Lilis’s Credit Agreement prohibits it from paying any dividends and the indenture governing Lilis’s senior notes restricts Lilis’s ability to pay dividends. In the future, Lilis may agree to further restrictions. Any return to stockholders will therefore be limited to the appreciation of their stock.

Securities analysts may not initiate coverage of Lilis’s shares or may issue negative reports, which may adversely affect the trading price of the shares.

Securities analysts may not provide research reports on Lilis’s company. If securities analysts do not cover Lilis’s company, this lack of coverage may adversely affect the trading price of Lilis’s shares. The trading market for Lilis’s shares will rely in part on the research and reports that securities analysts publish about Lilis and its business.  If one or more of the analysts who cover Lilis’s company downgrades Lilis’s shares, the trading price of Lilis’s shares may decline. If one or more of these analysts ceases to cover Lilis’s company, it could lose visibility in the market, which, in turn, could also cause the trading price of Lilis’s shares to decline.  Further, because of Lilis’s small market capitalization, it may be difficult for it to attract securities analysts to cover Lilis’s company, which could significantly and adversely affect the trading price of Lilis’s shares.

Risks Relating to Brushy’s Business

Brushy’s independent registered public accounting firm expressed substantial doubt regarding their ability to continue as a going concern in their audit opinion for Brushy’s December 31, 2015 financial statements.

Brushy’s audited financial statements for the year ended December 31, 2015 have been prepared under the assumption that Brushy will continue as a going concern. Brushy’s independent registered public accounting firm has issued their report dated April 20, 2016, in connection with the audit of Brushy’s financial statements for the year ended December 31, 2015 that included an explanatory paragraph describing the existence of conditions that raise substantial doubt about Brushy’s ability to continue as a going concern due to Brushy’s liquidity. The fact that Brushy has received this going concern qualification from their independent registered public accounting firm will likely make it more difficult for Brushy to raise capital on favorable terms and could hinder, to some extent, Brushy’s operations. Additionally, if Brushy is not able to continue as a going concern, it is possible stockholders may lose part or all of their investment. Brushy’s financial statements do not include any adjustments that might result from the outcome of this uncertainty.

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Brushy has been unable to comply with the restrictions and covenants in their credit facilities which has resulted in an event of default under the IB Credit Agreement, and has subjected Brushy to a forbearance agreement.

In November 2015 counsel for Independent Bank had notified Brushy of the following defaults under IB Credit Agreement: i) the interest coverage ratio covenant set forth in Section 7.15.1 of the IB Credit Agreement for the fiscal quarter ended June 30, 2015, (ii) the current ratio covenant set forth in Section 7.15.2 of the IB Credit Agreement for the fiscal quarter ended June 30, 2015, (iii) the leverage ratio covenant set forth in Section 7.15.3 of the IB Credit Agreement for the fiscal quarter ended June 30, 2015, and (iv) Brushy is not currently maintaining the minimum Commodity Hedging Transactions (as defined in the IB Credit Agreement) required by Section 7.21 of the IB Credit Agreement.  This has also cross defaulted the SOSVentures Credit Agreement. As a result of these defaults, Brushy is no longer permitted to make further draws on the IB Credit Agreement and have been subject to a forbearance agreement with the lenders pursuant to which the lenders agreed to forbear exercising any of its remedies for the existing covenant defaults for the Forbearance Period to permit Brushy to seek refinancing of the indebtedness owed under the IB Credit Agreement.  During the Forbearance Period, Brushy not permitted to drill new oil or gas wells or to make any distributions to equity holders.

In the event Brushy does not refinance the debt during the Forbearance Period, the lenders could terminate their commitments to lend or accelerate the loans and declare all amounts borrowed due and payable. If any of these events occur, Brushy’s assets might not be sufficient to repay in full all of Brushy’s outstanding indebtedness and Brushy may be unable to find alternative financing on favorable or acceptable terms to Brushy.

Under certain circumstances, it is also possible that Brushy’s creditors may file an involuntary petition for bankruptcy against Brushy.

Brushy has an operating loss.

Given the precipitous decline in oil and natural gas prices during 2015 and into 2016, Brushy expects to continue to face liquidity constraints. Brushy’s cash flows are negatively impacted by lower realized oil and natural gas sales prices and the significant decline in oil and natural gas prices also increases the uncertainty as to the impact of commodity prices on Brushy’s estimated proved reserves.  As a result, Brushy’s reported a net operating loss of $65,764,766 in the year ending December 31, 2015, including an impairment charge. If Brushy incurs substantial operating expenses for its oil and natural gas exploration and development activities, Brushy may continue to not be profitable.

Brushy has substantial capital requirements that, if not met, may hinder operations.

The exact amount of capital spending for 2016 will depend upon individual well performance results, cash flow and, where applicable, partner negotiations on the timing of drilling operations. Brushy has and expects to continue to have substantial capital needs as a result of its active exploration, development, and acquisition programs. Brushy expects that additional external financing will be required in the future to fund its growth. Brushy’s Board of Directors and management team continue to take steps to try to strengthen its balance sheet. Brushy intends to execute the merger (which is subject to usual and customary closing conditions beyond Brushy’s control) and, in the event the merger is not consummated, Brushy intends to refinance its existing debt, sell non-core properties and seek private financings to fund its cash needs. Any decision regarding the merger or financing transaction, and Brushy’s ability to complete such a transaction, will depend on prevailing market conditions and other factors. No assurances can be given that such transactions can be consummated on terms that are acceptable to Brushy, or at all.  Without additional capital resources, Brushy may be forced to limit or defer its planned oil and natural gas exploration and development program and this will adversely affect the recoverability and ultimate value of Brushy’s oil and natural gas properties, in turn negatively affecting Brushy’s business, financial condition, and results of operations.

Due to Brushy’s substantial liquidity concerns, Brushy may be unable to continue as a going concern.

Brushy’s existing and future debt agreements could create issues as interest payments become due and the debt matures that will threaten their ability to continue as a going concern.  If Brushy fails to satisfy its obligations with respect to its indebtedness or fails to comply with the financial and other restrictive covenants contained in the debt agreements governing indebtedness, an event of default could result, which would permit acceleration of such debt and which could result in an event of default under and an acceleration of Brushy’s other debt and would permit Brushy’s secured lenders to foreclose on any of their assets securing such debt. Any accelerated debt would become immediately due and payable. While Brushy will attempt to take appropriate mitigating actions to refinance any indebtedness prior to its maturity or otherwise extend the maturity dates, and to cure any potential defaults, there is no assurance that any particular actions with respect to refinancing existing indebtedness, extending the maturity of existing indebtedness or curing potential defaults in Brushy’s existing and future debt agreements will be sufficient. The uncertainty associated with Brushy’s ability to repay its outstanding debt obligations as they become due raises substantial doubt about Brushy’s ability to continue as a going concern.

Brushy’s shareholder base is currently not stable because Brushy has interpleaded 17.23% of its common stock into a Connecticut Court.

Approximately 17.23% of Brushy’s common stock was interpleaded into Connecticut Superior Court for the Judicial District of Stamford/Norwalk at Stamford, Cause No. FST-CV12-6015112-S (“Interpleader Action”). These are the residual shares of common stock that belonged to the Partnerships after the distribution of the partnerships shares. Claims related to the Interpleader Action were heard in an American Arbitration Association arbitration in 2015. The claimants were Gregory Imbruce; Giddings Investments LLC; Giddings Genpar LLC, Hunton Oil Genpar LLC, ASYM Capital Ill LLC, Glenrose Holdings LLC; ASYM Energy Investments LLC. “Certain” respondents and counterclaimants were Charles Henry, Ahmed Ammar; John P. Vaile, as Trustee of John P. Vaile Living Trust, John Paul Otieno, SOSventures, Bradford Higgins, William Mahoney, Edward M. Conrads, Robert J. Conrads, and the Partnerships. “PKG Respondents” and cross claimants were William F. Pettinati, Jr., Sigma Gas Barbastella Fund, Sigma Gas Antrozous Fund, Nicholas P. Garofolo (the plaintiffs in the above-referenced stockholder litigation) who made claims against Charles S. Henry, III, Bradford Higgins and SOSventures. The relief respondents were Rubicon Resources LLC, Sean O’Sullivan, King Lee, Michael Rihner, Scott Decker, Andrew Gillick, Briana Gillick, Steve Heinemann, Stanley Goldstein, Sidney Orbach, James P. Ashman, and Patricia R. Ashman. The claims, counterclaims and cross claims relate to the governance, control and termination of the Partnerships, including the distribution by the Partnerships of Brushy’s shares of common stock to the limited partners in the Partnerships in a liquidating distribution in February 2014 as part of a “monetization” event, and other matters.

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On September  10, 2015, the American Arbitration Association issued an arbitration award in the Interpleader Action, which is referred to as the Award.  The Award states as follows:

1)	All claims asserted by Claimants, including Gregory Imbruce and various business entities controlled by Mr. Imbruce against all Respondents were denied and award was made in favor of the “Certain” respondents, including Brushy’s director, Charles S. Henry, III, as well as SOSventures, Bradford Higgins, John Paul Otieno, Estate of William Mahoney, Ahmed Ammar, John P. Vaile, as Trustee of John P. Vaile Living Trust, Edward M. Conrads, Robert J. Conrads, Giddings Oil & Gas LP, Asym Energy Fund III LP and Hunton Oil Partners LP.

2)	All claims asserted by Claimants, Gregory Imbruce and various business entities controlled by Mr. Imbruce against Relief Respondents, including Rubicon Resources LLC, Sean O’Sullivan Revocable Living Trust, King Lee, Michael Rihner, Scott Decker, Andrew Gillick, Briana Gillick, Steve Heinemann, Stanly Goldstein, Sidney Orbach, James P. Ashman and Patricia R. Ashman, were denied.

3)	An award was made in favor of the “Certain” respondents, including Brushy’s director, Charles S. Henry, III, as well as SOSventures, Bradford Higgins, John Paul Otieno, Estate of William Mahoney, Ahmad Ammar, John P. Vaile, as Trustee of John P. Vaile Living Trust, Edward M. Conrads, Robert J. Conrads, Giddings Oil & Gas LP, Asym Energy Fund III LP and Hunton Oil Partners LP against Mr. Imbruce and his entities on the following claims:

a)	breach of fiduciary duty;

b)	breach of implied covenant of good faith and fair dealing;

c)	partnership dissolution;

d)	unjust enrichment;

e)	breach of contract;

f)	accounting;

g)	violation of Connecticut Unfair Trade Practices Act;

h)	civil theft; and

i)	piercing the corporate veil.

4)	All claims asserted by William F. Pettinati, Jr. Sigma Gas Barbastella Fund, Sigma Gas Antrozous Fund and Nicholas P. Garofolo against Brushy’s director, Charles S. Henry III, as well as SOSventures and Bradford Higgins were denied.

5)	A declaratory award was entered declaring that the removal of Hunton Oil Genpar LLC, Giddings Genpar LLC and Asym Capital III LLC and/or Gregory Imbruce as the General Partner(s) of the Partnerships was lawful and in compliance with all legal and contractual requirements, and thus was effective;

6)	A declaratory award that the distribution of Brushy’s -issued common stock made in February 2014 to limited partners in the Partnerships with remaining shares of common stock ultimately being interpleaded into Court in Connecticut was lawful, met all legal requirements and is effective in that the distribution was the result of a “monetization” event under the Partnership agreements;

7)	A declaratory award that the Partnerships were effectively dissolved at the time of the distribution of the above-referenced shares of common stock issued by Brushy from the Partnerships to the limited partners in the Partnerships;

8)	A denial of any and all fees and expenses claimed by Mr. Imbruce and his entities due to “multiple and repeated violations of the Connecticut Uniform Securities Act;”

9)	A denial of fees and expenses claimed by Mr. Imbruce and his entities for the time periods subsequent to the 2011 rollup that formed Brushy;

10)	An award of damages in favor of the “Certain” respondents, in the amount of $1,602,235, subject to trebling under a Civil Theft finding to $4,806,705, plus attorney and expert fees of $2,998,839 for a total award of $7,805,544, payable by Claimants, including Mr. Imbruce and his business entities;

11)	Injunctive relief ordering an accounting of the sources and uses of all funds and other assets of the Partnerships during the time that Mr. Imbruce and his entities served as general partners of the Partnerships;

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12)	Post-judgment interest at 10 percent per year payable by Mr. Imbruce and his business entities; and

13)	Arbitration administrative fees, expenses and compensation of the Arbitrator totaling $122,200 to be paid by Gregory Imbruce et al, and William F. Pettinati, Jr., Sigma Gas Barbastella Fund, Sigma Gas Antrozous Fund and Nicholas P. Garofolo.

The “Certain” respondents filed in Connecticut Superior Court seeking to confirm the Award. Likewise, Claimants have filed in Connecticut Superior Court to vacate the Award. If the Connecticut Superior Court confirms the Award, Brushy anticipates that the Court will subsequently issue a related order as to ownership of the 2,190,891 Brushy’s common stock, which may result in modifying Brushy’s ownership structure. While the parties to the Interpleader Action and certain other litigation have entered into a global settlement agreement pursuant to all parties to the proceedings issued mutual releases and the plaintiffs in all proceedings agreed to withdraw their claims in return for a cash settlement, the majority of which was covered by insurance, the effectiveness of the settlement is subject to the condition of either the passage of time or the consummation of the merger with Lilis.

Brushy’s success is dependent on the prices of oil and natural gas. Low oil or natural gas prices and the substantial volatility in these prices may adversely affect Brushy’s financial condition and ability to meet capital expenditure requirements and financial obligations.

The prices Brushy receives for oil and natural gas heavily influences revenue, profitability, cash flow available for capital expenditures and access to capital and future rate of growth. Oil and natural gas are commodities and, therefore, their prices are subject to wide fluctuations in response to relatively minor changes in supply and demand. Historically, the markets for oil and natural gas have been volatile. These markets will likely continue to be volatile in the future. The prices received for production, and the levels of production, depend on numerous factors. These factors include the following:

●	worldwide and regional economic conditions impacting the global supply and demand for oil and natural gas;

●	the prices and availability of competitors’ supplies of oil and natural gas;

●	the actions of the Organization of Petroleum Exporting Countries, or OPEC, and state-controlled oil companies relating to oil price and production controls;

●	the price and quantity of foreign imports;

●	the impact of U.S. dollar exchange rates on oil and natural gas prices;

●	domestic and foreign governmental regulations and taxes;

●	speculative trading of oil and natural gas futures contracts;

●	the availability, proximity and capacity of gathering and transportation systems for natural gas;

●	the availability of refining capacity;

●	the prices and availability of alternative fuel sources;

●	weather conditions and natural disasters;

●	political conditions in or affecting oil and natural gas producing regions, including the Middle East and South America;

●	the continued threat of terrorism and the impact of military action and civil unrest;

●	public pressure on, and legislative and regulatory interest within, federal, state and local governments to stop, significantly limit or regulate hydraulic fracturing activities;

●	the level of global oil and natural gas inventories and exploration and production activity;

●	the impact of energy conservation efforts;

●	technological advances affecting energy consumption; and

●	overall worldwide economic conditions.

Lower oil and natural gas prices will reduce Brushy cash flows, borrowing ability and the present value of estimated reserves. Exploration, development and exploitation projects require substantial capital expenditures, and Brushy may be unable to obtain needed capital or financing on satisfactory terms, which could lead to expiration of leases or a decline in oil and natural gas reserves. Lower oil and natural gas prices may also reduce the amount of oil and natural gas that Brushy can produce economically and may affect estimated proved reserves. The present value of future net revenues from estimated proved reserves will not necessarily be the same as the current market value of estimated oil and natural gas reserves.

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Drilling for oil and natural gas is a speculative activity and involves numerous risks and substantial and uncertain costs that could adversely affect us.

Brushy’s success will depend on the success of its drilling program. Most of their prospects have completed evaluations. Other prospects are in various stages of evaluation, ranging from prospects that are ready to drill to prospects that will require substantial additional seismic data processing and interpretation and other types of technical geological evaluation. There is no way to predict in advance of drilling and testing whether any particular prospect will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of seismic data and other technologies and the study of producing fields in the same area will not enable Brushy to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in commercial quantities. Brushy cannot assure you that the analogies drawn from available data from other wells, more fully explored prospects or producing fields will be applicable to current drilling prospects.

The budgeted costs of planning, drilling, completing and operating wells are often exceeded and such costs can increase significantly due to various complications that may arise during the drilling and operating processes. Before a well is spud, Brushy may incur significant geological and geophysical (seismic) costs, which are incurred whether a well eventually produces commercial quantities of hydrocarbons, or is drilled at all. Exploration wells endure a much greater risk of loss than development wells. The analogies drawn from available data from other wells, more fully explored locations or producing fields may not be applicable to current drilling locations. If actual drilling and development costs are significantly more than the current estimated costs, Brushy may not be able to continue operations as proposed and could be forced to modify drilling plans accordingly. Drilling for oil and natural gas involves numerous risks, including the risk that no commercially productive natural gas or oil reservoirs will be discovered. The cost of drilling, completing, and operating wells is substantial and uncertain, and drilling operations may be curtailed, delayed, or canceled as a result of a variety of factors beyond Brushy’s control, including:

●	unexpected or adverse drilling conditions;

●	elevated pressure or irregularities in geologic formations;

●	equipment failures or accidents;

●	adverse weather conditions;

●	compliance with governmental requirements; and

●	shortages or delays in the availability of drilling rigs, crews, and equipment.

If Brushy decides to drill a certain location, there is a risk that (i) no commercially productive oil or natural gas reservoirs will be found or produced, (ii) may drill or participate in new wells that are not productive or drill wells that are productive, but that do not produce sufficient net revenues to return a profit after drilling, operating and other costs. A productive well may become uneconomical if water or other deleterious substances are encountered which impair or prevent the production of oil and/or natural gas from the well. Brushy’s overall drilling success rate or drilling success rate for activity within a particular project area may decline. Unsuccessful drilling activities could result in a significant decline in production and revenues and materially harm operations and financial condition by reducing available cash and resources. There is no way to predict in advance of drilling and testing whether any particular location will yield oil or natural gas in sufficient quantities to recover exploration, drilling or completion costs or to be economically viable. Even if sufficient amounts of oil or natural gas exist, Brushy may damage the potentially productive hydrocarbon-bearing formation or experience mechanical difficulties while drilling or completing the well, resulting in a reduction in production and reserves from the well or abandonment of the well.

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Because of the risks and uncertainties of Brushy’s business, future performance in exploration and drilling may not be comparable to our historical performance.

Brushy is subject to contingencies arising from interpretations of federal and state laws and regulations affecting the oil and gas industry.

Brushy is subject to various possible contingencies that arise primarily from interpretation of federal and state laws and regulations affecting the oil and natural gas industry. Such contingencies include differing interpretations as to the prices at which oil and natural gas sales may be made, the prices at which royalty owners may be paid for production from their leases, environmental issues and other matters. Although Brushy management believes that it has complied with the various laws and regulations, administrative rulings and interpretations thereof, adjustments could be required as new interpretations and regulations are issued. In addition, environmental matters are subject to regulation by various federal and state agencies.

Brushy depends on successful exploration, development and acquisitions to maintain reserves and revenue in the future.

In general, the volume of production from oil and natural gas properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Except to the extent that Brushy conducts successful exploration and development activities or acquires properties containing proved reserves, or both, proved reserves will decline as reserves are produced. Brushy future oil and natural gas production is, therefore, highly dependent on Brushy’s level of success in finding or acquiring additional reserves. Additionally, the business of exploring for, developing, or acquiring reserves is capital intensive. Recovery in reserves, particularly undeveloped reserves, will require significant additional capital expenditures and successful drilling operations. To the extent cash flow from operations is reduced and external sources of capital become limited or unavailable, Brushy’s ability to make the necessary capital investment to maintain or expand its asset base of oil and natural gas reserves would be impaired. In addition, Brushy is dependent on finding partners for exploratory activity. To the extent that others in the industry do not have the financial resources or choose not to participate in exploration activities, Brushy will be adversely affected.

Brushy’s development and exploration operations require substantial capital and Brushy may be unable to obtain needed capital or financing on satisfactory terms or at all, which could lead to a loss of properties and a decline in Brushy’s oil and natural gas reserves.

The oil and natural gas industry is capital intensive. Brushy makes and expects to continue to make substantial capital expenditures in its business and operations for the exploration for and development, production and acquisition of oil and natural gas reserves. To date, Brushy has financed capital expenditures with the sale of equity in 2011, a 2012 credit facility from Mutual of Omaha Bank (now replaced), a 2012 loan and 2013 credit agreement from SOSventures and a 2013 credit agreement from Independent Bank. Brushy’s credit facility with Independent Bank has a current borrowing base of $12.6 million. Brushy has $12.6 million drawn on the facility at December 31, 2015.  This credit facility is currently in default.  As a result of such default, Brushy also cross defaulted Brushy’s SOSVentures Credit Agreement and Brushy is longer permitted to make further draws and has been subject to a forbearance agreement with the lenders pursuant to which the lenders agreed to forbear exercising any of its remedies for the existing covenant defaults for a period of time to permit Brushy to seek refinancing of the indebtedness owed.

In the near term, Brushy intends to finance its capital expenditures with cash flow from operations, sales of non-core property assets and future issuance of debt and/or equity securities. Brushy’s cash flow from operations and access to capital is subject to a number of variables, including:

●	Brushy’s estimated proved oil and natural gas reserves;

●	the amount of oil and natural gas Brushy produces from existing wells;

●	the prices at which Brushy sells its production;

●	the costs of developing and producing Brushy’s oil and natural gas reserves;

●	Brushy’s ability to acquire, locate and produce new reserves;

●	the ability and willingness of banks to lend to Brushy; and

●	Brushy’s ability to access the equity and debt capital markets.

Brushy cannot assure you that its operations and other capital resources will provide cash in sufficient amounts to maintain planned or future levels of capital expenditures. Further, Brushy’s actual capital expenditures in 2016 could exceed its capital expenditure budget. In the event Brushy’s capital expenditure requirements at any time are greater than the amount of capital Brushy has available, Brushy could be required to seek additional sources of capital, which may include refinancing existing debt, joint venture partnerships, production payment financings, sales of non-core property assets, offerings of debt or equity securities or other means. Brushy cannot assure you that they will be able to obtain debt or equity financing on terms favorable, or at all.

If Brushy is unable to fund its capital requirements, Brushy may be required to curtail its operations relating to the exploration and development of its prospects, which in turn could lead to a possible loss of properties and a decline in Brushy’s oil and natural gas reserves, or may be otherwise unable to implement their development plan, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on Brushy’s production, revenues and results of operations. In addition, a delay in or the failure to complete proposed or future infrastructure projects could delay or eliminate potential efficiencies and related cost savings.

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Brushy’s level of indebtedness may increase and reduce financial flexibility.

In the future, Brushy may incur significant indebtedness in order to make future acquisitions or to develop properties. Brushy’s level of indebtedness could affect operations in several ways, including the following:

●	a significant portion of cash flows could be used to service indebtedness;

●	a high level of debt would increase vulnerability to general adverse economic and industry conditions;

●	the covenants contained in the agreements governing outstanding indebtedness will limit Brushy’s ability to borrow additional funds, dispose of assets, pay dividends and make certain investments;

●	a high level of debt may place Brushy at a competitive disadvantage compared to competitors that are less leveraged and therefore, may be able to take advantage of opportunities that Brushy’s indebtedness would prevent them from pursuing;

●	debt covenants may also affect Brushy’s flexibility in planning for, and reacting to, changes in the economy and in the oil and gas industry;

●	a high level of debt may make it more likely that a reduction in Brushy’s borrowing base following a periodic redetermination could require Brushy to repay a portion of the then-outstanding bank borrowings; and

●	a high level of debt may impair Brushy’s ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate or other purposes.

A high level of indebtedness increases the risk that Brushy may default on debt obligations. Brushy’s ability to meet outstanding debt obligations and to reduce outstanding indebtedness depends on future performance. General economic conditions, oil and natural gas prices and financial, business and other factors affect operations and Brushy’s future performance. Many of these factors are beyond Brushy’s control. Further, Brushy may not be able to generate sufficient cash flows to pay the interest on outstanding debt, and future working capital, borrowings or equity financing may not be available to pay or refinance such debt. Factors that will affect Brushy’s ability to raise cash through an offering of capital stock or a refinancing of debt include financial market conditions, the value of assets and performance at the time capital is needed.

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Brushy’s credit facilities contain restrictive covenants that may limit its ability to respond to changes in market conditions or pursue business opportunities.

Brushy’s credit facilities contain restrictive covenants that limit its ability to, among other things:

●	incur additional indebtedness;

●	create additional liens;

●	sell assets;

●	merge or consolidate with another entity;

●	pay dividends or make other distributions;

●	engage in transactions with affiliates; and

●	enter into certain swap agreements.

In addition, Brushy’s credit facilities require Brushy to maintain certain financial ratios and tests. The requirement that Brushy comply with these provisions may materially adversely affect its ability to react to changes in market conditions, take advantage of business opportunities Brushy believes to be desirable, obtain future financing, fund needed capital expenditures or withstand a continuing or future downturn in its business.

Brushy’s borrowings under the Independent Bank revolving credit facility expose Brushy to interest rate risk.

Brushy’s earnings are exposed to interest rate risk associated with borrowings under the Independent Bank revolving credit facility, which bears interest at a rate elected by Brushy that is based on the prime rate with a minimum floor of 4.00% depending on the base rate used and the amount of the loan outstanding in relation to the borrowing base. As of March 31, 2016, the weighted average interest rate on outstanding borrowings under Brushy’s revolving credit facility was 14.90%. If interest rates increase, so will Brushy’s interest costs, which may have a material adverse effect on Brushy’s results of operations and financial condition.

Proposed tax and other legislation may materially impact Brushy’s financial performance.

On February 9, 2016, the Obama Administration released its 2017 Budget Proposal. Targeted tax changes include: (i) a $10.25 per barrel tax on crude oil; (ii) increases in the oil spill liability trust fund financing; (iii) reinstatement of superfund taxes; and (iv) the elimination of certain fossil fuel tax preferences, such as the enhanced oil recovery credit, the credit for oil and gas produced from marginal wells, expensing of intangible drilling costs, the deduction for tertiary injectants, percentage depletion for oil and natural gas wells, and the domestic manufacturing deduction for oil and natural gas production; and (v) increasing the geological and geophysical amortization period for independent producers to seven years. Any of these tax changes could have a material impact on Brushy’s financial performance.

Brushy may have accidents, equipment failures or mechanical problems while drilling or completing wells or in production activities, which could adversely affect its business.

While Brushy is drilling and completing wells or involved in production activities, accidents or experience equipment failures or mechanical problems in a well may occur that cause Brushy to be unable to drill and complete the well or to continue to produce the well according to plan. Brushy may also damage a potentially hydrocarbon-bearing formation during drilling and completion operations. Such incidents may result in a reduction of production and reserves from the well or in abandonment of the well.

Brushy’s estimated reserves are based on many assumptions that may prove inaccurate. Any significant inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of Brushy reserves.

No one can measure underground accumulations of oil and natural gas in an exact way. Oil and natural gas reserve engineering requires subjective estimates of underground accumulations of oil and natural gas and assumptions concerning future oil and natural gas prices, production levels, and operating and development costs. As a result, estimated quantities of proved reserves and projections of future production rates and the timing of development expenditures may prove to be inaccurate. Any material inaccuracies in these reserve estimates or underlying assumptions will materially affect the quantities and present value of Brushy’s reserves which could adversely affect business, results of operations, financial condition and Brushy’s ability to make cash distributions to shareholders.

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In order to prepare estimates, Brushy must project production rates and the timing of development expenditures and analyze available geological, geophysical, production and engineering data. The extent, quality and reliability of this data can vary. The process also requires economic assumptions about matters such as oil and natural gas prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. Although the reserve information contained herein is reviewed by independent reserve engineers, estimates of oil and natural gas reserves are inherently imprecise.

Further, the present value of future net cash flows from proved reserves may not be the current market value of estimated oil and natural gas reserves. In accordance with SEC requirements, Brushy based the estimated discounted future net cash flows from proved reserves on the 12-month average oil and gas index prices, calculated as the un-weighted arithmetic average for the first-day-of-the-month price for each month and costs in effect on the date of the estimate, holding the prices and costs constant throughout the life of the properties.

Actual future prices and costs may differ materially from those used in the net present value estimate, and future net present value estimates using then current prices and costs may be significantly less than the current estimate. In addition, the 10% discount factor Brushy used when calculating discounted future net cash flows for reporting requirements in compliance with the FASB in Accounting Standards Codification, which is referred to as ASC, 932 may not be the most appropriate discount factor based on interest rates in effect from time to time and risks associated with Brushy or the oil and natural gas industry in general.

Brushy’s operational risk is concentrated due to Brushy’s reliance on a small number of wells, operators and oil and gas purchasers.

Brushy has concentrated operational risks both in terms of producing oil and gas properties, the operators Brushy uses and in the purchasers of Brushy’s oil and gas production. An operational failure by an operator, the decline of production from a property and the termination of a contractual agreement with an operator or purchaser would have a material negative impact on Brushy. For the year ended December 31, 2015, revenues from Brushy’s 118 producing wells ranged from approximately 0.007% to 9.052% of total revenues and for the year ended year ended December 31, 2014, revenues from Brushy’s 139 producing wells ranged from approximately 0.003% to 2.6% of total revenues. These wells are all located in the southern region of Texas, West Texas, New Mexico and central Oklahoma, with Brushy operating 97% of these wells.

For the year ended December 31, 2015, the oil, natural gas, and natural gas liquids produced by Brushy are sold and marketed to 10 purchasers. Oil sales to 3 purchasers accounted for 81% of the oil sales, 1 purchaser accounted for approximately 35% and the other two purchasers accounted for approximately 28% and 18% respectively. Natural gas and natural gas liquids sales to one purchaser accounted for 38% of the natural gas and natural gas liquids sales, while the other two purchasers accounted for approximately 28% and 18% respectively.

Low oil and natural gas prices may diminish the quantity and value of Brushy’s estimated proven undeveloped reserves.

Under SEC requirements estimated proved reserves need to be economically producible. If the price of oil or natural gas falls to a point where certain properties cost more to develop and operate than the revenue they generate, such properties might no longer be deemed to be economically producible. SEC rules would require that such properties be removed from the estimated proved reserves in the Brushy’s financial statements. Such reclassifications would negatively impact Brushy’s balance sheet. Any write-down would constitute a non-cash charge to earnings and could have a material adverse effect on results of operations for the periods in which such charges are taken. Once incurred, a write-down of an oil and natural gas properties is not reversible at a later date. Further, this removal of estimated proved reserves may have cascading effects on Brushy’s current ratio calculations in its credit facilities. Brushy may be required to obtain and pledge different collateral or bring in more assets to cure prospective defaults under its credit facilities.

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Seismic studies do not guarantee that hydrocarbons are present or, if present, will produce in economic quantities.

Brushy may use seismic studies to assist with assessing prospective drilling opportunities on current properties, as well as on properties that Brushy may acquire. Such seismic studies are merely an interpretive tool and do not necessarily guarantee that hydrocarbons are present or if present will produce in economic quantities.

Brushy’s business is difficult to evaluate because Brushy has a limited operating history.

Starboard Resources LLC was formed in June 2011, and was converted into a C corporation in June 2012. Consequently, Brushy does not have a lengthy operating history. Brushy’s business systems have not been tested by adversity. While Brushy management has experience with other oil and gas companies as stated below, Brushy has little experience with its current business infrastructure. As a result, Brushy may have a higher operational risk than an oil and gas company that has operated for many years.

In considering whether to invest in Brushy common stock, you should consider that there is only limited historical financial and operating information available on which to base your evaluation of Brushy’s performance. Brushy was formed in June 2011 and, as a result, Brushy has limited financial and operating information available.

Brushy faces challenges and uncertainties in financial planning as a result of the unavailability of historical data and uncertainties regarding the nature, scope and results of future activities. Brushy may not be successful in implementing business strategies or in completing the development of the infrastructure necessary to conduct business as planned. In the event that Brushy’s development plan is not completed or is delayed, operating results will be adversely affected and operations will differ materially from the activities described in earlier reports. As a result of industry factors or factors relating specifically to Brushy, Brushy may have to change its method of conducting business, which may cause a material adverse effect on results of operations and financial condition.

Brushy may experience difficulty in achieving and managing future growth.

Future growth may place strains on resources and cause Brushy to rely more on project partners and independent contractors, possibly negatively affecting financial condition and results of operations. Brushy’s ability to grow will depend on a number of factors, including, but not limited to:

●	ability to evaluate properties;

●	ability to obtain leases or options on properties which Brushy has evaluated;

●	ability to acquire additional data on other prospects;

●	ability to identify and acquire new exploratory prospects;

●	ability to develop existing prospects;

●	ability to continue to retain and attract skilled personnel;

●	ability to maintain or enter into new relationships with project partners and independent contractors;

●	the results of drilling program;

●	hydrocarbon prices; and

●	access to capital.

Brushy may not be successful in upgrading its technical, operations, and administrative resources or in increasing its ability to internally provide certain of the services currently provided by outside sources, and may not be able to maintain or enter into new relationships with project partners and independent contractors. Brushy’s inability to achieve or manage growth may adversely affect its financial condition and results of operations.

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Brushy will not be the operator on all of its drilling locations, and, therefore, will not be able to control the timing of exploration or development efforts, associated costs, or the rate of production of any non-operated assets.

Brushy was not be the operator on 7% of its wells as of December 31, 2015. As Brushy carries out its exploration and development programs, Brushy may enter into arrangements with respect to existing or future drilling locations that result in a greater proportion of locations being operated by others. As a result, Brushy may have limited ability to exercise influence over the operations of the drilling locations operated by its partners. Dependence on the operator could prevent Brushy from realizing target returns for those locations. The success and timing of exploration and development activities operated by its partners will depend on a number of factors that will be largely outside of Brushy’s control, including:

●	the timing and amount of capital expenditures;

●	the operator’s expertise and financial resources;

●	approval of other participants in drilling wells;

●	selection of technology; and

●	the rate of production of reserves, if any

This limited ability to exercise control over the operations of some of drilling locations may cause a material adverse effect on results of operations and financial condition.

A component of Brushy’s growth may come through acquisitions, and failure to identify or complete future acquisitions successfully could reduce earnings and hamper growth.

Brushy may be unable to identify properties for acquisition or to make acquisitions on terms that are economically acceptable. There is intense competition for acquisition opportunities in the oil and gas industry. Competition for acquisitions may increase the cost of, or cause Brushy to refrain from, completing acquisitions. The completion and pursuit of acquisitions may be dependent upon, among other things, Brushy’s ability to obtain debt and equity financing and, in some cases, regulatory approvals. Brushy’s ability to grow through acquisitions will require continued investment in operations, financial and management information systems and to attract, retain, motivate and effectively manage employees. The inability to manage the integration of the merger or future acquisitions effectively could reduce focus on subsequent acquisitions and current operations, and could negatively impact results of operations and growth potential. Brushy’s financial position, results of operations and cash flows may fluctuate significantly from period to period, as a result of the completion of significant acquisitions during particular periods. If Brushy is not successful in identifying or acquiring any material property interests, earnings could be reduced and growth could be restricted.

Brushy may engage in bidding and negotiating to complete successful acquisitions. Brushy may be required to alter or increase substantially its capitalization to finance these acquisitions through the use of cash on hand, the issuance of debt or equity securities, the sale of production payments, the sale of nonstrategic assets, the borrowing of funds or otherwise. If Brushy were to proceed with one or more acquisitions involving the issuance of common stock, current shareholders would suffer dilution of its interests. Furthermore, Brushy’s decision to acquire properties that are substantially different in operating or geologic characteristics or geographic locations from areas with which Brushy employees are familiar may impact productivity in such areas.

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Brushy may purchase oil and natural gas properties with liabilities or risks that Brushy did not know about or that Brushy did not assess correctly, and, as a result, could be subject to liabilities that could adversely affect results of operations.

Before acquiring oil and natural gas properties, Brushy estimates the reserves, future oil and natural gas prices, operating costs, potential environmental liabilities and other factors relating to the properties. However, such review involves many assumptions and estimates, and their accuracy is inherently uncertain. As a result, Brushy may not discover all existing or potential problems associated with the properties being purchased. Brushy may not become sufficiently familiar with the properties to assess fully its deficiencies and capabilities. Brushy does not generally perform inspections on every well or property, and therefore may not be able to observe mechanical and environmental problems even when an inspection is conducted. The seller may not be willing or financially able to give contractual protection against any identified problems, and Brushy may decide to assume environmental and other liabilities in connection with properties acquired. If Brushy acquires properties with risks or liabilities that were unknown or not assessed correctly, financial condition, results of operations and cash flows could be adversely affected as claims are settled and cleanup costs related to these liabilities are incurred.

The marketability of Brushy’s production is dependent upon oil and natural gas gathering and transportation facilities owned and operated by third parties, and the unavailability of satisfactory oil and natural gas transportation arrangements would have a material adverse effect on revenue.

The unavailability of satisfactory oil and natural gas transportation arrangements may hinder Brushy’s access to oil and natural gas markets or delay production from wells. The availability of a ready market for Brushy’s oil and natural gas production depends on a number of factors, including the demand for, and supply of, oil and natural gas and the proximity of estimated reserves to pipelines and terminal facilities. Brushy’s ability to market its production depends in substantial part on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third parties. Failure to obtain these services on acceptable terms could materially harm Brushy’s business. As a result, Brushy may be required to shut-in wells for lack of a market or because of inadequacy or unavailability of pipeline or gathering system capacity. If that were to occur, Brushy would be unable to realize revenue from those wells until production arrangements were made to deliver production to market. Furthermore, if Brushy were required to shut-in wells Brushy might also be obligated to pay shut-in royalties to certain mineral interest owners in order to maintain our leases. The disruption of third party facilities due to maintenance and/or weather could negatively impact Brush’s ability to market and deliver our products. These third parties control when or if such facilities are restored and what prices will be charged. Federal and state regulation of oil and natural gas production and transportation, tax and energy policies, changes in supply and demand, pipeline pressures, damage to or destruction of pipelines and general economic conditions could adversely affect Brushy’s ability to produce, gather and transport oil and natural gas.

Hedging transactions or the lack thereof, may limit Brushy’s potential gains and could result in financial losses.

To manage Brushy’s exposure to price risk, from time to time, Brushy may enter into hedging arrangements, using including “costless collars,” with respect to a portion of r future production. A costless collar provides Brushy with downside price protection through the purchase of a put option which is financed through the sale of a call option. Because the call option proceeds are used to offset the cost of the put option, this arrangement is initially “costless”. The goal of these and other hedges is to lock in a range of prices so as to mitigate price volatility and increase the predictability of cash flows. These transactions limit potential gains if oil or natural gas prices rise above the maximum price established by the call option and may offer protection if prices fall below the minimum price established by the put option only to the extent of the volumes then hedged.

In addition, hedging transactions may expose Brushy to the risk of financial loss in certain other circumstances, including instances in which production is less than expected or the counterparties to put and call option contracts fail to perform under the contracts.

Disruptions in the financial markets could lead to sudden changes in a counterparty’s liquidity, which could impair its ability to perform under the terms of the contracts. Brushy is unable to predict sudden changes in a counterparty’s creditworthiness or ability to perform under contracts. Even if Brushy does accurately predict sudden changes, ability to mitigate that risk may be limited depending upon market conditions.

Furthermore, there may be times when Brushy did not hedge production when, in retrospect, it would have been advisable to do so. Decisions as to whether and what production volumes to hedge are difficult and depend on market conditions and forecast of future production and oil and gas prices, and Brushy may not always employ the optimal hedging strategy. Brushy may employ hedging strategies in the future that differ from those used in the past, and neither the continued application of current strategies nor use of different hedging strategies may be successful.

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On April 27, 2012, the SEC and the CFTC issued final rules defining “Swap Dealer,” “Security-Based Swap Dealer,” “Major Swap Participant,” “Major Security-Based Swap Participant” and “Eligible Contract Participant.” These definitions have end-user exceptions. To the extent that Brushy uses swaps to hedge its risks, it will attempt to comply with the end-user and size exceptions from these definitions. If Brushy is unsuccessful in qualifying for such exceptions in any swap transaction, it may be required to maintain substantial financial reserves relating to its swap transactions and may be required to register with the SEC or CFTC as a swap dealer or participant.

Unless Brushy replaces its oil and natural gas estimated reserves, its estimated reserves and production will decline, which would adversely affect its business, financial condition and results of operations.

Unless Brushy conducts successful development, exploitation and exploration activities or acquires properties containing estimated proved reserves, estimated proved reserves will decline as those reserves are produced. Producing oil and natural gas reservoirs generally are characterized by declining production rates that vary depending upon reservoir characteristics and other factors. Estimated future oil and natural gas reserves and production, and therefore cash flows and income, are highly dependent on Brushy’s success in efficiently developing and exploiting current estimated reserves and economically finding or acquiring additional estimated recoverable reserves. Brushy may not be able to develop, exploit, find or acquire additional reserves to replace current and future production at acceptable costs. If Brushy is unable to replace current and future production, the value of estimated reserves will decrease, and the business, financial condition and results of operations would be adversely affected.

The unavailability or high cost of additional drilling rigs, equipment, supplies, personnel and oilfield services could adversely affect Brushy’s ability to execute exploration and development plans within the established budget and on a timely basis.

Shortages or the high cost of drilling rigs, equipment, supplies, personnel or oilfield services could delay or adversely affect development and exploration operations or cause Brushy to incur significant expenditures that are not provided for in its capital budget, which could have a material adverse effect on the business, financial condition or results of operations.

Market conditions or operational impediments may hinder Brushy’s access to oil and natural gas markets or delay production.

Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder Brushy’s access to oil and natural gas markets or delay production. The availability of a ready market for oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of estimated reserves to pipelines and terminal facilities. Brushy’s ability to market production depends, in substantial part, on the availability and capacity of gathering systems, pipelines and processing facilities owned and operated by third-parties. Brushy’s failure to obtain such services on acceptable terms could materially harm the business. Brushy may be required to shut in wells due to lack of a market or inadequacy or unavailability of crude oil or natural gas pipelines or gathering system capacity. If production becomes shut-in for any of these or other reasons, Brushy would be unable to realize revenue from those wells until other arrangements were made to deliver the products to market.

Brushy may incur substantial losses and be subject to substantial liability claims as a result of oil and natural gas operations. Additionally, Brushy may not be insured for, or current insurance may be inadequate to protect against, these risks.

Brushy is not insured against all risks. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect the business, financial condition or results of operations. Brushy’s oil and natural gas exploration and production activities are subject to all of the operating risks associated with drilling for and producing oil and natural gas, including the possibility of:

●	environmental hazards, such as uncontrollable flows of oil, natural gas, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

●	abnormally pressured formations;

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●	mechanical difficulties, such as stuck oilfield drilling and service tools and casing collapse;

●	personal injuries and death; and

●	natural disasters.

Any of these risks could adversely affect Brushy’s ability to conduct operations or result in substantial losses as a result of:

●	injury or loss of life;

●	damage to and destruction of property, natural resources and equipment;

●	pollution and other environmental damage;

●	regulatory investigations and penalties;

●	suspension of operations; and

●	repair and remediation costs.

Further, Brushy may elect not to obtain insurance if its believed that the cost of available insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. The occurrence of an event that is not fully covered by insurance could have a material adverse effect on Brushy’s business, financial condition and results of operations.

Drilling locations that Brushy decides to drill may not yield oil or natural gas in commercially viable quantities.

Brushy’s drilling locations are in various stages of evaluation, ranging from a location which is ready to drill to a location that will require substantial additional interpretation. There is no way to predict in advance of drilling and testing whether any particular location will yield oil or natural gas in sufficient quantities to recover drilling or completion costs or to be economically viable. The use of technologies and the study of producing fields in the same area will not enable Brushy to know conclusively prior to drilling whether oil or natural gas will be present or, if present, whether oil or natural gas will be present in sufficient quantities to be economically viable. Even if sufficient amounts of oil or natural gas exist, Brushy may damage the potentially productive hydrocarbon bearing formation or experience mechanical difficulties while drilling or completing the well, resulting in a reduction in production from the well or abandonment of the well. If Brushy drills additional wells identified as dry holes in current and future drilling locations, Brushy’s drilling success rate may decline and materially harm its business. Brushy cannot assure you that the analogies drawn from available data from other wells, more fully explored locations or producing fields will be applicable to drilling locations. In sum, the cost of drilling, completing and operating any well is often uncertain, and new wells may not be productive.

Brushy is subject to government regulation and liability, including complex environmental laws, which could require significant expenditures.

The exploration, development, production and sale of oil and natural gas in the United States are subject to many federal, state and local laws, rules and regulations, including complex environmental laws and regulations. Matters subject to regulation include discharge permits, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties, taxation or environmental matters and health and safety criteria addressing worker protection. Under these laws and regulations, Brushy may be required to make large expenditures that could materially adversely affect its financial condition, results of operations and cash flows. These expenditures could include payments for:

●	personal injuries;

●	property damage;

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●	containment and cleanup of oil and other spills;

●	the management and disposal of hazardous materials;

●	remediation and cleanup costs; and

●	other environmental damages.

Brushy does not believe that full insurance coverage for all potential damages is available at a reasonable cost. Failure to comply with these laws and regulations also may result in the suspension or termination of operations and subject Brushy to administrative, civil and criminal penalties, injunctive relief and/or the imposition of investigatory or other remedial obligations. Laws, rules and regulations protecting the environment have changed frequently and the changes often include increasingly stringent requirements. These laws, rules and regulations may impose liability on Brushy for environmental damage and disposal of hazardous materials even without negligent or at fault. Brushy may also be found to be liable for the conduct of others or for acts that complied with applicable laws, rules or regulations at the time those acts were performed. These laws, rules and regulations are interpreted and enforced by numerous federal and state agencies. In addition, private parties, including the owners of properties upon which Brushy’s wells are drilled or the owners of properties adjacent to or in close proximity to those properties may also pursue legal actions based on alleged non- compliance with certain of these laws, rules and regulations.

Governmental regulation and liability for environmental matters may adversely affect Brushy’s business, financial condition and results of operations.

All Brushy’s operations and participations are onshore in the United States. Oil and natural gas operations are subject to various federal, state, and local government regulations that may change from time to time. Matters subject to regulation include:

●	well locations;

●	drilling and completion operations and methods;

●	production amounts limited to below capacity;

●	price controls;

●	surface use and restoration;

●	fluid and waste discharge from drilling operations;

●	plugging and abandonment of wells (including the posting of bonds);

●	well spacing;

●	unitization and pooling of properties;

●	taxation,

●	marketing, transporting and reporting production;

●	valuation and payment of royalties’

●	air emissions;

●	groundwater use and protection;

●	the construction and operation of underground injection wells to dispose of produced saltwater and other non-hazardous oilfield wastes; and

●	the construction and operation of surface pits to contain drilling muds and other non-hazardous fluids associated with drilling operations.

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Federal, state and local laws may require removal or remediation of previously disposed wastes, including wastes disposed of or released by Brushy or prior owners or operators in accordance with current laws or otherwise, to suspend or cease operations at contaminated areas, or to perform remedial well plugging operations or response actions to reduce the risk of future contamination. Federal laws, including the Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, and analogous state laws impose joint and several liability, without regard to fault or legality of the original conduct, on classes of persons who are considered responsible for releases of a hazardous substance into the environment. These persons include the owner or operator of the site where the release occurred, and persons that disposed of or arranged for the disposal of hazardous substances at the site. CERCLA and analogous state laws also authorize the U.S. Environmental Protection Agency, or EPA, state environmental agencies and, in some cases, third parties to take action to prevent or respond to threats to human health or the environment and to seek to recover from responsible classes of persons the costs of such actions. Other environmental laws provide for joint and several strict liabilities for remediation of releases of hazardous substances, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. In addition, Brushy may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances such as oil and natural gas related products. As a result, Brushy may incur substantial liabilities to third parties or governmental entities and may be required to incur substantial remediation costs.

Federal, state, and local laws and regulations relating primarily to the protection of human health and the environment apply to the development, production, handling, storage, transportation, and disposal of oil and natural gas, by-products thereof, and other substances and materials produced or used in connection with oil and natural gas operations. In addition, Brushy may be liable for environmental damages caused by previous owners of property Brushy purchase or lease. Brushy is also subject to changing and extensive tax laws, the effects of which cannot be predicted. Compliance with existing, new, or modified laws and regulations could have a material adverse effect on Brushy’s business, financial condition, and results of operations.

Various state governments and regional organizations comprising state governments are considering enacting new legislation and promulgating new regulations governing or restricting the emission of greenhouse gases from stationary sources such as our equipment and operations. Legislative and regulatory proposals for restricting greenhouse gas emissions or otherwise addressing climate change could require Brushy to incur additional operating costs and could adversely affect demand for the natural gas and oil sold. The potential increase in operating costs could include new or increased costs to obtain permits, operate and maintain current equipment and facilities, install new emission controls on all current equipment and facilities, acquire allowances to authorize greenhouse gas emissions, pay taxes related to greenhouse gas emissions and administer and manage a greenhouse gas emissions program. Moreover, incentives to conserve energy or use alternative energy sources could reduce demand for natural gas and oil.

Brushy may incur losses or costs as a result of title deficiencies in the properties in which Brushy invests.

If an examination of the title history of a property that Brushy purchased reveals an oil and natural gas lease has been purchased in error from a person who is not the owner of the mineral interest desired, Brushy’s interest would be worthless. In such an instance, the amount paid for such oil and natural gas lease as well as any royalties paid pursuant to the terms of the lease prior to the discovery of the title defect would be lost.

Prior to the drilling of an oil and natural gas well, however, it is the normal practice in the oil and natural gas industry the operator of the well to obtain a preliminary title review of the spacing unit within which the proposed oil and natural gas well is to be drilled to ensure there are no obvious deficiencies in title to the well. Frequently, as a result of such examinations, certain curative work must be done to correct deficiencies in the marketability of the title, and such curative work entails expense. Failure to cure any title defects may adversely impact Brushy’s ability in the future to increase production and reserves. In the future, Brushy may suffer a monetary loss from title defects or title failure. Additionally, unproved and unevaluated acreage has greater risk of title defects than developed acreage. If there are any title defects or defects in assignment of leasehold rights in properties in which Brushy holds an interest, Brushy will suffer a financial loss which could adversely affect Brushy’s financial condition, results of operations and cash flows.

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Federal and State Legislation and regulatory initiatives relating to hydraulic fracturing could result in increased costs and additional operating restrictions or delays.

Hydraulic fracturing involves the injection of water, sand or other propping agents and chemicals under pressure into rock formations to stimulate natural gas production. Brushy routinely uses hydraulic fracturing to produce commercial quantities of oil, liquids and natural gas. Sponsors of bills before the Senate and House of Representatives have asserted that chemicals used in the fracturing process could adversely affect drinking water supplies. Such legislation, if adopted, could increase the possibility of litigation and establish an additional level of regulation at the federal level that could lead to operational delays or increased operating costs and could, and in all likelihood would, result in additional regulatory burdens, making it more difficult to perform hydraulic fracturing operations and increasing our costs of compliance. Moreover, the EPA is conducting a comprehensive research study on the potential adverse impacts that hydraulic fracturing may have on drinking water and groundwater. Consequently, even if federal legislation is not adopted soon or at all, the performance of the hydraulic fracturing study by the EPA could spur further action at a later date towards federal legislation and regulation of hydraulic fracturing or similar production operations.

In addition, a number of states are considering or have implemented more stringent regulatory requirements applicable to fracturing, which could include a moratorium on drilling and effectively prohibit further production of natural gas through the use of hydraulic fracturing or similar operations.

The adoption of new laws or regulations imposing reporting obligations on, or otherwise limiting, the hydraulic fracturing process could make it more difficult to complete oil and natural gas wells. In addition, if hydraulic fracturing becomes regulated at the federal level as a result of federal legislation or regulatory initiatives by the EPA, fracturing activities could become subject to additional permitting requirements, and also to attendant permitting delays and potential increases in cost, which could adversely affect business and results of operations.

Current water regulation relating to hydraulic fracturing, particularly water source and groundwater regulation, could result in increased operational costs, operating restrictions and delays.

Hydraulic fracturing uses large amounts of water. It can require between three to five million gallons of water per horizontal well. We may face regulatory concerns in both the sourcing and the discharge of water used in hydraulic fracturing. In addition, hydraulic fracturing produces water discharges that must be treated and disposed of in accordance with applicable regulatory requirements.

First, as to sourcing water for hydraulic fracturing, Brushy will need to secure water from the local water supply or make alternative arrangements. In order to source water from the local water supply for hydraulic fracturing Brushy may need to pay premium rates and be subject to a lower priority if the local area becomes subject to water restrictions. Brushy may also seek water from alternative providers supporting the hydraulic fracturing industry. If Brushy has an insufficient water supply, Brushy will be unable to engage in hydraulic fracturing until such supply is located.

Second, hydraulic fracturing results in water discharges that must be treated and disposed of in accordance with applicable regulatory requirements. Environmental regulations governing the withdrawal, storage and use of surface water or groundwater necessary for hydraulic fracturing may increase operating costs and cause delays, interruptions or termination of operations, the extent of which cannot be predicted, all of which could have an adverse effect on operations and financial performance. Brushy’s ability to remove and dispose of water will affect production, and the cost of water treatment and disposal may affect profitability. The imposition of new environmental initiatives and regulations could also include restrictions on our ability to conduct hydraulic fracturing or disposal of produced water, drilling fluids and other substances associated with the exploration, development and production of gas and oil.

Brushy’s business may suffer with the loss of key personnel.

Brushy depends to a large extent on the services of certain key management personnel, including Michael Pawelek, President and Chief Executive Officer, Edward Shaw, Chief Operating Officer and other executive officers and key employees. These individuals have extensive experience and expertise in evaluating and analyzing producing oil and natural gas properties and drilling prospects, maximizing production from oil and natural gas properties, marketing oil and natural gas production and developing and executing financing and hedging strategies. The loss of any of these individuals could have a material adverse effect on operations. Brushy does not maintain key-man life insurance with respect to any of its employees. Brushy’s success will be dependent on its ability to continue to employ and retain skilled technical personnel.

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Brushy has an active board of directors that meets several times throughout the year and is intimately involved in the business and the determination of various operational strategies. Members of the board of directors work closely with management to identify potential prospects, acquisitions and areas for further development. Some of directors have been involved with Brushy since inception and have a deep understanding of Brushy’s operations and culture. If any directors resign or become unable to continue in their present role, it may be difficult to find replacements with the same knowledge and experience and as a result, operations may be adversely affected.

Competition in the oil and natural gas industry is intense making it more difficult for Brushy to acquire properties, market natural gas and secure trained personnel.

Brushy’s ability to acquire additional prospects and to find and develop reserves in the future will depend on the ability to evaluate and select suitable properties and to consummate transactions in a highly competitive environment for acquiring properties, marketing oil and natural gas and securing trained personnel. Also, there is substantial competition for capital available for investment in the oil and natural gas industry. Many competitors possess and employ financial, technical and personnel resources substantially greater than Brushy’s. Those companies may be able to pay more for productive oil and natural gas properties and exploratory prospects and to evaluate, bid for and purchase a greater number of properties and prospects than Brushy’s financial or personnel resources permit. In addition, other companies may be able to offer better compensation packages to attract and retain qualified personnel than Brushy may be able to offer. The cost to attract and retain qualified personnel has increased in recent years due to competition and may increase substantially in the future. Brushy may not be able to compete successfully in the future in acquiring prospective reserves, developing reserves, marketing hydrocarbons, attracting and retaining quality personnel and raising additional capital, which could have a material adverse effect on Brushy’s business.

Brushy may not be able to keep pace with technological developments in the industry.

The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies. As others use or develop new technologies, Brushy may be placed at a competitive disadvantage or competitive pressures may force Brushy to implement those new technologies at substantial costs. In addition, other oil and natural gas companies may have greater financial, technical, and personnel resources that allow them to enjoy technological advantages and may in the future allow them to implement new technologies before Brushy is in a position to do so. Brushy may not be able to respond to these competitive pressures and implement new technologies on a timely basis or at an acceptable cost. If one or more of the technologies used now or in the future were to become obsolete or if Brushy is unable to use the most advanced commercially available technology, the business, financial condition, and results of operations could be materially adversely affected.

Financial difficulties encountered by Brushy’s oil and natural gas purchasers, third party operators or other third parties could decrease cash flow from operations and adversely affect exploration and development activities.

Brushy derives essentially all its revenues from the sale of its oil and natural gas to unaffiliated third party purchasers, independent marketing companies and mid-stream companies. Any delays in payments from such purchasers caused by financial problems encountered by them will have an immediate negative effect on Brushy’s results of operations and cash flows.

Liquidity and cash flow problems encountered by Brushy’s working interest co-owners or the third party operators of Brushy’s non-operated properties may prevent or delay the drilling of a well or the development of a project. Brushy’s working interest co-owners may be unwilling or unable to pay its share of the costs of projects as they become due. In the case of a working interest owner, Brushy could be required to pay the working interest owner’s share of the project costs. Brushy cannot assure you that they would be able to obtain the capital necessary to fund these contingencies.

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Brushy may not have enough insurance to cover all of the risks faced and operators of prospects in which Brushy participates may not maintain or may fail to obtain adequate insurance.

In accordance with customary industry practices, Brushy maintains insurance coverage against some, but not all, potential losses in order to protect against the risks faced. Brushy does not carry business interruption insurance. Brushy may elect not to carry insurance if management believes that the cost of available insurance is excessive relative to the risks presented. In addition, Brushy cannot insure fully against pollution and environmental risks. The occurrence of an event not fully covered by insurance could have a material adverse effect on Brushy’s financial condition and results of operations. The impact of natural disasters or weather events in the areas where Brushy operates has resulted in escalating insurance costs and less favorable coverage terms.

Oil and natural gas operations are subject to particular hazards incident to the drilling and production of oil and natural gas, such as blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires and pollution and other environmental risks. These hazards can cause personal injury and loss of life, severe damage to and destruction of property and equipment, pollution or environmental damage and suspension of operation. Brushy does not operate all of the properties in which they hold an interest. In the projects in which they own a non-operating interest directly, the operator for the prospect maintains insurance of various types to cover operations with policy limits and retention liability customary in the industry. Brushy believes the coverage and types of insurance are adequate. The occurrence of a significant adverse event that is not fully covered by insurance could result in the loss of Brushy’s total investment in a particular prospect which could have a material adverse effect on financial condition and results of operations.

Brushy’s producing properties are located in regions which make Brushy vulnerable to risks associated with operating in one major contiguous geographic area, including the risk of damage or business interruptions from natural disasters or weather events.

Brushy’s properties are currently located onshore in Texas, Oklahoma and New Mexico. As a result of this geographic concentration, Brushy is disproportionately affected by any delays or interruptions in production or transportation in these areas caused by governmental regulation, transportation capacity constraints, natural disasters, regional price fluctuations or other factors. Such disturbances have in the past and will in the future have any or all of the following adverse effects on Brushy’s business:

●	interruptions to operations as production is suspended in advance of an approaching storm;

●	damage to facilities and equipment, including damage that disrupts or delays production;

●	disruption to the transportation systems relied upon to deliver products to customers; and

●	damage to or disruption of customer facilities that prevents Brushy from taking delivery of products.

Brushy’s identified drilling locations are scheduled out over several years, making them susceptible to uncertainties that could materially alter the occurrence or timing of its drilling.

Brushy’s management has specifically identified and scheduled drilling locations as an estimation of future multi-year drilling activities on existing acreage. These scheduled drilling locations represent a significant component of Brushy’s growth strategy. Brushy’s ability to drill and develop these locations depends on a number of uncertainties, including oil and natural gas prices, the availability of capital, costs, drilling results, regulatory approvals and other factors. Because of these uncertainties, Brushy does not know if the potential drilling locations previously identified will ever be drilled or if Brushy will be able to produce oil or natural gas from these or any other potential drilling locations. As such, actual drilling activities may materially differ from those presently identified, which could adversely affect Brushy’s business.

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Market conditions or operational impediments may hinder Brushy’s access to oil and natural gas markets or delay Brushy’s production.

Market conditions or the unavailability of satisfactory oil and natural gas transportation arrangements may hinder Brushy’s access to oil and natural gas markets or delay Brushy’s production. The availability of a ready market for Brushy’s oil and natural gas production depends on a number of factors, including the demand for and supply of oil and natural gas and the proximity of Brushy’s reserves to pipelines and terminal facilities. Brushy’s ability to market its production depends in substantial part on the availability and capacity of transport vessels, gathering systems, pipelines and processing facilities owned and operated by third parties under interruptible or short-term transportation agreements. Under the interruptible transportation agreements, the transportation of Brushy’s natural gas may be interrupted due to capacity constraints on the applicable system, for maintenance or repair of the system, or for other reasons as dictated by the particular agreements. Brushy’s failure to obtain such services on acceptable terms could materially harm Brushy’s business. Brushy may be required to shut in wells due to lack of a market or the inadequacy or unavailability of natural gas pipeline or gathering system capacity. If that were to occur, Brushy would be unable to realize revenue from those wells unless and until Brushy made arrangements for delivery of their production to market.

Terrorist attacks aimed at energy operations could adversely affect Brushy’s business.

The continued threat of terrorism and the impact of military and other government action have led and may lead to further increased volatility in prices for oil and natural gas and could affect these commodity markets or the financial markets used by us. In addition, the U.S. government has issued warnings that energy assets may be a future target of terrorist organizations. These developments have subjected oil and natural gas operations to increased risks. Any future terrorist attack on Brushy’s facilities, customer facilities, the infrastructure depended upon for transportation of products, and, in some cases, those of other energy companies, could have a material adverse effect on Brushy’s business.

Brushy does not anticipate an immediate market for its shares.

Brushy has not yet obtained an exchange listing or an over-the-counter quotation which are pre-requisites to liquidity for Brushy’s common stock shares. Further, 17.2348% of Brushy’s common stock shares are subject to a lawsuit described above in the Connecticut Superior Court for the Judicial District of Stamford/Norwalk at Stamford. Consequently, even if Brushy obtains an exchange listing or over-the-counter quotation, Brushy’s common stock shares’ liquidity will be materially limited by the unavailability of these shares. Moreover, Brushy currently has only twenty-eight stockholders (plus 2,190,891 common stock shares interplead into the Court in Henry et al. v. Imbruce et al.). Stock purchase and sale decisions by these stockholders will have a material impact on Brushy’s common stock shares’ liquidity.

The market price of Brushy’s common stock may be volatile.

If the board of directors of Brushy seeks an exchange listing or a price quotation for its common stock, the trading price of the stock and the price at which Brushy may sell stock in the future are subject to large fluctuations in response to any of the following:

●	limited trading volume in the common stock;

●	quarterly variations in operating results;

●	involvement in litigation;

●	general financial market conditions;

●	the prices of oil and natural gas;

●	announcements by us and Brushy’s competitors;

●	liquidity;

●	ability to raise additional funds;

●	changes in government regulations; and

●	other events.

If the merger is consummated, a separate exchange listing for Brushy common stock will not be required.

Brushy does not intend to pay dividends on its stock.

Brushy has not historically paid dividends on stock, cash or otherwise, and does not intend to in the foreseeable future. Further, our credit facilities limit our ability to pay dividends on our stock without lender approval.

Provisions of Delaware law may delay or prevent transactions that would benefit stockholders.

Delaware General Corporation Law contain provisions that may have the effect of delaying, deferring or preventing a change of control of the company. Because of these provisions, persons considering unsolicited tender offers or other unilateral takeover proposals may be more likely to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. As a result, these provisions may make it more difficult for Brushy stockholders to benefit from transactions that are opposed by an incumbent board of directors.

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Brushy may issue shares of preferred stock that could adversely affect holders of shares of common stock.

The board of directors of Brushy may receive the power, without shareholder approval and subject to the terms of Brushy’s certificate of incorporation, to set the terms of any such classes or series of shares of stock that may be issued, including voting rights, dividend rights, conversion features, preferences over shares of Brushy’s common stock with respect to dividends or upon liquidation, dissolution, or wind of the business. If Brushy issues shares of preferred stock in the future that have a preference over shares of common stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if Brushy issues shares of preferred stock with voting rights that dilute the voting power of shares of common stock, the rights of holders of common stock or the trading price of Brushy’s common stock could be adversely affected.

Brushy is an “Emerging Growth Company,” and cannot be certain if the reduced reporting requirements applicable to Emerging Growth Companies will make Brushy’s common stock less attractive to investors.

Brushy is an “Emerging Growth Company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act. For as long as Brushy continues to be an Emerging Growth Company, Brushy may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Brushy could be an Emerging Growth Company for up to five years, although circumstances could cause Brushy to lose that status earlier, including if the market value of Brushy’s common stock held by non-affiliates exceeds $700 million, if Brushy issues $1 billion or more in non-convertible debt during the previous three-year period, or if Brushy’s annual gross revenues exceed $1 billion. Brushy would cease to be an Emerging Growth Company on the last day of the fiscal year following the date of the fifth anniversary of Brushy’s first sale of common equity securities under an effective registration statement or a fiscal year in which Brushy has $1 billion in gross revenues. Finally, at any time Brushy may choose to opt-out of the Emerging Growth Company reporting requirements. If Brushy chooses to opt out, Brushy will be unable to opt back in to being an Emerging Growth Company. Brushy cannot predict if investors will find Brushy’s common stock less attractive because Brushy may rely on these exemptions. If some investors find Brushy common stock less attractive as a result, there may be a less active trading market for Brushy’s common stock and Brushy’s stock price may be more volatile.

If Brushy is unable to implement and maintain effective internal control over financial reporting in the future, investors may lose confidence in the accuracy and completeness of Brushy’s financial reports and the market price of Brushy’s common stock may decline.

As a public company, Brushy would be required to maintain internal control over financial reporting and to report any material weaknesses in such internal control. Further, Brushy will be required to report any changes in internal controls on a quarterly basis. In addition, Brushy would be required to furnish a report by management on the effectiveness of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act. Brushy has been designing, implementing, and testing the internal controls over financial reporting required to comply with these obligations. In addition, Brushy’s independent registered public accounting firm will be required to attest to the effectiveness of Brushy’s internal control over financial reporting beginning with Brushy’s annual report on Form 10-K following the date on which Brushy is no longer an “Emerging Growth Company.” If Brushy identifies material weaknesses in its internal control over financial reporting, if Brushy is unable to comply with the requirements of Section 404 in a timely manner or assert that Brushy’s internal control over financial reporting are effective, or if Brushy’s independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal control over financial reporting when required, investors may lose confidence in the accuracy and completeness of Brushy’s financial reports and the market price of the common stock could be negatively affected, and Brushy could become subject to investigations by the stock exchange on which the securities are listed, the SEC, or other regulatory authorities, which could require additional financial and management resources.

In the event the merger is consummated, we will have additional resources available to us to increase the effectiveness of our internal controls, including a Chief Financial Officer, and extended management team.

As an Emerging Growth Company, Brushy’s auditor is not required to attest to the effectiveness of Brushy’s internal controls.

Brushy’s independent auditor is not required to attest to the effectiveness of Brushy’s internal control over financial reporting while Brushy is an Emerging Growth Company. This means that the effectiveness of Brushy’s financial operations may differ from Brushy’s peer companies in that they may be required to obtain independent auditor attestations as to the effectiveness of their internal controls over financial reporting and Brushy is not. While Brushy management will be required to attest to internal control over financial reporting and Brushy will be required to detail changes to Brushy’s internal controls on a quarterly basis, Brushy cannot provide assurance that the independent auditor’s review process in assessing the effectiveness of Brushy’s internal controls over financial reporting will not find one or more material deficiencies. Further, once Brushy ceases to be an Emerging Growth Company Brushy will be subject to independent auditor attestation regarding the effectiveness of Brushy’s internal controls over financial reporting. Even if management finds such controls to be effective, Brushy’s independent auditor may decline to attest to the effectiveness of such internal controls and issue a qualified report.

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As a Smaller Reporting Company Brushy is presenting its audited financial statements and selected financial data for only a two -year period, which may not be comparable to those companies that provide audited financial statements and selected financial data for longer periods of time.

Smaller Reporting Companies need not present more than two years of audited financial statements and they need not present selected financial data as required by SEC Regulation S-K Item 301. This selected financial data includes a table showing net sales, operating revenue, income or loss from continuing operations per share of common stock, total assets, long-term obligations (including long-term debt, capital leases and redeemable preferred stock) and cash dividends per share of common stock. Brushy is providing only two years of audited financial statements and selected data. For purposes of this joint proxy statement/prospectus, Brushy has included selected financial data for illustrative purposes only.

Brushy is considered a smaller reporting company and is exempt from certain disclosure requirements, which could make Brushy common stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer), or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

●	Had a public float of less than $75 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

●	In the case of an initial registration statement under the Securities Act, or the Exchange Act of 1934, as amended, which we refer to as the Exchange Act, for shares of its common equity, had a public float of less than $75 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

●	In the case of an issuer whose public float as calculated under paragraph (1) or (2) of this definition was zero, had annual revenues of less than $50 million during the most recently completed fiscal year for which audited financial statements are available.

As a “smaller reporting company” Brushy is not required and may not include a Compensation Discussion and Analysis section in its proxy statements; provide only 2 years of financial statements; need not provide the table of selected financial data; and have other “scaled” disclosure requirements that are less comprehensive than issuers that are not “smaller reporting companies” which could make Brushy common r stock less attractive to potential investors, which could make it more difficult for Brushy stockholders to sell their shares.

Brushy common stock is likely to be a penny stock, and therefore, trading may be restricted by the SEC’s penny stock regulations which may limit a stockholder’s ability to buy and sell Brushy common stock.

The SEC adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If Brushy common stock (both pre and post-merger) trades at less than $5.00 per share, these securities would be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade Brushy securities. Brushy believes that the penny stock rules discourage investor interest in and limit the marketability of its common stock.

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The Financial Industry Regulatory Authority, or FINRA, has adopted sales practice requirements which may also limit a stockholder’s ability to buy and sell Brushy common stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker- dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy Brushy common stock, which may limit your ability to buy and sell Brushy common stock and have an adverse effect on the market for Brushy shares.

Risks Relating to the Merger

Because all of the merger consideration to be received by Brushy stockholders is a fixed amount of Lilis common stock and the market price of shares of Lilis common stock will fluctuate, Brushy stockholders cannot be sure of the aggregate value of the merger consideration they will receive.

Upon the effective time of the merger, each share of Brushy common stock (other than dissenting shares as described in “Dissenters’ Rights of Appraisal” on page [—] and other than shares held in Brushy’s treasury or owned by Lilis or any subsidiary of Brushy or Lilis, which will be cancelled for no consideration) will be converted into the right to receive merger consideration consisting of a pro rata share of an aggregate of approximately 57,851,185 shares of Lilis common stock based on the exchange ratio contemplated by the merger agreement and the number of shares of Brushy common stock as of December 29, 2015, which will represent approximately 50% of the shares of Lilis’s common stock outstanding immediately following the completion of the merger (without giving effect to the exercise of any outstanding options or warrants to purchase equity securities of Lilis or Brushy). Because the aggregate number of shares of Lilis common stock is fixed and will not be adjusted as a result of changes in the market price of Lilis common stock, the value of the merger consideration Brushy stockholders will receive will fluctuate with the market price of Lilis common stock. The merger agreement does not include a price-based termination right or provisions that would limit the impact of increases or decreases in the market price of Lilis common stock or adjust the portion of the merger consideration to be paid in Lilis common stock as a result of any change in the market price of shares of Lilis common stock between the date of this joint proxy statement/prospectus and the date that Brushy stockholders receive shares of Lilis common stock in exchange for their shares of Brushy common stock. The market price of Lilis common stock will likely be different, and may be lower, on the date Brushy stockholders receive their shares of Lilis common stock than the market price of shares of Lilis common stock as of the date of this joint proxy statement/prospectus.

During the 12-month period ended on December 31, 2015, shares of Lilis common stock traded in a range from a low of $0.07 to a high of $3.15 and ended that period at $0.20 per share. See “Price Range of Common Stock and Dividends” beginning on page [—] for more detailed share price information. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in oil and natural gas prices, changes in Lilis’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond Lilis’s control. If the market price of Lilis common stock declines after Brushy stockholders vote, they may receive less value than they expected when they voted. Neither Lilis nor Brushy is permitted to terminate the merger agreement, adjust the merger consideration or resolicit the vote of Brushy stockholders because of changes in the market price of Lilis common stock.

Current Lilis and Brushy stockholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined company.

Lilis will issue approximately 57,851,185 shares of Lilis common stock to Brushy stockholders in the merger. As a result, current Lilis stockholders and current Brushy stockholders are each expected to hold approximately 50% of the shares of the combined company.

Lilis stockholders and Brushy stockholders currently have the right to vote for their respective board of directors and on other matters affecting the applicable company. When the merger occurs, each Brushy stockholder that receives shares of Lilis common stock will become a stockholder of Lilis with a percentage ownership of the combined company that is significantly smaller than the stockholder’s percentage ownership in Brushy. Correspondingly, each Lilis stockholder will remain a stockholder of Lilis with a percentage ownership of the combined company that is significantly smaller than the stockholder’s percentage ownership of Lilis prior to the merger. As a result of these reduced ownership percentages, Lilis stockholders will have less influence on the management and policies of the combined company than they now have with respect to Lilis, and former Brushy stockholders will have less influence on the management and policies of the combined company than they now have with respect to Brushy.

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The ability of Lilis and Brushy to complete the merger is subject to various closing conditions, including the approval by the stockholders of both Lilis and Brushy, and as a result, the closing of the merger may be delayed or not be completed, which could adversely affect Lilis’s and/or Brushy’s business operations and stock prices.

In order for the merger to be completed, both Lilis’s stockholders and Brushy’s stockholders must approve and adopt the merger agreement and related transaction proposals, which requires the affirmative vote of the holders of at least a majority of the issued and outstanding shares of Lilis common stock and Brushy common stock. The merger agreement also contains other closing conditions, which are described in “The Merger Agreement—Conditions to the Merger” beginning on page [—]. We can provide no assurance that the various closing conditions will be satisfied or waived.

The stockholder meetings at which the Lilis stockholders and the Brushy stockholders will vote on the transactions contemplated by the merger agreement may take place before all such conditions have been satisfied or waived. As a result, if stockholder approval of the transactions contemplated by the merger agreement is obtained at such meetings, Lilis and Brushy may make decisions after the stockholder meetings to waive a condition or approve certain actions required to satisfy a necessary condition without seeking further stockholder approval. Such actions could have an adverse effect on the combined company.

If Lilis and Brushy are unable to complete the merger, Lilis and Brushy would be subject to a number of risks, including the following:

●	Lilis and Brushy would not realize the anticipated benefits of the merger, including, among other things, increased operating efficiencies;

●	the attention of management of Lilis and Brushy may have been diverted to the merger rather than to each company’s own operations and the pursuit of other opportunities that could have been beneficial to that company;

●	the potential loss of key personnel during the pendency of the merger as employees may experience uncertainty about their future roles with the combined company;

●	certain costs relating to the merger, including certain financial advisory, legal and accounting fees and expenses, must be paid even if the merger is not closed;

●	Lilis and Brushy will have been subject to certain restrictions on the conduct of their respective businesses, which may prevent them from making certain acquisitions or dispositions or pursuing certain business opportunities while the merger is pending; and

●	the trading price of Lilis common stock may decline to the extent that the current market prices reflect a market assumption that the merger will be completed.

If the merger is not completed on or before May 31, 2016, either Lilis or Brushy may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligations under the merger agreement or a material breach of the merger agreement by such party. See “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page [—]. Lilis and Brushy are also each required to pay the other a termination fee of $1.2 million if it terminates the merger under certain circumstances specified in the merger agreement. In addition, if the merger agreement is terminated under certain circumstances unrelated to a breach or failure to perform, as applicable, of Lilis’s representations, warranties, covenants or other agreements contained in the merger agreement or as a result of a superior proposal, Brushy may be required to pay to Lilis an amount equal to the refundable deposit, which is $2 million, subject to further increases as mutually agreed upon between the parties. See “The Merger Agreement— Termination of the Merger Agreement” beginning on page [—].

The occurrence of any of these events individually or in combination could have a material adverse effect on the companies’ results of operations or the trading price of Lilis common stock.

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The pendency of the merger could adversely affect Lilis and/or Brushy.

Lilis and Brushy have each agreed in the merger agreement to refrain from taking certain actions with respect to their business and financial affairs during the pendency of the merger, which restrictions could be in place for an extended period of time if completion of the merger is delayed and could adversely impact Lilis’s and Brushy’s financial condition, results of operations or cash flows.

Each of Lilis and Brushy will incur significant transaction, merger-related and restructuring costs in connection with the merger.

Lilis and Brushy expect to incur costs associated with combining the operations of the two companies, as well as transaction fees and other costs related to the merger. The combined company also will incur restructuring and integration costs in connection with the merger. Lilis is in the early stages of assessing the magnitude of these costs and additional unanticipated costs may be incurred in the integration of the businesses of Lilis and Brushy. The costs related to restructuring will be expensed as a cost of the ongoing results of operations of either Lilis or Brushy or the combined company. Although Lilis and Brushy expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction, merger-related and restructuring costs over time, any net benefit may not be achieved in the near term, or at all. Many of these costs will be borne by Lilis and/or Brushy even if the merger is not completed.

The merger agreement limits each of Lilis’s and Brushy’s ability to pursue alternatives to the merger.

The merger agreement contains provisions that could adversely impact competing proposals to acquire Lilis and Brushy. These provisions include the prohibition on Lilis and Brushy generally from soliciting any acquisition proposal or offer for a competing transaction and the requirement that the terminating party pay a termination fee of approximately $1.2 million in cash if the merger agreement is terminated in specified circumstances in connection with a superior proposal for an alternative transaction. In the case of Brushy, this amount may be as much as $3.2 million in the case Brushy is required to repay the refundable deposit, which is currently $2 million but is subject to further increases as mutually agreed upon between the parties. As a result of these restrictions, neither Lilis nor Brushy may be able to enter into an agreement with respect to a more favorable alternative transaction without incurring potentially significant liability to the other. If such a termination fee is payable, the payment of this fee could have material and adverse consequences to the financial condition and operations of the company making such payment.

In addition, even if the board of directors of Lilis or Brushy determines that a competing proposal to acquire the other is superior, each of Lilis and Brushy may not exercise its right to terminate the merger agreement unless it notifies the other of its intention to do so and gives the non-terminating party at least four business days to propose revisions to the terms of the merger agreement or to make another proposal in response to the competing proposal. See “The Merger Agreement—No Solicitation” beginning on page [—].

Each of Lilis and Brushy agreed to these provisions as a condition to the other’s willingness to enter into the merger agreement. These provisions, however, might discourage a third party that might have an interest in acquiring all or a significant part of either Lilis or Brushy from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher value than the current proposed merger consideration. Furthermore, the termination fee may result in a potential competing acquiror proposing to pay a lower per share price to acquire Lilis or Brushy than it might otherwise have proposed to pay.

The opinion obtained by the board of directors of Brushy from its financial advisor will not reflect changes in circumstances between signing the merger agreement and the completion of the merger.

The Brushy board of directors has not requested an updated opinion as of the date of this joint proxy statement/prospectus from ROTH, Brushy’s financial advisor, nor has it obtained such an update since the board is not aware of any material changes to Lilis, Brushy or their respective businesses, results of operations or financial positions. This opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to the financial advisor as of, the date of such opinion. Developments subsequent to the date of such opinion, including changes in the operations and prospects of Brushy or Lilis, general market and economic conditions and other factors that may be beyond the control of Brushy and Lilis, may affect such opinion. The opinion is included as Annex C to this joint proxy statement/prospectus. For a description of the opinion that Brushy’s board of directors received from its financial advisor and a summary of the material financial analyses ROTH provided to Brushy’s board of directors in connection with rendering such opinion, please refer to the section entitled “The Merger—Opinion of ROTH to the Brushy Board of Directors” beginning on page [—].

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The expected executive officers and directors of Lilis and Brushy have interests in the merger that are different from, or in addition to, those of other shareholders and that could have influenced their decision to support or approve the merger.

The expected executive officers and directors after the closing of the merger of the combined company are expected to collectively beneficially own approximately [     ]% of the outstanding shares of Lilis common stock after the closing of the merger. In considering whether to approve the transactions contemplated by the merger agreement, Lilis stockholders and Brushy stockholders should recognize that some of the executive officers and the boards of directors of Lilis and Brushy have interests in the merger that may differ from, or are in addition to, their interests as stockholders of Lilis and stockholders of Brushy. These interests are described in “Interests of Lilis and Brushy Directors and Executive Officers in the Merger” beginning on page [—].

The merger may fail to qualify as a tax-free reorganization for federal income tax purposes, resulting in your recognition of taxable gain or loss in respect of your shares of Brushy common stock.

The Merger has been structured with the intent that it qualify as a tax-free reorganization under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. Due to the uncertainty surrounding the application of the “control test,” however, neither Brushy nor Lilis can assure you at this time that the merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code. Further, even if Lilis and Brushy later determine to take the position that the merger so qualifies, no assurance can be given that the IRS or the courts will agree that the merger qualifies as a tax-free reorganization under Section 368(a). Further, the IRS will not provide a ruling on this matter, nor will Lilis or Brushy obtain an opinion of legal counsel as to whether the merger will constitute a tax-free reorganization for federal income tax purposes. If the merger fails to qualify as a reorganization, the merger will be fully taxable for U.S. federal income tax purposes with the consequences as more fully described under “Certain Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [—].

Lilis may have failed to make adequate provisions for withholding of income, FICA and other taxes from employee compensation and consequently may have an under-funded obligation with respect to such taxes, including related interest and penalties.

Lilis may have failed to make adequate provisions for withholding of income, FICA and other taxes with respect to 1,485,000 shares of stock-based employee compensation from 2012 through the end of 2015. Consequently, Lilis may have an under-funded obligation with respect to such taxes, including related interest and penalties. Any such under-funded obligation could have material and adverse consequences to the financial condition and operations of Lilis.

Risks Relating to Lilis’s Operations Following the Merger

We may not be able to successfully integrate the businesses of Lilis and Brushy following the merger.

The success of the merger depends in large part upon our ability to integrate our organizations, operations, systems and personnel. The integration of two previously independent companies is a challenging, time-consuming and costly process. Lilis and Brushy have operated and, until the effective time of the merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses, inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with suppliers, customers and employees or to achieve the anticipated benefits of the merger, potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the merger and performance shortfalls at one or both of the two companies as a result of the diversion of management’s attention caused by completing the merger and integrating the companies’ operations. In addition, successful integration of the companies will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company. If we are not able to integrate our organizations, operations, systems and personnel in a timely and efficient manner, the anticipated benefits of the merger may not be realized fully or at all or may take longer to realize than expected.

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The combined company could incur substantial expenses related to the integration of Lilis and Brushy.

Lilis and Brushy expect that the combined company will incur substantial expenses in connection with integrating their respective businesses, policies, procedures, operations, technologies and systems. There are a large number of systems that must be integrated, including information management, purchasing, accounting and finance, sales, billing, payroll and benefits, fixed asset and lease administration systems and regulatory compliance. There are a number of factors beyond the control of either party that could affect the total amount or the timing of all of the expected integration expenses. Moreover, many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. These expenses could, particularly in the near term, reduce the savings that Lilis expects to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the merger, and accordingly, any net benefits may not be achieved in the near term or at all. These integration expenses may result in the combined company taking significant charges against earnings following the completion of the merger.

Business issues currently faced by one company may be imputed to the operations of the other company.

To the extent that either Lilis or Brushy currently has or is perceived to have operational challenges, those challenges may raise concerns by existing customers of the other company following the merger which may limit or impede Lilis’s future ability to obtain additional work from those customers.

Lilis’s merger with Brushy, if completed, may not achieve its intended results.

Lilis and Brushy entered into the merger agreement with the expectation that the merger would result in various benefits, cost savings and operating efficiencies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether the business of Brushy is integrated in an efficient and effective manner. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues generated by the combined company, and diversion of management’s time and energy and could have an adverse effect on the combined company’s financial position, results of operations or cash flows.

Lilis’s business plan after consummation of the merger includes substantial capital requirements which may require additional debt or equity financing if we cannot operate profitably or generate positive cash flow in the future.

If we cannot generate positive cash flows in the future, or raise sufficient financing to continue operations, then we may be forced to curtail or even cease our operations. Lilis expects to make substantial capital expenditures for the acquisition, development, production and exploration of its oil and gas properties in order to fully realize its business plan. Moreover, additional capital will be required to fund financing costs, costs associated with general and administrative expenses and other working capital needs.

Lilis’s capital requirements will depend on numerous factors, and it cannot predict accurately the exact timing and amount of its capital requirements. Lilis expects to depend in large part on outside capital to pay for the continued exploration and development of its properties. Such outside capital may include the sale of additional stock and/or commercial borrowing. Capital may not continue to be available if necessary to meet these continuing costs or, if capital is available, it may not be on terms acceptable to us. The issuance of additional equity securities by us would result in a significant dilution in the equity interests of Lilis’s stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

If we are unable to obtain financing in the amounts and on terms deemed acceptable to us, we may be unable to continue our business and as a result may be required to curtail or even cease operations.

Failure to retain key employees and skilled workers could adversely affect Lilis following the merger.

Lilis’s performance following the merger could be adversely affected if the combined company is unable to retain certain key employees and skilled workers of Brushy. The loss of the services of these key employees and skilled workers could adversely affect Lilis’s future operating results because of their experience and knowledge of Brushy’s business. In addition, current and prospective employees of Lilis and Brushy may experience uncertainty about their future roles with the combined company until after the merger is completed. This may adversely affect the ability of Lilis and Brushy to attract and retain key personnel, which could adversely affect Lilis’s performance following the merger.

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The combined company will record oil and gas properties that could become impaired and adversely affect the combined company’s operating results.

The merger will be accounted for as a purchase by Lilis in accordance with accounting principles generally accepted in the United States with Lilis as the acquiror. Under the acquisition method of accounting, the assets and liabilities of Brushy will be recorded, at the date of the merger, at their respective fair values and added to those of Lilis. The reported financial condition and results of operations of Lilis issued after completion of the merger will reflect Brushy balances and results of operations after completion of the merger, but will not be restated retroactively to reflect the historical financial position or results of operations of Brushy for periods prior to the merger. Following completion of the merger, the earnings of the combined company will reflect purchase accounting adjustments. See “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [—].

Under this method of accounting, the assets and liabilities of Brushy are recorded at their estimated fair values as of the date the merger is effective. To the extent the value of any acquired assets becomes impaired in the future, the combined Company may be required to incur material charges relating to such impairment. Such a potential impairment charge could have a material impact on the combined company’s operating results.

The unaudited pro forma combined financial information and prospective financial information included in this joint proxy statement/prospectus are presented for illustrative purposes only and do not represent the actual financial positions or results of operations of the combined company following the merger.

The unaudited pro forma combined financial information and prospective financial information contained in this joint proxy statement/prospectus are presented for illustrative purposes only, contain a variety of adjustments, assumptions and preliminary estimates and do not represent the actual financial position or results of operations of Lilis and Brushy prior to the merger or that of the combined company following the merger for several reasons. See the sections entitled “Summary—Selected Unaudited Pro Forma Condensed Combined Financial Information” beginning on page [—], “Summary—Selected Condensed or Consolidated Historical Financial Date of Lilis” beginning on page [—] and “Cautionary Statement Concerning Forward-Looking Statements” beginning on page [—]. The actual financial positions and results of operations of Lilis and Brushy prior to the merger and that of the combined company following the merger may not be consistent with, or evident from, the unaudited pro forma combined financial information and prospective financial information included in this joint proxy statement/prospectus. In addition, the assumptions used in preparing the unaudited pro forma combined financial information and prospective financial information included in this joint proxy statement/prospectus may not prove to be accurate and may be affected by other factors, including the consummation of the transactions that are closing conditions of the merger. Any significant changes in the share price of Lilis may cause a significant change in the purchase price and the pro forma financial information.

Risks Relating to Lilis Common Stock Following the Merger

The trading price of Lilis common stock may be volatile and the market value of Lilis common stock could decline if large amounts of its common stock are sold following the merger.

The trading price of shares of Lilis common stock has from time to time fluctuated widely and in the future Lilis common stock may be subject to similar fluctuations. The trading price may be affected by a number of factors including the risk factors set forth in this document, as well as Lilis’s operating results, financial condition, drilling activities and general conditions in the oil and natural gas exploration and development industry, the economy, the securities markets and other events.

Furthermore, in recent years broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, Lilis may experience wide fluctuations in the market price of its common stock. These fluctuations may have an extremely negative effect on the market price of Lilis common stock.

Moreover, following the merger, stockholders of Lilis and former stockholders of Brushy will own interests in a combined company operating an expanded business with more assets and a different mix of liabilities. Current stockholders of Lilis and Brushy may not wish to continue to invest in the combined company, or may wish to reduce their investment in the combined company, in order to comply with institutional investing guidelines, to increase diversification or to track any rebalancing of stock indices in which Lilis common stock is included. If, following the merger, large amounts of Lilis common stock are sold, the price of its common stock could decline.

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Failure to comply with Nasdaq continued listing requirements, even after the Lilis stock split, could adversely affect the liquidity of our common stock and effect the closing of the merger.

As previously disclosed, Lilis does not currently satisfy the minimum bid price requirement for continued listing on Nasdaq, as set forth in Nasdaq Listing Rule 5450(a)(1). In order to regain compliance, the minimum bid price per share of Lilis’s common stock must be at least $1.00 for at least ten consecutive business days prior to March 21, 2016. On January 21, 2016, Lilis presented its case for an extension at a hearing before the Nasdaq Hearings panel (the “Panel”) in connection with the above as well as its failure to comply with the requirement of Nasdaq Listing Rule 5450(b)(1)(A), relating to the minimum stockholder’s equity requirements and requested a transfer to the Nasdaq Capital Market. On February 9, 2016, Lilis was notified that the Panel had determined to grant Lilis’s request to transfer the listing of its common stock from The Nasdaq Global Market to The Nasdaq Capital Market tier, effective February 11, 2016. Lilis’s continued listing on The Nasdaq Capital Market is subject to certain conditions, including the Company evidencing compliance with the applicable $2.5 million stockholders’ equity requirement and its continued compliance with all other applicable requirements for continued listing on that market by no later than May 23, 2016.

If Lilis fails to regain compliance during this grace period, or the Panel does not grant Lilis a further extension, Lilis’s common stock will be delisted. Delisting could adversely affect the liquidity of our common stock. We have notified Nasdaq of our intention to cure the minimum bid price deficiency during the grace period by effecting a reverse stock split in connection with the merger to regain compliance. However, we cannot assure you that a reverse stock split, if approved by the Lilis stockholders, will increase our stock price and have the desired effect of maintaining compliance with Nasdaq Listing Rules. The liquidity of our common stock may even be harmed by a reverse stock split because of the reduced number of shares that would be outstanding after the Lilis stock split, particularly if the stock price does not increase as a result of the action.

Moreover, it is a condition to the closing of the merger that Lilis shall have maintained its Nasdaq listing. Notwithstanding Lilis’s Nasdaq listing, if Nasdaq deems the merger to be a “change of control,” Nasdaq would require Lilis to file an initial listing application and meet the requirements for initial listing as opposed to certain of the lower thresholds set forth in the requirements for continued listing. Lilis may not be able to meet those initial listing requirements at, or immediately following, the effective time of the merger. Even if Lilis is able to meet such initial listing requirements, it may not continue to meet the continued listing requirements thereafter.

If Nasdaq determines not to continue Lilis’s listing, trading of our common stock most likely occur in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the OTC Bulletin Board or OTC Markets Group Inc. (formerly known as Pink OTC Markets Inc.). Such trading this could have significant material adverse consequences on Lilis, including:

●	Lilis would be in violation of a closing condition and may be considered to be in breach of the merger agreement;

●	reduced liquidity with respect to Lilis’s shares;

●	a determination that its common stock is a “penny stock” which will require brokers trading in Lilis shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for Lilis shares;

●	a limited amount of news and analyst coverage for Lilis resulting in potential difficulty to dispose of, or obtain accurate quotations for the price of, Lilis common stock; and

●	a decreased ability to issue additional securities or obtain additional financing in the future.

Lilis’s indebtedness following the merger will be higher than Lilis’s existing indebtedness, which could limit its operations and opportunities, make it more difficult for Lilis to pay or refinance its debts, and may cause Lilis to issue additional equity in the future, which would increase the dilution of its stockholders and former Brushy stockholders or reduce earnings.

In connection with the merger, Lilis plans to refinance Brushy’s outstanding senior debt and has incurred additional debt to pay transaction expenses. See “The Companies—Lilis Energy, Inc. —Recent Developments” for a discussion of Lilis’s merger-related financing. As of March 30, 2016, Lilis’s total indebtedness was approximately $13.85 million. As of December 31, 2015, after giving effect to the merger, Lilis’s pro forma total indebtedness would have been approximately $32.58 million (including approximately $17.08 million of currently payable long-term debt and approximately $15.5 million of long-term debt and other long-term obligations). Lilis’s debt service obligations with respect to this increased indebtedness could have an adverse impact on its earnings and cash flows (which after the merger would include the earnings and cash flows of Brushy) for as long as the indebtedness is outstanding.

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Lilis’s increased indebtedness could also have important consequences to holders of Lilis common stock. For example, it could:

●	make it more difficult for Lilis to pay or refinance its debts as they become due during adverse economic and industry conditions because any decrease in revenues could cause Lilis to not have sufficient cash flows from operations to make its scheduled debt payments;

●	limit Lilis’s flexibility to pursue other strategic opportunities or react to changes in its business and the industry in which it operates and, consequently, place Lilis at a competitive disadvantage to its competitors with less debt;

●	require a substantial portion of Lilis’s cash flows from operations to be used for debt service payments, thereby reducing the availability of its cash flow to fund working capital, capital expenditures, acquisitions, dividend payments and other general corporate purposes;

In order to begin to generate sufficient cash on a consolidated basis to make all of the principal and interest payments when such payments are due under Lilis’s existing term loans, notes and other instruments governing its outstanding indebtedness, and under any indebtedness of Brushy that may remain outstanding after the merger, Lilis will need to raise additional capital to sustain, continue and in certain circumstances, re-start operations. There can be no assurance that Lilis will be able raise this capital on terms acceptable to Lilis, if it all, and in turn, repay or refinance such borrowings and obligations.

Further offerings of debt by Lilis, which would be senior to Lilis’s common stock upon liquidation, and/or preferred stock, which would be senior to Lilis common stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of Lilis’s common stock.

Lilis may from time to time issue additional debt securities in connection with any number of activities, including strategic acquisitions, repayment of debt, capital expenditures and other uses. Upon liquidation, holders of such debt securities and lenders with respect to other borrowings by Lilis will receive distributions of Lilis’s available assets prior to the holders of Lilis’s common stock.

Lilis’s board of directors is authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders. Lilis’s board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over Lilis common stock with respect to dividends or upon Lilis’s dissolution, winding-up and liquidation and other terms. If Lilis issues preferred stock in the future that has a preference over its common stock with respect to the payment of dividends or upon its liquidation, dissolution, or winding-up, or if Lilis issues preferred stock with voting rights that dilute the voting power of the common stock, the rights of holders of Lilis common stock or the market price of Lilis common stock could be adversely affected.

In addition, offerings of Lilis common stock or of securities linked to Lilis common stock may dilute the holdings of Lilis existing common stockholders or reduce the market price of Lilis common stock. Holders of Lilis common stock are not entitled to preemptive rights.

The shares of Lilis common stock to be received by Brushy stockholders as a result of the merger transaction will have different rights from shares of Brushy common stock.

Following completion of the merger transaction, Brushy stockholders will no longer be stockholders of Brushy but will instead be stockholders of Lilis. There are important differences between the rights of Brushy stockholders and the rights of Lilis stockholders. Lilis is incorporated in Nevada, and is consequently subject to Nevada corporate law, while Brushy is incorporated in Delaware and is thus subject to Delaware corporate law. See “Comparison of Rights of Common Stockholders of Lilis and Brushy” beginning on page [—] for a discussion of the different rights associated with Lilis common stock and Brushy common stock.

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THE COMPANIES

Lilis Energy, Inc.

Overview

Lilis Energy, Inc. (Nasdaq: LLEX) is a Denver-based upstream independent oil and gas company engaged in the acquisition, drilling and production of oil and natural gas properties and prospects. Lilis was incorporated in August of 2007 in the State of Nevada as Universal Holdings, Inc. In October 2009, Lilis changed its name to Recovery Energy, Inc. and in December 2013, changed its name to Lilis Energy, Inc.

Lilis’s current operating activities are focused on the Denver-Julesburg Basin, which is referred to as the DJ Basin, in Colorado, Wyoming and Nebraska. Its business strategy is designed to maximize shareholder value by leveraging the knowledge, expertise and experience of our management team and via the future exploration and development of the approximately 65,000 net acres of developed and undeveloped acreage currently held by Lilis, primarily in the northern DJ Basin.

Recent Developments

Debenture Conversion Agreement

On December 29, 2015, Lilis entered into a Debenture Conversion Agreement, which is referred to as the Conversion Agreement, between Lilis and all of the remaining holders of Lilis’s 8% Senior Secured Convertible Debentures, which are also referred to as the Debentures. The terms of the Conversion Agreement provide that the entire amount of approximately $6.85 million in outstanding Debentures will be automatically converted into Lilis common stock upon the closing of the merger, provided that Lilis has obtained the requisite stockholder approval as required by the Nasdaq Listing Rules, which Lilis is seeking in connection with this joint proxy statement/prospectus at the annual meeting to be held in connection with approving the merger.

Pursuant to the terms of the Conversion Agreement, the Debentures will be converted at a price of $0.50, which will result in the issuance of 13,692,930 shares of Lilis common stock upon conversion of the Debentures. Holders of the Debentures have waived and forfeited any and all rights to receive accrued but unpaid interest. Upon the conversion of the Debentures, the holders’ security interest will also be extinguished.

In connection with the foregoing, Lilis relied upon the exemption from securities registration provided by Section 4(a)(2) under the Securities Act, for transactions not involving a public offering.

Convertible Note Financing

Beginning December 29, 2015, Lilis entered into 12% Convertible Subordinated Note Purchase Agreements, which are referred to as the Convertible Note Purchase Agreements, by and among Lilis and the lending parties set forth on the each of the signature pages attached thereto, which are referred to as the Note Purchasers, for the issuance of an aggregate principal amount of $3.6 million unsecured subordinated convertible notes, which are referred to as the Convertible Notes, which includes the $750,002 of short-term notes exchanged for Convertible Notes by Lilis, as described more fully below, and warrants to purchase an aggregate of 16,000,000 shares of Lilis common stock at an exercise price of $0.25 per share. The Company used the proceeds to finance the Refundable Deposit, up to $1.3 million for interest payments to the Lenders (as defined below) and for Lilis’s working capital and accounts payables.

The Convertible Notes bear interest at a rate of 12% per annum, payable at maturity on June 30, 2016. The Convertible Notes and accrued but unpaid interest thereon are convertible in whole or in part from time to time at the option of the holders thereof into shares of Lilis common stock at a conversion price of $0.50. The Convertible Notes may be prepaid in whole or in part (but with payment of accrued interest to the date of prepayment) at any time at a premium of 103% for the first 120 days and a premium of 105% thereafter, so long as no senior debt is outstanding. The Convertible Notes contain customary events of default, which, if uncured, entitle each noteholder to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the Convertible Notes, subject to certain subordination provisions.

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The Note Purchasers include certain related parties of Lilis, including Abraham Mirman, the Chief Executive Officer and a director of Lilis ($750,000 including the short-term note exchange), Perugia Investments, an investment affiliate of Ronald D. Ormand, a director ($1 million) and Pierre Caland through Wallington Investment Holdings, Ltd. ($300,000), a more than 5% shareholder of Lilis.

Additionally, certain Lilis’s officers, directors and consultants who entered into short-term note agreements with Lilis in 2015, have entered into note exchange agreements, which are referred to as the Note Exchange Agreements, whereby the short-term noteholder agreed to exchange all of Lilis’s outstanding obligations under such short-term notes, which as of December 29, 2015 had outstanding obligations of $750,002, into the Convertible Notes at a rate, expressed in principal amount of Convertible Notes equal to $1.00 for $1.00, in exchange for the cancellation of the short-term notes, with all amounts due thereunder being cancelled and deemed to have been paid in full, including any accrued but unpaid interest.

The issuance of the Convertible Notes pursuant to the Convertible Note Purchase Agreements and the Note Exchange Agreements will not be registered under the Securities Act. Lilis relied upon the exemption from securities registration provided by Section 4(a)(2) under the Securities Act for transactions not involving a public offering.

Heartland Forbearance Agreement

As previously reported in Lilis’s Form 10-Q for the quarter ending September 30, 2015, filed November 23, 2015, Lilis was in default of certain provisions under its Credit Agreement, dated as of January 8, 2015, with Heartland Bank, which is referred to as Heartland, for (i) failure to make the principal payment due on October 1, 2015, in the amount of $125,000 and interest payments in the aggregate amount of $89,000, pursuant to Section 4.1 of the Credit Agreement, (ii) noncompliance under Sections 8.1 and 8.20 of the Credit Agreement for failure to satisfy the covenants relating to the furnishing of reserve reports as of September 15 of each year and holding regularly scheduled operations meetings, respectively and (iii) an assumption by Lilis of an aggregate amount of $650,002 in additional unsecured subordinated debt, which was in excess of the $500,000 subordinated debt basket pursuant to of Section 9.1(c). Subsequent to the quarter ended June 30, 2015, Lilis incurred an additional $100,000 in subordinated debt, in violation of the Credit Agreement. Additionally, as of June 30, 2015, Lilis had reported non-compliance with the financial covenant in the Credit Agreement that relates to the total debt to EBITDAX ratio, measured annually as of June 30, which had been waived by Heartland prior to Lilis’s filing of its quarterly report for the period ended June 30, 2015.

On December 29, 2015, Lilis entered into a forbearance agreement with Heartland, which is referred to as the Heartland Forbearance Agreement, pursuant to which Heartland, acting for itself as Lender and as administrative agent, agreed to forbear exercising any of its remedies for the existing covenant defaults for period of time to permit Lilis to consummate the merger and seek refinancing of the indebtedness owed to Heartland in the approximate amount of $2,750,000. The forbearance period began with the first day following the execution of the Heartland Forbearance Agreement on December 30, 2015 and ends on the earlier to occur of the Maturity Date (as defined in the Credit Agreement) or the occurrence of a future default not addressed by the Heartland Forbearance Agreement, if certain conditions, set forth below, are met, which is referred to as the Heartland Forbearance Period.

Lilis is currently in compliance with the Heartland Forbearance Period, which remains subject to the following conditions: (i) Lilis will pay to Heartland, for the benefit of Lenders, $86,892.36, in satisfaction of all interest payments not previously paid with respect to any Interest Payment Date and will timely pay all interest amounts it is required to pay pursuant to Section 4.1 of the Credit Agreement; (ii) in regards to the merger: (a) on or prior to February 16, 2016, Lilis will have filed the Registration Statement on Form S-4 (and the definitive joint proxy statement/prospectus for the proposed business combination) and (b) on or prior to April 30, 2016, the merger will have closed; and (iii) prior to or concurrent with the closing of the merger, but in no event later than, April 30, 2016, Lilis will prepay the Loan in its entirety in accordance with Section 4.2 of the Credit Agreement.

Lilis also agreed that during the Heartland Forbearance Period, it will not issue or incur any new subordinated debt except for subordinated debt which (i) is in the form agreed to and (ii) is for a principal amount which when added to all Old Subordinated Debt (as defined in the Heartland Forbearance Agreement) and any other new subordinated debt issued during the Heartland Forbearance Period does not exceed $4.0 million in aggregate principal amount (all such new subordinated debt issued in accordance with the immediately preceding clauses (i) and (ii) is referred to herein as the New Subordinated Debt. Upon the issuance of any Old Subordinated Debt and New Subordinated Debt, Lilis agrees that it will not amend, alter or waive any provision of such Old Subordinated Debt or New Subordinated Debt without the prior written consent of Heartland. Lilis agreed that it will use the proceeds from the issuance of any New Subordinated Debt for only the following purposes: to fund the Refundable Deposit and up to $1,300,000 for interest payments to the Lenders and for Lilis’s working capital and accounts payables.

The failure to meet any of the deadlines set forth above would constitute a default on the Heartland Forbearance Agreement and entitle Heartland to exercise its default remedies under the Credit Agreement.

Lilis Merger Sub, Inc.

Merger Sub is a Delaware corporation and a direct wholly owned subsidiary of Lilis and was formed solely for the purpose of consummating the merger. Merger Sub has not carried on any activities to date, except for activities incidental to formation and activities undertaken in connection with the merger.

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Brushy Resources, Inc.

Overview

Brushy is an independent energy company engaged primarily in the exploration for, and development of, natural gas and crude oil reserves. Brushy generates revenue and cash flows from two primary sources: investing activities and the proceeds from the sale of oil and gas production on properties Brushy holds or participates in.

As of February 1, 2016, Brushy owned interests in 118 producing oil and natural gas wells, with 18 wells in the Crittendon Field. Brushy operates 114 or 97% of those wells. Brushy’s oil and natural gas production for 2015 consisted of 152,273 bbls of oil and 676,847 Mcf of gas.

Brushy began 2015 with estimated proved reserves of 5,788 MBOE with 1,432 MBOE allocated to the Crittendon Field, and ended the year with 1,130 MBOE, with 770 MBOE allocated to the Crittendon Field.

Brushy’s goal is to increase stockholder value by building reserves, production and cash flows at an attractive return on invested capital, while continuing to drill out their existing reserve base. Brushy seeks to achieve its goals through the following strategies:

●	Develop non-producing properties (“PDNPs”) and proven undeveloped reserves (“PUDs”) in core areas located in Texas, New Mexico and Oklahoma. Brushy has established core acreage positions in Texas where they have built up a drilling inventory throughout oil-rich plays. Since the majority of Brushy’s acreage is held by production, Brushy has the flexibility to develop its acreage in a disciplined manner in order to maximize economics, as well as resource recovery from the assets. Brushy’s development and production projects are economic at current commodity prices. However, Brushy currently does not have sufficient capital to develop its reserves. If Brushy can obtain new financing and their projects remain economic, Brushy will continue to exploit these opportunities.
●	Optimize their vertical drilling program and capture potential horizontal development opportunities. Brushy believes opportunities for increased well density exist across Brushy’s acreage base for both their horizontal and vertical drilling programs and that horizontal drilling may be economical in areas where vertical drilling is currently not economical or logistically viable. Brushy intends to target multiple benches within the Delaware Basin with horizontal wells and believes their horizontal drilling program may significantly increase their recoveries per section as compared to drilling vertical wells alone.
●	Maintain financial discipline and flexibility. As an operator, Brushy leverages advanced technologies and integrates the experience of their management and technical teams. Brushy believes their team demonstrates financial discipline that is achieved by their approach to evaluating and analyzing prospects, along with prior drilling and completion results, before allocating capital. This discipline is reflected in the improvements Brushy’s management team has attained on reducing overall unit costs. When Brushy is not the operator, Brushy proactively engages with the operators in an effort to ensure similar financial discipline. Additionally, Brushy conducts its own internal geological and engineering studies on these prospects and provides input on the drilling, completion and operation of many of these non-operated wells pursuant to their agreements and relationships with the operators. Brushy’s management focuses on maintaining a conservative balance sheet while trying to best optimize the overall capital structure to provide the best balance of risk and return potential. Brushy also have a hedge program in place to mitigate risks.
●	Pursue additional leasing and strategic acquisitions. Brushy’s management team’s familiarity with their key operating areas, experience with unique and distressed transactions, and a broad contact base across both operators and financial sponsors enables Brushy to identify high-return acquisition opportunities at attractive prices.

Pre-Merger Strategy

Brushy produces from operated oil and natural gas wells in the liquids rich, oil-bearing window of the Eagle Ford trend of South Texas and the nearby, oil-prone Giddings Field where in combination Brushy controls 15,260 gross acres (13,970 net acres). Brushy also operates acreage in the Delaware Basin located in the Crittendon Field and controls 7,217 gross acres (3,458 net acres).

Brushy’s total proved reserves, based on January 1, 2016 independent reserve estimate report, were 1,130 MBOE, (with 770 MBOE allocated to the Crittendon Field), consisting of 2,769 MMcf of natural gas, 669 Mbbl of oil. The PV-10 of Brushy’s proved reserves at January 1, 2016 was $14.7 million based on the average of the beginning of each month prices through December 2015 of $50.16 per Bbl for oil and condensate and $2.63 per MMBtu for natural gas. At January 1, 2016, 100% of Brushy’s estimated proved reserves were proved developed reserves and 59% of estimated proved reserves were oil and condensate. Brushy’s average daily production for the last month ending December 31, 2015 was 543 BOE per day.

PV-10 estimated proved reserves is a non-GAAP financial measure as defined in Item 10(e) of Regulation S-K and is defined on page 3 of the Brushy annual report on Form 10-K for the fiscal year ended December 31, 2015, or the 2015 Brushy Form 10-K. Reconciliation to the most directly comparable GAAP financial measure (standardized measure of discounted future net cash flows) is found in the table on page 35 of the 2015 Brushy Form 10-K. Brushy believes that PV-10 value provides useful information to investors because it is widely used by professional analysts and sophisticated investors in evaluating oil and natural gas companies.

As part of this pre-merger strategy, Brushy focused on the following areas:

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Giddings – Bastrop and Bigfoot – Texas

Brushy controls about 12,300 gross, 11,000 net acres located within the Eagle Ford trend. Giddings Field is spread across Bastrop, Burleson, Brazos, Fayette, Lee, and Gonzales counties. Brushy also controls the Bigfoot Area which is about 3,000 gross acres across Frio and Atascosa counties in southern Texas. As a condition to the merger agreement, Brushy is obligated to convey the Giddings Field Assets to SOSventures in exchange for a release of Brushy’s obligations under the SOSventures Credit Agreement.

Delaware Basin – Winkler Counties – Texas and Lea County, New Mexico

In Winkler and Loving Counties, Texas Brushy controls about 5,160 gross acres (3,264 net acres). In Lea County, New Mexico Brushy started producing the Mexico P #1 Federal well on September 12, 2015 and now holds 520 gross acres (504.7 net acres) by production.

Recent Developments

Liquidity and Ability to Continue as a Going Concern

Continued low oil and natural gas prices during 2015 and into 2016 have had a significant adverse impact on Brushy’s business, and, as a result of Brushy’s financial condition, substantial doubt exists that Brushy will be able to continue as a going concern.

The precipitous decline in oil and natural gas prices during 2015 and into 2016 has had a significant adverse impact on Brushy’s business, and as a result of Brushy’s financial condition, Brushy’s registered independent public accountants have issued an opinion with an explanatory paragraph expressing substantial doubt as to Brushy’s ability to continue as a “going concern.” As a result, Brushy has been in default under the IB Credit Agreement since November 2015.  In November 2015, counsel for the lenders notified Brushy of the following defaults under the IB Credit Agreement:  i) the interest coverage ratio covenant set forth in Section 7.15.1 of the IB Credit Agreement for the fiscal quarter ended June 30, 2015, (ii) the current ratio covenant set forth in Section 7.15.2 of the IB Credit Agreement for the fiscal quarter ended June 30, 2015, (iii) the leverage ratio covenant set forth in Section 7.15.3 of the IB Credit Agreement for the fiscal quarter ended June 30, 2015, and (iv) Brushy is not currently maintaining the minimum Commodity Hedging Transactions (as defined in the IB Credit Agreement) required by Section 7.21 of the IB Credit Agreement. As a result of these defaults, Brushy is no longer permitted  to make further draws on the IB Credit Agreement and has been subject to a forbearance agreement with the  lenders (the “IB Forbearance Agreement”) pursuant to which the lenders agreed to forbear exercising any of its remedies for the existing covenant defaults for a period of time (the “Forbearance Period”) to permit Brushy to seek refinancing of the indebtedness owed under the IB Credit Agreement in the approximate amount of $11,000,000, which is referred to as the IB Indebtedness or a sale of sufficient assets to repay the IB Indebtedness.  During the Forbearance Period, Brushy not permitted to drill new oil or gas wells or to make any distributions to equity holders. Furthermore, this has also caused Brushy to cross default on the SOSVentures Credit Agreement, however the maturity of Brushy’s second lien note to SOSventures was extended to August 1, 2016.  The Forbearance Period began with the execution of the IB Forbearance Agreement on November 24, 2015 and ended on January 31, 2016, but was subsequently extended to March 31, 2016.

Brushy is currently in discussions with the lenders under the IB Credit Agreement regarding a further extension of the Forbearance Period. If Brushy does not obtain a further extension of the Forbearance Period, the lenders under the IB Credit Agreement will be able to accelerate the repayment of debt under the IB Credit Agreement. Furthermore, if Brushy unable to restructure or refinance its current obligations under its existing debt, and address near-term liquidity needs, Brushy may need to seek relief under the U.S. Bankruptcy Code. This relief may include: (i) seeking bankruptcy court approval for the sale or sales of some, most or substantially all of Brushy’s assets pursuant to section 363(b) of the U.S. Bankruptcy Code and a subsequent liquidation of the remaining assets in the bankruptcy case; (ii) pursuing a plan of reorganization (where votes for the plan may be solicited from certain classes of creditors prior to a bankruptcy filing) that Brushy would seek to confirm (or “cram down”) despite any classes of creditors who reject or are deemed to have rejected such plan; or (iii) seeking another form of bankruptcy relief, all of which involve uncertainties, potential delays and litigation risks. Under certain circumstances, it is also possible that Brushy’s creditors may file an involuntary petition for bankruptcy against Brushy.

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LILIS ANNUAL MEETING

General

This joint proxy statement/prospectus is being furnished to Lilis stockholders in connection with the solicitation of proxies by the Lilis board of directors to be used at the annual meeting of stockholders to be held at the offices of K&L Gates LLP located at 599 Lexington Avenue, New York, NY 10022-6030, on May 18, 2016, at 10:00 a.m., local time, and at any adjournment or postponement of that meeting. This joint proxy statement/prospectus and the enclosed form of proxy card are first being sent to Lilis stockholders on or about [-], 2016.

Purpose of the Lilis Annual Meeting

At the Lilis annual meeting, holders of Lilis common stock as of the record date of April 20, 2016 will be asked to consider and vote on:

Proposal 1: The proposal to approve and adopt the merger agreement and the transactions contemplated thereby;

Proposal 2: The proposal to approve and adopt the Lilis Energy, Inc. 2016 Omnibus Incentive Plan;

Proposal 3: The proposal to approve full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures;

Proposal 4: The proposal to approve and adopt the amendment to Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock;

Proposal 5: The proposal to approve full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock;

Proposal 6: The proposal to ratify and approve a reverse stock split of Lilis’s issued and outstanding common stock;

Proposal 7: The proposal to approve the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock;

Proposal 8: The proposal to elect five directors for one-year terms expiring at the 2017 annual meeting of stockholders and until their successors are duly elected and qualified;

Proposal 9: The proposal to conduct a non-binding advisory vote on the compensation of our named executive officers;

Proposal 10: The proposal to ratify the selection of Marcum LLP as the Company’s independent registered public accountants for the fiscal year ending December 31, 2016; and

Proposal 11: The proposal to authorize Lilis’s board of directors, in its discretion, to adjourn the annual meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the annual meeting.

Recommendation of Lilis’s Board of Directors

Lilis’s board of directors has unanimously (i) determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to, and in the best interests of Lilis and its stockholders, (ii) approved the merger agreement, the merger and the other transactions contemplated thereby, (iii) approved the t the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, (iv) approved the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures, (v) approved the amendment to Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, (vi) approved the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock, (vii) approved a reverse stock split of Lilis’s issued and outstanding common stock, (viii) approved the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock, (ix) approved the proposal to elect five directors for one-year terms expiring at the 2017 annual meeting of stockholders and until their successors are duly elected and qualified; (x) approved the proposal to approve the advisory vote on named executive officer compensation; (xi) approved the selection of Marcum LLP as the independent registered public accountant of the Company for 2016; (xii) and approved the proposal to authorize Lilis’s board of directors, in its discretion, to adjourn the annual meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the annual meeting.

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The Lilis board of directors unanimously recommends that Lilis stockholders vote:

●	“FOR” the proposal to approve and adopt the merger agreement and the transactions contemplated thereby;

●	“FOR” the proposal to approve and adopt the Lilis Energy, Inc. 2016 Omnibus Incentive Plan;

●	“FOR” the proposal to approve full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures;

●	“FOR” the proposal to approve and adopt the amendment to Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock;

●	“FOR” the proposal to approve full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock;

●	“FOR” the proposal to ratify and approve a reverse stock split of Lilis’s issued and outstanding common stock;

●	“FOR” the proposal to approve the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock;

●	“FOR” each of the five nominees for election to the Board to serve one-year terms expiring at the 2017 annual meeting of stockholders and until their successors are duly elected and qualified;

●	“FOR” the advisory vote on named executive officer compensation;

●	“FOR” the ratification of the selection of Marcum LLP as the independent registered public accountant of the Company for 2016; and

●	“FOR” the proposal to authorize Lilis’s board of directors, in its discretion, to adjourn the annual meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the annual meeting.

Record Date and Voting

The Lilis board of directors has fixed the close of business on April 20, 2016 as the record date for determining the holders of shares of Lilis common stock and Series A 8% Convertible Preferred Stock entitled to receive notice of and to vote at the Lilis annual meeting and any adjournments or postponements thereof. Only holders of record of such shares at the close of business on that date will be entitled to vote at the Lilis annual meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were 29,166,590 shares of Lilis common stock outstanding, held by approximately 89 holders of record, and 7,500 shares of Lilis Series A 8% Convertible Preferred Stock outstanding, held by approximately 35 holders of record.

Each holder of shares of Lilis common stock and Series A 8% Convertible Preferred Stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the Lilis annual meeting, for which such stockholder is entitled to vote, and at any adjournment or postponement thereof. In order for Lilis to satisfy its quorum requirements, the holders of at least a majority of the total number of Lilis’s stock issued and outstanding and entitled to vote at the meeting, must be present in person or represented by proxy. You will be deemed to be present if you attend the meeting or if you submit a proxy (including through the mail or by telephone or the Internet) that is received at or prior to the meeting (and not revoked).

If your proxy is properly executed and received by Lilis in time to be voted at the Lilis annual meeting, the shares represented by your proxy (including those given through the mail or by telephone or the Internet) will be voted in accordance with your instructions. If you execute your proxy but do not provide Lilis with any instructions, your shares will be voted “FOR” the proposals set forth in the notice of annual meeting.

The only matters that we expect to be presented at the Lilis annual meeting are set forth in the notice of annual meeting. If any other matters properly come before the Lilis annual meeting, the persons named in the proxy card will vote the shares represented by all properly executed proxies on such matters in their best judgment.

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Quorum

If you vote in person or by proxy at the Lilis annual meeting, you will be counted for purposes of determining whether there is a quorum at the meeting. Shares of Lilis common stock and Series A 8% Convertible Preferred Stock present in person or by proxy at the Lilis annual meeting that are entitled to vote will be counted for the purpose of determining whether there is a quorum for the transaction of business at the Lilis annual meeting. The Lilis bylaws provide that a majority of Lilis’s stock issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, constitutes a quorum at a meeting of its stockholders for the transaction of business.

As of the record date:

●	Lilis directors and executive officers and their affiliates owned and were entitled to vote [-] shares of Lilis common stock, representing approximately [-]% of the outstanding shares of Lilis common stock;

●	Lilis directors and executive officers and their affiliates owned and were entitled to vote [-] shares of Lilis Series A 8% Convertible Preferred Stock, representing approximately [-]% of the outstanding shares of Lilis Series A 8% Convertible Preferred Stock; and

●	Lilis directors and executive officers and their affiliates did not own any shares of Brushy common stock.

Lilis currently expects that its directors and executive officers will vote their shares of Lilis common stock and Series A 8% Convertible Preferred Stock “FOR” all of the proposals set forth in the notice of annual meeting, as applicable.

Vote Required

Approval and adoption of the merger agreement and the transactions contemplated thereby (Proposal 1). Approval of the proposal to approve and adopt the merger agreement and the transactions contemplated thereby requires the affirmative vote of a majority of the holders of Lilis’s common stock who are present in person or by proxy at the annual meeting and entitled to vote on the matter, provided that a quorum exists at the annual meeting.

Approval and adoption of the Lilis Energy, Inc. 2016 Omnibus Incentive Plan (Proposal 2). Approval of the proposal to approve and adopt the Lilis Energy, Inc. 2016 Omnibus incentive Plan requires the affirmative vote of a majority of the holders of Lilis’s common stock who are present in person or by proxy at the annual meeting and entitled to vote on the matter, provided that a quorum exists at the annual meeting.

Approval of the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures (Proposal 3). Approval of the proposal to approve the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures requires the affirmative vote of a majority of the holders of Lilis’s common stock who are present in person or by proxy at the annual meeting and entitled to vote on the matter, provided that a quorum exists at the annual meeting.

Approval of the amendment to Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock (Proposal 4). Approval of the proposal to approve the amendment to Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock requires the affirmative vote of a majority of the issued and outstanding shares of Lilis Series A 8% Convertible Preferred Stock.

Approval of the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock (Proposal 5). Approval of the proposal to approve the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures requires the affirmative vote of a majority of the holders of Lilis’s common stock who are present in person or by proxy at the annual meeting and entitled to vote on the matter, provided that a quorum exists at the annual meeting.

Approval of the reverse stock split of Lilis’s issued and outstanding common stock (Proposal 6). Approval of the proposal to ratify and approve the reverse stock split of Lilis’s issued and outstanding common stock requires the affirmative vote of a majority of the issued and outstanding shares of Lilis common stock.

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Approval of the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock (Proposal 7). Approval of the proposal to approve the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock requires the affirmative vote of a majority of the holders of Lilis’s common stock who are present in person or by proxy at the annual meeting and entitled to vote on the matter, provided that a quorum exists at the annual meeting.

The proposal to elect five directors for one-year terms expiring at the 2017 annual meeting of stockholders and until their successors are duly elected and qualified (Proposal 8). The five nominees who receive the greatest number of votes cast (plurality) will be elected as directors, provided that a quorum exists at the annual meeting.

Approval of the advisory vote on named executive officer compensation (Proposal 9). Approval of the advisory vote on named executive officer compensation requires the affirmative vote of a majority of the holders of Lilis’s common stock who are present in person or by proxy at the annual meeting and entitled to vote on the matter, provided that a quorum exists at the annual meeting.

Approval of the ratification of the selection of Marcum LLP as the independent registered public accountant of the Company for 2016 (Proposal 10). Approval of the ratification of the selection of Marcum LLP as the independent registered public accountant of the Company for 2016 requires the affirmative vote of a majority of the holders of Lilis’s common stock who are present in person or by proxy at the annual meeting and entitled to vote on the matter, provided that a quorum exists at the annual meeting.

Approval of the authority of the Lilis’s board of directors, in its discretion, to adjourn the annual meeting to a later date or dates, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above at the time of the annual meeting (Proposal 8). Approval of the proposal to authorize Lilis’s board of directors, in its discretion, to adjourn the annual meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposals listed above requires the affirmative vote of a majority of the holders of Lilis’s common stock who are present in person or by proxy at the annual meeting and entitled to vote on the matter, provided that a quorum exists at the annual meeting.

Abstentions and broker non-votes will be counted in determining the presence of a quorum. In the case of the proposal to approve the election of directors, as set forth in Proposal 8, the five nominees who receive the greatest number of votes cast (plurality) will be elected as directors. As a result, abstentions and broker non-votes will have no effect on the outcome this proposal. In the case of the proposals to approve and adopt the merger agreement and the transactions contemplated thereby, to approve and adopt the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, as set forth in Proposal 2, to approve the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures, as set forth in Proposal 3, to approve the full conversion of Lilis’s outstanding Series A 8% Convertible Preferred Stock, as set forth in Proposal 5, to approve of the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase common stock, as set forth in Proposal 7, to approve the advisory vote on named executive officer compensation, as set forth in Proposal 9, to approve the ratification of the selection of Marcum LLP as the independent registered public accountant of the Company for 2016, as set forth in Proposal 10, and to authorize Lilis’s board of directors to adjourn the annual meeting, abstentions will have the same effect as votes cast AGAINST such proposals, whereas broker non-votes will have no effect on the outcome such proposals. In the case of the proposals to approve and adopt the amendment of Lilis’s Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, as set forth in Proposal 4, and to ratify and approve the Lilis Stock Split, as set forth in Proposal 6, abstentions and broker non-votes will have the same effect as votes cast AGAINST such proposals.

Revocability of Proxies

The presence of a stockholder at the Lilis annual meeting will not automatically revoke that stockholder’s proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by:

●	submitting a written revocation prior to the annual meeting to the Corporate Secretary, Lilis Energy, Inc., 216 16th Street, Suite #1350, Denver, Colorado 80202;

●	submitting another signed and later dated proxy card and returning it by mail in time to be received before Lilis’s annual meeting or by submitting a later dated proxy by the Internet or telephone prior to the annual meeting; or

●	attending the Lilis annual meeting and voting in person.

Voting Methods

A Lilis stockholder of record may vote by attending the annual meeting in person. You may also complete and mail your proxy card in the return envelope enclosed or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card or voting instruction card.

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Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of Lilis may solicit proxies for the annual meeting from Lilis stockholders personally or by telephone and other electronic means without additional remuneration for soliciting such proxies. Lilis and Brushy will equally share the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus.

Interests of Certain Persons in Matters to be Acted Upon

With respect to Proposal 1, see “The Merger—Interests of Lilis Directors and Executive Officers in the Merger” beginning on page [—]. With respect to Proposal 4, see “Interests of Certain Persons in the Proposal” beginning on page [—].With respect to Proposal 5, see “Interests of Certain Persons in the Proposal” beginning on page [—]. With respect to Proposal 7, see “Interests of Certain Persons in the Transaction” beginning on page [—]. With respect to Proposal 8, see “Interests of Certain Persons in the Transaction” beginning on page [—]. With respect to Proposal 9, see “Interests of Certain Persons in the Transaction” beginning on page [—].

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BRUSHY SPECIAL MEETING

General

This joint proxy statement/prospectus is being furnished to Brushy stockholders in connection with the solicitation of proxies by Brushy’s board of directors to be used at the special meeting of stockholders to be held at [-], on [-], 2016 at [-] a.m., local time, and at any adjournment or postponement of that meeting. This joint proxy statement/prospectus and the enclosed form of proxy are first being sent to Brushy stockholders on or about [-], 2016.

Purpose of the Brushy Special Meeting

At the Brushy special meeting, holders of Brushy common stock as of the record date will be asked to consider and vote on:

Proposal 1: the proposal to approve and adopt the merger agreement and the transactions contemplated thereby; and

Proposal 2: the proposal to adjourn the Brushy special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal regarding the merger.

Recommendation of Brushy’s Board of Directors

The Brushy board of directors has unanimously (i) determined that the merger is fair to and in the best interests of Brushy and its stockholders, (ii) declared the merger agreement and the transactions contemplated thereby advisable, and (iii) approved the merger and the merger agreement (and the forms of exhibits thereto) and the transactions contemplated thereby.

The Brushy board of directors unanimously recommends that Brushy stockholders vote:

●	“FOR” the proposal to approve the merger, the merger agreement and the transactions contemplated by the merger agreement; and

●	“FOR” the proposal to adjourn the Brushy special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal regarding the merger.

Record Date and Voting

The Brushy board of directors has fixed the close of business on [-], 2016 as the record date for determining the holders of shares of Brushy common stock entitled to receive notice of and to vote at the Brushy special meeting and any adjournments or postponements thereof. Only holders of record of shares of Brushy common stock at the close of business on that date will be entitled to vote at the Brushy special meeting and at any adjournment or postponement of that meeting. At the close of business on the record date, there were [-] shares of Brushy common stock outstanding, held by approximately [-] holders of record.

Each holder of shares of Brushy common stock outstanding on the record date will be entitled to one vote for each share held of record upon each matter properly submitted at the Brushy special meeting and at any adjournment or postponement thereof. In order for Brushy to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of Brushy common stock entitled to vote at the meeting must be present. You will be deemed to be present if you attend the meeting or if you submit a proxy card (including through the mail) that is received at or prior to the meeting (and not revoked).

If your proxy card is properly executed and received by Brushy in time to be voted at the Brushy special meeting, the shares represented by your proxy card (including those given through the mail) will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy but do not provide Brushy with any instructions, your shares will be voted “FOR” the proposals set forth in the notice of special meeting.

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The only matters that we expect to be presented at the Brushy special meeting are set forth in the notice of special meeting. If any other matters properly come before the Brushy special meeting, the persons named in the proxy card will vote the shares represented by all properly executed proxies on such matters in their best judgment.

Quorum

If you vote in person or by proxy at the Brushy special meeting, you will be counted for purposes of determining whether there is a quorum at the meeting. Shares of Brushy common stock present in person or by proxy at the Brushy special meeting that are entitled to vote will be counted for the purpose of determining whether there is a quorum for the transaction of business at the Brushy special meeting. The Brushy bylaws provide that a majority of the outstanding shares of Brushy common stock entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of its stockholders.

As of the record date:

●	Brushy directors and executive officers and their affiliates owned and were entitled to vote approximately [-] shares of Brushy common stock, representing approximately [-]% of the outstanding shares of Brushy common stock;

●	Lilis directors and executive officers and their affiliates did not own any shares of Brushy common stock; and

●	SOSventures and the Longview Entities have entered into a voting agreement with Lilis pursuant to which such stockholders have agreed, among other things, to vote all shares of Brushy common stock owned by each of them in favor of the transactions contemplated in the merger agreement and to grant an irrevocable proxy to each of Lilis and Brushy empowering either entity to vote all such shares of Brushy common stock at any meeting of Brushy stockholders called for the purpose of voting on the merger. As of [ ], 2016, these stockholders, and their affiliates covered by the Voting Agreements, owned approximately [53.1]% of the issued and outstanding common stock of Brushy.

Brushy currently expects that its executive officers and directors will vote their shares of Brushy common stock “FOR” all proposals set forth in the notice of special meeting.

Vote Required

Adoption of merger agreement (Proposal 1). The affirmative vote of the holders of a majority of the issued and outstanding shares of Brushy common stock are required to approve and adopt the merger agreement. The required vote of Brushy stockholders on the merger agreement is based upon the total number of issued and outstanding shares of Brushy common stock, and not the number of shares that are actually voted. Each of the failure to submit a proxy card by mail or in person at the Brushy special meeting of any Brushy stockholder, the abstention from voting by any Brushy stockholder and broker non-votes will have the same effect as a vote AGAINST the approval and adoption of the merger agreement by the Brushy stockholder.

Approval of the adjournment of the Brushy special meeting (Proposal 2). The affirmative vote of a majority of the votes cast by holders of Brushy common stock is required to approve the proposal to adjourn the Brushy special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Brushy special meeting to adopt the merger agreement. The required vote of holders of Brushy common stock to approve the proposal to adjourn the special meeting of Brushy stockholders, if necessary, to solicit additional proxies is based on the number of shares that are actually voted, not on the number of outstanding shares of Brushy common stock. Each of the failure to submit a proxy card by mail or in person at the special meeting of Brushy stockholders and the abstention from voting by holders of Brushy common stock will have the same effect as a vote against this proposal, whereas broker non-votes will have no effect on the outcome this proposal. In accordance with the Brushy bylaws, a vote to approve the proposal to adjourn the Brushy special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Brushy special meeting to adopt the merger agreement may be taken in the absence of a quorum. Brushy does not intend to call a vote on this proposal if Proposal 1 has been approved at the Brushy special meeting.

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Revocability of Proxies

The presence of a stockholder at the Brushy special meeting will not automatically revoke that stockholder’s proxy. However, a stockholder may revoke a proxy at any time prior to its exercise by:

●	submitting a written revocation prior to the special meeting to Corporate Secretary, Brushy Resources, Inc., 300 E. Sonterra, Suite 1220, San Antonio, TX 78258;

●	submitting another proxy prior to the special meeting by mail that is dated later than the original proxy; or

●	attending the Brushy special meeting and voting in person.

Voting by Mail

Brushy stockholders of record may submit their proxy cards by mail with the postage-paid envelope provided.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and employees of Brushy may solicit proxies for the special meeting from Brushy stockholders personally or by telephone and other electronic means without additional remuneration for soliciting such proxies. Brushy and Lilis will equally share the expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus.

Interests of Certain Persons in Matters to be Acted Upon

With respect to Proposal 1, see “The Merger—Interests of Brushy Directors and Executive Officers in the Merger” beginning on page [—].

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THE MERGER

The following is a description of the material aspects of the merger. While Lilis believes that the following description covers the material terms of the merger, the description may not contain all of the information that is important to Lilis’s stockholders. Lilis encourages its stockholders to read this entire joint proxy statement/prospectus carefully, including the merger agreement, as amended, attached to this joint proxy statement/prospectus as Annexes A.1, A.2 and A.3 and incorporated by reference herein, for a more complete understanding of the merger.

General

Each of Lilis’s and Brushy’s board of directors has approved the merger agreement and the transactions contemplated by the merger agreement. In the merger, Merger Sub will merge with and into Brushy, with Brushy surviving the merger as a wholly-owned subsidiary of Lilis. Brushy’s stockholders will receive the merger consideration.

Background of the Merger

The terms of the merger agreement are the result of arms-length negotiations between the representatives of Lilis and Brushy. The following is a brief discussion of the background of these negotiations.

The provisions of the merger agreement are the result of arms’-length negotiations conducted between representatives of Lilis and Brushy, with the assistance of their respective legal and financial advisors. The following is a summary of the meetings, negotiations and discussions between the parties that preceded the execution of the merger agreement.

On October 2, 2015, representatives of ROTH met with management of Brushy to discuss Brushy’s business. Among other things, Brushy’s management indicated that the board of directors of Brushy wanted to create liquidity for Brushy’s shareholders and therefore desired to explore a business combination with a U.S. exchange-listed oil and gas company. It was also noted that since Brushy was currently in default of its senior credit facility, it was important to find a partner that would be able to effect a transaction quickly. ROTH suggested possible companies that could be strategically attractive to Brushy, including Lilis. In the days following this meeting, representatives of Brushy, including Mr. Peter Benz, a member of the board of directors of Brushy, discussed possible business combination scenarios with ROTH. At the conclusion of these discussions, ROTH was directed to reach out to multiple companies, including Lilis, to explore their interest in a business combination with Brushy.

The following week, ROTH contacted Mr. Abraham Mirman, the Chief Executive Officer and a director of Lilis, to discuss a potential business combination between Brushy and Lilis. General information was provided about Brushy, its assets and the rationale for a business combination. Mr. Mirman expressed interest in exploring a business combination which resulted in a call on October 22, 2015 between representatives of Lilis and Brushy.

After the call, the representatives of Lilis and Brushy executed a confidentiality agreement dated October 22, 2015 and agreed to meet in person and explore in more detail the potential for a business combination.

On October 28, 2015, ROTH met with Mr. Mike Pawelek, and Mr. Ed Shaw in San Antonio, where various issues regarding a possible business combination, capital formation, and current capital structure were discussed. It was noted that Brushy would need to be able complete a transaction on an expedited basis or otherwise be able to address the impending maturity of its senior indebtedness. Messrs. Pawelek and Shaw believed that pursuing a transaction with Lilis would result in a transaction that maximized the value for the Brushy shareholders.

On November 4, 2015, ROTH had a call with Brushy and members of their board of directors to discuss Lilis specifically, and the advantages and risks of a potential business combination with Lilis, including the key components of such as business combination. It was noted that Lilis had a management team with significant experience in capital raising activities for public companies and successfully growing exploration and production companies, which would create a synergistic management structure and allow the combined company to have sufficient resources to continue with its exploration activities. Lilis also desired to complete a transaction quickly.

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On November 10, 2015, Mr. Benz met with Mr. Mirman and one of Lilis’s directors, Mr. Nuno Brandolini, in New York to discuss a potential business combination and the benefits of a combined company and possible structure. Mr. Mirman believed that a combined company could benefit from Brushy’s experienced oil and gas operations management team and Lilis’s experienced capital markets management team. He also noted that he believed that Brushy’s assets could continue to be operated at economically attractive terms despite declining oil prices in the market.

On November 11 and 12, 2015, ROTH met with Brushy and Mr. Ronald D. Ormand, a member of Lilis’s board of directors and, at the time, Senior Managing Director of Investment Banking Group at FBR & Co., which had recently acquired MLV & Co., LLC, or MLV, Lilis’s financial advisor, as well as Mr. Mirman and Mr. Nanke, Lilis’s Chief Financial Officer, in San Antonio to discuss specific parameters of a potential merger between Brushy and Lilis. The parties conducted general business and financial due diligence during these meetings as well, including discussing aspects of a pro forma financial model of the combined company and analysis of the oil and gas reserves of Brushy.

Following this meeting, representatives of MLV and Mr. Nanke, and representatives of ROTH developed a combined financial pro forma financial model and discussed strategic benefits of a possible transaction and a growth strategy for the combined company.

On November 16, 2015, ROTH and Mr. Shaw of Brushy had a call with Independent Bank, the administrative agent and senior lender for Brushy’s senior credit facility, to discuss entering into a forbearance agreement related to the senior credit facility. During this call, Independent Bank was notified that Brushy was exploring strategic alternatives.

On November 17, 2015, ROTH had a call with Brushy and Mr. Bill Liao, a director of Brushy, and also an affiliate of SOSventures, a significant shareholder of Brushy and its subordinated lender. This discussion included issues related to a potential business combination with Lilis and alternative options that may be available to Brushy.

On November 19, 2015, Lilis’s board of directors held a regularly scheduled board meeting to discuss Lilis’s quarterly report for the period ended September 30, 2015. Mr. Mirman formally introduced the possibility of the Brushy transaction, to which the Lilis board of directors determined that it should move forward with discussions regarding a possible strategic transaction with Brushy on an expedited basis. Mr. Mirman explained that he believed the Brushy assets presented a unique opportunity for Lilis to acquire new properties that would be economically attractive even with declining oil prices.

He also outlined contemplated changes to the combined company’s capital structure, including a refinancing of Brushy’s and Lilis’s senior debt, elimination of the junior debt of both companies and conversion of Lilis’s Series A preferred stock.

Also on November 19, 2015, ROTH circulated a draft non-binding letter of intent, or LOI, to Lilis and Brushy with a basic proposal of a merger between the two entities.

On November 20, 2015, ROTH hosted a call with representatives of Lilis and Brushy to discuss the non-binding letter of intent.

On November 22, 2015, Mr. Ronald Ormand and Mr. G. Tyler Runnels, both directors of Lilis, met with Mr. Sean O’Sullivan, a principal of SOSventures, in Princeton, New Jersey to discuss the proposed transaction and how the combined company could function in the future. Discussions were also had about Brushy divesting its Giddings Field Assets to an affiliate of SOSventures in exchange for the extinguishment of the subordinated debt Brushy owed to SOSventures and the benefits of that potential outcome for both companies.

On November 23, 2015, Lilis filed its quarterly report on Form 10-Q for the period ended September 30, 2015, in which it wrote down the full value of its assets. Additionally, Lilis disclosed that it was non-compliant with its credit agreement with Heartland Bank, as administrative agent and senior lender, or Heartland, for failure to make certain principal and interest payments as well as certain other reporting and financial covenants. Additionally, due to its non-compliance with its credit agreement with Heartland, Lilis was also vulnerable to a cross-default on its 8% Senior Secured Convertible Debentures.

On November 24, 2015, representatives of Lilis and Heartland conducted a call to discuss a forbearance agreement in connection with a possible merger and Lilis agreed to circulate the signed letter of intent to Heartland, once finalized and executed.

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Also on November 24, 2015, Brushy entered into a forbearance agreement with Independent Bank under which Independent Bank, acting for itself and as administrative agent for other lenders, agreed to forbear exercising any of its remedies for the existing covenant defaults for period of time to permit Brushy to seek refinancing of the indebtedness owed to Independent Bank in the approximate amount of $12,500,000 or a sale of sufficient assets to repay that amount. A requirement to the Brushy forbearance agreement was that it engage a broker-dealer to pursue a refinancing of the debt or a possible sale of oil gas assets.

On November 25, 2015, ROTH and Brushy executed an engagement agreement dated as of November 24, 2015. On that same day, representatives of Lilis and Brushy executed a non-binding letter of intent for a merger between the two companies, which contemplated Lilis providing the capital to repay the outstanding indebtedness with Independent Bank pursuant to the terms of Brushy’s forbearance agreement as well as an initial payment in the form of a refundable deposit to Brushy.

On December 1, 2015 ROTH, representatives of Lilis, MLV and Brushy, respectively, met at the offices of Brushy in San Antonio to continue due diligence, and develop the business plan for the combined company. In addition, other matters were discussed including operating within the terms of the forbearance agreement between Brushy and Independent Bank including financing strategies for Lilis to raise the capital necessary to assume or extinguish that debt and other necessary closing conditions, including the exchange of Brushy’s subordinated debt for property and the recapitalization structure of Lilis.

On December 2, 2015 Lilis engaged K&L Gates LLP, or K&L Gates, to serve as legal counsel to Lilis for the merger transaction.

Also on December 2, 2015, Lilis, K&L Gates, ROTH and Brushy, conducted an “all-hands-call” to discuss the timing and structure of the proposed transaction,

On December 3, 2015, representatives of Lilis, Brushy, K&L Gates and Whitaker Chalk Swindle & Schwartz PLLC, or Whitaker Chalk, Brushy’s outside counsel at the time, conducted a call to further discuss appropriate documentation and diligence process.

During the first week of December, Lilis retained a land specialist to review the land title and acreage records of Brushy, which was later presented to Lilis for review.

On December 8, 2015, ROTH had a call with representatives of Independent Bank to discuss the status of the forbearance agreement. ROTH notified the bank at this time that a non-binding LOI had been signed and a merger agreement was anticipated to be signed before the end of December.

On December 10, 2015 ROTH and Brushy executed a fairness opinion engagement agreement for the merger with Lilis and a separate fairness opinion engagement agreement for the Giddings Field Asset divestiture.

On December 10, 2015, K&L Gates sent Whitaker Chalk a draft of the definitive merger agreement. During this time, K&L Gates and Brushy continued to conduct legal and business due diligence on Brushy’s business.

Also on December 10, 2015 Lilis had a regularly scheduled board meeting, at which time the board of directors of Lilis was given an update on the progress of the potential transaction. The Lilis board of directors and management discussed that due diligence was being conducted and that a signed merger agreement was expected by the end of the year. Mr. Mirman also explained that Lilis would seek to convert all of Lilis’s outstanding debentures and preferred stock at $0.50 and Lilis would conduct a reverse stock split. Mr. Mirman also discussed the need for Lilis to raise at least $2,000,000 to pay to Brushy, in the form of a refundable deposit, at the time of the signing of the merger agreement, and discussed the financing options, including a convertible note issuance.

On December 11, 2015, a copy of the signed non-binding LOI was delivered to Independent Bank.

On December 14, 2015, ROTH had a call with Lilis and Brushy to discuss the current status of the merger agreement, and a plan to handle the forbearance agreement with Independent Bank.

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Around this same time, representatives of Brushy and Lilis had discussions about alternatives to address completing the merger in a timely manner given the expiration of the forbearance period of the Independent Bank indebtedness. The parties noted that it was unlikely that the merger would be completed before the expiration of the forbearance period, which was February 15, 2016, and therefore, Lilis agreed in principle with Brushy that if Brushy was unable to extend the forbearance period or otherwise refinance the debt, that Lilis would use its best efforts to provide Brushy with sufficient capital to repay Independent Bank or to purchase the indebtedness directly from Independent Bank. Lilis would require an enhanced security position in Brushy’s assets if it were to provide the capital to refinance the indebtedness owed to Independent Bank prior to closing of the merger.

On December 17, 2015, the board of directors of Brushy had a meeting to discuss the current status of the proposed merger.

During this time, representatives of K&L Gates and Whitaker Chalk continued to discuss the draft merger agreement, including comments provided by Whitaker Chalk, as well as issues related to the divestiture of the Giddings Field Assets.

On December 23, 2015, Heartland circulated a draft forbearance agreement to Lilis and on December 27, 2015, Lilis circulated the most recent draft of the merger agreement to Heartland.

On December 28, 2015 Brushy had a board meeting to discuss the proposed merger. ROTH was asked to provide its fairness opinion to the board of directors of Brushy on both the proposed merger with Lilis and the divestiture of the Giddings Field Assets to an affiliate of SOSventures. ROTH provided its verbal opinion at the conclusion of its presentation. The board of directors after further discussion resolved to approve entering into the merger agreement.

Further, on December, 28, 2015, the board of directors of Lilis held a special meeting to discuss the proposed merger in during which time management made its presentation regarding the merger including: (1) an overview of the possible strategic business combination, including deal structure and interim funding, (2) apprising the board of directors of the status of Lilis’s due diligence efforts to date, (3) pro forma presentation, (4) a slide deck on Brushy’s reserves, production, and transaction rationale (5) discussion of a possible timeline for a transaction, (6) a discussion of the forbearance agreement, (7) a discussion of the debenture conversion agreement, (8) a discussion of the convertible note issuance and (9) a discussion of the fiduciary responsibilities of directors and officers in transactions such as this. The board of directors of Lilis voted unanimously to adopt and approve the merger, authorized management to enter into the merger agreement, the forbearance agreement and the debenture conversion agreement, and directed that the merger agreement be submitted to Lilis’s stockholders for their approval. Following board approval, each of the debenture conversion agreement and the forbearance agreement were executed.

On December 29, 2015, Lilis issued convertible notes and warrants to certain investors, and executed a note exchange agreement with Lilis’s short-term note holders for an aggregate principal amount of $3.6 million as of January 5, 2016, of which the use of proceeds was in part, to fund the refundable deposit. See “Recent Developments—Convertible Note Financing.”

The merger agreement was executed by the parties on December 29, 2015, after which Lilis made payment to Independent Bank in the amount of $1,000,000, on behalf of Brushy in satisfaction of the related merger agreement covenant and Brushy’s forbearance agreement.

On December 30, 2015, Lilis issued a press release announcing the merger, and on December 31, 2015 and January 5, 2016, each of Brushy and Lilis, respectively, filed a Form 8-K with the SEC announcing the convertible notes transaction, the merger and describing the merger agreement.

On January 20, 2016, each of Lilis, Merger Sub, and Brushy executed an amendment to the merger agreement to increase the amount of the refundable deposit from $1,000,000 million to $2,000,000.

On March 24, 2016, each of Lilis, Merger Sub, and Brushy executed an amendment to the merger agreement to revise the definition of refundable deposit to include such further increases as may be mutually agreed upon between the parties, clarify the amount and treatment of restricted stock units of Lilis with respect to the Merger Agreement, fix the definition of “Stock Exchange Ratio” to be 4.550916 in order to account for certain grants of restricted stock to members of the Lilis Board pursuant to existing service agreements and revise the definition of “Termination Date” to May 31, 2016 from April 30, 2016.

Recommendation of Lilis’s Board of Directors and Its Reasons for the Merger

Lilis’s board of directors has determined that the merger is fair to, and in the best interests of, Lilis and its stockholders. In deciding to approve the merger agreement and to recommend that Lilis’s stockholders vote to approve the issuance of shares of Lilis common stock in connection with the merger, Lilis’s board of directors consulted with Lilis’s management and legal and financial advisors and considered a variety of factors, including the following material factors:

●	that the location and predominant nature of Brushy’s oil and gas properties are consistent with Lilis’s strategy to focus its efforts on oil and gas properties in similar areas;

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●	that the combined company would have an important presence in two attractive areas: the Denver Julesburg Basin in Wattenberg Field, Colorado and the Delaware Basin of the Permian Basin in southwest New Mexico and west Texas;

●	that Lilis’s existing knowledge and experience with respect to similar reservoirs should be applicable to Brushy’s assets;

●	the combination will increase estimated proved reserves and production;

●	the complementary nature of the two companies’ respective asset bases, which is expected to permit the combined company to compete more effectively with other exploration and production companies;

●	the combined experience of Lilis’s management team, which has significant experience in capital raising activities for public companies and successfully growing exploration and production companies, together with Brushy’s management team, which has significant expertise in operations, would create a synergistic management structure and allow the combined company to have sufficient resources to continue with its exploration activities;

●	that the merger would significantly increase Lilis’s estimated prospects by gaining access to mature geological concepts in the Permian Basin developed by Brushy’s management;

●	the combined company would have a significant presence in the Permian Basin, which Lilis does not currently have, including in the Crittendon Field, as well as the ability to participate and jointly operate, along with a related party of Brushy, in the Giddings Field Assets;

●	that the combined company should have greater oil and gas exploration and production strengths and should be able to pursue future strategic opportunities that might not otherwise be possible to Lilis on its own;

●	Lili’s board of directors’ and management’s belief that the effect that the share ownership ratio of Lilis’s common stock (without giving effect to the exercise of any outstanding options or warrants to purchase equity securities of Lilis or Brushy) as between the stockholders of Lilis and the stockholders of Brushy, upon the issuance of the merger consideration upon the closing of the merger, is fair, from a financial point of view, to Lilis;

●	the pro forma financial condition, prospects, and opportunities of the combined company;

●	the ability of each company to separately refinance its indebtedness, for which each company had been in default;

●	the terms of the merger agreement and the structure of the merger, including the conditions to each party’s obligation to close;

●	that the merger agreement requires Brushy to pay a termination fee of $1,200,000, and may also require Brushy to pay an additional amount equal to the $2 million refundable deposit paid by Lilis, subject to further increases as mutually agreed upon between the parties, if the merger agreement is terminated in accordance with certain provisions of the merger agreement;

●	the combined entity’s market capitalization and its expected enhanced access to debt and equity capital markets, which the Lilis board of directors believes will enhance the ability to finance development and production of the combined entity’s increased scale of operations;

●	the merger will create a larger company that is expected to have more liquidity in its common stock and better access to capital markets, which should provide greater financial flexibility; and

●	the structure of the merger is expected to constitute a reorganization under section 368(a) of the Internal Revenue Code.

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Each of these factors favored the conclusion of Lilis’s board of directors that the merger is advisable and in the best interests of Lilis and its stockholders. Lilis’s board of directors relied upon the Lilis and Brushy management teams to provide accurate and complete financial information, projections, and assumptions as the starting point for the analysis.

Lilis’s board of directors considered a number of additional factors concerning the merger agreement and the transactions contemplated by the merger agreement, including the merger. These factors included:

●	information concerning the financial condition, results of operations, prospects, and businesses of Lilis and Brushy, including the respective companies’ reserves, production volumes, cash flows from operations, recent performance of common stock, and the ratio of Lilis’s common stock price to the fair value of Brushy’s common stock over various periods, as well as current industry, economic, and market conditions;

●	the provisions that allow Lilis to engage in negotiations with, and provide information to, third parties in response to unsolicited, bona fide, written acquisition proposals from such third parties that may be superior to the Brushy proposed merger;

●	unless an alternative superior merger proposal received from a third party is matched by Brushy, the merger agreement allows Lilis to terminate the merger agreement prior to the receipt of Lilis’s stockholder approval of the merger and to enter into a written agreement with a third party to effectuate a superior proposal;

●	the net asset value per share of the common stock of both Lilis and Brushy; and

●	the results of Lilis’s business, legal, and financial due diligence of Brushy.

●	Lilis’s board of directors also considered a variety of risks and other potentially negative factors concerning the merger agreement and the transactions contemplated by the merger agreement, including the merger. These factors included:

●	that the percentage ownership of Lilis’s current stockholders will be reduced to approximately 50% of the then-outstanding shares of capital stock of Lilis as a result of the merger;

●	that there are significant risks inherent in combining and integrating two companies, including that the companies may not be successfully integrated and that successful integration of the companies will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company;

●	the effects on net asset value, cash flows from operations, and other financial measures under various modeling assumptions and the uncertainties in timing with respect to some anticipated benefits of the merger;

●	that the merger agreement imposes limitations on Lilis’s ability to solicit offers for the acquisition of Lilis, as well as the possibility that Lilis could be required to pay to Brushy a termination fee of $1,200,000 in certain circumstances;

●	that the capital requirements necessary to achieve the expected growth of the combined company’s business will be significant, and there can be no assurance that the combined company will be able to fund all of its capital requirements from operating cash flows;

●	that the merger might not be closed as a result of a failure to satisfy the conditions contained in the merger agreement;

●	if oil or gas prices decrease, the combined assets will be less desirable from a financial point of view; and

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●	that the merger required Lilis to pay $2,000,000 upfront in the form of a refundable deposit and that such refundable deposit, which is subject to further increases as mutually agreed upon between the parties, may not actually be refundable if certain unfavorable events were to occur, such as the bankruptcy, liquidation or dissolution of Brushy; and

●	other matters described under the caption “Risk Factors.”

This discussion of the information and factors considered by Lilis’s board of directors in reaching their respective conclusions includes all of the material factors considered by Lilis’s board of directors but is not intended to be exhaustive. In view of the wide variety of factors considered by Lilis’s board of directors in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, Lilis’s board of directors did not find it practicable to, and did not attempt to, quantify, rank, or otherwise assign relative weight to those factors. In addition, different members of Lilis’s board of directors may have given different weight to different factors.

It should be noted that this explanation of the reasoning of Lilis’s board of directors and all other information presented in this section is forward- looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements.”

Recommendation of Lilis’s Board of Directors

Lilis’s board of directors determined that the merger, the merger agreement and the other transactions contemplated in the merger agreement are fair to, and in the best interests of Lilis and its stockholders. Accordingly, the Lilis board of directors unanimously adopted resolutions (i) determining that the merger agreement and the merger, in accordance with the terms of the merger agreement, and the other transactions contemplated thereby are fair to, advisable and in the best interests of Lilis and its stockholders, (ii) approving and adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement, (iii) directing that the merger agreement be submitted to a vote of the Lilis stockholders at the Lilis annual meeting and (iv) recommending that the Lilis stockholders vote “FOR” the approval and adoption of the merger agreement.

Interests of Lilis Directors and Executive Officers in the Merger

Lilis stockholders should be aware that Lilis’s directors and executive officers have interests in the merger that may be different from, or in addition to, Lilis’s stockholders generally. Lilis’s board of directors was aware of these interests, and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger. These interests and arrangements include rights to indemnification and directors’ and officers’ liability insurance and continued service on Lilis’s board of directors after the merger by three members of Lilis’s board of directors who were members of the Lilis board of directors as of the date of the merger agreement. In addition, Lilis intends to retain all of its executive officers following the merger, each of whom held their respective offices or similar positions as of the date of the merger agreement.

Lilis is currently a party to employment agreements with each of Abraham Mirman, its Chief Executive Officer, Kevin Nanke, its Executive Vice President and Chief Financial Officer, and Ariella Fuchs, its General Counsel and Secretary. Lilis intends to enter into amended and restated employment agreements with each of these officers in connection with the merger. Lilis also intends to enter into an employment agreement with Ronald D. Ormand, under which he will serve as Executive Chairman of Lilis.

As of the date of this joint proxy statement/prospectus, there are 29,166,590 shares of Lilis’s common stock outstanding. Directors and executive officers of Lilis beneficially own approximately 2,017,805 shares of Lilis’s common stock, which represents 7.0% of the issued and outstanding shares of Lilis’s common stock.

Recommendation of Brushy’s Board of Directors and Its Reasons for the Merger

Brushy’s board of directors has determined that the merger is fair to, and in the best interests of, Brushy and its stockholders. In deciding to approve the merger agreement and to recommend that Brushy’s stockholders vote to approve the issuance of shares of Brushy common stock in connection with the merger, Brushy’s board of directors consulted with Brushy’s management and legal and financial advisors and considered a variety of factors, including the following material factors:

●	Brushy is in default of several covenants of its credit facility with Independent Bank and under strict deadlines imposed by the Forbearance Agreement, which, if not met, leave little or no options for Brushy to avoid foreclosure other than bankruptcy;

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●	the pre-closing terms of the merger agreement would result in the Independent Bank credit facility being paid off before the expiration of the Forbearance Agreement.

●	Lilis’s strategy to focus its efforts on oil and gas properties are consistent with the location and predominant nature of Brushy’s oil and gas properties are consistent with in similar areas;

●	all of Brushy’s prospects are located in the west Texas region, specifically in the Permian Basin, which is desirable to Lilis;

●	the combined company would have an important presence in two attractive areas: the Permian Basin in southwest New Mexico and west Texas, where Brushy currently owns properties, and the Denver Julesburg Basin in Wattenberg Field, Colorado, where Lilis currently owns properties and;

●	the combination will increase estimated proved reserves and production;

●	the complementary nature of the two companies’ respective asset bases, which is expected to permit the combined company to compete more effectively with other exploration and production companies;

●	the merger would benefit Brushy since Lilis’s estimated prospects would significantly increase by gaining access to mature geological concepts in the Permian Basin developed by Brushy’s management;

●	the combined company would continue to have a significant presence in the Permian Basin, which Lilis does not currently have, including in the Crittendon Field, as well as the ability to participate and jointly operate, along with a related party of Brushy, in the Giddings Field Assets;

●	the combined company should have greater oil and gas exploitation and production strengths, greater liquidity in the market for its securities and should be able to pursue future strategic opportunities that might not otherwise be possible to Brushy on its own;

●	the pro forma financial condition, prospects, and opportunities of the combined company;

●	the terms of the merger agreement and the structure of the merger, including the conditions to each party’s obligation to close;

●	the combined entity’s market capitalization and its expected enhanced access to debt and equity capital markets, which Brushy’s board of directors believes will enhance the ability to finance development and production of the combined entity’s increased scale of operations;

●	sale of the Giddings Field Assets, which is required by the merger agreement, will relieve $21,100,000 in liability owed to SOSventures pursuantto the SOSventures Credit Agreement;

●	the merger will create a larger company that is expected to have more liquidity in its common stock and better access to capital markets, which should provide greater financial flexibility; and

●	the structure of the merger is expected to constitute a reorganization under section 368(a) of the Internal Revenue Code.

Each of these factors favored the conclusion of Brushy’s board of directors that the merger is advisable and in the best interests of Brushy and its stockholders. Brushy’s board of directors relied upon the Brushy and Lilis management teams to provide accurate and complete financial information, projections, and assumptions as the starting point for the analysis.

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Brushy’s board of directors considered a number of additional factors concerning the merger agreement and the transactions contemplated by the merger agreement, including the merger. These factors included:

●	information concerning the financial condition, results of operations, prospects, and businesses of Brushy and Lilis, including the respective companies’ reserves, production volumes, cash flows from operations, recent performance of common stock, and the ratio of Brushy’s common stock price to the fair value of Lilis’s common stock over various periods, as well as current industry, economic, and market conditions;

●	the Fairness Opinions produced by ROTH (as described above);

●	the net asset value per share of the common stock of both Brushy and Lilis;

●	the results of Brushy’s business, legal, and financial due diligence of Brushy;

●	that the percentage ownership of Brushy’s current stockholders will be reduced to approximately 50% of the then-outstanding shares of capital stock of Brushy as a result of the merger;

●	that there are significant risks inherent in combining and integrating two companies, including that the companies may not be successfully integrated and that successful integration of the companies will require the dedication of significant management resources, which will temporarily detract attention from the day-to-day businesses of the combined company;

●	the effects on net asset value, cash flows from operations, and other financial measures under various modeling assumptions and the uncertainties in timing with respect to some anticipated benefits of the merger;

●	that the merger agreement imposes limitations on Brushy’s ability to solicit offers for the acquisition of Brushy, as well as the possibility that Brushy could be required to pay to Lilis a termination fee of $1,200,000 in certain circumstances;

●	that the capital requirements necessary to achieve the expected growth of the combined company’s business will be significant, and there can be no assurance that the combined company will be able to fund all of its capital requirements from operating cash flows;

●	that the merger might not be closed as a result of a failure to satisfy the conditions contained in the merger agreement;

●	if oil or gas prices decrease, the combined assets will be less desirable from a financial point of view; and

●	that the merger required Lilis to pay $2,000,000 upfront in the form of a refundable deposit and that such refundable deposit, which is subject to further increases as mutually agreed upon between the parties, may not actually be refundable if certain unfavorable events were to occur, such as the bankruptcy, liquidation or dissolution of Brushy; and

●	other matters described under the caption “Risk Factors.”

This discussion of the information and factors considered by Brushy’s board of directors in reaching their respective conclusions includes all of the material factors considered by Brushy’s board of directors but is not intended to be exhaustive. In view of the wide variety of factors considered by Brushy’s board of directors in evaluating the merger agreement and the transactions contemplated by it, including the merger, and the complexity of these matters, Brushy’s board of directors did not find it practicable to, and did not attempt to, quantify, rank, or otherwise assign relative weight to those factors. In addition, different members of Brushy’s board of directors may have given different weight to different factors.

It should be noted that this explanation of the reasoning of Brushy’s board of directors and all other information presented in this section is forward- looking in nature and, therefore, should be read in light of the factors discussed under the heading “Cautionary Statement Concerning Forward-Looking Statements.”

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Recommendation of Brushy’s Board of Directors

Brushy’s board of directors determined that the merger, the merger agreement and the other transactions contemplated in the merger agreement are fair to, and in the best interests of Brushy and its stockholders. Accordingly, the Brushy’s board of directors unanimously adopted resolutions (i) determining that the merger agreement and the merger, in accordance with the terms of the merger agreement, and the other transactions contemplated thereby are fair to, advisable and in the best interests of Brushy and its stockholders, (ii) approving and adopting the merger agreement and approving the merger and the other transactions contemplated by the merger agreement, (iii) directing that the merger agreement be submitted to a vote of the Brushy stockholders at the Brushy special meeting and (iv) recommending that the Brushy stockholders vote “FOR” the approval and adoption of the merger agreement.

Opinion of ROTH to Brushy’s Board of Directors

Brushy’s board of directors retained ROTH to deliver an opinion as to the fairness, from a financial point of view, to Brushy’s shareholders of the total consideration to be paid in the merger to Brushy’s shareholders. At a meeting of Brushy’s board of directors on December 28, 2015, which is referred to as the Opinion Date, ROTH issued its oral opinion to Brushy’s board of directors, later confirmed in a written opinion dated December 29, 2015, that, based upon and subject to the assumptions, procedures, considerations and limitations set forth in the written opinion, the total consideration to be paid to Brushy’s shareholders in the merger is fair, from a financial point of view, to Brushy’s shareholders as of the date of the opinion.

The full text of the ROTH written opinion dated December 29, 2015, confirming its oral opinion issued to Brushy’s board of directors on December 28, 2015, sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by ROTH in rendering its opinion, and is attached to this joint proxy statement/prospectus as Annex C and is incorporated in its entirety herein by reference.

You are urged to, and should, carefully read the ROTH opinion in its entirety and this summary is qualified by reference to the written opinion. The ROTH opinion addresses only the fairness, from a financial point of view and as of the date of the opinion, of the total consideration to be paid to Brushy’s shareholders in the merger and does not address any other aspect or implication of the merger. ROTH’s opinion was directed solely to Brushy’s board of directors in connection with its consideration of the merger and does not address Brushy’s underlying business decision to proceed with or effect the merger or the structure of the merger, or the relative merits of the merger compared to any alternative business strategy or transaction in which Brushy might otherwise engage. The ROTH opinion was approved by an internal fairness committee of ROTH. However, neither ROTH’s opinion nor the summary of its opinion and the related analyses set forth in this joint proxy statement/prospectus are intended to be, and do not constitute, advice or a recommendation to any Brushy shareholder as to how such shareholder should act or vote with respect to any matter relating to the merger.

In connection with rendering the opinion described above and performing its financial analyses, ROTH, among other things:

(i)	reviewed and analyzed the financial terms of the final draft merger agreement dated December 28, 2015, which is referred to as the Final Draft Agreement;

(ii)	reviewed certain publicly available and other business and financial information provided by Brushy;

(iii)	reviewed certain internal financial statements and other financial and operating data concerning Brushy prepared and provided by the management of Brushy;

(iv)	reviewed certain reserve engineering reports prepared by management of Brushy using reserve volume estimates prepared by Forrest A Garb & Associates, Inc., which is referred to as the Forrest Estimates;

(v)	compared selected market valuation metrics of certain publicly-traded companies ROTH deemed relevant in preparing its opinion with those same metrics implied by the merger;

(vi)	compared the financial terms, to the extent publicly available, of certain comparable acquisition transactions ROTH deemed relevant in preparing its opinion with those same metrics implied by the merger;

(vii)	discussed the past and current operations, financial condition and prospects of each of Lilis and Brushy with management of Brushy, including the assessments of management of Brushy as to the liquidity needs of, and financing alternatives and other capital resources available to, Brushy;

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(viii)	participated in certain discussions with management of Brushy regarding their assessment of the strategic rationale for, and the potential benefits of, the merger;

(ix)	participated in certain discussions with management of Lilis and Brushy, and with representatives of Brushy’s board of directors and its legal and professional advisors; and

(x)	performed such other analyses, reviewed such other information and considered such other data, financial studies, analyses, and financial, economic and market criteria, and such other factors as ROTH has deemed appropriate in preparing its opinion.

In addition, ROTH held multiple conversations with senior management and Brushy’s board of directors, including, in particular, regarding the course of discussions of the merger. These conversations also entailed recent developments in the business operations of Brushy, including a review of business opportunities and anticipated oil and natural gas production schedules prepared by management along with the corresponding financial projections.

The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to particular circumstances. Therefore, such an opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, ROTH did not attribute any particular weight to any analysis or factor considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. Accordingly, ROTH believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying ROTH’s opinion. In addition, in certain of its analyses, ROTH derived a value for Brushy and compared the consideration being paid to Brushy’s shareholders to certain other companies and other transactions that ROTH deemed comparable. No public companies and/or transaction utilized by ROTH, as a comparison, are identical to Brushy or Lilis or to the proposed transaction with Brushy. An analysis of the results of such comparison is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the comparable companies and transactions and other factors that could affect the public trading value of the comparable companies or enterprise value of the comparable transactions to which Brushy and the transaction with Brushy were being compared.

In performing its analyses, ROTH made certain assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of ROTH, Brushy and Lilis. Any estimates contained in the analyses performed by ROTH are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. The ROTH opinion and ROTH’s presentation to Brushy’s board of directors were among several factors taken into consideration by Brushy’s board of directors in making its determination to approve the merger agreement. Consequently, the ROTH analyses described herein should not be viewed as determinative of the decision of Brushy’s board of directors or Brushy’s management to engage in the merger.

The following is a summary of the material financial analyses that ROTH prepared and relied on in delivering its opinion to Brushy’s board of directors. This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary and considered as a whole in order to understand fully the financial analyses presented by ROTH. The tables alone do not constitute a complete description of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by ROTH or Brushy’s board of directors. Except as otherwise noted, the following quantitative information, to the extent that it is based upon market data, is based upon market data as it existed on or before December 28, 2015, and is not necessarily indicative of current market conditions.

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Financial Analyses

ROTH utilized a series of financial analyses whereby it, among other things, compared Brushy to certain transactions and peer companies to determine a range of values for Brushy. ROTH also valued Brushy’s assets using a net asset value analysis. The mean inferred value obtained as of December 28, 2015 was $21,517,103 and was then compared to the mean inferred value of the aggregate consideration of $25,891,282 in reaching its opinion as to the fairness, from a financial point of view, of the aggregate consideration to be paid in the merger to the common stockholders of Brushy.

Comparable Transaction Analysis

ROTH conducted a comparable transactions analysis by examining the terms of selected transactions in the U.S. Permian Basin region that ROTH believed are comparable to Brushy based upon varying factors including size, geographic location, and/or market perception. Based upon its initial review, ROTH considered 919 U.S. transactions completed since January 1, 2014. ROTH reduced the sampling group to include only U.S. Permian Basin specific transactions, resulting in a group of 117 comparable transactions. ROTH further reduced the sampling group to the 43 U.S. Permian Basin specific comparable transactions completed since January 1, 2015, based upon a specific review of the transactions compared to Brushy and to most closely reflect the prevailing commodity and transactional price environment in 2015.

ROTH compared the purchase price being paid versus the amount of proved reserves being purchased, to determine an inferred price being paid per proved BOE in dollars, which is referred to as the Proved Reserves Value. ROTH also compared the purchase price being paid versus the amount of daily production being purchased, to determine an inferred price being paid per BOE produced each day, which is referred to as the Production Value. In reviewing these transactions, ROTH took into consideration various factors including total transaction value, geographic location and diversity of the proven assets and the relative mix of reserves broken down into proved developed and proved un-developed categories.

ROTH conducted a review of the valuation of Brushy based upon the 43 selected comparable transactions in the U.S. Permian Basin region since January 1, 2015 and found that: (i) the average Proved Reserves Value per BOE was $14.26 of which: (a) $11.30 per BOE was attributed to Proved Developed Reserves (defined as Proved Developed Producing and Proved Developed Non-Producing reserves), and (b) $2.97 per BOE was attributed to the average Proved Reserves Value per BOE for Proved Undeveloped (PUD) Reserves; and (ii) that the average Production Value per Flowing Barrel was $56,568 (BOE/D).

The average Proved Reserves Value and the average Production Value were applied to Brushy’s unrisked reserves and reduced by the value of Brushy’s asset retirement obligations and long-term debt obligations. The value of Brushy’s derivative instruments, net working capital surplus and additional net undeveloped acreage assets were added to the valuation.

	Transaction Value ($MM)	Value/Proved (BOE)	Value/Flowing Barrel (BOE/D)
High	$2,750.0	$27.93	$68,509.43
Low	$0.22	$4.02	$45,000.00
Mean	$264.73	$14.26	$56,568.19
Median	$42.00	$10.84	$54,388.89

Using the mean Proved Reserves Value, ROTH obtained a mean inferred value for Brushy of $12,179,286. Using the mean price paid per Flowing Barrel value, ROTH obtained a mean inferred value for Brushy of $6,692,512.

Comparable Company Analysis

ROTH performed a separate analysis of the implied value of Brushy using a selected group of publicly traded oil and gas companies with substantial exploration and production activities in the U.S. Permian Basin. Based on its review of the applicable metrics for each of the selected sector relevant peer companies that it believes are comparable to Brushy (based in part upon varying factors including size, geographic location, and/or market perception), ROTH determined the equity valuations attributable to Brushy shareholders using two approaches.

ROTH determined prospective equity valuations using: (i) a total enterprise valuation approach (where total enterprise valuation is defined as: the market value of equity, plus the book value of debt, plus the liquidation value of preferred stock, less excess cash and cash equivalents) by applying enterprise valuation multiples to Brushy’s reserve, production and financial metrics to obtain a series of corresponding total equity valuations after accounting for debt, preferred stock and cash; and (ii) a total equity valuation approach by applying equity valuation multiples to Brushy’s reserves, production and financial metrics to obtain a series of total equity valuations.

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In estimating Brushy’s value, ROTH utilized : (i) management’s reserve engineering reports for Brushy’s assets as of October 1, 2015, using reserve volume estimates prepared by Forrest A Garb & Associates, Inc. dated March 26, 2015, using October 1 Strip Pricing (2015 WTI Oil $45.13/Bbl; Henry Hub Natural Gas $2.69/Mcf), (ii) management-provided average daily production (BOE/D) figures through November 30, 2015, and (iii) management’s field level EBITDA (earnings before interest, taxes, depreciation and amortization) projections for the year ending December 31, 2015.

Based on these criteria, ROTH identified and analyzed the following selected companies:

Company Name	Ticker
Diamondback Energy, Inc.	FANG
RSP Permian, Inc.	RSPP
Parsley Energy, Inc.	PE
Laredo Petroleum, Inc.	LPI
Matador Resources Company	MTDR
Callon Petroleum Company	CPE
Clayton Williams Energy, Inc.	CWEI
Ring Energy, Inc.	REI

For the selected companies ROTH utilized the most recently publicly disclosed reserve, production and financial data and closing market share prices as of December 23, 2015 (the last full U.S. market trading day prior to the Opinion Date). The analysis indicated the following valuation benchmarks for the total enterprise valuation approach and total equity valuation approach:

Enterprise valuation approach

	EV/ BOE (Proved 1P)	EV/ BOE (PDP/PDNP)	EV/BOE (PUD)	EV/Flowing Barrel (BOE/D)	EV/EBITDA FY2015(P)
Max		$19.15	$20.70	$136,968	16.0	x
Min		$5.02	$6.74	$64,892	6.3	x
Mean		$12.00	$13.98	$102,019	10.8	x
Median		$10.61	$14.28	$106,015	9.9	x

Equity valuation approach

	Price/ BOE (Proved 1P)	Price/ BOE (PDP/PDNP)	Price/BOE (PUD)	Price/Flowing Barrel (BOE/D)	Price/EBITDA FY2015(P)
Max		$17.33	$18.72	$123,913	13.6	x
Min		$2.71	$3.27	$22,569	3.0	x
Mean		$8.83	$10.46	$75,820	8.0	x
Median		$8.64	$11.90	$78,345	7.9	x

ROTH applied these mean valuation multiples to Brushy’s reserve, production and EBITDA metrics and obtained equity values in a range between negative (-$1,684,605) and $52,553,592 respectively.

Inferred Valuations	Proved Reserves Value (Proved BOE)	Production Value (Flowing BOE/D)	EBITDA Multiples FY2015(P)
Enterprise Valuation Approach	$52,553,592	$19,987,379	$(1,684,605)
Equity Valuation Approach	$46,526,063	$22,177,972	$6,038,190

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Net Asset Valuation Analysis

Based upon management information, ROTH estimated the net asset value, or NAV, based on Brushy’s existing base of proved developed producing, proved developed non-producing and proved undeveloped reserves set forth in Brushy’s reserve report prepared by management as of October 1, 2015 (using reserve volume estimates prepared by Forrest A Garb & Associates, Inc. dated March 26, 2015), using October Strip Pricing on the same date (2015 WTI Oil $45.13/Bbl; Henry Hub Natural Gas $2.69/Mcf).

The NAV was determined using PV-10 (as defined below) and risking factors based on reserve category and location, as discussed with Brushy management. ROTH estimated NAV by adding (i) the PV-10 of the proved developed producing, proved developed non-producing and proved undeveloped reserves, plus (ii) the book value or estimated market value of other assets, less (iii) outstanding debt, asset retirement obligation and net working capital.

The term “PV-10” means the present value of estimated future revenues to be generated from the production of proved reserves calculated in accordance with SEC guidelines, net of estimated lease operating expense, production taxes and future development costs, using prices, as prescribed in the SEC rules, and costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service, depreciation, depletion and amortization, or federal income taxes and discounted using an annual discount rate of 10%. PV-10 is considered a non-GAAP financial measure as defined by the SEC.

Based on this analysis, the Net Asset Value for Brushy was $29,183,533.

Evaluation of Aggregate Consideration

Given recent volatility in both commodity and equity markets reflecting rapid changes in the perceived value of oil and gas related assets, ROTH deemed it appropriate to evaluate a range of sensitivities of the prospective value of the Consideration Shares over a representative timeframe corresponding to the timing of Brushy’s most recent reserve engineering valuations and the prevailing market prices for oil and gas assets and equities.

ROTH considered multiple point estimates in arriving at a mean inferred value for the Consideration Shares to account for, among other factors, the impact of market volatility and trading volume liquidity for the Lilis common stock. ROTH then compared the range of hypothetical values obtained by multiplying the 56,285,396 shares of Lilis common stock to be received by Brushy’s shareholders in the transaction by point estimates of share prices.

ROTH considered the following point estimates of the value of Lilis common stock in developing an average inferred market valuation for the Consideration Shares:

(i)	Closing market price on the last full market trading day prior to the Opinion Date.
(ii)	Closing market price on October 1, 2015, which is the date used in preparing Brushy’s reserve engineering reports.
(iii)	Implied values per share for Lilis obtained by taking the average inferred comparable company valuations using the average Proved Reserve Valuation multiple of $19.29 per Proved Barrel (BOE) and the average Production Valuation multiple of $75,820 per Flowing Barrel (BOE/D) from the comparable company analysis and applying these multiples to Lilis’s reserve, production and financial metrics.
(iv)	Average closing market prices for the 30, 60, 90, 120, and 180 days up to and including December 23, 2015.

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	Share Price	Value ($MMs)	Average WTI Oil Price
Opinion Closing Market Price	$0.189	$10.6	$37.500
Reserves Date Closing Market Price	$0.600	$33.8	$45.220
Comparable Companies	$0.323	$18.2	$37.500
Avg. Closing Market Price – 30 Days	$0.193	$10.8	$39.884
Avg. Closing Market Price – 60 Days	$0.350	$19.7	$43.093
Avg. Closing Market Price – 90 Days	$0.489	$27.5	$43.856
Avg. Closing Market Price – 120 Days	$0.627	$35.3	$44.923
Avg. Closing Market Price – 180 Days	$0.913	$51.4	$49.578
MEAN	$0.460	$25.9	$42.694

Based on this analysis, ROTH obtained a range of possible valuations for the Consideration Shares in a range between $10,637,940 and $51,388,567, with an average inferred value of the $0.46 per share or Total Consideration of $25,891,282.

General

For purposes of its opinion, ROTH relied upon and assumed the accuracy and completeness in all material respects of the financial statements and other information provided by Brushy and Lilis or otherwise made available to ROTH and did not assume responsibility to independently investigate or verify such information. ROTH further relied upon the assurances of management of Brushy and Lilis that the information provided was accurate and complete in all material respects when given to ROTH and that they are not aware of any facts or circumstances that would make or render the information provided to ROTH inaccurate, incomplete or misleading in any material respect. With respect to the Forrest Estimates, ROTH assumed that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Lilis and Brushy as to the future performance of Lilis and Brushy. ROTH was not engaged to assess the achievability of any projections or the assumptions on which they were based, and ROTH expressed no view as to such projections or assumptions. ROTH has relied, with the consent of Brushy, on the assessments of Brushy and its advisors as to all accounting, legal, tax and regulatory matters with respect to Brushy and the merger.

For the purposes of its opinion, ROTH assumed that there will be no subsequent adjustment to the Consideration Shares other than as provided under the terms of the Final Draft Agreement, that the merger will be consummated pursuant to the terms of the Final Draft Agreement without amendments thereto and without waiver by any party of any material term, and in compliance with applicable federal, state and local statutes, rules, regulations and ordinances and the rules and regulations of Nasdaq, the OTCBB, and any other applicable exchanges, that the merger agreement is enforceable against each of the parties thereto in accordance with its terms, that the representations and warranties of each party in the merger agreement are true and correct, that each party will perform on a timely basis all covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without waiver thereof. In arriving at its opinion, ROTH assumed that all the necessary regulatory approvals and consents required for the merger will be obtained in a manner that will not adversely affect Brushy or Lilis or alter the terms of the merger. ROTH further assumed that the merger agreement when signed will conform to the Final Draft Agreement provided to ROTH in all respects material to ROTH’s analysis.

In its opinion, ROTH addressed only the fairness, from a financial point of view, to Brushy’s shareholders, of the total consideration to be paid in the merger to Brushy shareholders. ROTH’s opinion did not address any other aspect or implication of the merger or any other transaction, agreement, arrangement or understanding referenced in the merger agreement or related to the merger, the merger agreement or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to any compensation to any officers, directors or employees of any party to the merger or any related transaction, or any class of such persons relative to the compensation to Brushy’s shareholders. In its opinion, ROTH also does not address the relative merits of the merger as compared to any alternative business strategies or transactions that might exist for Brushy, the underlying business decision of Brushy to proceed with the merger, or the effects of any other transaction in which Brushy will or might engage. ROTH expressed no opinion as to the underlying valuation, future performance or long-term viability of Brushy or Lilis. Further, ROTH expressed no opinion as to the actual value of the shares of Lilis when issued pursuant to the merger agreement or the prices at which shares of Lilis will trade at any time before, after or during the merger. In its opinion, ROTH did not address any legal, regulatory, accounting, tax or other similar matters.

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In arriving at its opinion, ROTH did not perform any appraisals or valuations of any assets, liabilities or business operations of Brushy or Lilis and was not furnished with any such appraisals or valuations. In addition, ROTH did not assume any obligation to conduct any physical inspection of the properties, assets or facilities of Lilis or Brushy. ROTH did not evaluate the solvency or creditworthiness of Lilis or Brushy under any applicable law relating to bankruptcy, insolvency, fraudulent transfer or similar matters. ROTH expressed no opinion regarding the liquidation value of Brushy or Lilis or any other entity. Without limiting the generality of the foregoing, ROTH undertook no independent analysis of any pending or threatened litigation, regulatory action, possible un-asserted claims or other contingent liabilities, to which Brushy, Lilis, or any of their respective affiliates was a party or may be subject and, with Brushy’s consent, ROTH’s opinion makes no assumption concerning, and therefore does not consider, the possible assertions of claims, outcomes or damages arising out of any such matters.

ROTH’s opinion is necessarily based upon the information available to ROTH and facts and circumstances as they existed and were subject to evaluation on the Opinion Date. Events occurring after that date could materially affect the assumptions used in preparing the opinion. ROTH did not undertake, and is under no obligation, to update, revise or reaffirm its opinion based on any subsequent developments or events or otherwise.

ROTH was engaged to render its opinion on the basis of its experience with mergers and acquisitions in the energy industry in general, and on the basis of its experience with small companies in the exploration and production sector of the energy industry. ROTH is a nationally recognized investment banking firm regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of its business, ROTH and its affiliates may actively trade in the equity securities of Brushy for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. ROTH may in the future provide investment banking and financial services to Brushy or Lilis for which ROTH would expect to receive compensation.

Pursuant to the terms of the engagement of ROTH, Brushy paid ROTH a fee of $150,000 plus reasonable out-of-pocket expenses. No portion of such fee is based upon whether ROTH delivered a favorable opinion with respect to the merger. Brushy also agreed to reimburse ROTH for reasonable expenses, to pay a fee for any work requested to update the opinion, and to indemnify ROTH and related parties against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement. In addition, ROTH will be paid a financial advisory fee of $500,000 contingent upon closing of the merger. ROTH has also received $125,000 in aggregate other advisory fees from Brushy during the past 12 months, including, among other things, acting as financial advisor to Brushy in connection with the assignment of Brushy’s Giddings Field Assets in exchange for forgiveness of subordinated debt owed by Brushy to Creative Oil & Gas, LLC pursuant to the SOSventures Credit Agreement.

ROTH’s opinion will be made available for inspection and copying at the principal executive offices of Brushy during its regular business hours by any interested stockholder of Brushy or representative who has been so designated in writing.

Interests of Brushy Directors and Executive Officers in the Merger

Brushy stockholders should be aware that Brushy’s directors and executive officers have interests in the merger that may be different from, or in addition to, Brushy’s stockholders generally. Brushy’s board of directors was aware of these interests, and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger. These interests and arrangements include rights to indemnification and directors’ and officers’ liability insurance and service on Lilis’s board of directors after the merger by certain members of Brushy’s board of directors who were members of its board of directors as of the date of the merger agreement, and service with Lilis following the merger by certain members of Brushy’s management team who were part of Brushy’s management team as of the date of the merger agreement. For more information, see the disclosure in this section, below, regarding Michael Pawelek and Edward Shaw, as well as the disclosure in “The Merger Agreement—Covenants—Directors and Officers of Lilis” on page [—].

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As of the date of this joint proxy statement/prospectus, there are 12,711,986 shares of Brushy’s common stock outstanding. Directors and executive officers of Brushy beneficially own (as defined by SEC Rule 13d-3) approximately 3,135,088 shares of Brushy’s common stock, which represents 24.0938% of the issued and outstanding shares of Brushy’s common stock. See “Brushy’s Securities Ownership—Security Ownership of Certain Beneficial Owners of Brushy” beginning on page [—], and “—Security Ownership of Management of Brushy” beginning on page [—].

Michael Pawelek’s Amended and Restated Employment Agreement with Brushy

Brushy entered into an employment agreement with Mr. Pawelek on April 1, 2012, which was amended in August 2014 and December 2015. The current intent of Brushy and Lilis is that at the effective time of the merger, Mr. Pawelek’s current employment agreement with Brushy will be terminated in its entirety and replaced by a new employment agreement with Lilis.

Mr. Pawelek’s current employment agreement with Brushy provides that, if Mr. Pawelek’s employment is involuntarily terminated, Brushy would provide to Mr. Pawelek the following severance benefits: (i) a lump sum payment equal to three years of his current base salary; and (ii) 18 months of continued group medical and dental insurance at Brushy’s expense for Mr. Pawelek and his immediate family. In connection with the merger, Mr. Pawelek’s termination would qualify as an involuntary termination, and he would be entitled to the foregoing payments, if he does not receive a timely notice at least five days prior to the merger confirming his continued employment.

Mr. Pawelek’s Brushy employment agreement also provides that he would receive additional severance payments if his involuntary termination occurs in connection with a change in control (the merger constitutes a “change in control” for purposes of Mr. Pawelek’s employment agreement). In such circumstance, if the change in control occurs prior to August 14, 2016, Mr. Pawelek would be entitled to (i) a guaranteed bonus of $500,000, to be paid promptly following a 20-day period after the effective date of the merger, if Mr. Pawelek has not been guaranteed continued employment at least five days prior to the merger, and (ii) 150,000 options to purchase Brushy Stock with an exercise price of $4.75 per share to vest immediately prior to the merger, along with the continued vesting of any unvested options according to their current vesting schedule through July 15, 2024. If the change in control occurs on or after August 14, 2016, all of Mr. Pawelek’s unvested shares would vest pursuant to the acceleration clause.

Mr. Pawelek’s Brushy employment agreement also would entitle him to a gross-up payment for any severance or other payments that may subject him to an excise tax under Code Section 280G. Finally, Mr. Pawelek’s current employment agreement includes provisions with regard to non-disparagement (during the term of the employment agreement and for three years following the termination of Mr. Pawelek’s employment) and non-disclosure of confidential information.

Michael Pawelek’s Option Agreement with Brushy

Brushy entered into an option agreement with Mr. Pawelek on August 30, 2014 granting him an option to purchase a maximum of 450,000 shares of Brushy’s common stock at an exercise price of $4.75 per share, under the Starboard Resources Inc. 2014 Equity Incentive Plan (the 2014 Plan). In addition, under his option agreement, if the merger occurs before July 15, 2016, Mr. Pawelek would be entitled to an additional 150,000 stock options to be fully vested and exercisable in connection with the merger. Due to the value of Brushy stock, Mr. Pawelek’s Brushy stock option agreement, and all of his options and other rights thereunder and under the 2014 Plan, will be terminated in connection with the merger without payment to Mr. Pawelek.

Edward Shaw’s Amended and Restated Employment Agreement with Brushy

Brushy entered into an employment agreement with Mr. Shaw on April 1, 2012, which was amended in August 2014 and December 2015. The current intent of Brushy and Lilis is that at the effective time of the merger, Mr. Shaw’s current employment agreement with Brushy will be terminated in its entirety and replaced by a new employment agreement with Lilis.

Mr. Shaw’s current employment agreement with Brushy provides that, if Mr. Shaw’s employment is terminated due to an involuntary termination, Brushy would provide to Mr. Shaw the following severance benefits: (i) a lump sum payment equal to three years of his current base salary; and (ii) 18 months of continued group medical and dental insurance at Brushy’s expense for Mr. Shaw and his immediate family. In connection with the merger, Mr. Shaw’s termination would qualify as an involuntary termination, and he would be entitled to the foregoing payments, if he does not receive a timely notice at least five days prior to the merger confirming his continued employment.

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Mr. Shaw’s current employment agreement also provides that he would receive additional severance payments if his involuntary termination occurs in connection with a change in control (the merger constitutes a “change in control” for purposes of Mr. Shaw’s current employment agreement). In such circumstance, if the change in control occurs prior to August 14, 2016, Mr. Shaw would be entitled to (i) a guaranteed bonus of $500,000, to be paid promptly following a 20-day period after the effective date of the merger, if Mr. Shaw has not been guaranteed continued employment at least five days prior to the merger, and (ii) 150,000 options to purchase Brushy Stock with an exercise price of $4.75 per share to vest immediately prior to the merger, along with the continued vesting of any unvested options according to their current vesting schedule through July 15, 2024. If the change in control occurs on or after August 14, 2016, all of Mr. Shaw’s unvested shares would vest pursuant to the acceleration clause.

Mr. Shaw’s current employment agreement also would entitle him to a gross-up payment for any severance or other payments that may subject him to an excise tax under Code Section 280G. Finally, Mr. Shaw’s current employment agreement includes provisions with regard to non-disparagement (during the term of the employment agreement and for three years following the termination of Mr. Shaw’s employment) and non-disclosure of confidential information.

Edward Shaw’s Option Agreement with Brushy

Brushy entered into an option agreement with Mr. Shaw on August 30, 2014 granting him an option to purchase a maximum of 450,000 shares of Brushy’s common stock at an exercise price of $4.75 per share, under the 2014 Plan. In addition, under his option agreement, if the merger occurs before July 15, 2016, Mr. Shaw would be entitled to an additional 150,000 stock options to be fully vested and exercisable in connection with the merger. Due to the value of Brushy stock, Mr. Shaw’s Brushy stock option agreement, and all of his options and other rights thereunder and under the 2014 Plan, will be terminated in connection with the merger without payment to Mr. Shaw.

Michael Pawelek’s Employment Agreement with Lilis

Lilis intends to enter into a new employment agreement with Mr. Pawelek in connection with the merger, which will supersede Mr. Pawelek’s current Brushy employment agreement in its entirety.

Edward Shaw’s Employment Agreement with Lilis

Lilis intends to enter into a new employment agreement with Mr. Shaw in connection with the merger, which will supersede Mr. Shaw’s current Brushy employment agreement in its entirety.

Merger-Related Compensation for Brushy’s Named Executive Officers

The following table and related footnotes are intended to comply with Item 402(t) of SEC Regulation S-K, which requires disclosure of information about the payments and benefits that each of the Brushy “named executive officers,” as determined for the purposes of Brushy’s most recent Annual Report on Form 10-K, will or may receive that are based on or otherwise related to the merger. The amounts reported in the table are estimates based on the following assumptions that may or may not actually occur or be accurate on the relevant date:

●	the merger is completed on [ ] 2016;

●	Mr. Pawelek and Mr. Shaw are involuntarily terminated immediately prior to the merger; and

●	all required conditions to the payment of the amounts reflected in the table have been satisfied.

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Accounting Treatment of the Merger

The acquisition of Brushy common stock by Lilis in the merger will be accounted for in accordance with the acquisition method of accounting with Lilis treated as the acquirer. Under this method of accounting, the assets and liabilities of Brushy are recorded at their estimated fair values as of the date of the merger is effective. Financial statements of Lilis issued after the merger will reflect only the operations of Brushy’s business after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of Brushy.

All unaudited pro forma combined financial information contained in this joint proxy statement/prospectus was prepared using the acquisition method of accounting for business combinations. The final allocation of the purchase price will be determined after the merger is completed and after completion of an analysis to determine the fair value of the assets and liabilities of Brushy’s business. Accordingly, the final purchase accounting adjustments may be materially different from the unaudited pro forma adjustments. Any decrease in the fair value of the assets or increase in the fair value of the liabilities of Brushy’s business as compared to the unaudited pro forma combined financial information included in this joint proxy statement/prospectus will have the effect of increasing the amount of recorded goodwill. An increase or decrease in the share price of Lilis would have the effect of increasing or decreasing goodwill, as the case may be.

Stock Exchange Listing; Shares to be Issued in the Merger

It is a condition to the merger that the shares of Lilis common stock issuable pursuant to the merger be approved for listing on Nasdaq, subject to official notice of issuance. Lilis expects that its shares of common stock will continue to trade on the Nasdaq under the symbol “LLEX” immediately following the completion of the merger.

In the event the proposed reverse stock split of the outstanding common stock of Lilis is approved by Lilis’s stockholders, Lilis expects that once the reverse stock split becomes effective with FINRA and the marketplace, its shares of common stock may trade on the Nasdaq on a split- adjusted basis under the symbol “LLEXD” for a period of 20 business days, after which the “D” will be removed from the trading symbol, and it will revert to the original symbol of “LLEX.” However, Lilis’s common stock would have a new committee on uniform securities identification procedures (CUSIP) number, a number used to identify our common stock.

Based on the exchange ratio contemplated by the merger agreement and the number of shares of Brushy common stock as of December 29, 2015, a total of approximately 57,851,185 shares of Lilis common stock will be issued in the merger for the outstanding shares of Brushy, which will represent approximately 50% of the total Lilis common stock outstanding immediately following the merger (without giving effect to the exercise of any outstanding options or warrants to purchase equity securities of Lilis or Brushy).

After the merger, Lilis stockholders will continue to own their existing shares of Lilis common stock. Accordingly, Lilis stockholders will hold the same number of shares of Lilis common stock that they held immediately prior to the merger. However, because Lilis will be issuing new shares of Lilis common stock to Brushy stockholders in the merger, each outstanding share of Lilis common stock immediately prior to the merger will represent a smaller percentage of the total number of shares of Lilis common stock outstanding after the merger. It is expected that Lilis stockholders before the merger will hold approximately 50% of the total Lilis common stock outstanding immediately following completion of the merger (without giving effect to the exercise of any outstanding options or warrants to purchase equity securities of Lilis or Brushy).

Restrictions on Sales of Shares of Lilis’s Common Stock Received upon the Closing of the Merger

The shares of Lilis’s common stock to be issued upon the closing of the merger will be registered under the Securities Act and will be freely transferable, except for shares of Lilis’s common stock issued to any person who is deemed to be an “affiliate” of Lilis after the effective time of the merger. Brushy stockholders who become affiliates of Lilis as a result of the merger may not sell any of the shares of Lilis’s common stock received by them in connection with the merger except pursuant to an effective Registration Statement under the Securities Act covering the resale of those shares or any applicable exemption under Rule 144 or otherwise under the Securities Act.

Litigation Relating to the Merger

Following the announcement of the merger, the plaintiffs in the current derivative lawsuit against certain of Brushy’s officers and directors (see “Information About Brushy—Legal Proceedings—Brushy’s directors and officers are currently defendants in a stockholder lawsuit alleging breaches of various duties which may have a negative impact on Brushy’s performance” beginning on page [—]), filed an application for temporary restraining order on January 26, 2016 in the Texas state court where that litigation is pending seeking to enjoin certain of Brushy’s officers and directors from, among other things, proceeding with or consummating the merger and transferring any assets to SOSventures. On January 29, 2016, the court issued a temporary restraining order that, for a period of 14 days plus any later extension ordered by the court restrained defendants from closing the merger, among other things. The temporary restraining order was later extended by the court through February 16, 2016, after which it expired.

On February 17, 2016, the plaintiffs entered into a global settlement agreement under which the parties to the proceedings issued mutual releases and the plaintiffs in all proceedings agreed to withdraw their claims. In return, the plaintiffs received a cash settlement, the majority of which was covered by Brushy’s D&O insurance. The effectiveness of the settlement is subject to the condition of either the passage of time or the consummation of the merger.

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THE MERGER AGREEMENT

The following summary describes selected material provisions of the merger agreement, as amended, which is attached as Annexes A.1, A.2 and A.3 to this joint proxy statement/prospectus and is incorporated by reference herein. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety.

The representations and warranties described below and included in the merger agreement were made by each of Lilis and Brushy to the other. These representations and warranties were made as of specific dates and are subject to important exceptions and limitations, including a contractual standard of materiality different from that generally applicable under federal securities laws. In addition, the representations and warranties may have been included in the merger agreement for the purpose of allocating risk between Lilis and Brushy, rather than to establish matters as facts. The merger agreement, as amended, is described in this joint proxy statement/prospectus and attached as Annexes A.1, A.2 and A.3 hereto only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding Lilis, Brushy, or their respective businesses. Accordingly, you should not rely on the representations and warranties in the merger agreement as characterizations of the actual state of facts about Lilis or Brushy, and you should read the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus for information regarding Lilis and Brushy and their respective businesses. See “Where You Can Find More Information.”

The Structure of the Merger

Pursuant to the terms and subject to the conditions of the merger agreement, at the effective time, Merger Sub, a wholly-owned subsidiary of Lilis, will merge with and into Brushy, with Brushy surviving the merger as a wholly-owned subsidiary of Lilis.

Effective Time of the Merger

The closing of the merger will occur no later than the second business day after all of the conditions to the closing of the merger contained in the merger agreement have been satisfied or waived, or at such other time as Lilis and Brushy may agree. At the closing, the appropriate parties will file a Certificate of Merger with the Secretary of State of the State of Delaware relating to the merger. The Merger will become effective upon the filing of the Certificate of Merger or at such other time as Lilis and Brushy agree and specify in the Certificate of Merger.

Lilis and Brushy expect the closing of the merger to occur in the first half of 2016.

Merger Consideration

The merger agreement provides that at the effective time of the merger each share of Brushy’s common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive a proportionate share of the merger consideration, which consists of shares of Lilis’s common stock.

The merger agreement provides that the parties intend that the shares of Lilis’s common stock constituting the merger consideration, in the aggregate, will represent approximately 50% of the then-outstanding shares of Lilis’s common stock after the closing of the merger (without taking into account outstanding restricted stock units or options or warrants to purchase shares of Lilis’s common stock).

Treatment of Brushy Options

The merger agreement provides that each option to purchase shares of Brushy’s common stock that is outstanding immediately prior to the effective time of the merger will, upon the closing of the merger, be cancelled and retired, cease to exist and be of no further force and effect.

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Treatment of Brushy Warrants

The merger agreement provides that each warrant to purchase shares of Brushy’s common stock that is outstanding immediately prior to the effective time of the merger will, upon the closing of the merger, be cancelled and retired, cease to exist and be of no further force and effect.

Upon the closing of the merger, Lilis will issue a warrant to SOSventures to purchase 2,000,000 shares of Lilis’s common stock, subject to adjustments for stock splits, at an exercise price of $2.50, which we refer to as the SOS Warrant. The exercise price is subject to adjustments for certain share issuances within 9-months after the closing of the merger. The warrant is only exercisable for cash and for a period of 2-years.

Dissenters’ Rights of Appraisal

The merger agreement provides that, if dissenters’ rights are available under the DGCL in connection with the merger, shares of Brushy’s common stock issued and outstanding immediately prior to the effective time of the merger that are held by any Brushy stockholder, who is entitled to exercise dissenter’s rights and who properly exercises such rights with respect to such shares pursuant to, and who complies in all respects with, the applicable provisions of the DGCL, which are referred to herein as the Dissenting Shares, will not be converted into the right to receive the merger consideration, but, instead at the effective time of the merger, will be converted into the right to receive such consideration as may be determined to be due to such holders pursuant to the applicable provisions of the DGCL.

Conversion of Brushy Shares; Issuance of Lilis Shares

The conversion of shares of Brushy’s common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the effective time of the merger, Lilis’s transfer agent or a bank or trust company mutually agreed upon between Lilis and Brushy, which is referred to as the Exchange Agent, will accept certificates formerly representing shares of Brushy’s common stock and will issue the merger consideration to be received upon the closing of the merger pursuant to the merger agreement.

Tender and Receipt Procedures

Prior to the effective time of the merger, Lilis will deposit with the Exchange Agent sufficient shares of Lilis’s common stock for the benefit of holders of shares of Brushy’s common stock to be converted into the merger consideration.

Promptly after the effective time of the merger, Lilis will instruct the Exchange Agent to send a letter of transmittal to each person who was a Brushy stockholder at the effective time of the merger. This letter of transmittal will contain instructions on how to surrender certificates formerly representing shares of Brushy’s common stock for the merger consideration the holder is entitled to receive upon the closing of the merger.

Upon surrender of the certificates for cancellation, along with the executed letter of transmittal and other documents, a Brushy stockholder will receive such holder’s proportionate share of the merger consideration.

Fractional Shares

Fractional shares of Lilis’s common stock will not be delivered pursuant to the merger. Instead, each holder of shares of Brushy’s common stock who would otherwise be entitled to receive a fractional share of Lilis’s common stock pursuant to the merger will be entitled to receive the nearest rounded down whole number of shares of Lilis’s common stock in lieu thereof.

Unclaimed Merger Consideration

Any portion of the merger consideration made available to the Exchange Agent that remains unclaimed by holders of shares of Brushy’s common stock after 180 days following the effective time of the merger will be returned to Lilis upon demand. Thereafter, a holder of Brushy’s common stock must look only to Lilis for payment of the merger consideration to which the holder is entitled under the terms of the merger agreement. Any amounts remaining unclaimed by holders of shares of Brushy’s common stock immediately prior to such time as such amounts would otherwise escheat to or become the property of any governmental authority will become the property of Lilis free and clear of any liens.

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Lost Stock Certificates

If a certificate formerly representing shares of Brushy’s common stock has been lost, stolen, or destroyed, the Exchange Agent will issue the merger consideration properly payable under the merger agreement upon receipt of an affidavit as to that loss, theft, or destruction, and, if required by Lilis, the posting of a bond as indemnity.

Withholding

Each of Lilis and the Exchange Agent will be entitled to deduct and withhold from the merger consideration payable to any Brushy stockholder the amounts it is required to deduct and withhold under the Internal Revenue Code or any state, local, or foreign tax law. Withheld amounts will be treated for all purposes of the merger as having been paid to the Brushy stockholders from whom they were withheld.

Adjustments to Prevent Dilution

The Merger Consideration will be adjusted to provide holders of shares of Brushy’s common stock the same economic effect contemplated by the merger agreement if, at any time between the signing of the merger agreement and the effective time of the merger, there is any change in the outstanding shares of capital stock of Lilis or Brushy by reason of any reclassification, reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment, or stock dividend declared with a record date during such period.

Representations and Warranties

The merger agreement contains representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition, and structure, as well as other facts pertinent to the merger. Each of Brushy, on the one hand, and Lilis and Merger Sub, on the other hand, has made representations and warranties to the other in the merger agreement with respect to some or all of the following subject matters:

●	corporate existence, good standing, and qualification to conduct business;

●	capitalization, including ownership of subsidiary capital stock and the absence of restrictions or encumbrances with respect to capital stock of any subsidiary;

●	corporate power and authorization to enter into and carry out the obligations under the merger agreement and the enforceability of the merger agreement;

●	absence of any conflict or violation of organizational documents, third party agreements, or law or regulation as a result of entering into and carrying out the obligations of the merger agreement;

●	governmental, third party, and regulatory approvals or consents required to close the merger;

●	filings and reports with the SEC and financial information;

●	oil and gas wells;

●	absence of certain changes, events, or circumstances;

●	absence of undisclosed liabilities;

●	accuracy of the information supplied for inclusion in this joint proxy statement/prospectus or any proxy statement or information statement to be provided by Brushy and Lilis to its respective stockholders;

●	employees, consultants, and employee benefit plans;

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●	litigation and compliance with laws;

●	intellectual property;

●	material contracts;

●	tax matters;

●	environmental matters;

●	oil and gas properties and other assets;

●	insurance;

●	transactions with affiliates;

●	derivative and hedging transactions;

●	disclosure controls and procedures;

●	investment company status;

●	adoption, approval and recommendation of the merger agreement and the merger by the boards of directors;

●	the required vote of the stockholders;

●	fees payable to brokers in connection with the merger;

●	reorganization;

●	the inapplicability of any anti-takeover law; and

●	no other representations or warranties.

●	Brushy has made additional representations and warranties to Lilis in the merger agreement with respect to the following matters:

●	the receipt of the Fairness Opinion from ROTH; and

●	the absence of any voting agreements other than the voting agreements described under “Voting Agreements” on page [—].

Lilis has made additional representations and warranties to Brushy in the merger agreement with respect to the accuracy of the information supplied to ROTH in connection with the Fairness Opinion.

Certain representations and warranties of Lilis and Brushy are qualified as to materiality or as to “material adverse effect,” which when used with respect to Lilis and Brushy means, as the case may be, the existence of a materially adverse change to the financial condition, business, assets, properties, or results of operations of such party and its subsidiaries, taken as a whole, no matter how caused or how arising, except for any materially adverse change that is caused by or arises from one or more of:

●	changes to economic, political, or business conditions affecting the domestic energy markets generally, except, in each case, to the extent any such changes or effects materially disproportionately affect such party;

●	the occurrence of natural disasters of any type, including, without limitation, earthquakes and tsunamis but not including hurricanes;

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●	changes in market prices of oil or natural gas;

●	the announcement or pendency of the merger agreement and the transactions contemplated thereby, compliance with the terms thereof, or the disclosure of the fact that Lilis is the prospective owner of Brushy;

●	the existence or occurrence of war, acts of war, terrorism, or similar hostilities; or

●	changes in laws of general applicability or interpretations thereof by courts or governmental entities.

Conditions to the Closing of the Merger

The closing of the merger is subject to various conditions. While it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

Conditions to Each Party’s Obligations

Each party’s obligation to close the merger is subject to the satisfaction or waiver of the following conditions:

●	approval of the merger agreement by Lilis and Brushy stockholders;

●	absence of any statute, rule, order, decree, or regulation, and of any action taken by any court or other governmental entity, which temporarily, preliminarily, or permanently restrains, precludes, enjoins, or otherwise prohibits the consummation of the merger or makes the consummation of the merger illegal;

●	effectiveness of the S-4 Registration Statement, of which this joint proxy statement/prospectus is a part, and absence of any stop order or proceedings for such purpose pending before or threatened by the SEC;

●	a new equity incentive plan shall have been adopted by Lilis; and

●	Lilis shall take all actions necessary and desirable in order to have completed a capital raise of at least $15,000,000.

Additional Conditions to Brushy’s Obligations

The obligation of Brushy to close the merger is subject to the satisfaction or waiver of the following conditions:

●	Lilis’s and Merger Sub’s representations and warranties set forth in the merger agreement (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) shall be true and correct at and as of the closing date of the merger, as if made at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a material adverse effect on Lilis; and Brushy shall have received an officer’s certificate from Brushy to this effect;

●	the performance or compliance in all material respects by Lilis and Merger Sub of each of their respective obligations contained in the merger agreement; and Brushy shall have received an officer’s certificate from Lilis to this effect;

●	absence of any suit, action, or proceeding by any court or other governmental entity seeking to restrain, preclude, enjoin, or prohibit the merger or any of the other transactions contemplated by the merger agreement;

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●	the execution and delivery of:

●	an assignment agreement, which is referred to as the GF Asset Assignment Agreement, by an affiliate of SOSventures pursuant to which the Giddings Field Assets are assigned from Brushy to such affiliate,

●	a joint operating agreement, which is referred to as the Joint Operating Agreement, between Lilis and an affiliate of SOSventures to be entered into in connection with the GF Asset Assignment Agreement,

●	a participation agreement, which is referred to as the Participation Agreement, between Lilis and an affiliate of SOSventures to be entered into in connection with the GF Asset Assignment Agreement,

●	a subordinated promissory note from Lilis to SOSventures in the principal amount of $1,000,000, and

●	the SOS Warrant;

●	the payment of $500,000 by Lilis to SOSventures;

●	the Crittendon Assignment of Overriding Royalty Interest as filed and recorded on May 28, 2015, in Winkler County, Texas be in full force and effect;

●	the Fairness Opinion shall not have been amended, withdrawn, or rescinded and, if determined to be advisable by Brushy’s board of directors in its reasonable discretion, Brushy shall have received an updated fairness opinion from ROTH dated the closing date of the merger;

●	Lilis shall have completed the conversion of the its outstanding 8% Senior Secured Convertible Debentures into 13,692,930 shares of Lilis’s common stock, which is referred to as the Debenture Conversion;

●	Lilis shall have completed the conversion of the Lilis Series A 8% Convertible Preferred Stock into 15,000,000 shares of Lilis’s common stock, which is referred to as the Preferred Conversion;

●	Lilis shall have completed a reverse stock split, which we refer to as the Lilis stock split; and

●	Lilis shall have maintained its Nasdaq listing.

Additional Conditions to Lilis’s and Merger Sub’s Obligations

The obligations of Lilis and Merger Sub to close the merger are subject to the satisfaction or waiver of the following conditions:

●	Brushy’s representations and warranties set forth in the merger agreement (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) shall be true and correct at and as of the closing date of the merger, as if made at and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a material adverse effect on Brushy; and Lilis shall have received an officer’s certificate from Brushy to this effect;

●	the performance or compliance in all material respects by Brushy of each of its obligations contained in the merger agreement; and Lilis shall have received an officer’s certificate from Brushy to this effect;

●	absence of any suit, action, or proceeding by any court or other governmental entity seeking to (1) restrain, preclude, enjoin, or prohibit the merger or any of the other transactions contemplated by the merger agreement or (2) prohibit or limit in any material respect the ownership or operation by any of the parties to the merger agreement or any of their respective affiliates of a substantial portion of the business or assets of Brushy and its subsidiaries, taken as a whole, or to require any person to dispose of or hold separate any material portion of the business or assets of Brushy and its subsidiaries, taken as a whole, as a result of the merger or any of the other transactions contemplated by the merger agreement;

●	the number of Dissenting Shares will not exceed ten percent of the outstanding shares of Brushy’s common stock;

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●	the settlement or termination of the subordinated debt owed by Brushy to SOSventures pursuant to the Credit Agreement, dated July 25, 2013, between Starboard Resources, Inc. and SOSventures, as amended;

●	the execution and delivery of:

●	the GF Asset Assignment Agreement,

●	the Joint Operating Agreement,

●	the Participation Agreement,

●	an option cancellation agreement from each holder of an option to purchase shares of Brushy’s common stock, and

●	a warrant cancellation agreement from each holder of a warrant to purchase shares of Brushy’s common stock; and

●	the SOS Warrant

●	the termination or cancellation of all agreements related to the indebtedness owed by Brushy to Independent Bank pursuant to the IB Credit Agreement, which is referred to as the Independent Bank Debt.

Conduct of Business Pending the Merger

Operations of Brushy

Brushy has agreed that it will, and will cause its subsidiary to, during the period from the date of the merger agreement until the effective time of the merger or the date, if any, on which the merger agreement is terminated, except as disclosed in Brushy’s disclosure letter, expressly contemplated or permitted by the merger agreement, required by applicable law, or agreed to in writing by Lilis (which consent will not be unreasonably withheld, delayed, denied, or conditioned):

●	conduct the business of Brushy and its subsidiaries only in the ordinary course substantially consistent with past practices;

●	use its reasonable best efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its subsidiaries; and

●	use its reasonable best efforts to keep available the services of the current officers, key employees, and consultants of Brushy and its subsidiaries and preserve and maintain existing relationships with customers, suppliers, officers, employees, consultants, and creditors.

Brushy has also agreed that it will not, and will not permit its subsidiaries to, during the period from the date of the merger agreement until the effective time of the merger or the date, if any, on which the merger agreement is terminated, except as disclosed in Brushy’s disclosure letter, expressly contemplated or permitted by the merger agreement, required by applicable law, or agreed to in writing by Lilis (which consent will not be unreasonably withheld, delayed, denied or conditioned):

●	enter into any new line of business, incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures, in excess of $25,000, other than capital expenditures and obligations or liabilities that are both incurred or committed to in the ordinary course of business and for the purposes of repair, maintenance or replacement of existing oil field equipment;

●	amend its organizational documents;

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●	declare, set aside or pay any dividend or other distribution, whether payable in cash, stock, or any other property or right, with respect to its capital stock or other equity interests;

●	adjust, split, combine or reclassify any capital stock or other equity interests or issue, grant, sell, transfer, pledge, dispose of, or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities of Brushy or its subsidiaries;

●	redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or any other securities of the type described above;

●	grant any increase in the compensation (including base salary and target bonus) or benefits payable to any officer, employee, or consultant of Brushy or its subsidiaries;

●	except as required to comply with applicable law, adopt or enter into any employee benefit plan;

●	enter into any employment or consulting agreement or grant any severance or termination pay to any officer, director, or employee of Brushy or its subsidiaries;

●	change its methods of accounting in effect at December 31, 2014, except in accordance with changes in U.S. GAAP or applicable law as concurred with by Brushy’s registered public accounting firm;

●	acquire any person or other business organization, division or business by merger, consolidation, purchase of an equity interest or portion of assets, or by any other manner, or (other than as disclosed in Brushy’s disclosure letter) acquire any material assets;

●	sell, lease, exchange, transfer, or otherwise dispose of, or agree to sell, lease, exchange, transfer, or otherwise dispose of, any of its assets except for (1) the sale of hydrocarbons in the ordinary course of business or (2) any sale, lease, or disposition pursuant to agreements existing on the date of the merger agreement and entered into in the ordinary course of business or disclosed in Brushy’s disclosure letter;

●	mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject any of its assets to any liens, subject to limited exceptions;

●	pay, discharge, or satisfy any material claims (including claims of stockholders), liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge, or satisfaction would require any material payment, except for the payment, discharge, or satisfaction of liabilities or obligations in accordance with the terms of agreements in effect on the date of the merger agreement or entered into after the date of the merger agreement in the ordinary course of business consistent with past practice and not in violation of the merger agreement, or compromise, settle, or grant any waiver or release relating to any litigation;

●	engage in any transaction (except pursuant to agreements in effect at the time of the merger agreement and disclosed in Brushy’s disclosure letter), or enter into any agreement, arrangement, or understanding, directly or indirectly, with any of Brushy’s affiliates;

●	change any material tax method of accounting, make or change any material tax election, authorize or undertake any indemnities for taxes, extend any period for assessment of any tax, file any request for ruling or determination, amend any material tax return, or settle or compromise any material tax liability, except where such action would not have a material adverse effect on Brushy and its subsidiaries taken as a whole;

●	take any action that would reasonably be expected to result in (1) any of the conditions to the merger not being satisfied, (2) a material adverse effect on Brushy or (3) materially impair or delay consummation of the merger or the other transactions contemplated by the merger agreement;

●	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of Brushy or its subsidiaries (other than the merger) or any agreement relating to an acquisition proposal (except certain confidentiality agreements);

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●	incur or assume any indebtedness;

●	modify any material indebtedness or other liability to increase Brushy’s (or its subsidiaries’) obligations with respect to such indebtedness;

●	assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;

●	make any loans, advances, or capital contributions to, or investments in, any other person (other than to Brushy’s subsidiaries or from such subsidiaries to Brushy);

●	enter into any material commitment or transaction, except in the ordinary course of business consistent with past practice and as otherwise permitted under the merger agreement;

●	enter into any agreement, understanding, or commitment that materially limits the ability of Brushy or its subsidiaries, or would materially limit the ability of Lilis or any of its subsidiaries after the closing of the merger, to compete in or conduct any line of business or compete with any person or in any geographic area or during any period of time;

●	enter into any material joint venture, partnership, or other similar arrangement or materially amend or modify in an adverse manner the terms of (or waive any material rights under) any existing material joint venture, partnership, or other similar arrangement;

●	terminate any material contract to which it is a party or waive or assign any of its rights or claims in a manner that is materially adverse to Brushy or, except in the ordinary course of business consistent with past practice, modify or amend in any material respect any material contract;

●	make or assume any derivative transaction with a duration of more than 90 days or enter into any agreement to sell hydrocarbons other than in the ordinary course of business at market pricing and in no event with a duration of more than 90 days; or

●	enter into an agreement, contract, commitment, or arrangement to take any of the prohibited actions described above.

Operations of Lilis

Lilis has agreed that it will, and will cause the Merger Sub to, during the period from the date of the merger agreement until the effective time of the merger or the date, if any, on which the merger agreement is terminated, except as disclosed in Lilis’s disclosure letter, expressly contemplated or permitted by the merger agreement, required by applicable law, or agreed to in writing by Brushy (which consent will not be unreasonably withheld, delayed, denied, or conditioned):

●	conduct the business of Lilis and the Merger Sub only in the ordinary course substantially consistent with past practices;

●	use its reasonable best efforts to preserve intact its business organization and goodwill and the business organization and goodwill of the Merger Sub; and

●	use its reasonable best efforts to keep available the services of the current officers, key employees, and consultants of Lilis and preserve and maintain existing relationships with customers, suppliers, officers, employees, consultants, and creditors.

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Lilis has also agreed that it will not, and will not permit the Merger Sub to, during the period from the date of the merger agreement until the effective time of the merger or the date, if any, on which the merger agreement is terminated, except as disclosed in Lilis’s disclosure letter, expressly contemplated or permitted by the merger agreement, required by applicable law, or agreed to in writing by Brushy (which consent will not be unreasonably withheld, delayed, denied or conditioned):

●	enter into any new line of business, incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business substantially consistent with past practices;

●	amend its organizational documents;

●	declare, set aside or pay any dividend or other distribution, whether payable in cash, stock, or any other property or right, with respect to its capital stock or other equity interests;

●	adjust, split, combine or reclassify any capital stock or other equity interests or issue, grant, sell, transfer, pledge, dispose of, or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities of Lilis or the Merger Sub, other than pursuant to the Debenture Conversion, the Preferred Conversion or the Lilis stock split;

●	redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or any other securities of the type described above;

●	change its methods of accounting in effect at December 31, 2014, except in accordance with changes in U.S. GAAP or applicable law as concurred with by Lilis’s registered public accounting firm;

●	acquire any person or other business organization, division or business by merger, consolidation, purchase of an equity interest or portion of assets, or by any other manner, or (other than as disclosed in Lilis’s disclosure letter) acquire any material assets;

●	sell, lease, exchange, transfer, or otherwise dispose of, or agree to sell, lease, exchange, transfer, or otherwise dispose of, any of its assets except for (1) the sale of hydrocarbons in the ordinary course of business or (2) any sale, lease, or disposition pursuant to agreements existing on the date of the merger agreement and entered into in the ordinary course of business or disclosed in Lilis’s disclosure letter;

●	foreclose upon, sell or liquidate the assets of Brushy received by Lilis as collateral in connection with Lilis’s repayment of the Independent Bank Debt;

●	mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject any of its assets to any liens, subject to limited exceptions;

●	pay, discharge, or satisfy any material claims (including claims of stockholders), liabilities, or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge, or satisfaction would require any material payment, except for the payment, discharge, or satisfaction of liabilities or obligations in accordance with the terms of agreements in effect on the date of the merger agreement or entered into after the date of the merger agreement in the ordinary course of business consistent with past practice and not in violation of the merger agreement, or compromise, settle, or grant any waiver or release relating to any litigation;

●	engage in any transaction (except pursuant to agreements in effect at the time of the merger agreement and disclosed in Lilis’s disclosure letter), or enter into any agreement, arrangement, or understanding, directly or indirectly, with any of Lilis’s affiliates;

●	change any material tax method of accounting, make or change any material tax election, authorize or undertake any indemnities for taxes, extend any period for assessment of any tax, file any request for ruling or determination, amend any material tax return, or settle or compromise any material tax liability, except where such action would not have a material adverse effect on Lilis and the Merger Sub taken as a whole;

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●	take any action that would reasonably be expected to result in (1) any of the conditions to the merger not being satisfied, (2) a material adverse effect on Lilis or (3) materially impair or delay consummation of the merger or the other transactions contemplated by the merger agreement;

●	adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of Lilis or the Merger Sub (other than the merger) or any agreement relating to an acquisition proposal (except certain confidentiality agreements);

●	incur or assume any indebtedness;

●	modify any material indebtedness or other liability to increase Lilis’s (or the Merger Sub’s) obligations with respect to such indebtedness;

●	assume, guarantee, endorse, or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;

●	make any loans, advances, or capital contributions to, or investments in, any other person (other than to the Merger Sub or from the Merger Sub to Lilis);

●	enter into any material commitment or transaction, except in the ordinary course of business consistent with past practice and as otherwise permitted under the merger agreement;

●	enter into any agreement, understanding, or commitment that materially limits the ability of Lilis or the Merger Sub, or would materially limit the ability of Lilis or the Merger Sub after the closing of the merger, to compete in or conduct any line of business or compete with any person or in any geographic area or during any period of time;

●	enter into any material joint venture, partnership, or other similar arrangement or materially amend or modify in an adverse manner the terms of (or waive any material rights under) any existing material joint venture, partnership, or other similar arrangement;

●	terminate any material contract to which it is a party or waive or assign any of its rights or claims in a manner that is materially adverse to Lilis or, except in the ordinary course of business consistent with past practice, modify or amend in any material respect any material contract;

●	make or assume any derivative transaction with a duration of more than 90 days or enter into any agreement to sell hydrocarbons other than in the ordinary course of business at market pricing and in no event with a duration of more than 90 days; or

●	enter into an agreement, contract, commitment, or arrangement to take any of the prohibited actions described above.

Covenants

Access to Information and Properties

During the period prior to the effective time of the merger, upon reasonable notice and subject to applicable laws relating to the exchange of information, Lilis and Brushy and their respective subsidiaries will afford to the authorized representatives of the other party reasonable access, during normal business hours, to all of their properties, offices, contracts, books, commitments, records, data, and personnel. During this period, each party will make available to the other parties all information concerning its business, properties, and personnel as the other parties may reasonably request. No party or any of its subsidiaries will be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege, or contravene any law or binding agreement entered into prior to the date of the merger agreement. Lilis and Brushy will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Lilis and Brushy will hold any information obtained under this provision confidential.

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Confidentiality

All non-public information regarding the business of the respective parties to the merger agreement will be kept in strict confidence by the receiving party and will not be used, dealt with, exploited or commercialized by such receiving party or disclosed to any third party without the prior written consent of the party who discloses such information.

Further Action; Commercially Reasonable Efforts

Each of the parties to the merger agreement will use its commercially reasonable efforts to take all actions necessary, proper, or advisable to consummate the transactions contemplated by the merger agreement, including using commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties, to obtain all necessary authorizations, consents and approvals, and to effect all necessary registrations and filings.

Each of the parties to the merger agreement will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and, subject to applicable laws and any applicable privilege relating to the exchange of information, provide the other parties with copies of all filings made by such party with any governmental entity (except for filings available publicly on the SEC’s EDGAR system) or any other information supplied by such party to a governmental entity in connection with the merger agreement and the transactions contemplated thereby; provided, that neither party is obligated to share any document submitted to a governmental entity that reflects the negotiations between the parties or the valuation of some or all of any party’s business.

Each of the parties to the merger agreement will use its respective commercially reasonable efforts and will cooperate with the other parties to resolve any objections that may be asserted with respect to the transactions contemplated by the merger agreement under the laws, rules, guidelines, or regulations of any governmental entity.

If at any time after the effective time of the merger, any further action is necessary or desirable to carry out the purposes of the merger agreement, the proper officers and/or directors of Lilis will take all such necessary action.

Each of the parties to the merger agreement will use commercially reasonable efforts to prevent the entry of, and to cause to be discharged or vacated, any order or injunction of a governmental entity precluding, restraining, enjoining, or prohibiting consummation of the merger.

Neither Lilis nor Merger Sub will be required to accept, as a condition to obtaining any required approval or resolving any objection of any governmental entity, any requirement to divest or hold separate or in trust (or the imposition of any other condition or restriction with respect to) any assets or operations of Lilis or Merger Sub or any of their respective affiliates or any of the respective businesses of Brushy or its subsidiaries, including the assets of Brushy.

Stockholder Statement; Registration Statement

Brushy, with the cooperation of Lilis, will promptly commence preparation of a “proxy statement” or “information statement” to be transmitted to its stockholders in connection with its obtaining affirmative approval of the merger agreement by the holders of at least a majority of the outstanding shares of its common stock. Each of the parties to the merger agreement will use its reasonable best efforts to furnish the information required by the SEC and its rules and regulations to be included in the Registration Statement of which this joint proxy statement/prospectus is a part. Lilis will use its reasonable best efforts to have the Registration Statement on Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Brushy will, as promptly as practicable thereafter, transmit the “proxy statement” or “information statement” to its stockholders.

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If, at any time prior to the effective time of the merger, any event or circumstance relating to the parties to the merger agreement or any of their respective affiliates, or their respective officers or directors, should be discovered by Lilis or Brushy that should be set forth in an amendment to Lilis’s Registration Statement on Form S-4 or a supplement to the information that Brushy is to transmit to its stockholders in connection with its obtaining affirmative approval of the holders of a majority of its outstanding shares of common stock, Lilis or Brushy will promptly inform the other party thereof in writing. All documents that Lilis or Brushy is responsible for filing with or furnishing to the SEC in connection with the transactions contemplated in the merger agreement will comply as to form in all material respects with applicable requirements of the Securities Act and the Exchange Act. Lilis will notify Brushy promptly of the time when the Registration Statement on Form S-4 has been declared effective, of the issuance of any stop order or suspension of the qualification of Lilis’s common stock to be issued upon the closing of the merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Registration Statement or for additional information and will supply Brushy with copies of (1) all correspondence between it or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Registration Statement or the merger and (2) all orders of the SEC relating to the Registration Statement. Brushy will supply Lilis with copies of (1) Brushy’s proxy statement or information statement prior to it being transmitted to Lilis’s stockholders, (2) all correspondence between it or any of its representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the merger and (3) all material correspondence between it or any of its representatives, on the one hand, and any stockholder of Brushy, on the other hand, with respect to the merger.

Brushy Board Recommendation; Merger Sub Stockholder Approval

Subject to certain exceptions, Brushy, acting through its board of directors, will (1) recommend approval of the merger agreement and include in its proxy statement or information statement such recommendation and (2) use its reasonable best efforts to solicit and obtain such approval. Notwithstanding any withdrawal, amendment, or modification of its recommendation or the commencement, public proposal, public disclosure, or communication to Brushy of any acquisition proposal with respect to Brushy or its subsidiary, or any other fact or circumstance (except for termination of the merger agreement), the merger agreement will be submitted to the stockholders of Brushy for the purpose of approving the merger agreement, with such disclosures as are required by applicable law. Following any such withdrawal, amendment, or modification of its recommendation of the merger agreement, Brushy may submit the merger agreement to its stockholders without a recommendation or with a negative recommendation (although the approval of the merger agreement by Brushy’s board of directors may not be rescinded or amended), in which event Brushy’s board of directors may communicate the basis for its lack of a recommendation or negative recommendation to its stockholders in the proxy or consent solicitation statement or an appropriate amendment or supplement thereto.

If Brushy determines to hold a special meeting of its stockholders for the sole purpose of its obtaining affirmative approval of the merger agreement by the holders of at least a majority of the outstanding shares of its common stock, then Brushy, acting through its board of directors, will, in accordance with its Certificate of Incorporation and Bylaws and with applicable law, promptly and duly call, give notice of, convene, and hold such special meeting as soon as practicable following the date upon which Lilis’s Registration Statement on Form S-4 becomes effective, and Brushy will use its reasonable best efforts to hold such special meeting no later than 30 days after such date.

Lilis, in its capacity as the sole stockholder of Merger Sub, will promptly approve the merger agreement.

Notification of Certain Matters

Each of Brushy, on the one hand, and Lilis and Merger Sub, on the other hand, will give prompt notice to the other of any fact, event, or circumstance known to such party that would be reasonably likely to result in a failure of a condition to the merger agreement.

Directors’ and Officers’ Indemnification and Insurance

The merger agreement provides that Lilis will indemnify, defend, and hold harmless the present and former officers and directors of Brushy and its subsidiaries in such capacities to the fullest extent permitted by law for losses, claims, and expenses occurring at or before the effective time of the merger.

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Lilis will also maintain tail directors’ and officers’ liability insurance from an insurance carrier with the same or better credit rating as Brushy’s current insurance carrier, with a claims period of six years from the effective time of the merger, with respect to the directors and officers of Brushy and its subsidiaries who are currently covered by Brushy’s existing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred before the effective time of the merger, in an amount and scope and on terms and conditions no less favorable to such directors and officers than those in effect on the date of the merger agreement. However, Lilis will not be obligated to make annual premium payments for this insurance to the extent that the premiums exceed 200% of the per annum rate of premium currently paid by Brushy for such insurance on the date of the merger agreement. In the event that the annual premium for such insurance exceeds such maximum amount, Lilis will purchase as much coverage per policy year as reasonably obtainable for such maximum amount.

Publicity

Neither Lilis nor Brushy, nor any of their respective affiliates, will issue or cause the publication of any press release or other announcement with respect to the merger, the merger agreement, or the other transactions contemplated by the merger agreement without the prior consultation of the other party, except as may be required by law or regulation of any regulatory authority if all reasonable best efforts have been made to consult with the other party. In addition, the parties will, to the extent reasonably practicable, consult with each other regarding the form and content of any public disclosure of any material developments or matters involving the disclosing party reasonably in advance of such publication.

Certain Tax Matters

The merger agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g). Lilis and Brushy have agreed that they will use their respective reasonable best efforts to cause the merger to qualify as a “reorganization” within the meaning of section 368 (a) of the Internal Revenue Code.

In connection with the merger, Lilis will file all required information with its tax returns and maintain all records required for tax purposes. Lilis and Brushy will cooperate in the preparation, execution, and filing of all tax returns and related documents.

Section 16 Matters

Prior to the closing of the merger, Lilis and Brushy, and their respective boards of directors, will use their reasonable best efforts to take all actions to cause any acquisitions of shares of Lilis’s common stock resulting from the transactions contemplated by the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act in accordance with the terms and conditions set forth in no-action letters issued by the SEC in similar transactions.

No Solicitation of Alternative Transactions

The merger agreement provides, subject to limited exceptions described below, that each of Lilis and Brushy will not, and will cause its respective subsidiaries and representatives not to:

●	directly or indirectly initiate, solicit, or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiries regarding or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal (as defined below);

●	participate or engage in any discussions or negotiations with, or disclose any non-public information relating to itself or any of its subsidiaries, or afford access to its or its subsidiaries’ properties, books, or records to any person that has made or that it knows or has reason to believe is contemplating making an acquisition proposal; or

●	accept an acquisition proposal or enter into any agreement, including any letter of intent (other than a confidentiality agreement in certain circumstances that contains specified terms), that (1) provides for, constitutes, or relates to any acquisition proposal or (2) requires or causes either Lilis or Brushy to abandon, terminate, or fail to consummate the merger or the other transactions contemplated by the merger agreement.

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The merger agreement permits Lilis to take and disclose to its stockholders a position with respect to an acquisition proposal from a third party to the extent required under applicable federal securities laws or other applicable law. If either Lilis or Brushy receives a written acquisition proposal, or in the case of Brushy at any time prior to its obtaining the required affirmative approval of the merger agreement by the holders of at least a majority of the outstanding shares of its common stock, then that party and its respective board of directors may participate or engage in discussions or negotiations with, furnish non- public information to, and afford access to its properties, books, or records to, the third party making the acquisition proposal if:

●	the acquisition proposal was not initiated, solicited, knowingly encouraged, or facilitated by that party, its subsidiaries, or any of its officers, directors, investment bankers, attorneys, accountants, financial advisors, agents, or other representatives after the date of or in violation of the merger agreement;

●	the board of directors of the party that received the acquisition proposal determines in good faith, after consultation with its financial advisors and outside legal counsel, that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal (as defined below);

●	the board of directors of the party that received the acquisition proposal determines in good faith, after consultation with its financial advisors and outside legal counsel, that the third party making such acquisition proposal has the financial and legal capacity to consummate such acquisition proposal; and

●	before the party receiving the acquisition proposal provides any information to the person making the acquisition proposal, such person enters into a confidentiality agreement on specified terms with the party that received the acquisition proposal.

Each of Lilis and Brushy has also agreed to:

●	promptly advise the other party in writing of the receipt of any acquisition proposal or any request for information received from any person that has made or that it reasonably believes may be contemplating an acquisition proposal, or any inquiry, discussions, or negotiations with respect to any acquisition proposal, the material terms and conditions of any request, acquisition proposal, inquiry, discussions, or negotiations, and the identity of the person or group making any request or acquisition proposal or with whom any discussions or negotiations are taking place;

●	provide the other party any non-public information concerning it provided to any other person or group in connection with any acquisition proposal that was not previously provided to the other party and copies of any written materials received from that person or group; and

●	keep the other party fully informed of the status of any acquisition proposals (including the identity of the parties involved and price and any material changes to any terms and conditions).

Brushy’s Ability to Make an Adverse Recommendation Change

At any time prior to Brushy obtaining the required affirmative approval of the merger agreement by the holders of at least a majority of the outstanding shares of its common stock, and subject to Brushy’s compliance at all times with the non-solicitation provisions described above and such approval obligations, the board of directors of Brushy may make an adverse recommendation change (defined below) if the board of directors of Brushy:

●	provides written notice to Lilis, which is referred to as a notice of change, that:

●	advises Lilis that the board of directors of Brushy is contemplating making an adverse recommendation change, and

●	specifies the material facts and information constituting the basis for such contemplated determination; and

●	determines in good faith, after consultation with its outside legal counsel, that the failure to make an adverse recommendation change would be reasonably expected to be inconsistent with its fiduciary duties to the stockholders of Brushy;

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provided, however, that:

●	the board of directors of Brushy may not make such an adverse recommendation change until the fourth business day after receipt by Lilis of a notice of change, and

●	during the four-business-day period, Brushy will, at the request of Lilis, negotiate in good faith with respect to any changes to the merger agreement that would allow the board of directors of Brushy to not make the adverse recommendation change consistent with its fiduciary duties.

Lilis’s Ability to Make an Adverse Recommendation Change

Subject to Lilis’s compliance at all times with the non-solicitation provisions described above, the board of directors of Lilis may make an adverse recommendation change if the board of directors of Lilis:

●	provides written notice of change to Brushy that:

●	advises Brushy that the board of directors of Lilis is contemplating making an adverse recommendation change, and

●	specifies the material facts and information constituting the basis for such contemplated determination; and

●	determines in good faith, after consultation with its outside legal counsel, that the failure to make an adverse recommendation change would be reasonably expected to be inconsistent with its fiduciary duties to the stockholders of Lilis;

provided, however, that:

●	the board of directors of Lilis may not make such an adverse recommendation change until the fourth business day after receipt by Brushy of a notice of change, and

●	during the four-business-day period, Lilis will, at the request of Brushy, negotiate in good faith with respect to any changes to the merger agreement that would allow the board of directors of Lilis to not make the adverse recommendation change consistent with its fiduciary duties.

Acquisition Proposal. For purposes of this joint proxy statement/prospectus, the term “acquisition proposal” means, with respect to Lilis or Brushy, any proposal, whether or not in writing, for the:

●	direct or indirect acquisition or purchase of a business or assets that generates or constitutes 20% or more of the net revenues, net income, or the assets of such party and its subsidiaries, taken as a whole;

●	direct or indirect acquisition or purchase of 20% or more of any class of equity securities or capital stock of such party or any of its subsidiaries whose business generates or constitutes 20% or more of the net revenues, net income, or assets of such party and its subsidiaries, taken as a whole; or

●	merger, consolidation, restructuring, transfer of assets, or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program, or other similar transaction that, if consummated, would result in any person beneficially owning 20% or more of any class of equity securities of such party or any of its subsidiaries whose business generates or constitutes 20% or more of the net revenues, net income, or assets of such party and its subsidiaries, taken as a whole, other than the transactions contemplated by the merger agreement.

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Superior Proposal. For purposes of this joint proxy statement/prospectus, the term “superior proposal” means, with respect to Lilis or Brushy:

●	any bona fide written acquisition proposal that was not initiated, solicited, facilitated, or knowingly encouraged by such party or any of its subsidiaries or any of their respective representatives in violation of the merger agreement, made by a third party to acquire, directly or indirectly, 50% or more of the equity securities of such party or 50% or more of the assets of such party and its subsidiaries, taken as a whole, pursuant to a tender offer, exchange offer, merger, share exchange, asset purchase, or other business combination; and

●	the terms of such proposal, as determined by the majority of the board of directors of such party (after consultation with its financial advisors and outside legal counsel) in good faith by duly adopted resolution, (1) would result in a transaction that, if consummated, is more favorable to the stockholders of such party (in their capacity as stockholders) from a financial point of view, than the merger, taking into account all the terms and conditions of such proposal and the merger agreement (including any changes to the terms of the merger agreement offered by the other party in response to such proposal or otherwise), and (2) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal, and other aspects of such proposal;

provided, however, that no proposal will be deemed to be a superior proposal if any financing required to consummate the proposal is not committed (unless it is reasonable to conclude that the proposed acquirer has adequate financial resources to consummate the transaction).

Adverse Recommendation Change. For purposes of this joint proxy statement/prospectus, the term “adverse recommendation change” means, with respect to Lilis or Brushy, a direct or indirect action or public proposal made by its board of directors or a committee of its board of directors to:

●	withdraw (or amend or modify in a manner adverse to the other party) its approval, recommendation, or declaration of advisability of the merger agreement, the merger or the other transactions contemplated by the merger agreement; or

●	recommend, adopt, or approve any acquisition proposal.

Directors and Officers of Lilis

Lilis shall, after review and recommendation from its Nominating and Corporate Governance Committee, take all corporate action necessary: (i) to cause Peter Benz and Mike Pawelek to be elected or appointed as directors of Lilis upon the closing of the merger, (ii) to cause Peter Benz and Mike Pawelek to be nominated for election by Lilis’s stockholders at any stockholders meeting during the first calendar year after the closing of the merger and (iii) to cause Mike Pawelek and Ed Shaw to be duly appointed as President and Chief Operating Officer of Lilis, respectively.

Conversions and Reverse Stock Split

Lilis shall take all actions necessary and desirable in order to complete the Debenture Conversion, the Preferred Conversion and the Lilis stock split.

Capital Raise

Lilis shall take all actions necessary and desirable in order to (i) raise at least $15,000,000 (inclusive of a pre-paid refundable deposit in the amount of $2 million, subject to further increases as mutually agreed upon between the parties, which is referred to as the Refundable Deposit) and (ii) use the proceeds from such capital raise to repay the Independent Bank Debt no later than February 15, 2016, pursuant to the terms of the IB Forbearance Agreement. As of February 15, 2016, the requirement set forth in the foregoing clause (ii) has been waived but discussions remain ongoing with respect ot treatment of the IB Indebtedness.

GF Asset Assignment

Lilis and Brushy agree to take all such actions necessary and desirable in order to ensure the release of title to the Giddings Field Assets to an affiliate of SOSventures and to complete the assignment of the Giddings Field Assets in accordance with the GF Asset Assignment Agreement.

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Payment to Independent Bank

Lilis was required to make payment of $1,000,000 to Independent Bank pursuant to Section 2.5.2 of the IB Forbearance Agreement. This payment was made on December 29, 2015.

Option and Warrant Treatment

Brushy agreed to take all such actions necessary and desirable in order to ensure that each holder of an option or warrant to purchase shares of Brushy common stock signs a cancellation agreement providing for the cancellation and retirement of each such option or warrant, as applicable.

Option and Warrant Treatment

Each of Lilis and Brushy agreed to refrain from taking any action to dismiss the interpleader action relating to 2,190,891 shares of Brushy’s common stock filed as Cause No. FST-CV12-6015112-S in the Connecticut Superior Court for the Judicial District of Stamford/Norwalk at Stamford.

Termination of the Merger Agreement

General

The merger agreement may be terminated by written notice at any time prior to the effective time of the merger in any of the following ways:

●	by mutual written consent of Lilis and Brushy;

●	by either Lilis or Brushy if:

●	the merger is not completed on or before May 31, 2016, unless the failure of the party seeking to terminate the merger agreement to fulfill any material obligation under the merger agreement has been the cause of, or resulted in the failure of the merger to have been completed on or before this date,

●	any court or other governmental entity having jurisdiction over any party to the merger agreement has issued a statute, rule, order, decree, or regulation or taken any other action, in each case permanently restraining, enjoining, or otherwise prohibiting the consummation of the merger or making the merger illegal and such statute, rule, order, decree, regulation, or other action has become final and nonappealable, provided that the right to terminate the merger agreement pursuant to this provision may not be exercised by a party whose failure to fulfill any material obligations under the merger agreement has been the cause of or resulted in such action or who is then in material breach of its obligations described above under “—Covenants—Further Action; Commercially Reasonable Efforts,”

●	Brushy does not obtain affirmative approval of the merger agreement by the holders of at least a majority of the outstanding shares of its common stock, or

●	Lilis does not obtain affirmative approval of the merger agreement by the holders of at least a majority of the outstanding shares of its common stock;

●	by Lilis if there has been a breach of or failure to perform in any material respect any of the representations, warranties, covenants, or agreements set forth in the merger agreement on the part of Brushy that would give rise to the failure of the condition to closing related to accuracy of Brushy’s representations and warranties or the performance of Brushy’s covenants in the merger agreement, or would otherwise materially impair or delay or otherwise have a material adverse effect on Brushy’s ability to consummate the transactions contemplated by the merger agreement and that is incapable of being cured before May 31, 2016 or has not been cured within 30 days following receipt by the breaching party of written notice of such breach from Lilis;

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●	by Brushy if there has been a breach of or failure to perform in any material respect any of the representations, warranties, covenants, or agreements set forth in the merger agreement on the part of Lilis that would give rise to the failure of the condition to closing related to accuracy of Lilis’s representations and warranties or the performance of Lilis’s covenants in the merger agreement, or would otherwise materially impair or delay or otherwise have a material adverse effect on Lilis’s ability to consummate the transactions contemplated by the merger agreement and that is incapable of being cured before May 31, 2016 or has not been cured within 30 days following receipt by the breaching party of written notice of such breach from Brushy;

●	by Lilis, if Brushy has breached or failed to perform in any material respect any of its covenants or other agreements as described under “— Covenants—No Solicitation of Alternative Transactions,” or an adverse recommendation change has occurred with respect to Brushy or Brushy’s board of directors or any committee thereof has resolved to make an adverse recommendation change;

●	by Brushy, if Lilis has breached or failed to perform in any material respect any of its covenants or other agreements as described under “— Covenants—No Solicitation of Alternative Transactions,” or an adverse recommendation change has occurred with respect to Lilis or Lilis’s board of directors or any committee thereof has resolved to make an adverse recommendation change;

●	by Brushy, prior to obtaining the required affirmative approval of the merger agreement by the holders of at least a majority of the outstanding shares of its common stock, if Brushy receives a bona fide acquisition proposal not solicited in violation of the provisions described under “— Covenants—No Solicitation of Alternative Transactions,” that Brushy’s board of directors determines in good faith is a superior proposal, provided that Brushy will not exercise this right to terminate the merger agreement unless (1) Brushy has provided a written notice to Lilis advising Lilis that Brushy has received a superior proposal (it being understood that neither the delivery of such a notice nor any subsequent public announcement thereof in itself will entitle Lilis to terminate the merger agreement) that it intends to accept, together with a copy of the proposal documents, unless previously provided, and a summary of the terms and conditions of such proposal, (2) Lilis does not, within four business days following its receipt of such notice, make an offer that, as determined by Brushy’s board of directors with respect to the holders of Brushy’s common stock, in good faith after consultation with its respective outside legal counsel and financial advisors, results in the applicable acquisition proposal no longer being a superior proposal (provided that, during such four-business-day period, Brushy will negotiate in good faith with Lilis, to the extent Lilis wishes to negotiate, to enable Lilis to make such offer) (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of a superior proposal will require a new notice of superior proposal and a new four- business-day period) and (3) simultaneously with, and as a condition to, such termination, Brushy will pay to Lilis a $1,200,000 termination fee; and

●	by Lilis, if it receives a bona fide acquisition proposal not solicited in violation of the provisions described under “—Covenants—No Solicitation of Alternative Transactions,” that Lilis’s board of directors determines in good faith is a superior proposal, provided that Lilis will not exercise this right to terminate the merger agreement unless (1) Lilis has provided a written notice to Brushy advising Brushy that Lilis has received a superior proposal (it being understood that neither delivery of such notice nor any subsequent public announcement thereof in itself will entitle Brushy to terminate the merger agreement) that it intends to accept, together with a copy of the proposal documents, unless previously provided, and a summary of the terms and conditions of such proposal, (2) Brushy does not, within four business days following its receipt of such notice, make a counterproposal that, as determined by Lilis’s board of directors with respect to the holders of Lilis’s common stock, in good faith after consultation with its respective outside legal counsel and financial advisors, results in the acquisition proposal no longer being a superior proposal (provided that, during such four-business-day period, Lilis will negotiate in good faith with Brushy, to the extent that Brushy wishes to negotiate, to enable Brushy to make such a counterproposal) (it being understood and agreed that, prior to any such termination taking effect, any amendment to the price or any other material term of a superior proposal will require a new notice and a new four-business-day period); and (3) simultaneously with, and as a condition to, such termination, Lilis will pay to Brushy a $1,200,000 termination fee.

If the merger agreement is terminated, then in addition to any required termination fee, Brushy shall pay to Lilis an amount equal to the Refundable Deposit; provided that this payment shall not be required to be made if the merger agreement is terminated (i) by Brushy as a result of a breach or failure to perform, as applicable, of Lilis’s representations, warranties, covenants or other agreements contained in the merger agreement or (ii) by Lilis as a result of a bona fide acquisition proposal pursuant to and in accordance with the immediately preceding paragraph.

Fees and Expenses

Except for the termination fees set forth in the merger agreement and as described above under “—General,” all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such costs or expenses.

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Effect of Termination

In the event of the termination of the merger agreement as described above, written notice must be given by the terminating party to the other parties specifying the provision of the merger agreement pursuant to which such termination is made, and except as described in this section, the merger agreement will become null and void after the expiration of any applicable period following such notice. In the event of the termination of the merger agreement, there will be no liability or obligations on the part of Lilis or Merger Sub, on the one hand, or Brushy, on the other hand, except:

●	as described above under “—General” with respect to the payment of a termination fee or an amount equal to the Refundable Deposit, or both, under certain circumstances;

●	as described above under “—Fees and Expenses”;

●	with respect to the requirement to comply with the confidentiality provisions of the merger agreement; and

●	with respect to the non-solicitation restrictions and standstill obligation described below;

provided, however, that no party will be relieved from any liability with respect to any willful breach of any representation, warranty, covenant, or other obligation under the merger agreement.

Non-Solicitation Restrictions. Lilis and Brushy have agreed that, for a period of one year following the date of termination of the merger agreement, neither party will hire or solicit for hire or employment any officer or employee of, or consultant to, the other party or any of its subsidiaries or any person who at the time of proposed hire had been an officer or employee of the other party or any of its subsidiaries within the previous six months (excluding current oil and gas operating activities that the parties are conducting with one another or as may be reasonably anticipated in the ordinary course of business relating to such activities).

Standstill Obligations. Lilis and Brushy have agreed that, for a period of six months following the date of termination of the merger agreement, neither party, without the prior written consent of the other party’s board of directors, will:

●	acquire or agree, offer, seek, or propose to acquire, by purchase or otherwise, ownership of any voting securities or rights to acquire any voting securities of the other, or any of the assets or businesses of the other or any subsidiary or division thereof or any bank debt, claims, or other obligations of the other or any rights to acquire such ownership;

●	seek or propose to influence or control the management or policies of the other or to obtain representation on the other’s board of directors, or solicit any proxies of the other’s shareholders, or make any public announcement with respect to any of the foregoing;

●	make any public announcement with respect to, or submit a proposal for, or offer of any extraordinary transaction involving the other or its securities or assets; or

●	enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a “group” (as defined in the Exchange Act) in connection with any of the foregoing.

Notwithstanding the standstill restrictions above:

●	neither party’s board of directors shall withhold, delay, deny, or condition its consent if to do so would be inconsistent with its fiduciary duties;

●	either party is permitted to commence a non-coercive tender offer for the other’s common stock at a price higher than that contemplated by any other then-existing merger agreement to which the other is a party;

●	either party may comment on any merger negotiation process or other matter relating to or involving the merger or takeover of the other party in order to correct material misstatements or omissions made by the other party or its advisors; and

●	either party may continue the current oil and gas operating activities conducted with the other party and as may be reasonably contemplated in the ordinary course of business relating to such activities.

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VOTING AGREEMENTS

The following summary describes specified aspects of voting agreements, entered into in connection with the merger. This discussion does not purport to be complete and is qualified in its entirety by reference to the voting agreements, which are attached as Annex B.1 and Annex B.2 and incorporated herein by reference. We urge you to read the voting agreements carefully and in their entirety.

Significant Stockholders of Brushy

As an inducement to Lilis and Merger Sub to enter into the merger agreement, each of SOSventures and the Longview Entities, each a significant stockholder of Brushy, entered into a voting agreement with Lilis, Merger Sub and Brushy. As of the record date for the Brushy special meeting, SOSventures owns 4,095,756 shares of Brushy common stock or approximately 32% of the outstanding Brushy common stock and the Longview Entities collectively own 2,174,778 shares of Brushy common stock or approximately 17% of the outstanding Brushy common stock.

Pursuant to the terms of such voting agreements, each such significant stockholder agreed, among other things, to (i) vote its shares of Brushy’s common stock for the approval of the merger agreement and against any alternative proposal, and (ii) comply with certain restrictions on the disposition of its shares, subject to the terms and conditions contained in the Voting Agreement. Each such significant stockholder also granted an irrevocable proxy in favor of Lilis and Brushy to vote its shares or other equity interests as required. Each such voting agreement will terminate upon the earlier of (a) the termination of the merger agreement in accordance with its terms, (b) upon the amendment, modification, change or waiver to any provision that reduces the amount or changes the form of Merger Consideration (as defined in the merger agreement), (c) the Effective Time, or (d) the date on which Brushy’s board of directors effects a Brushy Adverse Recommendation Change (as defined in the merger agreement). In addition, the voting agreement with SOSventures will terminate upon the date of any amendment, modification, change or waiver to any form of certain additional consideration to be received by SOSventures in the merger agreement, as described in such voting agreement, for which SOSventures has not given its written consent.

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CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of certain material U.S. federal income tax consequences of the merger to holders of Brushy common stock that exchange their shares of Brushy common stock for shares of Lilis common stock in the merger. This discussion addresses only holders of Brushy common stock who are U.S. persons (as defined below) and who hold such stock, and the Lilis common stock received in exchange for Brushy common stock, as a “capital asset” as defined for U.S. federal income tax purposes in Section 1221 of the Code. Except as otherwise specifically set forth herein, the following discussion does not address the tax consequences of any persons other than holders of Brushy common stock. Neither Lilis nor Brushy will obtain an opinion of legal counsel as to whether the merger will constitute a tax-free reorganization for federal income tax purposes.

This discussion does not address any non-income taxes (including the unearned income Medicare contribution tax enacted under the Health Care and Education Reconciliation Act of 2010) or any foreign, state or local tax consequences of the merger. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Brushy common stock in light of that holder’s particular circumstances or to a holder subject to special rules (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to- market method of accounting; banks and certain other financial institutions; insurance companies; mutual funds; tax-exempt organizations; pension funds or retirement accounts; holders subject to the alternative minimum tax provisions of the Code; holders subject to the installment sale rules of the Code; holders that exchange or receive warrants in connection with the merger; partnerships, S corporations or other pass-through entities or investors in such pass-through entities; regulated investment companies; real estate investment trusts; holders who are not U.S. persons (as defined below); holders who hold shares of Brushy or Lilis common stock through certain foreign financial institutions (including investment funds or other investment vehicles); controlled foreign corporations; passive foreign investment companies; former citizens or residents of the United States; U.S. expatriates; holders whose functional currency is not the U.S. dollar; holders who hold shares of capital stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; holders who are deemed to sell capital stock under the constructive sale provisions of the Code; holders who acquired capital stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation; corporations that accumulate earnings to avoid U.S. federal income tax; or holders who actually or constructively own more than 5% of Brushy or Lilis common stock).

For purposes of this discussion a “U.S. person” is:

●	an individual citizen or resident of the United States;

●	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

This discussion is based on the Code, applicable Treasury regulations promulgated thereunder, published rulings and court decisions, each as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Brushy common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partners of partnerships holding Brushy common stock should consult their own tax advisors.

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This discussion of material U.S. federal income tax consequences is for general information purposes only and is not intended to be, and should not be construed as, tax advice. Holders of Brushy common stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Neither Lilis nor Brushy has sought, and neither will seek, any ruling from the Internal Revenue Service, or the IRS, regarding any matters discussed below, nor will Lilis or Brushy obtain an opinion of legal counsel as to whether the merger will constitute a tax-free reorganization for federal income tax purposes. As a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the following conclusions.

Tax Consequences of the Merger

The parties have structured the merger with the intent that it qualify as a “reorganization” within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code. The qualification of the merger as a reorganization depends on compliance with numerous technical requirements of these provisions of the Code, including whether holders of Brushy common stock will receive a sufficient amount of Lilis common stock to satisfy the “control test” set forth in Section 368(a)(2)(E) of the Code, and whether after the merger Brushy is regarded as holding substantially all of its assets, which is referred to as the substantially all test.

The control test requires that, in the transaction, the holders of Brushy common stock exchange, for an amount of Lilis voting stock, stock possessing “control” of Brushy. For purposes of Section 368(a)(2)(E) of the Code, “control” is defined as ownership of stock possessing at least 80 percent of the total combined voting power of all classes of stock entitled to vote and at least 80 percent of the total number of shares of all other classes of stock of the corporation. Satisfaction of the control test will depend on the value, as of the closing of the merger, of the Lilis common stock received by holders of Brushy common stock in exchange for Brushy common stock relative to the value of the consideration other than Lilis voting stock received by holders of Brushy common stock in exchange for shares of Brushy common stock in connection with the merger (including, to the extent properly allocable to SOSventures’s Brushy common stock, Lilis’s payment of $500,000 to SOSventures and Lilis’s issuance of the SOS Warrant and a subordinated promissory note in the principal amount of $1,000,000 to SOSventures), as well as the impact on the control test of Lilis’s payment of $1,000,000 to Independent Bank on behalf of Brushy and Lilis’s payment of the $2 million refundable deposit to Brushy, which subject to further increases as mutually agreed upon between the parties. At this time, neither Lilis nor Brushy is able to ascertain whether the value of the Lilis common stock to be received by holders of Brushy common stock in connection with the merger will be sufficient to satisfy the control test. Accordingly, Lilis and Brushy anticipate that it will not be possible to determine whether the control test will be satisfied until after the closing of the merger. Based on an example in the Treasury regulations promulgated under the Code, Lilis and Brushy intend to take the position that Lilis’s payment of $1,000,000 to Independent Bank on behalf of Brushy and Lilis’s payment of the $2 million refundable deposit to Brushy may be disregarded for purposes of the control test, and further intend to take the position that Lilis’s transfer of non-stock consideration to SOSventures described above may be disregarded for purposes of the control test under such example, but only to the extent such non-stock consideration is properly allocable to the repayment of the subordinated debt obligations with SOSventures. At this time, neither Lilis nor Brushy has determined the amount, if any, of such non-stock consideration that is properly allocable to repayment of the subordinated debt obligations with SOSventures.

Whether a transaction satisfies the substantially all test generally is determined by an examination of all of the facts and circumstances, taking into account the amount and nature of any assets not retained by the target corporation and the timing and circumstances of any asset transfers from the target corporation to other persons. For purposes of issuing advance rulings on a transaction, the IRS has stated that the substantially all test is satisfied if assets held by the target corporation after the transaction represent at least 90 percent of the fair market value of the target corporation’s net assets and at least 70 percent of the fair market value of the target corporation’s gross assets. The foregoing guideline is not a rule of substantive law, however, and the IRS has stated that this ruling standard is not intended to set the lower limit for satisfying the substantially all test.

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As noted above, in connection with the merger Brushy will assign the Giddings Field Assets to SOSventures (or its affiliate), which we refer to as the GF Assignment, in exchange for the extinguishment of certain debt owed by Brushy to SOSventures, which we refer to as the subordinated debt obligations with SOSventures, as contemplated by the GF Asset Assignment Agreement. Based on an estimated valuation, Lilis and Brushy believe that the Giddings Field Assets constitute approximately 30 percent of Brushy’s gross assets. The precise percentage of Brushy’s gross assets represented by the Giddings Field Assets is unclear at this time, however. Thus, it is possible that, by virtue of the GF Assignment, after the merger Brushy may be regarded as holding less than 70 percent of its gross assets for purposes of the substantially all test. As noted above, however, this 70-percent threshold is a guideline rather than a rule of substantive law, and the IRS has stated that this threshold does not necessarily establish the lower limit for purposes of applying the substantially all test. Thus, based on an estimated valuation, Lilis and Brushy intend to take the position that the GF Assignment will not cause the merger to fail the substantially all test, provided that after the merger Lilis and Brushy reasonably determine that, as of the time immediately after the closing of the merger, Brushy continues to hold approximately 70 percent of its gross assets, or Lilis and Brushy otherwise reasonably determine that the amount of Brushy’s retained gross assets after the merger is sufficient to satisfy the substantially all test based on the relevant facts and circumstances. In addition, Lilis and Brushy expect that, based on an estimated valuation, the fair market value of the Giddings Field Assets will be less than the principal amount and accrued but unpaid interest of the subordinated debt obligations with SOSventures to be extinguished in connection with the GF Assignment and that therefore the GF Assignment should not adversely impact Brushy’s net assets for purposes of the substantially all test. Accordingly, although not free from doubt, each of Lilis and Brushy expect to take the position that the transfer of the Giddings Field Assets to SOSventures (or its affiliate) in connection with the merger should not cause the merger to fail to satisfy the substantially all test, although no assurances can be provided in this regard.

Lilis and Brushy believe that the merger should satisfy the other technical requirements to qualify as a “reorganization” within the meaning of Sections 368 (a)(1)(A) and 368(a)(2)(E) of the Code, including the “continuity of interest” requirement, the “continuity of business enterprise” requirement, and the requirement that the merger must be undertaken for reasons pertaining to the continuance of the business of a corporation that is a party to the transaction.

Due to the uncertainty surrounding the application of the control test and the substantially all test discussed above, however, neither Brushy nor Lilis can assure you at this time that the merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Code. Further, even if Lilis and Brushy later determine to take the position that the merger so qualifies, neither Lilis nor Brushy can assure you that the IRS will accept the treatment of the merger as a “reorganization.” If the IRS were to challenge such treatment and successfully contend that the merger failed to qualify as a reorganization, the merger would be a fully taxable transaction to holders of Brushy common stock. As noted above, neither Lilis nor Brushy intends to obtain a ruling from the IRS with respect to the federal income tax consequences of the merger, nor will Lilis or Brushy obtain an opinion of legal counsel as to whether the merger will constitute a tax-free reorganization for federal income tax purposes. No assurance can be given that contrary positions will not successfully be asserted by the IRS or adopted by a court if the issues are litigated.

If for any reason the merger failed to qualify as a reorganization, the merger would be a fully taxable transaction to holders of Brushy common stock. In such case, holders of Brushy common stock generally would recognize gain or loss measured by the difference between the value of all consideration received by them in the merger and their tax basis in the shares of Brushy common stock surrendered in the merger. The aggregate tax basis in the Lilis common stock received pursuant to the merger generally would be equal to the fair market value of such stock at the time of the merger. The holding period of such Lilis common stock generally would begin on the date immediately following the date of the merger. The gain or loss recognized generally would be long-term capital gain or loss if the holder’s holding period for the Brushy common stock surrendered in the merger was more than one year.

Assuming the merger satisfies the requirements necessary for the merger to qualify as a “reorganization” under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, holders of Brushy common stock who exchange such stock solely for shares of Lilis common stock pursuant to the merger generally should not recognize gain or loss in respect of the shares of Lilis common stock received in the exchange. Holders of Brushy common stock who receive, in addition to shares of Lilis common stock, cash or other property in the merger generally should recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of the cash and the fair market value of such other property received in the merger or (ii) the excess, if any, of the sum of (A) the amount of cash, the fair market value of the Lilis common stock, and the fair market value of such other property received in the merger, over (B) such holder’s tax basis in its Brushy common stock surrendered in exchange therefor. The aggregate tax basis in the Lilis common stock received pursuant to the merger generally should be equal to the aggregate tax basis in the shares of Brushy common stock surrendered in the transaction, such basis to be allocated among the Lilis common stock according to their respective fair market values and increased ratably by the amount of gain, if any, recognized. The holding period of the Lilis common stock received in the merger by a holder of shares of Brushy common stock generally should include the holding period of the shares of Brushy common stock that such holder surrendered in exchange therefor. If a holder of Brushy common stock has differing tax bases and/or holding periods in respect of such holder’s Brushy common stock, such holder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the particular shares of Lilis common stock that such holder receives pursuant to the merger.

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A holder of Brushy common stock who dissents from the merger and who receives cash in exchange for such holder’s Brushy common stock generally should recognize gain or loss for federal income tax purposes, whether or not the merger qualifies as a reorganization under Section 368 of the Code, measured by the difference between the amount of cash received and the tax basis of such holder’s shares of Brushy common stock. There may, however, be circumstances peculiar to a dissenting shareholder that would cause the cash received to be treated as a distribution of property to which Section 301 of the Code applies (which could under certain circumstances result in the cash being taxed as a dividend).

Holders of Lilis common stock will not recognize gain or loss as a result of the merger with respect to their shares of Lilis common stock, whether or not the merger qualifies as a reorganization under Section 368 of the Code.

Neither Lilis nor Brushy will recognize gain or loss as a result of the merger. Brushy may recognize gain in connection with the GF Assignment to the extent that the fair market value of the Giddings Field Assets is greater than Brushy’s adjusted tax basis in the Giddings Field Assets. Brushy is not able to determine at this time if any such gain will be recognized and, if so, the extent of any such gain. In addition, to the extent that the fair market value of the Giddings Field Assets is less than the total amount owed on the subordinated debt obligations with SOSventures, which is being extinguished, Brushy may recognize cancellation of indebtedness income in connection with the extinguishment of the subordinated debt obligations with SOSventures to the extent that the subordinated debt obligations with SOSventures exceeds the fair market value of the Giddings Field Assets. Depending upon the amount of the gain and cancellation of indebtedness income, if any, described above, Brushy may utilize outstanding net operating losses, which we refer to as NOLs, to offset some or all of such gains. Such use of such NOLs, however, may increase Brushy’s or Lilis’s taxable income in future years. Finally, Lilis may realize cancellation of indebtedness income in connection with the conversion of approximately $6.85 million in outstanding Debentures into Lilis common stock upon the closing of the merger. The amount of such cancellation of indebtedness income, if any, will depend on the value of the Lilis common stock as of the closing of the merger.

As of the effective time of the merger, Brushy expects to have substantial NOLs. Under Section 382 of the Code, if a corporation undergoes an “ownership change,” the amount of its pre-change NOLs that may be utilized to offset future taxable income in any given year is subject to an annual limitation. As a result of the merger, Lilis will own all of the outstanding stock of Brushy. This, together with other recent transactions, will likely result in an ownership change of Brushy and, thus, may cause the use of Brushy’s pre-change NOLs to become subject to an annual limitation under Section 382 of the Code.

The annual limitation generally is equal to the product of (1) the fair market value of the stock of the corporation immediately before the ownership change (with certain adjustments) multiplied by (2) the “long-term tax exempt rate” in effect for the month in which the ownership change occurs. Any unused portion of the annual limitation may generally be carried forward to increase the annual limitation for the subsequent taxable year. The annual limitation in any year may also be adjusted as a result of certain gains recognized (or deemed recognized under applicable IRS authorities) in the five years following the ownership change. Accordingly, the impact of the ownership change on Brushy will depend upon, among other things, the amount of its NOLs, loss carryforwards and other tax attributes, the value of its stock at the time of the ownership change, and the amount and timing of its future taxable income.

Merger Reporting Requirements

Assuming the merger qualifies as a reorganization under Section 368 of the Code, a holder of Brushy common stock, as a result of having received Lilis common stock in the merger, will be required to retain records and may be required to file certain statements with their tax returns pertaining to the merger as provided pursuant to Treasury regulation Section 1.368-3. Holders of Brushy common stock should consult with their tax advisors regarding the compliance with these requirements.

Information Reporting and Backup Withholding

Certain holders of Brushy common stock may be subject to information reporting with respect to the cash received in exchange for their shares of Brushy common stock. Holders of Brushy common stock who are subject to information reporting and who do not provide appropriate information when requested may also be subject to backup withholding. Any amount withheld under such rules is not an additional tax and may be refunded or credited against such holders’ federal income tax liability, provided that the required information is properly furnished in a timely manner to the IRS.

This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. Holders of Brushy common stock are urged to consult their independent tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

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DISSENTERS’ RIGHTS OF APPRAISAL

Under Section 262 of the Delaware General Corporation Law, referred to as the DGCL, holders of Brushy’s common stock as of [-], 2016, the record date, who do not wish to accept the merger consideration as described in this joint proxy statement/prospectus may dissent and elect to have the fair value of their shares of Brushy common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined and paid to the holder in cash (together with interest, if any) in the amount determined to be the fair value, provided that the holder complies with the provisions of Section 262 of the DGCL.

The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL, and is qualified in its entirety by the full text of Section 262, which is provided in its entirety as Annex D to this joint proxy statement/prospectus. All references in Section 262 and in this summary to a “stockholder” are to the record holder of the shares of Brushy’s common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Brushy’s common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below in a timely manner to perfect appraisal rights.

Under Section 262, where a proposed merger is to be submitted for approval and adoption at a meeting of stockholders, as in the case of the special meeting, the corporation, not less than 20 days before the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in that notice a copy of Section 262. This joint proxy statement/prospectus constitutes such notice, and the applicable statutory provisions of the DGCL are attached to this joint proxy statement/prospectus as Annex D. Any stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review carefully the following discussion and Annex D to this joint proxy statement/prospectus. Failure to comply with the procedures specified in Section 262 timely and properly will result in the loss of appraisal rights. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of Brushy’s common stock, Brushy believes that its stockholders who consider exercising such appraisal rights should seek the advice of counsel.

Any holder of Brushy’s common stock wishing to exercise the right to demand appraisal under Section 262 of the DGCL must satisfy each of the following conditions:

●	as more fully described below, the holder must deliver to Brushy a written demand for appraisal of the holder’s shares before the vote on the merger agreement at the Brushy special meeting, which demand will be sufficient if it reasonably informs Brushy of the identity of the holder and that the holder intends to demand the appraisal of the holder’s shares;

●	the holder must not vote the holder’s shares of Brushy’s common stock in favor of the merger agreement; a proxy which does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement and, therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the merger agreement or abstain from voting on the merger agreement; and

●	the holder must continuously hold the shares from the date of making the demand through the effective date of the merger; a stockholder who is the record holder of shares of Brushy’s common stock on the date the written demand for appraisal is made but who thereafter transfers those shares before the effective date of the merger will lose any right to appraisal in respect of those shares.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt and approve the merger agreement will constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any such proxy or vote.

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Only a holder of record of shares of Brushy’s common stock issued and outstanding immediately before the effective time of the merger is entitled to assert appraisal rights for the shares in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates, and should specify the stockholder’s name and mailing address, the number of shares of common stock owned and that the stockholder intends to demand appraisal of the stockholder’s common stock. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising appraisal rights with respect to the shares held for one or more other beneficial owners. In such case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine appropriate procedures for the making of a demand for appraisal by the nominee.

A Brushy stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to:

Brushy Resources, Inc.

Attention: Corporate Secretary

300 E. Sonterra, Suite 1220

San Antonio, TX 78258

Within ten days after the effective date of the merger, the surviving corporation must send a notice as to the effectiveness of the merger transaction to each of Brushy’s former stockholders who has made a written demand for appraisal in accordance with Section 262 and who has not voted to adopt the merger agreement. Within 120 days after the effective date of the merger, but not thereafter, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of common stock held by all dissenting stockholders. Brushy and Lilis have no obligation to, and have no present intention to file, a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that Lilis or Brushy will file such a petition. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Inasmuch as Lilis and Brushy have no obligation to file such a petition, the failure of a stockholder to do so within the period specified could nullify the stockholder’s previous written demand for appraisal.

Within 120 days after the effective date of the merger, any stockholder who has complied with the provisions of Section 262 to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The surviving corporation must mail that statement to the stockholder within 10 days after receipt of the request or within 10 days after expiration of the period for delivery of demands for appraisals under Section 262, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of Brushy common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the surviving corporation the statement described in this paragraph.

A stockholder timely filing a petition for appraisal with the Delaware Court of Chancery must deliver a copy to the surviving corporation, and it will then be obligated within 20 days to provide the Delaware Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares. After notice to those stockholders, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

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In the event that the Delaware Court of Chancery determines the holders of Brushy’s common stock entitled to appraisal, an appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through this proceeding, the Delaware Court of Chancery will determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. Upon application of a dissenting stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all of the shares entitled to appraisal. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as or less than the value of Lilis shares they would receive under the merger agreement if they did not seek appraisal of their shares.

In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation.” In Weinberger, the Delaware Supreme Court stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” However, Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.”

Any of Brushy’s stockholders who have duly demanded an appraisal in compliance with Section 262 will not, after the effective date of the merger, be entitled to vote the shares subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date before the effective date of the merger).

At any time within 60 days after the effective date of the merger, any of Brushy’s stockholders who have not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw its demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the stockholder’s demand for appraisal. However, any such attempt to withdraw made more than 60 days after the effective date of the merger will require the surviving corporation’s written approval. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If the surviving corporation does not approve a stockholder’s request to withdraw a demand for appraisal when that approval is required or, except with respect to a stockholder that withdraws its right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more than, the same as or less than the value of the Lilis shares being offered pursuant to the merger agreement.

Failure to comply strictly with all of the procedures set forth in Section 262 of the DGCL may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise appraisal rights.

Holders of Lilis common stock do not have any appraisal or dissenter’s rights with respect to the merger.

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MATERIAL CONTRACTS BETWEEN LILIS AND BRUSHY

The information set forth "The Merger Agreement," beginning on page [-], and "The Merger-Interests of Brushy Directors and Executive Officers in the Merger," beginning on page [-],is incorporated herein by reference.

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INFORMATION ABOUT LILIS

Description of Business

Lilis is an upstream independent oil and gas company engaged in the acquisition, drilling and production of oil and natural gas properties and prospects.  Lilis was incorporated in August of 2007 in the State of Nevada as Universal Holdings, Inc.  In October 2009, Lilis changed its name to Recovery Energy, Inc. and in December 2013, Lilis changed its name to Lilis Energy, Inc.

Lilis’s current operating activities are focused on the Denver-Julesburg Basin, or the DJ Basin, in Colorado, Wyoming and Nebraska.

Overview of Lilis’s Business and Strategy

Lilis has acquired and developed a producing base of oil and natural gas proved reserves, as well as a portfolio of exploration and other undeveloped assets with conventional and non-conventional reservoir opportunities, with an emphasis on those with multiple producing horizons, in particular the Muddy “J” conventional reservoirs and the Niobrara shale and Codell resource plays. Lilis believes these assets offer the possibility of repeatable year-over-year success and significant and cost-effective production and reserve growth. Lilis’s acquisition, development and exploration pursuits are principally directed at oil and natural gas properties in North America. As of December 31, 2015, Lilis owned interests in 8 economically producing wells and 16,000 net leasehold acres, of which 8,000 net acres are classified as undeveloped acreage and all of which are located in Colorado, Wyoming and Nebraska within the DJ Basin. Lilis is primarily focused on acquiring companies and production throughout North America and developing its North and South Wattenberg Field assets, which include attractive unconventional reservoir drilling opportunities in mature development areas with low risk Niobrara and Codell formation productive potential.

Lilis’s goal is to create value by acquiring producing assets and developing its remaining inventory of low and controlled-risk conventional and unconventional properties, while maintaining a low cost structure. To achieve Lilis’s goal, its business strategy includes the following elements:

Capital raising. The business of oil and natural gas property acquisition, exploration and development is highly capital intensive and the level of operations attainable by oil and natural gas companies is directly linked to and limited by the amount of available capital. Therefore, it is critical that Lilis raises the additional capital required to finance the exploration and development of its current oil and natural gas prospects and the acquisition of additional properties and companies. Lilis plans to seek additional capital through the sale of its securities, through potential refinancing activities, debt and project financing, joint venture agreements with industry partners, and through sale of assets. Lilis’s ability to obtain additional capital may be subject to the repayment of its existing obligations.

Acquiring additional assets and companies throughout North America. Lilis targets acquisitions in North America, which meet certain current and future production thresholds. Lilis anticipates the acquisitions will be funded with funds borrowed under new debt instruments or the issuance of new equity.

Pursuing the initial development of Lilis’s Greater Wattenberg Field unconventional assets.  Lilis plans to drill several horizontal wells on its South Wattenberg Field property if it can obtain the financing to do so. Drilling activities will target the well-established Niobrara and Codell formations.

Extending the development of certain conventional prospects within Lilis’s inventory of other DJ Basin properties.  Subject to the securing of additional capital, Lilis anticipates drilling and developing its DJ Basin assets where initial exploration has yielded positive results.

Retaining operational control and significant working interest.  In Lilis’s principal development targets, it typically seeks to maintain operational control of its development and drilling activities.  As operator, Lilis retains more control over the timing, selection and process of drilling prospects and completion design, which enhances its ability to maximize its return on invested capital and gives it greater control over the timing, allocation and amounts of capital expenditures.  However, due to Lilis’s recent liquidity difficulties, Lilis is not the operator on a significant amount of its current drilling activity on wells in which it owns a working interest.

Leasing of prospective acreage.  Lilis seeks to identify drilling opportunities on properties that have not yet been leased.  Subject to securing additional capital, Lilis may take the initiative to lease prospective acreage and Lilis may sell all or any portion of the leased acreage to other companies that want to participate in the drilling and development of the prospect acreage.

Consistently evaluating acreage. Currently, Lilis’s inventory of developed and undeveloped acreage includes approximately 18,000 gross (16,000 net) acres, of which 10,000 gross (8,000 net) that are held by production, approximately, 2,000, 5,000 and 1,000 net acres that expire in the years 2016, 2017, and thereafter, respectively. Approximately 88% of Lilis’s inventory of undeveloped acreage provides for extension of lease terms from two to five years, at Lilis’s option, by payment of varying, but typically nominal, extension amounts. In 2015, Lilis evaluated its leases and allowed 63% of its leaseholds to expire due to capital constraints or the determination that present and future carrying and drilling costs were uneconomic. Lilis continues to evaluate the 2016 and 2017 lease expirations to determine if production on this acreage would be economic and as such, a focus for future development. If determined to be a focus for future development, Lilis plans to re-lease if available. If not a focus, Lilis plans to let the acreage expire. Lilis will continue to pursue additional properties, acquire other properties throughout North America, or drill wells on its core properties to hold the property by production if financing is available to it and the properties are economic.

Hedging. From time to time, Lilis may use commodity price hedging instruments to reduce its exposure to oil and natural gas price fluctuations and to help ensure that it has adequate cash flow to fund its debt service costs and capital programs. As such, Lilis expects to enter into futures contracts, collars and basis swap agreements, as well as fixed price physical delivery contracts. Lilis intends to use hedging primarily to manage price risks and returns on certain acquisitions and drilling programs. Lilis’s policy is to consider hedging an appropriate portion of its production at commodity prices it deems attractive. In the future Lilis may also be required by its lenders to hedge a portion of production as part of any financing.

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Outsourcing. Lilis intends to continue to use the services of independent consultants and contractors to provide various professional services, including land, legal, environmental, technical, investor relations and tax services.  Lilis believes that by limiting its management and employee costs, it may be able to better control lifting costs and retain general and administrative expense flexibility.

Principal Oil and Gas Interests

All references to production, sales volumes and reserve quantities are net to Lilis’s interest unless otherwise indicated.

As of December 31, 2015, Lilis owned interests in approximately 16,000 net leasehold acres, of which 8,000 net acres are classified as undeveloped acreage and all of which are located in Colorado, Wyoming and Nebraska within the DJ Basin.  Lilis’s primary targets within the DJ Basin are the conventional Dakota and Muddy “J” formations, and the developing unconventional Niobrara shale play.  Additional horizons include the Codell, Greenhorn, the Permian Basin and other potential resource formations.

During the year ended December 31, 2015, Lilis made minimal capital expenditures on its oil and gas properties due to capital constraints. In addition, the lower commodity prices and lack of capital to develop its undeveloped oil and gas properties caused Lilis to recognize an impairment expense of $24.48 million. No impairment expense was recognized during the year ended December 31, 2014.

Reserves

The table below presents summary information with respect to the estimates of Lilis’s proved oil and gas reserves for the year ended December 31, 2015. Lilis engaged Forrest A Garb & Associates, Inc., or Forrest Garb, and Ralph E. Davis to audit internal engineering estimates for 100% of Lilis’s proved reserves at year-end 2015 and 2014, respectively.  The prices used in the calculation of proved reserve estimates as of December 31, 2015, were $42.59 per Bbl and $2.79 per MCF; as of December 31, 2014, were $81.71 per Bbl and $5.34 per MCF and as of December 31, 2013, were $89.57 per Bbl and $4.74 per MCF for oil and natural gas, respectively.  The prices were adjusted for basis differentials, pipeline adjustments, and BTU content.

Lilis emphasizes that reserve estimates are inherently imprecise and that estimates of all new discoveries and undeveloped locations are more imprecise than estimates of established producing oil and gas properties.  Accordingly, these estimates are expected to change as new information becomes available.  The PV-10 values shown in the following table are not intended to represent the current market value of the estimated proved oil and gas reserves owned by Lilis.  Neither prices nor costs have been escalated (or reduced).  The following table should be read along with the section entitled “Risk Factors—Risks Relating to Lilis’s Business”.  The actual quantities and present values of Lilis’s proved oil and natural gas reserves may be less than it had estimated.

Summary of Oil and Gas Reserves as of Fiscal-Year End

	As of December 31,
	2015	2014	2013
Reserve data:
Proved developed
Oil (MBbl)	33	50	171
Gas (MMcfe)	141	197	313
Total (MBOE)(1)	57	83	223
Proved undeveloped
Oil (MBbl)	-	850	672
Gas (MMcfe)	-	4,040	2,251
Total (MBOE)(1)	-	1,523	1,047
Total Proved
Oil (MBbl)	33	900	843
Gas (MMcfe)	141	4,237	2,564
Total (MBOE)(1)	57	1,606	1,270
Proved developed reserves %	100%	5%	18%
Proved undeveloped reserves %	-	95%	82%

Reserve value data (in thousands):
Proved developed PV-10	$608	2,340	$7,675
Proved undeveloped PV-10	$-	20,914	$15,667
Total proved PV-10 (2)	$608	23,254	$23,342
Standardized measure of discounted future cash flows	$608	23,254	$23,342
Reserve life (years)	26.2	39.25	33.25

(1)	BOE is determined using the ratio of six MCF of natural gas to one Bbl of crude oil, condensate or natural gas.
(2)	As Lilis currently does not expect to pay income taxes in the near future, there is no difference between the PV-10 value and the standardized measure of discounted future net cash flows. Please see the definitions of standardized measure of discounted future net cash flows and PV-10 value in the “Glossary.”

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Changes in Proved Undeveloped Reserves

During the year ended December 31, 2015, Lilis recognized an impairment expense of $24.48 million due to the lower commodity prices and lack of capital to develop its undeveloped oil and gas properties. As such, Lilis currently has no proved undeveloped reserves.

Internal Controls over Reserves Estimate

Lilis’s policy regarding internal controls over the recording of reserves is structured to objectively and accurately estimate its oil and gas reserve quantities and values in compliance with the regulations of the SEC.  Responsibility for compliance in reserve bookings is delegated to Lilis’s Chief Financial Officer with assistance from Lilis’s senior geologist consultant and a senior reserve engineering consultant.

Technical reviews are performed throughout the year by Lilis’s senior reserve engineering consultant and Lilis’s geologist and other consultants who evaluate all available geological and engineering data, under the guidance of the Chief Financial Officer.  This data, in conjunction with economic data and ownership information, is used in making a determination of estimated proved reserve quantities. The 2015 reserve process was overseen by Kent Lina, Lilis’s senior reserve engineering consultant. Mr. Lina was previously employed by Lilis from October 2010 through December 2012, and prior to that was employed by Delta Petroleum Corporation from March 2002 to September 2010 in various operations and reservoir engineering capacities culminating as the Senior Vice President of Corporate Engineering. Mr. Lina received a Bachelor of Science degree in Civil Engineering from University of Missouri at Rolla in 1981. Mr. Lina currently serves various industry clients as a senior reserve engineering consultant.

Third-party Reserves Study

An independent third-party reserve study as of December 31, 2015 was performed by Forrest Garb using its own engineering assumptions and other economic data provided by us.  All of Lilis’s total calculated proved reserve PV-10 value was prepared by Forrest Garb. Forrest Garb is an independent petroleum engineering consulting firm that has been providing petroleum engineering consulting services for over 28 years.  The individual at Forrest Garb primarily responsible for overseeing Lilis’s reserve audit is Stacy M. Light, Senior Vice President of Petroleum Engineering, who received a Bachelor of Science degree in Petroleum Engineering from the Texas A&M and is a registered Professional Engineer in the States of Texas.  She is also a member of the Society of Petroleum Engineers.

The Forrest Garb report dated April 13, 2016, is filed as Exhibit 99.1 to the Lilis 2015 Annual Report on Form 10-K.

Oil and gas reserves and the estimates of the present value of future net cash flows therefrom were determined based on prices and costs as prescribed by the SEC and Financial Accounting Standards Board, or FASB, guidelines.  Reserve calculations involve the estimate of future net recoverable reserves of oil and gas and the timing and amount of future net cash flows to be received therefrom. Such estimates are not precise and are based on assumptions regarding a variety of factors, many of which are variable and uncertain.  Proved reserves were estimated in accordance with guidelines established by the SEC and the FASB, which require that reserve estimates be prepared under existing economic and operating conditions with no provision for price and cost escalations except by contractual arrangements.  For the year ended December 31, 2015, commodity prices over the prior 12-month period and year end costs were used in estimating net cash flows in accordance with SEC guidelines.

In addition to a third-party reserve study, Lilis’s reserves and the corresponding report are reviewed by Lilis’s Chief Financial Officer, geologist and principal accounting officer and the Audit Committee of Lilis’s Board of Directors.  Lilis’s Chief Financial Officer is responsible for reviewing and verifying that the estimate of proved reserves is reasonable, complete, and accurate.  The Audit Committee of Lilis’s Board of Directors reviews the final reserves estimate in conjunction with Forrest Garb’s audit letter.

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Production

The following table summarizes the average volumes and realized prices, excluding the effects of Lilis’s economic hedges, of oil and gas produced from properties in which it held an interest during the periods indicated, and production cost per BOE:

	For the Year Ended December 31,
	2015	2014	2013
Product
Oil (Bbl.)	7,067	33,508	51,705
Oil (Bbls)-average price (1)	$41.36	$77.05	$83.40

Natural Gas (MCFE)-volume	32,291	77,954	64,845
Natural Gas (MCFE)-average price (2)	$2.39	$4.68	$5.25

Barrels of oil equivalent (BOE)	12,449	46,500	62,512
Average daily net production (BOE)	34	127	171
Average Price per BOE (1)	$29.67	$63.36	$74.43

(1)	Does not include the realized price effects of hedges
(2)	Includes proceeds from the sale of NGL’s

Oil and gas production costs, production taxes, depreciation, depletion, and amortization

Production costs per BOE	15.70	20.52	19.48
Production taxes per BOE	2.24	5.80	4,21
Depreciation, depletion, and amortization per BOE	46.93	28.76	38.21
Total operating costs per BOE (1)	$64.87	$55.08	$61.90
Gross margin per BOE (1)	$(35.20)	$8.28	$12.53
Gross margin percentage	119%	13%	17%

(1)	Does not include the loss on conveyance

Productive Wells

As of December 31, 2015, Lilis had working interests in 6 gross (1.27 net) productive oil wells, and 2 gross (0.14 net) productive gas wells.  Productive wells are either wells producing in commercial quantities or wells capable of commercial production although currently shut-in.  Multiple completions in the same wellbore are counted as one well.  A well is categorized under state reporting regulations as an oil well or a gas well based on the ratio of gas to oil produced when it first commenced production, and such designation may not be indicative of current production.

Acreage

As of December 31, 2015, Lilis owned 8 producing wells in Wyoming, Nebraska and Colorado within the DJ Basin, as well as approximately 18,000 gross (16,000 net) acres, of which 10,000 gross (8,000 net) acres were classified as undeveloped acreage. Lilis’s primary assets included acreage located in Laramie and Goshen Counties in Wyoming; Banner, Kimball, and Scotts Bluff Counties in Nebraska; and Weld, Arapahoe and Elbert Counties in Colorado.

The following table sets forth Lilis’s gross and net developed and undeveloped acreage as of December 31, 2015:

	Undeveloped		Developed
	Gross	Net	Gross	Net
DJ Basin	10,000	8,000	8,000	8,000

Total	10,000	8,000	8,000	8,000

Currently, Lilis’s inventory of developed and undeveloped acreage includes approximately 18,000 gross (16,000 net) acres, of which 10,000 gross (8,000 net) that are held by production, approximately, 2,000, 5,000 and 1,000 net acres that expire in the years 2016, 2017, and thereafter, respectively. Approximately 88% of Lilis’s inventory of undeveloped acreage provides for extension of lease terms from two to five years, at Lilis’s option, by payment of varying, but typically nominal, extension amounts. In 2015, Lilis evaluated its leases and allowed 63% of its leaseholds to expire due to capital constraints or the determination that present and future carrying and drilling costs were uneconomic. Lilis continues to evaluate the 2016 and 2017 lease expirations to determine if production on this acreage would be economic and as such is a focus for future development. If determined to be a focus for future development, Lilis plans to re-lease if available. If not a focus, Lilis plans to let the acreage expire. Lilis will continue to pursue additional properties, acquire other properties throughout North America, or drill wells on its core properties to hold the property by production if financing is available to it and the properties are economic.

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Drilling Activity

The following table describes the development and exploratory wells Lilis drilled from 2013 through 2015:

	For the Year Ended December 31,
	2015		2014		2013
	Gross	Net	Gross	Net	Gross	Net
Development:
Productive wells	-	-	-	-	2	1
Dry wells	-	-	-	-	-	-
	-	-	-	-	2	1
Exploratory:
Productive wells	-	-	-	-	-	-
Dry wells	-	-	-	-	-	-

Total development and exploratory	-	-	-	-	2	1

The number of wells drilled refers to the number of wells completed at any time during the respective year, regardless of when drilling was initiated.

Title to Properties

Substantially all of Lilis’s leasehold interests are held pursuant to leases from third parties. The majority of Lilis’s producing properties are subject to mortgages securing indebtedness under both Lilis’s Credit Agreement, entered into on January 8, 2015, or the Credit Agreement, with Heartland Bank, or Heartland, as administrative agent and the lenders party thereto, and Lilis’s 8% Senior Secured Convertible Debentures, or the Debentures, which Lilis believes do not materially interfere with the use of, or affect the value of, such properties.

Marketing and Pricing

Lilis derives revenue and cash flow principally from the sale of oil and natural gas.  As a result, Lilis’s revenues are determined, to a large degree, by prevailing prices for crude oil and natural gas.  Lilis sells its oil and natural gas on the open market at prevailing market prices or through forward delivery contracts.  The market price for oil and natural gas is dictated by supply and demand, and Lilis cannot accurately predict or control the price it may receive for its oil and natural gas.

Lilis’s revenues, cash flows, profitability and future rate of growth will depend substantially upon prevailing prices for oil and natural gas.  Prices may also affect the amount of cash flow available for capital expenditures and other cash requirements and Lilis’s ability to borrow money or raise additional capital.  Lower prices may also adversely affect the value of Lilis’s reserves and make it uneconomical for Lilis to commence or continue production levels of natural gas and crude oil.  Historically, the prices received for oil and natural gas have fluctuated widely.  Among the factors that can cause these fluctuations are:

●	changes in global supply and demand for oil and natural gas;

●	the actions of the Organization of Petroleum Exporting Countries;

●	the price and quantity of imports of foreign oil and natural gas;

●	acts of war or terrorism;

●	political conditions and events, including embargoes, affecting oil-producing activity;

●	the level of global oil and natural gas exploration and production activity;

●	the level of global oil and natural gas inventories;

●	weather conditions;

●	technological advances affecting energy consumption;

●	transportation options from trucking, rail, and pipeline; and

●	the price and availability of alternative fuels.

Furthermore, regional natural gas, condensate, oil and NGL prices may move independently of broad industry price trends. Because some of Lilis’s operations are located outside major markets, Lilis is directly impacted by regional prices regardless of Henry Hub, WTI or other major market pricing.

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From time to time, Lilis may enter into derivative contracts. These contracts economically hedge Lilis’s exposure to decreases in the prices of oil and natural gas. Hedging arrangements may expose Lilis to risk of significant financial loss in some circumstances, including instances in which:

●	there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received;

●	Lilis’s production and/or sales of oil or natural gas are less than expected;

●	payments owed under derivative hedging contracts come due prior to receipt of the hedged month’s production revenue; or

●	the other party to the hedging contract defaults on its contract obligations.

In addition, hedging arrangements may limit the benefit Lilis would receive from increases in the prices for oil and natural gas.

As of December 31, 2015, Lilis had no hedging agreements in place.

Major Customers

Lilis’s major customers include, Shell Trading (US), PDC Energy and Noble Energy. These customers accounted for approximately 42%, 26% and 21% of Lilis’s revenue for the year ended December 31, 2015 and approximately 63%, 14% and 9% of its revenue for the year ended December 31, 2014, respectively.

However, Lilis does not believe that the loss of any single customer would materially affect its business because there are numerous other purchasers of its production.

Seasonality

Generally, but not always, the demand and price levels for natural gas increase during colder winter months and decrease during warmer summer months. To lessen seasonal demand fluctuations, pipelines, utilities, local distribution companies, and industrial users utilize natural gas storage facilities and forward purchase some of their anticipated winter requirements during the summer.  However, increased summertime demand for electricity has placed increased demand on storage volumes.  Demand for crude oil and heating oil is also generally higher in the winter and the summer driving season, although oil prices are much more driven by global supply and demand.  Seasonal anomalies, such as mild winters, sometimes lessen these fluctuations.  The impact of seasonality on crude oil has been somewhat magnified by overall supply and demand economics attributable to the narrow margin of production capacity in excess of existing worldwide demand for crude oil.

Competition

The oil and gas industry is intensely competitive, particularly with respect to acquiring prospective oil and natural gas properties. Lilis believe its leasehold position provides a solid foundation for an economically robust exploration program and its future growth.  Lilis’s success and growth also depends on its geological, geophysical, and engineering expertise, design and planning, and its financial resources.  Lilis believes the location of its acreage, its technical expertise, available technologies, its financial resources and expertise, and the experience and knowledge of its management enables it to compete effectively in its core operating areas.  However, Lilis faces intense competition from a substantial number of major and independent oil and gas companies, which have larger technical staffs and greater financial and operational resources than Lilis does.  Many of these companies not only engage in the acquisition, exploration, development, and production of oil and natural gas reserves, but also have refining operations, market refined products, own drilling rigs, and generate electricity.

Lilis also competes with other oil and gas companies in attempting to secure drilling rigs and other equipment and services necessary for the drilling, completion, production, processing and maintenance of wells.  Consequently, Lilis may face shortages or delays in securing these services from time to time.  The oil and gas industry also faces competition from alternative fuel sources, including other fossil fuels such as coal and imported liquefied natural gas.  Competitive conditions may also be affected by future new energy, climate-related, financial, and other policies, legislation, and regulations.

In addition, Lilis competes for people, including experienced geologists, geophysicists, engineers, and other professionals and consultants.  Throughout the oil and gas industry, the need to attract and retain talented people has grown at a time when the number of talented people available is constrained.  Lilis is not insulated from this resource constraint, and Lilis must compete effectively in this market in order to be successful.

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Government Regulations

General. Lilis’s operations covering the exploration, production and sale of oil and natural gas are subject to various types of federal, state and local laws and regulations.  The failure to comply with these laws and regulations can result in substantial penalties. These laws and regulations materially impact Lilis’s operations and can affect its profitability. However, Lilis does not believe that these laws and regulations affect Lilis in a manner significantly different than its competitors. Matters regulated include permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells and unitization and pooling of properties, restoration of surface areas, plugging and abandonment of wells, requirements for the operation of wells, production and processing facilities, land use, subsurface injection, air emissions,  and taxation of production, etc.  At various times, regulatory agencies have imposed price controls and limitations on production.  In order to conserve supplies of oil and natural gas, these agencies have restricted the rates of flow of oil and natural gas wells below actual production capacity, generally prohibit the venting or flaring of natural gas and impose certain requirements regarding production. Federal, state and local laws regulate production, handling, storage, transportation and disposal of oil and natural gas, by-products from oil and natural gas and other substances and materials produced or used in connection with oil and natural gas operations.  While Lilis believes it will be able to substantially comply with all applicable laws and regulations via its strict attention to regulatory compliance, the requirements of such laws and regulations are frequently changed.  Lilis cannot predict the ultimate cost of compliance with these requirements or their effect on its actual operations.

Federal Income Tax. Federal income tax laws significantly affect Lilis’s operations.  The principal provisions that affect Lilis are those that permit it, subject to certain limitations, to deduct as incurred, rather than to capitalize and amortize/depreciate, its domestic “intangible drilling and development costs” and to claim depletion on a portion of its domestic oil and natural gas properties based on 15% of its oil and natural gas gross income from such properties (up to an aggregate of 1,000 barrels per day of domestic crude oil and/or equivalent units of domestic natural gas).

Environmental, Health, and Safety Regulations.  Lilis’s operations are subject to stringent federal, state, and local laws and regulations relating to the protection of the environment and human health and safety, or EHS. Lilis is committed to strict compliance with these regulations and the utmost attention to EHS issues.  Environmental laws and regulations may require that permits be obtained before drilling commences or facilities are commissioned, restrict the types, quantities, and concentration of various substances that can be released into the environment in connection with drilling and production activities, govern the handling and disposal of waste material, and limit or prohibit drilling and exploitation activities on certain lands lying within wilderness, wetlands, and other protected areas, including areas containing threatened or endangered animal species.  As a result, these laws and regulations may substantially increase the costs of exploring for, developing, or producing oil and gas and may prevent or delay the commencement or continuation of certain projects.  In addition, these laws and regulations may impose substantial clean-up, remediation, and other obligations in the event of any discharges or emissions in violation of these laws and regulations.  Further, legislative and regulatory initiatives related to global warming or climate change could have an adverse effect on Lilis’s operations and the demand for oil and natural gas.  See “Risk Factors—Risks Relating to Lilis’s Business—Legislative and regulatory initiatives related to global warming and climate change could have an adverse effect on Lilis’s operations and the demand for oil and natural gas.”

Hydraulic fracturing is an important and common practice that is used to stimulate production of hydrocarbons, particularly natural gas, from tight unconventional formations.  For additional information about hydraulic fracturing and related regulatory matters, see “Risk Factors— Risks Relating to Lilis’s Business.”  Federal and state legislation and regulatory initiatives related to hydraulic fracturing could result in increased costs and additional operating restrictions or delays /cancellations in the completion of oil and gas wells.

Federal and state occupational safety and health laws require Lilis to organize and maintain information about hazardous materials used, released, or produced in Lilis’s operations.  Some of this information must be provided to Lilis’s employees, state and local governmental authorities, and local citizens.  Lilis is also subject to the requirements and reporting framework set forth in the federal workplace standards.

The discharge of oil, gas or other pollutants into the air, soil or water may give rise to liabilities to the government and third parties and may require Lilis to incur costs to remedy discharges.  Natural gas, oil or other pollutants, including salt water brine, may be discharged in many ways, including from a well or drilling equipment at a drill site, leakage from pipelines or other gathering and transportation facilities, leakage from storage tanks and sudden discharges from damage or explosion at natural gas facilities of oil and gas wells.  Discharged hydrocarbons may migrate through soil to fresh water aquifers or adjoining property, giving rise to additional liabilities.

A variety of federal and state laws and regulations govern the environmental aspects of natural gas and oil production, transportation and processing. These laws and regulations may impose liability in the event of discharges, including for accidental discharges, failure to notify the proper authorities of a discharge, and other noncompliance.  Compliance with such laws and regulations may increase the cost of oil and gas exploration, development and production; although Lilis does not anticipate that compliance will have a material adverse effect on Lilis’s capital expenditures or earnings.  Failure to comply with the requirements of the applicable laws and regulations could subject Lilis to substantial civil and/or criminal penalties and to the temporary or permanent curtailment or cessation of all or a portion of its operations.

The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, also known as the “superfund law,” imposes liability, regardless of fault or the legality of the original conduct, on some classes of persons that are considered to have contributed to the release of a “hazardous substance” into the environment. These persons include the owner or operator of a disposal site or sites where the release occurred and companies that transport, dispose, or arrange for disposal of the hazardous substance(s) released.  Persons who are or were responsible for releases of hazardous substances under CERCLA may be jointly and severally liable for the costs of cleaning up the hazardous substances and for damages to natural resources. It is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.  Lilis could be subject to liability under CERCLA, including for jointly owned drilling and production activities that generate relatively small amounts of liquid and solid waste that may be subject to classification as hazardous substances under CERCLA.

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The Resource Conservation and Recovery Act of 1976, as amended, or RCRA, is the principal federal statute governing the treatment, storage and disposal of solid and hazardous wastes.  RCRA imposes stringent operating requirements, and liability for failure to meet such requirements, on a person who is either a “generator” or “transporter” of hazardous waste or an “owner” or “operator” of a hazardous waste treatment, storage or disposal facility.  At present, RCRA includes an exemption that allows certain oil and natural gas exploration and production waste to be classified as nonhazardous waste.  A similar exemption is contained in many of the state counterparts to RCRA. As a result, Lilis is not required to comply with a substantial portion of RCRA’s hazardous waste requirements.  At various times in the past, proposals have been made to amend RCRA to rescind the exemption that excludes oil and natural gas exploration and production wastes from regulation as hazardous waste. For example, in 2010 a petition was filed by the Natural Resources Defense Council with the Environmental Protection Agency, or the EPA, requesting that the agency reassess its prior determination that certain exploration and production wastes are not subject to the RCRA hazardous waste requirements. The EPA has not yet acted on the petition and it remains pending. Repeal or modification of the exemption by administrative, legislative or judicial process, or modification of similar exemptions in applicable state statutes, would increase the volume of hazardous waste Lilis is required to manage and dispose of and would cause Lilis to incur, perhaps significantly, increased operating expenses.

The Oil Pollution Act of 1990, or the OPA, and regulations thereunder impose a variety of regulations on “responsible parties” related to the prevention of oil spills and liability for damages resulting from such spills in United States waters.  The OPA assigns liability to each responsible party for oil removal costs and a variety of public and private damages, including natural resource damages.  While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill was caused by gross negligence or willful misconduct or resulted from violation of federal safety, construction or operating regulations.  Few defenses exist to the liability imposed by OPA. In addition, to the extent Lilis acquires offshore leases and those operations affect state waters, it may be subject to additional state and local clean-up requirements or incur liability under state and local laws.  OPA also imposes ongoing requirements on responsible parties, including proof of financial responsibility to cover at least some costs in a potential spill.  Lilis cannot predict whether the financial responsibility requirements under the OPA amendments will adversely restrict Lilis’s proposed operations or impose substantial additional annual costs to Lilis or otherwise materially adversely affect Lilis.  The impact, however, should not be any more adverse to Lilis than it will be to other similarly situated owners or operators.

The Endangered Species Act restricts activities that may affect federally identified endangered and threatened species or their habitats through the implementation of operating restrictions or a temporary, seasonal, or permanent ban in affected areas. Additionally, significant federal decisions, such as the issuance of federal permits or authorizations for certain oil and gas exploration and production activities may be subject to the National Environmental Policy Act, or the NEPA. The NEPA requires federal agencies, including the Department of Interior, to evaluate major federal agency actions having the potential to significantly impact the environment. In the course of such evaluations, an agency will prepare an environmental assessment that assesses the potential direct, indirect and cumulative impacts of a proposed project and, if necessary, will prepare a more detailed Environmental Impact Statement that may be made available for public review and comment. This process has the potential to delay oil and gas development projects.

The federal Clean Water Act, or the Clean Water Act, imposes restrictions and controls on the discharge of produced waters and other oil and natural gas wastes into navigable waters.  Permits must be obtained to discharge pollutants into state and federal waters and to discharge fill and pollutants into regulated waters and wetlands. Uncertainty regarding regulatory jurisdiction over wetlands and other regulated waters of the United States has complicated, and will continue to complicate and increase the cost of, obtaining such permits or other approvals. Certain state regulations and the general permits issued under the Federal National Pollutant Discharge Elimination System program prohibit the discharge of produced waters and sand, drilling fluids, drill cuttings and certain other substances related to the crude oil and natural gas industry into certain coastal and offshore waters.  Further, the EPA, has adopted regulations requiring certain crude oil and natural gas exploration and production facilities to obtain permits for storm water discharges.  Costs may be associated with the treatment of wastewater or developing and implementing storm water pollution prevention plans.  Spill Prevention, Control, and Countermeasure requirements of the Clean Water Act require appropriate secondary containment loadout controls, piping controls, berms and other measures to help prevent the contamination of navigable waters in the event of a petroleum hydrocarbon spill, rupture or leak. The EPA and U.S. Army Corps of Engineers released a Connectivity Report in September 2013, which determined that virtually all tributary streams, wetlands, open water in floodplains and riparian areas are connected. This report supported the drafting of proposed rules providing updated standards for what will be considered jurisdictional waters of the United States. Those rules were finalized on May 27, 2015.  Then, on October 9, 2015, in presiding over a challenge to the rules, the U.S. Court of Appeals for the Sixth Circuit stayed them, nationwide.  The stay remains in place while the Sixth Circuit assesses its jurisdiction to adjudicate the challenge and, if it determines that it has such jurisdiction, the merits of the challenge itself. The Clean Water Act and comparable state statutes provide for civil, criminal and administrative penalties for unauthorized discharges of crude oil and other pollutants and impose liability on parties responsible for those discharges for the costs of cleaning up any environmental damage caused by the release and for natural resource damages resulting from the release.  Lilis believes that its operations comply in all material respects with the requirements of the Clean Water Act and state statutes enacted to control water pollution.

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The Safe Drinking Water Act of 1974, as amended, establishes a regulatory framework for the underground injection of a variety of wastes, including bring produced and separated from crude oil and natural gas production, with the main goal being the protection of usable aquifers. The primary objective of injection well operating permits and requirements is to ensure the mechanical integrity of the wellbore and to prevent migration of fluids from the injection zone into underground sources of drinking water. Class II underground injection wells, a predominant storage method for crude oil and natural gas wastewater, are strictly controlled, and certain wastes, absent an exemption, cannot be injected into such wells.  Failure to abide by Lilis’s permits could subject it to civil or criminal enforcement.  Lilis believes that it is in compliance in all material respects with the requirements of applicable state underground injection control programs and its permits.

The federal Clean Air Act, or the Clean Air Act, and comparable state and local air pollution laws adopted to fulfill its mandate provide a framework for national, state and local efforts to protect air quality.  Lilis’s operations utilize equipment that emits air pollutants which may be subject to federal and state air pollution control laws.  These laws generally require utilization of air emissions control equipment to achieve prescribed emissions limitations and ambient air quality standards, as well as operating permits for existing equipment and construction permits for new and modified equipment.  Lilis believes that it is in compliance in all material respects with the requirements of applicable federal and state air pollution control laws.  Over the next several years, Lilis may be required to incur capital expenditures for air pollution control equipment or other air emissions-related issues.  The EPA promulgated significant New Source Performance Standards, or the NSPS OOOO, in 2012, as amended in 2013 and 2014, which have added administrative and operational costs. On September 18, 2015, the EPA published proposed regulations that would build on the NSPS OOOO standards by directly regulating methane and volatile organic compound, or VOC, emissions from various types of new and modified oil and gas sources.  Some of those sources are already regulated under NSPS OOOO, while others, like hydraulically fractured oil wells, pneumatic pumps, and certain equipment and components at gas well sites and compressor stations, would be covered for the first time.  On March 10, 2016, moreover, the EPA announced that it is moving towards issuing performance standards for methane emissions from existing oil and gas sources.  The agency said that it will “begin with a formal process (i.e., an Information Collection Request) to require companies operating existing oil and gas sources to provide information to assist in the development of comprehensive regulations to reduce methane emissions.”

Colorado adopted NSPS OOOO in 2014. In addition, Colorado adopted new air regulations for the oil and gas industry effective April 14, 2014, that impose control and other requirements more stringent than NSPS OOOO. These new Colorado oil and natural gas air rules will likely increase Lilis’s administrative and operational costs.

On October 1, 2015, under the federal Clean Air Act, the EPA lowered the national ambient air quality standard for ozone from 75 ppb to 70 ppb.  This change could result in an expansion of ozone nonattainment areas across the United States, including areas in which Lilis operates. Oil and natural gas operations in ozone nonattainment areas would likely be subject to increase regulatory burdens in the form of more stringent emission controls, emission offset requirements, and increased permitting delays and costs.

Along these lines, on September 18, 2015, the EPA proposed Control Techniques Guidelines to reduce emissions from a number of existing oil and gas sources that are located in certain ozone nonattainment areas and states in the Ozone Transport Region (which is comprised of Connecticut, Delaware, Maine, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, Vermont, the District of Columbia, and Northern Virginia). Those guidelines would lead to direct regulation of VOC emissions and have the incidental effect of reducing methane emissions. The regulations would take the form of reasonably available control technology requirements.

There are numerous state laws and regulations in the states in which Lilis operates which relate to the environmental aspects of its business. These state laws and regulations generally relate to requirements to remediate spills of deleterious substances associated with oil and gas activities, the conduct of salt water disposal operations, and the methods of plugging and abandonment of oil and gas wells which have been unproductive.  Numerous state laws and regulations also relate to air and water quality.

In 2014, Colorado Governor Hickenlooper created the Task Force on State and Local Regulation of Oil and Gas Operations, or the Task Force, to provide recommendations regarding the state and local regulation of oil and gas operations. The Task Force provided its final recommendations on February 27, 2015, which include recommendations for future Colorado rulemakings or legislation to address, among others, local government collaboration with oil and gas operators, operator registration requirements with local governments and submission of operational information for incorporation into local comprehensive plans, and creation of an oil and gas information clearinghouse. Lilis cannot predict the ultimate outcome of the Task Force’s recommendations.

Additionally, the Colorado Oil and Gas Conservation Act, or the COGCA, was amended in 2014 to increase the potential sanctions for violating the COGCA or its implementing regulations, orders, or permits. These amendments increase the maximum penalty per violation per day from $1,000 to $15,000; eliminate a $10,000 maximum penalty for violations that do not result in significant waste of oil and gas resources, damage to correlative rights, or adverse impact to public health, safety, or welfare; require the Colorado Oil and Gas Conservation Commission, or the COGCC, to assess a penalty for each day there is evidence of a violation; and authorize the COGCC to prohibit the issuance of new permits and suspend certificates of clearance for egregious violations resulting from gross negligence or knowing and willful misconduct. In 2015, the COGCC, consistent with the amendments to the COGCA, amended its regulations governing enforcement and penalties. Lilis cannot predict how such regulatory amendments will ultimately affect the penalties assessed by the COGCC in future enforcement cases involving Lilis.

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Lilis does not believe that its environmental risks will be materially different from those of comparable companies in the oil and gas industry.  Lilis believes its present activities substantially comply, in all material respects, with existing environmental laws and regulations.  Nevertheless, Lilis cannot assure you that environmental laws will not result in a curtailment of production or material increase in the cost of production, development or exploration or otherwise adversely affect Lilis’s financial condition and results of operations.  Although Lilis maintains liability insurance coverage for liabilities from pollution, environmental risks, generally are not fully insurable.

In addition, because Lilis has acquired and may acquire interests in properties that have been operated in the past by others, Lilis may be liable for environmental damage, including historical contamination, caused by such former operators.  Additional liabilities could also arise from continuing violations or contamination not discovered during Lilis’s assessment of the acquired properties.

Federal Leases.  For those operations on federal oil and gas leases, such operations must comply with numerous regulatory restrictions, including various non-discrimination statutes, and certain of such operations must be conducted pursuant to certain on-site security regulations and other permits issued by various federal agencies.  In addition, on federal lands in the United States, the Office of Natural Resources Revenue, or the ONRR, prescribes or severely limits the types of costs that are deductible transportation costs for purposes of royalty valuation of production sold off the lease.  In particular, ONRR prohibits deduction of costs associated with marketer fees, cash out and other pipeline imbalance penalties, or long-term storage fees.  Further, the ONRR has been engaged in a process of promulgating new rules and procedures for determining the value of crude oil produced from federal lands for purposes of calculating royalties owed to the government.  The natural gas and crude oil industry as a whole has resisted the proposed rules under an assumption that royalty burdens will substantially increase.  Lilis cannot predict what, if any, effect any new rule will have on its operations.

Some of Lilis’s operations are conducted on federal lands pursuant to oil and gas leases administered by the Bureau of Land Management, or the BLM.  These leases contain relatively standardized terms and require compliance with detailed regulations and orders, which are subject to change.  In addition to permits required from other regulatory agencies, lessees must obtain a permit from the BLM before drilling and comply with regulations governing, among other things, engineering and construction specifications for production facilities, safety procedures, the valuation of production and payment of royalties, the removal of facilities, and the posting of bonds to ensure that lessee obligations are met.  Under certain circumstances, the BLM may require Lilis’s operations on federal leases to be suspended or terminated.

In May 2010, the BLM adopted changes to its oil and gas leasing program that require, among other things, a more detailed environmental review prior to leasing oil and natural gas resources, increased public engagement in the development of master leasing and development plans prior to leasing areas where intensive new oil and gas development is anticipated, and a comprehensive parcel review process.  These changes have increased the amount of time and regulatory costs necessary to obtain oil and gas leases administered by the BLM. In addition, the BLM, on March 20, 2015, issued its final regulations for hydraulic fracturing on federal and tribal lands. The new regulations require, among other things, disclosure of chemicals, annulus pressure monitoring, flow back and produced water management and storage, and more stringent well integrity measures associated with hydraulic fracturing operations on public land. The new regulations become effective on June 24, 2015. BLM has also announced its intention to conduct a separate rulemaking to address venting and flaring of natural gas from oil and gas operations on public land. These hydraulic fracturing-related rulemakings may adversely affect Lilis’s operations conducted on federal lands.

Other Laws and Regulations.  Various laws and regulations require permits for drilling wells and also cover spacing of wells, the prevention of waste of natural gas and oil including maintenance of certain gas/oil ratios, rates of production and other matters.  The effect of these laws and regulations, as well as other regulations that could be promulgated by the jurisdictions, in which Lilis has production, could be to limit the number of wells that could be drilled on Lilis’s properties and to limit the allowable production from the successful wells completed on Lilis’s properties, thereby limiting its revenues.

To date Lilis has not experienced any material adverse effect on its operations from obligations under environmental, health, and safety laws and regulations.  Lilis believes that it is in substantial compliance with currently applicable environmental, health, and safety laws and regulations, and that continued compliance with existing requirements will not have a materially adverse impact on Lilis.

Employees

As of December 31, 2015, Lilis had four full-time employees and no part-time employees.  For the foreseeable future, Lilis intends to only add additional personnel as its operational requirements grow.  In the interim, Lilis plans to continue to leverage the use of independent consultants and contractors to provide various professional services, including land, legal, engineering, geology, environmental and tax services.  Lilis believes that by limiting its management and employee costs, it is able to better control total costs and retain flexibility in terms of project management.

Legal Proceedings

Lilis may from time to time be involved in various legal actions arising in the normal course of business.  In the opinion of Lilis’s management, Lilis’s liability, if any, in these pending actions would not have a material adverse effect on its financial position.  Lilis’s general and administrative expenses would include amounts incurred to resolve claims made against it.

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Parker v. Tracinda Corp., Denver District Court, Case No. 2011CV561. In November 2012, Lilis filed a motion to intervene in garnishment proceedings involving Roger Parker, Lilis’s former Chief Executive Officer and Chairman. The Defendant, Tracinda Corp., or Tracinda, served Lilis various writs of garnishment to enforce a judgment against Mr. Parker seeking, among other things, shares of unvested restricted stock. Lilis asserted rights to lawful set-offs and deductions in connection with certain tax consequences, which may be material to Lilis. The underlying judgment against Mr. Parker was appealed to the Colorado Court of Appeals and, by Order dated October 17, 2013, that Court reversed the trial court with respect to Mr. Parker’s claims of waiver, estoppel and mitigation of damages and remanded with instruction to enter judgment for Mr. Parker. The Court of Appeals also ordered the trial court to conduct further proceedings to determine the amount of damages to award Mr. Parker on his breach of contract claim. The trial court conducted a later hearing and found in its Findings of Fact, Conclusions of Law and Order dated January 9, 2015, in favor of Mr. Parker on his claim for breach of contract, awarding him $6,981,302.60. Tracinda’s Motion for Amendment of the Court’s January 9 Findings and Conclusions was the subject of an Order dated April 10, 2015, in which the Court set off the award in favor of Mr. Parker against the award in favor of Tracinda, resulting in judgment in favor of Tracinda and against Mr. Parker in the amount of $625,572.10. On April 16, 2015, Tracinda filed a Notice of Appeal in the Colorado Court of Appeals, appealing both the January 9 Order and the April 10 Order. On May 18, 2015, Parker filed a Notice of Cross-Appeal in the Colorado Court of Appeals, cross-appealing both the January 9 Order and the April 10 Order. The record is in the process of being certified. The filing of the record will trigger the parties’ briefing schedule.

In re Roger A. Parker: Tracinda Corp. v. Recovery Energy, Inc. and Roger A. Parker, United States Bankruptcy Court for the District of Colorado, Case No. 13-10897-EEB. On June 10, 2013, Tracinda filed a complaint (Adversary No. 13-011301 EEB) against Lilis and Roger Parker in connection with the personal bankruptcy proceedings of Roger Parker, alleging that Lilis improperly failed to remit to Tracinda certain property in connection with a writ of garnishment issued by the Denver District Court (discussed above). Lilis filed an answer to this complaint on July 10, 2013. A trial date has not been set and, by Order dated February 2, 2015, the Bankruptcy Court ordered that the Adversary Proceeding be held in abeyance pending final resolution of the state-court action (2011CV561). Lilis is unable to predict the timing and outcome of this matter.

Lilis Energy, Inc. v. Great Western Operating Company LLC, Eighth Judicial District Court for Clark County, Nevada, Case No. A-15-714879-B. On March 6, 2015, Lilis filed a lawsuit against Great Western Operating Company, LLC, or the Operator. The dispute related to Lilis’s interest in certain producing wells and the Operator’s assertion that Lilis’s interest was reduced and/or eliminated as a result of a default or a farm-out agreement. Underlying the dispute is the joint operating agreement, or the JOA, which provides the parties with various rights and obligations. In its complaint, Lilis sought monetary damages and declaratory relief on claims of breach of contract, breach of the implied covenant of good faith and fair dealing, tortious breach of the implied covenant of good faith and fair dealing, unjust enrichment, conversion and declaratory judgment related to the JOA. The Operator filed a motion to dismiss on May 26, 2015 and Lilis responded by filing an opposition motion on June 12, 2015.

On July 7, 2015, as previously reported, Lilis entered into a Settlement Agreement, or the Settlement Agreement, with the Operator. Due to Lilis’s inability to secure financing pursuant to the Credit Agreement or another funding source, payment was not remanded to the Operator and the dispute remained unsettled.

During the year ended December 31, 2015, Lilis was put in non-consent status. As such, the previously capitalized and accrued costs of approximately $5.20 million relating to these wells were eliminated as being placed in non-consent status relieved Lilis of such liabilities. Lilis has retained the right to participate in future drilling on this acreage block.

Lilis believes there is no other litigation pending that could have, individually or in the aggregate, a material adverse effect on its results of operations or financial condition.

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MARKET FOR LILIS’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The information in this item should be read in conjunction with “Lilis Management’s Discussion and Analysis or Plan of Operations” beginning on page [—], and the consolidated financial statements and the related notes thereto.

Recent Market Prices

On November 2, 2011, Lilis common stock began trading on the Nasdaq Global Market under the symbol “RECV.”  Between September 25, 2009 and November 1, 2011 Lilis’s stock traded on the OTC Bulletin Board under the symbol “RECV.OB.” On December 1, 2013, in connection with Lilis’s name changes, Lilis common stock began trading on the Nasdaq Global Market under the symbol “LLEX.” On February 11, 2016, Lilis common stock was transferred and began trading, at the request of Lilis, to the Nasdaq Capital Market.

The following table shows the high and low reported sales prices of Lilis common stock for the periods indicated.

	High	Low
	2015

Fourth Quarter	$0.70	0.07
Third Quarter	$3.15	0.48
Second Quarter	$1.90	0.74
First Quarter	$1.26	0.60

	2014

Fourth Quarter	$2.20	$0.62
Third Quarter	$2.48	$1.02
Second Quarter	$3.30	$1.73
First Quarter	$3.58	$2.06

On March 30, 2016, there were 89 owners of record of Lilis common stock.

Dividend Policy

Lilis has never paid any cash dividends on Lilis common stock and does not anticipate paying any dividends in the foreseeable future. Lilis’s current business plan is to retain any future earnings to finance the expansion and development of its business.  Any future determination to pay cash dividends will be at the discretion of Lilis’s Board of Directors, and will be dependent upon its financial condition, results of operations, capital requirements and other factors as Lilis’s board may deem relevant at that time. In addition, Lilis is currently restricted from declaring any dividends pursuant to the terms of its preferred stock and its instruments evidencing indebtedness.

Recent Sales of Unregistered Securities

Lilis has previously disclosed by way of Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, all sales by Lilis of its unregistered securities during the year ended December 31, 2015.

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LILIS MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements of Lilis and the notes thereto included elsewhere in this joint proxy statement/prospectus. The discussion includes certain forward-looking statements. For a discussion of important factors which could cause actual results to differ materially from the results referred to in the forward-looking statements, see “Risk Factors—Risks Relating to Lilis’s Business” and “Cautionary Statement Concerning Forward-Looking Statements.”

General

Lilis is an upstream independent oil and gas company engaged in the acquisition, drilling and production of oil and natural gas properties and prospects.

Lilis’s current operating activities are focused on the DJ Basin in Colorado, Wyoming and Nebraska.  Lilis has acquired and developed a producing base of oil and natural gas proved reserves, as well as a portfolio of exploration and other undeveloped assets with conventional and non-conventional reservoir opportunities, with an emphasis on those with multiple producing horizons, in particular the Muddy “J” conventional reservoirs and the Niobrara shale and Codell resource plays. Lilis believes these assets offer the possibility of repeatable year-over-year success and significant and cost-effective production and reserve growth. Lilis’s acquisition, development and exploration pursuits are principally directed at oil and natural gas properties in North America.

As of December 31, 2015 Lilis owned interests in 8 economically producing wells and 16,000 net leasehold acres, of which 8,000 net acres are classified as undeveloped acreage and all of which are located in Colorado, Wyoming and Nebraska within the DJ Basin.  Lilis is primarily focused on acquiring companies and production throughout North America and developing its North and South Wattenberg Field assets, which include attractive unconventional reservoir drilling opportunities in mature development areas with low risk Niobrara and Codell formation productive potential.

Lilis generates the vast majority of its revenues from the sale of oil for its producing wells. The prices of oil and natural gas are critical factors to Lilis’s success. The volatility in the prices of oil and natural gas could be detrimental to Lilis’s results of operations. Lilis’s business requires substantial capital to acquire producing properties and develop its non-producing properties. As the price of oil declines causing Lilis’s revenues to decrease, Lilis generates less cash to acquire new properties or develop its existing properties and the price decline may also make it more difficult for Lilis to obtain any debt or equity financing to supplement its cash on hand.

Upon entering into the Credit Agreement, Lilis believed it had secured adequate access to capital generally, and specifically, to fund the drilling and development of its proved undeveloped reserves. Due to the lack of liquidity that had been expected, but unavailable to it pursuant to the Credit Agreement, Lilis recorded a full impairment of its proved undeveloped and unproved properties during the year ended December 31, 2015.

Lilis’s financial statements for the years ended December 31, 2015 have been prepared on a going concern basis.  Lilis has incurred net operating losses for the past five years. This history of operating losses, along with the recent decrease in commodity prices, may adversely affect its ability to access capital it needs to continue operations. These factors raise substantial doubt about Lilis’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts of liabilities, that might result from this uncertainty.

Lilis will need to raise additional funds to finance continuing operations. However, Lilis may not be successful in doing so. Without sufficient additional financing, it would be unlikely for Lilis to continue as a going concern. Lilis’s ability to continue as a going concern is dependent upon its ability to successfully accomplish its business plan and eventually secure other sources of financing and attain profitable operations.

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Results of Operations

Year ended December 31, 2015 compared to the year ended December 31, 2014

The following table compares operating data for the fiscal year ended December 31, 2015 to December 31, 2014:

	Year Ended December 31,
	2015	2014

Revenue:
Oil sales	$292,332	$2,581,689
Gas sales	77,068	364,732
Operating fees	26,664	182,773
Realized gain (loss) on commodity price derivatives	-	11,143
Total revenue	396,064	3,140,337

Costs and expenses:
Production costs	195,435	954,347
Production taxes	27,917	269,823
General and administrative	7,929,628	10,325,842
Depreciation, depletion and amortization	584,203	1,337,662
Impairment of evaluated oil and gas properties	24,478,378	-
Total costs and expenses	33,215,561	12,887,675

Loss from operations before conveyance	(32,819,497)	(9,747,338)
Loss on conveyance of oil and gas properties	-	(2,269,760)
Loss from operations	(32,819,497)	(12,017,098)

Other income (expenses):
Other income	3,160	32,444
Inducement expense	-	(6,661,275)
Change in fair value of convertible debentures conversion derivative liability	1,243,931	(5,526,945)
Change in fair value of warrant liability	394,383	571,228
Change in fair value of conditionally redeemable 6% Preferred stock	513,585	-
Interest expense	(1,696,899)	(4,837,025)
Net Loss	$(32,361,337)	$(28,438,671)

Total Revenue

On September 2, 2014, Lilis entered into a final settlement agreement, or the Final Settlement Agreement, to convey Lilis’s interest in 31,725 evaluated and unevaluated net acres located in the DJ Basin and the associated oil and natural gas, or the Hexagon Collateral, to Lilis’s former primary lender, Hexagon, LLC, or Hexagon, in exchange for extinguishment of all outstanding debt and accrued interest obligations owed to Hexagon in an aggregate amount of approximately $15.1 million. The conveyance assigned all assets and liabilities associated with the property, which includes PDP and PUD reserves, plugging and abandonment, and other assets and liabilities associated with the property. Pursuant to the Final Settlement Agreement, Lilis also issued to Hexagon $2.0 million in 6% Conditionally Redeemable Preferred Stock valued at $1.69 million and considered as temporary equity for reporting purposes.

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Total revenue was $396,000 for the year ended December 31, 2015, compared to $3.14 million for the year ended December 31, 2014, a decrease of $2.7 million, or 87%. The decrease in revenue was primarily due to the reduction in oil and gas revenue associated with 32,000 acres and 17 operated wells Lilis conveyed to Hexagon pursuant to the Final Settlement Agreement and the reduction in commodity prices during the year.

During the year ended December 31, 2015 and 2014, production amounts were 12,449 and 46,500 BOE, respectively, a decrease of 34,051 BOE, or 73%. In addition to the conveyance, production declined due to certain operated wells shut in for workovers and non-payments to vendors.

The following table shows a comparison of production volumes and average prices:

	For the Year Ended December 31,
	2015	2014
Product
Oil (Bbl.)	7,067	33,508
Oil (Bbls)-average price (1)	$41.36	$77.05

Natural Gas (MCFE)-volume	32,291	77,954
Natural Gas (MCFE)-average price (2)	$2.39	$4.68

Barrels of oil equivalent (BOE)	12,449	46,500
Average daily net production (BOE)	34	127
Average Price per BOE (1)	$29.67	$63.36

(1)	Does not include the realized price effects of hedges.
(2)	Includes proceeds from the sale of NGL’s.

Oil and gas production costs, production taxes, depreciation, depletion, and amortization

Production costs per BOE	15.70	20.52
Production taxes per BOE	2.24	5.80
Depreciation, depletion, and amortization per BOE	46.93	28.76
Total operating costs per BOE (1)	$64.87	$55.08
Gross margin per BOE (1)	$(35.20)	$8.28
Gross margin percentage	(119)%	13%

(1)	Does not include the loss on conveyance.

Commodity Price Derivative Activities

Changes in the market price of oil can significantly affect Lilis’s profitability and cash flow.  In the past Lilis has entered into various commodity derivative instruments to mitigate the risk associated with downward fluctuations in oil prices.  These derivative instruments consisted exclusively of swaps.  The duration and size of Lilis’s various derivative instruments varies, and depends on Lilis’s view of market conditions, available contract prices and its operating strategy.

As of December 31, 2015, Lilis did not maintain any active commodity swaps. During 2014, Lilis held one commodity swap which matured on January 31, 2014. Commodity price derivative realized a gain of $11,000 during the year ended December 31, 2014.

Production Costs

Production costs were $195,000 for the year ended December 31, 2015, compared to $954,000 for the year ended December 31, 2014, a decrease of $759,000, or 80%. The decrease was due to the conveyance of 32,000 acres and 17 operated wells to Hexagon discussed above and certain operated wells shut in during the year. Production costs per BOE decreased to $15.70 for the year ended December 31, 2015 from $20.52 in 2014, a decrease of $4.80 per BOE, or 23%, primarily the result of reduced service costs realized in lower commodity environment.

Production Taxes

Production taxes were $28,000 for the year ended December 31, 2015, compared to $270,000 for the year ended December 31, 2014, a decrease of $242,000, or 90%.  Currently, ad valorem, severance and conservation taxes range from 1% to 13% based on the state and county from which production is derived.  Production taxes per BOE decreased to $2.24 during the year ended December 31, 2015 from $5.80 in 2014, a decrease of $3.56 or 61%.

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General and Administrative Expenses

General and administrative expenses were $7.93 million during the year ended December 31, 2015, compared to $10.33 million during the year ended December 31, 2014, a decrease of $2.40 million, or 23%.  Included in general and administrative expenses for the year ended December 31, 2015 were $3.45 million of stock-based compensation expense compared to $3.43 million of stock-based compensation expenses during the year ended December 31, 2014. The decrease in general and administrative expenses was largely attributed to a $1.0 million lump sum payment paid to Abraham “Avi” Mirman in 2014 as a one-time bonus related to achievement of capital raising milestones and a decrease in professional fees incurred in 2014 relating to multiple financings and a conveyance of properties to Hexagon offset by increased compensation relating to additional employees along with higher contract services in 2015.

Depreciation, Depletion, and Amortization

Depreciation, depletion, and amortization were $584,000 during the year ended December 31, 2015, compared to $1.34 million during the year ended December 31, 2014, a decrease of $754,000, or 56%. Decrease in depreciation, depletion, and amortization was the result of the conveyance of properties to Hexagon, lowering the depletion pool and a decrease in production amounts in 2015 from 2014.

Impairment of Evaluated Oil and Gas Properties

Under the full cost method of accounting, capitalized oil and gas property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the sum of the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves and the cost of unproved properties not subject to amortization (without regard to estimates of fair value), or estimated fair value, if lower, of unproved properties that are not subject to amortization. Should capitalized costs exceed this ceiling, an impairment expense is recognized.

During the year ended December 31, 2015, the lower commodity prices and lack of capital to develop its undeveloped oil and gas properties caused Lilis to recognize an impairment expense of $24.48 million. Lilis did not recognize any impairment expense during 2014.

Inducement Expense

In January 2014, Lilis incurred an inducement expense of $6.66 million. Lilis entered into an initial conversion agreement with all of the holders of its Debentures, or the Initial Conversion Agreement.  Under the terms of the Initial Conversion Agreement, $9.0 million of the approximately $15.6 million in Debentures then outstanding were converted into Lilis common stock at a price of $2.00 per share.  As an inducement, Lilis issued warrants to purchase one share of Lilis common stock, at an exercise price equal to $2.50 per share, or the Initial Conversion Warrants, to the converting Debenture holders, for each share of Lilis common stock issued upon conversion of the Debentures. Lilis used the Lattice model to value the Initial Conversion Warrants, utilizing a volatility of 65%, and a life of 3 years, which resulted in a fair value of $6.66 million for the Initial Conversion Warrants.

Loss on Conveyance of Oil and Gas Properties

On September 2, 2014, Lilis entered into the Final Settlement Agreement to settle all amounts payable by Lilis pursuant to the then existing credit agreements with Hexagon (described above). The transaction was accounted for under the full cost method of accounting for oil and natural gas operations. Under the full cost method, sales or abandonments of oil and natural gas properties, whether or not being amortized, are accounted for as adjustments of capitalized costs, with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas attributable to the cost center. The transfer to Hexagon represented greater than 25% of Lilis’s proved reserves of oil and gas attributable to the full cost pool and thus Lilis incurred a loss on the conveyance. Following this methodology, the following table represents an allocation of the transaction.

Payment of debt and accrued interest payable	$15,063,289
Add: disposition of asset retirement obligations	973,132
Total disposition of liabilities	$16,036,421

Proved oil and natural gas properties	$32,574,603
Accumulated depletion	(22,148,686)
Unproved oil and natural gas properties	6,194,162
Redeemable Preferred Stock at fair value	1,686,102
Total conveyance of assets and preferred stock	18,306,181
Loss on conveyance	$(2,269,760)

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Interest Expense

For the years ended December 31, 2015 and 2014, Lilis incurred interest expense of approximately $1.70 million and $4.84 million, respectively, of which approximately $131,000 and $2.43 million is classified as non-cash interest expense in 2015 and 2014, respectively. The details of the non-cash interest expense for the year ended December 31, 2015 were the amortization of the deferred financing costs of $125,000, and accrued interest to convertible debenture of $7,000. The details of the non-cash interest expense for the year ended December 31, 2014 are as follows: (i) Hexagon non-payment penalty of $1 million, (ii) amortization of the deferred financing costs of $235,000, (iii) accretion of the Debentures payable discount of $849,000, (iv) Lilis common stock issued for interest of $1.19 million, (v) accrued interest to convertible debenture of $7,000, and (vi) amortization of forbearance fees of $250,000.

Change in Bristol Warrant Liability

On September 2, 2014 Lilis entered into a Consulting Agreement with Bristol Capital, LLC, or Bristol, pursuant to which Lilis issued to Bristol a warrant to purchase up to 1,000,000 shares of Lilis common stock at an exercise price of $2.00 per share (or, in the alternative, 1,000,000 options, but in no case both). The agreement has a price protection feature that will automatically reduce the exercise price if Lilis enters into another consulting agreement pursuant to which warrants are issued with a lower exercise price. The change in fair value of this warrant provision was $350,000 and $571,000 for the years ended December 31, 2015 and 2014, respectively.

Change in Credit Agreement Warrant Liability

On January 8, 2015, Lilis entered into the Credit Agreement. In connection with the Credit Agreement, Lilis issued to Heartland a warrant to purchase up to 225,000 shares of Lilis common stock at an exercise price of $2.50 with the initial advance, which contains an anti-dilution feature that will automatically reduce the exercise price if Lilis enters into another agreement pursuant to which warrants are issued with a lower exercise price. The change in fair value valuation from issuance was $12,000 for the year ended December 31, 2015.

Change in Derivative Liability of Debentures

For the years ended December 31, 2015 and 2014, Lilis incurred a change in the fair value of the derivative liability related to the Debentures of approximately $1.24 million and $(5.53) million respectively. During the year ended December 31, 2014, Lilis reduced the conversion price from $4.25 to $2.00, consistent with the exercise price of the warrants issued in Lilis’s private placement in January 2014. The conversion resulted in a reduction of the convertible debenture liability by $5.69 million and an increase in additional paid in capital.

Liquidity and Capital Resources

Information about Lilis’s year-end financial position is presented in the following table (in thousands):

	Year ended December 31,
	2015	2014

Financial Position Summary
Cash and cash equivalents	$110	$510
Working capital (deficit)	$(15,695)	$(6,560)
Balance outstanding on convertible debentures, convertible notes payable and term loan	$11,317	$6,840
Stockholders’ equity	$(14,344)	$14,067

As discussed above, Lilis’s financial statements for the years ended December 31, 2015 have been prepared on a going concern basis.  As of December 31, 2015, Lilis had a negative working capital balance and a cash balance of approximately $15.7 million and $110,000, respectively. As of March 30, 2016, Lilis’s cash balance was approximately $50,000. Lilis has historically financed its operations through the sale of debt and equity securities and borrowings under credit facilities with financial institutions.

The following is a description of Lilis’s indebtedness:

Debentures

As of December 31, 2015, Lilis had $6.85 million aggregate principal amount outstanding under its Debentures.

On December 29, 2015, Lilis entered into an agreement with the holders of its Debentures, which provides for the full automatic conversion of Debentures into shares of Lilis common stock at a price of $0.50 per share, upon the receipt of requisite stockholder approval and the consummation of the Merger. If the Debentures are converted on these terms, it would result in the issuance of 13,692,930 shares of Lilis common stock and the elimination of $8.08 million in short-term debt obligations including accrued but unpaid interest which would be forfeited and cancelled upon conversion pursuant to the terms of the agreement.

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Credit Agreement

On January 8, 2015, Lilis entered into the Credit Agreement with Heartland. The Credit Agreement provides for a three-year senior secured term loan in an initial aggregate principal amount of $3,000,000, or the Term Loan, which principal amount may be increased to a maximum principal amount of $50,000,000 pursuant to an accordion advance provision in the Credit Agreement subject to certain conditions, including the discretion of the lender. Funds borrowed under the Credit Agreement may be used to (i) purchase oil and gas assets, (ii) fund certain lender-approved development projects, (iii) fund a debt service reserve account, (iv) pay all costs and expenses arising in connection with the negotiation and execution of the Credit Agreement, and (v) fund Lilis’s general working capital needs.

The Term Loan bears interest at a rate calculated based upon Lilis’s leverage ratio and the “prime rate” then in effect. Lilis also paid a nonrefundable commitment fee in the amount of $75,000, and agreed to issue to the lenders warrants to purchase 75,000 shares of Lilis common stock for every $1 million funded. An initial warrant to purchase up to 225,000 shares of Lilis common stock at $2.50 per share was issued at the closing. As of January 8, 2015, Lilis valued the warrants at $56,000, which was accounted for as debt discount and amortized over the life of the debt. Lilis accreted $18,000 of debt discount for the year ended December 31, 2015.

The Credit Agreement contains certain customary representations and warranties and affirmative and negative covenants. The Credit Agreement also contains financial covenants with respect to Lilis’s (i) debt to EBITDAX ratio and (ii) debt coverage ratio. In addition, in certain situations, the Credit Agreement requires mandatory prepayments of the Term Loan, including in the event of certain non-ordinary course asset sales, the incurrence of certain debt, and Lilis’s receipt of proceeds in connection with insurance claims. In addition, Heartland has a first priority security interest in all of Lilis’s assets.

As of June 30, 2015 and September 30, 2015, Lilis was not in compliance with the financial covenant in the Credit Agreement that relates to the total debt to EBITDAX ratio. EBITDAX is defined in the Credit Agreement as earnings before the pre-tax net income for such period plus (without duplication and only to the extent deducted in determining such net income), interest expense for such period, depreciation and amortization expense, extraordinary or non-recurring items reducing net income for such period, and other non-cash expenses for such period less gains on sales of assets and other non-cash income for such period included in the determination of net income plus (without duplication and only to the extent deducted in determining such net income) exploration, drilling and completion expenses or costs (EBITDAX). Specifically, the ratio requires that Lilis maintain at all times, as determined on June 30 of each year, a ratio of (i) the aggregate amount of all debt, to (ii) EBITDAX of not less than 4.5:1, 3.5:1 and 2.5:1 for the periods ending June 30, 2015, 2016, and 2017 and thereafter, respectively. Lilis is also required to maintain, as determined on June 30 of each year beginning June 30, 2015, a debt coverage ratio of not less than 1.0 to 1.0. Lilis received a waiver from Heartland for this covenant violation, which will not be measured again until June 30, 2016.

On December 29, 2015, after a default on an interest payment and in connection with the merger transactions, Lilis entered into the Forbearance Agreement with Heartland. The Forbearance Agreement restricts Heartland from exercising any of its remedies until April 30, 2016 and is subject to certain conditions, including a requirement for Lilis to make a monthly interest payment to Heartland. On April 1, 2016, Lilis failed to make the required interest payment to Heartland for the month of March. As a result, Heartland has the right to declare an event of default under the Forbearance Agreement, terminate the remaining commitment and accelerate payment of all principal and interest outstanding. Lilis has not yet received a notice of default and is currently in discussions with Heartland with respect to the missed interest payment. However, Lilis cannot assure you that these discussions will be successful or that in the event Heartland declares an event of default, whether with respect to the missed interest payment or a breach of any other covenant, that Lilis will be granted a further forbearance, waiver, extension or amendment. Moreover, Lilis’s Debentures also contain certain cross-default provisions with certain other debt instruments. Therefore, a default under the Credit Agreement, constitutes an event of default pursuant to the Debentures which may result in an acceleration of Lilis’s obligations at the holders’ election.

Lilis does not expect to receive any additional capital pursuant to the existing Credit Agreement. Lilis is in the process of evaluating alternatives to address its default under the Forbearance Agreement, including seeking other capital and funding sources. If Lilis is unable to raise significant capital or otherwise renegotiate the terms of the Forbearance Agreement with Heartland, Lilis will be in default under the Credit Agreement in which case Heartland could exercise any remedies available to it, including initiating foreclosure procedures on all of Lilis’s assets.

Convertible Notes

From December 29, 2015 to January 5, 2016, Lilis entered into 12% Convertible Subordinated Note Purchase Agreements with various lending parties, or the Purchasers, for the issuance of an aggregate principal amount of $3.75 million Convertible Notes, which includes the $750,002 of short-term notes exchanged for Convertible Notes by Lilis and warrants to purchase up to an aggregate of approximately 15,000,000 shares of Lilis common stock at an exercise price of $0.25 per share. The proceeds from this financing were used to pay a $2 million refundable deposit in connection with the Merger, to fund approximately $1.3 million of interest payments to Lilis’s lenders and for Lilis’s working capital and accounts payables.

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The Convertible Notes bear interest at a rate of 12% per annum, payable at maturity on June 30, 2016. The Convertible Notes and accrued but unpaid interest thereon are convertible in whole or in part from time to time at the option of the holders thereof into shares of Lilis common stock at a conversion price of $0.50. The Convertible Notes may be prepaid in whole or in part (but with payment of accrued interest to the date of prepayment) at any time at a premium of 103% for the first 120 days and a premium of 105% thereafter, so long as no senior debt is outstanding. The Convertible Notes contain customary events of default, which, if uncured, entitle each noteholder to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest, subject to certain subordination provisions.

Additionally, on March 18, 2016, Lilis issued an additional aggregate principal amount of $500,000 of Convertible Notes, which have the terms and conditions as the Convertible Notes with the exception of the maturity date, which is April 1, 2017. The proceeds from these Convertible Notes were used to make advances to Brushy for payment of operating expenses pending completion of the Merger. If the Merger is not completed, these amounts are subject to repayment by Brushy.

Lilis’s financial statements for the years ended December 31, 2015 have been prepared on a going concern basis.  Lilis has incurred net operating losses for the past five years. This history of operating losses, along with the recent decrease in commodity prices, may adversely affect Lilis’s ability to access capital it need to continue operations. These factors raise substantial doubt about Lilis’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts of liabilities, that might result from this uncertainty.

Lilis will need to raise additional funds to finance continuing operations. However, Lilis may not be successful in doing so. Without sufficient additional financing, it would be unlikely for Lilis to continue as a going concern. Lilis’s ability to continue as a going concern is dependent upon its ability to successfully accomplish its business plan and eventually secure other sources of financing and attain profitable operations.

Development and Production

During the year ended December 31, 2015, Lilis transferred $847,000 from wells-in progress to developed oil and natural gas properties. This included approximately $491,000 from a well currently producing in Northern Wattenberg and approximately $356,000 of cost incurred for projects that Lilis no longer plans to pursue.

During the year ended December 31, 2015, Lilis entered into five joint operating agreements to participate as a non-operator in the drilling of five horizontal wells. Lilis has an average of 2.78% working interest in each of these wells which are being drilled by reliable companies. However, due to capital constraints, Lilis expects that it will be put into non-consent status on each of these wells unless other arrangements can be made.

Additionally, as of March 30, 2016, Lilis was producing approximately 20 BOE a day from eight economically producing wells. Due to a decline in commodity prices, the cash generated from Lilis’s production activity is not sufficient to pay its operating costs and Lilis does not have sufficient cash to continue operations in the ordinary course.

Cash Flows

Cash used in operating activities during the year ended December 31, 2015 was $3.81 million. Cash used in operating activities combined with the $1.85 million used in investing activities offset by the $5.25 million provided by financing activities, resulted in a decrease in cash of $400,000 during the year.

The following table compares cash flow items during the year ended December 31, 2015 to December 31, 2014 (in thousands):

	Year ended December 31,
	2015	2014

Cash provided by (used in):
Operating activities	$(3,805)	$(7,306)
Investing activities	(1,848)	(507)
Financing activities	5,254	8,157
Net change in cash	$(400)	$344

During the year ended December 31, 2015, net cash used in operating activities was $3.81 million, compared to $7.31 million during the year ended December 31, 2014, a decrease of cash used in operating activities of $3.5 million, or 49%.  The primary changes in operating cash during the year ended December 31, 2015 was from a reduction of oil and gas revenues and Lilis’s inability to raise additional capital to fund and pay for its operations. Additionally, Lilis added a new Chief Financial Officer and General Counsel increasing salaries by $470,000, paid $343,000 for the due diligence of a potential acquisition which was not completed, $250,000 for additional investment banking firms, $650,000 in additional legal fees and approximately $670,000 of other professional fees for acquisitions and additional support during the year.

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During the year ended December 31, 2015, net cash used in investing activities was $1.85 million, compared to net cash used in investing activity of $507,000 during the year ended December 31, 2014, an increase of cash used in investing activities of $1.3 million, or 264%. On December 30, 2015, Lilis paid $1.75 million towards the required $2.0 million deposit relating to the proposed merger with Brushy described above. During 2014, Lilis invested $496,000 of cost associated with acquisition of undeveloped leaseholds and development of assets throughout Wattenberg.

During the year ended December 31, 2015, net cash provided by financing activities was $5.3 million, compared to net cash provided by financing activities of $8.16 million during the year ended December 31, 2014, an increase of $2.9 million, or 36%. In 2015, Lilis received $5.95 million in debt proceeds, $3.0 million in Term Loan proceeds from Heartland and $2.95 million in convertible bridge note funding relating to the proposed merger with Brushy. In 2014, Lilis received cash proceeds of $12.0 million from two private placements offset by the repayment of debt of $3.7 million and dividend payments of $162,000.

Off-Balance Sheet Arrangements

Lilis does not have any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of Lilis’s consolidated financial statements in conformity with GAAP requires Lilis’s management to make assumptions and estimates that affect the reported amounts of assets, liabilities, revenues and expenses, as well as the disclosure of contingent assets and liabilities at the date of its financial statements and the reported amounts of revenues and expenses during the reporting period.  The following is a summary of the significant accounting policies and related estimates that affect Lilis’s financial disclosures.

Critical accounting policies are defined as those significant accounting policies that are most critical to an understanding of a company’s financial condition and results of operation. Lilis considers an accounting estimate or judgment to be critical if (i) it requires assumptions to be made that were uncertain at the time the estimate was made, and (ii) changes in the estimate or different estimates that could have been selected could have a material impact on Lilis’s results of operations or financial condition.

Recently Issued Accounting Pronouncements

Various accounting standards updates are issued, most of which represented technical corrections to the accounting literature or were applicable to specific industries, are not expected to have a material impact on Lilis’s condensed financial position and, results of operations.

Use of Estimates

The financial statements included herein were prepared from Lilis’s records in accordance with GAAP, and reflect all normal recurring adjustments which are, in the opinion of management, necessary to provide a fair statement of the results of operations and financial position for the interim periods.  The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of oil and gas reserves, assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Lilis evaluates its estimates on an on-going basis and bases its estimates on historical experience and on various other assumptions it believes to be reasonable under the circumstances.  Although actual results may differ from these estimates under different assumptions or conditions, Lilis believes that its estimates are reasonable.

The preparation of financial statements in conformity with GAAP requires Lilis to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Management evaluates estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic and commodity price environment.

Lilis’s most significant financial estimates are associated with its estimated proved oil and gas reserves, assessments of impairment imbedded in the carrying value of undeveloped acreage and proven properties, as well as the valuation of Lilis common stock, options and warrants, and estimated derivative liabilities.

Oil and Natural Gas Reserves

Lilis follows the full cost method of accounting. All of Lilis’s oil and gas properties are located within the United States, and therefore all costs related to the acquisition and development of oil and gas properties are capitalized into a single cost center referred to as a full cost pool.  Depletion of exploration and development costs and depreciation of production equipment is computed using the units-of-production method based upon estimated proved oil and gas reserves.  Under the full cost method of accounting, capitalized oil and gas property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves less the future cash outflows associated with the asset retirement obligations that have been accrued on the balance sheet plus the cost, or estimated fair value if lower, of unproved properties.  Should capitalized costs exceed this ceiling, impairment would be recognized.  Under the SEC rules, Lilis prepared its oil and gas reserve estimates as of December 31, 2015, using the average, first-day-of-the-month price during the 12-month period ended December 31, 2015.

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Estimating accumulations of gas and oil is complex and is not exact because of the numerous uncertainties inherent in the process.  The process relies on interpretations of available geological, geophysical, engineering and production data.  The extent, quality and reliability of this technical data can vary.  The process also requires certain economic assumptions, some of which are mandated by the SEC, such as gas and oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds.  The accuracy of a reserve estimate is a function of the quality and quantity of available data; the interpretation of that data; the accuracy of various mandated economic assumptions; and the judgment of the persons preparing the estimate.

Lilis believes estimated reserve quantities and the related estimates of future net cash flows are among the most important estimates made by an exploration and production company such as Lilis because they affect the perceived value of Lilis’s company, are used in comparative financial analysis ratios, and are used as the basis for the most significant accounting estimates in Lilis’s financial statements, including the quarterly calculation of depletion, depreciation and impairment of its proved oil and natural gas properties.  Proved oil and natural gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future periods from known reservoirs under existing economic and operating conditions. Lilis determines anticipated future cash inflows and future production and development costs by applying benchmark prices and costs, including transportation, quality and basis differentials, in effect at the end of each quarter to the estimated quantities of oil and natural gas remaining to be produced as of the end of that quarter. Lilis reduces expected cash flows to present value using a discount rate that depends upon the purpose for which the reserve estimates will be used.  For example, the standardized measure calculation requires us to apply a 10% discount rate.  Although reserve estimates are inherently imprecise, and estimates of new discoveries and undeveloped locations are more imprecise than those of established proved producing oil and natural gas properties, Lilis makes considerable effort to estimate its reserves, including through the use of independent reserves engineering consultants. Lilis expects that quarterly reserve estimates will change in the future as additional information becomes available or as oil and natural gas prices and operating and capital costs change.  Lilis evaluates and estimates its oil and natural gas reserves as of December 31 and quarterly throughout the year.  For purposes of depletion, depreciation, and impairment, Lilis adjusts reserve quantities at all quarterly periods for the estimated impact of acquisitions and dispositions.  Changes in depletion, depreciation or impairment calculations caused by changes in reserve quantities or net cash flows are recorded in the period in which the reserves or net cash flow estimate changes.

Oil and Natural Gas Properties—Full Cost Method of Accounting

Lilis uses the full cost method of accounting whereby all costs related to the acquisition and development of oil and natural gas properties are capitalized into a single cost center referred to as a full cost pool.  These costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling and overhead charges directly related to acquisition and exploration activities.

Capitalized costs, together with the costs of production equipment, are depleted and amortized on the unit-of-production method based on the estimated gross proved reserves as determined by independent petroleum engineers. For this purpose, Lilis converts its petroleum products and reserves to a common unit of measure.

Costs of acquiring and evaluating unproved properties are initially excluded from depletion calculations.  This undeveloped acreage is assessed quarterly to ascertain whether impairment has occurred.  When proved reserves are assigned or the property is considered to be impaired, the cost of the property or the amount of the impairment is added to the full cost pool and becomes subject to depletion calculations.

Proceeds from the sale of oil and natural gas properties are applied against capitalized costs, with no gain or loss recognized, unless the sale would alter the rate of depletion by more than 25%.  Royalties paid, net of any tax credits received, are netted against oil and natural gas sales.

In applying the full cost method, Lilis performs a ceiling test on properties that restricts the capitalized costs, less accumulated depletion, from exceeding an amount equal to the estimated undiscounted value of future net revenues from proved oil and natural gas reserves, as determined by independent petroleum engineers.  The estimated future revenues are based on sales prices achievable under existing contracts and posted average reference prices in effect at the end of the applicable period, and current costs, and after deducting estimated future general and administrative expenses, production related expenses, financing costs, future site restoration costs and income taxes.  Under the full cost method of accounting, capitalized oil and natural gas property costs, less accumulated depletion and net of deferred income taxes, may not exceed an amount equal to the present value, discounted at 10%, of estimated future net revenues from proved oil and natural gas reserves, plus the cost, or estimated fair value if lower, of unproved properties. Should capitalized costs exceed this ceiling, Lilis would recognize impairment.

Revenue Recognition

Lilis derives revenue primarily from the sale of produced natural gas and crude oil.  Lilis reports revenue as the gross amount received before taking into account production taxes and transportation costs, which are reported as separate expenses and are included in oil and gas production expense in the accompanying consolidated statements of operations.  Revenue is recorded in the month Lilis’s production is delivered to the purchaser, but payment is generally received between 30 and 90 days after the date of production.  No revenue is recognized unless it is determined that title to the product has transferred to the purchaser.  At the end of each month, Lilis eliminates the amount of production delivered to the purchaser and the price Lilis will receive.  Lilis uses its knowledge of its properties, its historical performance, NYMEX and local spot market prices, quality and transportation differentials, and other factors as the basis for these estimates.

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Share Based Compensation

Lilis accounts for share-based compensation by estimating the fair value of share-based payment awards made to employees and directors, including stock options, restricted stock units, restricted stock, and employee stock purchases related to employee stock purchase plans, on the date of grant using an option-pricing model.  The value of the portion of the award that is ultimately expected to vest is recognized as an expense ratably over the requisite service periods.

Derivative Instruments

Periodically in the past, Lilis has entered into swaps to reduce the effect of price changes on a portion of its future oil production. Lilis reflects the fair market value of its derivative instruments on its balance sheet.  Lilis’s estimates of fair value are determined by obtaining independent market quotes as well as utilizing a valuation model that is based upon underlying forward curve data and risk free interest rates.  Changes in commodity prices will result in substantially similar changes in the fair value of Lilis’s commodity derivative agreements.  Lilis does not apply hedge accounting to any of its derivative contracts, therefore Lilis recognizes mark-to-market gains and losses in earnings currently.

LILIS’S CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On November 7, 2014, Lilis was notified by its independent registered public accounting firm, Hein & Associates LLP, or Hein, that it did not wish to stand for re-election.   On November 25, 2014, Lilis engaged Marcum LLP, or Marcum, as its independent registered public accounting firm, which was approved by Lilis’s Board of Directors and on December 10, 2015, the Board of Directors approved Marcum to continue as Lilis’s independent registered public accounting firm. The reports of Hein for Lilis’s consolidated financial statements as of and for the fiscal year ended December 31, 2013, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal year ended December 31, 2013, and up until its date of resignation, there were no disagreements between Lilis and Hein on any matter of accounting principles or practices, financial statement disclosures, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Hein would have caused them to make reference thereto in their reports on Lilis’s financial statements for such years. For more information on the change in accountants, please see Lilis’s Current Reports on Form 8-K filed with the SEC on November 13, 2014 and December 2, 2014.

LILIS’S SECURITY OWNERSHIP

Securities Authorized for Issuance under Equity Compensation Plans

The following table represents the securities authorized for issuance under Lilis’s equity compensation plans as of December 31, 2015.

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (2)
Equity compensation plans approved by security holders	7,952,333	1.40	(2)	1,038,294
Equity compensation plans not approved by security holders(3)	-	-		-
Total	7,952,333	1.40	(2)	1,038,294

(1)	Includes stock options and restricted stock units outstanding under Lilis’s EIP as of December 31, 2015. Does not include 1,009,373 shares of restricted stock issued pursuant to Lilis’s EIP.
(2)	Represents securities available for issuance under Lilis’s EIP as of December 31, 2015.

Other Equity Compensation

We have entered into various services agreements for which compensation has been paid with equity securities, including (i) a consulting agreement with Bristol Capital LLC pursuant to which we issued to Bristol a five year warrant to purchase up to 1,000,000 shares of Common Stock at an exercise price of $2.00 per share (or, in the alternative, 1,000,000 options, but in no case both), (ii) consulting agreements with Market Development Consulting Group, Inc. pursuant to which we issued five year warrants to purchase up to 500,000 shares of Common Stock at an exercise price of $2.33 for a warrant to purchase 250,000 shares of Common Stock and $2.00 for the warrant to purchase 250,000 shares of Common Stock; (iii) an investment banking agreement with TRW pursuant to which the Company issued 900,000 warrants at an exercise price of $4.25 per share; and (iv) various agreements pursuant to which issued an aggregate amount of 150,000 and 300,000 five year warrants to purchase shares of Common Stock at an exercise price of $2.50 and $2.00, respectively. With respect to the warrants awarded to Bristol Capital, the Company recorded the warrants as a derivative due to the ratchet down provision encompassed in the warrants.

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Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information with respect to beneficial ownership of Lilis common stock as of April 20, 2016 by each of Lilis’s executive officers and directors and each person known to be the beneficial owner of 5% or more of the shares of outstanding Lilis common stock. This table is based upon the total number of shares outstanding as of April 20, 2016 of 29,166,590. Unless otherwise indicated, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder’s name. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of Lilis common stock subject to options or warrants currently exercisable or exercisable within 60 days after the date hereof are deemed outstanding by such person or group, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each stockholder listed in the table is c/o Lilis Energy, Inc., 216 16th St., Suite #1350, Denver, CO 80202.

Name and Address of Beneficial Owner	Lilis common stock Held Directly		Lilis common stock Acquirable Within 60 Days		Total Beneficially Owned		Percent of Class Beneficially Owned

Directors and Executive Officers

Abraham Mirman, Chief Executive Officer	310,861	(1)	266,464	(2)	577,324		1.96%

Eric Ulwelling, Former Chief Financial Officer; Principal Accounting Officer and Controller	-		100,000	(3)	100,000		*

Kevin Nanke, Chief Financial Officer	100,000		-		350,000		*

Ariella Fuchs, General Counsel and Secretary	-		-		-		*

Nuno Brandolini, Director	906,205		570,575	(4)	1,476,780	(5)	4.97%

G. Tyler Runnels, Former Director	3,069,904	(6)	316,667	(7)	3,386,571	(8)	11.49%

General Merrill McPeak Director	606,864		572,267	(9)	1,179,131	(10)	3.96%

Ronald D. Ormand Chairman of the Board	93,875		594,536	(11)	688,481	(12)	2.31%

R. Glenn Dawson Director	-		250,000	(13)	250,000	(14)	*

Directors and Officers as a Group (9 persons)	5,087,709		2,670,508		7,758,217		26.74%

Pierre Caland Rutimatstrasse 16, 3780 Gstadd, Switzerland Tortola, British Virgin Islands	4,317,129	(15)	2,254,359	(16)	6,571,488	(17)	20.91%

Scott J. Reiman 730 17th Street, Suite 800 Denver, CO 80202	1,558,471	(18)	1,000,000	(19)	2,558,471		8.48%

Hexagon, LLC 730 17th Street, Suite 800 Denver, CO 80202	1,250,000	(20)	1,000,000	(21)	2,250,000		7.46%

Steven B. Dunn and Laura Dunn Revocable Trust DTD 10/28/10 16689 Schoenborn Street North Hills, CA 91343	2,567,294	(22)	-	(23)	2,567,294		8.80%

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(1)	Includes: (i) 110,861 shares of Lilis common stock held by The Bralina Group, LLC, in which Mr. Mirman has voting and dispositive power.
(2)	Includes: (i) 110,861 shares of Lilis common stock issuable to The Bralina Group, LLC, in which Mr. Mirman has voting and dispositive power upon the exercise of a warrant to purchase Lilis common stock; (ii) 103,734 shares issuable upon conversion of Series A 8% Convertible Preferred Stock purchased in May 30, 2014 Private Placement; (iii) 51,868 shares issuable upon exercise of warrants purchased in the May 30, 2014 Private Placement; and (iv) options to purchase 600,000 shares of Lilis common stock that vested upon achievement of criteria specified in Mr. Mirman’s initial employment agreement. Does not include 1,000,000 and 2,000,000 shares of Lilis common stock issuable upon the conversion of convertible notes and exercise of warrants, respectively, each of which are subject to stockholder approval. Each of the warrants contain conversion caps that prevent an exercise that would result in more than a 4.99% beneficial ownership of Lilis common stock.
(3)	Includes vested options to purchase 100,000 shares of Lilis common stock.
(4)	Includes (i) 125,000 shares of Lilis common stock underlying warrants purchased in the January 2014 private placement, (ii) 41,494 shares of Lilis common stock underlying the Series A 8% Convertible Preferred Stock (iii) 20,747 shares of Lilis common stock underlying the accompanying warrants to purchase Lilis common stock purchased by Mr. Brandolini in the May 30, 2014 private placement, (iv) options to purchase 250,0000 shares of Lilis common stock that vested immediately on October 1, 2014 pursuant to director compensation, (v) options to purchase 133,333 shares of Lilis common stock that vested on Mr. Brandolini’s anniversaries of his appointment to Lilis’s Board of Directors pursuant to his non-employee director award agreement.
(5)	Does not include options to purchase 66,667 shares of Lilis common stock subject to future vesting, (ii) 41,667 restricted stock units granted in connection with director compensation or (iii) 300,000 and 600,000 shares of Lilis common stock issuable upon the conversion of convertible notes and exercise of warrants, respectively, each of which are subject to stockholder approval. Each of the warrants contain conversion caps that prevent an exercise that would result in more than a 4.99% beneficial ownership of Lilis common stock.
(6)	Based upon a Form 4 filed with the SEC on April 22, 2015, a Schedule 13D filed with the SEC on October 10, 2014 and additional information received from a representative of Mr. Runnels. Includes (i) 157,565 shares of Lilis common stock held by the Runnels Family Trust DTD 1-11-2000, or the Runnels Family Trust, of which Mr. Runnels, with Jasmine N. Runnels, is trustee issued in connection with interest payments on Lilis’s Debentures; (ii) 866,414 shares of Lilis common stock held by the Runnels Family Trust; (iiii) 906,610 shares of Lilis common stock held by TRW, of which Mr. Runnels is the majority owner (iv) 122,991 shares held by High Tide, LLC, or High Tide, of which Mr. Runnels is the manager; (vi) 4,025 shares of Lilis common stock held by Pangaea Partners, LLC, of which Mr. Runnels is the manager; (v) 5,250 shares of Lilis common stock held by TR Winston Capital Management, LLC, of which Mr. Runnels is the chairman; (vi) 575,795 shares of Lilis common stock held by Golden Tiger, LLC, of which Mr. Runnels is the manager; (ix) 25 shares of Lilis common stock held by Mr. Runnels through SEP IRA Pershing LLC Custodian; (vi) 15,000 shares of Lilis common stock held by Mr. Runnels through G. Tyler Runnels 401k; (viii) 112,309 shares of Lilis common stock transferred to accredited investors for services rendered in connection with an investment banking agreement on May 29, 2015, (ix) 461,872 shares of Lilis common stock issued in connection with Mr. Runnels’ director compensation.
(7)	Includes options to purchase 316,667 shares of Lilis common stock issued in connection with Mr. Runnels’ director compensation. In connection with Mr. Runnels’ resignation from Lilis’s Board of Directors on January 13, 2016, he forfeited 133,333 options to purchase shares of Lilis Common Stock subject to future vesting and 66,667 restricted stock units subject to future vesting.
(8)	Based upon Schedule 13D filed with the SEC on October 10, 2014 and additional information received from a representative of Mr. Runnels. Does not include (i) shares issuable to the Runnels Family Trust upon (a) conversion of outstanding debentures (427,164 shares of Lilis common stock), (b) conversion of outstanding preferred stock (103,734 shares of Lilis common stock), and (c) exercise of outstanding warrants to purchase Lilis common stock (220,682 shares of Lilis common stock); (ii) shares issuable to TRW upon (a) conversion of outstanding preferred stock (219,502 shares of Lilis common stock) and (b) exercise of outstanding warrants to purchase Lilis common stock (2,550,699 shares of Lilis common stock), and (iii) 16,667 shares of Lilis common stock issuable to High Tide upon exercise of outstanding warrants to purchase Lilis common stock. These shares are excluded due to conversion caps that exist on Mr. Runnels’ holdings that prevent any conversion that would result in more than a 9.9% beneficial ownership of Lilis common stock.
(9)	Includes (i) 103,734 shares of Lilis common stock issuable upon conversion of Series A 8% Convertible Preferred Stock purchased in the May 30, 2014 Private Placement; (ii) 51,867 shares of Lilis common stock issuable upon exercise of warrants purchased in the May 30, 2014 Private Placement; (iii) options to purchase 316,667 shares of Lilis common stock in connection with General McPeak’s appointment and anniversary of his appointment to Lilis’s Board of Directors.
(10)	This does not include (i) 66,667 shares of restricted stock units subject to future vesting, (ii) options to purchase 133,335 shares of Lilis common stock subject to future vesting or (iii) 500,004 and 1,000,008 shares of Lilis common stock issuable upon the conversion of convertible notes and exercise of warrants, respectively, each of which are subject to stockholder approval. Each of the warrants contain conversion caps that prevent an exercise that would result in more than a 4.99% beneficial ownership of Lilis common stock.

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(11)	Includes (i) 207,469 shares of Lilis common stock issuable upon conversion of Series A 8% Convertible Preferred Stock purchased in the May 30, 2014 Private Placement; (ii) 103,734 shares of Lilis common stock issuable upon exercise of warrants purchased in the May 30, 2014 Private Placement, each indirectly held by Mr. Ormand as the manager of Perugia Investments L.P., (iii) 33,334 vested restricted stock units and (iv) options to purchase 316,667 shares of Lilis common stock directly held by Mr. Ormand.
(12)	Does not include (i) 66,666 restricted stock units, two-thirds of which are subject to future vesting, (ii) options to purchase 133,333 shares of Lilis common stock subject to future vesting or (iii) 2.3 million and 4.6 million shares of Lilis common stock issuable upon the conversion of convertible notes and exercise of warrants, respectively, each of which are subject to stockholder approval, each indirectly held by Mr. Ormand in connection with his affiliation with The Bruin Trust, an irrevocable trust managed by an independent trustee and whose beneficiaries include the adult children of Mr. Ormand. Mr. Ormand does not have voting or dispositive power over these securities. Additionally, each of the warrants contain conversion caps that prevent an exercise that would result in more than a 4.99% beneficial ownership of Lilis common stock
(13)	Includes (i) 250,000 options issued in connection with Mr. Dawson’s appointment.
(14)	Does not include (i) 200,000 options to purchase Lilis common stock subject to vesting in equal installments on each appointment anniversary, (ii) 100,000 shares of restricted stock units subject to future vesting and (iii) 100,000 and 200,000 shares of Lilis common stock issuable upon the conversion of convertible notes and exercise of warrants, respectively, each of which are subject to stockholder approval. The warrants contain conversion caps that prevent an exercise that would result in more than a 4.99% beneficial ownership of Lilis common stock.
(15)	Based upon a Schedule 13D jointly filed with the SEC on April 15, 2015 by Mr. Caland, Wallington Investment Holdings, Ltd., or Wallington, and Silvercreek Investment Limited Inc. and certain information maintained by Lilis. Includes: (i) 5,963,119 shares of Lilis common stock owned directly by Wallington Investment Holdings, Ltd. and indirectly by Mr. Pierre Caland, the holder of sole voting and dispositive power over such shares, (ii) 608,369 shares of Lilis common stock owned directly by Silvercreek Investment Limited Inc. and indirectly by Mr. Caland, the holder of sole voting and dispositive power over such shares, and (iii) 385,537 shares of Lilis common stock issued to Wallington in connection with interest payments made on Lilis’s Debentures.
(16)	Based upon a Schedule 13D filed with the SEC on April 15, 2015. Includes 2,254,359 shares of Lilis common stock issuable to Wallington upon the exercise of warrants and (ii) 51,868 shares of Lilis common stock issuable to Wallington upon conversion of Lilis’s Series A 8% Convertible Preferred Stock.
(17)	Does not include (i) 1,027,508 shares of Lilis common stock issuable to Wallington upon the conversion of the remaining Debentures, or (ii) 600,000 and 1,200,000 shares of Lilis common stock issuable upon the conversion of convertible notes and exercise of warrants, respectively, each of which are subject to stockholder approval.
(18)	Based upon a Schedule 13D filed with the SEC on September 5, 2014. Includes (i) 1,250,000 shares of Lilis common stock owned by Hexagon, LLC, (ii) 129,008 shares of Lilis common stock owned by Labyrinth Enterprises LLC, which is controlled by Scott J. Reiman, (iii) 129,463 shares of Lilis common stock owned by Reiman Foundation, which is controlled by Scott J. Reiman, and (iv) 50,000 shares of Lilis common stock owned by Scott J. Reiman. Mr. Reiman is President of Hexagon.
(19)	Based upon a Schedule 13D filed with the SEC on September 5, 2014. Includes 1,000,000 shares of Lilis common stock underlying warrants held by Hexagon.
(20)	Based upon a Schedule 13D filed with the SEC on September 5, 2014.
(21)	Based upon a Schedule 13D filed with the SEC on September 5, 2014. Lilis entered into a settlement agreement with Hexagon pursuant to which Lilis issued 2,000 shares of Conditionally Redeemable 6% Preferred Stock, which pays a dividend on a quarterly basis in cash. The preferred stock does not have any voting rights and cannot be converted to Lilis common stock.
(22)	Based upon information received from a representative of Steven B. Dunn and Laura Dunn and Lilis’s records. Includes (i) 187,608 shares of Lilis common stock issued in connection with interest payments made on Lilis’s Debentures; (ii) 2,205,768 shares of Lilis common stock owned by Steven B. Dunn and Laura Dunn Revocable Trust, or the Trust, (iii) 86,959 shares of Lilis common stock owned by Beau 8, LLC; and (iv) 86,959 shares of Lilis common stock owned by Winston 8, LLC. Steven B. Dunn and Laura Dunn are trustees of the Trust and also share voting and dispositive power with respect to the shares owned by the LLCs.
(23)	Based upon information received from a representative of Steven B. Dunn and Laura Dunn. Does not include (i) 500,000 shares of Lilis common stock issuable upon the conversion of the remaining Debentures, with the right to convert being subject to stockholder approval or (ii) 925,223 shares of Lilis common stock issuable to the Steven B. Dunn and Laura Dunn Revocable Trust upon the exercise of warrants, some of which are subject to conversion caps and some of which are not yet exercisable by their terms.

To Lilis’s knowledge, except as noted above, no person or entity is the beneficial owner of more than 5% of the voting power of Lilis common stock.

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INFORMATION ABOUT BRUSHY

Description of the Business

Brushy is an independent energy company based in San Antonio, Texas. Brushy was formed in 2011 and has been engaged in the exploration, development, acquisition and exploitation of crude oil and natural gas properties, with interests throughout Texas, New Mexico and Oklahoma. Brushy’s properties cover 22,557 gross acres, or 17,458 net acres, with a majority within the Eagle Ford trend of South Texas and the Delaware Basin of West Texas .

Brushy’s total proved reserves, based on January 1, 2016 independent reserve estimate report, were 1,130 MBOE, consisting of 2,769 MMcf of natural gas and 669 Mbbl of oil. The PV-10 of Brushy’s proved reserves at January 1, 2016 was $14.7 million based on the average of the beginning of each month prices for 2015 of $50.16 per Bbl and $2.63 per MMBtu and adjusted for location and quality differentials. At January 1, 2016, 100% of Brushy’s estimated proved reserves were proved developed reserves. Brushy’s daily production at year end December 31, 2015 was 543 BOE per day.

Core Areas of Operation and Certain Key Properties

As of December 31, 2015, Brushy’s proved oil and gas reserves were concentrated primarily in the Giddings and Crittendon Fields in Texas. The fields tend to have stacked multiple producing horizons. Some of the fields have numerous available wellbores capable of providing workover and recompletion opportunities. Additionally, new 3-D seismic data allows definition of numerous proved undeveloped locations throughout the fields. The characteristics of these fields allows Brushy to identify significant resource potential behind pipe and undeveloped reserves.. At January 1, 2016, based on the reserves estimate by Brushy’s independent reservoir engineers, Brushy had 1,130 MBOE of estimated proved reserves, with 770 MBOE allocated to the Crittendon Field. At January 1, 2016, Brushy’s proved developed reserves were 100% of the total proved reserves, and 60% of estimated proved reserves were oil and condensate. Brushy sold Brushy’s non-operated Oklahoma properties in Logan and Kingfisher Counties in July 2015 which consisted of 1,229 net acres (5,055 gross acres). In connection with the merger, Brushy is obligated to convey the Giddings Field Assets to SOSventures in exchange for a release of Brushy’s obligations under the SOSVentures Credit Agreement.

Giddings – Bastrop and Bigfoot – Texas

Brushy controls about 12,300 gross acres (11,000 net acres) located within the Eagle Ford trend. Giddings Field is spread across Bastrop, Burleson, Brazos, Fayette, Lee, and Gonzales counties. Brushy also controls the Bigfoot Area which is about 3,000 gross acres across Frio and Atascosa counties in southern Texas. As a condition to the merger agreement, Brushy is obligated to convey the Giddings Field Assets to SOSventures in exchange for a release of Brushy’s obligations under the SOSventures Credit Agreement.

Delaware Basin – Winkler Counties – Texas and Lea County, New Mexico

In Winkler and Loving Counties, Texas Brushy controls about 6,700 gross acres (2,953 net acres). In Lea County, New Mexico Brushy started producing the Mexico P #1 Federal well on September 12, 2015 and now hold 520 gross acres (504.7 net acres) by production.

Oil and Natural Gas Reserves

Due to the inherent uncertainties and the limited nature of reservoir data, proved reserves are subject to change as additional information becomes available. The estimates of reserves, future cash flows and present value are based on various assumptions, including those prescribed by the SEC and are inherently imprecise. Although Brushy believes these estimates are reasonable, actual future production, cash flows, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from these estimates. Also, the use of a 10% discount factor for reporting purposes may not necessarily represent the most appropriate discount factor, given actual interest rates and risks to which Brushy’s business or the oil and natural gas industry in general are subject.

These calculations were prepared using standard geological and engineering methods generally accepted by the petroleum industry and in accordance with SEC financial accounting and reporting standards. The estimated present value of proved reserves does not include indirect expenses such as general and administrative expenses, debt service, future income tax expense or depletion, depreciation, and amortization. In accordance with applicable financial accounting and reporting standards of the SEC, the estimates of Brushy’s proved reserves and the present value of proved reserves set forth herein are made using the average of oil and natural gas spot prices for the West Texas Intermediate oil and Henry Hub gas on the first day of each of the twelve months during 2015. Estimated quantities of proved reserves and their present value are affected by changes in oil and natural gas prices. The arithmetic average reference prices utilized for the purpose of estimating Brushy’s proved reserves and the present value of proved reserves as of January 1, 2016 were $50.16 per barrel of oil and $2.63 per MMBtu of natural gas.

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The following table sets forth Brushy’s estimated net total oil and natural gas reserves and the PV-10 value of such reserves as of the January 1, 2016 reserve report. The estimated reserve data and the present value as of January 1, 2016 were prepared by Forrest A. Garb & Associates, independent petroleum engineers. For further information concerning Brushy’s independent engineer’s estimates of Brushy’s proved reserves as of January 1, 2016. These reserves estimates were prepared in accordance with the SEC’s rules regarding oil and natural gas reserves reporting that were in effect at the time of the preparation of the reserves report. Brushy’s total estimated proved reserves are estimated using a conversion ratio of one Bbl per six Mcf. The PV-10 value is not intended to represent the current market value of the estimated oil and natural gas reserves owned by Brushy. For further information concerning the present value of future net revenues from these reserves, see Supplemental Oil and Natural Gas Disclosure in Brushy’s Financial Statements included elsewhere in this report. All reserves are located in the United States.

	Estimated Net Reserves		Estimated Future Net Revenue ($ thousands)
As of January 1, 2016	Oil and Condensate (MBbl)	Gas (MMcf)	Undiscounted	Discounted at 10% Per Year
Proved:
Developed Producing	669	2,769	$21,143	$14,732
Total Proved	669	2,769	$21,143	$14,732

Brushy has not reported its reserves to other federal authorities or agencies.

Brushy’s reserve report dated January 1, 2016 showed the removal of all estimated net proven undeveloped reserves. The decrease in proven undeveloped reserves was due to the lack of available capital required to drill these PUD locations. Brushy’s Consolidated Statement of Cash Flows on page F-6 shows that Brushy spent $5,101,544 on development of oil and gas properties in the year ending December 31, 2015. These payments resulted in reserve discoveries which increased Brushy’s proven developed reserves for oil and condensate by 328 MBbl, while Brushy’s proven developed producing natural gas reserves increased by 1,313 MMcf. The increase in proven developed BOE reserves was offset by the loss of reserves sold in the Oklahoma asset divestiture, as well as the removal of all non-producing reserves due to lack of available capital.

Brushy believes that PV-10, a non-GAAP measure of estimated proved reserves is widely used by analysts and investors in evaluating oil and gas companies. Brushy’s reconciliation to the most directly comparable GAAP financial measure (standardized measure of discounted future net cash flows) is found in the table below. The table below provides a reconciliation of PV-10 as of January 1, 2016 and January 1, 2015 to the standardized measure of discounted future net cash flows as of December 31, 2015 and December 31, 2014:

	As of January 1, 2016	As of January 1, 2015
	($ in thousands)	($ in thousands)
PV-10	$14,776	$128,416
Present value of future income taxes discounted at 10%	-	$(38,300)
Standardized income of discounted future net cash flows	$14,776	$90,116

Present value, or PV-10, when used in connection with oil and gas reserves, means the estimated future gross revenue to be generated from the production of proved reserves, net of estimated production and future development costs, using prices calculated as the average natural gas and oil price during the preceding 12-month period prior to the end of the current reporting period, (determined as the unweighted arithmetical average of prices on the first day of each month within the 12-month period) and costs in effect at the determination date, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expense or to depreciation, depletion and amortization, discounted using an annual discount rate of 10%.

Estimates of reserves as of January 1, 2016 and January 1, 2015 were prepared using an average price equal to the unweighted arithmetic average of hydrocarbon prices received on a field-by-field basis on the first day of each month within the 12-month periods ended January 1, 2016 and January 1, 2015, in accordance with revised SEC guidelines applicable to reserves estimates as of the end of 2015 and 2014. The reserve estimates represent Brushy’s net revenue interest in Brushy’s properties. Although Brushy believes these estimates are reasonable, actual future production, cash flows, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from these estimates.

Brushy’s proved reserve estimate report dated January 1, 2016 uses the following average adjusted prices:

Oil - $47.03 / bbl

Gas - $2.22 / Mcf

Brushy’s proved reserve estimate report dated January 1, 2015 uses the following average adjusted prices:

Oil - $91.42 / bbl

Gas - $6.53 / Mcf

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The standardized measure of discounted future net cash flows relies on estimates of oil and gas reserves using commodity prices and costs at year- end. The benchmark oil and gas prices used are the preceding 12-month averages of the first-day-of-the month spot prices posted for the WTI oil and Henry Hub natural gas. Oil prices have been adjusted by lease for gravity, transportation fees, and regional price differentials. Gas prices per thousand cubic feet have been adjusted by lease for Btu content, transportation fees, and regional price differentials. The adjustments are based on the differential between historic oil and gas sales and the corresponding benchmark price.

Proved reserves are those oil and gas reserves, which, by analysis of geoscience and engineering data, can be estimated with “reasonable certainty” to be economically producible-from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations-prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain. For proved reserves, the drilling for oil and gas must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time period.

“Reasonable certainty” can be determined under two approaches. If deterministic methods are used, reasonable certainty means a “high degree of confidence” that the quantities will be recovered. A “high degree of confidence” exists if the quantity is much more likely to be achieved than not, and, as changes due to increased availability of geoscience (geological, geophysical, and geochemical), engineering, and economic data are made to estimate ultimate recovery with time and with reasonable certainty that the estimated ultimate recovery is much more likely to increase or remain constant than to decrease. If probabilistic methods are used, reasonable certainty means at least a 90% probability that the quantities actually recovered will equal or exceed the estimate.

The reserve estimates are prepared by Forrest Garb & Associates, Inc., qualified third party engineering firms by licensed engineers as part of Brushy’s internal controls. All of Brushy’s reserves were subject to the reserve report by Forrest Garb & Associates, Inc. and Brushy has not presented any internally-generated reserve amounts that were not included in the report from Forrest Garb & Associates, Inc. Brushy’s technical person primarily responsible for overseeing the Forrest Garb & Associates, Inc. reserve estimates was Edward Shaw, Brushy’s Chief Operating Officer. Mr. Shaw has been an officer of ImPetro Resources LLC since its inception in February 2010 and Brushy’s Chief Operating Officer since Brushy was formed in June 2011. Mr. Shaw was also Chief Operating Officer of South Texas Oil Company from 2005 to 2010 and headed its field operations in Texas. Thus, Mr. Shaw has extensive operational experience in the areas in which Brushy concentrates its oil and gas operations. Mr. Shaw worked from 2000 to 2005 in New Zealand researching and developing methods of monitoring oil wells to optimize production, including using existing products integrated with emerging telemetry technologies. Mr. Shaw has a degree in electrical engineering.

Oil and Natural Gas Volumes, Prices and Operating Expense

The following tables set forth certain information regarding the production volumes, revenue, average prices received and average production costs associated with Brushy’s sale of oil and natural gas from continuing operations for the two years ended December 31, 2015 and 2014. The drilling operations on the Bigfoot-Texas formations in fiscal years 2015 and 2014 generally targeted drilling out the properties with shallower, less expensive wells thus holding the leases and preventing them from expiring. This means that deeper formations such as Eagle Ford and Pearsall Shales are held by production and can be developed or sold at a later date.

Bigfoot - Texas	Year Ended December 31,
	2015	2014
Net Production:
Oil (Bbl)	2,150	4,431
Natural Gas (Mcf)	0	0
Barrel of Oil Equivalent (Boe)	2,150	4,431
Oil and Natural Gas Sales:
Oil	101,569	402,705
Natural Gas	0	0
Total	101,569	402,705
Average Sales Price:
Oil ($ per Bbl)	47.24	90.89
Natural Gas ($ per Mcf)	0	0
Barrel of Oil Equivalent ($ per Boe)	47.24	90.89
Oil and Natural Gas Costs:
Lease operating expenses	175,080	322,458
Production taxes	4,595	18,267
Other operating expenses	-	-
Average production cost per Boe	83.58	76.90

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Crittedon – Texas	Year Ended December 31,
	2015	2014
Net Production:
Oil (Bbl)	40,297	13,786
Natural Gas (Mcf)	217,616	202,007
Barrel of Oil Equivalent (Boe)	76,566	47,454
Oil and Natural Gas Sales:
Oil	$1,685,038	$1,106,900
Natural Gas	414,352	825,371
Total	$2,099,390	$1,932,271
Average Sales Price:
Oil ($ per Bbl)	$41.82	$80.29
Natural Gas ($ per Mcf)	1.90	4.09
Barrel of Oil Equivalent ($ per Boe)	$27.42	$40.72
Oil and Natural Gas Costs:
Lease operating expenses	$895,735	$1,105,331
Production taxes	115,711	101,625
Other operating expenses	-	-
Average production cost per Boe	$13.21	$25.43

Giddings – Texas	Year Ended December 31,
	2015	2014
Net Production:
Oil (Bbl)	90,358	112,861
Natural Gas (Mcf)	249,427	169,435
Barrel of Oil Equivalent (Boe)	131,930	141,100
Oil and Natural Gas Sales:
Oil	$4,210,379	$10,190,042
Natural Gas	658,437	924,976
Total	$4,868,815	$11,115,018
Average Sales Price:
Oil ($ per Bbl)	$46.60	$90.29
Natural Gas ($ per Mcf)	2.64	5.46
Barrel of Oil Equivalent ($ per Boe)	$36.90	$78.77
Oil and Natural Gas Costs:
Lease operating expenses	$2,341,867	$3,729,761
Production taxes	215,526	479,201
Other operating expenses	-	-
Average production cost per Boe	$19.38	$29.83

Logan, Kingfisher, McClain - Oklahoma (1)	Year Ended December 31,
	2015	2014
Net Production:
Oil (Bbl)	19,468	49,820
Natural Gas (Mcf)	209,805	407,570
Barrel of Oil Equivalent (Boe)	54,435	117,749
Oil and Natural Gas Sales:
Oil	$964,975	$4,598,882
Natural Gas	571,857	2,123,917
Total	$1,536,832	$6,722,799
Average Sales Price:
Oil ($ per Bbl)	$49.57	$92.31
Natural Gas ($ per Mcf)	2.73	5.21
Barrel of Oil Equivalent ($ per Boe)	$28.23	$57.09
Oil and Natural Gas Costs:
Lease operating expenses	$265,163	$686,940
Production taxes	33,485	96,601
Other operating expenses	-	-
Average production cost per Boe	$5.49	$6.65

(1)	Includes properties sold in Logan and Kingfisher Counties, Oklahoma on July 31, 2015 of 1,229 net acres (5,055 gross acres).

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Exploration, Development and Acquisition Capital Expenditures

The following table sets forth certain information regarding the gross costs incurred in the purchase of proved and unproved properties and in development and exploration activities.

Bigfoot - Texas	Year Ended December 31,
	2015	2014

Unproved prospects	$0	$(18,843)
Proved prospects	30	69,457
Development and exploration costs	0	0

Total consolidated operations	30	50,614

Asset Retirement Obligations (non-cash)	$(113,369)	$(50,614)

Crittendon - Texas	Year Ended December 31,
	2015	2014

Unproved prospects	$36,724	$482,161
Proved prospects	105,845	17,007,057
Development and exploration costs	7,448,975	652,384

Total consolidated operations	7,591,544	18,141,602

Asset Retirement Obligations (non-cash)	$5,991	$798,572

Giddings - Texas	Year Ended December 31,
	2015	2014

Unproved prospects	$36,772	$1,191,710
Proved prospects	131,872	(353,988)
Development and exploration costs	146,528	10,853,435

Total consolidated operations	315,172	11,691,157

Asset Retirement Obligations (non-cash)	$66,110	$54,530

Logan, Kingfisher, McClain - Oklahoma (1)	Year Ended December 31,
	2015	2014

Unproved prospects	$0	$193,260
Proved prospects	34,699	(3,745)
Development and exploration costs	292,016	4,676,449

Total consolidated operations	326,715	4,865,964

Asset Retirement Obligations (non-cash)	$(306)	$46,693

(1)	Includes properties sold in Logan and Kingfisher Counties, Oklahoma on July 31, 2015 of 1,229 net acres (5,055 gross acres).

Producing Wells

The following table sets forth the number of producing oil and natural gas wells in which we owned an interest as of December 31, 2015. Some wells produce both oil and natural gas.

	Brushy Operated		Non-Operated		Total
	Gross	Net	Gross	Net	Gross	Net
Oil	107	97.0	4	1.4	111	98.4
Natural gas	7	5.9	-	-	7	5.9
Total	114	102.9	4	1.4	118	104.3

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The following table summarizes Brushy’s gross and net developed and undeveloped oil and natural gas acreage under lease as of December 31, 2015.

	Developed Acres		Undeveloped Acres
	Gross	Net	Gross	Net
Bigfoot (Texas)	2,930	2,930	0	0
Crittenden Field (Texas)	5,680	3,264	1,537	194
Giddings (Texas)	9,812	8,632	2,518	2,407
McClain (Oklahoma)	80	31	0	0
Total	18,502	14,857	4,055	2,602

As is customary in the oil and natural gas industry, Brushy can generally retain its interest in undeveloped acreage by drilling activity that establishes commercial production sufficient to maintain the leases or by paying delay rentals during the remaining primary term of leases. The oil and natural gas leases in which Brushy has an interest are for varying primary terms, and if production under a lease continues from Brushy’s developed lease acreage beyond the primary term, Brushy is entitled to hold the lease for as long as oil or natural gas is produced.

Brushy’s oil and natural gas properties consist primarily of oil and natural gas wells and our interests in leasehold acreage, both developed and undeveloped.

Drilling Activity

The following table sets forth Brushy’s drilling activity during the twelve month period ended December 31, 2015 and 2014 (excluding wells in progress at the end of the period). In the table, “gross” refers to the total number of wells in which Brushy has a working interest and “net” refers to gross wells multiplied by Brushy’s working interest therein.

Year Ended December 31,
Crittendon - Texas	2015		2014
	Gross	Net	Gross	Net
Development wells	-	-	-	-
Productive	-	-	-	-
Non-productive	-	-	-	-
Exploratory wells	-	-	-	-
Productive	2	1.6	-	-
Non-productive	-	-	-	-

Year Ended December 31,
Giddings - Texas	2015		2014
	Gross	Net	Gross	Net
Development wells	-	-	-	-
Productive	-	-	4	3.0
Non-productive	-	-	-	-
Exploratory wells	-	-	-	-
Productive	-	-	-	-
Non-productive	-	-	-	-

Year Ended December 31,
	2015		2014
McClain - Oklahoma	Gross	Net	Gross	Net
Development wells	-	-	-	-
Productive	1	0.4	-	-
Non-productive	-	-	-	-
Exploratory wells	-	-	-	-
Productive	-	-	-	-
Non-productive	-	-	-	-

Present Activities

Brushy recently drilled or re-entered and completed its first three wells in the Delaware Basin properties in Winkler County, Texas and Lea County, New Mexico.

Brushy vertically re-entered and horizontally drilled, frac’ed and completed the Kudu #1H well in the Wolfcamp formation in Winkler County, Texas and started producing the well on August 12, 2015 with a peak 24-hour production rate 653 barrels of oil equivalent per day, comprised of 392 barrels of oil and 1.6 million cubic feet of natural gas flowing on a “18/64 choke at 2,500 psi up 4.5” casing.

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Brushy performed a behind-pipe completion of the vertical wellbore and completed the well with a frac in the Wolfcamp Formation for the Mexico P #1 Federal well in Lea County, New Mexico and started producing the well on September 12, 2015 with a peak 24-hour production rate of 244 barrels of oil equivalent per day, comprised of 219 barrels of oil and 0.2 million cubic feet of natural gas flowing on a “10/64 choke at 500 psi up 10.75” casing. Further the economic production of the Mexico P #1 Federal well increases Brushy’s held-by-production acreage by 520 gross acres (504.7 net acres) in the Delaware Basin. Brushy now owns approximately 3,264 net acres in Winkler and Loving Counties, Texas and Lea County, New Mexico.

Brushy vertically re-entered and horizontally drilled, frac’ed and completed the Wolfe #3H well in the Brushy Canyon formation in Winkler County Texas and installed an artificial lift on the Wolfe #3H and initial fluid production was 1,000 barrels per day. During the fourth quarter of 2015, the response has been in line with expectations with total fluid extraction increasing to 1,500 barrels per day and oil production increasing from 10 to 190 barrels of oil per day. Brushy’s management believes that this trend should continue with production increasing until it reaches the production levels typical of other Horizontal Brushy Canyon wells drilled in the area.

Any reference to “peak production” or “initial production” should not be viewed as an indication of what any of the wells are expected to produce in the long run. These production numbers stem from production under test conditions and investors should expect the peak production or initial production to decline over the long-term.

Lease Expiration Summary

The following table sets forth expiration dates of the leases of Brushy’s gross and net undeveloped acres as of December 31, 2015.

	Expiring Acreage (1)
	2016		2017
	Gross	Net	Gross	Net
Bigfoot (Texas)	-	-	-	-
Crittenden Field (Texas)	1,377	163	160	80
Giddings (Texas)	1,280	1,246	1,223	1,075
McClain (Oklahoma)	-	-	-	-
Total	2,657	1,409	1,383	1,155

(1)	Based on contractual lease maturities. Brushy may have the option to extend the leases prior to their expiration.

Management’s Experience with Horizontal Drilling

Brushy intends to engage in directional drilling, which includes horizontal drilling, to develop Brushy’s estimated proven undeveloped reserves, particularly in Brushy’s Eagle Ford Shale play acreage. Brushy’s CEO, Michael Pawelek has been engaged in directional drilling and operating wells in Brushy’s target areas since 1999. Brushy’s Chief Operating Officer, Edward Shaw has been engaged in directional drilling and operating wells in Brushy’s target areas since 2005 and has been involved in over thirty directionally drilled wells during that period.

Delivery Commitments

Brushy is not currently committed to providing a fixed and determinable quantity of oil or gas under existing contracts.

Legal Proceedings

Lawsuit Relating to 17.23% of Brushy’s Common Stock Shares

Approximately 17.23% of Brushy’s common stock was interpleaded into Connecticut Superior Court for the Judicial District of Stamford/Norwalk at Stamford, Cause No. FST-CV12-6015112-S (“Interpleader Action”). These are the residual shares of common stock that belonged to the Partnerships after the distribution of the partnerships shares. Claims related to the Interpleader Action were heard in an American Arbitration Association arbitration in 2015. The claimants were Gregory Imbruce; Giddings Investments LLC; Giddings Genpar LLC, Hunton Oil Genpar LLC, ASYM Capital Ill LLC, Glenrose Holdings LLC; ASYM Energy Investments LLC. “Certain” respondents and counterclaimants were Charles Henry, Ahmed Ammar; John P. Vaile, as Trustee of John P. Vaile Living Trust, John Paul Otieno, SOSventures, Bradford Higgins, William Mahoney, Edward M. Conrads, Robert J. Conrads, and the Partnerships. “PKG Respondents” and cross claimants were William F. Pettinati, Jr., Sigma Gas Barbastella Fund, Sigma Gas Antrozous Fund, Nicholas P. Garofolo (the plaintiffs in the above-referenced stockholder litigation) who made claims against Charles S. Henry, III, Bradford Higgins and SOSventures. The relief respondents were Rubicon Resources LLC, Sean O’Sullivan, King Lee, Michael Rihner, Scott Decker, Andrew Gillick, Briana Gillick, Steve Heinemann, Stanley Goldstein, Sidney Orbach, James P. Ashman, and Patricia R. Ashman. The claims, counterclaims and cross claims relate to the governance, control and termination of the Partnerships, including the distribution by the Partnerships of Brushy’s shares of common stock to the limited partners in the Partnerships in a liquidating distribution in February 2014 as part of a “monetization” event, and other matters.

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On September  10, 2015, the American Arbitration Association issued an arbitration award in the Interpleader Action, which is referred to as the Award.  The Award states as follows:

1)	All claims asserted by Claimants, including Gregory Imbruce and various business entities controlled by Mr. Imbruce against all Respondents were denied and award was made in favor of the “Certain” respondents, including Brushy’s director, Charles S. Henry, III, as well as SOSventures, Bradford Higgins, John Paul Otieno, Estate of William Mahoney, Ahmed Ammar, John P. Vaile, as Trustee of John P. Vaile Living Trust, Edward M. Conrads, Robert J. Conrads, Giddings Oil & Gas LP, Asym Energy Fund III LP and Hunton Oil Partners LP.

2)	All claims asserted by Claimants, Gregory Imbruce and various business entities controlled by Mr. Imbruce against Relief Respondents, including Rubicon Resources LLC, Sean O’Sullivan Revocable Living Trust, King Lee, Michael Rihner, Scott Decker, Andrew Gillick, Briana Gillick, Steve Heinemann, Stanly Goldstein, Sidney Orbach, James P. Ashman and Patricia R. Ashman, were denied.

3)	An award was made in favor of the “Certain” respondents, including Brushy’s director, Charles S. Henry, III, as well as SOSventures, Bradford Higgins, John Paul Otieno, Estate of William Mahoney, Ahmad Ammar, John P. Vaile, as Trustee of John P. Vaile Living Trust, Edward M. Conrads, Robert J. Conrads, Giddings Oil & Gas LP, Asym Energy Fund III LP and Hunton Oil Partners LP against Mr. Imbruce and his entities on the following claims:

a)	breach of fiduciary duty;

b)	breach of implied covenant of good faith and fair dealing;

c)	partnership dissolution;

d)	unjust enrichment;

e)	breach of contract;

f)	accounting;

g)	violation of Connecticut Unfair Trade Practices Act;

h)	civil theft; and

i)	piercing the corporate veil.

4)	All claims asserted by William F. Pettinati, Jr. Sigma Gas Barbastella Fund, Sigma Gas Antrozous Fund and Nicholas P. Garofolo against Brushy’s director, Charles S. Henry III, as well as SOSventures and Bradford Higgins were denied.

5)	A declaratory award was entered declaring that the removal of Hunton Oil Genpar LLC, Giddings Genpar LLC and Asym Capital III LLC and/or Gregory Imbruce as the General Partner(s) of the Partnerships was lawful and in compliance with all legal and contractual requirements, and thus was effective;

6)	A declaratory award that the distribution of Brushy’s -issued common stock made in February 2014 to limited partners in the Partnerships with remaining shares of common stock ultimately being interpleaded into Court in Connecticut was lawful, met all legal requirements and is effective in that the distribution was the result of a “monetization” event under the Partnership agreements;

7)	A declaratory award that the Partnerships were effectively dissolved at the time of the distribution of the above-referenced shares of common stock issued by Brushy from the Partnerships to the limited partners in the Partnerships;

8)	A denial of any and all fees and expenses claimed by Mr. Imbruce and his entities due to “multiple and repeated violations of the Connecticut Uniform Securities Act;”

9)	A denial of fees and expenses claimed by Mr. Imbruce and his entities for the time periods subsequent to the 2011 rollup that formed Brushy;

10)	An award of damages in favor of the “Certain” respondents, in the amount of $1,602,235, subject to trebling under a Civil Theft finding to $4,806,705, plus attorney and expert fees of $2,998,839 for a total award of $7,805,544, payable by Claimants, including Mr. Imbruce and his business entities;

11)	Injunctive relief ordering an accounting of the sources and uses of all funds and other assets of the Partnerships during the time that Mr. Imbruce and his entities served as general partners of the Partnerships;

12)	Post-judgment interest at 10 percent per year payable by Mr. Imbruce and his business entities; and

13)	Arbitration administrative fees, expenses and compensation of the Arbitrator totaling $122,200 to be paid by Gregory Imbruce et al, and William F. Pettinati, Jr., Sigma Gas Barbastella Fund, Sigma Gas Antrozous Fund and Nicholas P. Garofolo.

164

The “Certain” respondents filed in Connecticut Superior Court seeking to confirm the Award. Likewise, Claimants have filed in Connecticut Superior Court to vacate the Award. If the Connecticut Superior Court confirms the Award, Brushy anticipates that the Court will subsequently issue a related order as to ownership of the 2,190,891 Brushy’s common stock, which may result in modifying Brushy’s ownership structure.

Bexar County Proceedings

On April 17, 2015, Brushy was served with a lawsuit filed in Bexar County, Texas by William F. Pettinati, Jr., Nicholas Garofolo, Sigma Gas Barbastella Fund and Sigma Gas Antrozous Fund against Starboard (now Brushy), its directors, its Chief Operating Officer, Edward Shaw, its former Chief Financial Officer, Eric Alfuth, Brushy’s stockholder, Bradford Higgins, and Sean O’Sullivan, the managing director of Brushy’s stockholder, SOSventures (the “Bexar County Proceedings”).  Mr. Pettinati, Mr. Garofolo and the Sigma Gas Antrozous Fund are stockholders.  Mr. Pettinati owns 145,112 shares, Mr. Garofolo owns 226,680 shares of common stock and Sigma Gas Antrozous Fund owns 44,610 shares of common stock. Combined these stockholders account for approximately 3.3% of Brushy’s outstanding common stock. These parties became stockholders in February 2014.

The Plaintiffs allege several derivative and direct causes of action. These derivative claims include, breach of fiduciary duty, waste of corporate assets, concerted action and conspiracy, joint enterprise, agency, alter ego, exemplary damages, and unjust enrichment. The direct claims include, breach of fiduciary duty, conversion, shareholder oppression, concerted action and conspiracy, declaratory judgment that the distribution of stock to the plaintiffs was invalid, joint enterprise, agency, alter ego, exemplary damages, concerted action and conspiracy and failure to allow for inspection of books and records. Many of the allegations relate to events that allegedly happened before the Plaintiffs became stockholders, including the distributions from the Partnerships that led to the Plaintiffs becoming stockholders in February 2014. Some similar claims involving these Plaintiffs (including the legality of the Partnerships’ liquidating distribution) were previously heard in the arbitration relating to the Partnerships referenced above. Plaintiffs were parties to that arbitration. For actions after February 2014, Plaintiffs complain that Brushy’s common stock still lacks a trading venue, that a books and records  request was not honored, that we “delayed” a public offering, that SOSventures had allegedly taken steps to “foreclose” on Brushy’s assets under the SOSventures Credit Agreement and that we filed for an extension to the filing date for Brushy’s 2015 Form 10-K for the year ending December 31, 2014. On October 6, 2015 Plaintiffs withdrew the claim about not honoring a books and records request.

The matter is styled Sigma Barbastella Fund et al v. Charles S. Henry, III et al. and it is Cause No. 20105-CI-05672 in the 224th District Court in Bexar County, Texas.

Brushy’s directors and officers are subject to indemnification under Brushy’s bylaws.

Settlement of Interpleader Action and Bexar County Proceedings

On February 17, 2016, the various parties to the Interpleader Action and the Bexar County Proceedings entered into a global settlement agreement (the “Settlement Agreement”) under which the parties to the proceedings issued mutual releases and the plaintiffs in all proceedings agreed to withdraw their claims.  In return, the plaintiffs received a cash settlement, the majority of which was covered by Brushy’s insurance.

165

MARKET FOR BRUSHY’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is no public market or exchange for Brushy’s common stock.

The information in this item should be read in conjunction with the Brushy Management’s Discussion and Analysis or Plan of Operations, and Brushy’s consolidated financial statements and the related notes thereto.

Market Information For The Common Stock

Holders

At February 1, 2016, there were 31 holders of record of common stock, plus Brushy has interpleaded 2,190,891 common stock shares into the Connecticut Superior Court.

Dividends

Brushy has never paid a regular cash dividend on common stock and has no plans to institute payment of regular dividends. Further, during the Forbearance Period, Brushy is not permitted to make distributions to equity holders.

Equity Compensation Plan Information

	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders	900,000	$4.75	1,343,266
Equity compensation plans not approved by security holders	-	-	-
Total	900,000	$4.75	1,343,266

Recent Sales of Unregistered Securities

None.

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BRUSHY MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

This section should be read in conjunction with “Note 2 — Going Concern” and “Note 9 — Notes Payable” in the Notes to Brushy’s consolidated financial statements included in this joint proxy statement/prospectus and “Risks Relating to Brushy’s Business”.  Brushy’s independent registered public accounting firm for the year ended December 31, 2015 issued their report dated April 20, 2016, that included an explanatory paragraph describing the existence of conditions that raise substantial doubt about Brushy’s ability to continue as a going concern due to Brushy’s accumulated deficit, working capital deficit, significant net losses and need to raise additional funds to meet Brushy’s obligations and sustain Brushy’s operations. The discussion includes certain forward-looking statements. For a discussion of important factors which could cause actual results to differ materially from the results referred to in the forward-looking statements, see “Risks Relating to Brushy’s Business” and “Cautionary Statement Concerning Forward-Looking Statements.”

Overview

Brushy is an independent energy company engaged primarily in the exploration for, and development of, natural gas and crude oil reserves. Brushy generates revenues and cash flows from two primary sources: investing activities and the proceeds from the sale of oil and gas production on properties Brushy holds or participates in.

As of February 1, 2016, Brushy owns interests in 118 producing oil and natural gas wells, with 18 wells in the Crittendon Field. Brushy operates 114 or 97% of those wells. Brushy’s oil and natural gas production for 2015 consisted of 152,273 bbls of oil and 676,847 Mcf of gas.

Brushy began 2015 with estimated proved reserves of 5,788 MBOE with 1,432 MBOE allocated to the Crittendon Field, and ended the year with 1,130 MBOE, with 770 MBOE allocated to the Crittendon Field.

Strategy

Brushy produces from operated oil and natural gas wells in the liquids rich, oil-bearing window of the Eagle Ford trend of South Texas and the nearby, oil-prone Giddings Field where in combination we controls 15,260 gross acres (13,970 net acres). Brushy also operates acreage in the Delaware Basin located in the Crittendon Field and controls 7,217 gross acres (3,458 net acres).

Brushy’s total proved reserves, based on the January 1, 2016 independent reserve estimate report, were 1,130 MBOE, (with 770 MBOE allocated to the Crittendon Field), consisting of 2,769 MMcf of natural gas, 669 Mbbl of oil. The PV-10 of Brushy’s proved reserves at January 1, 2016 was $14.7 million based on the average of the beginning of each month prices through December 2015 of $50.16 per Bbl for oil and condensate and $2.63 per MMBtu for natural gas. At January 1, 2016, 100% of Brushy’s estimated proved reserves were proved developed reserves and 59% of estimated proved reserves were oil and condensate. Brushy’s average daily production for the last month ending December 31, 2015 was 543 BOE per day.

As part of this strategy, Brushy focused on the following areas:

Giddings – Bastrop and Bigfoot – Texas

Brushy controls about 12,300 gross acres (11,000 net acres) located within the Eagle Ford trend. Giddings Field is spread across Bastrop, Burleson, Brazos, Fayette, Lee, and Gonzales counties. Brushy also controls the Bigfoot Area which is about 3,000 gross acres across Frio and Atascosa counties in southern Texas. As a condition to the merger agreement, Brushy is obligated to convey the Giddings Field Assets to SOSventures in exchange for a release of Brushy’s obligations under the SOSventures Credit Agreement.

Delaware Basin – Winkler Counties – Texas and Lea County, New Mexico

In Winkler and Loving Counties, Texas Brushy controls about 5,160 gross acres (3,264 net acres). In Lea County, New Mexico Brushy started producing the Mexico P #1 Federal well on September 12, 2015 and now hold 520 gross acres (504.7 net acres) by production.

Results of Operations

Comparison of Year Ended December 31, 2015 to Year Ended December 31, 2014

Total Revenues. Total revenues decreased $11,566,186 to $8,606,606 for 2015 from $20,172,792 for 2014, driven primarily by decrease in oil and natural gas prices. Brushy’s average sales price received for natural gas decreased to $2.43 per Mcf for the year ended December 31, 2015 from $5.06 per Mcf for the same period in 2014. Brushy’s average sales price received for oil decreased to $45.72 per bbl for the year ended December 31, 2015 from $90.10 per bbl for the same period in 2014.

Oil and Gas Production. Total natural gas and oil production for 2015 consisted of 676,847 Mcf of natural gas and 152,273 bbls of oil, as compared to total natural gas and oil production for 2014, which consisted of 779,012 Mcf of natural gas and 180,898 bbls of oil due to primarily sale of Oklahoma properties which were located in Logan and Kingfisher Counties.

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Costs and Expenses. Total costs and expenses (excluding depreciation, depletion, impairment and gain on sales) decreased $2,153,178 to $9,263,694 for 2015 from $11,416,872 for 2014, due generally to decrease production expenses. Lease operating expenses decrease $1,779,626 to $3,677,845 for 2015 from $5,457,471 for 2014, due primarily to sale of Oklahoma properties located in Logan and Kingfisher counties. Depletion, depreciation and amortization expense increased $12,370,138 to $22,510,290 for 2015 from $10,140,152 for 2014, due primarily to decrease in reserves. Impairment of oil and gas properties for 2015 was $55,753,481 compared to $4,428,378 for 2014. The increase in impairment expense is due primarily to the removal of all estimated net proven undeveloped reserves. The decrease in proven undeveloped reserves was due to the lack of available capital required to drill these PUD locations

Net Loss. Net loss was ($65,764,766) or ($5.20) per diluted common share, for 2015 as compared to ($2,760,920) or ($0.22) per diluted common share, for 2014. The increase in net loss was attributable primarily to the impairment of oil and gas properties, decrease in revenues, and increase in DD & A

Other Income (Expenses). Total other income (expenses) increased $2,724,656 to ($3,276,139) in 2015. The increase in other income (expense) was primarily driven by an increase in interest expense increased by $1,531,770 from 2014 to $4,149,251.

In 2015, Brushy invested $8.2 million in oil and gas properties. Brushy produced 265,081 BOE during the year. In 2014, Brushy invested $34.8 million in oil and gas properties. Brushy produced 310,733 BOE during the year.

	Year Ended	Year Ended
Capital Costs ($000):	2015	2014
Acquisitions	$-	$17,671
Exploration and Development	8,233	17,163
Total CAPEX before asset retirement obligations	8,233	34,834
Asset retirement obligation costs	-	-
Total CAPEX	$8,233	$34,834

Asset retirement obligation (non-cash)	$42	$849

Proved Reserves (MBOE):
Beginning	5,788	5,091
Production	(265)	(311)
Purchases	-	1,433
Sale of reserves	(356)	(139)
Discoveries and extensions	547	614
Revisions	(4,583)	(900)

Ending reserves	1,130	5,788

Reserve additions before revisions (BOE)	(74)	1,597
Reserve additions after revisions (BOE)	(4,658)	697

The implementation of Brushy’s strategy requires that Brushy continually incur significant capital expenditures in order to replace current production and find and develop new oil and gas reserves. In order to finance Brushy’s capital and exploration program, Brushy depends on cash flow from operations, bank debt and equity offerings as discussed below in Liquidity and Capital Resources.

Oil and Gas Production

Year-over-year production decreased from 310,733 BOE for the year ended December 31, 2014 to 295,081 BOE for the year ended December 31, 2015. This decrease was due to primarily sale of Oklahoma properties which were located in Logan and Kingfisher Counties. The following table reflects the increase (decrease) in oil and gas sales revenue due to changes in price and volume:

	Years Ended December 31,
	2015	2014
Production:
Natural gas-Mcf (1)	676,847	779,012
Crude oil-bbl (2)	152,273	180,898

Average Sales Prices:
Natural gas (1)	$2.43	$4.97
Crude oil (2)	45.72	90.10

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Revenues

Revenues from continuing operations for the year ended December 31, 2015 totaled $8,606,606 as compared to $20,172,792 for the year ended December 31, 2014 representing a decrease of $11,566,186. Production volumes for the year ended December 31, 2015 were year 152,273 bbls of oil and 676,847 Mcf of natural gas or 265,081 BOE. This compares to 180,898 bbls of oil and 779,012 Mcf of natural gas or 310,733 BOE for the year ended December 31, 2014 representing a 45,652 BOE decrease in production. For the year ended December 31, 2015, the average sales price per barrel of oil was $45.72 and $2.43 per Mcf for natural gas as compared to $90.10 per barrel and $4.97 per Mcf, respectively for the year ended December 31, 2014. These results indicate that the decrease in revenue is primarily attributable to weaker commodity prices.

Operating expenses

Lease operating expense and production taxes

The following table presents the major components of Brushy’s lease operating expense for the last two years ended December 31, 2015 and 2014 on a BOE basis:

	Years Ending December 31,
	2015		2014
	Total	Per BOE	Total	Per BOE
Lease operating costs	$3,677,845	$13.88	$5,457,472	$17.56
Production taxes	$369,317	$1.39	$695,693	$2.24

Total	$4,047,162	$15.27	$6,153,165	$19.80

Lease operating expense and production taxes from continuing operations for the year ended December 31, 2015 totaled $4,047,162 versus $6,153,165 for the year ended December 31, 2014. This translated to a decrease of $4.53/BOE on a volume basis. This reduction reflects Brushy’s cost efficiencies gained as well as a change in production mix due to asset divestitures.

Accretion of asset retirement obligation

Accretion expense for the asset retirement obligations decreased by $132,520 for the year ending December 31, 2015 to $187,183 compared to $319,703 for the year ended December 31, 2014. This decrease is primarily the result of the extension of plugging and abandonment dates.

Depletion, depreciation and amortization (DD&A)

For the year ended December 31, 2015, Brushy recorded DD&A expense of $22,510,290 ($84.92/BOE) compared to $10,140,152 ($32.63/BOE) for the year ended December 31, 2014 representing an increase of $52.29. This increase reflects the impact lower reserves due to weaker commodity prices and the removal of proven undeveloped reserves.

General and administrative expense (G&A expense)

G&A expense for the year ended December 31, 2015 increased $61,593 from the year ended December 31, 2014 to $3,938,291 due to the proposed merger.

Credit Facilities and Forbearance Agreement

In November 2015 counsel for Independent Bank had notified Brushy of the following defaults under IB Credit Agreement: i) the interest coverage ratio covenant set forth in Section 7.15.1 of the IB Credit Agreement for the fiscal quarter ended June 30, 2015, (ii) the current ratio covenant set forth in Section 7.15.2 of the IB Credit Agreement for the fiscal quarter ended June 30, 2015, (iii) the leverage ratio covenant set forth in Section 7.15.3 of the IB Credit Agreement for the fiscal quarter ended June 30, 2015, and (iv) Brushy is not currently maintaining the minimum Commodity Hedging Transactions (as defined in the IB Credit Agreement) required by Section 7.21 of the IB Credit Agreement. The letter further stated that the bank was contemplating its course of action.

On November 24, 2015, Brushy entered into the Forbearance Agreement and the Third Amendment to the Amended and Restated Credit Agreement with Independent Bank under which Independent Bank, acting for itself and as administrative agent for other lenders, agreed to forbear exercising any of its remedies for the existing covenant defaults for period of time to permit Brushy to seek refinancing of the IB Indebtedness or a sale of sufficient assets to repay the IB Indebtedness. The Forbearance Period began with the execution of the IB Forbearance Agreement on November 24, 2015 and ended on January 31, 2016.  The Forbearance Period was subsequently extended to March 31, 2016.

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In connection with IB Forbearance Agreement, Brushy provided certain additional collateral protections to Independent Bank. Brushy granted a first lien mortgage on a newly completed well in New Mexico. Brushy also delivered certain written directives to Independent Bank. In the event of default on the IB Forbearance Agreement or any IB Non-Forbearance Default, Independent Bank is authorized to send the written directives to Cargill, the counterparty to certain hedging contracts with Brushy. These written directives instruct Cargill to pay over to Independent Bank “all hedge settlement proceeds, all hedge liquidation proceeds, and all amount otherwise payable by such hedge providers to Brushy.” Brushy also executed and delivered to Independent Bank certain letters in lieu of transfer orders, whereby Brushy instructed first purchasers of oil and gas production to pay directly to Independent Bank all production revenues attributable to Brushy’s interest in such oil and gas assets. Independent Bank agrees not to send such letters provided that the IB Indebtedness is paid in full on or before the end of the Forbearance Period. At the time of the extension of the Forbearance Period to March 31, 2016, Brushy agreed to unwind the remaining existing hedge contract with Cargill and permit Cargill to pay to Independent Bank all hedge settlement proceeds, all hedge liquidation proceeds, and all amounts otherwise payable by Cargill to Brushy.  Such payments satisfied outstanding interest and default interest owing to Independent Bank as well as certain other expenses.  In addition, such payments reduced the principal due Independent Bank by $406,720.

During the Forbearance Period, Brushy is not permitted to drill new oil or gas wells or to make any distributions to equity holders. Furthermore, this also cross defaulted the SOSVentures Credit Agreement, but the maturity of the second lien note to SOSventures was extended to August 1, 2016.

Brushy is currently in discussions with the lenders under the IB Credit Agreement regarding a further extension of the Forbearance Period.  Brushy is also in discussions with Lilis and other financings parties regarding possible refinance options for the amount outstanding under the IB Credit Agreement. If Brushy does not refinance the IB Credit Agreement or obtain a further extension of the Forbearance Period, the lenders under the IB Credit Agreement will be able to accelerate the repayment of debt. Furthermore, if Brushy is unable to restructure or refinance its current obligations under its existing debt, and address near-term liquidity needs, Brushy may need to seek relief under the U.S. Bankruptcy Code. This relief may include: (i) seeking bankruptcy court approval for the sale or sales of some, most or substantially all of Brushy’s assets pursuant to section 363(b) of the U.S. Bankruptcy Code and a subsequent liquidation of the remaining assets in the bankruptcy case; (ii) pursuing a plan of reorganization (where votes for the plan may be solicited from certain classes of creditors prior to a bankruptcy filing) that Brushy would seek to confirm (or “cram down”) despite any classes of creditors who reject or are deemed to have rejected such plan; or (iii) seeking another form of bankruptcy relief, all of which involve uncertainties, potential delays and litigation risks.

Hedging Activities

Brushy’s current hedge position consists of put options and collars. These contracts and any future hedging arrangements may expose Brushy to risk of financial loss in certain circumstances, including instances where production is less than expected or oil prices increase. In addition, these arrangements may limit the benefit to Brushy of increases in the price of oil. Accordingly, Brushy’s earnings may fluctuate significantly as a result of changes in the fair value of Brushy’s derivative instrument, which Brushy uses entirely to hedge its production and does not enter into for speculative purposes.

At December 31, 2015, Brushy had the following open crude oil derivative contracts:

			January 1, 2016
	Instrument	Commodity	Volume (bbl / month)	Floor Price	Ceilings Price	Purchased Put Option Price
January 2016 – March 2016	Put	Crude Oil	1,500			75.00
January 2016 – December 2016	Put	Crude Oil	3,000			50.00
January 2016 – December 2016	Collar	Crude Oil	3,000	54.00	79.30

Recent Activities

At the time of the extension of the Forbearance period to March 31, 2016, Brushy agreed to unwind the remaining existing hedge contract with Cargill and permit Cargill to pay to Independent Bank all hedge settlement proceeds, all hedge liquidation proceeds, and all amounts otherwise payable by Cargill to Brushy. Such payments satisfied outstanding interest and default interest owing to Independent Bank as well as certain other expenses. In addition, such payments reduced the principal due Independent Bank by $406,720.

Liquidity and Capital Resources

During fiscal 2015 compared to fiscal 2014, net cash flow provided by operating activities declined by $5,732,339 to $827,882. This decline was primarily attributable to lower revenue due to volatility of commodity prices.

Brushy’s current assets were $4,911,179 on December 31, 2015. Cash on hand comprised approximately $2,839,266. This compared to cash on hand of $3,574,427 at December 31, 2014. Accounts payable increased from $5,835,145 at December 31, 2014 to $6,301,796 at December 31, 2015.

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The consolidated financial statements continue to reflect a curtailed drilling program which amounted to $8,233,461 during 2015. Brushy’s capital program is designed to increase production through exploration and workovers within Brushy’s fields and through joint venture programs. This strategy will involve industry partners in these efforts so as to reduce Brushy’s upfront cash requirements and reduce risk dollars expended. This represents a decrease of $26,600,251 from Brushy’s capital investment in 2014.

Historically, Brushy’s primary sources of liquidity have been borrowings under bank credit facilities, cash flows from operations, and private financings. Brushy’s primary use of capital has been for the exploration, development and acquisition of oil and gas properties. As Brushy pursues reserves and production growth, Brushy continually considers which capital resources, including equity and debt financings, are available to meet Brushy’s future financial obligations, planned capital expenditure activities and liquidity requirements. Brushy’s future ability to grow proved reserves and production will be highly dependent on the capital resources available to Brushy. Brushy continually monitors market conditions and considers taking on additional debt, selling non-core assets, or farm-out arrangements. Depending on the timing and concentration of the development of Brushy’s non-proved locations, Brushy may be required to generate or raise significant amounts of capital to develop all of its potential drilling locations should Brushy endeavor to do so. In the event Brushy’s cash flows are materially less than anticipated and other sources of capital Brushy historically has utilized are not available on acceptable terms, Brushy may curtail their capital spending.

The exact amount of capital spending for 2016 will depend upon the ability to refinance the existing debt with Independent Bank and Brushy’s ability to raise third party financing. Brushy may also need to modify its capital budget based on well performance results and cash flow. In addition, Brushy has offered participations in its drilling program to industry partners over this time frame, further reducing Brushy’s capital requirements. If necessary, Brushy may also access capital through proceeds from potential non-core property asset dispositions and the future issuance of debt and/or equity securities.

Since the majority of Brushy’s acreage is held by production, Brushy has the flexibility to develop its acreage in a disciplined manner in order to maximize the resource recovery of the assets. Brushy consistently monitors and adjusts its projected capital expenditures in response to success or lack of success in drilling activities, changes in prices, availability of financing, drilling and acquisition costs, industry conditions, the timing of regulatory approvals, the availability of rigs, contractual obligations, internally generated cash flow and other factors both within and outside Brushy’s control.

Collectively, these matters raise substantial doubt about Brushy’s ability to continue as a going concern.  Brushy’s Board of Directors and management team continue to take steps to try to strengthen Brushy’s balance sheet. Brushy intends to execute the merger (which is subject to usual and customary closing conditions beyond Brushy’s control) and, in the event the merger is not consummated, Brushy’s intends to refinance its existing debt, sell non-core properties and seek private financings to fund its cash needs. Any decision regarding the merger or financing transaction, and Brushy’s ability to complete such a transaction, will depend on prevailing market conditions and other factors.  No assurances can be given that such transactions can be consummated on terms that are acceptable to Brushy, or at all.

The following table summarizes Brushy’s contractual obligations and commercial commitments as of December 31, 2015:

	Payments Due By Period
(in thousands)	Total	Less than 1 year	1 - 3 years	4 - 5 years	After 5 years
Contractual obligations:
Principal debt payments	$32,207	$32,172	$35	$-	$-
Operating leases	630	258	372	-	-

Total	$32,837	$32,430	$407	$-	$-

Sources and Uses of Funds

Cash flow from operations is a significant source of liquidity. Brushy generates operating cash flow primarily from the sale of oil and natural gas. This operating cash flow is generally attributable to working interests owned and held directly by Brushy in wells on producing oil and gas properties (which generate monthly revenue and cash flow to the extent such wells produce natural gas and oil) and carried working interests in such wells (which also generate monthly revenue and cash flow to the extent such wells produce natural gas and oil), as well as overriding royalty interests and reversionary interests (which may generate additional monthly revenue and cash flow to the extent such wells produce natural gas and oil).

Cash and cash equivalents totaled $2,839,266 as of December 31, 2015, as compared to $3,574,427 as of December 31, 2014. Cash provided by (used in) operating activities was $827,882 for the year ended December 31, 2014, compared to $6,560,221 for the year ended December 31, 2014.

Changes in cash flows from operations are largely due to the same factors that affect Brushy’s net income, excluding various non-cash items such as impairments of assets, depreciation, depletion and amortization and deferred income taxes. For example, changes in production volumes and market prices for natural gas and oil directly impact the level of Brushy’s cash flow from operations. See the discussion under "Results of Operations."

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Brushy uses cash flows from operations to fund expenditures related to Brushy’s exploration, development and acquisition of natural gas and oil properties. Brushy uses cash provided by its oil and natural gas sales. Brushy has historically obtained most of the capital to fund expenditures related to oil and natural gas production from a combination of operating cash flow and borrowing on its bank facility.

Net cash used by financing activities was $3,545,277 for the year ended December 31, 2015, compared to net cash provided by financing activities was $22,660,960 for the year ended December 31, 2014. These financing activities primarily reflect repaying on Brushy’s bank facility as well as the term loan.

Although Brushy typically retains a significant degree of control over the timing of its capital expenditures, Brushy may not always be able to defer or accelerate certain capital expenditures to address any potential liquidity issues. In addition, changes in drilling and field operating costs, drilling results that alter planned development schedules, acquisitions or other factors could cause Brushy to revise Brushy’s drilling program, which is largely discretionary.

As of December 31, 2015, Brushy had a working capital deficit of $37,871,299, which consisted of $4,911,179 of current assets offset by $42,782,478 of current liabilities. Current assets as of December 31, 2015 included cash of $2,839,266 and accounts receivable of $1,272,662. Current liabilities as of December 31, 2015 included accounts payable and accrued liabilities of $6,301,794 and revenue payable of $1,017,823. Included in the current liabilities is Independent Bank note of $12,400,000 and SOSventures note and interest payable as of $20,898,750 as of December 31, 2015. Given these conditions, our independent registered public accounting firm has determined there is substantial doubt about our ability to continue as a going concern due to our accumulated deficit, working capital deficit, significant net losses and need to raise additional funds to meet our obligations and sustain our operations.

Brushy’s current credit facility is with Independent Bank. The secured facility has a current borrowing base of $12.6 million, matures in 2016, and has a prime variable interest rate with a 4.0% floor. Brushy has $12.6 million drawn on the facility at December 31, 2015. This credit facility is currently in default. For more information see Brushy Management’s Discussion and Analysis or Plan of Operations-Credit Facilities and Forbearance Agreement.

On June 3, 2014 Brushy agreed to amend its credit agreement with SOSventures, originally entered into on July 25, 2013, providing for a term loan through February 16, 2016 in an amount up to $20,000,000 at an 18.00% interest rate. The loan under this agreement is secured by a second lien on Brushy’s assets. On March 26, 2012 Brushy drew down the full amount of the credit facility to finance an acquisition. The maturity of Brushy’s second lien note to SOSventures was extended to August 1, 2016 under the Forbearance Agreement. This credit facility is also in default due to the default under the IB Credit Agreement.

On April 15, 2015 Brushy entered the Second Amendment to the First Amendment and Restated Credit Agreement and several other agreements which provided that SOSventures, will provide an additional $3 million on its credit facility to be used to pay the outstanding balance of the Independent Bank term loan, pay on the Independent Bank credit facility and for operations. Additionally, SOSventures deposit $5 million into a controlled account at Independent Bank to be used to drill two wells in the Crittendon Field referenced in the Independent Bank Amendment. Further, SOSventures, will receive interest on its credit facility and a 1% overriding royalty interest on Brushy’s Crittendon Field properties effective upon the drilling of these two oil and gas wells until such time as the credit facility is repaid. Finally, SOSventures, shall receive warrants to purchase 2,542,397 of Brushy’s common shares for $1.00 per share with a two-year term. If fully purchased 2,542,397 would equal 20% of Brushy’s currently outstanding common stock.

Off Balance Sheet Arrangements.

None.

Critical Accounting Policies and Estimates

The following discussion and analysis of financial condition and results of operations are based upon Brushy’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires Brushy to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Certain accounting policies involve judgments and uncertainties to such an extent that there is reasonable likelihood that materially different amounts could have been reported under different conditions, or if different assumptions had been used. Brushy evaluates such estimates and assumptions on a regular basis. Brushy bases its estimates on historical experience and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates and assumptions used in preparation of Brushy’s consolidated financial statements. Below, Brushy has provided expanded discussion of the more significant accounting policies, estimates and judgments. Brushy believes these accounting policies reflect the more significant estimates and assumptions used in preparation of Brushy’s consolidated financial statements. Please read the notes to Brushy’s audited consolidated financial statements included in this report for a discussion of additional accounting policies and estimates made by management.

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Oil and Gas Producing Activities

Brushy’s oil and gas producing activities were accounted for using the successful efforts method of accounting as further defined under FASB ASC 932, Extractive Activities - Oil and Natural Gas. Costs to acquire leasehold rights in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, delay rentals and geological and geophysical costs are expensed.

Depletion and Depreciation

Estimates of natural gas and oil reserves utilized in the calculation of depletion are prepared using certain assumptions. Reserve estimates are based upon existing economic and operating conditions with no provision for price and cost escalations except by contractual arrangements. Natural gas and oil reserve estimates are inherently imprecise and are subject to change as more current information becomes available. Capitalized costs are depleted and amortized using the units of production method, based upon reserve estimates.

Impairments

The carrying value of oil and gas properties is assessed for possible impairment on a field by field basis and on at least an annual basis, or as circumstances warrant, based on geological analysis or changes in proved reserve estimates. When impairment occurs, an adjustment is recorded as a reduction of the asset carrying value. For the years ended December 31, 2015 and 2014, Brushy’s impairment charges were approximately $55,753,481, and $4,428,378, respectively.

Asset Retirement Obligations

Brushy’s records for the estimated liability for the plugging and abandonment of natural gas and oil wells at the end of their productive lives following the provisions of ASC 410-20, Asset Retirement Obligations. Asset retirement obligations are estimated at the present value of expected future net cash flows based on reserve estimates and federal and state regulatory requirements and are discounted using Brushy’s credit adjusted risk free rate. Because Brushy uses unobservable inputs in estimating asset retirement obligations, it considers such obligations a Level 3 measurement under ASC 820. At the time of abandonment, Brushy recognizes a gain or loss on abandonment to the extent that actual costs do not equal the estimated costs.

Goodwill

At December 31, 2015 and December 31, 2014 Brushy’s had goodwill of $959,681.

Goodwill represents the excess of the purchase price over the fair value of the net assets acquired. Brushy follows FASB ASC Topic 350 Goodwill and Intangible Asset Impairment Testing. Brushy’s analysis consists of two steps. Step 1 tests the company for impairment by comparing the fair value of equity to the book value of equity. If the fair value is less than the book value, then Step 2 analysis must be performed. If the fair value of goodwill is less than its carrying amount, impairment is recorded based on the difference. Brushy’s annually assesses the carrying value of goodwill for impairment.

Pricing mechanism for oil and gas reserves estimation

The SEC's rules require reserve estimates to be calculated using a 12-month average price. Price changes can still be incorporated to the extent defined by contractual arrangements.

The SEC rules also amend the definition of proved oil and gas reserves to include reserves located beyond development spacing areas that are immediately adjacent to developed spacing areas if economic recoverability can be established with reasonable certainty. These revisions are designed to permit the use of alternative technologies to establish proved reserves in lieu of requiring companies to use specific tests. In addition, they establish a uniform standard of reasonable certainty that applies to all proved reserves, regardless of location or distance from producing wells. Because the revised rules generally expand the definition of proved reserves, proved reserve estimates could increase in the future based upon adoption of the revised rules.

Estimated proved oil and gas reserves

The evaluation of Brushy’s oil and gas reserves is critical to management of Brushy’s operations and ultimately Brushy’s economic success. Decisions such as whether development of a property should proceed and what technical methods are available for development are based on an evaluation of reserves. These oil and gas reserve quantities are also used as the basis of calculating the unit-of-production rates for depreciation, evaluating impairment and estimating the life of Brushy’s producing oil and gas properties in Brushy’s asset retirement obligations. Proved reserves are classified as either proved developed or proved undeveloped. Proved developed reserves are those reserves which can be expected to be recovered through existing wells with existing equipment and operating methods. Estimated proved undeveloped reserves include reserves expected to be recovered from new wells from undrilled proven reservoirs or from existing wells where a significant major expenditure is required for completion and production.

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Independent reserve engineers prepare the estimates of Brushy’s oil and gas reserves presented in this report based on guidelines promulgated under GAAP and in accordance with the rules and regulations of the Securities and Exchange Commission. The evaluation of Brushy’s reserves by the independent reserve engineers involves their rigorous examination of Brushy’s technical evaluation and extrapolations of well information such as flow rates and reservoir pressure declines as well as other technical information and measurements. Reservoir engineers interpret this data to determine the nature of the reservoir and ultimately the quantity of total oil and gas reserves attributable to a specific property. Brushy’s total reserves in this report include only quantities that we expect to recover commercially using current prices, costs, existing regulatory practices and technology. While Brushy is reasonably certain that the total reserves will be produced, the timing and ultimate recovery can be affected by a number of factors including completion of development projects, reservoir performance, regulatory approvals and changes in projections of long-term oil and gas prices. Revisions can include upward or downward changes in the previously estimated volumes or proved reserves for existing fields due to evaluation of (1) already available geologic, reservoir or production data or (2) new geologic or reservoir data obtained from wells. Revisions can also include changes associated with significant changes in development strategy, oil and gas prices or production equipment/facility capacity.

Standardized measure of discounted future net cash flows

The standardized measure of discounted future net cash flows relies on these estimates of oil and gas reserves using commodity prices and costs at year-end. The benchmark oil and gas prices used are the preceding 12-month averages of the first-day-of-the month spot prices posted for the WTI oil and Henry Hub natural gas. Oil prices are based on a benchmark price of $47.03 per barrel and have been adjusted by lease for gravity, transportation fees, and regional price differentials. Gas prices per thousand cubic feet are based on a benchmark price of $2.22 per million British thermal units and have been adjusted by lease for Btu content, transportation fees, and regional price differentials. The adjustments are based on the differential between historic oil and gas sales and the corresponding benchmark price. While Brushy believes that future operating costs can be reasonably estimated, future prices are difficult to estimate since the market prices are influenced by events beyond Brushy’s control. Future global economic and political events will most likely result in significant fluctuations in future oil prices.

Unproved reserves

The SEC’s rules permit disclosure of probable and possible reserves and provide definitions of probable reserves and possible reserves. Disclosure of probable and possible reserves is optional. Brushy has chosen not to disclose probable and possible reserves.

Executive Compensation

Brushy entered into employment contracts with Michael Pawelek and Edward Shaw which provide for stock grants, stock options and change of control payments. Brushy’s accounts for these grants, options and payments under FASB 718.

No Delayed Adoption of New or Revised Accounting Standards under the Jumpstart our Business Startups Act (JOBS ACT)

Brushy made the irrevocable decision under the JOBS Act to implement new or revised accounting standards applicable to reporting issuers when required of reporting issuers that are not Emerging Growth Companies under the JOBS Act.

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BRUSHY’S CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On June 5, 2013, Brushy engaged Rothstein Kass to audit its financial statements for the year ending December 31, 2013. In 2014 KPMG LLP acquired certain assets of Rothstein Kass Brushy engaged KPMG LLP to audit its 2014 financial statements on July 31, 2014.

Prior to each appointment, Brushy had not consulted with Rothstein Kass nor KPMG LLP on either (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that may be rendered on Brushy’s financial statements, and neither Rothstein Kass nor KPMG provided either a written report or oral advice to Brushy that either Rothstein Kass or KPMG concluded was an important factor considered by Brushy in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as defined in Item 304(a)(1)(v) of Regulation S-K.

Further, Brushy has not consulted Rothstein Kass or KPMG LLP regarding disagreements with a former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or a reportable event under SEC Regulation S-K Item 304(a)(1)(v).

On May 8, 2015, Brushy dismissed KPMG and engaged Akin Doherty Klein & Feuge, P.C., or ADKF, as their independent registered public accounting firm. Prior to such engagement, Brushy had not consulted with ADKF on either (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that may be rendered on Brushy’s financial statements, and ADKF did not provide either a written report or oral advice to Brushy that ADKF concluded was an important factor considered by Brushy in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as defined in Item 304(a)(1)(v) of Regulation S-K.

Further, Brushy has not consulted ADKF regarding disagreements with a former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure or a reportable event under SEC Regulation S-K Item 304(a)(1)(v).

On January 25, 2016, Brushy formerly notified ADKF of their dismissal and engaged Marcum LLP, or Marcum, as their independent registered public accounting firm, which engagement Marcum accepted on January 29, 2016. During ADKF’s brief engagement by Brushy, ADKF did not issue any audit reports relating to Brushy.

During the two fiscal years ended December 31, 2014 and through the subsequent interim period preceding the engagement of Marcum, there were no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K, except that ADKF advised Brushy of some material weaknesses in their internal controls necessary to develop reliable financial statements.

Prior to Marcum’s engagement, Brushy did not consult with Marcum on either (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that may be rendered on Brushy’s financial statements, and Marcum did not provide either a written report or oral advise to Brushy that Marcum concluded was an important factor considered by Brushy in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as defined in Item 304(a)(1)(v) of Regulation S-K.

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BRUSHY’S SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners of Brushy

The following tables show the security ownership of certain beneficial owners and management as of December 31, 2015.

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(1)	Percentage of Class
Common Stock	Bradford R. Higgins(2)	235,825	1.8124%
Common Stock	LMIF Investments, LLC(3)	750,514	5.7679%
Common Stock	Longview Marquis Master Fund, L.P.(3)	876,957	6.7396%
Common Stock	Estate of William Mahoney(4)	981,038	7.5395%
Common Stock	Peter Benz(3)	100,000	0.7685%
Common Stock	Sean O’Sullivan Revocable Living Trust(5)	532,139	4.0896%
Common Stock	SMF Investments, LLC(3)	547,307	4.2062%
Common Stock	SOSventures(5)	6,638,153	42.6771%
Common Stock	Shares Interplead into Connecticut Superior Court	2,190,891	16.8375%

(1)	Beneficial ownership number and percentage is based upon shares of common stock as of February 1, 2016. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares which such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or group of persons has the right to acquire within 60 days is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As a result, the denominator used in calculating the beneficial ownership among our stockholders may differ.

(2)	Stockholder’s address is 1079 Oenoke Ridge, New Canaan, CT 06840. Stockholder is part of a group with SOSventures and Sean O’Sullivan Revocable Living Trust.

(3)	Stockholders’ address is c/o Viking Asset Management, LLC, 66 Bovet Road, Suite 320, San Mateo, CA 99402. The natural persons with ultimate voting or investment control over the shares of common stock held by Longview Marquis Master Fund, L.P., LMIF Investments, LLC and SMF Investments, LLC are Peter Benz, S. Michael Rudolph and Merrick Okamoto. Peter Benz is a Company director. Due to Mr. Benz’s possible voting control over the 2,174,778 shares of Brushy’s common stock owned by Longview Marquis Master Fund, L.P., LMIF Investments, LLC and SMF Investments, LLC, he is listed as beneficial owner of said shares of common stock. Peter Benz also owns 100,000 Brushy Common Stock shares individually.

(4)	Stockholder’s address is 991 Ponus Ridge, New Canaan, CT 06840. The natural person with ultimate voting or investment control over the shares of common stock held by the Estate of William Mahoney is the Estate’s executor, Alice Mahoney.

(5)	Stockholders’ address is Penrose Wharf, 2nd Floor, Alfred Street, Cork, Ireland. The natural person with ultimate voting or investment control over the shares of common stock held by the Sean O’Sullivan Revocable Living Trust and SOSventures is Sean O’Sullivan. Stockholder is part of a group with Bradford Higgins. SOSventures owns 4,095,756 shares of Brushy’s common stock and 2,542,397 shares Brushy’s common stock warrants at $1.00 per share. The cancellation of these warrants are a condition of the merger agreement.

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Security Ownership of Management of Brushy

Title of Class	Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership (1)	Percentage of Class
Common Stock	Michael Pawelek, Chief Executive Officer and Director	116,550	0.8957%
Common Stock	Edward Shaw, Chief Operating Officer	116,550	0.8957%
Common Stock	N. Kim Vo, Controller	116,550	0.8957%
Common Stock	Bill Liao, Director,	-	-
Common Stock	Peter Benz, Director and Chairman of Board of Directors (2)	2,274,778	17.4822%
Common Stock	Craig Dermody, Director(2)	254,935	1.9592%
Common Stock	Charles Henry, III, Director	255,725	1.2250%
Common Stock	All executive officers, directors and director nominees as a group (8 persons)	3,135,088	24.0938%

(1)	Beneficial ownership number and percentage is based upon shares of common stock as of February 1, 2016. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares which such person has the right to acquire within 60 days. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any security which such person or group of persons has the right to acquire within 60 days is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. As a result, the denominator used in calculating the beneficial ownership among our stockholders may differ.

(2)	2,174,778 shares of Brushy’s common stock are owned by Longview Marquis Fund, L.P., LMIF Investments, LLC, SMF Investments, LLC, all of which are managed by Viking Asset Management, LLC or its affiliates. Mr. Benz is the Chairman of Viking Asset Management, LLC and is one of three persons with voting control over these shares of common stock. Mr. Benz also owns 100,000 shares of Brushy’s common stock personally.

(3)	Mr. Dermody owns 100,000 shares of Brushy’s common stock personally. Rubicon Resources, LLC, a limited liability company co- owned by Mr. Dermody owns 155,725 shares of Brushy’s common stock.

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MANAGEMENT OF LILIS FOLLOWING THE MERGER

You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page [—].

The following table sets forth the names, ages and positions of the persons who are expected to be the directors and executive officers of Lilis following the merger:

Name	Age	Position
Nuno Brandolini	61	Director
Abraham “Avi” Mirman	45	Chief Executive Officer, Director
General Merrill McPeak	79	Director
Ronald D. Ormand	56	Chairman of the Board of Directors
R. Glenn Dawson	59	Director
Kevin K. Nanke	50	Executive Vice President and Chief Financial Officer
Ariella Fuchs	33	General Counsel and Secretary
Michael Pawelek	57	President, Director
Edward Shaw	53	Chief Operating Officer
Peter Benz	55	Director

Nuno Brandolini, Director. Mr. Brandolini joined Lilis’s Board of Directors in February 2014, and became Chairman in April 2014. On January 13, 2016, Mr. Brandolini was replaced as Chairman of Lilis’s Board of Directors by Ronald D. Ormand. Mr. Brandolini served as a member of the general partner of Scorpion Capital Partners, L.P., a private equity firm organized as a small business investment company until June 2014. Prior to forming Scorpion Capital and its predecessor firm, Scorpion Holding, Inc., in 1995, Mr. Brandolini served as managing director of Rosecliff, Inc., a leveraged buyout fund co-founded by Mr. Brandolini in 1993. Mr. Brandolini served previously as a vice president in the investment banking department of Salomon Brothers, Inc., and a principal with the Batheus Group and Logic Capital, two venture capital firms. Mr. Brandolini began his career as an investment banker with Lazard Freres & Co. Mr. Brandolini is a director of Cheniere Energy, Inc. (NYSE MKT: LNG), a Houston-based company primarily engaged in LNG related businesses. Mr. Brandolini received a law degree from the University of Paris and an M.B.A. from the Wharton School.

Abraham Mirman, Chief Executive Officer, Director. Mr. Mirman joined Lilis’s Board of Directors on September 12, 2014. He currently serves as Lilis’s Chief Executive Officer and has held that position since April 21, 2014. Prior to being appointed to his current position of Chief Executive Officer, Mr. Mirman served as Lilis’s President beginning in September 2013. During that same time, from April 2013 until September 2014, Mr. Mirman served as the Managing Director, Investment Banking at T.R. Winston & Company, LLC, or TRW. Between 2012 and February 2013, Mr. Mirman served as Head of Investment Banking at John Thomas Financial. From 2011 to 2012, Mr. Mirman served as Head of Investment Banking at BMA Securities. Lastly, from 2006 to 2011, Mr. Mirman served as Chairman of the Board of Cresta Capital Strategies LLC. During Mr. Mirman’s service as Chief Executive Officer, Lilis have completed several significant capital raising transactions and negotiated a final settlement with its senior secured lender.

General Merrill McPeak, Director. General McPeak joined Lilis’s Board of Directors in January 2015. He served as the fourteenth chief of staff of the U.S. Air Force and flew 269 combat missions in Vietnam during his distinguished 37-year military career. Following retirement from active service in 1994, General McPeak launched a second career in business. He was a founding investor and chairman of Ethicspoint, an ethics and compliance software and services company, which was subsequently restyled as industry leader Navex Global, and acquired in 2011 by a private equity firm. General McPeak co-invested and remained a board member of NAVEX Global, which was sold again in 2014. From 2012 to 2014, General McPeak was Chairman of Coast Plating, Inc., a Los Angeles-based, privately held provider of metal processing and finishing services, primarily to the aerospace industry, which was also acquired in a private equity buyout. He remains a director of that company, now called Valence Surface Technologies. He also currently serves as a director of DGT Holdings, GenCorp, Lion Biotechnologies and Research Solutions, Inc. Formerly, he was a director of Tektronix, TWA and ECC International, a defense subcontractor, where he served for many years as chairman of the Board. General McPeak has a B.A. degree in Economics from San Diego State College and an M.S. in International Relations from George Washington University. He is a graduate of the National War College and of the Executive Development Program of the University of Michigan Graduate School of Business. He spent an academic year as Military Fellow at the Council on Foreign Relations.

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Ronald D. Ormand, Chairman of the Board of Directors. Mr. Ormand joined Lilis’s Board of Directors in February, 2015, bringing with him more than 33 years of experience as a senior executive and investment banker in energy, including extensive financing and mergers and acquisitions expertise in the oil and gas industry. During his career, he has completed more than $25 billion of capital markets and financial advisory transactions, both as a principal and as a banker. He is currently the Chairman and Head of Energy Investment Banking Group at MLV & Co., or MLV, which is now FBR & Co., after it acquired MLV in September of 2015, where he focuses on investment banking and principal investments in the energy sector. Prior to joining MLV in November 2013, from 2009 to 2013 he was a senior executive at Magnum Hunter Resources Corporation, or MHR (NYSE:MHR), an exploration and production company engaged in unconventional resource plays, as well as midstream and oilfield services operations. He was part of the management team that took over prior management and grew MHR from approximately $35 million enterprise value to over $2.5 billion enterprise value at the time he left in 2013. Mr. Ormand served on the Board of Directors and in several senior management positions for MHR, including Executive Vice President, Chief Financial Officer and Executive Vice President of Capital Markets. On March 10, 2016, in connection with his prior position as Chief Financial Officer of MHR, Mr. Ormand, without admitting or denying any of the allegations, settled with the SEC in connection with an investigation of MHR’s books and records and internal controls for financial reporting. Specifically, Mr. Ormand agreed to cease and desist from violating Sections 13(a) and 13(b)(2)(A) and (B) of the Exchange Act and Rules 13a-1, 13a-13 and 13-15(a) thereunder. He has also paid a penalty of $25,000. The SEC did not allege any anti-fraud violations, intentional misrepresentations or willful conduct on the part of Mr. Ormand. Mr. Ormand’s career includes serving as Managing Director and Group Head of U.S. Oil and Gas Investment Banking at CIBC World Markets and Oppenheimer (1988-2004); Head Of North American Oil and Gas Investment Banking at West LB A.G. (2005-2007), and President and CFO of Tremisis Energy Acquisition Corp. II, an energy special purpose acquisition company from 2007-2009. Mr. Ormand has previously served as a Director of Greenhunter Resources, Inc. (2011-2013), Tremisis (2007-2009), and Eureka Hunter Holdings, Inc., a private midstream company (2010-2013). Mr. Ormand holds a B.A. in Economics, an M.B.A. in Finance and Accounting from UCLA and studied Economics at Cambridge University, England.

R. Glenn Dawson, Director. Mr. Dawson joined Lilis’s Board of Directors on January 13, 2016. Mr. Dawson has over 30 years of experience in oil and gas exploration in North America and is currently President and Chief Executive Officer of Cuda Energy, Inc., a private Canadian-based exploration and production company. Mr. Dawson’s career includes serving as President of Bakken Hunter, a division of Magnum Hunter Resources, where he managed operations and development of Bakken assets in the U.S. and Canada, from 2011 to 2014. His principal responsibilities have involved the generation and evaluation of drilling prospects and production acquisition opportunities. In the early stages of his career, Mr. Dawson was employed as an exploration geologist by Sundance Oil and Gas, Inc., a public company located in Denver, Colorado, concentrating on their Canadian operations. From December 1985 to September 1998, Mr. Dawson held a variety of managerial and technical positions with Summit Resources, a then-public Canadian oil and gas exploration and production company, including Vice President of Exploration, Exploration Manager and Chief Geologist. He served as Vice President of Exploration with PanAtlas Energy Inc., a then-public Canadian oil and gas exploration and production company, from 1999 until its acquisition by Velvet Exploration Ltd. in July 2000. Mr. Dawson was a co-founder and Vice President of Exploration of TriLoch Resources Inc., a then-public Canadian oil and gas exploration company, from 2001 to 2005, until it was acquired by Enerplus Resources Fund. As a result of the sale of TriLoch Resources Inc. to Enerplus Resources Fund, Mr. Dawson founded NuLoch Resources, Inc. in 2005. Mr. Dawson graduated in 1980 from Weber State University of Utah with a Bachelor’s degree in Geology and attended the University of Calgary from 1980 to 1982 in the Masters Program for Geology. As a result of these professional experiences, Mr. Dawson possesses particular knowledge and experience in the operations of oil and gas companies that strengthen the Board’s collective qualifications, skills, and experience.

Kevin K. Nanke, Executive Vice President and Chief Financial Officer. On March 6, 2015, Lilis’s Board of Directors appointed Kevin Nanke to the position of Executive Vice President and Chief Financial Officer, effective immediately. Mr. Nanke served as the President of KN Consulting, Inc., a consulting firm focused on the energy, real estate and restaurant industries, from 2012 to 2015. Previously, Mr. Nanke served as the Treasurer and Chief Financial Officer of Delta Petroleum Corporation, or Delta, from 1999 to 2012, and as its Controller from 1995 to 1999. At the same time, Mr. Nanke served as Treasurer and Chief Financial Officer of Amber Resources, an E&P subsidiary of Delta, and as Treasurer, Chief Financial Officer and Director of DHS Drilling Company, a drilling company that was 50% owned by Delta. He was instrumental in preserving a $1.3 billion tax loss carryforward when Delta successfully completed a reorganization and emerged as Par Petroleum Corporation after Delta and its subsidiaries filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in December of 2011. Prior to joining Delta, Mr. Nanke was employed by KPMG LLP, a global audit, tax and advisory firm. Mr. Nanke received a B.A. in Accounting from the University of Northern Iowa in 1989 and is a Certified Public Accountant (inactive).

Ariella Fuchs, General Counsel and Secretary. Ariella Fuchs joined Lilis in March 2015. Prior to that, Ms. Fuchs was an associate with Baker Botts L.L.P. from April 2013 to February 2015, specializing in securities transactions and corporate governance. Prior to joining Baker Botts L.L.P, she served as an associate at White & Case LLP and Dewey and LeBoeuf LLP from January 2010 to March 2013 in their mergers and acquisitions groups. Ms. Fuchs received a J.D. from New York Law School and a B.A. in Political Science from Tufts University.

Michael Pawelek. Mr. Pawelek joined Brushy’s Board of Directors on January 20, 2012 and has been Brushy’s Chief Executive Officer since its acquisition of the assets of ImPetro Resources, LLC on June 10, 2011. Mr. Pawelek has over 27 years of exploration and production and oilfield services industries experience. Prior to Starboard, he was the Chief Executive Officer and President of ImPetro Resources, LLC from 2010 to 2011 and Chief Executive Officer and President of South Texas Oil Company in 2009. South Texas Oil Company was a reporting company that filed bankruptcy in 2009 in San Antonio, Texas in Cause No. 09-54233 and was liquidated in bankruptcy. From 2004 to 2008 Mr. Pawelek was President of BOSS Exploration & Production Corporation, a privately held Gulf Coast exploration and production company. Mr. Pawelek began his career as a geophysicist with Clayton Williams Company; was a district geophysicist with TXO Production Corporation; founded CPX Petroleum which drilled over 60 wells under his management; founded and was the Chief Executive Officer of Universal Seismic Associates, Inc.; served as VP of Operations of Amenix USA, Inc., a private exploration and production company focused on oil and natural gas exploration in Louisiana and served as President of Sonterra Resources, Inc., a company that has oil and natural gas assets in Texas state waters in Matagorda Bay. He received a BS degree in Petroleum Engineering from Texas A&M. As a result of these professional experiences, Mr. Pawelek possesses particular knowledge and experience in the operations of oil and gas companies that strengthen the Brushy’s board of director’s collective qualifications, skills, and experience.

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Edward Shaw. Mr. Shaw has been Brushy’s Chief Operating Officer since acquisition of the assets of ImPetro Resources, LLC on June 10, 2011. Mr. Shaw was Chief Operating Officer of ImPetro Resources, LLC from 2010-2011. From 2005 to 2009 Mr. Shaw was Chief Operating Officer and Vice-President of Operations for Nutek Oil and South Texas Oil Company. South Texas Oil Company was a reporting company that filed bankruptcy in 2009 in San Antonio, Texas in Cause No. 09-54233 and was liquidated in bankruptcy. Mr. Shaw began his career as a systems analyst before becoming involved in the oil and gas industry. He has prior experience in Saudi Arabia and in New Zealand researching and developing methods of monitoring oil wells to optimize production, including using existing products integrated with emerging telemetry technologies. He holds a Diploma in Electrical Engineering.

Peter Benz. Mr. Benz joined Brushy’s Board of Directors on January 20, 2012. Mr. Benz serves as the Chairman and Chief Executive Officer of Viking Asset Management, LLC and is a member of its Investment Committee. He has been affiliated with Viking Asset Management, LLC since 2001. His responsibilities include assuring a steady flow of candidate deals, making asset allocation and risk management decisions and overseeing all business and investment operations. He has more than 25 years of experience specializing in investment banking and corporate advisory services for small growth companies in the areas of financing, merger/acquisition, funding strategy and general corporate development. Prior to founding Viking in 2001, Mr. Benz founded Bi Coastal Consulting Company where he advised hundreds of companies regarding private placements, initial public offerings, secondary public offerings and acquisitions. He has founded three public companies and served as a director for four other public companies. Prior to founding Bi Coastal Consulting, Mr. Benz was responsible for private placements and investment banking activities at Gilford Securities in New York, NY. Mr. Benz became a director of usell.com, Inc. on May 15, 2014. Mr. Benz is a graduate of Notre Dame University. As a result of these professional experiences, Mr. Benz possesses particular knowledge and experience in developing companies and capital markets that strengthen the board’s collective qualifications, skills, and experience. Mr. Benz serves on Brushy’s Audit Committee.

Lilis Director and Executive Compensation

The compensation earned by Lilis’s executive officers for the fiscal year ending December 31, 2015 consisted of base salary and long-term incentive compensation consisting of awards of stock grants.

Summary Compensation Table

The Summary Compensation Table below displays the total compensation awarded to, earned by or paid to the Named Executive Officers for the fiscal years ending December 31, 2015 and 2014. All amounts shown below are in dollars.

Name and Principal Position	Year	Salary	Bonus		Stock Awards (1)	Option Awards (2)	All Other Compensation (3)	Total
Abraham “Avi” Mirman	2015	$325,466	$100,000	(4)	$90,000	$1,397,721	$31,504	$1,944,691
(president from September 2013 to April 2014; chief executive officer from April 2014 to present)	2014	$260,356	$1,000,000	(5)	$-	$-	$8,800	$1,269,156

Kevin K. Nanke (executive vice president and chief financial officer from	2015	$200,000	$200,000	(4)	$99,000	$608,291	$24,634	$1,131,925
March 2015 to present)

Ariella Fuchs (general counsel and secretary	2015	$182,083	$-		$48,000	$234,887	$10,538	$475,508
from February 2015 to present)

(1)	Represents restricted stock awards under Lilis’s 2012 Equity Incentive Plan, or EIP. The grant date fair values for restricted stock awards were computed in accordance with FASB ASC Topic 718. The amounts reported in this column reflect the accounting cost for the stock awards and do not necessarily correspond to the actual economic value that may be received for the stock awards.
(2)	Awards in this column are reported at grant date fair value, if awarded in the period, and at incremental fair value, if modified in the period, in each case in accordance with FASB ASC Topic 718. The grant date fair values for options granted during the year ended December 31, 2015 to Mr. Nanke and Ms. Fuchs $0.8111 and $0.7830, respectively. The incremental fair value for options modified in the year ended December 31, 2015 for Mr. Mirman was $0.6989. The amounts reported in this column reflect the accounting cost for the options and do not correspond to the actual economic value that may be received for the options. The assumptions used to calculate the fair value of options are set forth in the notes to our consolidated financial statements included in this joint proxy statement/prospectus.
(3)	Reflects reimbursement of health insurance premiums and employer contributions to Lilis’s 401(k) plan.
(4)	Reflects a sign-on bonus.
(5)	Reflects a bonus paid to Mr. Mirman in 2014. See “Certain Relationships and Related Transactions—Abraham Mirman.”

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Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying options unexercisable		Equity incentive plan awards; Number of securities underlying unexercised unearned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares of units of stock that have not vested(3)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested
	(#)	(#)		(#)	($)		(#)	($)	(#)	($)
Abraham “Avi” Mirman (1)	666,667	1,333,333	(2)	-	$0.90	3/10/2025	-	-	-	-
	600,000	-		-	$2.11	9/6/2018

Kevin K. Nanke	-	750,000	(3)	-	$0.99	3/6/2018	-	-	-	-

Ariella Fuchs	-	300,000	(4)	-	$0.96	3/16/2018	-	-	-	-

(1)	During 2015, Mr. Mirman entered into an amended and restated employment agreement. Pursuant to this agreement, Mr. Mirman forfeited 2,000,000 options with an exercise price of $2.45. The 2,000,000 options outstanding included in the table represent options granted under the amended and restated employment agreement.
(2)	Options vest in equal installments on each of March 30, 2016 and March 30, 2017, subject to acceleration provisions and continued service.
(3)	Options vest in equal installment on each of March 6, 2016, 2017 and 2018.
(4)	Options vest in equal installments on each of March 16, 2016, 2017 and 2018.

Employment Agreements and Other Compensation Arrangements

2012 Equity Incentive Plan

Lilis’s Board and stockholders approved Lilis’s 2012 Equity Incentive Plan, or EIP, in August 2012. The EIP provides for grants of equity incentives to attract, motivate and retain the best available personnel for positions of substantial responsibility; to provide additional incentives to Lilis’s employees, directors and consultants; and to promote the success and growth of Lilis’s business. Equity incentives that may be granted under Lilis’s EIP include: (i) incentive stock options qualified as such under U.S. federal income tax laws; (ii) stock options that do not qualify as incentive stock options; (iii) stock appreciation rights, or SARs; (iv) restricted stock awards; (v) restricted stock units; and (vi) unrestricted stock awards.

Lilis’s compensation committee believes long-term incentive-based equity compensation is an important component of Lilis’s overall compensation program because it:

●	rewards the achievement of Lilis’s long-term goals;

●	aligns Lilis’s executives’ interests with the long-term interests of Lilis’s stockholders;

●	aligns compensation with sustained long-term value creation;

●	encourages executive retention with vesting of awards over multiple years; and

●	conserves Lilis’s cash resources.

Lilis’s EIP is administered by its compensation committee, subject to the ultimate authority of Lilis’s Board of Directors, which has full power and authority to take all actions and to make all determinations required or provided for under the EIP, including designation of grantees, determination of types of awards, determination of the number of shares of Lilis common stock subject an award and establishment of the terms and conditions of awards.

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Under Lilis’s EIP, originally 900,000 shares of Lilis common stock was available for issuance. At the annual meeting of stockholders held on June 27, 2013, Lilis’s stockholders approved an amendment to the EIP to increase the number of common shares available for grant under the EIP from 900,000 shares to 1,800,000 shares. At a special meeting of stockholders held on November 13, 2013, the stockholders approved an amendment to the EIP to increase the number of common shares available for grant under the EIP from 1,800,000 shares to 6,800,000 shares. At the annual meeting of stockholders held on December 29, 2015, Lilis’s stockholders approved an amendment to the EIP to increase the number of common shares available for grant under the EIP from 6,800,000 shares to 10,000,000 shares. The number of shares issued or reserved pursuant to our EIP is subject to adjustment as a result of certain mergers, exchanges or other changes in Lilis common stock. Each member of Lilis’s Board of Directors and the management team has been periodically awarded stock options and/or restricted stock grants and restricted stock units, and in the future may be awarded such grants under the terms of the EIP.

During the year ended December 31, 2015, the Lilis granted 1,145,013 shares of restricted common stock and 4,800,000 options to purchase shares of Lilis common stock, to employees and directors. Also during the year ended December 31, 2015, Lilis forfeited or cancelled 807,414 shares of restricted common stock and 2,300,000 stock options previously issued in connection with the termination of certain employees and directors. As a result, as of December 31, 2015, Lilis had 1,009,373 restricted shares of common stock and 6,083,333 options to purchase shares of Lilis common stock outstanding to employees and directors. Options issued to employees and directors vest in equal installments over specified time periods during the service period or upon achievement of certain performance based operating thresholds. During the year ended December 31, 2015, Lilis also issued 75,000 shares of Lilis common stock to consultants for professional services which was not pursuant to an equity compensation plan.

Employment Agreements

Mr. Mirman

In connection with his appointment as Lilis’s President, Lilis entered into an employment agreement with Mr. Mirman, dated September 16, 2013. The agreement provided, among other things, that Mr. Mirman would receive an annual salary of $240,000 which was deferred until Lilis successfully consummated a financing of any kind of not less than $2.0 million in gross proceeds. Additionally, he was granted 100,000 shares of Lilis common stock, which vested immediately and was fully paid and non-assessable as an inducement for joining Lilis. Mr. Mirman was granted an option to purchase 600,000 shares of Lilis common stock, at a strike price equal to Lilis’s closing share price on the September 16, 2013, to become exercisable upon the date Lilis achieved certain conditions specified in the agreement. Lilis’s Board of Directors determined in September 2014 that those criteria had been met and consequently the options vested. Mr. Mirman was also provided an incentive bonus package and an additional stock option grant contingent on Lilis’s achievement of certain additional performance conditions. Lilis engaged a third-party to complete a valuation of this incentive bonus and not having been paid out, has been recorded as a liability and valued at each reporting period.

Effective as of March 30, 2015, Lilis entered into an amended and restated employment agreement with Mr. Mirman, which replaced the prior agreement. The agreement has a three year term and provides for a $100,000 cash bonus due upon signing, base compensation of $350,000 per year, plus 2,000,000 options to purchase shares of Lilis common stock where one-third of the options vest immediately and two-thirds vest in two annual installments on each of the next two anniversaries of the grant date, which is referred to as the Unvested Shares. The Unvested Shares were subject to the approval of the Lilis stockholders of an increase in the number of shares available for grant under the Plan, which was approved on December 29, 2015. The agreement also provides for additional bonuses due based on our achievement of certain performance thresholds, which are described in further detail in the agreement as filed with the SEC.

Mr. Nanke

In connection with the appointment of Mr. Nanke as the Company’s Executive Vice President and Chief Financial Officer, Lilis entered into an executive employment agreement with Mr. Nanke, dated March 6, 2015. Pursuant to the terms of the agreement, Mr. Nanke will serve as Lilis’s Executive Vice President and Chief Financial Officer until his employment is terminated in accordance with the terms of the agreement. The agreement provides, among other things, that Mr. Nanke will receive an annual salary of $240,000. Additionally, as of the effective date of the agreement, Mr. Nanke was granted (i) 100,000 restricted shares of Lilis common stock; (ii) paid a cash signing bonus of $100,000; and (iii) an incentive stock option to purchase up to 750,000 shares of Lilis common stock, which vests in equal installments on each of the next three anniversaries of the effective date of the agreement. Mr. Nanke will also receive a cash incentive bonus if we achieve certain production thresholds, which are described in further detail in the agreement as filed with the SEC, and a performance bonus of $100,000 if Lilis achieves certain goals set forth in the agreement.

Ms. Fuchs

In connection with the appointment of Ms. Fuchs as the Lilis’s General Counsel, Lilis entered into an executive employment agreement with Ms. Fuchs dated March 16, 2015. Pursuant to the terms of the agreement, Ms. Fuchs will serve as Lilis’s General Counsel until her employment is terminated in accordance with the terms of the agreement. The agreement provides, among other things, that Ms. Fuchs will receive an annual salary of $230,000. Additionally, as of the effective date of the agreement, Ms. Fuchs was granted (i) 50,000 restricted shares of Lilis common stock and (ii) an incentive stock option to purchase up to 300,000 shares of Lilis common stock, which vests in equal installments on each of the next three anniversaries of the effective date of the agreement. Ms. Fuchs will also receive a cash incentive bonus if we achieve certain production thresholds, which are described in further detail in the agreement as filed with the SEC.

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Potential Payments Upon Termination or Change-In-Control

Each of the named executive officers’ employment agreements provides for the payment of severance to the executive in connection with termination of employment in certain circumstances, including termination by Lilis without “cause” or upon the executive resignation for “good reason,” equal to (i) a lump sum payment of twelve months base salary, in the case of Mr. Mirman, and six months base salary, in the case of Mr. Nanke and Ms. Fuchs, in effect immediately prior to the executive’s last date of employment ($350,000, $125,000 and $115,000 for each of Mr. Mirman, Mr. Nanke and Ms. Fuchs, respectively) less applicable withholdings and deductions and (ii) immediate and full vesting of and lifting of restrictions on any unvested shares included in the EIP, in each case subject to the executive’s execution, non-revocation and delivery of a release agreement.

Upon a “change in control,” as defined in the agreements, each executive is entitled to a severance payment equal to a lump sum payment of twenty-four months base salary in effect immediately prior to the executive’s last date of employment ($700,000, $500,000 and $460,000 for each of Mr. Mirman, Mr. Nanke and Ms. Fuchs, respectively) less applicable withholdings and deductions; and (ii) immediate and full vesting of and lifting of restrictions on any unvested shares included in the EIP, in each case subject to the executive’s execution, non-revocation and delivery of a release agreement.

In each case referenced above, Mr. Nanke is also entitled to a pro rata portion of the $100,000 cash bonus referenced above, adjusted for the number of days of service of the applicable 12 month period in which the termination occurs. Additionally, each executive and his or her eligible dependents are also entitled to continue to be covered by all medical, vision and dental benefit plans maintained by Lilis under which the executive was covered immediately prior to the date of his or her termination of employment at the same active employee premium cost as a similarly situated active employee; provided, however, that in the event that the executive’s employment is terminated without “cause” or as the result of a “change in control,” Lilis must pay all such expenses on behalf of that executive and his or her eligible dependents during the entire eighteen-month period following the date of the termination of employment.

Narrative Disclosure to Summary Compensation Table

Overview

The following Compensation Discussion and Analysis describes the material elements of compensation for the named executive officers identified in the Summary Compensation Table above. As more fully described below, Lilis’s compensation committee reviews and recommends to Lilis’s full Board of Directors the total direct compensation programs for Lilis’s named executive officers. Lilis’s chief executive officer also reviews the base salary, annual bonus and long-term compensation levels for the other named executive officers. Neither Lilis’s compensation committee nor management, nor any other person on behalf of Lilis, retained any compensation consultant for the fiscal year ending December 31, 2015.

Compensation Philosophy and Objectives

Lilis’s compensation philosophy has been to encourage growth in its oil and natural gas reserves and production, encourage growth in cash flow, and enhance stockholder value through the creation and maintenance of compensation opportunities that attract and retain highly qualified executive officers. To achieve these goals, the compensation committee believes that the compensation of executive officers should reflect the growth and entrepreneurial environment that has characterized Lilis’s industry in the past, while ensuring fairness among the executive management team by recognizing the contributions each individual executive makes to Lilis’s success.

Based on these objectives, the compensation committee has recommended an executive compensation program that includes the following components:

●	a base salary at a level that is competitive with the base salaries being paid by other oil and natural gas exploration and production enterprises that have characteristics similar to Lilis and could compete with Lilis for executive officer level employees;

●	annual incentive compensation to reward achievement of the our objectives, individual responsibility and productivity, high quality work, reserve growth, performance and profitability and that is competitive with that provided by other oil and natural gas exploration and production enterprises that have some characteristics similar to Lilis; and

●	long-term incentive compensation in the form of stock-based awards that is competitive with that provided by other oil and natural gas exploration and production enterprises that have some characteristics similar to Lilis.

As described below, the compensation committee periodically reviews data about the compensation of executives in the oil and gas industry. Based on these reviews, Lilis believes that the elements of its executive compensation program have been comparable to those offered by its industry competitors.

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Elements of Lilis’s Compensation Program

The three principal components of Lilis’s compensation program for its executive officers, base salary, annual incentive compensation and long-term incentive compensation in the form of stock-based awards, are discussed in more detail below.

Base Salary

Base salaries (paid in cash) for Lilis’s executive officers have been established based on the scope of their responsibilities, taking into account competitive market compensation paid by its peer companies for similar positions. Lilis has reviewed its executives’ base salaries in comparison to salaries for executives in similar positions and with similar responsibilities at companies that have certain characteristics similar to Lilis. Base salaries are reviewed annually, and typically are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, experience and other criteria.

The compensation committee reviews with the chief executive officer his recommendations for base salaries for the named executive officers, other than himself, each year. New base salary amounts have historically been based on an evaluation of individual performance and expected future contributions to ensure competitive compensation against the external market, including the companies in Lilis’s industry with which we compete. The compensation committee has targeted base salaries for executive officers, including the chief executive officer, to be competitive with the base salaries being paid by other oil and natural gas exploration and production enterprises that have some characteristics similar to Lilis. Lilis believes this is critical to its ability to attract and retain top level talent.

Long Term Incentive Compensation

Lilis believes the use of stock-based awards creates an ownership culture that encourages the long-term performance of its executive officers. Lilis’s named executive officers generally receive a stock grant upon becoming an employee of Lilis. These grants vest over time.

Retirement and Other Benefits

All employees may participate in Lilis’s 401(k) retirement savings plan, or 401(k) Plan. Each employee may make before tax contributions in accordance with the Internal Revenue Service limits. Lilis provides this 401(k) Plan to help its employees save a portion of their cash compensation for retirement in a tax efficient manner. Lilis makes a matching contribution in an amount equal to 100% of the employee’s elective deferral contribution below 3% of the employee’s compensation and 50% of the employee’s elective deferral that exceeds 3% of the employee’s compensation but does not exceed 5% of the employee’s compensation.

All full time employees, including Lilis’s named executive officers, may participate in its health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance.

Compensation of Non-Employee Directors

Name	Fees Earned or Paid in Cash Compensation	Stock Awards (1)(2)	Option Awards (3)	All Other Compensation	Total
Nuno Brandolini (5)	$168,750	$124,500	$-	$-	$293,250
General Merrill McPeak (6)	$92,556	$165,000	$577,634	$-	$835,190
Ronald D. Ormand (7)	$76,056	$165,000	$577,634	$-	$818,690
R. Glenn Dawson (8)	$-	$-	$-	$-	$-

(1)	Represents restricted stock awards under Lilis’s EIP. The grant date fair values for restricted stock awards were determined in accordance with FASB ASC Topic 718. The amounts reported reflect the accounting cost for the awards and do not correspond to the actual economic value that may be received for the awards. At the date of separation from the Board, all unvested shares are forfeited and any compensation expense previously recorded for unvested shares will be reversed.
(2)	For the year ended December 31, 2015, each director elected to take restricted stock instead of cash for a portion of their fees in the following amounts: Brandolini (84,934), McPeak (53,478), Ormand (18,875).
(3)	Awards in this column are reported at grant date fair value in accordance with FASB ASC Topic 718. The amounts reported reflect the accounting cost for the options and do not correspond to the actual economic value that may be received for the options. The assumptions used to calculate the fair value of options are set forth in the notes to Lilis’s consolidated financial statements included in this joint proxy statement/prospectus.
(5)	Mr. Brandolini has served as a director since February 13, 2014. Compensation includes $168,750 in director fees (of which a portion was taken as stock in lieu of cash) and 34,188 and 50,000 shares of restricted stock granted on February 13, 2015 and May 15, 2015, respectively.
(6)	General McPeak was appointed to Lilis’s Board of Directors on January 29, 2015. Compensation includes $92,556 in director fees (of which a portion was taken as stock in lieu of cash), 100,000 shares of restricted stock granted on April 20, 2015 and 450,000 options to purchase shares of Lilis common stock granted on April 20, 2015.

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(7)	Mr. Ormand was appointed to Lilis’s Board of Directors on February 25, 2015 and became Chairman of Lilis’s Board of Directors on January 13, 2016. Compensation includes $76,056 in director fees (of which a portion was taken as stock in lieu of cash), 100,000 shares of restricted stock granted on April 20, 2015 and 450,000 options to purchase shares of Lilis common stock.
(8)	Mr. Dawson was appointed to Lilis’s Board of Directors on January 13, 2016 and received no compensation during the year ended December 31, 2015.

On April 16, 2015, Lilis’s Board of Directors adopted an amended non-employee director compensation program. Lilis’s non-employee director compensation program is comprised of the following components:

●	Initial Grant: Each non-employee director will receive 100,000 restricted shares of Lilis common stock on the first anniversary of the date of the director’s appointment, which vest in three equal installments over a three-year period, (subject to the continued service of the director and certain accelerated vesting provisions);

Annual Stock Award: Each non-employee director will receive an annual stock award equal to $60,000 divided by the most recent per share closing price of Lilis common stock on the national securities exchange on which Lilis common stock is traded prior to the date of each annual grant, payable on each anniversary of the date an independent director was initially appointed to our Board, and subject to certain accelerated vesting provisions;

●	Annual Cash Retainer: Each non-employee director will receive an annual cash retainer fee of $60,000, paid quarterly, which at the election of the director is payable in cash or stock (calculated by dividing the value of cash compensation (or a portion thereof), by the most recent per share closing price of Lilis common stock on the national securities exchange on which Lilis common stock is traded prior to the date of the grant; and

●	Option Award: Each non-employee director will receive a one-time initial grant of 250,000 stock options, which vest immediately and 200,000 options that vest in equal installments over a three year period beginning on the first anniversary of the grant date; and

●	Committee Fees: On a quarterly basis, beginning at the end of the first full quarter following the appointment of the non-employee director to Chairman of the Board, Chairman of the Audit Committee or Chairman of the Compensation Committee, the director will receive $12,500, $6,250 and $6,250, respectively, in cash compensation, which at the election of the director is payable in cash or stock (calculated by dividing the value of cash compensation (or a portion thereof), by the most recent per share closing price of Lilis common stock on the national securities exchange on which Lilis common stock is traded prior to the date of the grant).

In connection with the Annual Stock Award, so long as such director continues to be a non-employee director on such date, Lilis issues to such director a number of shares of Lilis common stock equal to $60,000 divided by the most recent closing price per share prior to the date of each annual grant on the anniversary of the date an independent director was initially appointed to Lilis’s Board of Directors (February 13, 2014 for Mr. Brandolini, January 29, 2015 for General McPeak, February 25, 2015 for Mr. Ormand, and January 13, 2016 for Mr. Dawson), These grants are fully vested upon issuance. Accordingly, we granted Mr. Brandolini 34,188 shares on February 13, 2015.

Lilis has entered into agreements with each of its directors that permit the director to engage in other business activities in the energy industry, some of which may be in conflict with the best interests of Lilis, and that also provide that if the director becomes aware of a business opportunity, he has no affirmative duty to present or make such opportunity available to Lilis, except as may be required by his fiduciary duty as a director or by applicable law.

Indemnification of Directors and Officers

Pursuant to Lilis’s certificate of incorporation, Lilis provides indemnification of its directors and officers to the fullest extent permitted under Nevada law. Lilis believes that this indemnification is necessary to attract and retain qualified directors and officers.

Certain Relationships and Related Transactions

During the fiscal years ended December 31, 2015 and 2014, Lilis has engaged in the following transactions with related parties:

Debenture Conversion Agreement

On December 29, 2015, Lilis entered into a Debenture Conversion Agreement, or the Conversion Agreement, between Lilis and all of the remaining holders of Lilis’s Debentures. The terms of the Conversion Agreement provide that the entire amount of approximately $6.85 million in outstanding Debentures are automatically converted into Lilis common stock upon the closing of the proposed merger with Brushy, referred to as the Conversion Date, provided that Lilis obtains the requisite stockholder approval as required by the Nasdaq Marketplace Rules, which Lilis plans to seek at the next stockholders’ meeting to be held in connection with approving the proposed merger with Brushy. Pursuant to the terms of the Conversion Agreement, the Debentures will be converted at a price of $0.50, which will result in the issuance of an aggregate of 13,692,930 shares of Lilis common stock upon conversion of the Debentures. Holders of the Debentures have waived and forfeited any and all rights to receive accrued but unpaid interest. Upon the conversion of the Debentures, the holders’ security interest will also be extinguished.

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Certain parties to the Conversion Agreement include related parties of Lilis, such as the Steven B. Dunn and Laura Dunn Revocable Trust dated 10/28/10, of which its respective Debenture amount to be converted on the Conversion Date is $1,017,111.11, and Wallington Investment Holdings, Ltd., of which its respective Debenture amount to be converted on the Conversion Date is $2,090,180.12. Each of the Steven B. Dunn and Laura Dunn Revocable Trust dated 10/28/10 and Wallington Investment Holdings, Ltd. are a more than 5% shareholder of Lilis.

From December 29, 2015 to January 5, 2016, Lilis entered into 12% Convertible Subordinated Note Purchase Agreements with various lending parties, referred to as the Purchasers, for the issuance of an aggregate principal amount of $3.75 million Convertible Notes, which includes the $750,002 of short-term notes exchanged for Convertible Notes by Lilis and warrants to purchase up to an aggregate of approximately 15,000,000 shares of Lilis common stock at an exercise price of $0.25 per share. The proceeds from this financing was used to pay a $2 million refundable deposit in connection with the merger, to fund approximately $1.3 million of interest payments to certain of our lenders and for Lilis’s working capital and accounts payables.

The Convertible Notes bear interest at a rate of 12% per annum, payable at maturity on June 30, 2016. The Convertible Notes and accrued but unpaid interest thereon are convertible in whole or in part from time to time at the option of the holders thereof into shares of Lilis common stock at a conversion price of $0.50. The Convertible Notes may be prepaid in whole or in part by paying all or a portion of the principal amount to be prepaid together with accrued interest thereon to the date of prepayment at a premium of 103% for the first 120 days and a premium of 105% thereafter, so long as no Senior Debt is outstanding. The Convertible Notes contain customary events of default, which, if uncured, entitle each noteholder to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest, subject to certain subordination provisions.

The Purchasers include certain related parties of Lilis, including Abraham Mirman, Lilis’s Chief Executive Officer and a member of Lilis’s Board of Directors ($750,000 including the short-term note exchange investment), the Bruin Trust, an irrevocable trust managed by an independent trustee and whose beneficiaries include the adult children of Ronald D. Ormand, Chairman of Lilis’s Board of Directors ($1.15 million) and Pierre Caland through Wallington Investment Holdings, Ltd. ($300,000), who holds more than 5% of Lilis common stock.

Certain of Lilis’s officers, directors and consultants who entered into short-term note agreements with Lilis in 2015, also entered into note exchange agreements, whereby the short-term noteholder agreed to exchange all of Lilis’s outstanding obligations under such short-term notes, which as of December 29, 2015 had outstanding obligations of $750,002, into the Convertible Notes at a rate, expressed in principal amount of Convertible Notes equal to $1.00 for $1.00, in exchange for the cancellation of the short-term notes, with all amounts due thereunder being cancelled and deemed to have been paid in full, including any accrued but unpaid interest.

The short-term noteholders include certain related parties of Lilis, including Abraham Mirman, the Chief Executive Officer and a director of Lilis ($250,000), General Merrill McPeak, a director of Lilis ($250,000), and Nuno Brandolini, a director of Lilis ($150,000).

Additionally, on March 18, 2016, Lilis issued an additional aggregate principal amount of $500,000 in Convertible Notes and warrants to purchase up to 2.0 million shares of Lilis common stock. The terms and conditions of the Convertible Notes are identical to those of the Convertible Notes with the exception of the maturity date, which is April 1, 2017.

The Purchasers include a related party of Lilis, R. Glenn Dawson, a director of Lilis ($50,000).

Abraham Mirman

Abraham Mirman, the Chief Executive Officer and a director of Lilis, is an indirect owner of a group which converted approximately $220,000 of Debentures in connection with the $9.00 million of Debentures converted in January 2014, and was paid $10,000 in interest at the time of the Debenture conversion.

During the January 2014 private placement, Mr. Mirman entered into a subscription agreement with Lilis to invest $500,000, for which Mr. Mirman will receive 250,000 shares of Lilis common stock and 250,000 warrants. The subscription agreement will not be consummated until a shareholder meeting is conducted to receive the required approval to allow executives and directors the ability to participate in the offering.

Additionally, as discussed below, on January 31, 2014, Lilis entered into the First Conversion Agreement with the holders of the Debentures, which also included The Bralina Group, LLC, in which Mr. Mirman has voting and dispositive power,

In April 2014, Lilis appointed Abraham Mirman to serve as its Chief Executive Officer. Prior to joining Lilis, Mr. Mirman was employed by TRW, as its Managing Director of Investment Banking and until September 2014 continued to devote a portion of his time to serving in that role. In connection with the appointment of Mr. Mirman, Lilis and TRW amended the investment banking agreement in place between Lilis and TRW at that time to provide that, upon Lilis’s receipt of gross cash proceeds or drawing availability of at least $30.00 million, measured on a cumulative basis and including certain restructuring transactions, subject to the Lilis’s continued employment of Mr. Mirman, TRW would receive from Lilis a lump sum payment of $1.00 million. Mr. Mirman’s compensation arrangements with TRW provided that upon TRW’s receipt from Lilis of the lump sum payment, TRW would make a payment of $1 million to Mr. Mirman. The Board determined in September 2014 that the criteria for the lump sum payment had been met. Mr. Mirman also received, as part of his compensation arrangement with TRW, the 100,000 common shares of Lilis that were issued to TRW in conjunction with the investment banking agreement.

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G. Tyler Runnels and T.R. Winston

Lilis has participated in several transactions with TRW, of which G. Tyler Runnels, a former member of Lilis’s Board of Directors, is chairman and majority owner. Mr. Runnels also beneficially holds more than 5% of Lilis common stock, including the holdings of TRW and his personal holdings, and has personally participated in certain transactions with Lilis.

On January 22, 2014, Lilis paid TRW a commission equal to $486,000 (equal to 8% of gross proceeds at the closing of the January 2014 private placement). Of this $486,000 commission, $313,750 was paid in cash and $172,250 was paid in 86,125 Units. In addition, Lilis paid TRW a non-accountable expense allowance of $182,250 (equal to 3% of gross proceeds at the closing of the January 2014 private placement) in cash. If the participation of certain of Lilis’s current and former officers and directors, who remain committed, is approved by Lilis’s shareholders, Lilis will pay TRW an additional commission. The Units issued to TRW were the same Units sold in the January 2014 private placement and were invested in the January 2014 private placement.

On January 31, 2014, Lilis entered into a debenture conversion agreement with all of the holders of the Debentures, including TRW and Mr. Runnels’ personal trust, referred to as the First Conversion Agreement. Under the terms of the First Conversion Agreement, $9.0 million of the approximately $15.6 million in Debentures outstanding as of January 30, 2014 immediately converted to shares of Lilis common stock at a price of $2.00 per common share. As additional inducement for the conversions, Lilis issued warrants to the converting Debenture holders to purchase one share of Lilis common stock, at an exercise price equal to $2.50 per share, for each share of Lilis common stock issued upon conversion of the Debentures. TRW acted as the investment banker for the First Conversion Agreement and was compensated by being issued 225,000 shares of Lilis common stock valued at a market price of $3.05 per share. During the year ended December 31, 2014, Lilis valued the investment banker compensation at $686,000.

On May 19, 2014, Lilis and the holders of the Debentures agreed to extend the maturity date under the Debentures until August 15, 2014, and on June 6, 2014, they agreed to further extend the maturity date under the Debentures from August 15, 2014 to January 15, 2015. In January 2015, Lilis entered into an extension agreement which extends the maturity date of the Debentures until January 8, 2018. Upon completion of the conversion of the remaining Debentures, TRW will be entitled to an additional commission.

On October 6, 2014, Lilis entered into a letter agreement, or the Waiver, with the holders of Lilis’s Debentures, including TRW and Mr. Runnels’ personal trust. Pursuant to the Waiver, the holders of the Debentures agreed to waive any Event of Default (as that term is defined in the Debentures) that may have occurred prior to the date of the Waiver, including any default in connection with the Hexagon term loan, and to rescind and annul any acceleration or right to acceleration that may have been triggered thereby. In exchange for the Waiver, we agreed that TRW, as representative for the holders of the Debentures, would have the right to nominate two qualified individuals to serve on Lilis’s Board of Directors. Mr. Runnels is one of the qualified nomination designees which TRW has elected to place on the Board.

On March 28, 2014, Lilis entered into a Transaction Fee Agreement with TRW in connection the May private placement, referred to as the Transaction Fee Agreement. Pursuant to the Transaction Fee Agreement, Lilis agreed to compensate TRW 5% of the gross proceeds of the May private placement, plus a $25,000 expense reimbursement. On April 29, 2014, Lilis and TRW amended the Transaction Fee Agreement to increase TRW’s compensation to 8% of the gross proceeds, plus an additional 1% of the gross proceeds as a non-accountable expense reimbursement in addition to the $25,000 originally contemplated. All fees were netted against gross proceeds from the May private placement.

On May 30, 2014, Lilis paid TRW a commission equal to $600,000 (equal to 8% of gross proceeds at the closing of the May private placement). Of this $600,000 commission, $51,850 was paid in cash to TRW, $94,150 was paid in cash to other brokers designated by TRW, and remaining $454,000 was invested by TRW into shares of Series A 8% Convertible Preferred Stock. In addition, Lilis paid TRW a non-accountable expense allowance of $75,000 (equal to 1% of gross proceeds at the closing of the May private placement) in cash.

On June 6, 2014, TRW executed a commitment to purchase or affect the purchase by third parties of an additional $15 million in Series A 8% Convertible Preferred Stock, to be consummated within ninety (90) days thereof. The agreement was subsequently extended and expired on February 22, 2015. On February 25, 2015, Lilis and TRW agreed in principal to a replacement commitment, pursuant to which TRW has agreed that, at the request of Lilis’s Board of Directors, TRW would purchase or effect the purchase by third parties of an additional $7.5 million in Series A 8% Convertible Preferred Stock, to be consummated no later than February 23, 2016, with all other terms substantially the same as those of the original commitment, which has not yet occurred.

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Ronald D. Ormand

On March 20, 2014, Lilis entered into an Engagement Agreement, or the MLV Engagement Agreement, with MLV. Pursuant to the MLV Engagement Agreement, MLV acted as Lilis’s exclusive financial advisor. Ronald D. Ormand, director of Lilis since February 2015 and Chairman of Lilis’s Board of Directors as of January 2016, was the former Managing Director and Head of the Energy Investment Banking Group at MLV until January 2016. The MLV Engagement Agreement provided for a fee of $25,000 to be paid monthly to MLV, subject to certain adjustments and other specific fee arrangements in connection with the nature of financial services being provided. The term of the MLV Engagement Agreement expired on October 31, 2015.

Lilis expensed $150,000 and $50,000 for the years ended December 31, 2015 and 2014, respectively. A total of $150,000 was paid to MLV for the year ended December 31, 2014. On May 27, 2015, MLV agreed to take $150,000 of its accrued fees Lilis common stock and was issued 75,000 shares in lieu of cash payment. The closing share price on May 27, 2015 was $1.56.

Hexagon, LLC

Hexagon, LLC, or Hexagon, Lilis’s former primary lender, still holds over 5% of our Lilis common stock.

Lilis was a party to three term loan credit agreements dated as of January 29, 2010, March 25, 2010, and April 14, 2010, respectively, or the credit agreements with Hexagon. On April 15, 2013, Hexagon agreed to amend the credit agreements to extend their maturity dates to May 16, 2014. Pursuant to the amendment, Hexagon agreed to (i) reduce the interest rate under the credit agreements from 15% to 10% beginning retroactively with March 2013, (ii) permit Lilis to make interest only payments for March, April, May, and June 2013, after which time the minimum secured term loan payment became $0.23 million, and (iii) forbear from exercising its rights under the term loan credit agreements for any breach that may have occurred prior to the amendment. In consideration for the extended maturity date, the reduced interest rate and minimum loan payment under the secured term loans, Lilis provided Hexagon an additional security interest in 15,000 acres of Lilis’s undeveloped acreage.

In addition, Hexagon and its affiliates had interests in certain of Lilis’s wells independent of Hexagon’s interests under the term loans, for which Hexagon or its affiliates receive revenue and joint-interest billings.

On September 2, 2014, Lilis entered into the Final Settlement Agreement with Hexagon, to settle all amounts payable by Lilis pursuant to existing credit agreements with Hexagon that were secured by mortgages against the Hexagon Collateral. Pursuant to the Final Settlement Agreement, in exchange for full extinguishment of all amounts payable ($15.1 million in principal and interest) pursuant to the credit agreements and related promissory notes, Lilis agreed to assign to Hexagon all of the Hexagon Collateral, and issued to Hexagon $2.0 million in a new series of 6% Redeemable Preferred Stock. The Final Settlement Agreement also prohibited Hexagon from selling or otherwise disposing of any shares of Lilis common stock held by Hexagon until February 29, 2016. In addition, pursuant to the Final Settlement Agreement, Lilis and Hexagon each mutually released and discharged all known and unknown claims against the other and their respective representatives that they had or may have, including claims relating to the credit agreements.

Employment Agreements with Officers

See “Employment Agreements and Other Arrangements” above.

Compensation of Directors

See “Compensation of Directors” above.

Conflict of Interest Policy

Lilis’s Board of Directors has recognized that transactions between Lilis and certain related persons present a heightened risk of conflicts of interest. Lilis has a corporate conflict of interest policy that prohibits conflicts of interests unless approved by Lilis’s Board of Directors. Lilis’s Board of Directors has established a course of conduct whereby it considers in each case, whether the proposed transaction is on terms as favorable or more favorable to us than would be available from a non-related party. Lilis’s Board of Directors also looks at whether the transaction is fair and reasonable to Lilis, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to Lilis. Each of the related party transactions described above was presented to Lilis’s Board of Directors for consideration and each of these transactions was unanimously approved by Lilis’s Board of Directors after reviewing the criteria set forth in the preceding two sentences.

Director Independence

Lilis’s Board of Directors has determined that each of Nuno Brandolini, General Merrill McPeak and Ronald D. Ormand qualifies as an independent director under rules promulgated by the SEC and Nasdaq listing standards, and has concluded that none of these directors has a material relationship with Lilis that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

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Brushy Director and Executive Compensation

Summary Compensation Table—Executive Compensation

The Summary Compensation Table below displays the total compensation awarded to, earned by or paid to the Brushy Named Executive Officers for the fiscal years ending December 31, 2015 and 2014. All amounts shown below are in dollars.

Name and Principal Position	Year	Salary	Bonus	Stock Award(s)	Option Award(s)		All Other Compensation	Total
Michael Pawelek	2015	$295,000	$-	$-	$-		$12,000	$307,000
Chief Executive Officer	2014	$268,750	$-	$-	$1,237,500	(1)	$4,000	$1,510,250
Edward Shaw	2015	$255,000	$-	$-	$-		$12,000	$267,000
Chief Operating Officer	2014	$220,555	$-	$-	$1,237,500	(1)	$4,000	$1,462,055
N. Kim Vo	2015	$120,175	$-	$-	$-		$-	$120,175
Comptroller	2014	$120,175	$-	$-	$-		$-	$120,175

(1)	Under Brushy’s amended and restated employment agreements with Michael Pawelek and Edward Shaw dated August 15, 2014, Michael Pawelek and Edward Shaw each received 450,000 stock options priced at $4.75 issued under Brushy’s stockholder-ratified 2014 Equity Incentive Plan that vest over three years. See Brushy’s Financial Statements Note 10 - "Stock Based Compensation and Conditional Performance Awards" for the basis for the calculation of the value of the option grants.

The material terms of Mr. Pawelek’s and Mr. Shaw’s current employment agreements are described below under “Potential Payments Upon Termination or Change of Control.”

Outstanding Equity Awards at Fiscal Year-End

The Outstanding Equity Awards at Fiscal Year-End Table reflects each Brushy Named Executive Officer’s unexercised option award holdings and unvested restricted stock awards at December 31, 2015 on an individual award basis.

Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date
Michael Pawelek	212,500	237,500	(1)	$4.75	August 15, 2024
Edward Shaw	212,500	237,500	(1)	$4.75	August 15, 2024

(1)	Under Brushy’s amended and restated employment agreements with Michael Pawelek and Edward Shaw dated August 15, 2014, Michael Pawelek and Edward Shaw each received 450,000 stock options priced at $4.75 issued under Brushy’s stockholder-ratified 2014 Equity Compensation Plan. The options vest as follows: 1) 150,000 options each vest in August 2015; and 2) the remaining options vest at 12,500 each per month over the following two years. All options will be vested by August 2017.

Director Compensation

Non-employee members of the Brushy’s board of directors have not been paid in the past for participation on Brushy’s board of directors or on any committees. Further, Brushy’s board of directors has not adopted any policy on paying members of the board of directors. Finally, none of the members of Brushy’s board of directors has a written agreement with Brushy. Mr. Michael Pawelek serves as a director but is not entitled to any additional compensation for such service.

The Director Compensation Table below displays the total compensation awarded to, earned by or paid to directors for the fiscal year ending December 31, 2015. All amounts shown below are in dollars.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)	All other Compensation ($)	Total ($)
Bill Liao	-	-	-	-	-	-	-
Peter Benz	-	-	-	-	-	-	-
Charles Henry, III	-	-	-	-	-	-	-
Craig Dermody	-	-	-	-	-	-	-

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Potential Payments Upon Termination or Change of Control

This section discusses the incremental compensation that Brushy would pay to each Brushy Named Executive Officer in the event of theBrushy Named Executive Officer’s termination of employment with Brushy as of December 31, 2015 under various scenarios (“termination events”) including 1) voluntary resignation; 2) involuntary termination; 3) termination without cause or for Good Reason in connection with a change in control; 4) termination in the event of disability; and 5) termination in the event of death.

Pursuant to applicable SEC rules, the analysis contained in this section does not consider or include payments made to a Named Executive Officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation, in favor of Brushy’s Named Executive Officers and that are available generally to all salaried employees, such as Brushy’s 401(k) Plan. The actual amounts that would be paid upon a Brushy Named Executive Officer’s termination of employment can only be determined at the time of such Brushy Named Executive Officer’s termination. Due to the number of factors that affect the nature and amount of any compensation or benefits provided upon the termination events, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event and Brushy’s stock price.

Michael Pawelek, Edward Shaw and Kim Vo

Brushy entered into employment agreements with Michael Pawelek, Edward Shaw and Kim Vo effective as of April 1, 2012. We entered into Amended and Restated Employment Agreements with Michael Pawelek and Edward Shaw effective August 14, 2014, which were amended again in December 2015. The April 1, 2012 agreement with Ms. Vo had a three-year term. Ms. Vo’s employment agreement expired on April 1, 2015. Ms. Vo became an at-will employee thereafter. The August 14, 2014 agreements, with Mr. Pawelek and Mr. Shaw have three-year terms with renewals for one-year terms.

Mr. Pawelek’s and Mr. Shaw’s 450,000 stock options, each with a $4.75 exercise price, will vest on an accelerated schedule under certain conditions. First, if there is: 1) a business combination on or after August 14, 2016; 2) a termination without “Cause;” 3) the death or disability of Mr. Pawelek or Mr. Shaw, or 4) Mr. Pawelek’s or Mr. Shaw’s “Good Reason Resignation,” then the stock option grant will vest in full. “Cause” generally means: 1) dishonesty in the performance of duties and obligations to Brushy, 2) final conviction of a felony or misdemeanor involving moral turpitude which materially and adversely affects Brushy’s reputation and financial condition; or 3) a deliberate and material breach by Mr. Pawelek or Mr. Shaw of material covenants in the employment agreement that result in material adverse effect on Brushy’s financial condition with a 30-day cure period for Mr. Pawelek and Mr. Shaw. “Disability” means that despite any reasonable accommodation required by law, Mr. Pawelek or Mr. Shaw are unable to perform the essential functions of the position as a result of physical or mental incapacity and that inability has persisted for a period of 120 consecutive days or more in any twelve month period or for more than 180 days. “Good Reason Resignation” means: 1) a material breach of the employment agreement by Brushy; 2) Brushy’s board of directors determining to move the principal office from San Antonio, Texas; 3) Mr. Pawelek is removed from the position of Chief Executive Officer and/or President or Mr. Shaw is removed from the position of Chief Operating Officer; 4) Mr. Pawelek is required to report to any person other than the Brushy’s board of directors; 5) a material diminution of Mr. Pawelek’s or Mr. Shaw’s duties, responsibilities and authority as provided in the employment agreement; 6) Mr. Pawelek and Mr. Shaw being required to travel from Brushy’s principal office in San Antonio, Texas more than 10 days in a three-month period (with a carve out for travel related to road shows and securities offerings); 7) Mr. Pawelek or Mr. Shaw receives a non-extension notice or is not notified of continued employment in a pending business combination; and 8) Brushy fails to deliver new equity compensation awards by the grant dates.

Upon termination by Mr. Pawelek’s or Mr. Shaw’s death, Mr. Pawelek’s estate or Mr. Shaw’s estate receives six months additional base salary plus adjustments with the survival of all vested equity entitlements, indemnity rights and tax benefits. Upon termination by Mr. Pawelek’s or Mr. Shaw’s disability, the officer receives the survival of all vested equity entitlements, indemnity rights and tax benefits plus 18 months of group medical and dental insurance for the officer and his family. Upon termination for Cause, Mr. Pawelek and Mr. Shaw are to receive the survival of all vested equity entitlements, indemnity rights and tax benefits. If Mr. Pawelek or Mr. Shaw is terminated without “Cause” or is subject to a “Good Reason Resignation,” the officer will receive: 1) three years of additional base salary payable as a lump sum; 2) the survival of all vested equity entitlements, indemnity rights and tax benefits; ; 3) 18 months of group medical and dental insurance coverage; and 4) a $500,000 “trigger bonus” (but only if such termination occurs after a business combination).

Golden Parachute Compensation(1)(2)

Name	Cash ($)(3)		Equity ($)		Perquisites/ Benefits ($)		Tax Reimbursement ($)		Total ($)
Michael Pawelek	1,385,000	(4)	0	(5)	32,018	(6)	621,376	(7)	2,038,394
Chief Executive Officer and President

Edward Shaw	1,175,000	(8)	0	(9)	32,018	(10)	532,693	(11)	1,739,711
Chief Operating Officer

(1)	All amounts reflected in the table are attributable to double-trigger arrangements (i.e., the amounts are triggered by the merger and payment is conditioned upon another event, such as the officer’s involuntary termination or the occurrence of the merger prior to a certain date), except for the lump sum payment of three years of the officer’s base salary conditioned upon involuntary termination only (reflected in footnotes 4 and 8), and the continuation of medical and dental coverage conditioned upon involuntary termination (reflected in footnotes 6 and 10).

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(2)	The merger constitutes a “change in control” for purposes of the plans and agreements giving rise to amounts payable reflected in the table.
(3)	As noted in the paragraph preceding the table, the amounts in the table are estimates based on the assumption that the merger will be completed on May 31, 2016.
(4)	Amount reflects the following due to Mr. Pawelek under his employment agreement if his employment is terminated by the employer other than for cause or by him for good reason: (i) $885,000 - a lump sum severance payment equal to three times his annual base salary; and (ii) $500,000 - a guaranteed bonus, to be paid promptly following a 20-day period after the effective date of the merger, if Mr. Pawelek has not been guaranteed continued employment at least five days prior to the merger.
(5)	Pursuant to his employment and option agreements, Mr. Pawelek would be entitled to accelerated vesting of 387,500 Brushy stock options immediately prior to the merger (including 150,000 stock options granted to Mr. Pawelek upon the merger). However, due to the value of Brushy’s stock, all of Mr. Pawelek’s stock options and other rights thereunder will be terminated in connection with the merger without payment to Mr. Pawelek.
(6)	Amount reflects employer-paid continued group medical and dental insurance for Mr. Pawelek and his immediate family for 18 months following the date of his termination.
(7)	Amount reflects a tax gross-up payment to which Mr. Pawelek would be entitled under his employment agreement in the event that he is subject to excise taxes under Code Section 280G in connection with payments that are contingent upon a change in control.
(8)	Amount reflects the following due to Mr. Shaw under his employment agreement if his employment is terminated by the employer other than for cause or by him for good reason: (i) $675,000 - a lump sum severance payment equal to three times his annual base salary; and (ii) $500,000 - a guaranteed bonus, to be paid promptly following a 20-day period after the effective date of the merger, if Mr. Shaw has not been guaranteed continued employment at least five days prior to the merger.
(9)	Pursuant to his employment and option agreements, Mr. Shaw would be entitled to accelerated vesting of 387,500 Brushy stock options immediately prior to the merger (including 150,000 stock options granted to Mr. Shaw upon the merger). However, due to the value of Brushy’s stock, all of Mr. Shaw’s stock options and other rights thereunder will be terminated in connection with the merger without payment to Mr. Shaw.
(10)	Amount reflects employer-paid continued group medical and dental insurance for Mr. Shaw and his immediate family for 18 months following the date of his termination.
(11)	Amount reflects a tax gross-up payment to which Mr. Shaw would be entitled under his employment agreement in the event that he is subject to excise taxes under Code Section 280G in connection with payments that are contingent upon a change in control.

Corporate Governance of Lilis Following the Merger

Upon consummation of the merger, Lilis’s board of directors will have seven members. Pursuant to Nasdaq rules, Lilis’s board of directors must consist of a majority of independent directors. Lilis currently is, and intends to remain, in compliance with these rules. The Nasdaq independence definition includes a series of objective tests, including that the director is not, and has not been for at least three years, an employee of the company and that neither the director nor any of his family members has engaged in various types of business dealings with the company. In addition, as required by Nasdaq rules, the board of directors will make a subjective determination as to each independent director that no relationships exist, which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under the applicable Nasdaq rules, Lilis believes that it will be compliance with the independent audit committee requirements set forth in Nasdaq Listing Rule 5605(c)(2)(A)(ii) and with the independent audit committee requirement pursuant to Rule 10A-3(b)(1)(iv)(A) under the Exchange Act, which requires that the audit committee consist of at least three independent members.

Lilis’s board of directors will have one class of directors, who will serve one-year terms, or until their successors are duly elected and qualified.

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Leadership Structure of the Board

Lilis’s Board of Directors has separated the roles of its Chairman and Chief Executive Officer. Maintaining this leadership structure permits the Chief Executive Officer to focus his attention on managing Lilis’s business and allows the Chairman to function as an important liaison between management and the Board, thus enhancing the Board’s ability to provide effective oversight of Lilis’s management and affairs. Lilis’s Chairman provides input to the Chief Executive Officer and is responsible for presiding over the meetings of the Board and executive sessions of the non-employee directors. Lilis’s Chief Executive Officer, who is currently also a member of the Board, is responsible for setting Lilis’s strategic direction and for the day-to-day leadership performance of Lilis. Based on the current circumstances and direction of Lilis and the experienced membership of Lilis’s board of directors, Lilis’s board of directors believes that separate roles for its Chairman and its Chief Executive Officer, coupled with a majority of independent directors and strong corporate governance guidelines, is the most appropriate leadership structure for Lilis and its stockholders.

Role of the Board in Risk Oversight

It is management’s responsibility to manage risk and bring to board’s attention any material risks to the company. Lilis’s board of directors has oversight responsibility for the company’s risk policies and processes relating to the financial statements and financial reporting processes and the guidelines, policies and processes for mitigating those risks. The entire board of directors will be regularly informed through committee reports about such risks.

Committees of Lilis

Lilis currently has an audit committee, a compensation committee and a nominating and corporate governance committee. Each of these committees will continue to be governed by a written charter that is reviewed, and amended if necessary, on an annual basis. A copy of each of these charters is available on Lilis’s website at http://www.lilisenergy.com under “Investors—Corporate Governance—Highlights.”

Other Committees

Pursuant to Lilis’s bylaws that will be in effect at the consummation of the merger, the board of directors has the right, from time to time, to establish other committees to facilitate the management of its business and operations.

Code of Ethics

Lilis’s has adopted a code of business conduct and ethics, which is referred to as the “Code,” that applies to all of its officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. The Code codifies the business and ethical principles that govern all aspects of Lilis’s business. A copy of the Code is available on Lilis’s website at http://www.lilisenergy.com under “Investors—Corporate Governance—Highlights.” We undertake to provide a copy of the Code to any person, at no charge, upon a written request. All written requests should be directed to: Lilis Energy, Inc., 216 16th St., Suite #1350, Denver, CO 80202, Attention: General Counsel and Secretary.

Compensation Committee Interlocks and Insider Participation

None of the members of the compensation committee of Lilis is or has been an officer or employee of Lilis. None of Lilis’s executive officers currently serves or has served on the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) or as a director of another entity, one of whose executive officer serves or served as one of Lilis’s directors or on its compensation committee.

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Certain Relationships and Related-Party Transactions

Subordinated Credit Facility with SOSVentures

The Chairman of Brushy’s Board of Directors, Bill Liao, works for SOSventures. Further, a group composed of SOSventures, Sean O’Sullivan Revocable Living Trust and Bradford R. Higgins constitute a group owning 4,863,720 or 39.34% of Brushy’s common stock shares.

On June 3, 2014 Brushy agreed to amend its credit agreement with SOSventures, originally entered into on July 25, 2013, providing for a term loan through February 16, 2016 in an amount up to $20,000,000 at an 18.00% interest rate. The loan under this agreement is secured by a second lien Brushy’s assets.

The SOSventures credit agreement requires Brushy to maintain certain financial ratios. First, Brushy must maintain an interest coverage ratio of 3:1 at the end of each quarter so that its consolidated net income less Brushy’s fees under the credit facility, lender expenses, non-cash charges relating to the hedge agreements, interest, income taxes, depreciation, depletion, amortization, exploration expenditures and costs and other non-cash charges (netted for noncash income) (“EBITDAX”) is greater than 3 times Brushy’s interest expense under the credit facility. Second, Brushy must maintain a debt to EBITDAX ratio of less than 3.5:1 at the end of each quarter. Third, Brushy must maintain a current ratio of at greater than 1:1 at the end of each quarter, meaning that Brushy’s consolidated current assets (including the unused amount of the credit facility by excluding non-cash assets under ASC 410 and 815) must be greater than Brushy’s consolidated current liabilities (excluding non-cash obligations under ASC 410 and 815 and current maturities under the credit facility.)

The credit agreement prevents Brushy from incurring indebtedness to banks or lenders, other than Independent Bank, without the consent of SOSventures. It also prevents Brushy from incurring most contingent obligations or liens (other than to Independent Bank). It also restricts Brushy’s ability to pay dividends, issue options and warrants and repurchase Brushy’s common stock shares. The limitation on options and warrants does not apply to equity compensation plans. This credit facility is currently in default due to the default under the credit facility with Independent Bank.

This credit facility is currently in default due to the default under the IB Credit Agreement.

As of March 16, 2016, with accrued and unpaid interest Brushy has $21.6 million drawn against the SOSventures credit facility. In light of the December 19, 2014 notice from Independent Bank relating to the payment of interest to SOSventures, pursuant to the Intercreditor Agreement, Brushy is are accruing interest payments to SOSventures since the date of that notice.

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UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATIOIN

On December 29, 2015, Lilis Energy, Inc. (“Lilis” or the “Company”), Lilis Merger Sub, Inc. (“Merger Sub”) and Brushy Resources, Inc. (“Brushy”) entered into an Agreement and Plan of Merger (the “merger agreement”). Pursuant to the merger agreement, each outstanding share of Brushy common stock will be exchanged for approximately ..4449 shares of Lilis common stock, after effecting a reverse stock split (the “merger consideration”), and Merger Sub will merge with and into Brushy (the “merger”) with Brushy continuing as the surviving corporation and a direct wholly-owned subsidiary of Lilis.

The unaudited pro forma condensed combined financial information and explanatory notes combine the historical financial statements of Lilis and Brushy at December 31, 2015 with respect to the balance sheet information (using currently available fair value information for Brushy) and as of January 1, 2015 (with respect to the statements of operations information for the year ended December 31, 2015). The unaudited pro forma condensed combined financial information shows the pro forma impact of the merger of Lilis and Brushy on the historical financial position and results of operations under the purchase method of accounting with Lilis treated as the acquirer. Under this method of accounting, the assets and liabilities of Brushy are recorded at their estimated fair values as of the date of the merger is effective. As part of the merger and a condition of closing, Lilis is required to convert $6,846,465 in outstanding aggregate principal amount of the Company's 8% Senior Secured Convertible Debentures and convert 7,500 shares of the Company's Series A Preferred Stock with a liquidation value of $8,040,000 into 13,692,930 and 15,000,000 shares of Lilis common stock, respectively. Additionally, Lilis is required to complete a reverse stock split, assumed at a ratio of 1-for-20, to regain compliance with Nasdaq's minimum bid price requirement. Additionally, as part of the merger and a condition of closing, Brushy is required to divest of its Giddings properties for the elimination of its short-term debt obligation with SOSventures LLC, a related party, valued at $20,898,750 at December 31, 2015.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and does not indicate the financial results of the combined company had the companies actually been combined and had the impact of possible revenue and expense efficiencies, among other factors, been considered. In addition, as explained in more detail in the accompanying notes to the unaudited pro forma condensed combined financial information, the allocation of the purchase price reflected in the pro forma condensed combined financial information is subject to adjustment and may vary from the actual purchase price allocation that will be recorded at the time the merger becomes effective.

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Lilis Energy, Inc. and Subsidiary

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2015

(in thousands)

			Merger		Lilis
	Lilis	Brushy	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
Assets

Current assets:
Cash	110	2,839	2,078	(5)	5,027
Other current assets	1,030	2,072	(561)	(2)	2,541
Total current assets	1,140	4,911	1,517		7,568

Oil and gas properties (full cost method), at cost:
Unevaluated acreage, excluded from amortization	-	-	15,550	(3)	15,550
Evaluated properties	50,096	16,884	(7,159)	(2),(3)	59,821
Total oil and gas properties, at cost	50,096	16,884	8,391		75,371
Less accumulated depreciation, depletion, amortization and impairment	(49,573)	-	-		(49,573)
Oil and gas properties at cost, net	523	16,884	8,391		25,798

Other assets
Merger deposit	1,750	-	(1,750)	(4)	-
Goodwill	-	960	(960)	(4)	-
Other assets	515	426	-		941
Total other assets	2,265	1,386	(2,710)		941

Total Assets	3,928	23,181	7,198		34,307

Liabilities, Redeemable Preferred Stock and Stockholders' Equity

Current Liabilities:
Dividends accrued on preferred stock	720	-	(600)	(1)	120
Accounts payable and accrued expenses	4,823	7,712	(859)	(1),(2),(6)	11,676
Convertible bridge notes, net of discount	1,728	-	-		1,728
Note payable - SOS - related party	-	20,899	(20,047)	(2),(5)	852
Term loan - Independent Bank	-	14,172	(14,172)	(5)	-
Term loan - Heartland Bank	2,712	-	-		2,712
Convertible debentures, net of discount	6,846	-	(6,846)	(1)	-
Convertible debentures conversion derivative liability	6	-	(6)	(1)	-
Total current liabilities	16,835	42,783	(42,530)		17,088

Long term liabilities:
Term loan	-	-	14,296	(5)	14,296
Other long term liabilities	264	3,239	(2,304)	(2)	1,199
Total long term liabilities	264	3,239	11,992		15,495

Total Liabilities	17,099	46,022	(30,538)		32,583

Commitments and contingencies

Conditionally redeemable 6% preferred stock	1,173	-	-		1,173

Stockholders' equity
Series A Preferred Stock	6,794	-	(6,794)	(1)	-
Common Stock	3	13	(4)	(1),(8)	12
Additional paid in capital	159,769	57,044	(33,364)	(1),(8)	183,449
Retained earnings (accumulated deficit)	(180,910)	(79,898)	77,898	(1),(2),(6)	(182,910)
Total stockholders' equity (deficit)	(14,344)	(22,841)	37,736		(551)

Total Liabilities, Redeemable Preferred Stock and Stockholders' Equity	3,928	23,181	7,198		34,407

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

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Lilis Energy, Inc. and Subsidiary

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2015

(in thousands)

			Merger		Lilis
	Lilis	Brushy	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined

Revenue:
Oil and gas sales	$369	$8,607	$(4,970)	(2)	4,006
Other revenue	27	-	-		27
Total revenue	396	8,607	(4,970)		4,033

Costs and expenses:
Production costs and taxes	223	4,047	(2,737)	(2)	1,533
Exploration expense	-	50	(50)	(10)	-
General and administrative	7,930	4,980	-		12,910
Depreciation, depletion, accretion and amortization	584	22,697	(21,381)	(2)	1,900
Impairment of evaluated oil and gas properties	24,478	55,753	(42,237)	(2)	37,994
Total costs and expenses	33,215	87,527	(66,405)		54,337

Income (loss) from operations	(32,819)	(78,920)	61,435		(50,304)

Other income (expenses):
Change in fair value of convertible debentures conversion derivative liability	1,244	-	(1,244)	(1)	-
Interest expense	(1,697)	(4,149)	3,400	(1),(2),(3)	(2,446)
Other income (expense), net	911	3,247	-		4,158
Total other income (expense)	458	(902)	2,156		1,712

Net income (loss) from continuing operations	(32,361)	(79,822)	63,591		(48,592)
Income tax expense (benefit)	-	(14,057)	14,074	(11)	17
Net income (loss)	(32,361)	(65,765)	77,665		(48,575)
Dividends on redeemable preferred stock	(120)	-			(120)
Deemed dividend Series A Preferred stock	(600)	-			(600)
Net income (loss) attributable to common stockholders	$(33,081)	$(65,765)	$77,665		$(49,295)

Net income (loss) per common share basic and diluted	$(1.21)	$(5.20)	$2.46		$(0.84)

Weighted average shares outstanding basic and diluted	27,268	12,655	31,520		58,788

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

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Notes to the Unaudited Pro Forma Condensed Combined Financial Statements

Condition of Closing - Lilis

(1)	As a condition of closing, Lilis is required to convert $6,846,465 in outstanding aggregate principal amount of the Company's 8% Senior Secured Convertible Debentures and convert 7,500 shares of the Company's Series A Preferred Stock with a liquidation value of $7,950,000 into 13,692,930 and 15,000,000 shares of Lilis common stock, respectively. Additionally, Lilis is required to complete a reverse stock split, assumed at a ratio of 1-for-20, to regain compliance with Nasdaq's minimum bid price requirement.

Balance Sheet Impact

	Historical			Adjusted
	Lilis			Lilis
	December 31, 2015	Adjustments		December 31, 2015
	(in thousands)	(in thousands)		(in thousands)
Liabilities, Redeemable Preferred Stock and Stockholders' Equity

Current Liabilities:
Dividends accrued on preferred stock	$720	$(600	)(a)	$120
Accounts payable and accrued expenses	4,823	(1,239	)(a)	3,584
Convertible bridge notes, net of discount	1,728	-		1,728
Term loan	2,712	-		2,712
Convertible debentures, net of discount	6,846	(6,846	)(b)	-
Convertible debentures conversion derivative liability	6	(6	)(b)	-
Total current liabilities	16,835	(8,691)		8,144

Total long term liabilities	264	-		264

Total Liabilities	17,099	(8,691)		8,408

Commitments and contingencies

Conditionally redeemable 6% preferred stock	1,173	-		1,173

Stockholders' equity
Series A Preferred stock	6,794	(6,794	)(b)	-
Common stock	3	3	(b)	6
Additional paid in capital	159,769	15,482	(b)	175,251
Retained earnings (accumulated deficit)	(180,910)	-		(180,910)
Total stockholders' equity (deficit)	(14,344)	8,691		(5,653)

Total Liabilities, Redeemable Preferred Stock and Stockholders' Equity	$3,928	$-		$3,928

(a)	To eliminate the accrued interest and dividend payables on the convertible debentures and Series A Preferred Stock on Lilis’s historical Balance Sheet at December 31, 2015 that were converted into Lilis common stock.

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(b)	To convert 8% Senior Secured Debentures and Series A Preferred Stock to Common stock at December 31, 2015.

	Historical / Liquidation	Conversion	Conversion
	Value	Rate	Shares
	(in thousands)		(in thousands)
Convertible debentures, net of discount	$6,846	$0.50	13,692
Series A Preferred stock	7,500	$0.50	15,000
			28,692

Par value of Common stock			$0.0001

Common stock adjustment			$29

Convertible debentures, net of discount adjustment			$6,846
Convertible debentures conversion derivative liability			6
Convertible debentures accrued interest			1,239
Series A Preferred Stock adjustment			6,794
Series A Preferred Stock accrued dividends			600
			15,485
Less: Common stock adjustment			(29)
Additional paid in capital adjustment			$15,456

In conjunction with the merger, Lilis is required to do complete a reverse stock split to meet regain compliance with NASDAQ's Nasdaq's minimum bid price requirements. This pro forma presentation assumes a reverse stock split ratio of 1-for-20. Prior to the merger with Brushy merger, after giving effect to the reverse stock split, Lilis will have 5,655,119 shares of Lilis common stock outstanding with a par value of $1.00 per share as detailed described below:

Common Stock
Outstanding
(in thousands)
Lilis Common stock outstanding at December 31, 2015	27,858
Convertible debentures, net of discount	13,692
Series A Preferred stock	15,000
Lilis Common stock outstanding before reverse stock split	56,550

Adjusted Common stock outstanding for reverse stock split 1-for-20	2,828
Common stock issued to Brushy	2,827
Common stock outstanding – post merger	5,655

Statement of Operations Impact

Year Ended
December 31, 2015
(in thousands)
Lilis reported net loss	$(32,361)
Change in fair value of convertible debentures conversion derivative liability	1,244 (e)
Interest and amortization expense	1,236 (f)
Lilis adjusted net loss	$(29,881)
Dividends on redeemable preferred stock as reported	(120)
Deemed dividend Series A Preferred stock	- (g)
Lilis adjusted net income (loss) attributable to common stockholders	$(30,001)

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Year Ended
December 31, 2015

Lilis reported net loss per common share basic and diluted	$(1.21)
Adjustments	0.68
Lilis adjusted net loss per common share basic and diluted	$(0.53)
Adjustments	(0.00)
Lilis adjusted net income (loss) attributable to common stockholders
per common share basic and diluted	$(0.54)

	Year Ended
	December 31, 2015
	(in thousands)
Lilis reported weighted average shares outstanding basic and diluted	27,268
Common stock issued to the convertible debentures upon conversion	13,692	(h)
Common stock issued to the Series A Preferred stock holders upon conversion	15,000	(i)
Lilis adjusted weighted average shares outstanding basic and diluted	55,960

(e)	To eliminate the change in fair value of the conversion derivative liability relating to the 8% Senior Secured Convertible Debentures exchanged for Lilis' common stock.

(f)	To eliminate the interest expense on the 8% Senior Secured Convertible Debentures exchanged for Lilis common stock.

(g)	To eliminate the deemed dividends of $600,000 for the year ended December 31, 2015 relating to the Series A Preferred Stock exchanged for Lilis common stock.

(h)	To adjust Lilis’s weighted average common stock outstanding for shares issued to the 8% Senior Secured Convertible Debenture holders upon conversion.

(i)	To adjust Lilis' weighted average common stock outstanding for shares issued to the Series A Preferred Stock holders upon conversion.

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Condition of Closing - Brushy

(2)	As a condition of closing, Brushy is required to divest of its Giddings properties for the elimination of its short term debt obligation with SOSventures LLC (SOS), a related party, valued at $20.1 million at December 31, 2015. The impact of this adjustment is detailed below:

Balance Sheet Impact

				Adjusted
	Historical			Historical
	Brushy			Brushy
	December 31, 2015	Adjustments		December 31, 2015
	(in thousands)	(in thousands)		(in thousands)
Assets

Current assets:
Cash	$2,839	$-		$2,839
Other current assets	2,072	(561	)(a)	1,511
Total current assets	4,911	(561)		4,350

Total oil and gas properties, at cost, net	16,884	(4,029	)(b)	25,308

Total other assets	1,386	-		1,978

Total Assets	23,181	(4,590)		31,636

Liabilities, Redeemable Preferred Stock and Stockholders' Equity

Current Liabilities:
Accounts payable and accrued expenses	7,712	(1,620	)(c)	6,092
Short term loan - related parties	20,899	(19,399	)(d)	1,500
Term loan	14,172	-		14,172
Total current liabilities	42,783	(21,019)		21,764

Long term liabilities:
Other long term liabilities	3,239	(2,304	)(e)	935
Total long term liabilities	3,239	(2,304)		935

Total liabilities	46,022	(23,323)		22,699

Stockholders' equity
Common stock	13	-		13
Additional paid in capital	57,044	-		57,044
Accumulated deficit	(79,898)	18,733	(f)	(61,165)
Total stockholders' equity (deficit)	(22,841)	18,733		(4,108)

Total Liabilities and Stockholders' Equity	$23,181	$(4,590)		$18,591

(a)	To eliminate the accrued oil and gas revenue receivable from the Giddings oil and gas assets.

(b)	To eliminate the historical net cost basis of the Giddings oil and gas assets.

(c)	To eliminate the accrued lease operating expenses and short-term asset retirement obligations from the Giddings oil and gas assets.

(d)	To eliminate the short-term debt obligation to SOSventures LLC, a related party. As an incentive to the exchange agreement between Brushy and SOS, Lilis agreed to pay SOS $500,000 at closing and enter into a 6% subordinated debt agreement in the amount of $1.0 million, with a term of two years.

(e)	To eliminate the long-term asset retirement obligations from the Giddings oil and gas assets.

(f)	The excess value between the historical cost basis of the Giddings oil and gas assets exchanged for the elimination of debt is considered a deemed dividend as this transaction is between related entities under common control.

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		December 31, 2015
		(in thousands)
Historical net cost basis of the Giddings oil and gas assets		$4,029

Adjustments:
Oil and gas revenue receivable	561
Lease operating expenses and short-term asset retirement obligations	(1,620)
Long-term asset retirement obligations	(2,304)
Net adjustments		(3,363)

Adjusted basis for the Giddings oil and gas assets		666

Short-Term debt obligation with SOSventures LLC		19,399

Deemed dividend		$(18,733)

Statement of Operations Impact

	Year Ended
	December 31, 2015
	(in thousands)
Revenue:
Oil and gas sales	$4,970	(h)

Costs and expenses:
Production costs and taxes	2,737	(i)
Depreciation, depletion, accretion and amortization	19,135	(j)
Impairment of oil and gas properties	42,237	(k)
Total costs and expenses	64,109

Income (loss) from operations	(59,139)

Other income (expenses):
Interest expense	(2,674)	(l)
Total other income (expense)	(2,674)

Net income (loss) from continuing operations	(61,813)
Income tax expense (benefit)	-
Net loss	$(61,813)

Net loss per common share basic and diluted	$(4.88)

Weighted average shares outstanding basic and diluted	12,655

(h)	To eliminate the oil and gas revenue from the Giddings oil and gas assets.

(i)	To eliminate the production costs and taxes from the Giddings oil and gas assets.

(j)	To eliminate the depreciation, depletion, accretion and amortization from the Giddings oil and gas assets.

(k)	To eliminate the impairment of the Giddings oil and gas assets.

(l)	To eliminate the interest expense from the SOS debt financing exchanged for the Giddings oil and gas assets.

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(3)	These adjustments reflect the elimination of the components of Brushy's historical stockholder's equity, the estimated value of the consideration to be paid by Lilis in the merger using the closing price of Lilis Common Stock on April 20, 2016 and to reflect the adjustments to the historical book values of Brushy's assets and liabilities as of December 31, 2015 to their estimated fair values, in accordance with acquisition accounting. The following table reflects the preliminary allocation of the total purchase price of Brushy to the assets acquired and the liabilities assumed and resulting goodwill (unevaluated oil and gas properties) based on the preliminary estimated fair value:

		December 31, 2015
		(in thousands)
Purchase Price (a)

Total Lilis common stock to be issued to Brushy stockholders		2,828
Lilis common stock price, adjusted for reverse stock split		$2.60
Fair value of Lilis common stock issued		7,353
Fair value of Lilis warrants issued to SOS		$148
		$7,501

Estimated Fair Value of Liabilities Assumed:
Current Liabilities:
Accounts payable and accrued expenses	$6,092
Related party note - SOS	1,352
Term loan - Independent Bank	12,422	$19,866

Long Term Liabilities	934	934

Amount attributable to liabilities assumed		20,801
Total purchase price plus liabilities assumed		$28,301

Estimated Fair Value of Assets Acquired:
Current Assets:
Cash	$2,839
Other current assets	1,511	$4,350

Oil and Gas Properties:
Evaluated cost basis	$24,709
Fair market adjustment	14,984
Evaluated fair market value		9,725

Other assets
Deposit applied	$(1,750)
Other assets	426
		(1,324)

Amount attributable to assets acquired		$12,751

Goodwill (Unevaluated oil and gas properties)		$15,550

(a)	Under the terms of the merger agreement, Brushy stockholders will own 50% of the combined entity. The total purchase price is based upon the closing price of $.13($2.60 post reverse stock split) per share of Lilis common stock on April 20, 2016.

Assuming 2,828 shares of common stock are issued to Brushy's stockholders to consummate the merger, which is based upon an assumed reverse stock split of Lilis common stock of 1-for-20, a 10 percent increase (decrease) in the closing price of Lilis' common stock would increase (decrease) goodwill (unevaluated oil and gas properties) by approximately $679,000.

(b)	Weighted average commodity prices utilized in the determination of the pro forma fair value of oil and gas properties were $46.00 per barrel of oil and $2.20 per Mcf of natural gas, after adjustment for transportation fees and regional price differentials. An increase or decrease in commodity prices as of the closing date of the merger will result in a corresponding increase or decrease in the fair value of the properties and related deferred tax liabilities and a decrease or increases in goodwill.

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(4)	To eliminate Brushy's historical goodwill of $960,000.

(5)	To record the sources and uses required under the merger agreement. Prior to closing, Lilis is required to cause a $15.0 million minimum debt or equity financing for the merged company. For illustration purposes, this $15.0 million financing is assumed as a debt financing with an interest rate of 12% and issue 7,500,000 warrants to purchase Lilis common stock with an exercise price of $.50 and a term of 3 years. The value of these warrants is $704,000 using the Black Scholes pricing model and recorded as an additional liability and amortized over the life of the loan. At closing, Lilis is required to pay the outstanding balance under Brushy's term loan with Independent Bank ($12.4 million at December 31, 2015). Also at closing, to incentivize SOS to its existing debt with Brushy for certain oil and gas properties (See footnote 2 above), Lilis has agreed to pay SOS $500,000, enter into a 6% subordinated debt agreement in the amount of $1.0 million and issue 2,000,000 warrants to purchase Lilis common stock with an exercise price of $2.50 and a term of 2 years. The value of these warrants is $148,000 using the Black Scholes pricing model and recorded as an additional liability and amortized over the life of the loan. The pro forma effect of these items resulted in an increase to interest and amortization expense of $510,000 year ended December 31, 2015.

December 31, 2015
(in thousands)
Sources
Term loan - required financing	$15,000
Uses
Term loan - Independent Bank	(12,422)
SOS exchange incentive	(500)
Brushy's historical stockholder's equity	$2,078

(6)	To accrue for estimated transaction costs of $2.0 million related to the merger with Brushy not reflected in the financial statements. No adjustments have been made to the unaudited pro forma statements of operations as these costs are non-recurring in nature.

(7)	To eliminate Brushy's historical components of stockholder's equity. Detail provided below:

December 31, 2015
(in thousands)
Common stock	$13
Additional paid in capital	57,044
Accumulated deficit	(61,165)
Brushy's historical stockholder's equity	$(4,108)

(8)	To record the issuance of Lilis common stock to Brushy in exchange for 100% of their outstanding shares.

December 31, 2015
(in thousands)

Common stock, $.0001 par value	$6
Additional paid in capital	7,347
Fair value of Lilis common stock issued to Brushy	$7,353

(9)	To adjust the historical depletion, depreciation and amortization (DD&A) provision to the estimated total for the combination of Lilis and Brushy under Full Cost method of accounting. The assets of Lilis at cost were combined with Brushy's assets based on the fair market value of the oil and gas properties and other operating property and equipment of Brushy as the time of the merger. The DD&A was recalculated assuming the combined company's assets under the Full Cost method of accounting. For evaluated oil and gas properties, the units of production method was applied consistent with the Full Cost method of accounting. For other property and equipment the assets were depreciated based upon the estimated useful life of the properties. This resulted in a decrease to DDA of $2.2 million for the year ended December 31, 2015.

(10)	To eliminate exploration expenses that are capitalized to the oil and gas properties cost pool under the Full Cost method of accounting.

(11)	To adjust the income tax provision for the estimated efforts combining Lilis' and Brushy's operations and other, pre-tax pro forma adjustments (which were adjusted for income taxes using a combined federal and state tax rate of 34%. The pro-forma net loss would have eliminated all tax expense (benefit) except for the Texas franchise tax expense.

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DESCRIPTION OF LILIS CAPITAL STOCK

The following description of Lilis’s capital stock is derived from its articles of incorporation and bylaws as well as relevant provisions of applicable law. Lilis’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.0001 per share, 10,000,000 shares of preferred stock, par value $0.0001 per share and 7,000 shares of conditionally redeemable 6% preferred stock, par value $0.0001.

Common Stock

Except as otherwise required by law or provided in any designation of rights of preferred stock, the holders of Lilis’s common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of preferred stock. Except as otherwise provided by law, and subject to any voting rights granted holders of preferred stock, amendments to Lilis’s articles of incorporation generally must be approved by a majority of the votes entitled to be cast by all outstanding shares of common stock. Lilis’s articles of incorporation and bylaws do not provide for cumulative voting in the election of directors. Except as otherwise required by law or provided in any designation of rights of preferred stock, the holders of Lilis’s common stock are entitled to receive dividends, if any, as may be declared from time to time by Lilis’s board of directors. In the event that Lilis liquidates, dissolves or winds-up, the holders of Lilis’s common stock are entitled to share ratably in all of the assets that remain after Lilis pays its liabilities. This right is subject, however, to the prior distribution rights of any outstanding preferred stock. The terms of Lilis’s common stock do not include any preemptive, conversion or subscription rights, nor any redemption or sinking fund provisions.

Authorized but Unissued Shares

The authorized but unissued shares of common stock are available for future issuance without stockholder approval, unless otherwise required by law or applicable stock exchange rules. Additional authorized but unissued shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares could hinder or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Listing

Lilis’s common stock is listed on the Nasdaq Stock Market under the trading symbol “LLEX.”

Transfer Agent and Registrar

The transfer agent and registrar of Lilis’s common stock is Corporate Stock Transfer, Inc., located at 3200 E. Cherry Creek Drive South, #430, Denver, CO 80209, telephone: 303-282-4800.

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FUTURE STOCKHOLDER PROPOSALS

Lilis

In connection with the requirements of Rule 14a-8 of the Exchange Act, in order for a stockholder to submit a proposal for action before the annual meeting, and wishes to have such proposal, or a Rule 14a-8 Proposal, included in Lilis’s proxy materials must submit such Rule 14a-8 Proposal to Lilis at its principal executive offices in a reasonable time before Lilis begins to print and send its proxy materials. As of the date of this joint proxy statement / prospectus, Lilis’s Corporate Secretary had not received any such notices. Only those Rule 14a-8 Proposals that are timely received by Lilis and proper for stockholder action (and otherwise proper) will be included in Lilis’s proxy materials. Any notices regarding stockholder proposals must be received by Lilis at its principal executive offices at 216 16th Street, Suite #1350, Denver, CO 80202, Attention: Corporate Secretary.

Brushy

Brushy’s Amended and Restated Bylaws, or Bylaws, contains Article II, Section 5 which govern the submission of stockholder proposals.

Under the Bylaws, any stockholder who wishes to present a proposal and who wishes to have it set forth in any proxy or information statement prepared by Brushy, must deliver such proposal to Brushy’s secretary at Brushy’s principal executive offices and must comply with the requirements of Rule 14a-8 promulgated under the Exchange Act. Under Rule 14a-8, such proposal must be submitted to Brushy’s Secretary at Brushy’s principal executive office so that the secretary receives it not less than 120 calendar days before the date Brushy’s proxy statement is released to shareholders in connection with the previous year’s annual meeting. However, if the date of the 2016 annual meeting of shareholders is changed by more than 30 days from July 31, 2015, the deadline is a reasonable time prior to our printing of the proxy materials, which deadline will be communicated to the shareholders in our public filings. If a proposal is sought to be presented at an annual meeting of stockholders, but is not submitted for inclusion in that proxy or information statement, the stockholder must deliver or mail a notice of the stockholder proposal, together with all required information, to Brushy’s secretary, which notice must be received at Brushy’s principal executive offices and must comply with the requirements set forth in the Bylaws.

In order to be eligible to submit a stockholder proposal notice, the stockholder must be a stockholder of record at the time of giving the notice of the proposal and entitled to vote at the meeting. The stockholder proposal notice must be made by SEC filing or news announcement (as defined in the Bylaws) and must set forth for each matter proposed to be brought before the meeting. Brushy may exclude a stockholder proposal after it has notified the proposing stockholder in writing of the proposal’s deficiency, and the proposing stockholder failed adequately to correct it. Brushy has 14 calendar days to provide the deficiency notice and the proposing stockholder has 14 calendar days to provide the response in writing. Brushy does not need to provide the proposing stockholder such notice of a deficiency if the deficiency cannot be remedied, such as if the failure to submit a proposal by Brushy’s properly determined deadline. If Brushy intends to exclude the stockholder proposal, it must submit a request to exclude the stockholder proposal to the SEC stating the reasons within 80 days before the date of its definitive proxy statement while simultaneously providing the proposing stockholder a copy of the request. The proposing stockholder can, but is not required to, submit a response to the request.

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PROPOSAL 2: TO APPROVE AND ADOPT THE LILIS ENERGY, INC. 2016 OMNIBUS INCENTIVE PLAN

For this proposal, Lilis is also referred to as “we,” “us,” or “our.”

At the Lilis annual meeting, Lilis stockholders will be asked to approve the Lilis Energy, Inc. 2016 Omnibus Incentive Plan, which we refer to as the 2016 Plan, which is attached to this joint proxy statement/prospectus as Annex E.

Background

On April 20, 2016, the Lilis board of directors, which we refer to as the Lilis Board, approved, subject to stockholder approval, the 2016 Plan. If the 2016 Plan is approved by our stockholders, it will authorize the issuance of 50,000,000 shares of Lilis common stock. The 2016 Plan will replace the Lilis Energy, Inc. 2012 Equity Incentive Plan (formerly the Recovery Energy, Inc. 2012 Equity Incentive Plan), which is referred to as the Prior Plan, and no new awards will be granted under the Prior Plan. Any awards outstanding under the Prior Plan on the date of stockholder approval of the 2016 Plan will remain subject to and be paid under the Prior Plan, and any shares subject to outstanding awards under the Prior Plan that subsequently cease to be subject to such awards (other than by reason of settlement of the awards in shares) will automatically become available for issuance under the 2016 Plan.

The Lilis Board recommends that stockholders approve the 2016 Plan. The purpose of the 2016 Plan is to enhance Lilis’s ability to attract and retain highly qualified officers, non-employee directors, key employees, consultants and advisors, and to motivate such service providers to serve Lilis and to expend maximum effort to improve the business results and earnings of Lilis, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of Lilis. The 2016 Plan also allows Lilis to promote greater ownership in Lilis by such service providers in order to align their interests more closely with the interests of Lilis’s stockholders. Stockholder approval of the 2016 Plan will also enable Lilis to grant awards under the 2016 Plan that are designed to qualify for special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, and to enable Lilis to design both cash-based and equity-based awards intended to be fully deductible as “performance-based compensation” under Code Section 162(m). As compared to the Prior Plan, the 2016 Plan will provide Lilis with greater flexibility as to the types of incentive compensation awards that it may provide, including awards of stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards and cash-based incentive awards.

Under Code Section 162(m), we may be prohibited from deducting compensation paid to “covered employees” in excess of $1 million per person in any year. “Covered employees” are defined as the chief executive officer and the three other most highly compensated named executive officers (excluding the chief financial officer). Compensation that qualifies as “performance-based” is not subject to the $1 million limit. In general, one of the requirements that must be satisfied to qualify as “performance-based” compensation is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and approved by a majority vote of our stockholders, generally at least once every five years. For purposes of Code Section 162(m), the material terms of the performance goals generally include (1) the individuals eligible to receive compensation upon achievement of performance goals, (2) a description of the business criteria on which the performance goals may be based and (3) the maximum amount that can be paid to an individual upon attainment of the performance goals. By approving the 2016 Plan, stockholders also will be approving the material terms of the performance goals under the 2016 Plan. The material terms of the performance goals for the 2016 Plan are disclosed below under “Summary of the 2016 Plan.” Although stockholder approval of the 2016 Plan will provide flexibility to grant awards under the 2016 Plan that qualify as “performance-based” compensation under Code Section 162(m), we retain the ability to grant awards under the 2016 Plan that do not qualify as “performance-based” compensation under Code Section 162(m).

Key Features

The following features of the 2016 Plan are intended to protect the interests of our stockholders:

●	Clawback. Awards granted under the 2016 Plan are subject to any then current compensation recovery or clawback policy of Lilis that applies to awards under the 2016 Plan and all applicable laws requiring the clawback of compensation.

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●	No evergreen provision. The 2016 Plan does not contain an “evergreen” feature pursuant to which the shares authorized for issuance under the 2016 Plan will be automatically replenished.

●	Limitation on terms of stock options and stock appreciation rights. The maximum term of each stock option and stock appreciation right (SAR) is 10 years.

●	No repricing or grant of discounted stock options. The 2016 Plan does not permit the repricing of options or SARs either by amending an existing award or by substituting a new award at a lower price. The 2016 Plan prohibits the granting of stock options or SARs with an exercise price less than the fair market value of our common stock on the date of grant.

●	Double-trigger acceleration. Under the 2016 Plan we do not accelerate vesting of awards that are assumed or replaced by the resulting entity after a change in control unless an employee’s employment is also terminated by Lilis without cause or by the employee with good reason within two years of the change in control.

●	No transferability. 2016 Plan awards generally may not be transferred, except by will or the laws of descent and distribution, unless approved by the Compensation Committee.

●	No automatic grants. The 2016 Plan does not provide for automatic grants to any participant.

●	Tax deductible awards. The 2016 Plan provides flexibility to grant awards that qualify as “performance-based” compensation under Code Section 162(m).

●	Dividends. We do not pay dividends or dividend equivalents on stock options, SARs or unearned performance shares under the 2016 Plan.

●	Multiple award types. The 2016 Plan permits the issuance of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock units, restricted stock awards and other types of equity grants, subject to the share limits of the 2016 Plan. This breadth of award types will enable the Compensation Committee to tailor awards in light of the accounting, tax and other standards applicable at the time of grant. Historically, these standards have changed over time.

●	Independent oversight. The 2016 Plan is administered by the Compensation Committee, which is comprised of independent Lilis Board members.

Summary of the 2016 Plan

The principal features of the 2016 Plan are summarized below. The following summary of the 2016 Plan does not purport to be a complete description of all of the provisions of the 2016 Plan. It is qualified in its entirety by reference to the complete text of the 2016 Plan, which is attached to this joint proxy statement/prospectus as Annex E.

Eligibility

Awards may be granted under the 2016 Plan to officers, employees, directors, consultants and advisors of Lilis and its affiliates. Incentive stock options may be granted only to employees of Lilis or its subsidiaries.

Administration

The 2016 Plan may be administered by the Lilis Board or the Compensation Committee. The Compensation Committee, in its discretion, selects the individuals to whom awards may be granted, the time or times at which such awards are granted and the terms and conditions of such awards.

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Number of Authorized Shares

The number of shares of common stock authorized for issuance under the 2016 Plan is 50,000,000 shares, representing 30.0% of the fully diluted Lilis common stock outstanding as of date of the merger. In addition, as of the date of stockholder approval of the 2016 Plan, any awards then outstanding under the Prior Plan will remain subject to and be paid under the Prior Plan and any shares then subject to outstanding awards under the Prior Plan that subsequently expire, terminate or are surrendered or forfeited for any reason without issuance of shares will automatically become available for issuance under the 2016 Plan. Up to 50,000,000 shares may be granted as incentive stock options under Code Section 422. The shares of common stock issuable under the 2016 Plan will consist of authorized and unissued shares, treasury shares or shares purchased on the open market or otherwise.

If any award is canceled, terminates, expires or lapses for any reason prior to the issuance of shares or if shares are issued under the 2016 Plan and thereafter are forfeited to Lilis, the shares subject to such awards and the forfeited shares will not count against the aggregate number of shares of common stock available for grant under the 2016 Plan. In addition, the following items will not count against the aggregate number of shares of common stock available for grant under the 2016 Plan: (1) the payment in cash of dividends or dividend equivalents under any outstanding award, (2) any award that is settled in cash rather than by issuance of shares of common stock, (3) shares surrendered or tendered in payment of the option price or purchase price of an award or any taxes required to be withheld in respect of an award or (4) awards granted in assumption of or in substitution for awards previously granted by an acquired company.

Awards to Non-employee Directors

The maximum number of shares subject to awards under the 2016 Plan granted during any calendar year to any non-employee member of the Lilis Board, taken together with any cash fees paid during the fiscal year, may not exceed $500,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes).

Adjustments

If certain changes in our common stock occur by reason of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in stock, or other increase or decrease in our common stock without receipt of consideration by Lilis, or if there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by Lilis, the number and kind of securities for which stock options and other stock-based awards may be made under the 2016 Plan, including the individual award limits for “performance-based” compensation under Code Section 162(m), will be equitably adjusted by Lilis. In addition, if there occurs any spin-off, split- up, extraordinary cash dividend or other distribution of assets by Lilis, the number and kind of securities subject to any outstanding awards and the exercise price of any outstanding stock options or SARs will be equitably adjusted by Lilis.

Types of Awards

The 2016 Plan permits the granting of any or all of the following types of awards:

●	Stock Options. Stock options entitle the holder to purchase a specified number of shares of common stock at a specified price (the exercise price), subject to the terms and conditions of the stock option grant. The Compensation Committee may grant either incentive stock options, which must comply with Code Section 422, or nonqualified stock options. The Compensation Committee sets exercise prices and terms and conditions, except that stock options must be granted with an exercise price not less than 100% of the fair market value of our common stock on the date of grant (excluding stock options granted in connection with assuming or substituting stock options in acquisition transactions). Unless the Compensation Committee determines otherwise, fair market value means, as of a given date, the closing price of our common stock. At the time of grant, the Compensation Committee determines the terms and conditions of stock options, including the quantity, exercise price, vesting periods, term (which cannot exceed 10 years) and other conditions on exercise.

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●	Stock Appreciation Rights. The Compensation Committee may grant SARs, as a right in tandem with the number of shares underlying stock options granted under the 2016 Plan or as a freestanding award. Upon exercise, SARs entitle the holder to receive payment per share in stock or cash, or in a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over the grant price of the SAR. The grant price of a tandem SAR is equal to the exercise price of the related stock option and the grant price for a freestanding SAR is determined by the Compensation Committee in accordance with the procedures described above for stock options. Exercise of a SAR issued in tandem with a stock option will reduce the number of shares underlying the related stock option to the extent of the SAR exercised. The term of a freestanding SAR cannot exceed 10 years, and the term of a tandem SAR cannot exceed the term of the related stock option.

●	Restricted Stock, Restricted Stock Units and Other Stock-Based Awards. The Compensation Committee may grant awards of restricted stock, which are shares of common stock subject to specified restrictions, and restricted stock units (RSUs), which represent the right to receive shares of our common stock in the future. These awards may be made subject to repurchase, forfeiture or vesting restrictions at the Compensation Committee’s discretion. The restrictions may be based on continuous service with Lilis or the attainment of specified performance goals, as determined by the Compensation Committee. Stock units may be paid in stock or cash or a combination of stock and cash, as determined by the Compensation Committee. The Compensation Committee may also grant other types of equity or equity-based awards subject to the terms and conditions of the 2016 Plan and any other terms and conditions determined by the Compensation Committee.

●	Performance Awards. The Compensation Committee may grant performance awards, which entitle participants to receive a payment from us, the amount of which is based on the attainment of performance goals established by the Compensation Committee over a specified award period. Performance awards may be denominated in shares of common stock or in cash, and may be paid in stock or cash or a combination of stock and cash, as determined by the Compensation Committee. Cash-based performance awards include annual incentive awards.

No Repricing

Without stockholder approval, the Compensation Committee is not authorized to (1) lower the exercise or grant price of a stock option or SAR after it is granted, except in connection with certain adjustments to our corporate or capital structure permitted by the 2016 Plan, such as stock splits, (2) take any other action that is treated as a repricing under generally accepted accounting principles or (3) cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for cash, another stock option or SAR, restricted stock, RSUs or other equity award, unless the cancellation and exchange occur in connection with a change in capitalization or other similar change.

Clawback

All cash and equity awards granted under the 2016 Plan will be subject to all applicable laws regarding the recovery of erroneously awarded compensation, any implementing rules and regulations under such laws, any policies we adopt to implement such requirements, and any other compensation recovery policies as we may adopt from time to time.

Performance-Based Compensation under Section 162(m)

Performance Goals and Criteria. Under Code Section 162(m), we may be prohibited from deducting compensation paid to our principal executive officer and our three other most highly compensated executive officers (other than our principal financial officer) in excess of $1 million per person in any year. However, compensation that qualifies as “performance-based” is not subject to the $1 million limit.

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If the Compensation Committee intends to qualify an award under the 2016 Plan as “performance-based” compensation under Code Section 162(m), the performance goals selected by the Compensation Committee may be based on the attainment of specified levels of one, or any combination, of the following performance criteria (or any derivation thereof) for Lilis on a consolidated basis, and/or specified subsidiaries or business units, as reported or calculated by Lilis (except with respect to the total stockholder return and earnings per share criteria):

(1)	cash flow;

(2)	earnings per share, as adjusted for any stock split, stock dividend or other recapitalization;

(3)	earnings measures (including EBIT and EBITDA);

(4)	return on equity;

(5)	total stockholder return;

(6)	share price performance, as adjusted for any stock split, stock dividend or other recapitalization;

(7)	return on capital;

(8)	revenue;

(9)	income;

(10)	profit margin;

(11)	return on operating revenue;

(12)	brand recognition/acceptance;

(13)	customer metrics (including customer satisfaction, customer retention, customer profitability or customer contract terms);

(14)	productivity;

(15)	expense targets;

(16)	market share;

(17)	cost control measures;

(18)	balance sheet metrics;

(19)	strategic initiatives;

(20)	implementation, completion or attainment of measurable objectives with respect to recruitment or retention of personnel or employee satisfaction;

(21)	return on assets;

(22)	growth in net sales;

(23)	the ratio of net sales to net working capital;

(24)	stockholder value added;

(25)	improvement in management of working capital items (inventory, accounts receivable or accounts payable);

(26)	sales from newly-introduced products;

(27)	successful completion of, or achievement of milestones or objectives related to, financing or capital raising transactions, strategic acquisitions or divestitures, joint ventures, partnerships, collaborations or other transactions;

(28)	product quality, safety, productivity, yield or reliability (on time and complete orders);

(29)	funds from operations;

(30)	regulatory body approval for commercialization of a product;

(31)	debt levels or reduction or debt ratios;

(32)	economic value;

(33)	operating efficiency;

(34)	research and development achievements; or

(35)	any combination of the forgoing business criteria. The Compensation Committee can also select any derivations of these business criteria (e.g., income will include pre-tax income, net income, operating income).

Performance goals may, in the discretion of the Compensation Committee, be established on a company-wide basis, or with respect to one or more business units, divisions, subsidiaries or business segments, as applicable. Performance goals may be absolute or relative to the performance of one or more comparable companies or indices.

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The Compensation Committee may determine at the time that the performance goals are established the extent to which measurement of performance goals may exclude the impact of charges for restructuring, discontinued operations, extraordinary items, debt redemption or retirement, asset write downs, litigation or claim judgments or settlements, acquisitions or divestitures, foreign exchange gains and losses and other extraordinary, unusual or non- recurring items, and the cumulative effects of tax or accounting changes (each as defined by generally accepted accounting principles and as identified in our financial statements or other SEC filings).

In addition, compensation realized from the exercise of options and SARs granted under the 2016 Plan is intended to meet the requirements of the performance-based compensation exception under Code Section 162(m). These awards must have an exercise price equal at least to fair market value at the date of grant, are granted to covered individuals by a Compensation Committee consisting of at least two outside directors, and the 2016 Plan limits the number of shares that may be the subject of awards granted to any individual during any calendar year.

Limitations. Subject to certain adjustments for changes in our corporate or capital structure described above, participants who are granted awards intended to qualify as “performance-based” compensation under Code Section 162(m) may not be granted stock options or SARs for more than 10 million shares in any calendar year or more than 10 million shares for all share-based awards that are performance awards in any calendar year. The maximum dollar value granted to any participant pursuant to that portion of a cash award granted under the 2016 Plan for any calendar year to any employee that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) may not exceed $10 million for an annual incentive award and $10 million for all other cash-based awards.

Transferability

Awards are not transferable other than by will or the laws of descent and distribution, except that in certain instances transfers may be made to or for the benefit of designated family members of the participant for no value.

Change in Control

Effect of Change in Control. Under the 2016 Plan, in the event of a change in control (as defined in the 2016 Plan), outstanding awards will be treated in accordance with the applicable transaction agreement. If no treatment is provided for in the transaction agreement, each award holder will be entitled to receive the same consideration that stockholders receive in the change in control for each share of stock subject to the award holder’s awards, upon the exercise, payment or transfer of the awards, but the awards will remain subject to the same terms, conditions and performance criteria applicable to the awards before the change in control, unless otherwise determined by the Compensation Committee. In connection with a change in control, outstanding stock options and SARs can be cancelled in exchange for the excess of the per share consideration paid to stockholders in the transaction, minus the option or SARs exercise price.

Subject to the terms and conditions of the applicable award agreements, awards granted to non-employee directors will fully vest on an accelerated basis, and any performance goals will be deemed to be satisfied at target. For awards granted to all other service providers, vesting of awards will depend on whether the awards are assumed, converted or replaced by the resulting entity.

●	For awards that are not assumed, converted or replaced, the awards will vest upon the change in control. For performance awards, the amount vesting will be based on the greater of (1) achievement of all performance goals at the “target” level or (2) the actual level of achievement of performance goals as of our fiscal quarter end preceding the change in control, and will be prorated based on the portion of the performance period that had been completed through the date of the change in control.

●	For awards that are assumed, converted or replaced by the resulting entity, no automatic vesting will occur upon the change in control. Instead, the awards, as adjusted in connection with the transaction, will continue to vest in accordance with their terms and conditions. In addition, the awards will vest if the award recipient has a separation from service within two years after a change in control other than for “cause” or by the award recipient for “good reason” (each as defined in the applicable award agreement). For performance awards, the amount vesting will be based on the greater of (1) achievement of all performance goals at the “target” level or (2) the actual level of achievement of performance goals as of fiscal quarter end preceding the change in control, and will be prorated based on the portion of the performance period that had been completed through the date of the separation from service.

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Term, Termination and Amendment of the 2016 Plan

Unless earlier terminated by the Lilis Board, the 2016 Plan will terminate, and no further awards may be granted, 10 years after the date on which it is approved by stockholders. The Lilis Board may amend, suspend or terminate the 2016 Plan at any time, except that, if required by applicable law, regulation or stock exchange rule, stockholder approval will be required for any amendment. The amendment, suspension or termination of the 2016 Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially impair the participant’s rights under an outstanding award.

New Plan Benefits

A new plan benefits table for the 2016 Plan and the benefits or amounts that would have been received by or allocated to participants for the last completed fiscal year under the 2016 Plan if the 2016 Plan was then in effect, as described in the SEC proxy rules, are not provided because all awards made under the 2016 Plan will be made at the Compensation Committee’s discretion, subject to the terms and conditions of the 2016 Plan. Therefore, the benefits and amounts that will be received or allocated under the 2016 Plan are not determinable at this time.

Equity Compensation Plan Information

The following table provides information as of December 31, 2015 regarding the number of shares of Lilis common stock that may be issued under the equity compensation plans of Lilis:

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	7,729,708	(1)	$1.37	[●]	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	7,729,708	(1)	$1.37	[●]	(2)

(1)	Reflects [●] stock options outstanding under the Lilis Energy, Inc. 2012 Equity Incentive Plan (formerly the Recovery Energy, Inc. 2012 Equity Incentive Plan).
(2)	All securities reflected in this column are available for issuance under the Lilis Energy, Inc. 2012 Equity Incentive Plan.

Federal Income Tax Information

The following is a brief summary of the U.S. federal income tax consequences of the 2016 Plan generally applicable to Lilis and to participants in the 2016 Plan who are subject to U.S. federal taxes. The summary is based on the Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this joint proxy statement/prospectus, and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Nonqualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the exercise price of the stock option.

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Incentive Stock Options. A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the stock option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (1) one year from the date the participant exercised the option and (2) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short- term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.

Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of a SAR with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.

Restricted Stock Awards, Restricted Stock Units, and Performance Awards. A participant generally will not have taxable income upon the grant of restricted stock, RSUs or performance awards. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted stock only, a participant may instead elect to be taxed at the time of grant.

Other Stock or Cash-Based Awards. The U.S. federal income tax consequences of other stock- or cash- based awards will depend upon the specific terms and conditions of each award.

Tax Consequences to Lilis. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.

Code Section 409A. We intend that awards granted under the 2016 Plan will comply with, or otherwise be exempt from, Code Section 409A, but make no representation or warranty to that effect.

Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the 2016 Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of common stock or otherwise settle an award under the 2016 Plan until all tax withholding obligations are satisfied.

Vote Required for Approval

Approval of this Proposal 2 requires the affirmative vote of a majority of the votes of Lilis common stock present in person or by proxy and entitled to vote thereon at the Annual Meeting, assuming that a quorum is present. Failures to vote and abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the approval of this proposal.

THE LILIS BOARD UNANIMOUSLY RECOMMENDS THAT LILIS STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE LILIS ENERGY, INC. 2016 OMNIBUS INCENTIVE PLAN.

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PROPOSAL 3: TO APPROVE THE FULL CONVERSION OF LILIS’S OUTSTANDING 8% SENIOR SECURED
CONVERTIBLE DEBENTURES

For this proposal, Lilis is also referred to as “we,” “us,” or “our.”

At the Lilis annual meeting, Lilis stockholders will be asked to approve the full conversion of Lilis’s outstanding 8% Senior Secured Convertible Debentures. A copy of the Conversion Agreement, defined below, is attached to this joint proxy statement/prospectus as Annex G.

General

In February 2011, we completed a private placement of $8.4 million aggregate principal amount of our 8% Senior Secured Convertible Debentures, or our 8% convertible debentures, secured by mortgages on several of our properties. T.R. Winston & Company LLC acted as placement agent and collateral agent for the private placement. In March 2012, we entered into agreements with some of the existing holders of our 8% convertible debentures to issue up to $5.0 million in additional 8% convertible debentures on substantially the same terms as the original offering in February 2011, and we ultimately received approximately $3.04 million of proceeds from this offering. In August 2012, we issued an additional $1.96 million of our 8% convertible debentures in order to renegotiate the terms of the March 2012 8% convertible debenture offering. In April 2013, we received approval from our existing 8% convertible debenture holders to issue up to $5.0 million of additional 8% convertible debentures with terms substantially identical to our outstanding 8% convertible debentures, and we ultimately received approximately $2.2 million from this offering. As a result of these offerings, we had outstanding an aggregate principal amount of approximately $[15.8] million of 8% convertible debentures.

On January 31, 2014, we entered into a debenture conversion agreement with certain holders of the outstanding 8% convertible debentures pursuant to which, among other things, the parties agreed to convert $9 million of the approximately $[15.8] million outstanding principal and accrued and unpaid interest into shares of our common stock at a conversion price of $2.00 per share, which was an amount equal to 19.9% of the outstanding shares of our common stock. Each holder of the 8% convertible debentures received one warrant to purchase one share of our common stock at an exercise price equal to $2.50 per share, with an exercise term of three years.

On December 29, 2015, we entered into a second debenture conversion agreement, or the Conversion Agreement, with T.R. Winston & Company LLC, acting as placement agent and collateral agent, and the following remaining and outstanding 8% convertible debenture holders: (i) The Runnels Family Trust DTD 1-11-2000, (ii) Jonathan & Nancy Glaser Family Trust DTD 12-16-98, (iii) Wallington Investment Holdings, Ltd., (iv) EZ Colony Partners, LLC, (v) Steven B. Dunn & Laura Dunn Revocable Trust DTD 10/28/10, and (vi) EMSE LLC. Pursuant to the Conversion Agreement, each of these 8% convertible debenture holders will convert an aggregate principal amount of $6,846,465 of 8% convertible debentures into shares of our common stock by dividing the aggregate principal amount of such holder’s aggregate principal amount by $0.50, which will result in the issuance of 13,692,930 shares of our common stock.

Pursuant to the merger agreement and as a condition to the closing of the merger, we must effect the conversion of our outstanding 8% convertible debentures into an aggregate of 13,692,930 shares of our common stock. The Lilis Board has approved and recommends to our stockholders to approve the full conversion of our outstanding 8% convertible debentures as set forth in this Proposal 3.

The conversion price and number of shares of our common stock issuable upon conversion of our outstanding 8% convertible debenture discussed in this Proposal 3 does not give effect to the reverse stock split of our common stock as described in Proposal 6.

Purpose and Effect of the Conversion of 8% Convertible Debentures

The primary purpose of the conversion of the aggregate principal amount of $6,846,465 outstanding of our 8% convertible debentures into 13,692,930 shares of common stock is to satisfy the condition to closing as set forth in the merger agreement, as well as to effect the terms of the signed, definitive Conversion Agreement. Without approval of this Proposal 3, we may not be able to consummate the proposed merger with Brushy.

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By way of illustrative example, the impact of such conversion on the number of shares of our common stock issued and outstanding would be as follows:

Number of Shares of Common Stock Outstanding Immediately Prior to the Conversion of Debentures Pursuant to the Conversion Agreement on December 29, 2015(1)(2)	Number of Shares of Common Stock Outstanding Immediately Following the Conversion of Debentures Pursuant to the Conversion Agreement on December 29, 2015(1)(2)
27,858,255	41,551,185

(1)	As of December 31, 2015, there were 27,858,255 shares of Lilis common stock outstanding. This does not take into effect the reverse stock split as contemplated by Proposal 6.
(2)	Does not take into effect the issuance of shares in the merger, conversion of our Series A 8% Convertible Preferred Stock as contemplated by Proposal 5, or exercise of any outstanding options or warrants.

The conversion of the 8% convertible debentures into 13,692,930 shares of our common stock will significantly dilute the current holders of our common stock as a result. Our common stockholders do not have preemptive rights to subscribe for additional shares of our common stock when issued, which means that our current common stockholders do not have a prior right to purchase any newly-issued shares of common stock in order to maintain their proportionate ownership of our common stock.

If this Proposal 3 is approved by the required vote of our stockholders, we intend to apply for listing and registration of the common stock issued to the holders of the 8% convertible debentures upon conversion pursuant to the Conversion Agreement and the terms of the 8% convertible debentures.

Why We Need Stockholder Approval

Nasdaq Listing Rule 5635(d) requires stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, which may result in the issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding prior to the issuance for less than the greater of book or market value. Although the conversion price of $0.50 is greater than the current trading price of our common stock, it is less than the trading price of our common stock on the date of issuance of the 8% convertible debentures. As contemplated, the 13,692,930 shares of our common stock to be issued in connection with the debenture conversion is approximately 47.6% of our outstanding common stock as of the date of this joint proxy statement/prospectus.

Accordingly, in order to comply with Nasdaq Listing Rules, we may not convert the outstanding 8% convertible debentures as set forth in this Proposal 3 until stockholder approval is obtained.

Consequences if the Conversion of 8% Convertible Debentures is Not Approved

The conversion of all of our 8% convertible debentures into our common stock is a condition for us to consummate the proposed merger with Brushy. If this Proposal 3 is not approved, we may not be able to close the proposed merger with Brushy as intended, which may have a material adverse effect on our business.

Further Information

The terms of the 8% convertible debentures and the debenture conversion agreement are complex and only briefly summarized above. For further information on the 8% convertible debentures and the debenture conversion agreement, please refer to Annex G and H of this joint proxy statement/prospectus and our SEC filings and the transaction documents filed as exhibits to such reports, which may be viewed on the SEC’s website at http://www.sec.gov.

Vote Required for Approval

Approval of this Proposal 3 requires the affirmative vote of a majority of the votes of Lilis common stock present in person or by proxy and entitled to vote thereon at the Annual Meeting, assuming that a quorum is present. Failures to vote and abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the approval of this proposal.

THE LILIS BOARD UNANIMOUSLY RECOMMENDS THAT LILIS STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE CONVERSION OF OUR OUTSTANDING 8% SENIOR SECURED CONVERTIBLE DEBENTURES.

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PROPOSAL 4: TO AMEND LILIS’S CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES A 8% CONVERTIBLE PREFERRED STOCK

For this proposal, Lilis is also referred to as “we,” “us,” or “our.”

At the Lilis annual meeting, holders of our Series A 8% Convertible Preferred Stock, or the Series A 8% preferred stock, will be asked to approve the amendment to our Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, or our certificate of designation, to (i) reduce the conversion price of our Series A 8% preferred stock and (ii) to provide for the automatic conversion of our Series A 8% preferred stock upon certain triggering events. The form of amendment to our certificate of designation is attached to this joint proxy statement/prospectus as Annex F.

General

The Lilis Board recommends the approval of this Proposal 4 to amend our certificate of designation. The amendment to our certificate of designation provides for the reduction in the conversion price of our Series A 8% preferred stock from $2.41 per share to $0.50 per share. In addition, the amendment to our certificate of designation also provides for the automatic conversion of our Series A 8% preferred stock into shares of our common stock upon the occurrence of the later of (i) the receipt of the requisite approval by the common stockholders of the proposal to approve the issuance of common stock upon the automatic conversion of the Series A 8% preferred stock, as described in Proposal 5, and (ii) the closing of the proposed merger with Brushy, which we refer as the automatic conversion.

It is a condition to the closing of the proposed merger with Brushy to effect the conversion of our Series A 8% preferred stock into 15,000,000 shares of our common stock. The form of the amendment to our certificate of designation relating to this Proposal 4 is attached to this joint proxy statement/prospectus as Annex F. The conversion price and number of shares of our common stock issuable upon conversion of our Series A 8% preferred stock discussed in this Proposal 4 does not give effect to the reverse stock split of our common stock as described in Proposal 6.

Purpose and Effect of the Amendment to Our Certificate of Designation

The primary purpose of amending our certificate of designation to reduce the conversion price of our Series A 8% preferred stock and to provide for the automatic conversion of our Series A 8% preferred stock upon certain events is to satisfy the condition to closing as set forth in the merger agreement. Without approval of this Proposal 4 and the resulting amendment to our certificate of designation, we may not be able to consummate the proposed merger with Brushy.

As of the date of this joint proxy statement/prospectus, the conversion price of our Series A 8% preferred stock is $2.41 per share. If this Proposal 4 is approved, and without giving effect to the proposed reverse stock split as described in Proposal 6, the conversion price of our Series A 8% preferred stock will be reduced from $2.41 per share to $0.50 per share.

Pursuant to our certificate of designation, shares of our Series A 8% preferred stock will convert into that number of shares of our common stock determined by dividing the stated value of such share of Series A 8% preferred stock, which is $1,000 per share, by the then effective Series A 8 % conversion price, which is presently $2.41. As a result, each share of Series A 8% preferred stock would convert into approximately 415 shares of our common stock, rounded up to the nearest whole share. As of the date of this joint proxy statement/prospectus, 7,500 shares of Series A 8% preferred stock are issued and outstanding, which would result in the issuance of approximately 3,112,500 shares of our common stock upon conversion of our Series A

8% preferred stock. This figure would not satisfy the condition to closing the proposed merger with Brushy, which increases the risk in failing to close the proposed merger as intended.

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After giving effect to the new conversion price of $0.50 per share, each share of Series A 8% preferred stock would convert into 2,000 shares of our common stock, which would result in the issuance of 15,000,000 shares of our common stock upon conversion of our Series A 8% preferred stock. Such reduction in the conversion price of our Series A 8% preferred stock will significantly increase the number of shares of our common stock that are issuable to holders of our Series A 8% preferred stock, upon conversion thereof, and the holders of our common stock will be significantly diluted as a result. Our common stockholders do not have preemptive rights to subscribe for additional shares of our common stock when issued, which means that our current common stockholders do not have a prior right to purchase any newly-issued shares of common stock in order to maintain their proportionate ownership of our common stock. In exchange for the reduction in conversion price, all accrued but unpaid dividends will be forfeited.

Assuming this Proposal 4 is approved and our Series A 8% preferred stock is converted into common stock upon the automatic conversion at the reduced conversion price of $0.50 per share, the impact of such conversion on the number of shares of our common stock issued and outstanding would be as follows:

Number of Shares of Common Stock Outstanding Immediately Prior to the Conversion of Series A 8% Preferred Stock (1)(2)	Number of Shares of Common Stock Outstanding Immediately Following the Conversion of Series A 8% Preferred Stock (1)(2)(3)
27,858,255	42,858,255

(1)	As of December 31, 2015, there were 27,858,255 shares of Lilis common stock outstanding. This does not take into effect the reverse stock split as contemplated by Proposal 6.
(2)	Does not take into effect the issuance of shares in the merger, conversion of our 8% convertible debentures as contemplated by Proposal 3, or exercise of any outstanding options or warrants.
(3)	Does not take into effect, in the case of our Series A 8% preferred stock, accrued and unpaid dividends being forfeited.

Our Series A 8% preferred stock contains rights, preferences and privileges that are not afforded to holders of our common stock, such as dividend rights, redemption rights and liquidation preferences. Holders of our Series A 8% preferred stock are entitled to receive a dividend of 8.0% per annum and such dividends are paid in cash or through the issuance of additional shares of Series A 8% preferred stock. Without the amendment to our certificate of designation as described in this Proposal 4, our Series A 8% preferred stock is only convertible at the option of the holder thereof at any time and from time to time.

As discussed further in Proposal 5, Nasdaq Listing Rule 5635(d) requires stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, which may result in the issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding prior to the issuance for less than the greater of book or market value. The conversion of our Series A 8% preferred stock into shares of our common stock will exceed 20% or more of our common stock, and will consequently require approval by our common stockholders. As such, in order to issue shares of common stock upon the conversion of our Series A 8% preferred stock as described in this Proposal 4, our common stockholders must approve and adopt Proposal 5.

Assuming Proposals 4 and 5 are approved, immediately upon the effectiveness of the filing of the amendment to our certificate of designation with the Office of the Secretary of State of the State of Nevada with respect to this Proposal 4, and in connection with the condition to close the proposed merger with Brushy, our Series A 8% preferred stock will convert into common stock at a conversion price of $0.50 per share. As a result, the shares of Series A 8% preferred stock will be initially convertible into approximately 15,000,000 shares of our common stock. Upon such conversion, we will eliminate any future dividend requirements, redemption rights and liquidation preferences, since our Series A 8% preferred stock will no longer be outstanding. Thus, in order to satisfy the closing condition and to consummate the proposed merger with Brushy, the Lilis Board believes it is in the best interests of Lilis and our stockholders to reduce the conversion price of our Series A 8% preferred stock to $0.50 per share, and to provide for the automatic conversion of the Series A 8% preferred stock upon an automatic conversion event.

Why We Need Stockholder Approval

Pursuant to Section 4 of our certificate of designation, the holders of our Series A 8% preferred stock are entitled to vote on any alteration or amendment to our certificate of designation. This Proposal 4 discusses the amendment to our certificate of designation to reduce the conversion price of our Series A 8% preferred stock and to provide for the automatic conversion of our Series A 8% preferred stock upon an automatic conversion event. As such, in order to adopt the amendment to our certificate of designation, we must receive approval of this Proposal 4 from the holders of our Series A 8% preferred stock.

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Consequences if this Proposal 4 is Not Approved

The conversion of all of our outstanding shares of Series A 8% preferred stock into our common stock is a condition for us to consummate the proposed merger with Brushy. If this Proposal 4 is not approved, we may not be able to consummate the proposed merger with Brushy as intended, which may have a material adverse effect on our business.

Interests of Certain Persons in the Proposal

Certain of our officers and directors have an interest in the proposal as a result of their ownership of shares of our Series A 8% preferred stock, as set forth in the table below:

Beneficial Owner	Number of Preferred Shares	Common Stock Issuable Upon Conversion of Series A 8% Preferred Stock
Nuno Brandolini	100	200,000
General Merrill McPeak	250	500,000
Abraham Mirman	250	500,000
Ronald D. Ormand	500	1,000,000

Further Information

The terms of our certificate of designation are complex and only briefly summarized above. For further information on our certificate of designation, please refer to Annex F of this joint proxy statement/prospectus and our SEC filings, which may be viewed on the SEC’s website at http://www.sec.gov.

Vote Required for Approval

Approval of this Proposal 4 requires the affirmative vote of a majority of all issued and outstanding shares of our Series A 8% preferred stock. Failures to vote, abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal.

THE LILIS BOARD UNANIMOUSLY RECOMMENDS THAT LILIS STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO AMEND LILIS’S CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES A 8% CONVERTIBLE PREFERRED STOCK.

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PROPOSAL 5: TO APPROVE THE FULL CONVERSION OF LILIS’S OUTSTANDING SERIES A 8% CONVERTIBLE
PREFERRED STOCK

For this proposal, Lilis is also referred to as “we,” “us,” or “our.”

At the Lilis annual meeting, Lilis stockholders will be asked to approve the full conversion of our Series A 8% Convertible Preferred Stock, or the Series A 8% preferred stock, upon the terms and conditions set forth in the proposed amendment to our Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, or our certificate of designation, as more fully discussed in Proposal 4. The form of amendment to our certificate of designation is attached to this joint proxy statement/prospectus as Annex F.

General

Pursuant to the merger agreement and as a condition to the closing of the merger, we must effect the conversion of our Series A 8% preferred stock into an aggregate of 15,000,000 shares of our common stock. The Lilis Board has approved and recommends to our stockholders to approve the full conversion of our Series A 8% preferred stock as set forth in this Proposal 5.

As discussed in Proposal 4, the amendment to our certificate of designation provides for the reduction in the conversion price of our Series A 8% preferred stock from $2.41 per share to $0.50 per share. In addition, the amendment to our certificate of designation also provides for the automatic conversion of our Series A 8% preferred stock into shares of our common stock upon the occurrence of the later of (i) the receipt of the requisite approval by the common stockholders of this Proposal 5 to approve the issuance of common stock upon the automatic conversion of the Series A 8% preferred stock, and (ii) the closing of the proposed merger with Brushy, which we refer as the automatic conversion.

As a result, if the holders of our Series A 8% preferred stock approve and adopt the amendment to our certificate of designation, and if this Proposal 5 is approved, then upon an automatic conversion, an aggregate of 7,500 shares of our Series A 8% preferred stock will automatically convert into shares of our common stock by dividing the stated value of such share of Series A 8% preferred stock, which is $1,000 per share, by the reduced Series A 8 % conversion price of $0.50, which will result in the issuance of 15,000,000 shares of our common stock.

The conversion price and number of shares of our common stock issuable upon conversion of our Series A 8% preferred stock discussed in this Proposal 5 does not give effect to the reverse stock split of our common stock as described in Proposal 6.

Purpose and Effect of the Conversion of 8% Convertible Debentures

The primary purpose of the conversion of the outstanding shares of our Series A 8% preferred stock into 15,000,000 shares of common stock is to satisfy the condition to closing as set forth in the merger agreement. Without approval of this Proposal 5, we may not be able to consummate the proposed merger with Brushy.

By way of illustrative example, the impact of such conversion on the number of shares of our common stock issued and outstanding would be as follows:

Number of Shares of Common Stock Outstanding Immediately Prior to the Conversion of our Series A 8% Preferred Stock (1)(2)	Number of Shares of Common Stock Outstanding Immediately Following the Conversion of our Series A 8% Preferred Stock (1)(2)
27,858,255	42,858,255

(1) As of December 31, 2015, there were 27,858,255 shares of Lilis common stock outstanding. This does not take into effect the reverse stock split as contemplated by Proposal 6.

(2) Does not take into effect the issuance of shares in the merger, conversion of our outstanding 8% convertible debentures as contemplated by Proposal 3, or exercise of any outstanding options or warrants.

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The conversion of our Series A 8% preferred stock into 15,000,000 shares of our common stock will significantly dilute the current holders of our common stock as a result. Our common stockholders do not have preemptive rights to subscribe for additional shares of our common stock when issued, which means that our current common stockholders do not have a prior right to purchase any newly-issued shares of common stock in order to maintain their proportionate ownership of our common stock.

If this Proposal 5 is approved by the required vote of our stockholders, we intend to apply for listing and registration of the common stock issued to the holders of our Series A 8% preferred stock upon conversion pursuant to the amendment to our certificate of designation, which is attached to this joint proxy statement/prospectus as Annex F.

Why We Need Stockholder Approval

Nasdaq Listing Rule 5635(d) requires stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, which may result in the issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding prior to the issuance for less than the greater of book or market value. Although the Series A 8% preferred stock conversion price of $0.50 is greater than the current trading price of our common stock, it is less than the trading price of our common stock on the date of issuance of the Series A 8% preferred stock. As contemplated, the 15,000,000 shares of our common stock to be issued upon the conversion of our Series A 8% preferred stock is approximately 52.1% of our outstanding common stock as of the date of this joint proxy statement/prospectus.

Accordingly, in order to comply with Nasdaq Listing Rules, we may not convert our Series A 8% preferred stock as set forth in this Proposal 5 until the requisite stockholder approval is obtained.

Interests of Certain Persons in the Proposal

Certain of our officers and directors have an interest in the proposal as a result of their ownership of shares of our Series A 8% preferred stock, as set forth in the table below:

Beneficial Owner	Number of Preferred Shares	Common Stock Issuable Upon Conversion of Series A 8% Preferred Stock
Nuno Brandolini	100	200,000
General Merrill McPeak	250	500,000
Abraham Mirman	250	500,000
Ronald D. Ormand	500	1,000,000

Consequences if the Conversion of our Series A 8% Preferred Stock is Not Approved

The conversion of our 8% Series A 8% preferred stock into 15,000,000 shares of our common stock is a condition for us to consummate the proposed merger with Brushy. If this Proposal 5 is not approved, we may not be able to consummate the proposed merger with Brushy as intended, which may have a material adverse effect on our business.

Further Information

The terms of the conversion of our Series A 8% preferred stock as set forth in the amendment to our certificate of designation are complex and only briefly summarized above. For further information on the amendment to our certificate of designation, please refer to Annex F of this joint proxy statement/prospectus.

Vote Required for Approval

Approval of this Proposal 5 requires the affirmative vote of a majority of the votes of Lilis common stock present in person or by proxy and entitled to vote thereon at the Annual Meeting, assuming that a quorum is present. Failures to vote and abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the approval of this proposal.

THE LILIS BOARD UNANIMOUSLY RECOMMENDS THAT LILIS STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE CONVERSION OF OUR OUTSTANDING SERIES A 8% CONVERTIBLE PREFERRED STOCK.

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PROPOSAL 6: TO RATIFY AND APPROVE A REVERSE STOCK SPLIT OF LILIS’S ISSUED AND
OUTSTANDING COMMON STOCK

For this proposal, Lilis is also referred to as “we,” “us,” or “our.”

At the Lilis annual meeting, Lilis stockholders will be asked to ratify and approve a reverse stock split of Lilis’s issued and outstanding common stock.

General

On April 20, 2016, the Lilis Board approved resolutions to effect a reverse stock split, or the reverse stock split, of our issued and outstanding common stock at a ratio to be selected by the Lilis Board (or any authorized committee thereof) from within a range of between 1-for-5 and 1-for-100. The reverse stock split is a condition to the closing of the proposed merger with Brushy.

The actual number of outstanding shares of our common stock after giving effect to the reverse stock split will depend on the reverse stock split ratio that is ultimately determined by the Lilis Board. The Lilis Board believes that stockholder approval of a range of ratios (as opposed to approval of a specified ratio) would provide the Lilis Board with maximum flexibility to achieve the purposes of the reverse stock split and, therefore, is in the best interests of Lilis and its stockholders. In determining the reverse stock split ratio following stockholder adoption, the Lilis Board (or any authorized committee thereof) may consider, among other things, factors such as:

●	the historical trading price and trading volume of our common stock;

●	the number of shares of our common stock outstanding

●	the then-prevailing trading price and trading volume of our common stock and the anticipated impact of the reverse stock split on the trading market for our common stock;

●	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs;

●	the continued listing requirements of the Nasdaq; and

●	prevailing general market and economic conditions.

Upon receiving stockholder approval of the reverse stock split, the Lilis Board will have the authority, but not the obligation, to elect in its sole discretion, without further action on the part of the stockholders, as it determines to be in the best interests of Lilis and our stockholders, to effect the reverse stock split and, if so, to determine the reverse stock split ratio from within the approved range of ratios above. The Lilis Board will determine the exact timing of the reverse stock split based on its evaluation as to when it would be the most advantageous to Lilis and our stockholders.

The following table provides estimates of the number of shares of Lilis common stock authorized, issued and outstanding, reserved for issuance and authorized but neither issued nor reserved for issuance at the following times: (i) prior to the reverse stock split and closing of the merger, (ii) assuming a 1-for-5 reverse stock split but prior to closing of the merger, (iii) assuming a 1-for-5 reverse stock split and the closing of the merger, (iv) assuming a 1-for-10 reverse stock split but prior to closing of the merger, (v) assuming a 1-for-10 reverse stock split and the closing of the merger, (vi) assuming a 1-for-50 reverse stock split but prior to closing of the merger, (vii) assuming a 1-for-50 reverse stock split and the closing of the merger, (viii) assuming a 1-for-100 reverse stock split but prior to closing of the merger and (ix) assuming a 1-for-100 reverse stock split and the closing of the merger.

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	Number of Shares of Common Stock Authorized	Number of Shares Issued and Outstanding (1)	Percentage of Authorized Common Stock	Number of Shares Reserved For Issuance (1)
Prior to the Reverse Stock Split and Closing of the Merger:	100,000,000	57,851,185	57.9%	42,148,815
1-for-5 Reverse Stock Split
Prior to Closing of the Merger:	100,000,000	11,570,237	11.6%	88,429,763
After the Closing of the Merger:	100,000,000	23,140,474	23.1%	76,859,526
1-for-10 Reverse Stock Split
Prior to Closing of the Merger:	100,000,000	5,785,118	5.8%	94,214,882
After the Closing of the Merger:	100,000,000	11,570,236	11.6%	88,429,764
1-for-50 Reverse Stock Split
Prior to Closing of the Merger:	100,000,000	1,157,024	1.2%	98,842,976
After the Closing of the Merger:	100,000,000	2,314,048	2.3%	97,685,952
1-for-100 Reverse Stock Split
Prior to Closing of the Merger:	100,000,000	578,512	0.6%	99,421,488
After the Closing of the Merger:	100,000,000	1,157,024	1.2%	98,842,976

(1)	These estimates assume 57,851,185 shares of Lilis common stock issued and outstanding immediately prior to the closing of the merger, which is based upon the number of shares issued and outstanding as of December 31, 2015, assuming the conversion of the preferred shares and debentures, plus shares of restricted stock issued to directors after December 31, 2015 pursuant to director compensation arrangements.

Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of common stock outstanding immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. The par value of our common stock will remain unchanged at $0.0001 per share. Additionally, the reverse stock split will not require a change in the number of authorized shares of our common stock. We have not entered into any plans or proposals to issue any of the shares that will be newly available following the reverse stock split. The Lilis Board is also mindful about the potential dilutive effect on existing stockholders.

Reasons for the Reverse Stock Split

We believe that the reverse stock split will allow us to maintain our listing on the Nasdaq, and could provide other benefits resulting from the potential increase in the per share market price of our common stock.

On September 21, 2015, we received a notification letter from the Nasdaq advising that we had failed to maintain compliance with the minimum bid price requirement set forth in Nasdaq Listing Rule 5450(a)(1), or the minimum bid price requirement, for continued listing of our common stock on the Nasdaq because the bid price of our common stock closed under $1.00 per share for 30 consecutive business days.

In accordance with Nasdaq Listing Rule 5810(c)(3)(A), Nasdaq granted us a period of 180 calendar days, or until March 21, 2016, to regain compliance with the minimum bid price requirement. To do so, the bid price of our common stock must close at or above $1.00 per share for a minimum of 10 consecutive business days. In the event we do not regain compliance by March 21, 2016, we may be eligible for an additional 180 calendar day grace period if we apply to transfer the listing of our common stock to The Nasdaq Capital Market and satisfy the continued listing requirement for market value of publicly held shares and all other initial listing criteria for The Nasdaq Capital Market with the exception of the minimum bid price requirement, and provide written notice of our intention to cure the minimum bid price deficiency during the second compliance period by effecting a reverse stock split if necessary.

If the Nasdaq staff determines that we have not timely cured the deficiency, or remained in compliance with the terms of our plan of compliance or if we are otherwise not eligible for such additional compliance period, Nasdaq will provide notice that our common stock will be subject to delisting. In the event of such notification, we may appeal the Nasdaq staff’s determination to delist our securities; however, the Nasdaq staff may not grant our request for continued listing.

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If we fail to satisfy the Nasdaq’s continued listing requirements, including the minimum bid price requirement, our common stock may be delisted from the Nasdaq. The delisting of our common stock would result in the trading of our common stock on the over-the-counter markets such as the OTC Bulletin Board or OTC Markets Group Inc. (formerly known as Pink OTC Markets Inc.) A delisting of our common stock from the Nasdaq could materially reduce the liquidity of our common stock, not only in the number of shares that could be bought and sold, but also through delays in the timing of the transactions and reductions in securities analysts and media coverage. This may reduce the demand for our common stock and significantly destabilize the price of our common stock. In addition, a delisting could materially adversely affect our ability to raise additional capital.

In view of the potential adverse effect of delisting from the Nasdaq discussed above, the Lilis Board believes it is in the best interest of Lilis and our stockholders to effect the reverse stock split to increase the market price of our common stock so that we may be able to maintain compliance with the minimum bid price requirement.

We also believe that the reverse stock split will provide Lilis and our stockholders with other benefits, such as those resulting from the potential increase in the per share market price of our common stock. We believe that the increased market price of our common stock expected as a result of implementing the reverse stock split will improve the marketability and liquidity of our common stock and will encourage interest and trading in our common stock. A reverse stock split could allow a broader range of institutions to invest in our stock (namely, funds that are prohibited from buying stocks whose price is below a certain threshold), potentially increasing the liquidity of our common stock. A reverse stock split could help increase analyst and broker interest in our stock as their policies can discourage them from following or recommending companies with low stock prices. Due to the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. It should be noted, however, that the liquidity of our common stock may in fact be adversely affected by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split.

Additionally, the fees we pay (i) to list our shares on the Nasdaq, (ii) for custody and clearing services, (iii) to the Securities and Exchange Commission to register securities for issuance and (iv) for the costs of our proxy solicitations, are based, in part, on the number of shares we have outstanding and the number of shares being held, cleared or registered, as applicable. Reducing the number of shares that are outstanding may reduce the amount of fees and taxes that we pay to these organizations and agencies, as well as other organizations and agencies that levy charges based on the number of shares rather than the value of the shares.

However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our common stock. As a result, even if the reverse stock split is effected, it may not result in the intended benefits described above, including compliance with the minimum bid price requirement, the market price of our common stock may not increase following the reverse stock split or even if it does, the market price of our common stock may decrease in the future.

Lastly, it is a condition to the consummation of the proposed merger with Brushy to effect the reverse stock split. Without approval and effectuation of the reverse stock split as discussed in this Proposal 6, we may not be able to consummate the proposed merger with Brushy as intended.

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Potential Effects of the Reverse Stock Split

If our stockholders approve the reverse stock split and the Lilis Board effects it, the reverse stock split will affect all holders of our common stock uniformly. Once the reverse stock split is effected, each stockholder will own a reduced number of shares of our common stock. However, the reverse stock split will not reduce any stockholder’s percentage ownership interest in us, except for minor adjustments that may result from the treatment of fractional shares, discussed below. Proportionate voting rights and other rights and preferences of the holders of our common stock will not be reduced by the reverse stock split (subject to the treatment of fractional shares). The number of stockholders of record will not be affected by the reverse stock split.

The principal effects of the reverse stock split will be that:

●	a certain number of shares of our existing common stock, which number shall be between 5 and 100, as selected by the Lilis Board (or any authorized committee thereof), will automatically be reclassified and combined into one validly issued, fully paid and non-assessable share of common stock without any further action by us or the holder thereof;

●	the reverse stock split will reduce the total number of shares of our common stock outstanding, but will not change the number of authorized shares of our common stock under our amended and restated articles of incorporation. Since the number of issued and outstanding shares of our common stock will decrease, the number of shares of our common stock remaining available for issuance will increase;

●	the number of shares held by each individual stockholder will be reduced, resulting in the increase in the number of stockholders who hold less than a “round lot,” or 100 shares. Typically, the transaction costs to stockholders selling “odd lots” are higher on a per share basis, which could increase the transaction costs to existing stockholders in the event they wish to sell all or a portion of their shares;

●	the aggregate number of equity-based awards that remain available to be granted under our equity incentive plans and other benefit plans will be reduced proportionately to reflect such reverse stock split ratio; and

●	all outstanding options, warrants, notes, debentures and other securities convertible into our common stock will be adjusted as a result of the reverse stock split, as required by the terms of these securities. In particular, the conversion ratio for each instrument will be reduced, and the exercise price, if applicable, will be increased, in accordance with the terms of each instrument and based on the reverse stock split ratio.

The number of authorized shares of our common stock will not be reduced as a result of the reverse stock split.

Board Discretion to Implement Reverse Stock Split

If the reverse stock split is approved by stockholders at the annual meeting, the reverse stock split will be effected, if at all, only upon a determination by the Lilis Board that the reverse stock split at the applicable ratio (with such ratio determined by the Lilis board as described above) is in the best interests of Lilis and its stockholders. However, Lilis’s current intention is to effect the reverse stock split immediately prior to the effective time of the merger. Such determination shall be based upon various factors, including the satisfaction of all conditions to closing of the merger, meeting the continued listing requirements for the Nasdaq, existing and expected marketability and liquidity of Lilis common stock, prevailing market conditions and the likely effect on the market price of Lilis common stock. Notwithstanding approval of the reverse stock split by the Lilis stockholders, the Lilis Board may, in its sole discretion, abandon all of the proposed amendments and determine prior to the effectiveness of the split not to effect the reverse stock split.

Effect on Registration and Stock Trading

The proposed reverse stock split will not affect the registration of our common stock, which is currently registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our common stock will continue to be reported on the Nasdaq under the symbol “LLEX” (although Nasdaq may add the letter “D” to the end of our trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred). However, our common stock would have a new CUSIP number, a number used to identify our common stock.

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Potential Anti-Takeover Effects

By increasing the number of authorized but unissued shares of common stock, the reverse stock split could, under certain circumstances, have an anti- takeover effect, although this is not the intent of the Lilis Board. For example, it may be possible for the Lilis Board to delay or impede a takeover or transfer of control of us by causing such additional authorized but unissued shares to be issued to holders who might side with the Lilis Board in opposing a takeover bid that the Lilis Board determines is not in the best interests of us or our stockholders. The reverse stock split therefore may have the effect of discouraging unsolicited takeover attempts. By potentially discouraging initiation of any such unsolicited takeover attempts the reverse stock split may limit the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The reverse stock split may have the effect of permitting our current management, including the Lilis Board, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business. However, the Lilis Board is not aware of any attempt to take control of Lilis and the Lilis Board has not approved the reverse stock split with the intent that it be utilized as a type of anti-takeover device.

Fractional Shares

We will not issue fractional shares as a result of the reverse stock split. Instead, any fractional share resulting from the reverse stock split will be rounded up to the nearest whole share.

Effective Date

If the proposed reverse stock split is approved at the annual meeting and the Lilis Board elects to proceed with the reserve stock split within the range of the stated ratios, the reverse stock split would become effective as of 5:00 p.m. eastern time on the date of the Board’s determination. We refer to such date as the effective date. On the effective date, shares of common stock issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the stockholders, combined, converted and changed into new shares of common stock in accordance with the reverse stock split ratio determined by the Lilis Board within the range set forth in this proposal.

Exchange of Stock Certificates

Shortly after the effective date, we will instruct our transfer agent to mail to each holder of an outstanding certificate theretofore representing shares of Lilis common stock instructions for the surrender of such certificate to the transfer agent. Such instructions will include a form of transmittal letter to be completed and returned to the transfer agent. As soon as practicable after the surrender to the transfer agent of any certificate that prior to the reverse stock split represented shares of common stock, together with a duly executed transmittal letter and any other documents the transfer agent may specify, the transfer agent shall deliver to the person in whose name such certificate had been issued certificates registered in the name of such person representing the number of full shares of common stock into which the shares of common stock previously represented by the surrendered certificate shall have been reclassified. Until surrendered as contemplated herein, each certificate that immediately prior to the reverse stock split represented any shares of common stock shall be deemed at and after the reverse stock split to represent the number of full shares of common stock contemplated by the preceding sentence. Each certificate representing shares of common stock issued in connection with the reverse stock split will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the shares of common stock. Stockholders will not have to pay any service charges in connection with the exchange of their certificates.

Stockholders should not destroy any stock certificate. Stockholders should not forward their certificates to the transfer agent until they receive the letter of transmittal, and they should only send in their certificates with the letter of transmittal.

Stockholders who hold shares in street name through a nominee (such as a bank or broker) will be treated in the same manner as stockholders whose shares are registered in their names, and nominees will be instructed to effect the reverse stock split for their beneficial holders. However, nominees may have different procedures and stockholders holding shares in street name should contact their nominees.

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Accounting Matters

The reverse stock split will not affect the par value of our common stock. As a result, on the effective date of the reverse stock split, the stated capital on our balance sheet attributable to the common stock will be reduced in proportion to the fraction by which the number of shares of common stock are reduced, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of our common stock will be restated because there will be fewer shares of our common stock outstanding.

Certain Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion summarizes Lilis’s position as to certain material U.S. federal income tax consequences relating to the participation in a reverse stock split by a U.S. stockholder that holds the shares of our common stock as a capital asset. This discussion is based on the provisions of the Code, final, temporary and proposed U.S. Treasury regulations promulgated thereunder and current administrative rulings and judicial decisions, all as in effect as of the date hereof. All of these authorities may be subject to differing interpretations or repealed, revoked or modified, possibly with retroactive effect, which could materially alter the tax consequences set forth herein.

For purposes of this summary, a “U.S. stockholder” refers to a beneficial owner of common stock who is any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of its substantial decisions, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. A non-U.S. holder of our common stock is a stockholder who is not a U.S. stockholder.

This summary does not represent a detailed description of the U.S. federal income tax consequences to a stockholder in light of his, her or its particular circumstances. In addition, it does not purport to be complete and does not address all aspects of U.S. federal income taxation that may be relevant to stockholders in light of their particular circumstances or to any stockholder that may be subject to special tax rules, including, without limitation: (1) stockholders subject to the alternative minimum tax; (2) banks, insurance companies, or other financial institutions; (3) tax-exempt organizations; (4) dealers in securities or commodities; (5) regulated investment companies or real estate investment trusts; (6) traders in securities that elect to use a mark-to- market method of accounting for their securities holdings; (7) U.S. stockholders whose “functional currency” is not the U.S. dollar; (8) persons holding common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction; (9) persons who acquire shares of common stock in connection with employment or other performance of services; (10) dealers and other stockholders that do not own their shares of common stock as capital assets; (11) U.S. expatriates, (12) foreign persons; (13) resident alien individuals; or (14) stockholders who directly or indirectly hold their stock in an entity that is treated as a partnership for U.S. federal tax purposes. Moreover, this description does not address the U.S. federal estate and gift tax, alternative minimum tax, or other tax consequences of the reverse stock split.

There can be no assurance that the IRS will not take a contrary position to the tax consequences described herein or that such position will be sustained by a court. In addition, U.S. tax laws are subject to change, possibly with retroactive effect, which may result in U.S. federal income tax considerations different from those summarized below. No ruling from the IRS has been obtained with respect to the U.S. federal income tax consequences of the reverse stock split, nor will Lilis or Brushy obtain an opinion of legal counsel that the reverse stock split will constitute a tax-free reorganization for federal income tax purposes.

This discussion is for general information only and is not tax advice. A stockholder should not assume that the tax consequences described herein will apply to it, and all stockholders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the reverse stock split.

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Based on the assumption that the reverse stock split will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(E) of the Code, and subject to the limitations and qualifications set forth in this discussion, Lilis intends to take the position that the following U.S. federal income tax consequences should result from the reverse stock split:

●	A stockholder should not recognize gain or loss in the reverse stock split;

●	the aggregate tax basis of the post-reverse split shares should be equal to the aggregate tax basis of the pre-reverse split shares; and

●	the holding period of the post-reverse split shares should include the holding period of the pre-reverse split shares.

THE PRECEDING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT THERETO. YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

Appraisal Rights

Under the Nevada Revised Statutes, stockholders will not be entitled to dissenters’ rights with respect to the reverse stock split, and we do not intend to independently provide shareholders with such rights. Neither Nevada law nor our amended and restated articles or bylaws provide our stockholders with dissenters’ or appraisal rights in connection with the proposal described above. Stockholders voting against this proposal will not be entitled to seek appraisal for their shares.

Consequences if the Reverse Stock Split is Not Approved

We must effect the reverse stock split in order for us to consummate the proposed merger with Brushy. If this Proposal 6 is not approved, we may not be able to consummate the proposed merger with Brushy, which may have a material adverse effect on our business. In addition, if this Proposal 6 is not approved, it would be difficult for us to maintain our listing on the Nasdaq. See “Reasons for the Reverse Stock Split,” above. In addition, in order for us to have a sufficient amount of common stock available for issuance pursuant to the 2016 Plan, as contemplated by Proposal 2, we must effect a reverse stock split.

Vote Required for Approval

Approval of this Proposal 6 requires the affirmative vote of a majority of all issued and outstanding shares of our common stock. Failures to vote, abstentions and broker non-votes will have the same effect as a vote “AGAINST” this proposal.

THE LILIS BOARD RECOMMENDS THAT LILIS STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO RATIFY AND APPROVE A REVERSE STOCK SPLIT OF LILIS’S ISSUED AND OUTSTANDING COMMON STOCK.

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PROPOSAL 7: TO APPROVE THE POTENTIAL ISSUANCE OF 20% OR MORE OF LILIS’S OUTSTANDING COMMON STOCK UNDER LILIS’S UNSECURED SUBORDINATED CONVERTIBLE NOTES AND WARRANTS TO PURCHASE TO COMMON STOCK

For this proposal, Lilis is also referred to as “we,” “us,” or “our.”

At the Lilis annual meeting, Lilis stockholders will be asked to approve the potential issuance of 20% or more of Lilis’s outstanding common stock under Lilis’s unsecured subordinated convertible notes and warrants to purchase to common stock. Copies of the form of convertible note, form of warrant, form of convertible note purchase agreement and form of note exchange agreement, each discussed below, are attached to this joint proxy statement/prospectus as Annexes H.1, H.2, H.3 and H.4, respectively.

Terms of the Transaction

Beginning December 29, 2015, we entered into 12% Convertible Subordinated Note Purchase Agreements, or a Convertible Note Purchase Agreement, by and among Lilis and the lending parties set forth on the each of the signature pages attached thereto, for the issuance of an aggregate principal amount of $3.6 million unsecured subordinated convertible notes, or the convertible notes, which includes the $750,002 of short-term notes exchanged for convertible notes by Lilis, as described more fully below, and warrants to purchase an aggregate of 16,000,000 shares of common stock at an exercise price of $0.25 per share, or the warrants. We used a portion of the proceeds to finance the $2 million Refundable Deposit, as part of the merger conditions, and intend to use up to $1.3 million for interest payments to certain other lenders and for our working capital and accounts payables.

Description of the Convertible Notes and Warrants

We issued an aggregate principal amount of $3.6 million convertible notes. The convertible notes bear interest at a rate of 12% per annum, payable at maturity on June 30, 2016. The convertible notes and accrued but unpaid interest thereon are convertible in whole or in part from time to time at the option of the holders thereof into shares of our common stock at a conversion price of $0.50, or the convertible note conversion price. The convertible notes may be prepaid in whole or in part (but with payment of accrued interest to the date of prepayment) at any time at a premium of 103% for the first 120 days and a premium of 105% thereafter, so long as no senior debt is outstanding. The convertible notes contain customary events of default, which, if uncured, entitle each noteholder to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest on, the convertible notes, subject to certain subordination provisions. The convertible notes do not have voting rights.

Of the aggregate principal amount of $3.6 million convertible notes, $750,002 represents short-term notes exchanged for convertible notes by Lilis. Certain of our officers, directors and consultants who entered into short-term note agreements with Lilis in 2015, have entered into note exchange agreements, whereby the short-term noteholder agreed to exchange all of our outstanding obligations under such short-term notes, which as of December 29, 2015 had outstanding obligations of $750,002, into the convertible notes at a rate, expressed in principal amount of convertible notes equal to $1.00 for $1.00, in exchange for the cancellation of the short-term notes, with all amounts due thereunder being cancelled and deemed to have been paid in full, including any accrued but unpaid interest.

In addition, we issued warrants to purchase an aggregate of 16,000,000 shares of common stock at an exercise price of $0.25 per share. The warrants are exercisable for a period of three years. The warrants issued may not be exercised and shares of our common stock may not be issued under such warrants if, after giving effect to the exercise or issuance, the holder would beneficially own in excess of 4.99% of the outstanding shares of our common stock.

Stockholder Approval Requirement

Pursuant to the warrants, we are prohibited from issuing any shares of common stock upon exercise of the warrants, unless and until stockholder approval of such issuance of securities is obtained as required by applicable Nasdaq Listing Rules.

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Why We Need Stockholder Approval

As our common stock is listed on the Nasdaq, we are subject to the Nasdaq Listing Rules. Nasdaq Listing Rule 5635(d) requires stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, which may result in the issuance or potential issuance of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding prior to the issuance for less than the greater of book or market value. Shares of our common stock that might be issued upon the conversion of the convertible notes and exercise of the warrants are considered common stock issued for the purposes of determining whether the 20% limit has been reached.

Accordingly, in order to comply with Nasdaq Listing Rules, the conversion of the convertible notes and the exercise of the warrants as set forth in this Proposal 7 is limited until stockholder approval is obtained. Under these limitations, the convertible notes are convertible, and the warrants exercisable, into an aggregate number of shares of our common stock not to exceed 19.9% of the outstanding shares of our common stock prior to the issuance. In order to comply with Nasdaq Listing Rule 5635(d), we are seeking stockholder approval for the potential issuance of securities in excess of the Nasdaq limitations, which could result in the potential issuance of an aggregate of approximately 20.1 million shares or approximately 72.1% of our current outstanding common stock.

Additionally, pursuant to the Nasdaq Listing Rules, any shares of common stock sold or issued in connection with acquisition financing are aggregated with shares of common stock to be issued in connection with such acquisition for the purposes of calculating the 20% threshold. The proceeds of the convertible notes and warrants issuances are being used to finance the Refundable Deposit, which would be considered acquisition financing. As a result, the shares of common stock underlying such issuances will be aggregated with shares of Lilis common stock to be issued in connection with the merger for the purposes of calculating the 20% threshold. In connection with the merger, and without including the shares of common stock relating to the convertible notes and warrants issuances, Lilis intends to issue a number of shares of its common stock in excess of the 20% threshold. Accordingly, stockholder approval of the convertible notes and warrants issuances would be required regardless of the number of shares of common stock to be issued in connection therewith.

Further Information

The terms of the convertible notes and warrants as well as the Convertible Note Purchase Agreements are complex and only briefly summarized above. For further information, please refer to the descriptions contained in our SEC filings and the transaction documents filed as exhibits to such reports, which may be viewed on the SEC’s website at http://www.sec.gov.

Interests of Certain Persons in the Transaction

Certain of our officers and directors have an interest in this Proposal 7. The purchasers include certain related parties of Lilis, such as Abraham Mirman, our Chief Executive Officer and a director ($750,000, including the short-term note exchange amount), and Ronald D. Ormand, a director of the Lilis Board ($1.000,000).

Vote Required for Approval

Approval of this Proposal 7 requires the affirmative vote of a majority of the votes of Lilis common stock present in person or by proxy and entitled to vote thereon at the Annual Meeting, assuming that a quorum is present. Failures to vote and abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the approval of this proposal.

THE LILIS BOARD RECOMMENDS THAT LILIS STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO APPROVE THE POTENTIAL ISSUANCE OF 20% OR MORE OF LILIS’S OUTSTANDING COMMON STOCK UNDER LILIS’S UNSECURED SUBORDINATED CONVERTIBLE NOTES AND WARRANTS TO PURCHASE TO COMMON STOCK.

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PROPOSAL 8: TO APPROVE THE PROPOSAL TO ELECT FIVE DIRECTORS FOR ONE-YEAR TERMS EXPIRING AT THE 2017 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED

For this proposal, Lilis is also referred to as “we,” “us,” or “our.”

The Lilis Board proposes that the five nominees described below, each of whom currently serves as a member of the Lilis Board, be elected for a term ending on the date of our 2017 annual meeting and until their successors are duly elected and qualified.  It is the intention of the person named as proxy in the enclosed proxy to vote FOR the election of all such nominees.

Each of the nominees has consented to serve as a director.  If any director should become unavailable to serve as a director, the Lilis Board may designate a substitute nominee, or the number of directors that constitutes the full Board may be reduced to eliminate the vacancy. In the event any of the nominees named below becomes unable or unwilling to serve as a director, shares represented by valid proxies will be voted FOR the election of such other person as the Lilis Board may nominate.  The term of our current directors expires at the 2016 Annual Meeting and when their successors are duly elected and qualified.

We seek directors with strong reputations and experience in areas relevant to our strategy and operations.  Each of the nominees for election as director holds or has held senior management positions in complex organizations and has operating experience that meets this objective, as described below.  In these positions, the nominees have also gained experience in core management skills, such as strategic and financial planning, public company financial reporting, corporate governance, risk management and leadership development. We believe that each of the nominees has other key attributes that are critical to the composition of an effective Board: integrity and demonstrated impeccable ethical standards, sound judgment, analytical skills, the ability to work together in a constructive and collaborative fashion and the commitment to devote significant time and energy to service on the Lilis Board and its committees.

Information Concerning the Nominees for Election as Directors

Abraham Mirman, Director. Mr. Mirman joined our Board of Directors on September 12, 2014. He currently serves as the Company’s Chief Executive Officer and has held that position since April 21, 2014. Prior to being appointed to his current position of Chief Executive Officer, Mr. Mirman served as the Company’s President beginning in September 2013. During that same time, from April 2013 until September 2014, Mr. Mirman served as the Managing Director, Investment Banking at T.R. Winston & Company, LLC (“TR Winston”). Between 2012 and February 2013, Mr. Mirman served as Head of Investment Banking at John Thomas Financial. From 2011 to 2012, Mr. Mirman served as Head of Investment Banking at BMA Securities. And from 2006 to 2011, Mr. Mirman served as Chairman of the Board of Cresta Capital Strategies LLC. During Mr. Mirman’s service as Chief Executive Officer, the Company has completed several significant capital raising transactions and negotiated a final settlement with its senior secured lender.

Director Qualifications:

●	Leadership Experience - Chief Executive Officer of Lilis Energy; Chairman of the Board of Cresta Capital Strategies LLC; Head of Investment Banking at BMA Securities; Head of Investment Banking at John Thomas Financial; Managing Director, Investment Banking at TR Winston.
●	Industry Experience - Personal investment in oil and gas industry, and experience as an executive officer of Lilis Energy.

Ronald D. Ormand, Chairman of the Board of Directors. Mr. Ormand joined our Board of Directors in February 2015 and became our chairman in January 2016, bringing with him more than 33 years of experience as a senior executive and investment banker in energy, including extensive financing and mergers and acquisitions expertise in the oil and gas industry. During his career, he has completed more than $25 billion of capital markets and financial advisory transactions, both as a principal and as a banker. He is currently the Chairman and Head of Energy Investment Banking Group at MLV & Co., where he focuses on investment banking and principal investments in the energy sector. Prior to joining MLV & Co. in November 2013, from 2009 to 2013 he was a senior executive at Magnum Hunter Resources Corporation (NYSE:MHR), an exploration and production company engaged in unconventional resource plays, as well as midstream and oilfield services operations. He was part of the management team that took over prior management and grew MHR from approximately $35 million enterprise value to over $2.5 billion enterprise value at the time he left in 2013. Mr. Ormand served on the Board of Directors and in several senior management positions for MHR, including Executive Vice President, Chief Financial Officer and Executive Vice President of Capital Markets. In connection with his prior position as Chief Financial Officer of MHR, Mr. Ormand, without admitting or denying any of the allegations, has signed an Offer of Settlement prepared by the Securities and Exchange Commission (the “SEC”) in connection with an investigation of MHR’s books and records and internal controls for financial reporting. Specifically, if the settlement is approved by the SEC, Mr. Ormand will agree to cease and desist from violating Sections 13(a) and 13(b)(2)(A) and (B) of the Exchange Act and Rules 13a-1, 13a-13 and 13-15(a) thereunder.  He will also agree to pay a penalty of $25,000 upon final settlement.  In the proposed settlement of the matter, the SEC did not allege any anti-fraud violations, intentional misrepresentations or willful conduct on the part of Mr. Ormand. Mr. Ormand's career includes serving as Managing Director and Group Head of U.S. Oil and Gas Investment Banking at CIBC World Markets and Oppenheimer (1988-2004); Head Of North American Oil and Gas Investment Banking at West LB A.G. (2005-2007), and President and CFO of Tremisis Energy Acquisition Corp. II, an energy special purpose acquisition company from 2007-2009. Mr. Ormand has previously served as a Director of Greenhunter Resources, Inc. (2011-2013), Tremisis (2007-2009), and Eureka Hunter Holdings, Inc., a private midstream company (2010-2013). Mr. Ormand holds a B.A. in Economics, an MBA in Finance and Accounting from UCLA and studied Economics at Cambridge University, England.

Director Qualifications:

●	Leadership Experience - Chairman, Head of Energy Investment Banking Group at MLV & Co.; Senior executive at Magnum Hunter Resources Corporation and investment banker.
●	Industry Experience - Extensive experience in oil and gas development and services industries at the entities and in the capacities described above.

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Nuno Brandolini, Director. Mr. Brandolini joined our Board of Directors in February 2014, and became Chairman in April 2014. On January 13, 2016, Mr. Brandolini was replaced as Chairman of our Board of Directors by Ronald D. Ormand. Mr. Brandolini served as a member of the general partner of Scorpion Capital Partners, L.P., a private equity firm organized as a small business investment company until June 2014. Prior to forming Scorpion Capital and its predecessor firm, Scorpion Holding, Inc., in 1995, Mr. Brandolini served as managing director of Rosecliff, Inc., a leveraged buyout fund co-founded by Mr. Brandolini in 1993. Mr. Brandolini served previously as a vice president in the investment banking department of Salomon Brothers, Inc., and a principal with the Batheus Group and Logic Capital, two venture capital firms. Mr. Brandolini began his career as an investment banker with Lazard Freres & Co. Mr. Brandolini is a director of Cheniere Energy, Inc. (NYSE MKT: LNG), a Houston-based company primarily engaged in LNG related businesses. Mr. Brandolini received a law degree from the University of Paris and an M.B.A. from the Wharton School.

Director Qualifications:

●	Leadership Experience - Executive positions with several private equity firms and a position on the board of directors of Cheniere Energy, Inc.
●	Industry Experience - Service on the board of directors of Cheniere Energy, Inc., as well as personal investments in the oil and gas industry.

R. Glenn Dawson, Director. Mr. Dawson joined our Board of Directors on January 13, 2016. Mr. Dawson has over 30 years of experience in oil and gas exploration in North America and is currently President and Chief Executive Officer of Cuda Energy, Inc., a private Canadian-based exploration and production company. Mr. Dawson’s career includes serving as President of Bakken Hunter, a division of MHR, where he managed operations and development of Bakken assets in the United States and Canada, from 2011 to 2014. His principal responsibilities have involved the generation and evaluation of drilling prospects and production acquisition opportunities. In the early stages of his career, Mr. Dawson was employed as an exploration geologist by Sundance Oil and Gas, Inc., a public company located in Denver, Colorado, concentrating on their Canadian operations. From December 1985 to September 1998, Mr. Dawson held a variety of managerial and technical positions with Summit Resources, a then-public Canadian oil and gas exploration and production company, including Vice President of Exploration, Exploration Manager and Chief Geologist. He served as Vice President of Exploration with PanAtlas Energy Inc., a then-public Canadian oil and gas exploration and production company, from 1999 until its acquisition by Velvet Exploration Ltd. in July 2000. Mr. Dawson was a co-founder and Vice President of Exploration of TriLoch Resources Inc., a then-public Canadian oil and gas exploration company, from 2001 to 2005, until it was acquired by Enerplus Resources Fund. As a result of the sale of TriLoch Resources Inc. to Enerplus Resources Fund, Mr. Dawson founded NuLoch Resources, Inc. in 2005. Mr. Dawson graduated in 1980 from Weber State University of Utah with a Bachelor’s degree in Geology and attended the University of Calgary from 1980 to 1982 in the Masters Program for Geology. As a result of these professional experiences, Mr. Dawson possesses particular knowledge and experience in the operations of oil and gas companies that strengthen the Board’s collective qualifications, skills, and experience.

Director Qualifications:

●	Leadership Experience – President and Chief Executive Officer of Cuda Energy, Inc.; former President of Bakken Hunter.
●	Industry Experience – Extensive experience in oil and gas exploration industry; co-founded numerous oil and gas exploration companies.

General Merrill McPeak, Director. General McPeak joined our Board of Directors in January 2015. He served as the fourteenth chief of staff of the U.S. Air Force and flew 269 combat missions in Vietnam during his distinguished 37-year military career. Following retirement from active service in 1994, General McPeak launched a second career in business. He was a founding investor and chairman of Ethicspoint, an ethics and compliance software and services company, which was subsequently restyled as industry leader Navex Global, which was acquired in 2011 by a private equity firm. General McPeak co-invested and remained a board member of NAVEX Global, until it was sold again in 2014. From 2012 to 2014, General McPeak was Chairman of Coast Plating, Inc., a Los Angeles-based, privately held provider of metal processing and finishing services, primarily to the aerospace industry, which was also acquired in a private equity buyout. He remains a director of that company, now called Valence Surface Technologies. He also currently serves as a director of GenCorp, Lion Biotechnologies and Research Solutions, Inc. Formerly, he was a director of DGT Holdings, a real estate company, Tektronix, TWA and ECC International, a defense subcontractor, where he served for many years as chairman of the Board. General McPeak has a B.A. degree in Economics from San Diego State College and an M.S. in International Relations from George Washington University. He is a graduate of the National War College and of the Executive Development Program of the University of Michigan Graduate School of Business. He spent one academic year as Military Fellow at the Council on Foreign Relations.

Director Qualifications:

●	Leadership Experience - Chief of Staff of the U.S. Air Force; Founding investor and chairman of Ethicspoint (subsequently Navex Global);
●	Industry Experience - Personal investments in the oil and gas industry.

Directors hold office for one year terms expiring at the 2017 annual meeting and until their successors are duly elected and qualified. Officers are elected by, and serve at the discretion of, the Lilis Board. None of the above individuals has any family relationship with any other. It is expected that the Lilis Board will elect officers following each annual meeting of stockholders.

Interests of Certain Persons in the Transaction

All of our current directors, including our Chief Executive Officer, are being nominated pursuant to this Proposal 8. Accordingly, all such persons have an interest in this Proposal 8.

Vote Required for Approval

The five nominees who receive the greatest number of votes cast (plurality) will be elected as directors, assuming that a quorum is present. Failures to vote, abstentions and broker non-votes will have no effect on the approval of this proposal.

THE LILIS BOARD RECOMMENDS THAT LILIS STOCKHOLDERS VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION TO THE BOARD TO SERVE ONE-YEAR TERMS EXPIRING AT THE 2017 ANNUAL MEETING OF STOCKHOLDERS AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFIED.

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PROPOSAL 9: NON-BINDING ADVISORY VOTE ON NAMED EXECUTIVE OFFICER
COMPENSATION (SAY ON PAY VOTE)

For this proposal, Lilis is also referred to as “we,” “us,” or “our.”

Pursuant to the requirements of the Dodd-Frank Act, we are seeking a non-binding advisory vote from holders of our Common Stock to approve the compensation of our named executive officers as described in the Narrative Disclosure to Summary Compensation Table and the Lilis Director and Executive Compensation sections of this proxy statement. This proposal is also referred to as “the say on pay vote.” The Company will hold an advisory vote on executive compensation every year until the next required advisory vote with respect to the frequency of advisory votes on executive compensation, which will occur at the Company’s annual meeting of stockholders in 2018.

As more fully described in the Narrative Disclosure to Summary Compensation Table section, our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related both to Lilis and individual performance.

Stockholders are urged to read the Narrative Disclosure to Summary Compensation Table section of this proxy statement, beginning on page [—], which discusses how our executive compensation policies implement our compensation philosophy, and the Lilis Director and Executive Compensation section of this proxy statement beginning on page [—], which contains tabular information and narrative discussion about the compensation of our named executive officers, for additional details about our executive compensation programs. The compensation committee and the Lilis Board believe that these policies are effective in implementing our compensation philosophy and in achieving its goals.

We are asking our stockholders to indicate their support for our named executive compensation as described in this proxy statement. This proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we are asking our stockholders to approve, on an advisory basis, the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of Lilis’s named executive officers, as disclosed in this proxy statement, including the Narrative Disclosure to Summary Compensation Table, the executive compensation tables, and the narrative discussion under Lilis Director and Executive Compensation contained in the proxy statement.”

Because your vote is advisory, it will not be binding upon the Lilis Board. However, the Lilis Board values stockholders’ opinions and the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Interests of Certain Persons in the Transaction

Our Chief Executive Officer is currently a member of the Lilis Board and has an interest in this Proposal 9.

Vote Required for Approval

Approval of this Proposal 9 requires the affirmative vote of a majority of the votes of Lilis common stock present in person or by proxy and entitled to vote thereon at the Annual Meeting, assuming that a quorum is present. Failures to vote and abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the approval of this proposal.

THE LILIS BOARD RECOMMENDS THAT LILIS STOCKHOLDERS VOTE “FOR” THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION.

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PROPOSAL 10: THE RATIFICATION OF THE SELECTION OF MARCUM LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT OF THE COMPANY FOR 2016

For this proposal, Lilis is also referred to as “we,” “us,” or “our.”

On April 20, 2016, the audit committee of the Lilis Board selected Marcum LLP (“Marcum”) as the independent registered public accountant of the Company for 2016. The Lilis Board is submitting the selection of Marcum for ratification at the 2016 Annual Meeting. The submission of this matter for approval by stockholders is not legally required, but the Lilis Board and the audit committee believe the submission provides an opportunity for stockholders through their vote to communicate with the Lilis Board and the audit committee about an important aspect of corporate governance. If the stockholders do not ratify the selection of Marcum, the audit committee will reconsider the selection of that firm as the Company’s independent registered public accountants.

Hein & Associates LLP (“Hein”) served as the independent registered public accounting firm of the Company for the fiscal year 2013. On November 7, 2014, the Company was notified by Hein that it did not wish to stand for re-election.  Upon completion of its review of the Company’s interim condensed consolidated financial information included in the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014, Hein resigned as the Company’s independent registered public accounting firm.

The reports of Marcum and Hein on the Company’s consolidated financial statements for the years ended December 31, 2015 and 2014 contained no adverse opinion or disclaimer of opinion, and such reports were not qualified or modified as to uncertainty, audit scope or accounting principles. However, as previously reported in the Company’s Form 10-Q for the quarter ended March 31, 2014, Hein advised the Company of a material weakness in its internal controls over financial reporting as of March 31, 2014, related to the monitoring controls and related segregation of duties over automated and manual journal entry transaction processes, and as previously reported in the Company’s Form 10-Q for the quarter ended June 30, 2014, the Company, in consultation with Hein, determined that during the fourth quarter of 2013 and the first three quarters of 2014, there existed a material weakness with respect to the operation of the Company’s internal controls relating to the documentation and authorization procedures of certain travel and entertaining expenses incurred by certain past and present officers in those periods. Furthermore, in connection with management’s assessment of our internal control over financial reporting, conducted based on the Internal Control—Integrated Framework issued by COSO (2013), we identified the following material weaknesses in our internal control over financial reporting as of December 31, 2014:

●	As a result of the resignation of our Chief Financial Officer as previously disclosed by way of current reports on Form 8-K, we did not maintain effective monitoring controls and related segregation of duties over automated and manual journal entry transaction processes.

●	As disclosed in our Form 8-K filed on November 13, 2014, the Company determined that during the fourth quarter of 2013 and the first three quarters of 2014, there existed a material weakness with respect to the operation of the Company’s internal controls relating to the documentation and authorization procedures of certain travel and entertaining expenses incurred by certain past and present officers in those periods.

●	As disclosed previously, in February 2015, the Company discovered an error in the valuation of the conversion derivative liability of the Company’s Debentures for the periods ended December 31, 2011, December 31, 2012, December 31, 2013, March 31, 2014 and June 30, 2014 (together, the “Relevant Periods”). Specifically, the calculation of the conversion liability included in the Company’s financial statements for the Relevant Periods only included the value of the price protection feature, when it should have included both the conversion option and the price protection embedded in the Debentures. The changes in the value of the derivative resulted in changes to the Company’s financial statements, which warranted restatement of the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended September 30, 2013, March 31, 2014 and June 30, 2014.

Because of the material weaknesses described above, management has concluded that the Company did not maintain effective internal control over financial reporting as of the quarters ended March 31, 2015, June 30, 2015 and September 30, 2015 based on the Internal Control—Integrated Framework issued by COSO (2013).

During the year ended December 31, 2013 through the quarter ended June 30, 2014 and the quarter ended September 30, 2014 through the date of this report, there were no disagreements between the Company and Hein or Marcum, respectively, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Hein or Marcum’s satisfaction, as the case may be, would have caused it to make reference to the subject matter of the disagreement in connection with its reports on the consolidated financial statements of the Company for such years.

The Company does not expect Marcum, or its representatives, to be present, to make a statement, or to be available to respond to appropriate questions at the 2015 Annual Meeting.

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Fees

Before our principal accountant is engaged by us to render audit or non-audit services, where required by the rules and regulations promulgated by the SEC and/or Nasdaq, such engagement is approved by the audit committee.

The following table sets forth fees billed by our principal accounting firm of Marcum as of November 25, 2014 and Hein from January 1, 2013 through November 7, 2014:

	Year Ended December 31,
	2014		2015
	Marcum	Hein
Audit Fees	$294,000	$111,254	$264,000
Audit Related Fees	-	-	5,200
Tax Fees	-	66,920	-
All Other Fees	-	-	-
	$294,000	$178,174	$269,200

Audit Fees consist of the aggregate fees for professional services rendered for the audit of our annual financial statements and the reviews of the financial statements included in our quarterly reports on Forms 10-Q and for any other services that were normally provided by our auditors in connection with our statutory and regulatory filings or engagements.

Audit Related Fees consist of the aggregate fees billed or reasonably expected to be billed for professional services rendered for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements and were not otherwise included in Audit Fees.

Tax Fees consist of the aggregate fees billed for professional services rendered for tax consulting. Included in such Tax Fees were fees for consultancy, review, and advice related to our income tax provision and the appropriate presentation on our financial statements of the income tax related accounts.

All Other Fees consist of the aggregate fees billed for products and services provided by our auditors and not otherwise included in Audit Fees, Audit Related Fees or Tax Fees

Audit Committee Pre-Approval Policy

The Company’s independent registered public accounting firm may not be engaged to provide non-audit services that are prohibited by law or regulation to be provided by it, nor may the Company’s independent registered public accounting firm be engaged to provide any other non-audit service unless it is determined that the engagement of the principal accountant provides a business benefit resulting from its inherent knowledge of the Company while not impairing its independence. Our audit committee must pre-approve permissible non-audit services. During fiscal year 2015, our audit committee approved 100% of the non-audit services provided by its independent registered public accounting firm.

Vote Required for Approval

Approval of this Proposal 10 requires the affirmative vote of a majority of the votes of Lilis common stock present in person or by proxy and entitled to vote thereon at the Annual Meeting, assuming that a quorum is present. Failures to vote and abstentions will have the same effect as a vote “AGAINST” this proposal. Broker non-votes will have no effect on the approval of this proposal.

THE LILIS BOARD RECOMMENDS THAT LILIS STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF MARCUM LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTANT OF THE COMPANY FOR 2016.

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COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF LILIS AND BRUSHY

Lilis is incorporated under Nevada law and Brushy is incorporated under Delaware law. The following table compares the material differences between the current rights of Lilis and Brushy stockholders under, in the case of Lilis, Lilis’s articles of incorporation and bylaws, each as amended, and, in the case of Brushy, Brushy’s certificate of incorporation and bylaws, each as amended. The following information is a summary and does not purport to be complete. For more complete information, you should read the governing documents of both Lilis and Brushy. To find out where you can obtain these documents, see “Where You Can Find More Information.”

	Lilis Stockholder Rights	Brushy Stockholder Rights

Authorized Capital	The authorized capital stock of Lilis is 100,000,000 shares of common stock, par value $0.0001 per share, 10,000,000 shares of Series A preferred stock, par value $0.0001 per share, and 7,000 shares of Conditionally Redeemable 6% preferred stock.	The authorized capital stock of Brushy is 150,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.

Number of Directors	The Lilis bylaws provide that the number of directors shall be one or more.	Under Delaware law, Brushy must have one or more directors. The Brushy bylaws provide that the number of directors shall not be less than three or more than nine. By current action of Brushy’s board, pursuant to its certificate of incorporation, the number of directors has been set at 5.

Removal of Directors	Under Nevada law, once elected, directors may be removed only by the vote of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote.	Under Delaware law, directors may be removed by the holders of a majority of shares then entitled to vote at an election of directors.

Vacancies on the Board of Directors	The Lilis bylaws provide that any vacancies or newly created directorships resulting from any increase in the authorized number of directors may be filled by the affirmative vote of a majority of the remaining directors, though less than a quorum, or by a sole remaining director.	The Brushy bylaws provide that any vacancies or newly created directorships resulting from any increase in the authorized number of directors may be filled by election at an annual or special meeting of stockholders called for that purpose or may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors.

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Committees of the Board of Directors	The Lilis bylaws provide that the board may designate one or more committees, each committee to consist of one or more directors of Lilis, and if the board determines, one or more persons who are not directors of Lilis. To the extent provided in the resolution or resolutions or the bylaws, executive committees may exercise the powers of the board in the management of the business and affairs of Lilis, so long as such committee is comprised of one or more directors of Lilis. The current committees of the board of Lilis are the Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee.	The Brushy bylaws provide that the Brushy board may designate one or more committees of the board, each comprised of one or more of its members. To the extent provided in the resolution or resolutions or the bylaws, committees may exercise all of the authority of the board, subject to limitations in Delaware law and the Brushy bylaws. The current committees of the board of directors of Brushy are the Compensation Committee, the Nominating and Corporate Governance Committee and the Audit Committee.

Stockholder Quorum	The Lilis bylaws provide that the holders of a majority of the issued and outstanding shares of Lilis entitled to vote shall constitute a quorum for all purposes of such meetings.	The Brushy bylaws provide that the holders of a majority of the shares of the stock of Brushy entitled to vote at any meeting of the stockholders, present in person or represented by proxy, shall constitute a quorum at such meeting.

Stockholder Action by Written Consent	The Lilis bylaws provide that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if a written consent is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required.	The Brushy bylaws provide that any action required or permitted to be taken at any annual or special meeting of the stockholders may be effected by written consent signed by stockholders representing the not less than the minimum number of votes as necessary to take the proposed action.

Special Meetings of Stockholders

Under Nevada law, unless otherwise provided in the articles of incorporation or bylaws, the entire board of directors, any two directors or the president may call annual and special meetings of the stockholders and directors.

The Lilis bylaws provide that a special meeting of the stockholders may be called by the chief executive officer, and the chief executive officer or secretary if requested in writing by the holders of not less than 10% of all the shares entitled to vote at the meeting.

Under Delaware law, a special meeting of stockholders may be called by the Board of Directors or by any other person authorized to do so in the corporation’s certificate of incorporation or bylaws.

The Brushy bylaws provide that special meetings of stockholders may be called only by the board of directors, the chief executive officer, or by holders of more than 50% of all the shares entitled to vote at the proposed special meeting.

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Amendment of Certificate of Incorporation	Under Nevada law, amendment of the Lilis articles of incorporation requires the approval by holders of a majority of the voting power of the outstanding shares of each class entitled to vote on such matters, however, if a proposed amendment would adversely alter or change any preference or right to given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series adversely affected by the amendment regardless of limitations or restrictions on the voting power thereof.

The Brushy certificate of incorporation provides that Brushy reserves the right to amend or repeal any provision of its certificate of incorporation in the manner prescribed by Delaware law.

Under Delaware law, a majority of the outstanding stock entitled to vote, and a majority of the outstanding stock of each class entitled to vote as a class is required to effect an amendment to the certificate of incorporation.

Amendment of Bylaws	The Lilis bylaws may at any time and from time to time be amended, altered or repealed exclusively by the board of directors.	The Brushy board may amend or repeal the Brushy bylaws, provide that the stockholders have approved by a vote or consent of the majority of the voting interest of the stockholders.

Indemnification and Liability Exculpation of Directors and Officers

The Lilis’s bylaws and articles of incorporation provide that, to the fullest extent permitted by Nevada law, Lilis shall indemnify its directors and officers, including payment of expenses as they are incurred and in advance of the final disposition of any action, suit, or proceeding, so long as such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to criminal proceedings, had no reasonable caused to believe his conduct was unlawful.

The determination to indemnify based on such requirements shall be made by the stockholders, the board of directors by a majority vote of quorum consisting of directors who were not parties to such action, suit or proceeding, or if such quorum not obtainable, by independent legal counsel in a written opinion.

The Nevada Revised Statutes do not permit indemnification as to any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction to be liable to the corporation, or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought determines upon application that in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

The Brushy certificate of incorporation provides that Brushy shall indemnify its directors and officers, including payment of expenses as they are incurred and in advance of the final disposition of any action, suit, or proceeding, so long as such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to criminal proceedings, had no reasonable caused to believe his conduct was unlawful.

As a condition precedent to the right to be indemnified, such officer or director must notify Brushy as soon as practicable of any such action or proceeding for which indemnification is sought.

Under Delaware law, the determination to indemnify based on such requirements shall be made by the stockholders, the board of directors by a majority vote consisting of directors who were not parties to such action, suit or proceeding, by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion.

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LEGAL MATTERS

The validity of the Lilis common stock to be issued in connection with the merger and being offered by this joint proxy statement/prospectus will be passed upon for Lilis by K&L Gates LLP, Irvine, California. Certain United States federal income tax consequences of the merger will be passed upon by K&L Gates LLP, Irvine, California. Matters for Brushy will be passed upon by Duane Morris LLP, Newark, New Jersey.

EXPERTS

The financial statements for Lilis Energy, Inc. as of December 31, 2014 and 2015, and for the fiscal years ended December 31, 2014 and 2015, have been incorporated by reference in this joint proxy statement/prospectus in reliance upon the report of Marcum LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements for Brushy Resources, Inc. as of and for the fiscal year ended December 31, 2015, have been included herein in reliance upon the report of Marcum LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Brushy Resources, Inc. (formerly known as Starboard Resources, Inc.) as of and for the year ended December 31, 2014, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

Information about the estimated net proved reserves and the future net cash flows attributable to the oil and natural gas reserves of Lilis Energy, Inc. as of December 31, 2014 and for the year ended December 31, 2014 and included in this joint proxy statement/prospectus was prepared by Ralph E. Davis & Associates, Inc., an independent reserve engineering firm, and is included herein in reliance upon their authority as experts in reserves and present values.

Estimates of Brushy’s natural gas and oil reserves, related future net cash flows and the present values thereof related to Brushy’s properties as of December 31, 2014 and December 31, 2013, included in this joint proxy statement/prospectus, were based in part upon reserve reports prepared by independent petroleum engineers, Forrest A Garb & Associates, Inc. Brushy has included these estimates in reliance on the authority of said firm as experts in such matters.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this joint proxy statement/prospectus is being delivered to stockholders residing at the same address, unless stockholders have notified the company whose shares they hold of their desire to receive multiple copies of this joint proxy statement/prospectus. This process, which is commonly referred to in this joint proxy statement/prospectus as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of this joint proxy statement/prospectus, or if you are receiving multiple copies of this joint proxy statement/prospectus and wish to receive only one, please contact the company whose shares you hold at its address identified in this paragraph below. Each of Lilis and Brushy will promptly deliver, upon oral or written request, a separate copy of this joint proxy statement/prospectus to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies should be directed to: Lilis Energy, Inc., 216 16th Street, Suite #1350, Denver, CO 80202, Attention: Corporate Secretary, Telephone: (303) 893-9000, or Brushy Resources, Inc., 300 E. Sonterra, Suite 1220, San Antonio, TX 78258, Attention: Corporate Secretary, Telephone: (210) 999-5400.

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WHERE YOU CAN FIND MORE INFORMATION

Lilis and Brushy file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s public reference room by calling the SEC at l-800-SEC-0330. The SEC also maintains an internet site that contains information Lilis and Brushy have filed electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You also can get more information by visiting Lilis’s web site at http://www.lilisenergy.com and Brushy’s web site at http://www.starboardresources.com. Web site materials are not part of this joint proxy statement/prospectus.

Lilis has filed a registration statement on this Form S-4 to register with the SEC the Lilis common stock to be issued to Brushy stockholders upon completion of the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Lilis in addition to being a proxy statement of Lilis and Brushy for their respective stockholder meetings. All information contained in this joint proxy statement/prospectus relating to Lilis has been supplied by Lilis, and all information about Brushy has been supplied by Brushy.

You should rely only on the information contained in this joint proxy statement/prospectus to vote on the proposals to the Lilis stockholders and the Brushy stockholders in connection with the merger, as the case may be. Lilis and Brushy have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [ ], 2016. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of shares of Lilis common stock as contemplated by the merger agreement shall create any implication to the contrary.

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GLOSSARY OF OIL AND GAS TERMS

The following are abbreviations and definitions of certain terms commonly used in the oil and gas industry and this joint proxy statement/prospectus:

Bbl. Stock tank barrel, or 42 U.S. gallons liquid volume, used in this report in reference to crude, condensate or natural gas liquids.

Bcf. Billion cubic feet of natural gas.

BOE. Barrels of crude oil equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.

BOE/d. BOE per day.

Completion. Installation of permanent equipment for production of natural gas or oil, or in the case of a dry hole, the reporting to the appropriate authority that the well has been abandoned.

Condensate. A mixture of hydrocarbons that exists in the gaseous phase at original reservoir temperature and pressure but that, when produced, is in the liquid phase at surface pressure and temperature.

Development well. A well drilled within the proved area of a natural gas or oil reservoir to the depth of a stratigraphic horizon known to be productive.

Drilling locations. Total gross locations specifically quantified by management to be included in our multi-year drilling activities on existing acreage. Our actual drilling activities may change depending on the availability of capital, regulatory approvals, seasonal restrictions, oil and natural gas prices, costs, drilling results and other factors.

Dry well; dry hole. A well found to be incapable of producing either oil or gas in sufficient quantities to justify completion as an oil or gas well.

Exploratory well. A well drilled to find a new field or to find a new reservoir in a field previously found to be productive of natural gas or oil in another reservoir.

Field. An area consisting of either a single reservoir or multiple reservoirs all grouped on or related to the same geological structural feature and/or stratigraphic condition.

Formation. An identifiable layer of subsurface rocks named after its geographical location and dominant rock type.

Gross acres, gross wells, or gross reserves. A well, acre or reserve in which the company owns a working interest, reported at the 100% or 8/8ths level. For example, the number of gross wells is the total number of wells in which the company owns a working interest.

Lease. A legal contract that specifies the terms of the business relationship between an energy company and a landowner or mineral rights holder on a particular tract of land.

Leasehold. Mineral rights leased in a certain area to form a project area.

Mbbls. Thousand barrels of crude oil or other liquid hydrocarbons.

Mboe. Thousand barrels of crude oil equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.

Mcf. Thousand cubic feet of natural gas.

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Mcfe. Thousand cubic feet equivalent, determined using the ratio of six mcf of natural gas to one bbl of crude oil, condensate or natural gas liquids.

MMbtu. Million British Thermal Units.

MMcf. Million cubic feet of natural gas.

Net acres; net wells. A “net acre” or “net well” is deemed to exist when the sum of fractional ownership working interests in gross acres or wells equals one. The number of net acres or wells is the sum of the fractional working interests owned in gross acres or wells expressed as whole numbers and fractions of whole numbers.

Ngl. Natural gas liquids, or liquid hydrocarbons found as a by-product of natural gas.

Overriding royalty interest. Is similar to a basic royalty interest except that it is created out of the working interest. For example, an operator possesses a standard lease providing for a basic royalty to the lessor or mineral rights owner of 1/8 of 8/8. This then entitles the operator to retain 7/8 of the total oil and natural gas produced. The 7/8 in this case is the 100% working interest the operator owns. This operator may assign his working interest to another operator subject to a retained 1/8 overriding royalty. This would then result in a basic royalty of 1/8, an overriding royalty of 1/8 and a working interest of 3/4. Overriding royalty interest owners have no financial or other obligation or responsibility for developing and operating the property. The only expenses borne by the overriding royalty owner are a share of the production or severance taxes and sometimes costs incurred to make the oil or gas salable.

Plugging and abandonment. Refers to the sealing off of fluids in the strata penetrated by a well so that the fluids from one stratum will not escape into another or to the surface. Regulations of all states require plugging of abandoned wells.

Production. Natural resources, such as oil or gas, flowed or pumped out of the ground.

Productive well. A producing well or a well that is mechanically capable of production.

Proved reserves. Those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible – from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and government regulations – prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time.

Proved developed oil and gas reserves. Proved developed oil and gas reserves are proved reserves that can be expected to be recovered (i) through existing wells with existing equipment and operating methods or in which the cost of the required equipment is relatively minor compared to the cost of a new well; and (ii) through installed extraction equipment and infrastructure operational at the time of the reserves estimate if the extraction is by means not involving a well.

Proved undeveloped reserves. Proved undeveloped oil and gas reserves are proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion.

Project. A targeted development area where it is probable that commercial oil and/or gas can be produced from new wells.

Prospect. A specific geographic area which, based on supporting geological, geophysical or other data and also preliminary economic analysis using reasonably anticipated prices and costs, is deemed to have potential for the discovery of commercial hydrocarbons.

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PV-10 (Present value of future net cash flow). The present value of estimated future revenues to be generated from the production of estimated proved reserves, net of capital expenditures and operating expenses, using the simple 12 month arithmetic average of first of the month prices and current costs (unless such prices or costs are subject to change pursuant to contractual provisions), without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expenses, depreciation, depletion and amortization or impairment, discounted using an annual discount rate of 10%. While this non-GAAP measure does not include the effect of income taxes as would the use of the standardized measure calculation, we believe it provides an indicative representation of the relative value of Lilis on a comparative basis to other companies and from period to period.

Recompletion. The process of re-entering an existing well bore that is either producing or not producing and modifying the existing completion and/or completing new reservoirs in an attempt to establish new production or increase or re-activate existing production.

Reserves. Estimated remaining quantities of oil, natural gas and gas liquids anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the project.

Reservoir. A subsurface formation containing a natural accumulation of producible natural gas and/or oil that is naturally trapped by impermeable rock or other geologic structures or water barriers and is individual and separate from other reservoirs.

Secondary Recovery. A recovery process that uses mechanisms other than the natural pressure or fluid drive of the reservoir, such as gas injection or water flooding, to produce residual oil and natural gas remaining after the primary recovery phase.

Shut-in. A well suspended from production or injection but not abandoned.

Standardized measure. The present value of estimated future cash flows from proved oil and natural gas reserves, less future development, abandonment, production and income tax expenses, discounted at 10% per annum to reflect timing of future cash flows and using the same pricing assumptions as were used to calculate PV-10. Standardized measure differs from PV-10 because standardized measure includes the effect of future income taxes.

Successful. A well is determined to be successful if it is producing oil or natural gas in paying quantities.

Undeveloped acreage. Leased acreage on which wells have not been drilled or completed to a point that would permit the production of economic quantities of oil or natural gas regardless of whether such acreage contains proved reserves.

Water-flood. A method of secondary recovery in which water is injected into the reservoir formation to maintain or increase reservoir pressure and displace residual oil and enhance hydrocarbon recovery.

Working interest. The operating interest that gives the lessees/owners the right to drill, produce and conduct operating activities on the property, and to receive a share of the production revenue, subject to all royalties, overriding royalties and other burdens, all development costs, and all risks in connection therewith.

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INDEX TO FINANCIAL STATEMENTS

LILIS ENERGY, INC.

BRUSHY RESOURCES, INC. (FORMERLY STARBOARD RESOURCES, INC.) AND SUBSIDIARIES

243

Report of Independent Registered Public Accounting Firm

To the Audit Committee of the

Board of Directors and Stockholders

of Lilis Energy, Inc.

We have audited the accompanying balance sheets of Lilis Energy, Inc. (the “Company”) as of December 31, 2015 and 2014, and the related statements of operations, stockholders’ (deficit)/equity and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Lilis Energy, Inc., as of December 31 2015 and 2014, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will not continue as a going concern. As more fully described in Note 2, the Company has a significant accumulated deficit, working capital deficit, incurred significant net losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

/s/ Marcum LLP

Marcum llp

New York, NY
April 14, 2016

F-1

LILIS ENERGY, INC.

Balance Sheets

	December 31,	December 31,
	2015	2014

Assets
Current assets:
Cash	$110,022	$509,628
Restricted cash	3,777	183,707
Accounts receivable (net of allowance of $80,000 at December 31, 2015 and 2014)	951,645	831,706
Prepaid assets	75,233	54,064
Total current assets	1,140,677	1,579,105

Oil and gas properties (full cost method), at cost:
Evaluated properties	50,096,063	46,268,756
Unevaluated acreage, excluded from amortization	-	2,885,758
Wells in progress, excluded from amortization	-	6,041,743
Total oil and gas properties, at cost	50,096063	55,196,257
Less accumulated depreciation, depletion, amortization, and impairment	(49,573,439)	(24,550,217)
Oil and gas properties at cost, net	522,624	30,646,040

Other assets:
Office equipment net of accumulated depreciation $137,149 and $107,712 at December 31, 2015 and 2014, respectively.	44,386	73,823
Deferred financing costs, net	220,020	60,000
Restricted cash and deposits	2,000,406	215,541
Total other assets	2,264,812	349,364

Total Assets	$3,928,113	$32,574,509

The accompanying notes are an integral part of these financial statements.

F-2

LILIS ENERGY, INC.

BALANCE SHEETS

	December 31,	December 31,
	2015	2014

Liabilities, Redeemable Preferred Stock and Stockholders' (Deficit)/Equity
Current liabilities:
Dividends accrued on preferred stock	$720,000	180,000
Accrued expenses for drilling activity	535,938	5,734,131
Accounts payable	1,331,963	975,749
Accrued expenses	2,955,419	1,248,995
Convertible bridge notes, net of discount	673,739	-
Convertible bridge notes – related parties, net of discount	1,054,552	-
Term loan – Heartland, net of discount	2,712,089	-
Convertible debentures, net of discount	6,846,465	-
Convertible debentures conversion derivative liability	5,511	-
Total current liabilities	16,835,676	8,138,875

Long term liabilities:
Asset retirement obligation	207,953	200,063
Warranty liability	55,655	393,788
Convertible debentures, net of discount	-	6,840,076
Convertible debentures conversion derivative liability	-	1,249,442
Total long-term liabilities	263,608	8,683,369

Total liabilities	17,099,284	16,822,244

Commitments and contingencies

Conditionally redeemable 6% preferred stock, $0.0001 par value: 7,000 shares authorized, 2,000 shares issued and outstanding with a liquidation preference of $2,150,000 as of December 31, 2015.	1,172,517	1,686,102

Stockholders’ (deficit)/equity
Series A Preferred stock, $0.0001 par value; stated rate $1,000:10,000,000 shares authorized, 7,500 issued and outstanding with a liquidation preference of $8,040,000 as of December 31, 2015.	6,794,000	6,794,000
Common stock, $0.0001 par value: 100,000,000 shares authorized; 27,858,255 and 26,988,240 shares issued and outstanding as of December 31, 2015 and December 31, 2014, respectively	2,786	2,699
Additional paid in capital	159,769,184	155,097,785
Accumulated deficit	(180,909,658)	(147,828,321)
Total stockholders' (deficit)/equity	(14,343,688)	14,066,163

Total Liabilities, Redeemable Preferred Stock and Stockholders’ (Deficit)/Equity	$3,928,113	$32,574,509

The accompanying notes are an integral part of these financial statements.

F-3

LILIS ENERGY, INC.

Statements of Operations

Years Ended December 31, 2015 and 2014

	2015	2014

Revenue:
Oil sales	$292,332	$2,581,689
Gas sales	77,068	364,732
Operating fees	26,664	182,773
Realized gain on commodity price derivatives	-	11,143
Total revenue	396,064	3,140,337

Costs and expenses:
Production costs	195,435	954,347
Production taxes	27,917	269,823
General and administrative	7,929,628	10,325,842
Depreciation, depletion and amortization	584,203	1,337,662
Impairment of evaluated oil and gas properties	24,478,378	-
Total costs and expenses	33,215,561	12,887,675

Loss from operations before conveyance	(32,819,497)	(9,747,338)
Loss on conveyance of oil and gas properties	-	(2,269,760)
Loss from operations	(32,819,497)	(12,017,098)

Other income (expenses):
Other income	3,160	32,444
Inducement expense	-	(6,661,275)
Change in fair value of convertible debentures conversion derivative liability	1,243,931	(5,526,945)
Change in fair value of warrant liability	394,383	571,228
Change in fair value of conditionally redeemable 6% Preferred stock	513,585	-
Interest expense	(1,696,899)	(4,837,025)
Total other income (expenses)	458,160	(16,421,573)

Net loss	(32,361,337)	(28,438,671)
Dividend on Preferred stock	(120,000)	(341,848)
Deemed dividend Series A Convertible Preferred stock	(600,000)	(3,519,370)
Net loss attributable to common stockholders	$(33,081,337)	$(32,299,889)

Net loss per common share basic and diluted	$(1.21)	$(1.23)
Weighted average shares outstanding:
Basic and diluted	27,267,749	26,333,161

The accompanying notes are an integral part of these financial statements

F-4

LILIS ENERGY, INC.

Statements of STOCKHolders’ (DEFICIT)/Equity

Years Ended December 31, 2015 and 2014

					Additional
	Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total

Balance, January 1, 2014	-	$-	19,671,901	$1,967	$121,451,232	$(115,528,432)	$5,924,767

Common stock issued in connection with January 2014 private placement	-	-	2,959,125	296	3,557,107	-	3,557,403
Fair value of warrants issued in connections with January 2014 private placement including placement warrants	-	-	-	-	1,678,596	-	1,678,596
Common stock issued in connection with January 2014 conversion of convertible debt	-	-	4,366,726	437	8,733,001	-	8,733,438
Common stock issued for placement fees in connection with January 2014 conversion of convertible debt	-	-	225,000	23	686,227	-	686,250
Fair value of inducement expense in connection with debenture conversion	-	-	-	-	6,661,275	-	6,661,275
Reclassification of conversion liability in connection with January 2014 conversion of convertible debt		-	-	-	4,882,815	-	4,882,815
Preferred stock issued in connection with May 2014 private placement, net	7,500	6,794,000	-	-	-	-	6,794,000
Fair value of warrant and beneficial conversion feature in connection with May 2014 private placement	-	-	-	-	3,519,370	(3,519,370)	-
Common stock issued for interest in connection with convertible debt outstanding	-	-	1,396,129	140	1,188,299	-	1,188,439
Common shares issued for restricted stock vested	-	-	327,901	32	(32)	-	-
Stock based compensation for issuance of restricted stock	-	-	-	-	514,804	-	514,804
Stock based compensation for issuance of stock options	-	-	-	-	1,242,256	-	1,242,256
Common stock issued for professional services	-	-	90,000	9	305,040	-	305,049
Fair value of warrants issued for professional services	-	-	-	-	677,590	-	677,590
Adjustment for restricted stock not vested	-	-	(2,048,542)	(205)	205	-	-
Dividend Preferred stockholders	-	-	-	-	-	(341,848)	(341,848)
Net Loss	-	-	-	-	-	(28,438,671)	(28,438,671)

Balance, December 31, 2014	7,500	6,794,000	26,988,240	2,699	155,097,785	(147,828,321)	14,066,163

Common stock issued for professional services	-	-	75,000	7	149,993	-	150,000
Common stock issued for officer and board compensation	-	-	795,015	80	214,922	-	215,002
Fair value of warrants issued for professional services	-	-	-	-	424,636	-	424,636
Fair value of warrants issued for bridge term loan	-	-	-	-	476,261	-	476,261
Fair value of warrants issued for bridge term loan – related parties	-	-	-	-	745,450	-	745,450
Stock based compensation for issuance of stock options	-	-	-	-	2,191,274	-	2,191,274
Stock based compensation for issuance of restricted stock	-	-	-	-	468,863	-	468,863
Dividend Preferred stockholders	-	-	-	-	-	(120,000)	(120,000)
Deemed dividend Series A Convertible Preferred stock	-	-	-	-	-	(600,000)	(600,000)
Net loss	-	-	-	-	-	(32,361,337)	(32,361,337)
Balance, December 31, 2015	7,500	$6,794,000	27,858,255	$2,786	$159,769,184	$(180,909,658)	$(14,343,688)

The accompanying notes are an integral part of these financial statements.

F-5

LILIS ENERGY, INC.

Statements of Cash Flows

Years Ended December 31, 2015 and 2014

	Year ended December 31,
	2015	2014
Cash flows from operating activities:
Net loss	$(32,361,337)	$(28,438,671)
Adjustments to reconcile net loss to net cash used in operating activities:
Inducement expense	-	6,661,275
Common stock issued to investment bank for fees related to conversion of convertible debentures	-	686,250
Equity instruments issued for services and compensation	3,449,775	2,739,699
Reserve on bad debt expense	-	30,000
Loss on conveyance of property	-	2,269,760
Loss from hedge settlements	-	11,143
Change in fair value of price derivative		(4,464)
Change in fair value of executive incentive bonus	33,508	(105,000)
Amortization of deferred financing cost	27,391	234,699
Common stock issued for convertible note interest	-	1,188,439
Change in fair value of convertible debenture conversion derivative	(1,243,931)	5,526,945
Change in fair value of warrant liability	(394,383)	(571,228)
Change in fair value of conditionally redeemable 6% Preferred stock	(513,585)	965,016
Depreciation, depletion, amortization and accretion of asset retirement obligation	584,203	1,337,662
Impairment of evaluated oil and gas properties	24,478,378	-
Accretion of debt discount	24,728	849,147
Changes in operating assets and liabilities:
Accounts receivable	(119,939)	(394,369)
Restricted cash	145,065	320,916
Other assets	57,728	141,652
Accounts payable and other accrued expenses	2,027,098	(755,108)
Net cash used in operating activities	(3,805,301)	(7,306,237)

Cash flows from investing activities:
Acquisition of undeveloped acreage	-	(305,000)
Drilling capital expenditures	(97,999)	(190,786)
Additions of office equipment	-	(10,815)
Deposit on potential merger	(1,750,000)	-
Net cash used in investing activities	(1,847,999)	(506,601)

Cash flows from financing activities:
Net proceeds from issuance of Common Stock	-	5,236,000
Proceeds from issuance of debt	5,950,002	-
Net proceeds from issuance of Series A Convertible Preferred Stock	-	6,794,000
Debt issuance cost	(266,308)	-
Dividend payments on Preferred stock	(180,000)	(161,848)
Repayment of debt	(250,000)	(3,711,051)
Net cash provided by financing activities	5,253,694	8,157,101

Increase (decrease) in cash	(399,606)	344,263
Cash at beginning of year	509,628	163,365

CASH AT END OF YEAR	$110,022	$509,628
Supplemental disclosure:
Cash paid for interest	$365,303	$1,324,988
Cash paid for income taxes	$-	$-

Non-cash transactions:
Fair value of warrants issued as debt discount	$1,221,711	$-
Disposition of oil and gas assets for elimination of accrued expenses for drilling	$5,198,193	$-
Common stock issued for accrued convertible debenture interest	$-	$1,188,439
Acquisition of oil and gas assets for accounts payable and accrued interest	$-	$5,466,405
Transfer from derivative liability to equity	$-	$4,882,815
Issuance of Common Stock for payment of convertible debentures	$-	$8,733,438
Issuance of redeemable preferred stock for payment of term notes payable	$-	$1,686,102
Conveyance of oil and gas properties for payment of term notes payable	$-	$15,063,289
Conveyance of oil and gas properties for reduction in asset retirement obligation	$-	$973,132

The accompanying notes are an integral part of these financial statements.

F-6

LILIS ENERGY, INC.

Notes to THE Financial Statements

NOTE 1 – ORGANIZATION

On September 21, 2009, Universal Holdings, Inc. (“Universal”), a Nevada corporation, completed the acquisition of Coronado Acquisitions, LLC (“Coronado”). Under the terms of the acquisition, Coronado was merged into Universal. On October 12, 2009, Universal changed its name to Recovery Energy, Inc. On December 1, 2013, Recovery Energy, Inc. changed its name to Lilis Energy, Inc. (“Lilis”, “Lilis Energy”, “we”, “our”, and the “Company”). The acquisition was accounted for as a reverse acquisition with Coronado being treated as the acquirer for accounting purposes. Accordingly, the financial statements of Coronado and Recovery Energy have been adopted as the historical financial statements of Lilis.

The Company is an independent oil and gas exploration and production company focused on the Denver-Julesburg Basin (“DJ Basin”) where it holds 16,000 net acres. Lilis drills for, operates and produces oil and natural gas wells through the Company’s land holdings located in Wyoming, Colorado, and Nebraska.

All references to production, sales volumes and reserves quantities are net to the Company’s interest unless otherwise indicated.

NOTE 2 – GOING CONCERN AND MANAGEMENT PLANS

The Company’s financial statements for the year ended December 31, 2015 have been prepared on a going concern basis.  The Company has reported net operating losses during the year ended December 31, 2015 and for the past five years. This history of operating losses, along with the recent decrease in commodity prices, may adversely affect the Company’s ability to access capital it needs to continue operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts, or amounts of liabilities, that might result from this uncertainty.

We will need to raise additional funds to finance continuing operations. However, we may not be successful in doing so. Without sufficient additional financing, it would be unlikely for us to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to successfully accomplish our business plan and eventually secure other sources of financing and attain profitable operations.

Information about our year-end financial position is presented in the following table (in thousands):

	Year ended December 31,
	2015	2014

Financial Position Summary
Cash and cash equivalents	$110	$510
Working capital (deficit)	$(15,695)	$(6,560)
Balance outstanding on convertible debentures, convertible notes payable and term loan	$11,317	$6,840
Stockholders’ (deficit)/equity	$(14,344)	$14,067

As of December 31, 2015, the Company had a negative working capital balance and a cash balance of approximately $15.7 million and $110,000, respectively. As of March 30, 2016, the Company’s cash balance was approximately $50,000. The Company has historically financed its operations through the sale of debt and equity securities and borrowings under credit facilities with financial institutions.

For a complete description of the Company’s indebtedness, see Note 7 — Loan Agreements.

F-7

Development and Production

During the year ended December 31, 2015, the Company transferred $847,000 from wells-in progress to developed oil and natural gas properties. This included approximately $491,000 from a well currently producing in Northern Wattenberg and approximately $356,000 of cost incurred for projects that the Company no longer plans to pursue.

During the year ended December 31, 2015, the Company entered into five joint operating agreements to participate as a non-operator in the drilling of five horizontal wells. The Company has an average of 2.78% working interest in each of these wells which are being drilled by reliable companies. However, due to capital constraints, the Company expects that it will be put into non-consent status on each of these wells unless other arrangements can be made.

Additionally, as of March 30, 2016, the Company was producing approximately 20 BOE a day from eight economically producing wells. Due to a decline in commodity prices, the cash generated from the Company’s production activity is not sufficient to pay its operating costs and the Company does not have sufficient cash to continue operations in the ordinary course.

Proposed Merger with Brushy Resources

On December 29, 2015, the Company entered into the Merger Agreement, which is described in more detail under “Business and Properties—Pending Merger with Brushy Resources.” Among other conditions to the Merger, the Company is required to repay its Term Loan in full, convert the $6.85 million outstanding under its Debentures into Common Stock at $0.50 and convert $7.5 million of its outstanding Series A Preferred Stock into Common Stock at $0.50. In addition, Brushy will have to repay, refinance or negotiate alternative terms with its senior lender prior to completing the Merger.

The Company believes that if the Merger is successfully completed, it will substantially increase its producing properties resulting in significantly greater cash flow while eliminating or refinancing its existing indebtedness. The Company will however be required to obtain significant additional capital to pay outstanding debt obligations, pay professional fees related to the Merger, pay outstanding payables in the ordinary course and to fund the combined company’s working capital requirements. While the Company expects to raise additional capital to fund all of these obligations, the current volatility in the commodity markets has made it difficult for oil and gas exploration companies, including the Company, to access debt or equity financing or obtain borrowings from financial lenders.

If the Company is unable to complete the Merger or otherwise obtain significant capital, it will likely not be able to continue its current operations and would have to consider other alternatives to preserve value for the Company’s stockholders. These alternatives could include engaging in discussions to acquire other producing properties, selling or disposing of some or all of the Company’s assets or a liquidation of its business.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES

Basis of Presentation

The accompanying financial statements were prepared by the Company in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The financial statements reflect all normal recurring adjustments which are, in the opinion of management, necessary to provide a fair statement of the results of operations and financial position.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Management evaluates estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic and commodity price environment. Although actual results may differ from these estimates under different assumptions or conditions, the Company believes that its estimates are reasonable.

F-8

The most significant financial estimates are associated with the Company’s estimated volumes of proved oil and natural gas reserves, asset retirement obligations, assessments of impairment imbedded in the carrying value of undeveloped acreage and undeveloped properties, fair value of financial instruments, including derivative liabilities, depreciation and accretion, income taxes and contingencies.

Restricted Cash and Deposits

Short term restricted cash consists of severance and ad valorem tax proceeds which are payable to various tax authorities. As of December 31, 2015 and 2014, the short-term deposits were approximately $4,000 and $184,000, respectively. At December 31, 2015 and 2014, the Company had $215,000 of non-current restricted cash for plugging bonds. Long term restricted cash and deposits consist of a $1.75 million deposit for the proposed merger with Brushy described in more detail below, plugging bonds and other deposits.  As of December 31, 2015 and 2014 the long-term deposits were approximately $2.0 million and $216,000, respectively.

Accounts Receivable

The Company records actual and estimated oil and gas revenue receivable from third parties at its net revenue interest. The Company also reflects costs incurred on behalf of joint interest partners. The Company typically has the right to withhold future revenue disbursements to recover outstanding joint interest billings on outstanding receivables from joint interest owners. Management periodically reviews accounts receivable amounts for collectability and records its allowance for uncollectible receivables using the allowance method based on past experience. Allowance for doubtful accounts are based primarily on joint interest billings for expenses related to oil and natural gas wells. Receivables which derive from sales of certain oil and gas production are collateral under the Company’s Credit Agreement.

Concentration of Credit Risk

The Company's cash is invested at major financial institutions primarily within the United States. At December 31, 2015 and 2014, the Company’s cash was maintained in accounts that are insured up to the limit determined by the federal governmental agency. The Company may at times have balances in excess of the federally insured limits. Periodically, the Company evaluates the creditworthy of the financial institutions, and has not experienced any losses in such accounts.

Significant Customers

The Company’s major customers include, Shell Trading (US), PDC Energy and Noble Energy. These customers accounted for approximately 42%, 26% and 21% for the year ended December 31, 2015 and approximately 63%, 14% and 9% for the year ended December 31, 2014, respectively.

However, the Company does not believe that the loss of a single purchaser would materially affect the Company’s business because there are numerous other purchasers in the area in which the Company sells its production.

Reserves

All of the reserves data included herein are estimates.  Estimates of the Company’s crude oil and natural gas reserves are prepared in accordance with guidelines established by the SEC, including rule revisions designed to modernize the oil and gas company reserves reporting requirements, which the Company implemented effective December 31, 2010.  Reservoir engineering is a subjective process of estimating underground accumulations of crude oil and natural gas. There are numerous uncertainties inherent in estimating quantities of proved crude oil and natural gas reserves. Uncertainties include the projection of future production rates and the expected timing of development expenditures.  The accuracy of any reserves estimate is a function of the quality of available data and of engineering and geological interpretation and judgment.  As a result, reserves estimates may be different from the quantities of crude oil and natural gas that are ultimately recovered. In addition, the ability to produce economic reserves is dependent on the oil and gas prices used in the reserves estimate. The Company’s reserves estimates are based on 12-month average commodity prices, unless contractual arrangements otherwise designate the price to be used, in accordance with the SEC rules.  However, oil and gas prices are volatile and, as a result, the Company’s reserves estimates may change in the future.

F-9

Estimates of proved crude oil and natural gas reserves significantly affect the Company’s depreciation, depletion, and amortization “DD&A” expense. For example, if estimates of proved reserves decline, the DD&A rate will increase, resulting in a decrease in net income. A decline in estimates of proved reserves could also result in an impairment charge, which would reduce earnings.

Oil and Gas Producing Activities

The Company follows the full cost method of accounting for oil and gas operations whereby all costs related to the exploration, non-production related development and acquisition of oil and natural gas reserves are capitalized. Such costs include land acquisition costs, geological and geophysical expenses, carrying charges on non-producing properties, costs of drilling, developing and completing productive wells and/or plugging and abandoning non-productive wells, and any other costs directly related to acquisition and exploration activities. Proceeds from property sales are generally applied as a credit against capitalized exploration and development costs, with no gain or loss recognized, unless such a sale would significantly alter the relationship between capitalized costs and the proved reserves attributable to these costs. A significant alteration would typically involve a sale of 25% or more of proved reserves.

The Company accounts for its unproven long-lived assets in accordance with Accounting Standards Codification (“ASC”) Topic 360-10-05, Accounting for the Impairment or Disposal of Long-Lived Assets. ASC Topic 360-10-05 requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the historical cost carrying value of an asset may no longer be appropriate.

Depletion of exploration and development costs and depreciation of wells and tangible production assets is computed using the units-of-production method based upon estimated proved oil and gas reserves. Costs included in the depletion base to be amortized include (a) all proved capitalized costs including capitalized asset retirement costs net of estimated salvage values, less accumulated depletion, (b) estimated future development cost to be incurred in developing proved reserves; and (c) estimated decommissioning and abandonment/restoration costs, net of estimated salvage values, that are not otherwise included in capitalized costs.

The costs of undeveloped acreage are withheld from the depletion base until it is determined whether or not proved reserves can be assigned to the properties. When proved reserves are assigned to such properties or one or more specific properties are deemed to be impaired, the cost of such properties or the amount of the impairment is added to full cost pool which is subject to depletion calculations.

Under the full cost method of accounting, capitalized oil and gas property costs less accumulated depletion and net of deferred income taxes may not exceed an amount equal to the sum of the present value, discounted at 10%, of estimated future net revenues from proved oil and gas reserves and the cost of unproved properties not subject to amortization (without regard to estimates of fair value), or estimated fair value, if lower, of unproved properties that are not subject to amortization. Should capitalized costs exceed this ceiling, an impairment expense is recognized. During the year ended December 31, 2015, the Company recorded a $24.5 million impairment. No impairment was recorded in 2014.

The present value of estimated future net cash flows was computed by applying: a flat oil price to forecast revenues from estimated future production of proved oil and gas reserves as of period-end, less estimated future expenditures to be incurred in developing and producing the proved reserves (assuming the continuation of existing economic conditions), less any applicable future taxes.

Effective as of December 31, 2014, the Company completed an assessment of its inventory of unevaluated acreage, which resulted in a transfer of $9.90 million from unevaluated acreage to evaluated properties. In assessing the unevaluated acreage, the Company analyzed the expiration dates during the years ended December 31, 2014 and 2015 of leases that are not otherwise renewable, and transferred such acreage in the amount of $6.99 million. In addition to the transfer of near and intermediate term expirations, the Company assessed the carrying value of its remaining acreage, and concluded that an additional transfer of $2.91 million was necessary. No proved reserves were associated with the transferred acreage.

F-10

Due to the decline in commodity prices, the Company incurred a full cost ceiling impairment in the year ended December 31, 2015. Because the ceiling calculation uses rolling 12-month average commodity prices, lower quarter-over-quarter prices in 2015 compared to 2014 resulted in a lower ceiling value each quarter. Impairment charges do not affect cash flow from operating activities, but have and could continue to adversely affect the Company’s net income and stockholders’ equity.

During the year ended December 31, 2015, the Company transferred its remaining inventory of unevaluated acreage of $2.9 million to evaluated properties.

Wells in Progress

Wells in progress connotes wells that are currently in the process of being drilled or completed or otherwise under evaluation as to their potential to produce oil and gas reserves in commercial quantities. Such wells continue to be classified as wells in progress and withheld from the depletion calculation and the ceiling test until such time as either proved reserves can be assigned, or the wells are otherwise abandoned. Upon either the assignment of proved reserves or abandonment, the costs for these wells are then transferred to the full cost pool and become subject to both depletion and the ceiling test calculations in accordance with full cost accounting under Rule 4-10 of Regulation S-X of the Securities Exchange Act of 1934, as amended.

Deferred Financing Costs

As of December 31, 2015 and 2014, the Company recorded unamortized deferred financing costs of $220,000 and $60,000, respectively, related to the closing of its term loans and credit agreements. Deferred financing costs include origination (cash and warrants), legal and engineering fees incurred in connection with the Company's term notes, which are being amortized using the straight-line method, which approximated interest rate method, over the term of the loans. The Company recorded amortization expense of approximately $27,000 and $295,000, respectively, in the years ended December 31, 2015 and 2014.

Property and Equipment

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of property and equipment range from one to seven years. The Company recorded approximately $29,000 and $28,000 of depreciation for the years ended December 31, 2015 and 2014, respectively.

Impairment of Long-lived Assets

The Company accounts for long-lived assets (other than oil and gas properties) at cost. Other long-lived assets consist principally of property and equipment and identifiable intangible assets with finite useful lives (subject to amortization, depletion, and depreciation). The Company may impair these assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. Recoverability is measured by comparing the carrying amount of an asset to the expected undiscounted future net cash flows generated by the asset. If it is determined that the asset may not be recoverable, and if the carrying amount of an asset exceeds its estimated fair value, an impairment charge is recognized to the extent of the difference.

Fair Value of Financial Instruments

As of December 31, 2015 and 2014, the carrying value of cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, interest and dividends payable and customer deposits approximates fair value due to the short-term nature of such items. The carrying value of the Company’s secured debt is carried at cost as the related interest rate are at the terms approximates rates currently available to the Company.

F-11

Commodity Derivative Instrument

The Company utilizes swaps to reduce the effect of price changes on a portion of its future oil production. On a monthly basis, a swap requires the Company to pay the counterparty if the settlement price exceeds the strike price and the same counterparty is required to pay the Company if the settlement price is less than the strike price. The objective of the Company's use of derivative financial instruments is to achieve more predictable cash flows in an environment of volatile oil and gas prices and to manage its exposure to commodity price risk. While the use of these derivative instruments limits the downside risk of adverse price movements, such use may also limit the Company's ability to benefit from favorable price movements. The Company may, from time to time, add incremental derivative contracts to hedge additional production, restructure existing derivative contracts or enter into new transactions to modify the terms of current contracts in order to realize the current value of the Company's existing positions.

The use of derivatives involves the risk that the counterparties to such instruments will be unable to meet the financial terms of such contracts. The Company's derivative contracts have typically been arranged with one counterparty. The Company has netting arrangements with this counterparty that provide for the offset of payables against receivables from separate derivative arrangements with the counterparty in the event of contract termination. The derivative contracts may be terminated by a non-defaulting party in the event of default by one of the parties to the agreement. The Company periodically enters into various commodity derivative financial instruments intended to hedge against exposure to market fluctuations of oil prices. As of December 31, 2015 and 2014, the Company did not have any commodity derivative instruments outstanding.

Revenue Recognition

The Company records revenues from the sales of crude oil, natural gas and natural gas liquids when the product is delivered at a fixed or determinable price, title has transferred and collectability is reasonably assured.

Oil and Natural Gas Revenue

Sales of oil and natural gas, net of any royalties, are recognized when persuasive evidence of a sales arrangement exists, oil and natural gas have been delivered to a custody transfer point, the rights and responsibility of ownership pass to the purchaser upon delivery, collection of revenue from the sale is reasonably assured, and the sales price is fixed or determinable. Virtually all of the Company’s contracts’ oil and natural gas pricing provisions are tied to a NYMEX market index, with certain local differential adjustments based on, among other factors, whether a well delivers oil or natural gas to a gathering, refinery, marketing company, or transmission line and prevailing local supply and demand conditions. The price of the oil and natural gas fluctuates to remain competitive with other local oil suppliers.

Asset Retirement Obligation

The Company incurs retirement obligations for certain assets at the time they are placed in service. The fair values of these obligations are recorded as liabilities on a discounted basis. The costs associated with these liabilities are capitalized as part of the related assets and depreciated. Over time, the liabilities are accreted for the change in their present value.

For purposes of depletion calculations, the Company also includes estimated dismantlement and abandonment costs, net of salvage values, associated with future development activities that have not yet been capitalized as asset retirement obligations.

Asset retirement obligations incurred are classified as Level 3 (unobservable inputs) fair value measurements. The asset retirement liability is allocated to operating expense using a systematic and rational method. As of December 31, 2015 and 2014, the Company recorded a related liability of approximately $208,000 and $200,000, respectively.

F-12

The information below reconciles the value of the asset retirement obligation for the periods presented (in thousands):

	For the years ended December 31,
	2015	2014
Balance, beginning of year	$200	$1,105
Liabilities incurred	-	4
Accretion expense	10	64
Conveyance of liability with oil and gas properties conveyance	-	(973)
Change in estimate	(2)	-
Balance, end of year	$208	$200

Stock Based Compensation

The Company measures the fair value of stock-based compensation expense awards made to employees and directors, including stock options, restricted stock units, restricted stock and employee stock purchases related to employee stock purchase plans, on the date of grant using a Black-Scholes model. Restricted stock awards are recorded at the fair market value of the stock on the date of grant. The value of the portion of the award that is ultimately expected to vest is recognized as an expense ratably over the requisite service periods. The measurement of share-based compensation expense is based on several criteria, including but not limited to the valuation model used and associated input factors, such as expected term of the award, stock price volatility, risk free interest rate, dividend rate and award cancellation rate. These inputs are subjective and are determined using management’s judgment. If differences arise between the assumptions used in determining share-based compensation expense and the actual factors, which become known over time. The Company may change the input factors used in determining future share-based compensation expense.

The Company accounts for warrant grants to non-employees whereby the fair values of such warrants are determined using the option pricing model at the earlier of the date at which the non-employee’s performance is complete or a performance commitment is reached.

Warrant Modification Expense

The Company accounts for the modification of warrants as an exchange of the old award for a new award. The incremental value is measured as the excess, if any, of the fair value of the modified award over the fair value of the original award immediately before modification, and is either expensed as a period expense or amortized over the performance or vesting date. The Company estimates the incremental value of each warrant using the Black-Scholes option pricing model. The Black-Scholes model is highly complex and dependent on key estimates by management. The estimate with the greatest degree of subjective judgment is the estimated volatility of the Company’s stock price.

Net Loss per Common Share

Earnings (losses) per share are computed based on the weighted average number of common shares outstanding during the period presented. Diluted earnings per share are computed using the weighted-average number of common shares outstanding plus the number of common shares that would be issued assuming exercise or conversion of all potentially dilutive common shares.

Potentially dilutive securities, such as shares issuable upon the conversion of debt or preferred stock, and exercise of stock purchase warrants and options, are excluded from the calculation when their effect would be anti-dilutive. As of December 31, 2015 and 2014 shares underlying options, warrants, preferred stock and convertible debentures have been excluded from the diluted share calculations as they were anti-dilutive as a result of net losses incurred.

F-13

The Company had the following Common Stock equivalents at December 31, 2015 and 2014:

	December 31, 2015	December 31, 2014
Stock Options	6,083,333	3,583,333
Restricted Stock Units (employees/directors)	1,869,000	1,630,667
Series A Preferred Stock	3,112,033	3,112,033
Stock Purchase Warrants	24,383,161	17,007,065
Convertible Debentures	3,423,233	3,423,233
Convertible Bridge Notes	5,900,004	-
	44,770,764	28,756,311

Income Taxes

The Company uses the asset and liability method in accounting for income taxes. Deferred tax assets and liabilities are recognized for temporary differences between financial statement carrying amounts and the tax bases of assets and liabilities, and are measured using the tax rates expected to be in effect when the differences reverse. Deferred tax assets are also recognized for operating loss and tax credit carry forwards. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. A valuation allowance is used to reduce deferred tax assets when uncertainty exists regarding their realization.

The Company recognizes its tax benefits only for tax positions that are more likely than not to be sustained upon examination by tax authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50 percent likely to be realized upon settlement. A liability for “unrecognized tax benefits” is recorded for any tax benefits claimed that do not meet these recognition and measurement standards. As of December 31, 2015 and 2014, the Company has determined that no liability is required to be recognized.

The Company’s policy is to recognize any interest and penalties related to unrecognized tax benefits in income tax expense. No interest or penalties were required to be accrued at December 31, 2015 and December 31, 2014. Further, the Company does not expect that the total amount of unrecognized tax benefits will significantly increase or decrease during the next 12 months.

Recently Issued Accounting Pronouncements

 In May 2014, the FASB issued ASU No. 2014-09 (“ASU 2014-09”), “Revenue from Contracts with Customers,” which requires an entity to recognize revenue representing the transfer of promised goods or services to customers in an amount that reflects the consideration which the company expects to receive in exchange for those goods or services. ASU 2014-09 is intended to establish principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenues and cash flows arising from the entity’s contracts with customers. ASU 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective. The new standard is effective for us on January 1, 2018. Early application is only permitted as of January 1, 2017. The Company is currently evaluating the effect that ASU 2014-09 will have on its financial statements and related disclosures.

In June 2014, the FASB issued ASU No. 2014-12 (“ASU 2014-12”), “Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period,” which requires a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. ASU 2014-12 states that the performance target should not be reflected in estimating the grant date fair value of the award. ASU 2014-12 clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the periods for which the requisite service has already been rendered. The new standard is effective for us on January 1, 2016. The Company does not expect adoption of ASU 2014-12 to have a significant impact on its financial statements.

In August 2014, the FASB issued ASU No. 2014–15 (“ASU 2014-15”), “Presentation of Financial Statements – Going Concern.” ASU 2014-15 provides GAAP guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The new standard is effective for us on January 1, 2017. The Company does not expect the adoption of ASU 2014–15 to have a significant impact on its financial statements.

F-14

In November 2014, the FASB issued ASU No. 2014-16 (“ASU 2014-16”), “Derivative and Hedging (Topic 815).” ASU 2014-16 addresses whether the host contract in a hybrid financial instrument issued in the form of share should be accounted for as debt or equity. ASU 2014-16 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The Company does not expect the adoption of ASU 2014–16 to have a significant impact on its financial statements.

In April 2015, the FASB issued ASU No. 2015-03 (“ASU 2015-03”), “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability, consistent with debt discounts, instead of being presented as an asset. ASU 2015-03 is effective for us on January 1, 2016. Once adopted, entities are required to apply the new guidance retrospectively to all prior periods presented. The retrospective application represents a change in accounting principle. Early adoption is permitted for financial statements that have not been previously issued. The Company does not expect the adoption of ASU 2015-03 to have a significant impact on its financial statements.

In May 2015, the FASB issued ASU No. 2015-07 (“2015-07”), “Fair Value Measurement.” ASU 2015-07 removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. The amendments also remove the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the net asset value per share practical expedient. ASU 2015-07 is effective for us on January 1, 2016. Early adoption is permitted. The Company does not expect the adoption of ASU 2015–07 to have a significant impact on its financial statements.

In September 2015, the FASB issued ASU No. 2015-16 (“ASU 2015-16”), “Business Combinations (Topic 805), Simplifying the Accounting for Measurement-Period Adjustments”. The update requires that the acquirer in a business combination recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined (not retrospectively as with prior guidance). Additionally, the acquirer must record in the same period’s financial statements the effect on earnings of changes in depreciation, amortization or other income effects as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the time of acquisition. The acquiring entity is required to disclose, on the face of the financial statements or in the footnotes to the financial statements, the portion of the amount recorded in current period earnings, by financial statement line item, that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. ASU 2015-16 is effective for us on January 1, 2016. The adoption of this standard is not expected to have a material impact on the Company’s financial statements.

In November 2015, the FASB has issued an update to ASU No. 2015-17 (“ASU 2015-17”) “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes.” The update requires a company to classify all deferred tax assets and liabilities as noncurrent. The update of ASU 2015-17 is effective for us on January 1, 2018. The Company does not expect the adoption of the update of ASU 2015–17 to have a significant impact on its financial statements.

In January 2016, the FASB issued ASU No. 2016-01 (“ASU 2016-01”), “Financial Instruments – Overall (Subtopic 825-10)”.  ASU 2016-01 updates certain aspects of recognition, measurement, presentation and disclosure of financial instruments. The new guidance is effective for us on January 1, 2018. The Company does not expect the adoption of ASU 2016–01 to have a significant impact on its financial statements.

In February 2016, the FASB issued ASU No. 2016-02 (“ASU 2016-02), “Leases (Topic 842).” ASU 2016-02 requires a lessee to recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. ASU 2016-02 is effective for us on January 1, 2019. Early adoption is permitted. The Company is currently evaluating the effect that ASU 2016-02 will have on its financial statements and related disclosures.

F-15

In March 2016, the FASB issued ASU No. 2016-06 (“ASU 2016-06”), “Contingent Put and Call Option in Debt Instruments”.  ASU 2016-06 is intended to simplify the analysis of embedded derivatives for debt instruments that contain contingent put or call options. The amendments in ASU 2016-06 clarify that an entity is required to assess the embedded call or put options solely in accordance with the four-step decision sequence. Consequently, when a call (put) option is contingently exercisable, an entity does not have to initially assess whether the event that triggers the ability to exercise a call (put) option is related to interest rates or credit risks. The amendments in ASU 2016-06 take effect for public business entities for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company does not expect the adoption of ASU 2016–01 to have a significant impact on its financial statements.

Management does not believe that these or any other recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying condensed financial statements.

NOTE 4 – OIL AND GAS PROPERTIES & OIL AND GAS PROPERTIES ACQUISITIONS AND DIVESTITURES

The following table sets forth a summary of oil and gas property costs (net of divestitures) not being amortized as of December 31, 2015 and 2014 (in thousands):

	As of December 31,
	2015	2014
Undeveloped unevaluated acreage
Beginning Balance	$2,886	$18,664
Lease purchases	-	305
Assets Conveyed	-	(6,194)
Transfer and other reclassification to evaluated properties	(2,886)	(9,889)
Total undeveloped acreage	$-	$2,886

Wells in progress:
Beginning Balance	$6,042	$1,146
Additions	-	5,412
Disposition of wells in progress for elimination of accrued expenses for drilling	(5,198)	-
Reclassification to evaluated properties	(844)	(516)
Total wells in progress and not subject to DD&A	$-	$6,042

During the year ended December 31, 2015, the Company did not buy or sell any of its oil and gas properties.

Upon entering into the Credit Agreement, the Company believed we had secured adequate access to capital generally, and specifically, to fund the drilling and development of its proved undeveloped reserves. Due to the lack of liquidity that had been expected, but unavailable to the Company pursuant to the Credit Agreement, the Company recorded a $24.5 million impairment of its proved undeveloped and unproved properties during the year ended December 31, 2015. No impairment was recorded in the year ended December 31, 2014.

Depreciation, depletion and amortization (“DD&A”) expenses related to the proved properties were approximately $555,000 and $1.24 million for the years ended December 31, 2015 and 2014, respectively.

During the year ended December 31, 2015, the Company was put in non-consent status on three wells it agreed to participate in within the Northern Wattenberg field which includes each of two Wattenberg horizontal wells (1 Niobrara and 1 Codell), and a third well (Niobrara) that are described further below in connection with the Great Western Operating Company, LLC litigation. As such, the previously capitalized and accrued costs of approximately $5.20 million relating to these wells were eliminated since being placed in non-consent status relieved the Company of such liabilities. The Company has retained the right to participate in future drilling on this acreage block.

F-16

On September 2, 2014, the Company entered into a final settlement agreement, or the Final Settlement Agreement to convey its interest in 31,725 evaluated and unevaluated net acres located in the DJ Basin and the associated oil and natural gas, which we refer to as the Hexagon Collateral to the Company’s primary lender, Hexagon, LLC, which we refer to as Hexagon, in exchange for extinguishment of all outstanding debt and accrued interest obligations owed to Hexagon in an aggregate amount of approximately $15.1 million. The conveyance assigned all assets and liabilities associated with the property, which includes PDP and PUD reserves, plugging and abandonment, and other assets and liabilities associated with the property. Pursuant to the Final Settlement Agreement, we also issued to Hexagon $2.0 million in 6% Conditionally Redeemable Preferred Stock valued at $1.69 million and considered as temporary equity for reporting purposes.

The Hexagon transaction was accounted for under the full cost method of accounting for oil and natural gas operations. Under the full cost method, sales or abandonments of oil and natural gas properties, whether or not being amortized, are accounted for as adjustments of capitalized costs, with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas attributable to the cost center. The transfer to Hexagon represents greater than 25% of the Company’s proved reserves of oil and gas attributable to the full cost pool and thus the Company incurred a loss on the conveyance. Following this methodology, the following table represents an allocation of the transaction.

Payment of debt and accrued interest payable	$15,063,289
Add: disposition of asset retirement obligations	973,132
Total disposition of liabilities	$16,036,421

Proved oil and natural gas properties	$32,574,603
Accumulated depletion	(22,148,686)
Unproved oil and natural gas properties	6,194,162
Net oil and natural gas conveyed at cost	16,620,079
Redeemable Preferred Stock at fair value	1,686,102
Total conveyance of assets and preferred stock	18,306,181
Loss on conveyance	$(2,269,760)

As of December 31, 2015 and 2014, the Company completed an assessment of its inventory of unevaluated acreage, which resulted in a transfer of $2.89 million and $9.90 million, respectively from unevaluated acreage to evaluated properties.

NOTE 5 - DERIVATIVES

The Company periodically enters into various commodity derivative financial instruments intended to hedge against exposure to market fluctuations of oil prices. As of December 31, 2015 and 2014, the Company did not have any commodity derivative instruments. The Company had an active commodity swap for 100 barrels of oil per day through January 31, 2014 at a price of $99.25 per barrel and realized a gain on that contract of $11,000 during the year ended December 31, 2014.

Realized gains and losses are recorded as individual swaps mature and settle. These gains and losses are recorded as income or expenses in the periods during which applicable contracts settle. Swaps which are unsettled as of a balance sheet date are carried at fair market value, either as an asset or liability. Unrealized gains and losses result from mark-to-market changes in the fair value of these derivatives between balance sheet dates.

F-17

NOTE 6 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company measures fair value of its financial assets on a three-tier value hierarchy, which prioritizes the inputs, used in the valuation methodologies in measuring fair value:

●	Level 1 – Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
●	Level 2 – Other inputs that are directly or indirectly observable in the marketplace.
●	Level 3 – Unobservable inputs which are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The Company’s interest rate Loan and Debentures are measured using Level 3 inputs.

Derivative Instruments

The Company determines its estimate of the fair value of derivative instruments using a market approach based on several factors, including quoted market prices in active markets, quotes from third parties, and the credit rating of its counterparty. The Company also performs an internal valuation to ensure the reasonableness of third-party quotes.

The types of derivative instruments utilized by the Company included commodity swaps. The oil derivative markets are highly active. Although the Company’s economic hedges are valued using public indices, the instruments themselves are traded with third-party counterparties and are not openly traded on an exchange. As such, the Company classifies these instruments as Level 2.

In evaluating counterparty credit risk, the Company assessed the possibility of whether the counterparty to the derivative would default by failing to make any contractually required payments. The Company considered that the counterparty is of substantial credit quality and has the financial resources and willingness to meet its potential repayment obligations associated with the derivative transactions.

The Company has no such derivative instruments at December 31, 2015 and 2014.

Asset Retirement Obligation

The fair value of the Company’s asset retirement obligation liability is calculated at the point of inception by taking into account, the cost of abandoning oil and gas wells, which is based on the Company’s and/or Industry’s historical experience for similar work, or estimates from independent third-parties; the economic lives of its properties, which are based on estimates from reserve engineers; the inflation rate; and the credit adjusted risk-free rate, which takes into account the Company’s credit risk and the time value of money. Given the unobservable nature of the inputs, the initial measurement of the asset retirement obligation liability is deemed to use Level 3 inputs.

Impairment.

The Company estimates the expected undiscounted future cash flows of its oil and natural gas properties and compares such amounts to the carrying amount of the oil and natural gas properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will adjust the carrying amount of the oil and natural gas properties to fair value. The factors used to determine fair value are subject to management’s judgement and expertise and include, but are not limited to, recent sales prices of comparable properties, the present value of future cash flows, net of estimated operating and development costs using estimates or proved reserves, future commodity pricing, future production estimates, anticipated capital expenditures and various discount rates commensurate with the risk and current market conditions associated with realizing the expected cash flows projected. These assumptions represent Level 3 inputs. Impairment of oil and gas assets for the year ended December 31, 2015 was $24.5 million. No impairment charges on proved oil and natural gas properties were recorded for the years ended December 31, 2014.

Executive Compensation

In September 2013, the Company announced the appointment of Abraham Mirman as its new president. In connection with Mr. Mirman’s appointment, the Company entered into an employment agreement with Mr. Mirman (the “Mirman Agreement”). The Mirman Agreement provides for an incentive bonus package that, depending upon the relative performance of the Company’s Common Stock compared to the performance of stocks of certain peer group companies as measured from Mr. Mirman’s initial date of employment through December 31, 2014, may result in a cash bonus payment to Mr. Mirman of up to 3.0 times his base salary. The incentive bonus is recorded as a liability and valued at each reporting period. The Company engaged a valuation firm (“VFIRM”) to complete a valuation of this incentive bonus. As of December 31, 2014, the Company recorded a liability of $40,000 for accrued compensation. As previously announced, on March 30, 2015, the Company entered into an amended and restated employment agreement, which we refer to as the Mirman CEO Agreement with Mr. Mirman. The Mirman CEO Agreement also provides for Mr. Mirman to receive a cash incentive bonus if certain production thresholds are achieved by the Company. Mr. Mirman’s new incentive bonus liability was valued by VFIRM at $104,000 at December 31, 2015. As of December 31, 2015, the Company provided for $87,000 of the bonus liability which represents the amount earned as of December 31, 2015.

F-18

On March 6, 2015, the Company announced the appointment of Kevin Nanke as its new Executive Vice President and Chief Financial Officer. Mr. Nanke will also receive a cash incentive bonus if certain production thresholds are achieved by the Company and a performance bonus of $100,000 if the Company achieves certain goals set forth in Mr. Nanke’s employment agreement. Mr. Nanke’s new incentive bonus liability was valued by VFIRM at $83,000 at December 31, 2015. As of December 31, 2015, provided for $69,000 of the liability which represents the amount earned as of that date.

On March 16, 2015, the Company entered into an employment agreement with Ariella Fuchs for services to be performed as General Counsel to the Company. Ms. Fuchs will also receive a cash incentive bonus if certain production thresholds are achieved by the Company. Ms. Fuchs’ new incentive bonus liability was valued by VFIRM at $80,000 at December 31, 2015. As of December 31, 2015, the Company has provided for $67,000 of the liability which represents the amount earned as of that date.

Change in Warrant Liability

On September 2, 2014, the Company entered into a Consulting Agreement with Bristol Capital, LLC, pursuant to which the Company issued to Bristol a warrant to purchase up to 1,000,000 shares of Common Stock at an exercise price of $2.00 per share (or, in the alternative, 1,000,000 options, but in no case both). The agreement has a price protection feature that will automatically reduce the exercise price if the Company enters into another consulting agreement pursuant to which warrants are issued with a lower exercise price. On December 31, 2014, the Company revalued the warrants/option using the following variables: (i) 1,000,000 total warrants/options issued (as stated above, the Company will only issue a total of 1,000,000 shares of Common Stock under the option or the warrant, but no more than 1,000,000 shares in the aggregate); (ii) stock price of $0.72; (iii) exercise price of $2.00; (iv) expected life of 4.67 years; (v) volatility of 96.78%; (vi) risk free rate of 1.10% for a total value of $394,000, which adjusted the change in fair value valuation of the derivative by $571,000.

On December 31, 2015, the Company revalued the warrants/options using the following variables: (i) 1,000,000 total warrants/options issued (as stated above, the Company will only issue a total of 1,000,000 shares of Common Stock under the option or the warrant, but no more than 1,000,000 shares in the aggregate); (ii) stock price of $0.20; (iii) exercise price of $2.00; (iv) expected life of 3.7 years; (v) volatility of 100%; risk free rate of 1.5% for a total value of $44,000, which adjusted the change in fair value valuation of the derivative by $350,000 for the year ended December 31, 2015.

On January 8, 2015, the Company entered into the Credit Agreement. In connection with the Credit Agreement, the Company issued to Heartland a warrant to purchase up to 225,000 shares of Common Stock at an exercise price of $2.50 with the initial advance, which contains an anti-dilution feature that will automatically reduce the exercise price if the Company enters into another agreement pursuant to which warrants are issued with a lower exercise price.

On December 31, 2015, the Company revalued the warrants using the following variables: (i) 225,000 warrants issued; (ii) stock price of $0.20; (iii) exercise price of $ 2.50; (iv) expected life of 4.0 years; (v) volatility of 100%; (vi) risk free rate of 1.5% for a total value of $12,000, which adjusted the change in fair value valuation of the derivative by $12,000 for the year ended December 31, 2015.

Debentures Conversion Derivative Liability

As of December 31, 2015, the Company had $6.85 million in remaining Debentures, which, subject to stockholder approval, were convertible at any time at the holders’ option into shares of Common Stock at $2.00 per share, or 3,423,233 underlying conversion shares prior to the execution of the Debenture Conversion Agreement. The Debentures have elements of a derivative due to the potential for certain adjustments, including both the conversion option and the price protection embedded in the Debentures. The conversion option allows the Debenture holders to convert their Debentures to underlying Common Stock at a conversion price of $2.00 per share, subject to certain adjustments, including the requirement to reset the conversion for any subsequent offering at a lower price per share amount. The Company values this conversion liability at each reporting period using a Monte Carlo pricing model.

F-19

At December 31, 2015 and 2014, the Company valued the conversion feature associated with the Debentures at $6,000 and $1.25 million, respectively. The Company used the following inputs to calculate the valuation of the derivative as of December 31, 2015: (i) volatility of 100%; (ii) conversion price of $2.00; (iii) stock price of $0.20; and (iv) present value of conversion feature of $0.0016 per convertible share and as of December 31, 2014: (i) volatility of 70%; (ii) conversion price of $2.00; (iii) stock price of $0.72; and (iv) present value of conversion feature of $0.47 per convertible share.  The change in fair value valuation of the derivative was $1.24 million for the year ended December 31, 2015.

The following table provides a summary of the fair values of assets and liabilities measured at fair value:

December 31, 2015:

	Level 1	Level 2	Level 3	Total

Liability
Executive employment agreements	$-	$-	$(223,000)	$(223,000)
Warrant liabilities	-	-	(56,000)	(56,000)
Convertible debenture conversion derivative liability	-	-	(6,000)	(6,000)
Total liability, at fair value	$-	$-	$(285,000)	$(285,000)

December 31, 2014:

	Level 1	Level 2	Level 3	Total

Liability
Executive employment agreement	$-	$-	$(40,000)	$(40,000)
Warrant liabilities	-	-	(394,000)	(394,000)
Convertible debenture conversion derivative liability	-	-	(1,249,000)	(1,249,000)
Total liability, at fair value	$-	$-	$(1,683,000)	$(1,683,000)

The following table provides a summary of changes in fair value of the Company’s Level 3 financial assets and liabilities as of December 31, 2015 and 2014:

	Conversion derivative liability	Bristol/ Heartland warrant liability	Incentive bonus	Total

Balance at January 1, 2015	$1,249,000	$394,000	$40,000	$1,683,000
Additional liability	-	56,000	149,000	205,000
Change in fair value of liability	(1,243,000)	(394,000)	34,000	(1,603,000)
Balance at December 31, 2015	$6,000	$56,000	$223,000	$285,000

F-20

	Conversion derivative liability	Bristol warrant liability	Incentive bonus	Total

Balance at January 1, 2014	$605,000	$-	$145,000	$750,000
Additional liability	-	965,000	-	965,000
Change in fair value of liability	5,527,000	(571,000)	(105,000)	4,851,000
Reclassification from liability to equity	(4,883,000)	-	-	(4,883,000
Balance at December 31, 2014	$1,249,000	$394,000	$40,000	$1,683,000

The Company did not have any transfers of assets or liabilities between Level 1, Level 2 or Level 3 of the fair value measurement hierarchy during the years ended December 31, 2015 and 2014.

NOTE 7 - LOAN AGREEMENTS

Credit Agreement

As of December 31, 2015

Term loan - Heartland (due January 8, 2018)	$2,750,000
Unamortized debt discount	(37,911)
Term loan - Heartland, net	2,712,089
Less: amount due within one year	(2,712,089)
Term loan - Heartland due after one year	$-

On January 8, 2015, the Company entered into the Credit Agreement with Heartland Bank, as administrative agent and the Lenders party thereto. The Credit Agreement provides for a three-year senior secured term loan in an initial aggregate principal amount of $3,000,000, or the Term Loan, which principal amount may be increased to a maximum principal amount of $50,000,000 at the request of the Company pursuant to an accordion advance provision in the Credit Agreement subject to certain conditions, including the discretion of the lender. Funds borrowed under the Credit Agreement may be used by the Company to (i) purchase oil and gas assets, (ii) fund certain Lender-approved development projects, (iii) fund a debt service reserve account, (iv) pay all costs and expenses arising in connection with the negotiation and execution of the Credit Agreement, and (v) fund the Company’s general working capital needs.

The Term Loan bears interest at a rate calculated based upon the Company’s leverage ratio and the “prime rate” then in effect. In connection with its entry into the Credit Agreement, the Company also paid a nonrefundable commitment fee in the amount of $75,000, and agreed to issue to the Lenders 75,000 5-year warrants for every $1 million funded. An initial warrant to purchase up to 225,000 shares of the Company’s common stock at $2.50 per share was issued in connection with closing. As of January 8, 2015, the Company valued the 225,000 warrants at $56,000, which was accounted for as debt discount and amortized over the life of the debt. The Company accreted $18,000 of debt discount for the year ended December 31, 2015.

The Credit Agreement contains certain customary representations and warranties and affirmative and negative covenants. The Credit Agreement also contains financial covenants with respect to the Company’s (i) debt to EBITDAX ratio and (ii) debt coverage ratio. In addition, in certain situations, the Credit Agreement requires mandatory prepayments of the Term Loans, including in the event of certain non-ordinary course asset sales, the incurrence of certain debt, and the Company’s receipt of proceeds in connection with insurance claims.

As previously disclosed, as of June 30, 2015 and September 30, 2015, the Company was not in compliance with the financial covenant in the Credit Agreement that relates to the total debt to EBITDAX ratio. EBITDAX is defined in the Credit Agreement as, for any period of determination, determined in accordance with GAAP, the pre-tax net income for such period plus (without duplication and only to the extent deducted in determining such net income), interest expense for such period, depreciation and amortization expense, extraordinary or non-recurring items reducing net income for such period, and other non-cash expenses for such period less gains on sales of assets and other non-cash income for such period included in the determination of net income plus (without duplication and only to the extent deducted in determining such net income) exploration, drilling and completion expenses or costs. Specifically, the ratio requires that the Company maintain at all times, as determined on June 30 of each year, a ratio of (i) the aggregate amount of all Debt (as defined in the Credit Agreement), to (ii) EBITDAX of not less than 4.5:1, 3.5:1 and 2.5:1 for the periods ending June 30, 2015, 2016, and 2017 and thereafter, respectively. Prior to the filing of our quarterly report for the period ended June 30, 2015, the Company received a waiver from Heartland for this covenant violation, which will not be measured again until June 30, 2016. The Company will need to raise additional capital and acquire and/or successfully develop its oil and gas assets to meet this covenant.

F-21

On December 29, 2015, after a default on an interest payment and in connection with the merger transactions, the Company entered into the Forbearance Agreement with Heartland. The Forbearance Agreement restricts Heartland from exercising any of its remedies until April 30, 2016 and is subject to certain conditions, including a requirement for the Company to make a monthly interest payment to Heartland. On April 1, 2016, the Company failed to make the required interest payment to Heartland for the month of March. As a result, Heartland has the right to declare an event of default under the Forbearance Agreement, terminate the remaining commitment and accelerate payment of all principal and interest outstanding. The Company has not yet received a notice of default and is currently in discussions with Heartland with respect to the missed interest payment. Moreover, the Debentures also contain certain cross-default provisions with certain other debt instruments. Therefore, a default under the Credit Agreement, constitutes an event of default pursuant to the Debentures which may result in an acceleration of our obligations at the holders’ election.

Convertible Notes

	Related Party	Non Related Party
Convertible notes	$1,800,002	$1,150,000
Unamortized debt discount	(745,450)	(476,261)
Convertible notes, net	1,054,552	673,739
Less: amount due within one year	(1,054,552)	(673,739)
Convertible notes due after one year	$-	$-

From December 29, 2015 to January 5, 2016, the Company entered into 12% Convertible Subordinated Note Purchase Agreements with various lending parties, which we refer to as the Purchasers, for the issuance of an aggregate principal amount of $3.75 million unsecured subordinated convertible notes, or the Convertible Notes, which includes the $750,002 of short-term notes exchanged for Convertible Notes by the Company and warrants to purchase up to an aggregate of approximately 15,000,000 shares of Common Stock at an exercise price of $0.25 per share. The proceeds from this financing were used to pay a $2 million refundable deposit in connection with the Merger, to fund approximately $1.3 million of interest payments to our lenders and for our working capital and accounts payables.

The Convertible Notes bear interest at a rate of 12% per annum, payable at maturity on June 30, 2016. The Convertible Notes and accrued but unpaid interest thereon are convertible in whole or in part from time to time at the option of the holders thereof into shares of our Common Stock at a conversion price of $0.50. The Convertible Notes may be prepaid in whole or in part (but with payment of accrued interest to the date of prepayment) at any time at a premium of 103% for the first 120 days and a premium of 105% thereafter, so long as no Senior Debt is outstanding. The Convertible Notes contain customary events of default, which, if uncured, entitle each noteholder to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest, subject to certain subordination provisions.

Additionally, on March 18, 2016, the Company issued an additional aggregate principal amount of $500,000 of Convertible Notes, which have the terms and conditions as the Convertible Notes with the exception of the maturity date, which is April 1, 2017. The proceeds from these Convertible Notes were used to make advances to Brushy for payment of operating expenses pending completion of the Merger. If the Merger is not completed, these amounts are subject to repayment by Brushy.

F-22

Debentures

	As of December 31, 2015	As of December 31, 2014

8% Convertible debentures, net (due 2018; 8% weighted average interest rate)	$6,846,465	$6,846,465
Unamortized debt discount	-	(6,389)
8% Convertible debenture, net	6,846,465	6,840,076
Less: amount due within one year	(6,846,465)	-
8% Convertible debenture due after one year	$-	$6,840,076

In numerous separate private placement transactions between February 2011 and October 2013, the Company issued an aggregate of approximately $15.6 million of Debentures, secured by mortgages on several of its properties. On January 31, 2014, the Company entered into a debenture conversion agreement (the “First Conversion Agreement”) with all of the holders of the Debentures.

Pursuant to the terms of the First Conversion Agreement, $9.0 million in Debentures (approximately $8.73 million of principal and $270,000 in interest) was converted by the holders to shares of Common Stock at a conversion price of $2.00 per share. In addition, the Company issued warrants to the Debenture holders to purchase one share of Common Stock for each share issued in connection with the conversion of the Debentures, at an exercise price equal to $2.50 per share.

Under the terms of the First Conversion Agreement, the balance of the Debentures may be converted to Common Stock on the terms provided therein (including the terms related to the warrants) at the election of the holder, subject to receipt of stockholder approval as required by Nasdaq continued listing requirements.

On December 29, 2015, the Company entered into a second agreement with the holders of its Debentures, which provides for the full automatic conversion of Debentures into shares of the Company’s Common Stock at a price of $0.50 per share, upon the receipt of requisite stockholder approval and the consummation of the Merger. If the Debentures are converted on these terms, it would result in the issuance of 13,692,930 shares of Common Stock and the elimination of $8.08 million in short-term debt obligations including accrued but unpaid interest which would be forfeited and cancelled upon conversion pursuant to the terms of the agreement.

As of December 31, 2015 and 2014, the Company had $6.85 million and $6.84 million, net, remaining Debentures, respectively, which prior to December 29, 2015, were convertible at any time at the holders’ option into shares of Common Stock at a conversion price of $2.00 per share, subject to certain standard adjustments. If the Merger is not successful or the stockholders do not approve the conversion of the Debentures at the Company’s special meeting to be held in the second quarter of 2016, the Debentures will no longer be subject to the terms of current debenture conversion agreement.

The debt discount amortization on the Debentures was approximately $6,000 and $472,000 for the years ended December 31, 2015 and 2014, respectively.

10% Term Loans

On May 30, 2014, the Company entered into the First Settlement Agreement with Hexagon, which provided for the settlement of all amounts outstanding under the term loans. In connection with the execution of the First Settlement Agreement, the Company made an initial cash payment of $5.0 million reducing the total principal and interest due under the term loan from $19.83 million to $14.83 million. The First Settlement Agreement required the Company to make an additional cash payment of $5.0 million (the “Second Cash Payment”) by August 15, 2014, and at that time issue to Hexagon (i) a two-year $6.0 million unsecured note (the “Replacement Note”), bearing interest at an annual rate of 8%, requiring principal and interest payments of $90,000 per month, and (ii) 943,208 shares of unregistered Common Stock (the “Shares”). The parties also agreed that if the Second Cash Payment was not made by June 30, 2014, an additional $1.0 million in principal would be added to the Replacement Note, and if the Replacement Note was not retired by December 31, 2014, the Company would issue an additional 1.0 million shares of Common Stock to Hexagon. The First Settlement Agreement was superseded by the Final Settlement Agreement which is discussed below.

F-23

On September 2, 2014, the Company entered into the Final Settlement Agreement with Hexagon which replaced the First Settlement Agreement, pursuant to which, in exchange for full extinguishment of all amounts outstanding under the term loans (approximately $15.06 million in principal and interest as of the settlement date), the Company assigned Hexagon the collateral securing the term loans, which consisted of approximately 32,000 net acres including 17 producing wells that consisted of several economic wells which secured properties with PDP reserves and PUD reserves with a carrying value of approximately $16.62 million. The Company also conveyed $973,000 in asset retirement obligations (“ARO”) for the 17 active and several non-producing wells. In addition to the conveyance of oil and natural gas property, the Company issued to Hexagon 2,000 shares of 6% Conditionally Redeemable Preferred Stock with a par value of $0.0001, stated value of $1,000 and dividends paid on a quarterly basis valued at approximately $1.69 million at December 31, 2014. As a result of this conveyance, the Company recorded a loss on conveyance of property of $2.27 million.

The 2,000 shares of Conditionally Redeemable 6% Preferred Stock were issued on September 2, 2014 with a stated rate of $1,000 per share, par $0.0001. The shares were valued using the Monte Carlo projection model to determine the value of the preferred stock. The Company used the following inputs to calculate the valuation of the preferred stock at conveyance. The inputs consisted of a maturity range from 13.91 to 17.29 percent, redemption probability rate of 50%, and other probability weighted projected inputs including acquisitions, production, and other criteria that trigger a mandatory redemption.

Inducement Expense

On January 31, 2014, as discussed above, the Company entered into the Initial Conversion Agreement with all of the holders of the Debentures. Under the terms of the Initial Conversion Agreement, $9.0 million of the approximately $15.6 million in Debentures outstanding as of January 30, 2014 immediately converted to shares of Common Stock at a price of $2.00 per common share. As additional inducement for the conversions, the Company issued warrants to the converting Debenture holders to purchase one share of Common Stock, at an exercise price equal to $2.50 per share (the “Warrants”), for each share of Common Stock issued upon conversion of the Debentures. The Company utilized a Black Scholes option price model, with a 3 year life and 65% volatility, risk free rate of 0.2%, and the market price of $3.05. The Company recorded an inducement expense of $6.66 million during the year ended December 31, 2014 for the Warrants. TRW acted as the investment banker for the Initial Conversion Agreement and was compensated with 225,000 shares of Common Stock valued at a market price of $3.05 per share. During the year ended December 31, 2014, the Company valued that compensation at $686,000, which was expensed immediately.

Interest Expense

For the year ended December 31, 2015 and 2014, the Company incurred interest expense of approximately $1.70 million and $4.84 million, respectively, of which approximately $131,000 and $2.43 million, respectively, were non-cash interest expense conveyed through property, amortization of the deferred financing costs, accretion of the Debentures payable discount, and Debentures interest paid in Common Stock.

Debenture Interest – Non Cash

During the year ended December 31, 2014, the Company elected to fund its interest payment for its Debentures with stock and issued 1,396,129 shares valued at approximately $1.19 million which is an add back to accrued expense in the cash flow and further disclosed in the supplemental disclosure. The interest was accrued for the period from November 15, 2013 to December 29, 2014.

F-24

NOTE 8 - COMMITMENTS AND CONTINGENCIES

Environmental and Governmental Regulation

At December 31, 2015, there were no known environmental or regulatory matters which are reasonably expected to result in a material liability to the Company. Many aspects of the oil and gas industry are extensively regulated by federal, state, and local governments in all areas in which the Company has operations. Regulations govern such things as drilling permits, environmental protection and air emissions/pollution control, spacing of wells, the unitization and pooling of properties, reports concerning operations, land use, and various other matters including taxation. Oil and gas industry legislation and administrative regulations are periodically changed for a variety of political, economic, and other reasons. As of December 31, 2015 the Company had not been fined or cited for any violations of governmental regulations that would have a material adverse effect upon the financial condition of the Company.

Legal Proceedings

The Company may from time to time be involved in various legal actions arising in the normal course of business. In the opinion of management, the Company’s liability, if any, in these pending actions would not have a material adverse effect on the financial position of the Company. The Company’s general and administrative expenses would include amounts incurred to resolve claims made against the Company.

Parker v. Tracinda Corporation, Denver District Court, Case No. 2011CV561. In November 2012, the Company filed a motion to intervene in garnishment proceedings involving Roger Parker, the Company’s former Chief Executive Officer and Chairman. The Defendant, Tracinda, served various writs of garnishment on the Company to enforce a judgment against Mr. Parker seeking, among other things, shares of unvested restricted stock. The Company asserted rights to lawful set-offs and deductions in connection with certain tax consequences, which may be material to the Company. The underlying judgment against Mr. Parker was appealed to the Colorado Court of Appeals and, by Order dated October 17, 2013, that Court reversed the trial court with respect to Mr. Parker’s claims of waiver, estoppel and mitigation of damages and remanded with instruction to enter judgment for Mr. Parker. The Court of Appeals also ordered the trial court to conduct further proceedings to determine the amount of damages to award Mr. Parker on his breach of contract claim. The trial court conducted a later hearing and found in its Findings of Fact, Conclusions of Law and Order dated January 9, 2015, in favor of Mr. Parker on his claim for breach of contract, awarding him $6,981,302.60.Tracinda’s Motion for Amendment of the Court’s January 9 Findings and Conclusions was the subject of an Order dated April 10, 2015, in which the Court set off the award in favor of Mr. Parker against the award in favor of Tracinda, resulting in judgment in favor of Tracinda and against Mr. Parker in the amount of $625,572. On April 16, 2015, Tracinda filed a Notice of Appeal in the Colorado Court of Appeals, appealing both the January 9 Order and the April 10 Order. On May 18, 2015, Parker filed a Notice of Cross-Appeal in the Colorado Court of Appeals, cross-appealing both the January 9 Order and the April 10 Order. The record is in the process of being certified. The filing of the record will trigger the parties' briefing schedule.

In re Roger A. Parker: Tracinda Corp. v. Recovery Energy, Inc. and Roger A. Parker, United States Bankruptcy Court for the District of Colorado, Case No. 13-10897-EEB. On June 10, 2013, Tracinda Corp. (“Tracinda”) filed a complaint (Adversary No. 13-011301 EEB) against the Company and Roger Parker in connection with the personal bankruptcy proceedings of Roger Parker, alleging that the Company improperly failed to remit to Tracinda certain property in connection with a writs of garnishment issued by the Denver District Court (discussed above). The Company filed an answer to this complaint on July 10, 2013. A trial date has not been set and, by Order dated February 2, 2015, the Bankruptcy Court ordered that the Adversary Proceeding be held in abeyance pending final resolution of the state-court action (2011CV561). The Company is unable to predict the timing and outcome of this matter.

Lilis Energy, Inc. v. Great Western Operating Company LLC, Eighth Judicial District Court for Clark County, Nevada, Case No. A-15-714879-B. On March 6, 2015, the Company filed a lawsuit against Great Western Operating Company, LLC, or the Operator. The dispute related to the Company’s interest in certain producing wells and the Operator’s assertion that the Company’s interest was reduced and/or eliminated as a result of a default or a farm-out agreement. Underlying the dispute is the JOA which provides the parties with various rights and obligations. In its complaint, the Company sought monetary damages and declaratory relief on claims of breach of contract, breach of the implied covenant of good faith and fair dealing, tortious breach of the implied covenant of good faith and fair dealing, unjust enrichment, conversion and declaratory judgment related to the JOA. The Operator filed a motion to dismiss on May 26, 2015 and the Company responded by filing an opposition motion on June 12, 2015.

F-25

On July 7, 2015, as previously reported, the Company entered into a settlement agreement with the Operator. Due to the Company’s inability to secure financing pursuant to the Credit Agreement or another funding source, payment was not remanded to the Operator and the dispute remained unsettled.

During the year ended December 31, 2015, the Company was put in non-consent status. As such, the previously capitalized and accrued costs of approximately $5.20 million relating to these wells were eliminated since being placed in non-consent status relieved the Company of such liabilities. The Company has retained the right to participate in future drilling on this acreage block.

The Company believes there is no other litigation pending that could have, individually or in the aggregate, a material adverse effect on its results of operations or financial condition.

Operating Leases

The Company leases an office space under a two year operating lease in Denver, Colorado and a one year operating lease in Melville, New York expiring in November 2017. Rent expense for the years ended December 31, 2015 and 2014, were $73,000 and $109,000, respectively. As of December 31, 2015, the Company has approximately $90,000 of minimum lease payments on its existing operating leases.

NOTE 9 - RELATED PARTY TRANSACTIONS

During the fiscal years ended December 31, 2015 and 2014, the Company has engaged in the following transactions with related parties:

Debenture Conversion Agreement

On December 29, 2015, the Company entered into a Debenture Conversion Agreement between with all of the remaining holders of its Debentures. The terms of the Agreement provide that the entire amount of approximately $6.85 million in outstanding Debentures are automatically converted into the Company’s Common Stock upon the closing of the proposed merger with Brushy Resources, Inc., or the Conversion Date, provided that the Company obtains the requisite stockholder approval as required by the Nasdaq Marketplace Rules, which it plans to seek at the next stockholders’ meeting to be held in connection with approving the proposed merger with Brushy Resources, Inc. Pursuant to the terms of the Debenture Conversion Agreement, the Debentures will be converted at a price of $0.50, or the Conversion Price, which will result in the issuance of an aggregate of 13,692,930 shares of Common Stock upon conversion of the Debentures. Holders of the Debentures have waived and forfeited any and all rights to receive accrued but unpaid interest. Upon the conversion of the Debentures, the holders’ security interest will also be extinguished.

Certain parties to the Debenture Conversion Agreement include related parties of our the Company, such as the Steven B. Dunn and Laura Dunn Revocable Trust dated 10/28/10, of which its respective Debenture amount to be converted on the Conversion Date is $1,017,111, and Wallington Investment Holdings, Ltd., of which its respective Debenture amount to be converted on the Conversion Date is $2,090,180. Each of the Steven B. Dunn and Laura Dunn Revocable Trust dated October 28, 2010 and Wallington Investment Holdings, Ltd. are a more than 5% shareholder of our company.

From December 29, 2015 to January 5, 2016, the Company entered into 12% Convertible Subordinated Note Purchase Agreements with various lending parties, or the Purchasers, for the issuance of an aggregate principal amount of $3.75 million unsecured subordinated convertible notes, or the Convertible Notes, which includes the $750,002 of short-term notes exchanged for Convertible Notes by the Company and warrants to purchase up to an aggregate of approximately 15,000,000 shares of Common Stock at an exercise price of $0.25 per share. As of December 31, 2015, $2.95 million Convertible Notes were outstanding. The proceeds from this financing was used to pay a $2 million refundable deposit in connection with the Merger, to fund approximately $1.3 million of interest payments to certain of our lenders and for the Company’s working capital and accounts payables.

The Convertible Notes bear interest at a rate of 12% per annum, payable at maturity on June 30, 2016. The Convertible Notes and accrued but unpaid interest thereon are convertible in whole or in part from time to time at the option of the holders thereof into shares of our common stock at a conversion price of $0.50. The Convertible Notes may be prepaid in whole or in part by paying all or a portion of the principal amount to be prepaid together with accrued interest thereon to the date of prepayment at a premium of 103% for the first 120 days and a premium of 105% thereafter, so long as no Senior Debt is outstanding. The Convertible Notes contain customary events of default, which, if uncured, entitle each noteholder to accelerate the due date of the unpaid principal amount of, and all accrued and unpaid interest, subject to certain subordination provisions.

F-26

The Purchasers include certain related parties of the Company, including Abraham Mirman, our Chief Executive Officer and a member of the Board of Directors ($750,000 including the short-term note exchange investment), the Bruin Trust, an irrevocable trust managed by an independent trustee and whose beneficiaries include the adult children of Ronald D. Ormand, Chairman of the Company’s Board of Directors ($1.15 million) and Pierre Caland through Wallington Investment Holdings, Ltd. ($300,000), who holds more than 5% of our Common Stock.

Certain of the Company’s officers, directors and consultants who the Company entered into short-term note agreements with in 2015, also entered into note exchange agreements, whereby the short-term noteholder agreed to exchange all of the Company’s outstanding obligations under such short-term notes, which as of December 29, 2015 had outstanding obligations of $750,002, into the Convertible Notes at a rate, expressed in principal amount of Convertible Notes equal to $1.00 for $1.00, in exchange for the cancellation of the short-term notes, with all amounts due thereunder being cancelled and deemed to have been paid in full, including any accrued but unpaid interest.

The short-term noteholders include certain related parties of the Company, including Abraham Mirman, the Chief Executive Officer and a director of the Company ($250,000), General Merrill McPeak, a director of the Company ($250,000), and Nuno Brandolini, a director of the Company ($150,000).

Additionally, on March 18, 2016, the Company issued an additional aggregate principal amount of $500,000 in Convertible Notes and warrants to purchase up to 2.0 million shares of our Common Stock. The terms and conditions of the Convertible Notes are identical to those of the Convertible Notes issued previously with the exception of the maturity date, which is April 1, 2017.

The Purchasers include a related party of the Company, R. Glenn Dawson, a director of the Company ($50,000).

Abraham Mirman

Abraham Mirman, the Chief Executive Officer and a director of the Company, is an indirect owner of a group which converted approximately $220,000 of Debentures in connection with the $9.00 million of Debentures converted in January 2014, and was paid $10,000 in interest at the time of the Debenture conversion.

During the January 2014 private placement, Mr. Mirman entered into a subscription agreement with the Company to invest $500,000, for which Mr. Mirman will receive 250,000 shares of stock and 250,000 warrants. The subscription agreement will not be consummated until a shareholder meeting is conducted to receive the required approval to allow executives and Board directors the ability to participate in the offering.

Additionally, as discussed below, on January 31, 2014, the Company entered into the First Conversion Agreement with the holders of the Debentures, which also included The Bralina Group, LLC, in which Mr. Mirman has voting and dispositive power,

In April 2014, the Company appointed Abraham Mirman to serve as the Company’s Chief Executive Officer. Prior to joining the Company, Mr. Mirman was employed by T.R. Winston & Company, LLC, or TRW, as its Managing Director of Investment Banking and until September 2014 continued to devote a portion of his time to serving in that role. In connection with the appointment of Mr. Mirman, the Company and TRW amended the investment banking agreement in place between the Company and TRW at that time to provide that, upon our receipt of gross cash proceeds or drawing availability of at least $30.00 million, measured on a cumulative basis and including certain restructuring transactions, subject to the Company’s continued employment of Mr. Mirman, TRW would receive from the Company a lump sum payment of $1.00 million. Mr. Mirman’s compensation arrangements with TRW provided that upon TRW’s receipt from the Company of the lump sum payment, TRW would make a payment of $1 million to Mr. Mirman. The Board determined in September 2014 that the criteria for the lump sum payment had been met. Mr. Mirman also received, as part of his compensation arrangement with TRW, the 100,000 shares of Common Stock that were issued to TRW in conjunction with the investment banking agreement.

F-27

G. Tyler Runnels and T.R. Winston

The Company has participated in several transactions with TRW, of which G. Tyler Runnels, a former member of the Board of Directors, is chairman and majority owner. Mr. Runnels also beneficially holds more than 5% of Common Stock, including the holdings of TRW and his personal holdings, and has personally participated in certain transactions with the Company.

On January 22, 2014, the Company paid TRW a commission equal to $486,000 (equal to 8% of gross proceeds at the closing of the January 2014 private placement). Of this $486,000 commission, $313,750 was paid in cash and $172,250 was paid in 86,125 Units. In addition, the Company paid TRW a non-accountable expense allowance of $182,250 (equal to 3% of gross proceeds at the closing of the January 2014 private placement) in cash. If the participation of certain of the Company’s current and former officers and directors, who remain committed, is approved by stockholders, the Company will pay TRW an additional commission. The Units issued to TRW were the same Units sold in the January 2014 private placement and were invested in the January 2014 private placement.

On January 31, 2014, the Company entered into a conversion agreement with all of the holders of the Debentures, including TRW and Mr. Runnels’ personal trust, or the First Conversion Agreement. Under the terms of the First Conversion Agreement, $9.0 million of the approximately $15.6 million in Debentures outstanding as of January 30, 2014 immediately converted to shares of Common Stock at a price of $2.00 per common share. As additional inducement for the conversions, the Company issued warrants to the converting Debenture holders to purchase one share of Common Stock, at an exercise price equal to $2.50 per share, for each share of Common Stock issued upon conversion of the Debentures. TRW acted as the investment banker for the First Conversion Agreement and was compensated by being issued 225,000 shares of Common Stock valued at a market price of $3.05 per share. During the year ended December 31, 2014, the Company valued the investment banker compensation at $686,000.

On May 19, 2014, the Company and the holders of the Debentures agreed to extend the maturity date under the Debentures until August 15, 2014, and on June 6, 2014, they agreed to further extend the maturity date under the Debentures from August 15, 2014 to January 15, 2015. In January 2015, the Company entered into an extension agreement which extends the maturity date of the Debentures until January 8, 2018. Upon completion of the conversion of the remaining Debentures, TRW will be entitled to an additional commission.

On October 6, 2014, the Company entered into a letter agreement, or the Waiver, with the holders of the Debentures, including TRW and Mr. Runnels’ personal trust. Pursuant to the Waiver, the holders of the Debentures agreed to waive any Event of Default (as that term is defined in the Debentures) that may have occurred prior to the date of the Waiver, including any default in connection with the Hexagon term loan, and to rescind and annul any acceleration or right to acceleration that may have been triggered thereby. In exchange for the Waiver, the Company agreed that TRW, as representative for the holders of the Debentures, would have the right to nominate two qualified individuals to serve on the Board. Mr. Runnels is one of the qualified nomination designees which TRW had elected to place on the Board.

On March 28, 2014, the Company entered into a Transaction Fee Agreement with TRW in connection with the May private placement, or the Transaction Fee Agreement. Pursuant to the Transaction Fee Agreement, the Company agreed to compensate TRW 5% of the gross proceeds of the May private placement, plus a $25,000 expense reimbursement. On April 29, 2014, the Company and TRW amended the Transaction Fee Agreement to increase TRW’s compensation to 8% of the gross proceeds, plus an additional 1% of the gross proceeds as a non-accountable expense reimbursement in addition to the $25,000 originally contemplated. All fees were netted against gross proceeds from the May private placement.

On May 30, 2014, the Company paid TRW a commission equal to $600,000 (equal to 8% of gross proceeds at the closing of the May private placement). Of this $600,000 commission, $51,850 was paid in cash to TRW, $94,150 was paid in cash to other brokers designated by TRW, and remaining $454,000 was invested by TRW into shares of Series A 8% Convertible Preferred Stock. In addition, the Company paid TRW a non-accountable expense allowance of $75,000 (equal to 1% of gross proceeds at the closing of the May private placement) in cash.

F-28

On June 6, 2014, TRW executed a commitment to purchase or affect the purchase by third parties of an additional $15 million in Series A 8% Convertible Preferred Stock, to be consummated within ninety (90) days thereof. The agreement was subsequently extended and expired on February 22, 2015. On February 25, 2015, the Company and TRW agreed in principal to a replacement commitment, pursuant to which TRW has agreed that, at the request of the Board, TRW would purchase or effect the purchase by third parties of an additional $7.5 million in Series A 8% Convertible Preferred Stock, to be consummated no later than February 23, 2016, with all other terms substantially the same as those of the original commitment, which has not occurred.

Ronald D. Ormand

On March 20, 2014, the Company entered into an Engagement Agreement, or the MLV Engagement Agreement, with MLV in September of 2015. Pursuant to the Engagement Agreement, MLV acted as the Company’s exclusive financial advisor. Ronald D. Ormand, director of the Company since February 2015 and chairman of the Board of Directors as of January 2016, was the former Managing Director and Head of the Energy Investment Banking Group at MLV until January 2016. The Engagement Agreement provided for a fee of $25,000 to be paid monthly to MLV, subject to certain adjustments and other specific fee arrangements in connection with the nature of financial services being provided. The term of the MLV Engagement Agreement expired on October 31, 2015.

The Company expensed $150,000 and $50,000 for the years ended December 31, 2015 and 2014, respectively. A total of $150,000 was paid to MLV for the year ended December 31, 2014. On May 27, 2015, MLV agreed to take $150,000 of its accrued fees Common Stock and was issued 75,000 shares in lieu of cash payment. The closing share price on May 27, 2015 was $1.56.

Hexagon, LLC

Hexagon, LLC, or Hexagon, our former primary lender, still holds over 5% of the Company’s Common Stock.

The Company was a party to three term loan credit agreements dated as of January 29, 2010, March 25, 2010, and April 14, 2010, respectively, which collectively, are referred to as the credit agreements with Hexagon. On April 15, 2013, the Company and Hexagon agreed to amend the credit agreements to extend their maturity dates to May 16, 2014. Pursuant to the amendment, Hexagon agreed to (i) reduce the interest rate under the credit agreements from 15% to 10% beginning retroactively with March 2013, (ii) permit the Company to make interest only payments for March, April, May, and June 2013, after which time the minimum secured term loan payment became $0.23 million, and (iii) forbear from exercising its rights under the term loan credit agreements for any breach that may have occurred prior to the amendment. In consideration for the extended maturity date, the reduced interest rate and minimum loan payment under the secured term loans, the Company provided Hexagon an additional security interest in 15,000 acres of its undeveloped acreage.

In addition, Hexagon and its affiliates had interests in certain of the Company’s wells independent of Hexagon’s interests under the term loans, for which Hexagon or its affiliates receive revenue and joint-interest billings.

On September 2, 2014, the Company entered into the Final Settlement Agreement with Hexagon, to settle all amounts payable by the Company pursuant to existing credit agreements with Hexagon that were secured by the Hexagon Collateral. Pursuant to the Final Settlement Agreement, in exchange for full extinguishment of all amounts payable ($15.1 million in principal and interest) pursuant to the credit agreements and related promissory notes, the Company agreed to assign to Hexagon all of the Hexagon Collateral, and issued to Hexagon $2.0 million in a new series of 6% Redeemable Preferred Stock. The Final Settlement Agreement also prohibited Hexagon from selling or otherwise disposing of any shares of Common Stock held by Hexagon until February 29, 2016. In addition, pursuant to the Final Settlement Agreement, the Company and Hexagon each mutually released and discharged all known and unknown claims against the other and their respective representatives that they had or may have, including claims relating to the credit agreements.

F-29

Officers and Directors

As discussed above, on January 31, 2014, the Company entered into the First Conversion Agreement with the holders of the Debentures, which also included W. Phillip Marcum, the Company’s then Chief Executive Officer, and A. Bradley Gabbard, the Company’s then Chief Financial Officer.

Employment Agreements with Officers

See Note 12—Share Based and Other Compensation.

Compensation of Directors

See Note 12—Share Based and Other Compensation.

NOTE 10 - INCOME TAXES

The income tax provision (benefit) for the years ended December 31, 2015 and 2014 consisted of the following:

	December 31,
	2015	2014
U.S. Federal:
Current	$-	$-
Deferred	(10,559,507)	(5,279,080)

State and local:
Current	-	-
Deferred	(914,239)	(337,066)
	(11,473,746)	(5,616,146)
Change in valuation allowance	11,473,746	5,616,146
Income tax provision	$-	$-

The tax effects of temporary differences that give rise to the Company’s deferred tax asset as of December 31, 2015 and 2014 consisted of the following:

	December 31,
	2015	2014
Deferred tax assets:
Oil and gas properties and equipment	$3,448,288	$-
Net operating loss carry-forward	41,375,037	37,857,532
Share based compensation	1,278,948	1,290,482
Abandonment obligation	76,826	72,365
Derivative instruments	20,561	142,434
Accrued liabilities	36,944	132,574
Debt conversion costs	502,048	477,439
Other	29,555	28,937
Total deferred tax asset	47,168,207	40,001,763
Valuation allowance	(47,168,207)	(35,694,459)
Deferred tax asset , net of valuation allowance	$-	$4,307,304

Deferred tax liabilities:
Oil and gas properties and equipment	$-	$(4,307,304)
Total deferred tax liability	-	(4,307,304)
Net deferred tax asset (liability)	$-	$-

F-30

Reconciliation of the Company’s effective tax rate to the expected U.S. federal tax rate is:

	For the Year Ended December 31,
	2015	2014
Effective federal tax rate	34.00%	34.00%
State tax rate, net of federal benefit	2.94%	2.17%
Change in fair value derivative liability	1.42%	-7.03%
Conversion inducement expense	-%	-8.47%
Debt discount amortization	-0.01%	-1.08%
Share based compensation differences and forfeitures	-4.18%	-%
Change in rate	0.01%	-1.28%
Other permanent differences	-1.06%	1.44%
Valuation allowance	-35.46%	-19.75%
Net	-%	-%

The Company is in the process of filing its federal and state tax returns for the years ended April 30, 2011, December 31, 2011, December 31, 2012, December 31, 2013, December 31, 2014 and December 31, 2015. The net operating losses for these years will not be available to reduce future taxable income until the returns are filed. Assuming these returns are filed, as of December 31, 2015 and 2014, the Company had net operating loss carry-forwards for federal income tax purposes of approximately $112.0 million and $106.8 million, respectively, available to offset future taxable income. To the extent not utilized, the net operating loss carry-forwards as of December 31, 2015 will expire beginning in 2027 through 2035. The net operating loss carryovers may be subject to reduction or limitation by application of Internal Revenue Code Section 382 from the result of ownership changes. A full Section 382 analysis has not been prepared and the Company's net operating losses could be subject to limitation under Section 382.

In assessing the need for a valuation allowance on our deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon whether future book income is sufficient to reverse existing temporary differences that give rise to deferred tax assets, as well as whether future taxable income is sufficient to utilize net operating loss and credit carryforwards. Assessing the need for, or the sufficiency of, a valuation allowance requires the evaluation of all available evidence, both positive and negative. Management had no positive evidence to consider. Negative evidence considered by management includes cumulative book and tax losses in recent years, forecasted book and tax losses, no taxable income in available carryback years, and no tax planning strategies contemplated to realize the valued deferred tax assets.

As of December 31, 2015 and 2014, management assessed the available positive and negative evidence to estimate if sufficient future taxable income would be generated to use the Company’s deferred tax assets and determined that it is not more-likely-than-not that the deferred tax assets would be realized in the near future. Therefore, the Company recorded a full valuation allowance of approximately 47.2 million and $35.7 million on its deferred tax assets as of December 31, 2015 and 2014, respectively.

NOTE 11 - STOCKHOLDERS’ EQUITY

As of December 31, 2015, the Company has 100,000,000 shares of Common Stock authorized, 10,000,000 shares of Series A Preferred Stock, and 7,000 shares of Conditionally Redeemable 6% Preferred Stock authorized. Of the shares authorized, 29,166,590 shares of Common Stock, 7,500,000 shares of Series A Preferred Stock, and 2,000 shares of Conditionally Redeemable 6% Preferred Stock were issued and outstanding.

During the year ended December 31, 2014, the Company issued 9,348,213 shares of Common Stock including 2,959,125 issued in connection with the January 2014 Private Placement, 4,366,726 shares issued in connection with the January 2014 conversion of Debentures, 225,000 shares issued for placement fees in connection with the January 2014 Debenture conversion, 1,396,129 shares issued for interest owed in connection with outstanding Debentures, 327,901 shares issued for the vesting of restricted stock grants to employees, board members, or consultants, and 90,000 shares issued to consultants for professional services received.

During the year ended December 31, 2015, the Company granted 870,015 shares of Common Stock including 795,015 shares issued for restricted stock to employees and board members and 75,000 issued to consultants for professional services valued at $365,002.

F-31

January 2014 Private Placement

In January 2014, the Company entered into and closed a series of subscription agreements with accredited investors, pursuant to which the Company issued an aggregate of 2,959,125 units, with each unit consisting of (i) one share of Common Stock for $2.00 a share and (ii) one three-year warrant to purchase one share of Common Stock at an exercise price equal to $2.50 per share (together, the “Units”), for a purchase price of $2.00 per Unit, for aggregate gross proceeds of $5.24 million (the “January Private Placement”).  The warrants became exercisable in July 2014. As of February 23, 2015, neither the Common Stock issued in the January Private Placement nor the Common Stock underlying the warrants has been registered for resale. The Company intends to file a resale registration statement during the year 2015 that will cover the Common Stock issued in the private placement and the Common Stock underlying the warrants. The Company valued the warrants within the Unit, utilizing a Black Scholes Option Pricing Model using a volatility calculation of 65%, risk free rate at the date of grant, and a 3 year term, the relative fair value allocated to warrants were approximately $1.68 million. The Company paid TRW 243,000 warrants valued using the Black Scholes option model at $203,000 and cash of approximately $668,000 million in financing fees to TRW, of which approximately $172,000 was reinvested into the private placement.

May 2014 Private Placement - Series A 8% Convertible Preferred Stock

On May 30, 2014, the Company consummated a private placement of 7,500 shares of Series A Preferred Stock, along with detachable warrants to purchase up to 1,556,017 shares of Common Stock, at an exercise price of $2.89 per share, for aggregate gross proceeds of $7.50 million. The Series A Preferred Stock has a par value of $0.0001 per share, a stated value of $1,000 per share, a conversion price of $2.41 per share, and a liquidation preference to any junior securities. Except as otherwise required by law, holders of Series A Preferred Stock shall not be entitled to voting rights, except with respect to proposals to alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock, authorize or create any class of stock ranking senior to the Series A Preferred Stock as to dividends, redemption or distribution of assets upon liquidation, amend its certificate of incorporation or other charter documents in any manner that adversely affects any rights of the Preferred Stock holder, or increase the number of authorized Series A Preferred Stock. The holders of the Series A Preferred Stock are entitled to receive a dividend payable, at the election of the Company (subject to certain conditions as set forth in the Certificate of Designations), in cash or shares of Common Stock, at a rate of 8% per annum payable a day after the end of each quarter. The Series A Preferred Stock is convertible at any time at the option of the holders, or at the Company’s discretion when the Common Stock trades above $7.50 for ten consecutive days with a daily dollar trading volume above $300,000. In addition, the Company has the right to redeem the shares of Series A Preferred Stock, along with any accrued and unpaid dividends, at any time, subject to certain conditions as set forth in the Certificate of Designations. In addition, holders of the Series A Preferred Stock can require the Company to redeem the Series A Preferred upon the occurrence of certain triggering events, including (i) failure to timely deliver shares of Common Stock after valid delivery of a notice of conversion by the holder; (ii) failure to have available a sufficient number of authorized and unreserved shares of Common Stock to issue upon conversion; (iii) the occurrence of certain change of control transactions; (iv) the occurrence of certain events of insolvency; and (v) the ineligibility of the Company to electronically transfer its shares via the Depository Trust Company or another established clearing corporation.

The Series A Preferred Stock is classified as equity based on the following criteria: i) the redemption of the instrument at the control of the Company; ii) the instrument is convertible into a fixed amount of shares at a conversion price of $2.41; iii) the instrument is closely related to the underlying Company’s Common Stock; iv) the conversion option is indexed to the Company’s stock; v) the conversion option cannot be settled in cash and only can be redeemed at the discretion of the Company; vi) and the Series A Preferred Stock is not considered convertible debt.

F-32

In connection with the issuance of the Series A Preferred Stock, the Company also issued a warrant for 50% of the amount of shares of Common Stock into which the Series A Preferred Stock is convertible.

In connection with issuance of the Series A Preferred Stock, the beneficial conversion feature (“BCF”) was valued at $2.21 million and the fair value of the warrant was valued at $1.35 million. The aggregate value of the Series A Preferred Stock and warrant, valued at $3.56 million, was considered a deemed dividend and the full amount was expensed immediately. The Company determined the transaction created a beneficial conversion feature which is calculated by taking the net proceeds of $6.79 million and valuing the warrants as of May 2014, utilizing a Black Scholes option pricing model. The inputs for the pricing model are: $2.48 market price per share; exercise price of $2.89 per share; expected life of 3 years; volatility of 70%; and risk free rate of 0.20%. The Company calculated the total consideration given to be $8.40 million comprised of $6.80 million for the Series A Preferred and $1.6 million for the warrants. The Company deemed the value of the beneficial conversion feature to be $2.21 million and immediately accreted that amount as a deemed dividend. As of December 31, 2015, the Company has accrued a cumulative dividend for $600,000.

Conditionally Redeemable 6% Preferred Stock

In August 2014, the Company designated 2,000 shares of its authorized preferred stock as Conditionally Redeemable 6% Preferred Stock, or the Redeemable Preferred. All 2,000 shares of Redeemable Preferred were issued in September 2014, pursuant to the Settlement Agreement with Hexagon. The Redeemable Preferred has the same par value and stated value characteristics as the Series A Preferred Stock, yet the Conditionally Redeemable 6% Preferred Stock is not convertible into Common Stock or any other securities of the Company. Except as otherwise required by law, holders of the Redeemable Preferred shall not be entitled to voting rights.

The Redeemable Preferred Stock bears a 6% dividend per annum, payable quarterly, and is redeemable at face value (plus any accrued and unpaid dividends) at any time at the Company’s option, or at the Holders option upon the Company’s achievement of certain production and reserves thresholds. These thresholds include, the Company’s annualized gross production average for 90 consecutive days at 2,500 BOE per day or higher or the Company’s PV-10 value of its producing developed properties filed with the Securities and Exchange Commission exceeds $50 million. As of December 31, 2015, the Company has accrued a cumulative dividend of $120,000. The total outstanding Redeemable Preferred was valued at approximately $1.17 million at December 31, 2015.

Debenture Interest

During the year ended December 31, 2014, the Company issued 1,396,129 shares of Common Stock for payment of yearly interest expense on the Debentures valued at $1.19 million.  The interest option price is calculated using a 10 day VWAP discounted by 5% and applied to the outstanding interest.

Warrants

A summary of warrant activity for the twelve months ended December 31, 2015 and 2014:

	Warrants	Weighted- Average Exercise Price
Outstanding at January 1, 2014	6,773,913	5.24
Warrants issued in connection with conversion of debt	4,500,011	2.50
Warrants issued in connection with January 2014 private placement	2,959,124	2.50
Warrants issued to TR Winston as placement fee in January 2014 private placement	243,000	2.50
Warrants issued with Series A Preferred shares in May 2014	1,556,017	2.89
Warrants issued to Bristol (consultant)	1,000,000	2.00
Warrants issued to MDC (consultant)	100,000	2.00
Warrants issued to MDC (consultant)	250,000	2.33
Exercised, forfeited, or expired	(375,000)	(2.50)
Outstanding at December 31, 2014	17,007,065	$3.59
Warrants issued to consultants	600,000	1.63
Warrants issued to Heartland	225,000	2.50
Warrants issued with Convertible Notes	11,800,008	.25
Exercised, forfeited, or expired	(4,848,912)	(6.13)
Outstanding at December 31, 2015	24,783,161	$1.48

F-33

The aggregate intrinsic value associated with outstanding warrants was zero at December 31, 2015 and 2014, respectively, as the strike price of all warrants exceeded the market price for Common Stock, based on the Company’s closing Common Stock price of $0.21 and $.72, respectively. The weighted average remaining contract life was 2.13 years and 1.71 years as of December 31, 2015 and 2014.

During the year ended December 31, 2015 and 2014, the Company issued warrants to purchase Common Stock for professional services. The warrants were valued using a Black -Scholes option pricing model and $425,000 and $678,000 were expensed immediately for the years ended December 31, 2015 and 2014, respectively. For a discussion of the assumptions used to value the warrants see Note 6 —Fair Value of Financial Instruments.

NOTE 12 - SHARE BASED AND OTHER COMPENSATION

Share-Based Compensation

In September 2012, the Company adopted the 2012 Equity Incentive Plan (the “EIP”). The EIP was amended by the stockholders June 27, 2013, November 13, 2013 and December 29, 2015. As of December 31, 2015, up to 10,000,000 shares of Common Stock are authorized for grant pursuant to the EIP. Each member of the Board of Directors and the management team has been periodically awarded stock options and/or restricted stock grants, and in the future may be awarded such grants under the terms of the EIP.

The value of employee services received in exchange for an award of equity instruments are based on the grant-date fair value of the award, recognized over the period during which an employee is required to provide services in exchange for such award.

During the year ended December 31, 2015, the Company granted 1,145,013 shares of restricted Common Stock and 4,800,000 options to purchase shares of Common Stock, to employees and directors. Also during the year ended December 31, 2015, the Company forfeited or cancelled 807,414 shares of restricted Common Stock and 2,300,000 stock options previously issued in connection with the termination of certain employees and directors. For the year ended December 31, 2015, stock based compensation was valued at $2.66 million. As a result, as of December 31, 2015, the Company had 1,009,373 restricted shares of Common Stock and 6,083,333 options to purchase shares of Common Stock outstanding to employees and directors. Options issued to employees and directors vest in equal installments over specified time periods during the service period or upon achievement of certain performance based operating thresholds. During the year ended December 31, 2015, the Company also issued 75,000 shares of Common Stock to consultants for professional services which was not pursuant to an equity compensation plan.

During the year ended December 31, 2014, the Company granted 324,860 shares of restricted Common Stock and 2,150,000 stock options, to employees, directors and consultants. Also during the year ended December 31, 2014, the Company forfeited 390,667 shares of restricted Common Stock and 2,366,667 stock options previously issued in connection with the termination of certain employees, directors and consultants. As a result, as of December 31, 2014, the Company had 1,630,667 restricted shares and 3,583,333 options to purchase common shares outstanding to employees and directors. Options issued to employees vest in equal installments over specified time periods during the service period or upon achievement of certain performance based operating thresholds.

F-34

Compensation Costs

	As of December 31, 2015			As of December 31, 2014
(Dollar amounts in thousands)	Stock Options	Restricted Stock	Total	Stock Options	Restricted Stock	Total
Stock-based compensation expensed	$2,191	$469	$2,660	$1,242	$515	$1,757
Unamortized stock-based compensation costs	$2,091	$266	$2,357	$243	$107	$350
Weighted average amortization period remaining*	2.18	1.05		2.75	1.01

* Only includes directors and employees which the options vest over time instead of performance criteria which the performance criteria has not been met as of December 31, 2015 and 2014, respectively.

	As of December 31,
Statement of Cash Flows:	2015	2014
Common stock issued to investment bank for fees related to conversion of convertible debentures	$-	$686,250
Equity instruments issued for services and compensation	3,449,775	2,739,699
Non-equity (derivative) Bristol Warrant	-	965,016
Total non-cash compensation in Statement of Cash Flows	3,449,775	4,390,965
Fair value of warrants issued with convertible Bridge financing	1,221,711	-
Total non-cash	$4,671,486	$4,390,965

Statement of Stockholder’s Equity :
Common stock issued for BOD fees	$215,002	$-
Common stock issued for placement fees in connection with January 2014 conversion of convertible debt	-	686,250
Stock based compensation for vesting of restricted stock	468,863	514,804
Stock based compensation for issuance of stock options	2,191,274	1,242,256
Common stock issued for professional services	150,000	305,049
Fair value of warrants issued for professional services	424,636	677,590
Fair value of warrants issued with bridge financing	1,221,711	-
Total non-cash compensation in Statement of Stockholders’ Equity	4,671,486	3,425,949
Non-equity (derivative ) Bristol Warrant	-	965,016
Total non-cash	$4,671,486	$4,390,965

Restricted Stock

A summary of restricted stock grant activity for the years ended December 31, 2015 and 2014 is presented below:

	Number of Shares	Weighted Average Grant Date Price
Outstanding at January 1, 2014	2,024,375	2.30

Granted	324,860	2.66
Issued	(327,901)	1.88
Forfeited	(390,667)	2.27
Outstanding at December 31, 2014	1,630,667	2.44

Granted	1,145,013	0.90
Issued	(778,346)	0.66
Forfeited	(128,333)	2.45
Outstanding at December 31, 2015	1,869,000	1.23

F-35

As of December 31, 2015, the Company had 1,519,001 shares vested but unissued and total unrecognized compensation cost related to the 349,999 unvested shares of restricted stock was approximately $266,000, which is expected to be recognized over a weighted-average remaining service period of 1.05 years.

During the year ended December 31, 2015 and 2014, the Company issued restricted stock for professional services. The restricted stock issued was valued at the fair market value at the date of grant and vested over the useful life of the service contract. During the years ended December 31, 2015 and 2014 the Company amortized $469,000 and $515,000, respectively relating to these contracts.

Stock Options

A summary of stock options activity for the years ended December 31, 2015 and 2014 is presented below:

			Stock Options Outstanding and Exercisable
	Number of Options	Weighted Average Exercise Price	Number of Options Vested/ Exercisable	Weighted Average Remaining Contractual Life (Years)
Outstanding at January 1, 2014	3,800,000	$2.02

Granted	2,150,000	$2.68
Exercised	-	-
Forfeited or cancelled	(2,366,667)	(2.39)
Outstanding at December 31, 2014	3,583,333	$2.16	1,383,333	$4.24

Granted	4,800,000	$1.26
Exercised	-
Forfeited or cancelled	(2,300,000)	$(2.46)
Outstanding at December 31, 2015	6,083,333	$1.46	2,966,666	$4.10

As of December 31, 2015, total unrecognized compensation costs relating to the outstanding options was $3.74 million, which is expected to be recognized over the remaining vesting period of approximately 3.58 years.

The outstanding options do not have any intrinsic value at year end, as their weighted average price is greater than the trading price at December 31, 2015. The average life of the options is 3 years and has no intrinsic value as of December 31, 2014.

During the year ended December 31, 2015 and 2014, the Company issued options to purchase shares of Common Stock to certain officers and directors. The options are valued using a Black Scholes model and amortized over the life of the option. During the years ended December 31, 2015 and 2014 the Company amortized $2.19 million and $515,000, respectively relating to options outstanding.

Employment and Separation Agreements

Mr. Mirman

In connection with his appointment as the Company’s President, the Company entered into an Employment Agreement with Mr. Mirman, dated September 16, 2013. The agreement provides, among other things, that Mr. Mirman would receive an annual salary of $240,000 which was deferred until the Company successfully consummated a financing of any kind of not less than $2 million in gross proceeds. Additionally, he was granted 100,000 shares of Common Stock, which vested immediately and were fully paid and non-assessable as an inducement for joining the Company. Mr. Mirman was granted an option to purchase 600,000 shares of Common Stock, at a strike price equal to the Company’s closing share price on the September 16, 2013, to become exercisable upon the date the Company achieved certain conditions specified in the agreement. The Board determined in September 2014 that those criteria had been met and consequently the options vested. Mr. Mirman was also provided an incentive bonus package and an additional stock option grant contingent on the Company’s achievement of certain additional performance conditions. The Company engaged a third-party to complete a valuation of this incentive bonus and not having been paid out, has been recorded as a liability and valued at each reporting period.

F-36

Effective as of March 30, 2015, the Company entered into an amended and restated employment agreement with Mr. Mirman, which replaced the prior agreement. The agreement has a three year term and provides for a $100,000 cash bonus due upon signing, base compensation of $350,000 per year, plus 2,000,000 options to purchase shares of Common Stock where one-third of the options vest immediately and two-thirds vest in two annual installments on each of the next two anniversaries of the grant date (the “Unvested Shares”). The Unvested Shares were subject to the approval of the stockholders of an increase in the number of shares available for grant under the Plan, which was approved on December 29, 2015. The agreement also allows for additional bonuses due based on the Company’s achievement of certain performance thresholds.

Mr. Nanke

In connection with the appointment of Mr. Nanke as the Company’s Executive Vice President and Chief Financial Officer, the Company entered into an executive employment agreement with Mr. Nanke, dated March 6, 2015. Pursuant to the terms of the agreement, Mr. Nanke will serve as the Company’s Executive Vice President and Chief Financial Officer until his employment is terminated in accordance with the terms of the agreement. The agreement provides, among other things, that Mr. Nanke will receive an annual salary of $240,000. Additionally, as of the effective date of the agreement, Mr. Nanke was granted (i) 100,000 restricted shares of Common Stock; (ii) paid a cash signing bonus of $100,000; and (iii) an incentive stock option to purchase up to 750,000 shares of Common Stock, which vests in equal installments on each of the next three anniversaries of the effective date of the agreement. Mr. Nanke will also receive a cash incentive bonus if certain production thresholds are achieved by the Company and a performance bonus of $100,000 if the Company achieves certain goals set forth in the agreement. In addition, the agreement provides for the payment of severance to Mr. Nanke in connection with termination of his employment in certain circumstances, including termination by the Company without “cause” or upon Mr. Nanke’s resignation for “good reason,” in each case subject to Mr. Nanke’s execution, non-revocation and delivery of a release agreement.

Ms. Fuchs

In connection with the appointment of Ms. Fuchs as the Company’s General Counsel, the Company entered into an executive employment agreement with Ms. Fuchs dated March 16, 2015. Pursuant to the terms of the agreement, Ms. Fuchs will serve as the Company’s General Counsel until her employment is terminated in accordance with the terms of the agreement. The agreement provides, among other things, that Ms. Fuchs will receive an annual salary of $230,000. Additionally, as of the effective date of the agreement, Ms. Fuchs was granted (i) 50,000 restricted shares of Common Stock and (ii) an incentive stock option to purchase up to 300,000 shares of Common Stock, which vests in equal installments on each of the next three anniversaries of the effective date if the agreement. Ms. Fuchs will also receive a cash incentive bonus if certain production thresholds are achieved by the Company. In addition, the agreement provides for the payment of severance to Ms. Fuchs in connection with termination of her employment in certain circumstances, including termination by the Company without “cause” or upon Ms. Fuchs’s resignation for “good reason,” in each case subject to Ms. Fuchs’s execution, non-revocation and delivery of a release agreement.

Mr. Ulwelling

In connection with his original position of Principal Accounting Officer and Controller, Mr. Ulwelling entered into an employment agreement, dated as of January 19, 2012, which provided for a minimum base salary of $110,000 per year, a $15,000 signing bonus in 2012, an automatic increase of $15,000 upon achievement of specified performance targets and a grant of 25,000 shares of Common Stock to vest in equal installments over three years.

F-37

Upon his appointment to Interim Chief Financial Officer in May of 2014, Mr. Ulwelling did not immediately enter into a new employment agreement and his original employment agreement remained in effect until February of 2015, when an executive employment agreement was entered into, dated as of February 19, 2015, appointing him as the Company’s Chief Financial Officer. That agreement remained in effect as to his role of Principal Accounting Officer and Controller through the date of his resignation on October 15, 2015.

Pursuant to the terms of the agreement, Mr. Ulwelling served as the Company’s Principal Accounting Officer and Controller until his employment terminated. The agreement provided, among other things, that Mr. Ulwelling would receive an annual salary of $175,000. Additionally, as of the effective date of the agreement, Mr. Ulwelling was (i) granted an option to purchase 400,000 shares of Common Stock, with an exercise price equal to the greater of fair market value on the effective date or $2.50 per share, of which one-fourth of the option vested immediately, and the remainder of the option was to vest in equal installments on each of the next three anniversaries of the effective date. Mr. Ulwelling had the opportunity to receive a discretionary annual bonus equal to 50% of his base salary, based on achievement of annual target performance goals established by the Company’s compensation committee. In addition, the agreement provided for the payment of severance to Mr. Ulwelling in connection with termination of his employment in certain circumstances, including termination by the Company without “cause” or upon Mr. Ulwelling’s resignation for “good reason,” in each case subject to Mr. Ulwelling’s execution, non-revocation and delivery of a release agreement.

In October 2015, in connection with his resignation from all positions with the Company, Mr. Ulwelling forfeited 28,333 unvested restricted stock awards and 300,000 stock option awards.

W. Phillip Marcum

In April 2014, the Company entered into a separation agreement (the “Marcum Agreement”) with W. Phillip Marcum, its former Chief Executive Officer, in connection with his resignation from his positions with the Company. The Marcum Agreement provides, among other things, that, consistent with his resignation for good reason under his Employment Agreement, the Company would pay him 12 months of severance through payroll continuation, in the gross amount of $220,000, less all applicable withholdings and taxes, that all stock options held by Mr. Marcum as of the time of his termination would immediately vest, and that Mr. Marcum would remain eligible to receive any performance bonus granted by the Company to its senior executives with respect to Company and/or executive performance in 2013. In addition, the Marcum Agreement provides that the Company would pay Mr. Marcum $150,000 in accrued base salary for his service in 2013, less all applicable withholdings and taxes, in exchange for Mr. Marcum’s forfeiture of the 93,750 shares of unvested restricted Common Stock of the Company that was issued to Marcum in June 2013 in lieu of such base salary. Mr. Marcum may elect to apply amounts payable under the Marcum Agreement against his commitment to invest $125,000 in the Company’s previously disclosed private offering, upon stockholder approval of the participation of the Company’s officers and directors in that offering. The Marcum Agreement also contains certain mutual non-disparagement covenants, as well as certain mutual confidentiality, non-solicitation and non-compete covenants. In addition, Mr. Marcum and the Company each mutually released and discharged all known and unknown claims against the other and their respective representatives that they had or presently may have, including claims relating to Mr. Marcum’s employment. The Marcum Agreement effectively terminated the previously disclosed Employment Agreement entered into between Mr. Marcum and the Company, dated as of June 25, 2013, and all items were immediately accrued.

In connection with the Marcum Agreement, the Company reversed the 200,000 unvested options previously issued to Mr. Marcum valued at approximately $0.07 million, and reissued fully vested options, which it valued utilizing the Black Scholes option pricing model at $0.42 million. The Company used a Black Scholes option pricing model to value the 200,000 options which Mr. Marcum retained using the following variables: i) 200,000 options; ii) stock price $ 3.50; iii) strike price $1.60; volatility 65%; and a total value of approximately $420,000 which was expensed immediately since under the terms of the Marcum Agreement, the Company was not to be provided any additional services.

F-38

Robert A. Bell

On May 1, 2014, Robert A. Bell entered into an employment agreement with the Company, pursuant to which he became the President and Chief Operating Officer. On August 1, 2014, the Company entered into a separation agreement with Mr. Bell (the “Separation Agreement”). The Separation Agreement provides, among other things, that the Company would pay to Mr. Bell an aggregate of $100,000 in cash and issue to Mr. Bell 66,667 shares of Common Stock, in addition to satisfying the Company’s obligation to pay Mr. Bell $100,000 in cash and issue to Mr. Bell 33,333 shares of Common Stock. The Separation Agreement also contains certain mutual covenants, and reaffirms the survival of certain confidentiality provisions contained in Mr. Bell’s employment agreement. In addition, Mr. Bell and the Company each mutually released and discharged all known and unknown claims against the other and their respective representatives that they had or presently may have, including claims relating to Mr. Bell’s employment. The total amount of $206,000 was expensed in 2014.

In connection with the termination of his employment, Mr. Bell forfeited the 1,500,000 stock options that were unvested at the time of his termination and the Company reversed $108,000.

A .Bradley Gabbard

In May 2014, in connection with his resignation as CFO of the Company, A. Bradley Gabbard forfeited the 200,000 options that were unvested at the time of his termination, in accordance with the terms of the EIP. At the date of his resignation, the Company recorded a credit of approximately $0.07 million into the stockholder employee compensation expense account. Additionally, Mr. Gabbard forfeited his 52,084 shares of unvested restricted stock, for which the Company recorded a reversal of approximately $59,000.

Board of Directors

For the year ended December 31, 2015, in connection with the execution of amended non-employee director award agreements each non-employee director was issued 100,000 shares of restricted Common Stock for a value of $165,000 and a total of 545,013 shares of restricted Common Stock 20were issued as stock in lieu of cash fees and director appointment anniversary awards.

For the year ended December 31, 2015, the Company granted 1.35 million options to purchase Common Stock to certain directors, net of 2,000,000 million options granted and forfeited in 2015, described in more detail above. Additionally, the Company cancelled 300,000 options for a certain officer that is no longer with the Company.

For the year ended December 31, 2014, in connection with the execution of amended independent award agreements, each director was issued 31,250 shares of restricted Common Stock in lieu of a portion of their cash salaries, a total of 93,750 shares for three directors, for a value of $150,000.

For the year ended December 31, 2014, the Company granted 650,000 options to purchase Common Stock to certain officer and directors, net of 1,500,000 million options granted and forfeited in 2014, described in more detail above. Additionally, the Company cancelled 867,000 options for certain officers and directors that are no longer with the Company.

NOTE 12 SUBSEQUENT EVENTS

Convertible Notes

In January, the Company issued an additional $800,000 in Convertible Notes. The aggregate principal amount of Convertible Notes issued from December 29, 2015 through January 5, 2016, was $3.75 million.

Additionally, on March 18, 2016, the Company issued an additional aggregate principal amount of $500,000 of Convertible Notes, which have the same terms and conditions as the Convertible Notes with the exception of the maturity date, which is April 1, 2017. The proceeds were used to make advances to Brushy for payment of operating expenses pending completion of the Merger. If the Merger is not completed, these amounts are subject to repayment by Brushy.

F-39

Director Fees.

In connection with certain of the non-employee director appointment anniversaries and quarterly Board fees pursuant to each non-employee director award agreement, the Company issued an additional 1,308,335 shares of restricted stock subsequent to year end.

NOTE 13- SUPPLEMENTAL OIL AND GAS RESERVE INFORMATION (UNAUDITED)

The following table sets forth information for the years ended December 31, 2015 and 2014 with respect to changes in the Company's proved (i.e. proved developed and undeveloped) reserves:

	Crude Oil (Bbls)	Natural Gas (Mcf)
December 31, 2013	842,719	2,564,277
Purchase of reserves	-	-
Revisions of previous estimates	(127,574)	(862,412)
Extensions, discoveries	579,991	2,715,870
Sale/conveyance of reserves	(361,901)	(102,540)
Production	(33,508)	(77,954)
December 31, 2014	899,727	4,237,241
Purchase of reserves	-	-
Revisions of previous estimates	(859,230)	(4,063,500)
Extensions, discoveries	-	-
Sale of reserves	-	-
Production	(7,067)	(32,291)
December 31, 2015	33,430	141,450

Proved Developed Reserves, included above:
Balance, December 31, 2013	170,531	313,358
Balance, December 31, 2014	50,185	197,146
Balance, December 31, 2015	33,430	141,450
Proved Undeveloped Reserves, included above:
Balance, December 31, 2013	672,188	2,250,920
Balance, December 31, 2014	849,542	4,040,095
Balance, December 31, 2015	-	-

As of December 31, 2015 and December 31, 2014, the Company had estimated proved reserves of 33,430 and 899,727 barrels of oil, respectively and 141,450 and 4,237,241 thousand cubic feet ("MCF") of natural gas converted to BOE, respectively.  The Company’s reserves are comprised of 59% and 56% crude oil and 41% and 44% natural gas on an energy equivalent basis, as of December 31, 2015 and December 31, 2014, respectively.

The following values for the December 31, 2015 and December 31, 2014 oil and gas reserves are based on the 12 month arithmetic average first of month price January through December 31; resulting in a natural gas price of $2.79 and $6.70 per MMBtu (NYMEX price), respectively, and crude oil price of $42.59 and $82.77 per barrel (West Texas Intermediate price), respectively. All prices are then further adjusted for transportation, quality and basis differentials.

F-40

The following summary sets forth the Company's future net cash flows relating to proved oil and gas reserves:

	For the Year Ended December 31,
	(in thousands)
	2015	2014
Future oil and gas sales	$1,819	$96,165
Future production costs	(983)	(22,895)
Future development costs	-	(28,388)
Future income tax expense (1)	-	-
Future net cash flows	836	44,882
10% annual discount	(375)	(21,628)
Standardized measure of discounted future net cash flows	$608	$23,254

The principal sources of change in the standardized measure of discounted future net cash flows are (in thousands):

	2015	2014
Balance at beginning of period	$23,254	$23,342
Sales of oil and gas, net	(146)	(1,722)
Net change in prices and production costs	(26,115)	(262)
Net change in future development costs	20,626	2,781
Extensions and discoveries	-	16,137
Acquisition of reserves	-	-
Sale / conveyance of reserves	-	(11,514)
Revisions of previous quantity estimates	(19,336)	(7,842)
Previously estimated development costs incurred	-	-
Net change in income taxes	-	-
Accretion of discount	2,325	2,334
Balance at end of period	$608	$23,254

(1)	Calculations of the standardized measure of discounted future net cash flows include the effect of estimated future income tax expenses for all years reported. The Company expects that all of its Net Operating Loss’ (“NOL”) will be realized within future carry forward periods. All of the Company's operations, and resulting NOLs, are attributable to its oil and gas assets. There were no taxes in any year as the tax basis and NOLs exceeded the future net revenue.

A variety of methodologies are used to determine the Company’s proved reserve estimates. The principal methodologies employed are reservoir simulation, decline curve analysis, volumetric, material balance, advance production type curve matching, petro-physics/log analysis and analogy. Some combination of these methods is used to determine reserve estimates in substantially all of our fields.

F-41

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the

Board of Directors and Shareholders

of Brushy Resources, Inc.

We have audited the accompanying consolidated balance sheet of Brushy Resources, Inc. and Subsidiaries (the “Company”) as of December 31, 2015, and the related consolidated statements of operations, changes in stockholders’ (deficit)/equity and cash flows for the year then ended.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Brushy Resources, Inc. and Subsidiaries, as of December 31, 2015, and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. A more fully described in Note 2, the Company has a significant accumulated and working capital deficit, incurred significant net losses, in default of its loan agreements and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

Marcum llp

New York, NY

April 20, 2016

F-42

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Starboard Resources, Inc.:

We have audited the accompanying consolidated balance sheet of Starboard Resources, Inc. and subsidiaries as of December 31, 2014, and the related consolidated statement of operations, changes in stockholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Starboard Resources, Inc. and subsidiaries as of December 31, 2014, and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

KPMG LLP	/s/ KPMG LLP

Dallas, Texas

April 15, 2015

F-43

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

December 31,	2015	2014

ASSETS

Current assets
Cash	$2,839,266	$3,574,427
Trade receivable	1,101,161	1,860,293
Joint interest receivable	171,501	508,001
Current derivative asset	733,131	1,699,156
Prepaid expenses	66,120	283,580

Total current assets	4,911,179	7,925,457

Oil and natural gas properties and other equipment
Oil and natural gas properties, successful efforts method, net of accumulated depletion and impairment	16,883,758	91,766,118
Other property and equipment, net of depreciation	67,321	103,757

Total oil and natural gas properties and other equipment, net	16,951,079	91,869,875

Other assets
Derivative asset	-	66,930
Goodwill	959,681	959,681
Other	358,752	981,283

Total other assets	1,318,433	2,007,894

Total assets	$23,180,691	$101,803,226

LIABILITIES AND STOCKHOLDERS' (DEFICIT) EQUITY

Current liabilities
Accounts payable and accrued liabilities	$5,563,473	$5,096,825
Going public delay fee	738,320	738,320
Joint interest revenues payable	1,017,823	828,924
Current maturities of related party notes payable	20,898,750	-
Current maturities of notes payable	14,171,713	2,353,322
Current asset retirement obligations	392,398	428,258

Total current liabilities	42,782,477	9,445,649

Long-term liabilities
Notes payable	-	23,104,333
Related party note payable	-	10,180,000
Deferred tax liabilities	-	14,039,742
Asset retirement obligations	3,204,160	3,177,295
Other long-term liabilities	35,147	57,234
Total long-term liabilities	3,239,307	50,558,604

Commitments and contingencies

Stockholders' (deficit) equity
Preferred stock, $.001 par value, authorized 10,000,000 shares; none issued and outstanding
Common stock, $.001 par value, authorized 150,000,000 shares; 12,711,986 and 12,362,336 shares issued at December 31, 2015, and 2014, respectively	12,712	12,362
Additional Paid-in capital	57,044,255	55,919,905
Accumulated deficit	(79,898,060)	(14,133,294)

Total stockholders' (deficit) equity	(22,841,093)	41,798,973

Total liabilities and stockholders' (deficit) / equity	$23,180,691	$101,803,226

F-44

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended December 31,	2015	2014

Oil, natural gas, and related product sales	$8,606,606	$20,172,792

Expenses
Depreciation and depletion	22,510,290	10,140,152
Lease operating	3,677,845	5,457,471
General and administrative	3,938,291	3,876,698
Professional fees	1,041,527	986,774
Production taxes	369,317	695,693
Accretion of discount on asset retirement obligation	187,183	319,703
Exploration	49,531	80,853
Impairment of oil and gas properties	55,753,481	4,428,378
Gain on sale of assets	(2,375,333)	(2,115,967)

Total expenses	85,152,132	23,869,435

Operating loss	(76,545,526)	(3,696,643)

Other expenses
Interest	(4,149,251)	(2,617,481)
Realized gain from derivative contracts	2,302,860	185,891
Change in fair value of derivative contracts	(1,032,955)	1,880,107
Other expenses	(396,793)	-

Total other expenses	(3,276,139)	(551,483)

Loss before income taxes	(79,821,665)	(4,248,126)

Income tax (expense) benefit:
Current income taxes (expense) benefit	17,157	(15,465)
Deferred income taxes	14,039,742	1,502,671

Total income tax expenses	14,056,899	1,487,206

Net loss	$(65,764,766)	$(2,760,920)

Net loss per basic and diluted common shares	$(5.20)	$(0.22)

Weighted average basic and diluted common share outstanding	12,655,467	12,362,336

F-45

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' (DEFICIT) / EQUITY

Years Ended December 31, 2015 and 2014

	Common Stock ($.001 Par Value)		Paid-In Capital in	Retained Earnings
	Shares	Amount	Excess of Par	(Deficit)	Total

Balances, January 1, 2014	12,362,336	$12,362	$54,446,105	$(11,372,374)	$43,086,093

Stock-based compensation			$1,473,800		1,473,800

Net loss				(2,760,920)	(2,760,920)

Balances, December 31, 2014	12,362,336	12,362	55,919,905	(14,133,294)	41,798,973

Stock-based compensation	349,650	350	1,124,350		1,124,700

Net loss				(65,764,766)	(65,764,766)

Balances, December 31, 2015	12,711,986	$12,712	$57,044,255	$(79,898,060)	$(22,841,093)

F-46

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31,	2015	2014

Cash flows from operating activities
Net loss	$(65,764,766)	$(2,760,920)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and depletion	22,510,290	10,140,152
Impairment of oil and gas properties	55,753,481	4,428,378
Deferred income taxes	(14,039,742)	(1,506,168)
Stock-based compensation	1,124,700	1,473,800
Accretion of asset retirement obligation	187,183	319,703
Change in fair value of derivative contracts	1,032,955	(1,880,107)
Accretion of debt issuance costs	438,535	192,739
Write off deferred offering costs	537,927	-
Gain on asset sale	(2,375,333)	(2,115,916)
Increase (decrease) in cash attributable to changes in operating assets and liabilities:
Trade receivable	759,132	(82,079)
Joint interest receivable	336,500	(447,627)
Prepaid expenses and other assets	100,776	71,808
Accounts payable and accrued liabilities	37,345	(1,134,686)
Joint interest revenues payable	188,899	(138,856)

Net cash provided by operating activities	827,882	6,560,221

Cash flows from investing activities
Development of oil and natural gas properties	(5,101,544)	(16,492,626)
Acquisition of oil and natural gas properties	-	(16,803,448)
Proceeds from sale of oil and natural gas properties	7,083,778	1,891,743
Acquisition of other property and equipment	-	(9,495)
Oil and natural gas abandonment costs	-	(27,345)

Net cash provided by / (used in) investing activities	1,982,234	(31,441,171)

Cash flows from financing activities
Proceeds from notes payable	9,750,000	24,060,170
Debt issuance costs	(229,937)	(210,612)
Deferred offering costs	(7,310)	(86,231)
Repayments of notes payable	(13,058,030)	(1,102,367)

Net cash (used in) / provided by financing activities	(3,545,277)	22,660,960

Net (decrease) in cash	(735,161)	(2,219,990)

Cash, beginning of year	3,574,427	5,794,417

Cash, end of year	$2,839,266	$3,574,427

F-47

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

Years Ended December 31,	2015	2014

Supplemental disclosure of cash flow information
Cash paid during the period for taxes	$12,766	$3,835
Cash paid during the period for interest	$829,153	$2,231,137

Supplemental disclosure of non-cash investing transactions
Payables related to oil and natural gas capitalized expenditures	$3,131,917	$1,537,638
Capitalized asset retirement cost	$(41,574)	$849,181
Payable settled through asset sales	$-	$3,872,674

F-48

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS

Brushy was originally formed as Starboard Resources LLC in Delaware on June 2, 2011 as a limited liability company to acquire, own, operate, produce, and develop oil and natural gas properties primarily in Texas and Oklahoma. On June 28, 2012, Starboard converted from a Delaware limited liability company to a Delaware C-Corporation and was named Starboard Resources, Inc. The membership units of Starboard Resources LLC were exchanged on a 1:1 basis for common shares of the Company. On July 31, 2015 Brushy sold substantially all of its Oklahoma producing properties and is primarily now focused on its Texas and New Mexico properties. On August 25, 2015 Starboard changed its name to Brushy Resources, Inc. (the “Company”).

NOTE 2 - GOING CONCERN

Our independent registered public accounting firm for the year ended December 31, 2015 issued their report dated April 20, 2016, that included an explanatory paragraph describing the existence of conditions that raise substantial doubt about our ability to continue as a going concern due to our significant accumulated deficit, working capital deficit, significant net losses and need to raise additional funds to meet our obligations and sustain our operations.

Given the precipitous decline in oil and natural gas prices during 2015 and into 2016, we expect to continue to face liquidity constraints. Our cash flows are negatively impacted by lower realized oil and natural gas sales prices and the significant decline in oil and natural gas prices also increases the uncertainty as to the impact of commodity prices on our estimated proved reserves. As a result, we have been in default under the 2013 Credit Agreement between us and Independent Bank, acting for itself and as administrative agent for the other lenders (as amended, the “IB Credit Agreement”) since November 2015. As a result of these defaults, we are no longer permitted to make further draws on the IB Credit Agreement and have been subject to a forbearance agreement with the lenders (the “IB Forbearance Agreement”) pursuant to which the lenders agreed to forbear exercising any of its remedies for the existing covenant defaults for a period of time (the “Forbearance Period”) to permit us to seek refinancing of the indebtedness owed under the IB Credit Agreement in the approximate amount of $11,000,000, which is referred to as the IB Indebtedness or a sale of sufficient assets to repay the IB Indebtedness. During the Forbearance Period we are not permitted to drill new oil or gas wells or make distributions to equity holders. Furthermore, this also cross defaulted the SOSventures Credit Agreement, however, the Forbearance Period began with the execution of the IB Forbearance Agreement on November 24, 2015 and ended on January 31, 2016, but was subsequently extended to March 31, 2016. We are currently in discussions with the lender under the IB Credit Agreement regarding a further extension of the Forbearance Period. If we do not obtain a further extension of the Forbearance Period, the lenders under the IB Credit Agreement will be able to accelerate the repayment of debt under the IB Credit Agreement. For more information see Note 9 - Notes Payable.

Proposed Merger with Lilis

On December 29, 2015, we agreed to combine our business with Lilis pursuant to the Agreement and Plan of Merger (the “merger agreement”). Pursuant to the merger agreement, Lilis Merger Sub, Inc. (“Merger Sub”) will merge with and into Brushy, with Brushy surviving the merger as a wholly-owned subsidiary of Lilis (the “merger”). Upon completion of the merger, each share of our common stock issued and outstanding immediately prior to the effective time will be converted into the right to receive an amount of shares of Lilis’s common stock such that our former shareholders will represent approximately 50% of the then-outstanding shares of Lilis’s common stock after the closing of the merger (without taking into account outstanding restricted stock units or options or warrants to purchase shares of Lilis’s common stock). In connection with the merger, we are obligated to convey Giddings Field and the Bigfoot Area, to SOSventures, LLC ("SOSventures"), in exchange for a release of our obligations under its subordinated credit agreement with SOSventures, dated March 29, 2013, as amended. We expect the closing of the merger to occur in the first half of 2016. However, the merger is subject to the satisfaction or waiver of other conditions, and it is possible that factors outside our control could result in the merger being completed at an earlier time, a later time or not at all. If the merger has not been completed on or before May 31, 2016, either Lilis or Brushy may terminate the merger agreement unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to fulfill any material obligations under the merger agreement or a material breach of the merger agreement by such party.

Collectively, these matters raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s Board of Directors and management team continue to take steps to try to strengthen the Company’s balance sheet. We intend to execute the merger (which is subject to usual and customary closing conditions beyond our control) and, in the event the merger is not consummated, we intend to refinance our existing debt, sell non-core properties and seek private financings to fund our cash needs. Any decision regarding the merger or financing transaction, and our ability to complete such a transaction, will depend on prevailing market conditions and other factors. No assurances can be given that such transactions can be consummated on terms that are acceptable to the Company, or at all. If we are unable to restructure our current obligations under our existing outstanding debt and preferred stock instruments, and address near-term liquidity needs, we may need to seek relief under the U.S. Bankruptcy Code. This relief may include: (i) seeking bankruptcy court approval for the sale or sales of some, most or substantially all of the Company’s assets pursuant to section 363(b) of the U.S. Bankruptcy Code and a subsequent liquidation of the remaining assets in the bankruptcy case; (ii) pursuing a plan of reorganization (where votes for the plan may be solicited from certain classes of creditors prior to a bankruptcy filing) that the Company would seek to confirm (or “cram down”) despite any classes of creditors who reject or are deemed to have rejected such plan; or (iii) seeking another form of bankruptcy relief, all of which involve uncertainties, potential delays and litigation risks.

F-49

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Brushy and its wholly owned subsidiaries, ImPetro Resources, LLC (“ImPetro”) and ImPetro Operating (“Operating”) (Collectively the “Company”). All intercompany transactions and balances have been eliminated in consolidation.

Oil and Gas Natural Gas Properties

The Company uses the successful efforts method of accounting for oil and natural gas producing activities, as further defined under ASC 932, Extractive Activities - Oil and Natural Gas. Under these provisions, costs to acquire mineral interests in oil and natural gas properties, to drill exploratory wells that find proved reserves, and to drill and equip development wells are capitalized.

Exploratory drilling costs are capitalized when incurred pending the determination of whether a well has found proved reserves. A determination of whether a well has found proved reserves is made shortly after drilling is completed. The determination is based on a process that relies on interpretations of available geologic, geophysics and engineering data. If a well is determined to be successful, the capitalized drilling costs will be reclassified as part of the cost of the well. Capitalized costs of producing oil and natural gas interests are depleted on a unit-of-production basis at the field level.

If an exploratory well is determined to be unsuccessful, the capitalized drilling costs will be charged to expense in the period the determination is made. If a determination cannot be made as to whether the reserves that have been found can be classified as proved, the cost of drilling the exploratory well is not carried as an asset for more than one year following completion of drilling. If, after that year has passed, a determination that proved reserves exist cannot be made, the well is assumed to be impaired and its costs are charged to expense. Its cost can, however, continue to be capitalized if a sufficient quantity of reserves is discovered in the well to justify its completion as a producing well and the entity is making sufficient progress assessing the reserves and the economic and operating viability of the project.

The carrying value of oil and gas properties is assessed for possible impairment on a field by field basis and on at least an annual basis, or as circumstances warrant, based on geological analysis or changes in proved reserve estimates. When impairment occurs, an adjustment is recorded as a reduction of the asset carrying value. For the years ended December 31, 2015 and 2014, the Company's impairment charge was approximately $55,753,481 and $4,428,378, respectively.

Other Property and Equipment

Other property and equipment, which includes field equipment, vehicles, and office equipment, is stated at cost less accumulated depreciation and amortization. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets. Vehicles and office equipment are generally depreciated over a useful life of five years and field equipment is generally depreciated over a useful life of twenty years.

Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of the net assets acquired in the acquisition of a business. Goodwill is not amortized; rather, it is tested for impairment annually and when events or changes in circumstances indicate that fair value of a reporting unit with goodwill has been reduced below carrying value. The impairment test requires allocating goodwill and other assets and liabilities to reporting units. However, the Company only has one reporting unit. To assess impairment, the Company has the option to qualitatively assess if it is more likely than not that the fair value of the reporting unit is less than the book value. Absent a qualitative assessment, or, through the qualitative assessment, if the Company determines it is more likely than not that the fair value of the reporting unit is less than the book value, a quantitative assessment is prepared to calculate the fair market value of the reporting unit. If it is determined that the fair value of the reporting unit is less than the book value, the recorded goodwill is impaired to its implied fair value with a charge to operating expenses. As of December 31, 2015 and 2014 and the years then ended there was no impairment of goodwill. Goodwill of $959,681 was from the acquisition of ImPetro Resources LLC on June 13, 2011.

F-50

Deferred Offering Costs

The Company complies with the requirements of the Securities and Exchange Commission (“SEC”) Staff Accounting Bulletin (SAB) Topic 5A “Expenses of Offering”. Deferred offering costs consist principally of accounting, legal and other fees incurred through the consolidated balance sheet dates that are related to a proposed initial public offering and that will be charged to stockholders’ equity upon the receipt of the offering proceeds or charged to expense if the offering is not completed. For the years ended December 31, 2015 and 2014, the Company incurred deferred offering costs of approximately $7,310 and $86,231, respectively, relating to expenses connected with the proposed offering. The deferred offering costs are included in other assets in the consolidated balance sheets. For the years ended December 31, 2015 and 2014, the Company had a write off of approximately $537,927 and $0, respectively.

Asset Retirement Obligations

The Company follows the provisions of ASC 410-20, Asset Retirement Obligations. ASC 410-20 requires entities to record the fair value of obligations associated with the retirement of tangible long-lived assets in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depleted as part of the oil and natural gas property. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The Company’s asset retirement obligations relate to the plugging, dismantlement, removal, site reclamation and similar activities of its oil and natural gas properties.

Asset retirement obligations are estimated at the present value of expected future net cash flows and are discounted using the Company’s credit adjusted risk free rate. The Company uses unobservable inputs in the estimation of asset retirement obligations that include, but are not limited to, costs of labor, costs of materials, profits on costs of labor and materials, the effect of inflation on estimated costs, and the discount rate. Accordingly, asset retirement obligations are considered a Level 3 measurement under ASC 820. Additionally, because of the subjectivity of assumptions and the relatively long lives of the Company’s wells, the costs to ultimately retire the Company’s wells may vary significantly from prior estimates.

Revenue Recognition and Natural Gas Imbalances

The Company utilizes the accrual method of accounting for natural gas and crude oil revenues, whereby revenues are recognized based on the Company’s net revenue interest in the wells upon delivery to third parties. The Company will also enter into physical contract sale agreements through its normal operations.

Gas imbalances are accounted for using the sales method. Under this method, revenues are recognized based on actual volumes of oil and gas sold to purchasers. However, the Company has no history of significant gas imbalances.

Cash

The Company considers all highly-liquid debt instruments with original maturities of three months or less when purchased to be cash equivalents. As of December 31, 2015 and 2014, the Company did not hold any cash equivalents.

The Company maintains its cash balances in financial institutions which are insured by the Federal Deposit Insurance Corporation (“FDIC”). From time to time, the Company will maintain cash balances in a financial institution that may exceed the FDIC coverage of $250,000. The Company has not experienced any losses in such accounts and believes it is not subject to any significant credit risk on cash.

Trade Receivable and Joint Interest Receivable

Trade receivable is comprised of accrued natural gas and crude oil sales and joint interest receivable is comprised of amounts owed to the Company from joint interest owners for their proportionate share of expenses. Generally, operators of natural gas and crude oil properties have the right to offset joint interest receivables with revenue payables. Accordingly, any joint interest owner that has a joint interest receivable and joint interest revenue payable as of December 31, 2015 and 2014 are shown at net in the accompanying consolidated balance sheets.

The Company performs ongoing credit evaluations of its customers’ and extends credit to virtually all of its customers. Credit losses to date have not been significant and have been within management’s expectations. In the event of complete non-performance by the Company’s customers and joint interest owners, the maximum exposure to the Company is the outstanding trade and joint interest receivable balance at the date of nonperformance. For the years ended December 31, 2015 and 2014, the Company had minimal bad debt expense.

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Derivative Activities

The Company utilized oil and natural gas derivative contracts to mitigate its exposure to commodity price risk associated with its future oil and natural gas production. These derivative contracts have historically consisted of options, in the form of price floors or collars. The Company’s derivative financial instruments are recorded on the consolidated balance sheets as either an asset or a liability measured at fair value. The Company does not apply hedge accounting to its oil and natural gas derivative contracts and accordingly the changes in the fair value of these instruments are recognized in the statement of operations in the period of change.

The Company’s derivative instruments are issued to manage the price risk attributable to our expected natural gas and oil production. While there is risk that the financial benefit of rising natural gas and oil prices may not be captured, Company management believes the benefits of stable and predictable cash flow are more important. Every unsettled derivative instrument is recorded on the accompanying consolidated balance sheets as either an asset or a liability measured at its fair value. Changes in a derivative’s fair value are recognized in earnings unless specific hedge accounting criteria are met. Cash flows from natural gas and oil derivative contract settlements are reflected in operating activities in the accompanying consolidated statements of cash flows.

Realized and unrealized gains and losses on derivatives are accounted for using the mark-to-market accounting method. The Company recognizes all unrealized and realized gains and losses related to these contracts in each period in gain (loss) from derivative contracts in the accompanying consolidated statements of operations.

Lease Operating Expenses

Lease operating expenses represent, pumpers’ salaries, saltwater disposal, ad valorem taxes, repairs and maintenance, expensed workovers and other operating expenses. Lease operating expenses are expensed as incurred.

Sales-Based Taxes

The Company incurs severance tax on the sale of its production which is generated in Texas, New Mexico and Oklahoma. These taxes are reported on a gross basis and are included in production taxes within the accompanying consolidated statements of operations.

Stock-Based Compensation and Equity Incentive Plans

The Company accounts for stock-based compensation in accordance with ASC 718, Compensation - Stock Compensation. The standard requires the measurement and recognition of compensation expense in the Company’s consolidated statements of operations for all share-based payment awards made to the Company’s employees, directors and consultants including employee stock options, non-vested equity stock and equity stock units, and employee stock purchase grants. Stock-based compensation expense is measured at the grant date, based on the estimated fair value of the award, reduced by an estimate of the annualized rate of expected forfeitures, and is recognized as an expense over the employees’ expected requisite service period, generally using the straight-line method. In addition, ASC 718 requires the benefits of tax deductions in excess of recognized compensation expense to be reported as a financing cash flow, rather than as an operating cash flow as prescribed under previous accounting rules.

The Company’s forfeiture rate represents the historical rate at which the Company’s stock-based awards were surrendered prior to vesting. ASC 718 requires forfeitures to be estimated at the time of grant and revised on a cumulative basis, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

During the years ended December 31, 2015 and 2014, the Company incurred a stock based compensation expense of approximately $1,125,000 and $1,474,000, respectively, and is included in the accompanying consolidated statements of operations in general and administrative expenses.

Income Taxes

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax basis of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred income tax assets to the amount expected to be realized.

The Company is required to determine whether its tax positions are more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit recognized is measured as the largest amount of benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority. De-recognition of a tax benefit previously recognized results in the Company recording a tax liability that increases expense in that period. Based on its analysis, the Company has determined that it has not incurred any liability for unrecognized tax benefits as of December 31, 2015. The Company’s conclusions may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof.

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The Company recognizes interest and penalties related to unrecognized tax benefits in interest expense and other expenses, respectively. No interest expense or penalties have been recognized as of December 31, 2015.

Long-Lived Assets

The Company accounts for long-lived assets (other than oil and gas properties) at cost. Other long-lived assets consist principally of property and equipment and identifiable intangible assets with finite useful lives (subject to amortization, depletion, and depreciation). The Company may impair these assets whenever events or changes in circumstances indicate that the carrying amount of such assets may not be fully recoverable. Recoverability is measured by comparing the carrying amount of an asset to the expected undiscounted future net cash flows generated by the asset. If it is determined that the asset may not be recoverable, and if the carrying amount of an asset exceeds its estimated fair value, an impairment charge is recognized to the extent of the difference.

Net Loss Per Common Share

Basic net income (loss) per common share is computed by dividing the net income (loss) attributable to stockholders by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per common share is calculated in the same manner, but also considers the impact to common shares for the potential dilution from stock options, non-vested share appreciation rights and non-vested restricted shares. For the year ended December 31, 2015, there were 900,000 potentially dilutive non-vested and vested stock options and 2,542,397 stock warrants. For the year ended December 31, 2014, there were 1,249,650 potentially dilutive non-vested restricted shares and stock options. The potentially dilutive shares, for the December 31, 2015 and 2014, are considered antidilutive since the Company is in a net loss position and thus result in the basic net loss per common share equaling the diluted net loss per common share.

Use of Estimates

The preparation of consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company’s estimates of oil and natural gas reserves are, by necessity, projections based on geologic and engineering data, and there are uncertainties inherent in the interpretation of such data as well as the projection of future rates of production and the timing of development expenditures. Reserve engineering is a subjective process of estimating underground accumulations of natural gas and oil that are difficult to measure. The accuracy of any reserve estimate is a function of the quality of available data, engineering and geological interpretation and judgment. Estimates of economically recoverable natural gas and oil reserves and future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effect of regulations by governmental agencies, and assumptions governing future natural gas and oil prices, future operating costs, severance taxes, development costs and workover costs, all of which may in fact vary considerably from actual results. The future drilling costs associated with reserves assigned to proved undeveloped locations may ultimately increase to the extent that these reserves are later determined to be uneconomic. For these reasons, estimates of the economically recoverable quantities of expected natural gas and oil attributable to any particular group of properties, classifications of such reserves based on risk of recovery, and estimates of the future net cash flows may vary substantially. Any significant variance in the assumptions could materially affect the estimated quantity of the reserves, which could affect the carrying value of the Company’s oil and natural gas properties and/or the rate of depletion related to the oil and natural gas properties.

The most significant financial estimates are associated with the Company’s estimated volumes of proved oil and natural gas reserves, asset retirement obligations, assessments of impairment imbedded in the carrying value of undeveloped acreages undeveloped properties and developed properties, fair value of financial instruments, including derivative liabilities, depreciation and accretion, income taxes and contingencies.

New Accounting Pronouncement

In May 2014, the FASB issued ASU No. 2014-09 (“ASU 2014-09”), “Revenue from Contracts with Customers,” which requires an entity to recognize revenue representing the transfer of promised goods or services to customers in an amount that reflects the consideration which the company expects to receive in exchange for those goods or services. ASU 2014-09 is intended to establish principles for reporting useful information to users of financial statements about the nature, amount, timing and uncertainty of revenues and cash flows arising from the entity’s contracts with customers. ASU 2014-09 will replace most existing revenue recognition guidance in GAAP when it becomes effective. The new standard is effective for us on January 1, 2018. Early application is only permitted as of January 1, 2017. The Company is currently evaluating the effect that ASU 2014-09 will have on its financial statements and related disclosures.

In June 2014, the FASB issued ASU No. 2014-12 (“ASU 2014-12”), “Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period,” which requires a performance target that affects vesting, and that could be achieved after the requisite service period, be treated as a performance condition. ASU 2014-12 states that the performance target should not be reflected in estimating the grant date fair value of the award. ASU 2014-12 clarifies that compensation cost should be recognized in the period in which it becomes probable that the performance target will be achieved and should represent the periods for which the requisite service has already been rendered. The new standard is effective for us on January 1, 2016. The Company does not expect adoption of ASU 2014-12 to have a significant impact on its financial statements.

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In August 2014, the FASB issued ASU No. 2014–15 (“ASU 2014-15”), “Presentation of Financial Statements – Going Concern.” ASU 2014-15 provides GAAP guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The new standard is effective for us on January 1, 2017. The Company does not expect the adoption of ASU 2014–15 to have a significant impact on its financial statements.

In November 2014, the FASB issued ASU No. 2014-16 (“ASU 2014-16”), “Derivative and Hedging (Topic 815).” ASU 2014-16 addresses whether the host contract in a hybrid financial instrument issued in the form of share should be accounted for as debt or equity. ASU 2014-16 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2015. The Company does not expect the adoption of ASU 2014–16 to have a significant impact on its financial statements.

In April 2015, the FASB issued ASU No. 2015-03 (“ASU 2015-03”), “Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs.” ASU 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the related debt liability, consistent with debt discounts, instead of being presented as an asset. ASU 2015-03 is effective for us on January 1, 2016. Once adopted, entities are required to apply the new guidance retrospectively to all prior periods presented. The retrospective application represents a change in accounting principle. Early adoption is permitted for financial statements that have not been previously issued. The Company is currently evaluating the effect that ASU 2015-03 will have on its financial statements and related disclosures.

In May 2015, the FASB issued ASU No. 2015-07 (“2015-07”), “Fair Value Measurement.” ASU 2015-07 removes the requirement to categorize within the fair value hierarchy all investments for which fair value is measured using the net asset value per share practical expedient. The amendments also remove the requirement to make certain disclosures for all investments that are eligible to be measured at fair value using the net asset value per share practical expedient. ASU 2015-07 is effective for us on January 1, 2016. Early adoption is permitted. The Company does not expect the adoption of ASU 2015–07 to have a significant impact on its financial statements.

In September 2015, the FASB issued ASU No. 2015-16 (“ASU 2015-16”), “Business Combinations (Topic 805), Simplifying the Accounting for Measurement-Period Adjustments”. The update requires that the acquirer in a business combination recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined (not retrospectively as with prior guidance). Additionally, the acquirer must record in the same period’s financial statements the effect on earnings of changes in depreciation, amortization or other income effects as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the time of acquisition. The acquiring entity is required to disclose, on the face of the financial statements or in the footnotes to the financial statements, the portion of the amount recorded in current period earnings, by financial statement line item, that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. ASU 2015-16 is effective for us on January 1, 2016. The adoption of this standard is not expected to have a material impact on the Company’s financial statements.

In November 2015, the FASB has issued an update to ASU No. 2015-17 (“ASU 2015-17”) “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes.” The update requires a company to classify all deferred tax assets and liabilities as noncurrent. The update of ASU 2015-17 is effective for us on January 1, 2018. The Company does not expect the adoption of the update of ASU 2015–17 to have a significant impact on its financial statements.

In January 2016, the FASB issued ASU No. 2016-01 (“ASU 2016-01”), “Financial Instruments – Overall (Subtopic 825-10)”. ASU 2016-01 updates certain aspects of recognition, measurement, presentation and disclosure of financial instruments. The new guidance is effective for us on January 1, 2018. The Company does not expect the adoption of ASU 2016–01 to have a significant impact on its financial statements.

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In February 2016, the FASB issued ASU No. 2016-02 (“ASU 2016-02), “Leases (Topic 842).” ASU 2016-02 requires a lessee to recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the right to use the underlying asset for the lease term. ASU 2016-02 is effective for us on January 1, 2019. Early adoption is permitted. The Company is currently evaluating the effect that ASU 2016-02 will have on its financial statements and related disclosures.

In March 2016, the FASB issued ASU No. 2016-06 (“ASU 2016-06”), “Contingent Put and Call Option in Debt Instruments”. ASU 2016-06 is intended to simplify the analysis of embedded derivatives for debt instruments that contain contingent put or call options. The amendments in ASU 2016-06 clarify that an entity is required to assess the embedded call or put options solely in accordance with the four-step decision sequence. Consequently, when a call (put) option is contingently exercisable, an entity does not have to initially assess whether the event that triggers the ability to exercise a call (put) option is related to interest rates or credit risks. The amendments in ASU 2016-06 take effect for public business entities for financial statements issued for fiscal years beginning after December 15, 2016, and interim periods within those fiscal years. Early adoption is permitted, including adoption in an interim period. The Company does not expect the adoption of ASU 2016–01 to have a significant impact on its financial statements.

NOTE 4 - FAIR VALUE MEASUREMENTS

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date. The carrying amounts of the Company’s financial assets and liabilities, such as cash, trade receivable, joint interest receivable, joint interest revenues payable, accounts payable and accrued liabilities and related party payable, approximate their fair values because of the short maturity of these instruments. The carrying amount of the notes payable in long-term debt also approximates fair value due to its variable-rate characteristics.

The following tables present information about the Company’s financial assets and liabilities measured at fair value as of December 31, 2015 and December 31, 2014:

($ in thousands)	Level 1	Level 2	Level 3	Balance as of December 31, 2015
Assets (at fair value):
Derivative assets (oil collar and put options)	$-	$733	$-	$733
Liabilities (at fair value):
Asset Retirement Obligations	$-	$-	$3,597	$3,597

($ in thousands)	Level 1	Level 2	Level 3	Balance as of December 31, 2014
Assets (at fair value):
Derivative assets (oil collar and put options)	$-	$1,766	$-	$1,766
Liabilities (at fair value):
Asset Retirement Obligations	$-	$-	$3,606	$3,606

The Company's derivative contracts consist of NYMEX-based fixed price commodity swaps and NYMEX collars. The NYMEX-based fixed price derivative contracts are indexed to NYMEX futures contracts, which are actively traded, for the underlying commodity and are commonly used in the energy industry. A number of financial institutions and large energy companies act as counter-parties to these type of derivative contracts. As the fair value of these derivative contracts is based on a number of inputs, including contractual volumes and prices stated in each derivative contract, current and future NYMEX commodity prices, and quantitative models that are based upon readily observable market parameters that are actively quoted and can be validated through external sources, we have characterized these derivative contracts as Level 2.

The asset retirement liability is measured using primarily Level 3 inputs. The significant unobservable inputs to this fair value measurement include estimates of plugging costs, remediation costs, inflation rate and well life. The inputs are calculated based on historical data as well as current estimated costs. See Note 7 - Asset Retirement Obligations.

The Company estimates the expected undiscounted future cash flows of its oil and natural gas properties and compares such amounts to the carrying amount of the oil and natural gas properties to determine if the carrying amount is recoverable. If the carrying amount exceeds the estimated undiscounted future cash flows, the Company will adjust the carrying amount of the oil and natural gas properties to fair value. The factors used to determine fair value are subject to management’s judgment and expertise and include, but are not limited to, recent sales prices of comparable properties, the present value of future cash flows, net of estimated operating and development costs using estimates or proved reserves, future commodity pricing, future production estimates, anticipated capital expenditures and various discount rates commensurate with the risk and current market conditions associated with realizing the expected cash flows projected. These assumptions represent Level 3 inputs. Impairment of oil and gas assets for the year ended December 31, 2015 and 2014 was $55,753 thousand and $4,428 thousand, respectively.

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NOTE 5 - PROPERTY ACQUISITION AND DIVESTITURE

On March 26, 2014 (the “Acquisition Date”), the Company completed the purchase of oil and natural gas leases and leasehold interests (the “Oil and Natural Gas Properties”) from White Oak Resources VI, LLC and Permian Atlantis LLC (collectively the “Seller”) for the purpose of increasing the Company’s oil and natural gas operations in the Permian Basin. The assets acquired are: (a) oil and natural gas leases and leasehold interests in Winkler and Loving Counties in Texas and Lea County, New Mexico; (b) twenty-nine wellbores; and (c) any contracts or agreements related to the foregoing lands, leases and wells. The Oil and Natural Gas Properties include total acreage held by production of 5,160 gross developed acres (1,983.61 net developed acres). Additionally, producing wells and surrounding acreage have been unitized under Texas Railroad Commission regulations. Under the terms of the agreement, the Company purchased the Oil and Natural Gas Properties for $16,803,000 in cash, including before purchase price adjustments. For the year ended December 31, 2014, the Company recognized $1,932 thousand of oil, natural gas and products sales and $725 thousand of net operating income related to properties acquired from White Oak Resources VI, LLC and Permian Atlantis LLC and transaction cost of $45 thousand in profession fees.

Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma financial statements give effect to the acquisition of the Oil and Natural Gas Properties. The unaudited pro forma statement of operations for the year ended December 31, 2014, reflects the acquisition of the Oil and Natural Gas Properties as if it had occurred on January 1, 2014.

It is not intended to be indicative of the Company's results of operations or financial position that might have been achieved had the acquisition been completed as of the dates presented, or the Company's future results of operations or financial position.

in thousands, except share data	Year Ended December 31, 2014
Oil, natural gas, and related product sales	$20,855

Net loss	$2,442

Net loss per basic and diluted common share	$0.20

Weighted average basic and diluted common shares outstanding	12,362,336

Financial Statement Presentation and Purchase Price Allocation

The following table summarizes the purchase price and values of assets acquired and liabilities assumed:

Fair value of assets acquired and liabilities assumed (in thousands)
Proved oil and natural gas properties (1)	$17,662
Revenue payable	(27)
Asset retirement obligations	(832)
Total fair value of assets acquired and liabilities assumed, net	$16,803

Cash consideration transferred	$16,803

(1) Amount includes asset retirement costs of approximately $832.

On July 31, 2015, the Company sold all of its Oklahoma properties, which were located in Logan and Kingfisher Counties, Oklahoma, to Remora Petroleum, LP (Austin, TX) for $7,249,390. The purchaser is not affiliated with any Company officers, directors or material stockholders.

The following table summarized the results of operation from the properties sold:

($ in thousands)	Year Ended December 31, 2015	Year Ended December 31, 2014
Oil, natural gas, and related product sales	$1,368	$6,720
Expenses	269	782
Operating income	$1,099	$5,938

As part of this transaction, the Company entered into the Fifth Amendment to its Credit Agreement with Independent Bank (“Amendment”). The Amendment provides that $4,000,000 of the purchase price was paid to Independent Bank to pay down its credit facility with Independent Bank.

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NOTE 6 - OIL AND NATURAL GAS PROPERTIES

The following table presents a summary of the Company’s oil and natural gas properties at December 31, 2015 and December 31, 2014:

($ in thousands)	December 31, 2015	December 31, 2014
Oil and natural gas properties
Proved-developed producing properties	$43,912	$96,691
Proved-developed non-producing properties	5,865	2,880
Proved-undeveloped properties	-	13,330
Unproved properties	2,389	1,996
Less: Accumulated depletion	(35,282)	(23,131)
Total oil and natural gas properties, net of accumulated depletion and impairment	$16,884	$91,766

As of December 31, 2015 and December 31, 2014, the accumulated impairment was $55,985 thousand and $3,955 thousand, respectively.

NOTE 7 - ASSET RETIREMENT OBLIGATIONS

The Company has recognized the fair value of its asset retirement obligations related to the future costs of plugging, abandonment, and remediation of oil and natural gas producing properties. The present value of the estimated asset retirement obligations has been capitalized as part of the carrying amount of the related oil and natural gas properties. The liability has been accreted to its present value as of the end of each period. At December 31, 2015 and December 31, 2014, the Company evaluated 147 and 169 wells, respectively, and has determined a range of abandonment dates between January 2016 and October 2044. The following table represents a reconciliation of the asset retirement obligations for the year ended December 31, 2015 and December 31, 2014:

	Year Ended December 31, 2015	Year Ended December 31, 2014
($ in thousands)
Asset retirement obligations, beginning of period	$3,606	$2,437
Additions to asset retirement obligation	0	859
Liabilities settled during the period	(155)	0
Accretion of discount	187	320
Revision of estimate	(41)	(10)
Asset retirement obligations, end of period	$3,597	$3,606

As of December 31, 2015 and 2014, the current asset retirement obligation was approximately $392 thousand and $428 thousand respectively, and the long term asset retirement obligation was approximately $3,204 thousand and $3,177 thousand respectively.

See Note 4 - Fair Value Measurements.

NOTE 8 – DERIVATIVES

We use derivatives to hedge our oil production. Our current hedge position consists put options, of some which have deferred premiums paid at settlement. These contracts and any future hedging arrangements may expose us to risk of financial loss in certain circumstances, including instances where production is less than expected or oil prices increase. In addition, these arrangements may limit the benefit to us of increases in the price of oil. Accordingly, our earnings may fluctuate significantly as a result of changes in the fair value of our derivative instrument, which we utilize entirely to hedge our production and do not enter into for speculative purposes. We have not designated the derivative contracts as hedges for accounting purposes, and accordingly, we record the derivative contracts at fair value and recognize changes in fair value in earnings as they occur.

At January 1, 2016, we had the following open crude oil derivative contracts:

			January 1, 2016
	Instrument	Commodity	Volume (bbl / month)	Floor Price	Ceilings Price	Purchased Put Option Price
January 2016 – March 2016	Put	Crude Oil	1,500			75.00
January 2016 – December 2016	Put	Crude Oil	3,000			50.00
January 2016 – December 2016	Collar	Crude Oil	3,000	54.00	79.30

The following tables identify the fair value amounts of derivative instruments included in the accompanying consolidated balance sheets as derivative contracts, categorized by primary underlying risk. Balances are presented on a gross basis, prior to the application of the impact of counterparty and collateral netting. The following tables also identify the net gain (loss) amounts included in the accompanying consolidated statements of operations as gain (loss) from derivative contracts.

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Fair Value of Derivative Financial Instruments

($ in thousands)	December 31, 2015	December 31, 2014

Derivative financial instruments - Current asset	$733	$1,699
Derivative financial instruments - Long-term assets	-	67
Net derivative financial instruments	$733	$1,766

Effect of Derivative Financial Instruments

($ in thousands)	December 31, 2015	December 31, 2014

Realized gain/(loss) on settlement of derivative contracts	$2,303	$186
Change in fair value of derivative contracts	(1,033)	1,880
Realized/Unrealized gain/(loss) from derivative contracts	$1,270	2,066

NOTE 9 - NOTES PAYABLE

On June 27, 2013, the Company entered into a credit agreement (“Credit Agreement”) with Independent Bank to borrow up to $100,000,000 at a current rate of 4.00% annum. The Credit Agreement was obtained to fund the development of the Company’s oil and natural gas properties and refinance the prior bank facility. At December 31, 2015 and December 31, 2014, the Company had approximately $12,600,000 and $22,500,000 in borrowings outstanding under the Credit Agreement, respectively.

Loans under the Credit Agreement bear interest at the greater of: (1) the prime rate, the annual rate of interest announced by the Wall Street Journal as its “prime rate”, or (2) the floor rate of 4.00%.

In November 2015 counsel for Independent Bank had notified us of the following defaults under IB Credit Agreement: i) the interest coverage ratio covenant set forth in Section 7.15.1 of the IB Credit Agreement for the fiscal quarter ended June 30, 2015, (ii) the current ratio covenant set forth in Section 7.15.2 of the IB Credit Agreement for the fiscal quarter ended June 30, 2015, (iii) the leverage ratio covenant set forth in Section 7.15.3 of the IB Credit Agreement for the fiscal quarter ended June 30, 2015, and (iv) the Company is not currently maintaining the minimum Commodity Hedging Transactions (as defined in the IB Credit Agreement) required by Section 7.21 of the IB Credit Agreement. The letter further stated that the bank was contemplating its course of action.

On November 24, 2015, we entered into the Forbearance Agreement and the Third Amendment to the Amended and Restated Credit Agreement with Independent Bank under which Independent Bank, acting for itself and as administrative agent for other lenders, agreed to forbear exercising any of its remedies for the existing covenant defaults for period of time to permit us to seek refinancing of the indebtedness owed to Independent Bank in the approximate amount of $11,000,000, which is referred to as the IB Indebtedness or a sale of sufficient assets to repay the IB Indebtedness. The Forbearance Period began with the execution of the IB Forbearance Agreement on November 24, 2015 and ended on January 31, 2016. The Forbearance Period was subsequently extended to March 31, 2016.

In connection with IB Forbearance Agreement, we provided certain additional collateral protections to Independent Bank. The Company granted a first lien mortgage on a newly completed well in New Mexico. We also delivered certain written directives to Independent Bank. In the event of default on the IB Forbearance Agreement or any IB Non-Forbearance Default, Independent Bank is authorized to send the written directives to Cargill, the counterparty to certain hedging contracts with the Company. These written directives instruct Cargill to pay over to Independent Bank “all hedge settlement proceeds, all hedge liquidation proceeds, and all amount otherwise payable by such hedge providers to Brushy.” We also executed and delivered to Independent Bank certain letters in lieu of transfer orders, whereby we instructed first purchasers of oil and gas production to pay directly to Independent Bank all production revenues attributable to our interest in such oil and gas assets. Independent Bank agrees not to send such letters provided that the IB Indebtedness is paid in full on or before the end of the Forbearance Period. At the time of the extension of the Forbearance Period to March 31, 2016, we agreed to unwind the remaining existing hedge contract with Cargill and permit Cargill to pay to Independent Bank all hedge settlement proceeds, all hedge liquidation proceeds, and all amounts otherwise payable by Cargill to us. Such payments satisfied outstanding interest and default interest owing to Independent Bank as well as certain other expenses. In addition, such payments reduced the principal due Independent Bank by $406,720.

During the Forbearance Period, we are not permitted to drill new oil or gas wells or to make any distributions to equity holders. Furthermore, this also cross defaulted the SOSVentures Credit Agreement, however the maturity of the second lien note to SOSventures was extended to August 1, 2016.

We are currently in discussions with the lenders under the IB Credit Agreement regarding a further extension of the Forbearance Period. We are also in discussions with Lilis and other financings parties regarding possible refinance options for the amount outstanding under the IB Credit Agreement

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NOTE 10 - STOCK BASED COMPENSATION AND CONDITIONAL PERFORMANCE AWARDS

On April 1, 2012, the Company entered into employment agreements (the “Employment Agreement”) which provided a restricted stock grant and a conditional performance award to key members of management.

The restricted stock grant of 349,650 shares had a grant date fair value of $10.00 per share as approved by the Company's compensation committee and vests in full upon the earlier of an initial public offering (“IPO”) which includes the sale of shares to the public, a business combination whereas 50% or more of the voting power is transferred to the new owners, or March 1, 2015. Those 349,650 shares were earned by the employee recipients and issued to them during the three month period ending March 31, 2015.

During the twelve months ended December 31, 2015 and 2014, the Company incurred a stock-based compensation expense of approximately $300,000 and $1,199,000, respectively, related to the restricted stock grant, which is included in the accompanying consolidated statements of operations in general and administrative expenses.

Additionally, the Employment Agreement provides for a conditional performance award where if an IPO occurs, the employee will receive: (1) a cash payment of 1% of the difference between the Company market capital and the book value at the time of the IPO, (2) common stock options to purchase 1.0% of the fully-diluted capital stock as of the IPO date and IPO price which will vest over a four year period and contain a cashless exercise, (3) common stock options to purchase 1.0% of the fully-diluted capital stock as of the 2nd anniversary of the IPO date at the closing price of the common stock on the 2nd anniversary date of the IPO and will vest six years after the grant and contain a cashless exercise. As of the twelve months ended December 31, 2015 and 2014, the conditional performance feature is not probable and as such, no compensation expense related to the conditional performance feature has been recognized.

On August 30, 2014, the Company amended and restated the Employment Agreement which provided for additional stock options.

The equity award of options to purchase 900,000 shares at the exercise price of $4.75 per share and vesting over three years from September 4, 2014 with a one-year cliff (in respect of 300,000 shares) and monthly vesting thereafter of 25,000 shares over the remaining two years. During the twelve months ended December 31, 2015 and 2014, the Company incurred a stock-based compensation expense of approximately $825,000 and $275,000, respectively, related to stock option, which is included in the accompanying consolidated statements of operations in general and administrative expenses. As of December 31 2015, there was approximately $1,375,000 of unrecognized stock-based compensation related to the non-vested stock options to be recognized over 1.67 years.

The assumptions used in the Black-Scholes Option Pricing Model for the stock options granted were as follows:

	2014
Risk-free interest rate		1.87%
Expected volatility of common stock		92%
Dividend yield		$0.00
Expected life of options	5.72 years

There was no new option granted in 2015. On December 31, 2015, there were 900,000 stock options outstanding and the intrinsic value of the associated options was zero. The weighted average exercise of $4.75/share, weighted average grant date fair value of $2.75/share and the weighted average remaining contractual life of 8.55 years. On December 31, 2015, 425,000 stock options were exercisable.

F-59

NOTE 11 - RELATED PARTY TRANSACTIONS

Subordinated Credit Facility with SOSVentures

The Chairman of the Company’s Board of Directors, Bill Liao, works for SOSventures. Further, a group composed of SOSventures, Sean O’Sullivan Revocable Living Trust and Bradford R. Higgins constitute a group owning 4,863,720 or 39.34% of the Company’s common stock shares.

On June 3, 2014 the Company agreed to amend its credit agreement with SOSventures, originally entered into on July 25, 2013, providing for a term loan through February 16, 2016 in an amount up to $20,000,000 at an 18.00% interest rate. The loan under this agreement is secured by a second lien on the Company’s assets.

The SOSventures credit agreement requires the Company to maintain certain financial ratios. First, the Company must maintain an interest coverage ratio of 3:1 at the end of each quarter so that its consolidated net income less the Company’s fees under the credit facility, lender expenses, non-cash charges relating to the hedge agreements, interest, income taxes, depreciation, depletion, amortization, exploration expenditures and costs and other non-cash charges (netted for noncash income) (“EBITDAX”) is greater than 3 times the Company’s interest expense under the credit facility. Second, the Company must maintain a debt to EBITDAX ratio of less than 3.5:1 at the end of each quarter. Third, the Company must maintain a current ratio of at greater than 1:1 at the end of each quarter, meaning that the Company’s consolidated current assets (including the unused amount of the credit facility by excluding non-cash assets under ASC 410 and 815) must be greater than the Company’s consolidated current liabilities (excluding non-cash obligations under ASC 410 and 815 and current maturities under the credit facility.)

The credit agreement prevents the Company from incurring indebtedness to banks or lenders, other than Independent Bank, without the consent of SOSventures. It also prevents the Company from incurring most contingent obligations or liens (other than to Independent Bank). It also restricts the Company’s ability to pay dividends, issue options and warrants and repurchase the Company’s common stock shares. The limitation on options and warrants does not apply to equity compensation plans.

This credit facility is currently in default due to the default under the IB Credit Agreement.

As of March 16, 2016, with accrued and unpaid interest the Company has $21.6 million drawn against the SOSventures credit facility. In light of the December 19, 2014 notice from Independent Bank relating to the payment of interest to SOSventures, pursuant to the Intercreditors Agreement, the Company is are accruing interest payments to SOSventures since the date of that notice.

NOTE 12 - LEGAL PROCEEDINGS

From time-to-time, the Company may become subject to proceedings, lawsuits and other claims in the ordinary course of business including proceedings related to environmental and other matters. Such matters are subject to many uncertainties, and outcomes are not predictable with assurance.

The Company is subject to various possible contingencies that arise primarily from interpretation of federal and state laws and regulations affecting the oil and natural gas industry. Such contingencies include differing interpretations as to the prices at which oil and natural gas sales may be made, the prices at which royalty owners may be paid for production from their leases, environmental issues and other matters. Although management believes that it has complied with the various laws and regulations, administrative rulings and interpretations thereof, adjustments could be required as new interpretations and regulations are issued. In addition, environmental matters are subject to regulation by various federal and state agencies.

Lawsuit Relating to 17.23% of our Common Stock Shares

Approximately 17.23% of the Company common stock was interpleaded into Connecticut Superior Court for the Judicial District of Stamford/Norwalk at Stamford, Cause No. FST-CV12-6015112-S (“Interpleader Action”). These are the residual shares of common stock that belonged to the Partnerships after the distribution of the partnerships shares. Claims related to the Interpleader Action were heard in an American Arbitration Association arbitration in 2015. The claimants were Gregory Imbruce; Giddings Investments LLC; Giddings Genpar LLC, Hunton Oil Genpar LLC, ASYM Capital Ill LLC, Glenrose Holdings LLC; ASYM Energy Investments LLC. “Certain” respondents and counterclaimants were Charles Henry, Ahmed Ammar; John P. Vaile, as Trustee of John P. Vaile Living Trust, John Paul Otieno, SOSventures, Bradford Higgins, William Mahoney, Edward M. Conrads, Robert J. Conrads, and the Partnerships. “PKG Respondents” and cross claimants were William F. Pettinati, Jr., Sigma Gas Barbastella Fund, Sigma Gas Antrozous Fund, Nicholas P. Garofolo (the plaintiffs in the above-referenced stockholder litigation) who made claims against Charles S. Henry, III, Bradford Higgins and SOSventures. The relief respondents were Rubicon Resources LLC, Sean O’Sullivan, King Lee, Michael Rihner, Scott Decker, Andrew Gillick, Briana Gillick, Steve Heinemann, Stanley Goldstein, Sidney Orbach, James P. Ashman, and Patricia R. Ashman. The claims, counterclaims and cross claims relate to the governance, control and termination of the Partnerships, including the distribution by the Partnerships of our shares of common stock to the limited partners in the Partnerships in a liquidating distribution in February 2014 as part of a “monetization” event, and other matters.

F-60

On September 10, 2015, the American Arbitration Association issued an arbitration award in the Interpleader Action, which is referred to as the Award. The Award states as follows:

1)	All claims asserted by Claimants, including Gregory Imbruce and various business entities controlled by Mr. Imbruce against all Respondents were denied and award was made in favor of the “Certain” respondents, including the Company director, Charles S. Henry, III, as well as SOSventures, Bradford Higgins, John Paul Otieno, Estate of William Mahoney, Ahmed Ammar, John P. Vaile, as Trustee of John P. Vaile Living Trust, Edward M. Conrads, Robert J. Conrads, Giddings Oil & Gas LP, Asym Energy Fund III LP and Hunton Oil Partners LP.

2)	All claims asserted by Claimants, Gregory Imbruce and various business entities controlled by Mr. Imbruce against Relief Respondents, including Rubicon Resources LLC, Sean O’Sullivan Revocable Living Trust, King Lee, Michael Rihner, Scott Decker, Andrew Gillick, Briana Gillick, Steve Heinemann, Stanly Goldstein, Sidney Orbach, James P. Ashman and Patricia R. Ashman, were denied.

3)	An award was made in favor of the “Certain” respondents, including the Company director, Charles S. Henry, III, as well as SOSventures, Bradford Higgins, John Paul Otieno, Estate of William Mahoney, Ahmad Ammar, John P. Vaile, as Trustee of John P. Vaile Living Trust, Edward M. Conrads, Robert J. Conrads, Giddings Oil & Gas LP, Asym Energy Fund III LP and Hunton Oil Partners LP against Mr. Imbruce and his entities on the following claims:

a)	breach of fiduciary duty;

b)	breach of implied covenant of good faith and fair dealing;

c)	partnership dissolution;

d)	unjust enrichment;

e)	breach of contract;

f)	accounting;

g)	violation of Connecticut Unfair Trade Practices Act;

h)	civil theft; and

i)	piercing the corporate veil.

4)	All claims asserted by William F. Pettinati, Jr. Sigma Gas Barbastella Fund, Sigma Gas Antrozous Fund and Nicholas P. Garofolo against the Company's director, Charles S. Henry III, as well as SOSventures and Bradford Higgins were denied.

5)	A declaratory award was entered declaring that the removal of Hunton Oil Genpar LLC, Giddings Genpar LLC and Asym Capital III LLC and/or Gregory Imbruce as the General Partner(s) of the Partnerships was lawful and in compliance with all legal and contractual requirements, and thus was effective;

6)	A declaratory award that the distribution of our -issued common stock made in February 2014 to limited partners in the Partnerships with remaining shares of common stock ultimately being interpleaded into Court in Connecticut was lawful, met all legal requirements and is effective in that the distribution was the result of a “monetization” event under the Partnership agreements;

7)	A declaratory award that the Partnerships were effectively dissolved at the time of the distribution of the above-referenced shares of common stock issued by the Company from the Partnerships to the limited partners in the Partnerships;

8)	A denial of any and all fees and expenses claimed by Mr. Imbruce and his entities due to “multiple and repeated violations of the Connecticut Uniform Securities Act;”

9)	A denial of fees and expenses claimed by Mr. Imbruce and his entities for the time periods subsequent to the 2011 rollup that formed us;

10)	An award of damages in favor of the “Certain” respondents, in the amount of $1,602,235, subject to trebling under a Civil Theft finding to $4,806,705, plus attorney and expert fees of $2,998,839 for a total award of $7,805,544, payable by Claimants, including Mr. Imbruce and his business entities;

11)	Injunctive relief ordering an accounting of the sources and uses of all funds and other assets of the Partnerships during the time that Mr. Imbruce and his entities served as general partners of the Partnerships;

12)	Post-judgment interest at 10 percent per year payable by Mr. Imbruce and his business entities; and

13)	Arbitration administrative fees, expenses and compensation of the Arbitrator totaling $122,200 to be paid by Gregory Imbruce et al, and William F. Pettinati, Jr., Sigma Gas Barbastella Fund, Sigma Gas Antrozous Fund and Nicholas P. Garofolo.

F-61

The “Certain” respondents filed in Connecticut Superior Court seeking to confirm the Award. Likewise, Claimants have filed in Connecticut Superior Court to vacate the Award. If the Connecticut Superior Court confirms the Award, we anticipate that the Court will subsequently issue a related order as to ownership of the 2,190,891 common stock of the Company, which may result in modifying the Company ownership structure.

Bexar County Proceedings

On April 17, 2015, the Company was served with a lawsuit filed in Bexar County, Texas by William F. Pettinati, Jr., Nicholas Garofolo, Sigma Gas Barbastella Fund and Sigma Gas Antrozous Fund against Starboard (now Brushy), its directors, its Chief Operating Officer, Edward Shaw, its former Chief Financial Officer, Eric Alfuth, our stockholder, Bradford Higgins, and Sean O’Sullivan, the managing director of our stockholder, SOSventures (the “Bexar County Proceedings”). Mr. Pettinati, Mr. Garofolo and the Sigma Gas Antrozous Fund are stockholders. Mr. Pettinati owns 145,112 shares, Mr. Garofolo owns 226,680 shares of common stock and Sigma Gas Antrozous Fund owns 44,610 shares of common stock. Combined these stockholders account for approximately 3.3% of the Company's outstanding common stock. These parties became stockholders in February 2014.

The Plaintiffs allege several derivative and direct causes of action. These derivative claims include, breach of fiduciary duty, waste of corporate assets, concerted action and conspiracy, joint enterprise, agency, alter ego, exemplary damages, and unjust enrichment. The direct claims include, breach of fiduciary duty, conversion, shareholder oppression, concerted action and conspiracy, declaratory judgment that the distribution of stock to the plaintiffs was invalid, joint enterprise, agency, alter ego, exemplary damages, concerted action and conspiracy and failure to allow for inspection of books and records. Many of the allegations relate to events that allegedly happened before the Plaintiffs became stockholders, including the distributions from the Partnerships that led to the Plaintiffs becoming stockholders in February 2014. Some similar claims involving these Plaintiffs (including the legality of the Partnerships’ liquidating distribution) were previously heard in the arbitration relating to the Partnerships referenced above. Plaintiffs were parties to that arbitration. For actions after February 2014, Plaintiffs complain that the Company's common stock still lacks a trading venue, that a books and records request was not honored, that we “delayed” a public offering, that SOSventures had allegedly taken steps to “foreclose” on the Company's assets under the SOSventures Credit Agreement and that we filed for an extension to the filing date for the Company's annual report on Form 10-K for the year ending December 31, 2014. On October 6, 2015 Plaintiffs withdrew the claim about not honoring a books and records request.

The matter is styled Sigma Barbastella Fund et al v. Charles S. Henry, III et al. and it is Cause No. 20105-CI-05672 in the 224th District Court in Bexar County, Texas.

The Company's directors and officers are subject to indemnification under the Company's bylaws.

Settlement of Interpleader Action and Bexar County Proceedings

On February 17, 2016, the various parties to the Interpleader Action and the Bexar County Proceedings entered into a global settlement agreement (the “Settlement Agreement”) under which the parties to the proceedings issued mutual releases and the plaintiffs in all proceedings agreed to withdraw their claims. In return, the plaintiffs received a cash settlement, the majority of which was covered by the Company's insurance.

NOTE 13 - STOCKHOLDER’S EQUITY

Preferred Shares

The Company is authorized to issue up to 10,000,000 preferred shares, par value $0.001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. No preferred shares were issued and outstanding as of December 31, 2015 and 2014.

Common Shares

The Company has a single class of common shares that have the same rights, preferences, limitations, and qualifications. The Company is authorized to issue up to 150,000,000 shares, par value $0.001 per share, in the aggregate and from time to time may increase the number of shares authorized.

Warrants

Upon entering into the Second Amendment to the First Amended and Restated Credit Agreement with SOSVentures, SOSVentures received warrants to purchase 2,542,397 of the Company’s common shares for $1.00 per share with a two-year term. The intrinsic value associated with the outstanding warrants was zero at December 31, 2015, as the strike price of all warrants exceeded the implied market price for Common Stock. The remaining contract life was 1.29 years. The implied value of the warrants were based on our peer group, which included Company’s owning assets in the same areas and of similar size. This valuation determined that the value of the warrants were zero. As such, the Company has placed no value on the warrants issued.

F-62

NOTE 14 - INCOME TAXES

For the years ended December 31, 2015 and 2014, the Company estimated that its current and deferred tax provision was as follows:

	2015	2014
Current taxes:
Federal	$-	$-
State	17,157	(15,465)
Total current tax benefit / (expense)	17,157	(15,465)
Deferred taxes:
Federal	27,984,379	1,449,296
State	133,932	53,375
Total deferred tax benefit	28,118,311	1,502,671
Change in valuation allowance	(14,078,569)	-
Total deferred income tax expense	14,039,742	1,502,671
Total current and deferred tax expenses	$14,056,899	$1,487,206

A reconciliation of income tax expense (benefit) computed by applying the U.S. federal statutory income tax rate and the reported effective tax rate on income for the years ended December 31, 2015 and 2014 are as follows:

	2015	2014
Income tax provision calculated using the federal statutory income tax rate	$(27,139,366)	$1,444,432
State income taxes, net of federal income taxes	(25,205)	37,910
Permanent differences, rate changes and other	3,932	4,864
Adjustment of previous deferred tax amounts	(974,829)	-
Change in valuation allowance	14,078,569	-
Total income tax expense	$(14,056,899)	$(1,487,206)

Deferred income taxes arise from temporary differences in the recognition of certain items for income tax and financial reporting purposes. The approximate tax effects of significant temporary differences which comprise the deferred tax assets and liabilities at December 31, 2015 and 2014 are as follows:

	December 31,
	2015	2014
Deferred tax assets
Federal and state net operating loss carryforwards	$9,380,168	$6,864,241
Oil and natural gas properties and other equipment	2,122,275	-
Stock-based compensation	1,596,776	1,214,378
Asset retirement obligations	1,222,830	1,225,887
Other	5,784	5,784

Total deferred tax assets	14,327,833	9,310,290

Deferred tax liabilities:
Oil and natural gas properties and other equipment	-	(22,749,563)
Derivatives	(249,264)	(600,469)

Total deferred tax liabilities	(249,264)	(23,350,032)

Total net deferred tax (liability)	14,078,569	(14,039,742)
Valuation allowance	(14,078,569)	-
Deferred tax asset (liability), net of valuation allowance	$-	$(14,039,742)

F-63

At December 31, 2015, the Company has net operating losses as follows:

	Amount	Expiration
Net operating losses:
Federal	$26,846,276	Dec. 2032 to 2035
State	6,562,922	Dec. 2032 to 2035

In assessing the need for a valuation allowance on our deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon whether future book income is sufficient to reverse existing temporary differences that give rise to deferred tax assets, as well as whether future taxable income is sufficient to utilize net operating loss and credit carryforwards. Assessing the need for, or the sufficiency of, a valuation allowance requires the evaluation of all available evidence, both positive and negative. Management had no positive evidence to consider. Negative evidence considered by management includes cumulative book and tax losses in recent years, forecasted book and tax losses, no taxable income in available carryback years, and no tax planning strategies contemplated to realize the valued deferred tax assets.

As of December 31, 2015 and 2014, management assessed the available positive and negative evidence to estimate if sufficient future taxable income would be generated to use the Company’s deferred tax assets and determined that it is not more-likely-than-not that the deferred tax assets would be realized in the near future. Therefore, the Company recorded a full valuation allowance of approximately $14,078,569 and $0 on its deferred tax assets as of December 31, 2015 and 2014, respectively.

NOTE 15 - SUBSEQUENT EVENTS

Credit Facilities and Forbearance Agreement.

The maturity of our second lien note to SOSventures was extended to August 1, 2016. The Forbearance Period began with the execution of the IB Forbearance Agreement on November 24, 2015 and ended on January 31, 2016, but was subsequently extended to March 31, 2016. We are currently in discussions with the lender under the IB Credit Agreement regarding a further extension of the Forbearance Period.

On January 20, 2016, the Company, Lilis and Merger Sub entered into an amendment to the merger agreement (the “Amendment”). Pursuant to the Amendment: (i) the amount of the refundable deposit was increased by $1 million to a total of $2 million and (ii) the scope of the refundable deposit was broadened such that it now covers the amount paid by Lilis to Independent Bank on December 29, 2015 in addition to certain other matters, such as payments towards accounts payable, transactions costs and other operating costs of the Company.

On March 24, 2016, the Company, Lilis and Merger Sub entered into a second amendment to the Merger Agreement (the “Second Amendment”). Pursuant to the Second Amendment: (i) the definition of refundable deposit was modified to include such further increases as may be mutually agreed upon between the parties, (ii) the amount and treatment of restricted stock units of the Company with respect to the Merger Agreement was clarified, the definition of “Stock Exchange Ratio” was fixed at 4.550916 to account for certain grants of restricted stock to members of the Board of Directors of the Company pursuant to existing service agreements and (iv) the definition of “Termination Date” was changed from April 30, 2016 to May 31, 2016.

F-64

SUPPLEMENTAL INFORMATION

Presented in accordance with

FASB ASC Topic 932, Extractive Activities - Oil and Gas

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BRUSHY RESOURCES, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Supplemental Oil and Natural Gas Disclosures (Unaudited)

The following tables set forth supplementary disclosures for oil and gas producing activities in accordance with FASB ASC Topic 932, Extractive Activities - Oil and Gas.

Capitalized Costs

The following table presents a summary of the Company’s oil and natural gas properties at December 31, 2015 and 2014:

	2015	2014
Oil and natural gas properties
Proved-developed producing properties	$43,912	$96,691
Proved-developed non-producing properties	5,865	2,880
Proved-undeveloped properties	-	13,330
Unproved properties	2,389	1,996
Less: Accumulated depletion	(35,282)	(23,131)

Total oil and natural gas properties, net of accumulated depletion	$16,884	$91,766

The following table summarizes costs incurred in oil and natural gas property acquisition, exploration, and development activities. Property acquisition costs as those incurred to purchase lease or otherwise acquire property, including both undeveloped leasehold and the purchase of reserves in place. Exploration costs include costs of identifying areas that may warrant examination and examining specific areas that are considered to have prospects containing oil and natural gas reserves, including costs of drilling exploratory wells, geological and geophysical costs, and carrying costs on undeveloped properties. Development costs are incurred to obtain access to proved reserves, including the cost of drilling development wells, and to provide facilities for extracting, treating, gathering and storing oil and natural gas. Additionally, costs incurred also include new asset retirement obligations established. Asset retirement obligations included in the tables below in the as reported columns for the years ended December 31, 2015 and 2014 were approximately $(42,000) and $849,000, respectively

Costs incurred (capitalized and charged to expense) in oil and natural gas activities for the years ended December 31, 2015 and 2014 were as follows:

	2015	2014
Acquisitions of proved properties	$-	$16,803,448
Exploration	73,496	785,314
Development	8,118,390	17,244,950

Total costs incurred	$8,191,886	$34,749,337

Results of operations from oil and natural gas producing activities for the years ended December 31, 2015 and 2014, excluding Company overhead and interest costs, were as follows:

	2015	2014
Oil, natural gas and related product sales	$8,606,606	$20,172,792
Lease operating costs	(3,677,845)	(5,457,471)
Production taxes	(369,317)	(695,693)
Exploration costs	(49,531)	(80,533)
Depletion	(22,510,290)	(10,140,152)
Impairment	(55,753,481)	(4,428,378)
Results of operations from oil and natural gas producing activities	$(73,753,858)	$(629,435)

F-66

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Supplemental Oil and Natural Gas Disclosures (Unaudited) (continued)

Proved Reserves Methodology

The Company’s estimated proved reserves, as of December 31, 2014 and 2013, are made in accordance with the SEC’s final rule, Modernization of Oil and Gas Reporting, which amended Rule 4-10 of Regulation S-X (the “Final Rule”). As defined by the Final Rule, proved reserves are those quantities of oil and natural gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible in future years from known reservoirs under existing economic conditions, operating methods, and government regulations. Projects to extract the hydrocarbons must have commenced or an operator must be reasonably certain that it will commence the projects within a reasonable time. In addition, there must exist, or there must be a reasonable expectation that there will exist, the legal right to produce or a revenue interest in the production, installed means of delivering oil and gas or related substances to market, and all permits and financing required to implement the projects. Further requirements for assignment of estimated proved reserves include the following:

The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by natural gas, oil, and/or water contacts, if any; and (B) adjacent undrilled portions of the reservoir that can, with reasonable certainty, be judged to be continuous with it and to contain economically producible oil or gas on the basis of available geoscience and engineering data. In the absence of data on fluid contacts, proved quantities in a reservoir are limited by the lowest known hydrocarbons and highest known oil seen in well penetrations unless geoscience, engineering, or performance data and reliable technology establishes a lower or higher contact with reasonable certainty. Reliable technologies are any grouping of one or more technologies (including computational methods) that have been field-tested and have been demonstrated to provide reasonably certain results with consistency and repeatability in the formation being evaluated or in an analogous formation.

Reserves which can be produced economically through applications of improved recovery techniques (including, but not limited to fluid injections) are included in the proved classification when successful testing by a pilot project in an area of the reservoir with properties no more favorable than in the reservoir as a whole, the operation of an installed program in the reservoir or an analogous reservoir, and other evidence using reliable technology establishes the reasonable certainty of the engineering analysis on which the project or program was based.

Existing economic conditions include prices and costs at which economic producibility from a reservoir is to be determined. The prices used are the average crude oil and natural gas prices during the twelve month period prior to the ending date of the period covered by the report, determined as an unweighted arithmetic average of the first-day-of-the-month price for each month within such period, unless prices are defined by contractual arrangements, excluding escalations based upon future conditions.

Reserves engineering is a subjective process of estimating underground accumulations of crude oil, condensate, natural gas, and natural gas liquids that cannot be measured in an exact manner. The accuracy of any reserves estimate is a function of the quality of available date and of engineering and geological interpretation and judgment. The reserves actually recovered, the timing of production of those reserves, as well as operating costs and the amount and timing of development expenditures may be substantially different from original estimates. Revisions result primarily from new information obtained from development drilling, production history, field tests, and data analysis and from changes in economic factors including expectation and assumptions as to availability of financing for development projects.

Reserve Quantity Information

The following table presents the Company’s estimate of its proved oil and gas reserves all of which are located in the United States. The estimates have been prepared with the assistance of Forrest A. Garb & Associates, Inc., an independent petroleum reservoir engineering firm. Oil reserves, which include condensate and natural gas liquids, are stated in barrels and gas reserves are stated in thousands of cubic feet.

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BRUSHY RESOURCES, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Supplemental Oil and Natural Gas Disclosures (Unaudited) (continued)

PROVED-DEVELOPED AND UNDEVELOPED RESERVES	Crude Oil (Bbl)	Natural Gas (Mcf)

December 31, 2013	3,650,910	8,639,620
Revisions of previous estimates	(772,982)	(758,638)
Extensions and discoveries	558,000	333,230
Acquisitions of reserves	797,360	3,811,000
Sales of reserves	(59,370)	(474,930)
Production	(180,898)	(779,012)
December 31, 2014	3,993,020	10,771,270
Revisions of previous estimates	(3,334,352)	(7,207,552)
Extensions and discoveries	327,865	1,313,149
Acquisitions of reserves	-	-
Sales of reserves	(165,430)	(1,430,690)
Production	(152,273)	(676,847)
December 31, 2015	668,830	2,769,330

PROVED DEVELOPED RESERVES
December 31, 2015	668,830	2,769,330
December 31, 2014	853,560	4,324,760

The following table presents the Company’s changes in proved undeveloped reserves.

PROVED UNDEVELOPED RESERVES

	Crude Oil (Bbl)	Natural Gas (Mcf)
December 31, 2013	3,166,300	6,539,420
Revisions of previous estimates	(704,790)	(921,280)
Extensions and discoveries	540,150	237,800
Acquisitions of reserves	531,350	1,887,730
Sales of reserves	(59,370)	(474,930)
Transfer to developed	(334,170)	(822,240)
December 31, 2014	3,139,470	6,446,500
Revisions of previous estimates	(3,099,750)	(6,128,780)
Extensions and discoveries	0	0
Acquisitions of reserves	0	0
Sales of reserves	(39,720)	(317,720)
Transfer to developed	0	0
December 31, 2015	0	0

Due to the lack of available capital required to drill the proved undeveloped locations, all proven undeveloped reserves were removed during 2015.

Future cash flows are computed by applying a first-day-of-the-month 12-month average price of natural gas (Henry Hub) and oil (West Texas Intermediate) to year end quantities of proved natural gas and oil reserves. Future operating expenses and development costs are computed primarily by the Company's petroleum engineers by estimating the expenditures to be incurred in developing and producing the Company’s proved natural gas and oil reserves at the end of the year, based on year end costs and assuming continuation of existing economic conditions. For the year ended December 31, 2015, the oil and natural gas prices were applied at $47.03/Bbl and $2.23/Mcf, respectively, in the standardized measure. For the year ended December 31, 2014, the oil and natural gas prices were applied at $91.42/Bbl and $6.53Mcf, respectively, in the standardized measure.

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BRUSHY RESOURCES, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Supplemental Oil and Natural Gas Disclosures (Unaudited) (continued)

Standardized Measure of Discounted Future Net Cash Flow and Changes Therein Relating to Proved Oil and Gas Reserves

The following tables, which presents a standardized measure of discounted future cash flows and changes therein relating to proved oil and gas reserves as of December 31, 2015 and 2014, for the years ended December 31, 2015 and 2014, is presented pursuant to ASC 932. In computing this data, assumptions other than those required by the Financial Accounting Standards Board could produce different results. Accordingly, the data should not be construed as being representative of the fair market value of the Company’s proved oil and gas reserves.

A discount factor of 10 percent was used to reflect the timing of future net cash flows. The standardized measure of discounted future net cash flows is not intended to represent the replacement costs or fair value of the Company's natural gas and oil properties. An estimate of fair value would take into account, among other things, the recovery of reserves not presently classified as proved, anticipated future changes in prices and costs, and a discount factor more representative of time value of money and the risks inherent in reserve estimates of natural gas and oil producing operations. There have been no estimates for future plugging and abandonment costs

Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2015

Future cash inflows	37,611,800
Less: Future production costs	(16,468,590)
Future development costs	-
Future income tax expense	-
Future net cash flows	21,143,210
10% discount factor	(6,300,765)
Strandardized measure of discounted future net cash inflows	14,842,445

Changes in Standardized Measure of Discounted Future Net Cash Flows for the Year Ended December 31, 2015

Standardized measure - beginning of year	90,116,131
Sales of oil and natural gas, net of production costs	(4,559,444)
Net changes in prices and production costs	(134,395,658)
Development costs incurred during the year	457,344
Changes in future development costs	71,777,018
Extensions, discoveries, and improved recoveries	9,321,938
Revisions/timing of previous quantity estimates	(69,250,616)
Accretion of discount	13,199,248
Net change in income taxes	39,332,749
Purchases and sale of mineral interests	(1,156,265)

End of year	14,842,445

F-69

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Supplemental Oil and Natural Gas Disclosures (Unaudited) (continued)

Standardized Measure of Discounted Future Net Cash Flows as of December 31, 2014

Future cash inflows	435,341,260
Less: Future production costs	(104,680,910)
Future development costs	(92,010,030)
Future income tax expense	(72,379,134)
Future net cash flows	166,271,186
10% discount factor	(76,155,055)
Standardized measure of discounted future net cash inflows	90,116,131

Changes in Standardized Measure of Discounted Future Net Cash Flows for the Year Ended December 31, 2015

Net Changes in Prices and Production Costs: For the year ended December 31, 2015, the oil and natural gas prices were applied at $47.03/Bbl and $2.23/Mcf, respectively, in the standardized measure. At December 31, 2014, the oil and natural gas prices were applied at $91.42/Bbl and $6.53/Mcf, respectively, in the standardized measure. The decrease in oil and natural gas prices resulted in a significant decrease in future expected cash flows and reserves.

Extensions, Discoveries, and Improved Recoveries: During the year ended December 31, 2015, the Company had extensions and discoveries of 327,870 Bbl of crude oil and 1,313,150 Mcf of natural gas from primarily newly identified horizontal drilling opportunities in the Delaware Basin, located in the Crittendon field.

Revisions of Previous Quantity Estimates: During the year ended December 31, 2015, the Company adjusted its previous estimates by (3,460,067) Bbl of crude oil and (8,320,523) Mcf of natural gas from primarily removal of proven undeveloped reserves that the Company currently has interests in due to lack of available capital.

Purchases and sales of mineral interests: During the year ended December 31, 2015, the Company sold its Oklahoma properties in Logan and Kingfisher counties.

Accretion of Discount: Accretion during the year ended December 31, 2014 was the result of accretion of the future net revenues at a standard rate of 10% due to the passage of time.

F-70

BRUSHY RESOURCES, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

Supplemental Oil and Natural Gas Disclosures (Unaudited) (continued)

Significant Changes in Reserves for the Year Ended December 31, 2013

Net Changes in Prices and Production Costs: For the year ended December 31, 2014, the oil and natural gas prices were applied at $95.28/Bbl and $4.36/MMBtu, respectively, in the standardized measure. At December 31, 2013, the oil and natural gas prices were applied at $96.90/Bbl and $3.67/MMBtu, respectively, in the standardized measure. The increase in oil and natural gas prices resulted in a significant increase in future expected cash flows and reserves. Each of the reference prices for oil and natural gas were adjusted for quality factors and regional differences.

Extensions, Discoveries, and Improved Recoveries: During the year ended December 31, 2014, the Company had extensions and discoveries of 558,000 Bbl of crude oil and 333,230 Mcf of natural gas from primarily newly identified drilling opportunities in the Eaglebine oil and natural gas reservoirs as well as new drills in Oklahoma.

Revisions of Previous Quantity Estimates: During the year ended December 31, 2014, the Company adjusted its previous estimates by (772,982) Bbl of crude oil and (758,638) Mcf of natural gas from primarily revisions of proved undeveloped reserves that the Company currently has interests in due to increases in estimated production costs and the requirement that a development plan for the undeveloped oil and gas reserves must be adopted indicating that such reserves are scheduled to be drilled within five years under SEC Regulation S-X Rule 4-10(a)(31)(ii).

Purchases and sales of mineral interests: During the year ended December 31, 2014, the Company purchased the Crittendon Field.

Accretion of Discount: Accretion during the year ended December 31, 2014 was the result of accretion of the future net revenues at a standard rate of 10% due to the passage of time.

F-71

 Annex A.1

AGREEMENT AND PLAN OF MERGER

by and among

LILIS ENERGY, INC.,

LILIS MERGER SUB, INC.,

and

BRUSHY RESOURCES, INC.

December 29, 2015

A.1-1

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of December 29, 2015 (this “Agreement”), is by and among Lilis Energy, Inc., a Nevada corporation (“Lilis”), Lilis Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Lilis (the “Merger Sub”) and Brushy Resources, Inc., a Delaware corporation (“Brushy”).

WHEREAS, the respective Boards of Directors of Lilis, the Merger Sub and Brushy have deemed it advisable and in the best interests of their respective stockholders and corporations that a transaction be effected pursuant to which (i) the Merger Sub will merge with and into Brushy, with Brushy continuing as the surviving corporation and (ii) subject to the provisions of Article 2, Lilis will pay the Merger Consideration for all of the shares of Brushy Common Stock outstanding at the Effective Time, upon the terms and subject to the conditions set forth herein, and such Boards of Directors have approved this Agreement and the Merger;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a reorganization under the provisions Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”);

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of Lilis, Merger Sub and Brushy to enter into this Agreement, SOSventures, LLC shall have entered into a voting agreement with Lilis, Merger Sub and Brushy, substantially in the form attached hereto as Exhibit A (the “Voting Agreement”); and

WHEREAS, the parties hereto contemplate that Brushy will assign the GF Assets to Creative Oil & Gas, LLC, a Delaware limited liability company (“Creative O&G”), in exchange for forgiveness of the subordinated debt owed by Brushy to SOSventures, LLC pursuant to the Credit Agreement, dated July 25, 2013, between Starboard Resources, Inc. and SOSventures, LLC, as amended (the “SOS Debt”).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Article 1
THE MERGER

Section 1.1 Payment Prior to Merger. Immediately upon the execution of this Agreement, Lilis shall pay, or cause to be paid, by check or wire transfer, the Refundable Deposit to Brushy, which shall be used for the matters set forth on Schedule 1.1(a) hereto.

Section 1.2 The Merger. Upon the terms and subject to the conditions hereof and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, (i) the Merger Sub shall merge with and into Brushy (the “Merger”), (ii) the separate corporate existence of the Merger Sub shall cease and (iii) Brushy shall continue its corporate existence under Delaware law as the surviving entity in the Merger and as a wholly-owned Subsidiary of Lilis (the “Surviving Entity”).

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Section 1.3 Effective Time of the Merger. Upon the terms and subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, Lilis, the Merger Sub and Brushy shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a duly executed certificate of merger (the “Certificate of Merger”), as required by the DGCL, which may specify a later date and time mutually agreed by the parties at which the Merger will become effective, and the parties shall take all such further actions as may be required by Law to make the Merger effective. The time the Merger becomes effective in accordance with applicable Law is referred to as the “Effective Time.”

Section 1.4 Closing. The closing (the “Closing”) of the transactions contemplated by this Agreement will take place at 10:00 a.m. (local time) on a date to be specified by the parties, which shall be no later than the second Business Day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article 6 (other than any such conditions that by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived on the Closing Date), at the offices of K&L Gates LLP, 1 Park Plaza, Twelfth Floor, Irvine, California, unless another time, date or place is agreed to in writing by the parties. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

Section 1.5 Effects of the Merger. At the Effective Time, the Merger will have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of the Company and the Merger Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of the Company and the Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Entity.

Section 1.6 Certificate of Incorporation. Pursuant to the Merger, the Certificate of Incorporation of the Merger Sub in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Entity at and after the Effective Time until thereafter amended as provided therein or by the DGCL.

Section 1.7 Bylaws. Pursuant to the Merger, the Bylaws of the Merger Sub in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Entity at and after the Effective Time until thereafter amended in accordance with the terms thereof, the Surviving Entity’s Certificate of Incorporation and the DGCL.

Section 1.8 Directors and Officers.

(a) The officers and directors of Merger Sub immediately prior to the Effective Time and shall be the directors and officers, respectively, of the Surviving Entity at and after the Effective Time until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Merger Sub’s Organizational Documents and the DGCL.

A.1-3

(b) At and after the Effective Time, the directors and officers of Lilis shall be as determined pursuant to Section 5.13.

Article 2
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock.

(a) Effect of the Effective Time. At the Effective Time, by virtue of the Merger and without any action on the part of Brushy or the Merger Sub or the holder of any shares of Brushy Common Stock or shares of Merger Sub Common Stock:

(i) Capital Stock of the Merger Sub. Each share of common stock of the Merger Sub, par value $0.001 per share (the “Merger Sub Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Surviving Entity.

(ii) Conversion of Brushy Common Stock. Subject to Section 2.1(a)(iv), each share of common stock of Brushy, par value $0.001 per share (the “Brushy Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Brushy Common Stock described in Section 2.1(a)(iv) and any Dissenting Shares) shall be converted automatically at the Effective Time into the right to receive a certain number shares of common stock of Lilis, par value $0.0001 per share (the “Lilis Common Stock”) equal to the Stock Exchange Ratio (the “Merger Consideration”).

(iii) Certificates. All shares of Brushy Common Stock, when so converted to the right to receive the Merger Consideration pursuant to Section 2.1(a)(ii), shall cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of a certificate (a “Certificate”) that previously represented shares of Brushy Common Stock, and each Person who is a holder of a beneficial interest in the shares of Brushy Common Stock represented by any such Certificate, shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration payable in respect of such shares of Brushy Common Stock.

(iv) Treasury Stock. All shares of Brushy Common Stock held by Brushy as treasury shares or by Lilis or the Merger Sub or by any wholly-owned Subsidiary of Lilis, the Merger Sub or Brushy immediately prior to the Effective Time shall automatically be canceled and cease to exist as of the Effective Time and no consideration shall be delivered or deliverable therefor.

(b) No Fractional Shares. Notwithstanding anything to the contrary in Section 2.1(a), no fractional share of Lilis Common Stock will be issued by virtue of the Merger. In lieu of any such fractional share, each holder of shares of Brushy Common Stock who would otherwise have been entitled to receive a fraction of a share of Lilis Common Stock pursuant to Section 2.1(a) shall have the right to receive the nearest rounded-down whole number of shares of Lilis Common Stock, such that the “Merger Consideration” that each such holder has the right to receive pursuant to Section 2.1(a) shall be deemed to be such whole number of shares of Lilis Common Stock that such holder is entitled to receive after taking into account this Section 2.1(b).

A.1-4

(c) Impact of Stock Splits, Etc. If, between the date of this Agreement and the Effective Time, the shares of Lilis Common Stock or Brushy Common Stock shall be changed or proposed to be changed into a different number or class of shares by reason of the occurrence of or record date with respect to any reclassification, recapitalization, split-up, combination, exchange of shares or similar readjustment, in any such case within such period, or a stock dividend thereon shall be declared with a record date within such period, appropriate, proportionate, equitable adjustments shall be made to the Merger Consideration. Nothing in this Section 2.1(c) shall be construed to permit any party to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(d) Treatment of Brushy Options. At the Effective Time, and in accordance with Section 5.18, each option to purchase shares of Brushy Common Stock (a “Brushy Option”) that is outstanding immediately prior to the Effective Time (whether vested or unvested) shall be cancelled and retired, cease to exist and be of no further force and effect. No holder of any Brushy Option (whether vested or unvested, or exercised or unexercised) will have any rights to, or as a holder of, such Brushy Option to purchase shares of Brushy Common Stock issuable thereunder.

(e) Treatment of Brushy Warrants. At the Effective Time, and in accordance with Section 5.18, each Brushy Warrant that is outstanding immediately prior to the Effective Time shall be cancelled and retired, cease to exist and be of no further force and effect. No holder of any Brushy Warrant will have any rights to, or as a holder of, such Brushy Warrant to purchase shares of Brushy Common Stock issuable thereunder.

Section 2.2 Dissenter’s Rights. Notwithstanding anything in this Agreement to the contrary (without limitation of Section 6.3(d)), if dissenter’s rights are available under the DGCL in connection with the Merger, shares of Brushy Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to exercise dissenter’s rights and who properly exercises such rights with respect to such shares pursuant to, and who complies in all respects with, the applicable provisions of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration payable pursuant to Section 2.1, but, instead at the Effective Time, shall be converted into the right to receive such consideration as may be determined to be due to the holders of such Dissenting Shares pursuant to Section 262 of the DGCL, unless and until such holders shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. The Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such holder’s shares shall thereupon be deemed to have converted into, as of the Effective Time, and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal shall have been irrevocably lost, withdrawn or expired, the Merger Consideration, without any interest thereon. Brushy shall give Lilis and the Merger Sub (a) prompt notice of any written demands for appraisal of any shares, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Brushy relating to rights provided in Section 262 of the DGCL and (b) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL. Brushy shall not, except with the prior written consent of Lilis, voluntarily make or agree to make any payment with respect to any demands for appraisals of capital stock of Brushy, offer to settle or settle any such demands or approve any withdrawal of any such demands.

A.1-5

Section 2.3 Exchange of Certificates.

(a) Exchange Agent. Prior to the Effective Time, Lilis shall deposit, or shall cause to be deposited, with Lilis’s transfer agent or a bank or trust company designated by Lilis and reasonably satisfactory to Brushy (the “Exchange Agent”), for the benefit of the holders of shares of Brushy Common Stock, for exchange in accordance with this Article 2, through the Exchange Agent, sufficient shares of Lilis Common Stock to make, pursuant to this Article 2, all deliveries of shares of Lilis Common Stock as required by this Article 2. All shares of Lilis Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.” The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be paid for shares of Brushy Common Stock pursuant to this Agreement out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Promptly after the Effective Time, Lilis shall instruct the Exchange Agent to transmit to each record holder, as of the Effective Time, of an outstanding Certificate that immediately prior to the Effective Time represented shares of Brushy Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and shall be in customary form and agreed to by Lilis and Brushy prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration payable in respect of the shares of Brushy Common Stock represented by such Certificates. Promptly after the Effective Time, upon surrender of Certificates for cancellation to the Exchange Agent together with such letters of transmittal, properly completed and duly executed, and such other documents as may be required pursuant to such instructions, the holders of such Certificates shall be entitled to receive in exchange therefor shares of Lilis Common Stock representing, in the aggregate, the whole number of shares of Lilis Common Stock that such holders have the right to receive pursuant to Section 2.1 (after taking into account all shares of Brushy Common Stock then held by such holder). In the event of a transfer of ownership of shares of Brushy Common Stock that was not registered in the transfer records of Brushy, the Merger Consideration payable in respect of such shares of Brushy Common Stock may be paid to a transferee if the Certificate representing such shares of Brushy Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the delivery of the Merger Consideration in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Taxes have been paid or are not payable. Until surrendered as contemplated by this Section 2.3, each Certificate, other than Certificates representing Dissenting Shares, shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration payable in respect of the shares of Brushy Common Stock represented by such Certificate.

A.1-6

(c) Further Rights in Brushy Common Stock. The Merger Consideration issued upon conversion of a share of Brushy Common Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such share of Brushy Common Stock.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of shares of Brushy Common Stock 180 days following the Effective Time shall be delivered to Lilis upon its demand and, from and after such delivery to Lilis, any former holders of shares of Brushy Common Stock (other than Dissenting Shares) who had not theretofore complied with this Article 2 shall thereafter look only to Lilis for the Merger Consideration payable in respect of such shares of Brushy Common Stock. Any Merger Consideration remaining unclaimed by former holders of shares of Brushy Common Stock immediately prior to such time as such Merger Consideration would otherwise escheat to or become the property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of Lilis, free and clear of any Liens, claims or interest of any Person previously entitled thereto.

(e) No Liability. Neither Lilis nor any of its affiliates shall be liable to any former holder of shares of Brushy Common Stock for any Merger Consideration delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(f) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Lilis, the posting by such Person of a bond, in such reasonable amount as Lilis may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall (other than in respect of Dissenting Shares represented by such Certificate) pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Brushy Common Stock represented by such Certificate.

(g) Withholding. Each of Lilis and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Brushy Common Stock such amounts as Lilis or the Exchange Agent is required to deduct and withhold under the Code or any provision of state, local, or foreign Tax Law, with respect to the making of such payment. To the extent that amounts are so withheld by Lilis or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Brushy Common Stock in respect of whom such deduction and withholding was made by Lilis or the Exchange Agent, as the case may be.

(h) Uncertificated Shares. In the case of outstanding shares of Brushy Common Stock that are not represented by Certificates, if any, the parties shall make such adjustments to this Section 2.3 as are necessary or appropriate to implement the same purpose and effect that this Section 2.3 has with respect to shares of Brushy Common Stock that are represented by Certificates.

A.1-7

Section 2.4 Stock Transfer Books. At the close of business on the date on which the Effective Time occurs, the stock transfer books of Brushy shall be closed and thereafter there shall be no further registration of transfers of shares of Brushy Common Stock theretofore outstanding on the records of Brushy. From and after the close of business on the date on which the Effective Time occurs, any Certificates presented to the Exchange Agent or Lilis for any reason shall be converted into the Merger Consideration payable, pursuant and subject to the provisions of this Article 2, in respect of the shares of Brushy Common Stock represented by such Certificates, without any interest thereon.

Article 3
REPRESENTATIONS AND WARRANTIES OF BRUSHY

Except as disclosed in (i) the Brushy SEC Documents filed by Brushy since January 1, 2014 and prior to the date of this Agreement and publicly available (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Brushy SEC Documents to the extent that they are predictive, forward-looking or primarily cautionary in nature, in each case other than any specific factual information contained therein, and excluding any supplement, modification or amendment thereto made after the date hereof) or (ii) the disclosure letter delivered by Brushy to Lilis simultaneously with or prior to the execution and delivery of this Agreement (the “Brushy Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), Brushy represents and warrants to Lilis as follows:

Section 3.1 Organization.

(a) Brushy and each Subsidiary of Brushy is a corporation or other entity duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of the jurisdiction of its incorporation or organization, and has all requisite corporate or other power and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted.

(b) Brushy and each Subsidiary of Brushy is duly qualified or licensed to do business and is in good standing in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character of the property owned, operated or leased by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Brushy.

(c) Brushy has previously made available to Lilis a complete and correct copy of its Organizational Documents, in each case as amended (if so amended) to the date of this Agreement, and has made available the Organizational Documents each of its Subsidiaries, in each case as amended (if so amended) to the date of this Agreement. Neither Brushy nor any Subsidiary of Brushy is in violation of its Organizational Documents.

A.1-8

(d) Brushy has no Subsidiaries, other than ImPetro Resources LLC, a Delaware limited liability company, and ImPetro Operating LLC, a Delaware limited liability company.

Section 3.2 Capitalization.

(a) The authorized capital stock of Brushy consists of 150,000,000 shares of Brushy Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Brushy Preferred Stock”). As of the date hereof, (i) 12,711,986 shares of Brushy Common Stock are issued and outstanding, (ii) 2,542,397 shares of Brushy Common Stock are reserved for issuance in connection with the exercise of the outstanding warrants (the “Brushy Warrants”), (iii) 900,000 shares of Brushy Common Stock are issuable (and such number was reserved for issuance) upon the exercise of outstanding Brushy Options and (iv) no shares of Brushy Preferred Stock were issued. Neither Brushy nor any Subsidiary of Brushy directly or indirectly owns any shares of Brushy Common Stock.

(b) No bond, debenture, note or other indebtedness is outstanding that provides to its holder the right to vote on any matter on which stockholders of Brushy may vote. No bond, debenture, note or other indebtedness is convertible into or exchangeable for securities having the right to vote on any matter on which stockholders of Brushy may vote is outstanding.

(c) All issued and outstanding shares of Brushy Common Stock are, and all shares of Brushy Common Stock that may be issued or granted pursuant to the exercise of the Brushy Options or Brushy Warrants will be, when issued or granted in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The issuances and sales of all of the shares of Brushy Common Stock described in this Section 3.2 have been in compliance with United States federal and state securities Laws.

(d) Neither Brushy nor any Subsidiary of Brushy has agreed to register any securities under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the “Securities Act”), or under any state securities Law or granted registration rights to any Person.

(e) Except for the Brushy Options and the Brushy Warrants, as of the date of this Agreement, there are no outstanding or authorized (x) options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, agreements, claims or commitments of any character obligating Brushy or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other equity interest in Brushy or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, (y) contractual obligations of Brushy or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other equity interest of Brushy or any of its Subsidiaries or any such securities or agreements listed in clause (x) of this sentence, or (z) voting trusts or similar agreements to which Brushy or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interests of Brushy or any of its Subsidiaries. Immediately after the consummation of the Merger, there will not be any outstanding subscriptions, options, warrants, calls, preemptive rights, subscriptions, convertible or exchangeable securities, agreements, claims or commitments or other rights of any character by which Brushy or any of its Subsidiaries will be bound calling for the purchase or issuance of any shares of the capital stock or other equity interests of Brushy or any of its Subsidiaries or securities convertible into or exchangeable for such shares or any other such securities or agreements.

A.1-9

(f) All of the equity interests of Brushy’s Subsidiaries are owned by Brushy free and clear of any Liens, other than statutory Liens for Taxes not yet due and payable and such restrictions as may exist under applicable Law, and all such equity interests have been duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither Brushy nor any Subsidiary of Brushy owns any shares of capital stock or other securities of, or interest in, any other Person, except for the equity interests of Brushy’s Subsidiaries, or is obligated to make any capital contribution to or other investment in any other Person.

(g) No indebtedness of Brushy or any Subsidiary of Brushy contains any restriction (other than customary notice provisions) upon (i) the prepayment of any indebtedness of Brushy or its Subsidiaries, (ii) the incurrence of indebtedness by Brushy or its Subsidiaries or (iii) the ability of Brushy or its Subsidiaries to grant any Lien on the properties or assets of Brushy or its Subsidiaries.

Section 3.3 Authorization; Validity of Agreement. Brushy has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to approval of this Agreement by the stockholders of Brushy in accordance with the DGCL and the Organizational Documents of Brushy. The execution, delivery and performance by Brushy of this Agreement and the consummation by Brushy of the transactions contemplated hereby have been duly authorized by the Board of Directors of Brushy (the “Brushy Board”). The Brushy Board has directed that this Agreement and the transactions contemplated hereby be submitted to Brushy’s stockholders for approval and, except for the Brushy Required Vote, no other corporate proceedings on the part of Brushy are necessary to authorize the execution, delivery and performance of this Agreement by Brushy and the consummation by Brushy of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Brushy and, assuming due authorization, execution and delivery of this Agreement by Lilis and the Merger Sub, constitutes a valid and binding obligation of Brushy enforceable against Brushy in accordance with its terms, except as such enforcement may be subject to or limited by (i) bankruptcy, insolvency, reorganization, moratorium or other Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

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Section 3.4 No Violation; Consents and Approvals.

(a) Neither the execution, delivery and performance of this Agreement by Brushy nor the consummation by Brushy of the Merger or any other transactions contemplated hereby will (i) violate any provision of the Organizational Documents of Brushy or any of its Subsidiaries, (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation, modification or amendment under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Brushy or its Subsidiaries under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which Brushy or any Subsidiary of Brushy is a party or by which either of them or any of their respective assets or properties may be bound, or (iii) assuming the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 3.4(b) are duly and timely obtained or made and the Brushy Required Vote has been obtained, conflict with or violate any federal, state, provincial, local or foreign order, writ, injunction, judgment, settlement, award, decree, statute, law, rule or regulation (collectively, the “Laws”) applicable to Brushy, its Subsidiaries or any of their respective properties or assets; except, in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, losses, obligations, payments, rights (if exercised) or Liens that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy.

(b) No material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any federal, state, provincial, local or foreign court, arbitral, legislative, administrative, executive or regulatory authority or agency (a “Governmental Entity”) or any other Person is required to be obtained or made by Brushy or its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Brushy or the consummation by Brushy of the Merger or any other transactions contemplated hereby, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) compliance with any applicable requirements of the Securities Act, (iii) compliance with any applicable state securities or “blue sky” or Takeover Laws, (iv) the approval of this Agreement by the Brushy Required Vote, (v) the filing of the Certificate of Merger for the Merger with the Secretary of State of the State of Delaware, (vi) consents or approvals of any Governmental Entity that are normally obtained after the consummation of this type of transaction, and (vii) any such filing, registration, declaration, notification, order, authorization, consent or approval that the failure to obtain or make individually or in the aggregate would not be reasonably likely to have or result in a Material Adverse Effect on Brushy.

Section 3.5 SEC Reports and Financial Statements.

(a) Brushy has timely filed with the Securities and Exchange Commission (the “SEC”) all forms and documents required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including (i) its Annual Reports on Form 10-K, (ii) its Quarterly Reports on Form 10-Q, and (iii) all other forms, reports and registration statements required to be filed by Brushy with the SEC. The documents described in the foregoing clauses (i)–(iii), in each case as amended (whether filed prior to, on or after the date of this Agreement), are referred to in this Agreement collectively as the “Brushy SEC Documents.” As of their respective dates or, if amended and publicly available prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, the Brushy SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (A) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (B) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and other applicable Laws, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of Brushy’s Subsidiaries are subject to the periodic reporting requirements of the Exchange Act or are required to file any form, report or other document with the SEC, any stock exchange or any other comparable Governmental Entity.

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(b) (i) The December 31, 2014 consolidated balance sheets of Brushy and its Subsidiaries (the “Brushy Balance Sheet”) and the related consolidated statements of operations, stockholders’ equity and cash flows (including, in each case, the related notes, where applicable), as reported in Brushy’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC under the Exchange Act, fairly present (within the meaning of the Sarbanes-Oxley Act), and the financial statements to be filed by Brushy with the SEC after the date of this Agreement will fairly present (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of Brushy and its Subsidiaries as of the respective dates or for the respective fiscal periods therein set forth; (ii) each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Brushy with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iii) each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Brushy with the SEC after the date of this Agreement will be, prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC. The books and records of Brushy and its Subsidiaries have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP was a registered public accounting firm for Brushy, as disclosed in the Brushy SEC Documents. Akin Doherty Klein & Feuge, P.C. is a registered public accounting firm for Brushy, as disclosed in the Brushy SEC Documents, and has not resigned (or indicated that it declines to stand for re-appointment after completion of the current audit) or been dismissed as a registered public accounting firm for Brushy.

(c) The exercise price of each Brushy Option has not been less than the fair market value of a share of Brushy Common Stock as determined on the date of grant of such Brushy Option and all grants of the Brushy Options were validly issued and properly approved by the Brushy Board in material compliance with applicable Law and recorded in Brushy’s financial statements referred to in Section 3.5(b) in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant.

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Section 3.6 Oil and Gas Wells. All of Brushy’s and its Subsidiaries’ wells have been drilled and (if completed) completed, operated and produced in compliance with applicable oil and gas leases and applicable Laws, except where any noncompliance would not have a Material Adverse Effect with respect to Brushy. Neither Brushy nor any Subsidiary of Brushy is in violation of any applicable Law oil and gas lease, permit, license or contract requiring Brushy to plug and abandon any well because the well is not currently capable of producing in commercial quantities or for any other reasons. With respect to any Oil and Gas Interests of Brushy and its Subsidiaries that are not operated by Brushy or its Subsidiaries, Brushy makes the representations and warranties set forth in this Section 3.6 only to its knowledge having made commercially reasonable inquiry of the operators with respect hereto.

Section 3.7 Absence of Certain Changes.

(a) Since December 31, 2014, (i) Brushy and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice in all material respects, and (ii) there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition that, individually or in the aggregate, has had, or is reasonably likely to have or result in, a Material Adverse Effect on Brushy.

(b) Since December 31, 2014, neither Brushy nor any Subsidiary of Brushy has (i) (A) increased or agreed to increase the wages, salaries, compensation, pension or other fringe benefits or perquisites payable to any officer, employee or director from the amount thereof in effect as of December 31, 2014, (B) granted any severance or termination pay or entered into any contract to make or grant any severance or termination pay, (C) entered into or made any loans to any of its officers, directors or employees or made any change in its borrowing or lending arrangements for or on behalf of any of such Persons whether pursuant to an Employee Benefit Plan or otherwise (except for routine travel advances) or (D) adopted any Employee Benefit Plan, (ii) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any shares of Brushy Common Stock, (iii) effected or authorized any split, combination or reclassification of any shares of Brushy Common Stock or any issuance thereof or issued any other securities in respect of, in lieu of or in substitution for shares of Brushy Common Stock, (iv) changed in any material respect, or has knowledge of any reason that would have required or would require changing in any material respect, any accounting methods (or underlying assumptions), principles or practices of Brushy or its Subsidiaries, including any material reserving, renewal or residual method, practice or policy, except as required by GAAP or by applicable Law, (v) made any material Tax election or settled or compromised any material income Tax liability, (vi) made any material change in the policies and procedures of Brushy or its Subsidiaries in connection with trading activities, (vii) sold, leased, exchanged, transferred or otherwise disposed of any material Brushy Asset other than in the ordinary course of business consistent with past practices, (viii) revalued, or has knowledge of any reason that would have required or would require revaluing, any of the Brushy Assets in any material respect, including writing down the value of any of the Brushy Assets or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices or (ix) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

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Section 3.8 Absence of Undisclosed Liabilities. Since December 31, 2014, neither Brushy nor any Subsidiary of Brushy has incurred any liabilities or obligations (accrued, contingent or otherwise), except for (i) liabilities incurred in the ordinary course of business that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy, (ii) liabilities, if any, in respect of Litigation (which are the subject of Section 3.12(a)) and (iii) liabilities, if any, under Environmental Laws (which are the subject of Section 3.16).

Section 3.9 Disclosure Documents; Fairness Opinion.

(a) The proxy statement or information statement of Brushy (as amended or supplemented from time to time, the “Brushy Stockholder Statement”) to be mailed to the stockholders of Brushy in connection with the Merger and the Brushy Required Vote will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading at the time such Brushy Stockholder Statement or any amendment or supplement thereto is first mailed to stockholders of Brushy and, if Brushy holds the Brushy Special Meeting, at the time of the Brushy Special Meeting. The Brushy Stockholder Statement will comply in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder; however, inasmuch as Brushy is not subject to Section 14 of the Exchange Act, the Brushy Stockholder Statement shall not be filed with the SEC, but may be furnished by Brushy in accordance with the requirements of Section 15(d) of the Exchange Act. Notwithstanding the foregoing, Brushy makes no representation or warranty with respect to any information supplied in writing by Lilis or the Merger Sub or any of their respective Representatives specifically for inclusion or incorporation by reference in the Brushy Stockholder Statement.

(b) None of the information to be supplied by Brushy for inclusion in the Registration Statement on Form S-4 and the Lilis Proxy Statement (together with any amendments or supplements thereto, the “S-4”) to be filed by Lilis with the SEC in connection with the Merger, and any amendments or supplements thereto, will, at the respective times such documents are filed and when the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 3.10 Employees and Consultants. Section 3.10 of the Brushy Disclosure Letter lists the name and title or position of each employee and consultant of Brushy or its Subsidiaries (collectively, the “Brushy Employees/Consultants”). All Brushy Employees/Consultants have been paid all salaries, wages, income and any other sum due and owing to them by Brushy or its Subsidiaries as at the end of the most recent completed pay period. All amounts required to be withheld by Brushy or its Subsidiaries from employees’ salaries or wages and paid to any Governmental Entity have been so withheld and paid or remitted. Neither Brushy nor any Subsidiary of Brushy has entered into any contracts of employment or consulting agreements. To the knowledge of Brushy, no Brushy Employee/Consultant is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any other contract or agreement relating to the relationship of such individual with Brushy or its Subsidiaries.

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Section 3.11 Employee Benefit Plans. Neither Brushy nor any Subsidiary of Brushy sponsors, maintains or contributes to or has an obligation (secondary, contingent or otherwise) to sponsor, maintain or contribute to, and at no time, has sponsored, maintained or contributed to or had an obligation to sponsor, maintain or contribute to, any Employee Benefit Plan. All Employee Benefit Plans of Brushy comply, and have been administered or operated in compliance, in all material respects with all applicable Laws.

Section 3.12 Litigation; Compliance with Law.

(a) Except for such Litigation expressly set forth in the Brushy SEC Documents filed and publicly available prior to the date of this Agreement or that individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy, (i) there is no Litigation pending or, to the knowledge of Brushy, threatened in writing against, relating to or naming as a party thereto Brushy or its Subsidiaries, any of their respective properties or assets or any of Brushy’s officers or directors (in their capacities as such), (ii) there is no order, judgment, decree, injunction or award of any Governmental Entity against and/or binding upon Brushy, its Subsidiaries or any of Brushy’s officers or directors (in their capacities as such) and (iii) there is no Litigation that Brushy or any Subsidiary of Brushy has pending against other parties, where such Litigation is intended to enforce or preserve material rights of Brushy or its Subsidiaries.

(b) Except as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy, each of Brushy and each Subsidiary of Brushy has complied, and is in compliance, with all Laws and Brushy Permits that affect the respective businesses of Brushy or its Subsidiaries, Brushy Real Property and/or Brushy Assets, and Brushy and its Subsidiaries have not been and are not in violation of any such Law or Brushy Permit; nor has any notice, charge, Claim or action been received in writing by Brushy or its Subsidiaries or been filed, commenced or, to the knowledge of Brushy, threatened against Brushy or its Subsidiaries alleging any violation of the foregoing, except for such violations or allegations of violations as individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy.

(c) Without limiting the generality of clause (b) above and mindful of the principles of the United States Foreign Corrupt Practices Act and other similar applicable foreign Laws, neither Brushy nor any Subsidiary of Brushy, nor, in any such case, any of their respective Representatives, has (i) made, offered or authorized any payment or given or offered anything of value directly or indirectly (including through a friend or family member with personal relationships with government officials) to an official of any government for the purpose of influencing an act or decision in his official capacity or inducing him to use his influence with that government with respect to Brushy or its Subsidiary in violation of the United States Foreign Corrupt Practices Act or other similar applicable foreign Laws, (ii) made, offered or authorized any payment to any Governmental Entity, political party or political candidate for the purpose of influencing any official act or decision, or inducing such Person to use any influence with that government with respect to Brushy or its Subsidiary in violation of the United States Foreign Corrupt Practices Act or other similar applicable foreign Laws or (iii) taken any action that would be reasonably likely to subject Brushy or its Subsidiaries to any material liability or penalty under any and all Laws of any Governmental Entity.

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(d) Brushy and its Subsidiaries hold all licenses, permits, certifications, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities or other Persons necessary for the ownership, leasing, operation, occupancy and use of the Brushy Real Property and the Brushy Assets and the conduct of their respective businesses as currently conducted (“Brushy Permits”), except where the failure to hold such Brushy Permits individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy. Neither Brushy nor any Subsidiary of Brushy has received notice that any Brushy Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and Brushy has no knowledge of any reasonable basis for any such termination, modification or nonrenewal, in each case except for such terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy. The execution, delivery and performance of this Agreement and the consummation of the Merger or any other transactions contemplated hereby do not and will not violate any Brushy Permit, or result in any termination, modification or nonrenewal thereof, except in each case for such violations, terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy.

(e) This Section 3.12 does not relate to matters with respect to (i) Tax Laws and other Tax matters (which are the subject of Section 3.15) and (ii) Environmental Laws (which are the subject of Section 3.16).

Section 3.13 Intellectual Property.

(a) Except as individually or in the aggregate would not be reasonably likely to have or result in a Material Adverse Effect on Brushy:

(i) Brushy or each Subsidiary of Brushy is the sole and exclusive owner of, or possesses adequate licenses or other rights to use, all Intellectual Property used in the present conduct of the businesses of Brushy and its Subsidiaries (“Brushy IP Rights”), free and clear of all security interests (except Permitted Liens), including but not limited to liens, charges, mortgages, title retention agreements or title defects;

(ii) to Brushy’s knowledge, no consent, co-existence or settlement agreements, judgments, or court orders limit or restrict Brushy’s or its Subsidiaries’ ownership rights in and to any Intellectual Property owned by them;

(iii) the conduct of the business of Brushy and its Subsidiaries as presently conducted does not, to the knowledge of Brushy, infringe or misappropriate any third Person’s Intellectual Property; and

(iv) to the knowledge of Brushy, no third Person is infringing or misappropriating any Intellectual Property owned by Brushy or its Subsidiaries, and to the knowledge of Brushy there is no litigation pending or threatened in writing by or against Brushy or its Subsidiaries, nor, to the knowledge of Brushy, has Brushy or its Subsidiaries received any written charge, claim, complaint, demand, letter or notice that asserts a claim (A) alleging that any or all of the Brushy IP Rights infringe or misappropriate any third party’s Intellectual Property or (B) challenging the ownership, use, validity or enforceability of any Brushy IP Right.

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(b) All Intellectual Property owned by Brushy or its Subsidiaries that is the subject of an application for registration or a registration (“Registered Brushy IP”) is, to the knowledge of Brushy, in force, and all application, renewal and maintenance fees in relation to all Registered Brushy IP have been paid to date, except for any Registered Brushy IP that Brushy has abandoned, not renewed or allowed to expire.

(c) Except for such matters as individually or in the aggregate have not had and would not be reasonably likely to have or result in a Material Adverse Effect on Brushy, to Brushy’s knowledge (i) there does not exist, nor has Brushy or any Subsidiary of Brushy received written notice of, any breach of or violation or default under, any of the terms, conditions or provisions of any material contracts related to Brushy IP Rights and (ii) neither Brushy nor any Subsidiary of Brushy has received written notice of the desire of the other party or parties to any such material contracts relating to Brushy IP Rights to exercise any rights such party or parties have to cancel, terminate or repudiate such material contract relating to Brushy IP Rights or exercise remedies thereunder.

Section 3.14 Material Contracts.

(a) Except for this Agreement, as of the date of this Agreement, neither Brushy nor any Subsidiary of Brushy is a party to or bound by any material contract, arrangement, commitment or understanding (whether written or oral):

(i) that is an employment agreement between Brushy, on the one hand, and any of its officers and key employees, on the other hand;

(ii) that, upon the consummation of the Merger or any other transaction contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events, including the passage of time) result in any material payment or benefit (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any right to any material payment or benefits, from Lilis, Brushy or any of their respective Subsidiaries to any officer, director, consultant or employee of any of the foregoing;

(iii) that is a material contract (as defined in Item 601(b)(10)(i) or 601(b)(10)(ii) of Regulation S-K promulgated by the SEC) to be performed after the date of this Agreement;

(iv) that expressly limits the ability of Brushy or its Subsidiaries, or would limit the ability of Lilis (or its Subsidiary) after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time, in each case, if such limitation is or is reasonably likely to be material to Brushy and its Subsidiaries, taken as a whole, or, following the Effective Time, to Lilis and its affiliates, taken as a whole;

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(v) that is a material joint venture agreement, joint operating agreement, partnership agreement or other similar contract or agreement involving a sharing of profits and expenses with one or more third Persons;

(vi) the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan); or

(vii) that is a stockholder rights agreement or that otherwise provides for the issuance of any securities in respect of this Agreement or the Merger.

Each contract, arrangement, commitment or understanding of the type described in this Section 3.14(a), whether or not included as an exhibit to the Brushy SEC Documents, is referred to herein as an “Brushy Material Contract,” and for purposes of Section 5.1(r) and the bring-down of Section 3.14(b) pursuant to Section 6.3(a), “Brushy Material Contract” shall include as of the date entered into any such contract, arrangement, commitment or understanding that is entered into after the date of this Agreement. Brushy has previously made available to Lilis true, complete and correct copies of each Brushy Material Contract that is not included as an exhibit to the Brushy SEC Documents.

(b) Each Brushy Material Contract is valid and binding and in full force and effect and Brushy and its Subsidiaries have performed all obligations required to be performed by them to date under each Brushy Material Contract, except where such failure to be valid and binding or in full force and effect or such failure to perform individually or in the aggregate has not had and would not be reasonably likely to have or result in a Material Adverse Effect on Brushy. Except for such matters as individually or in the aggregate have not had and would not be reasonably likely to have or result in a Material Adverse Effect on Brushy, to Brushy’s knowledge, (i) there does not exist, nor has Brushy or any Subsidiary of Brushy received written notice of, any breach of or violation or default under, any of the terms, conditions or provisions of any Brushy Material Contract and (ii) neither Brushy nor any Subsidiary of Brushy has received written notice of the desire of the other party or parties to any such Brushy Material Contract to exercise any rights such party has to cancel, terminate or repudiate such Brushy Material Contract or exercise remedies thereunder. Each Brushy Material Contract is enforceable by Brushy or its Subsidiaries in accordance with its terms, except as such enforcement may be subject to or limited by (x) bankruptcy, insolvency, reorganization, moratorium or other Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) or except where such unenforceability individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy.

(c) The Oil and Gas Interests of Brushy and its Subsidiaries are not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, except for Permitted Liens or (ii) any agreement not entered into in the ordinary course of business. In addition, no Brushy Material Contract contains any provision that prevents Brushy or its Subsidiaries from owning, managing and operating the Oil and Gas Interests of Brushy and its Subsidiaries in accordance with historical practices.

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(d) As of the date of this Agreement, (i) there are no outstanding calls for payments that are due or that Brushy or its Subsidiaries are committed to make that have not been made; (ii) there are no material operations with respect to which Brushy or its Subsidiaries have become a non-consenting party; and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

(e) None of the Oil and Gas Interests of Brushy or its Subsidiaries is limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

Section 3.15 Taxes.

(a) (i) All material Returns required to be filed by or with respect to Brushy and its Subsidiaries have been filed in accordance with all applicable Laws and all such returns are true, correct and complete in all material respects, (ii) Brushy and its Subsidiaries have timely paid all material Taxes due or claimed to be due, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Brushy, (iii) all material Employment and Withholding Taxes and any other material amounts required to be withheld with respect to Taxes have been withheld and either duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purpose in accordance with applicable Laws and all material sales or transfer Taxes required to be collected by Brushy or its Subsidiaries have been duly and timely collected, or caused to be collected, and either duly and timely remitted to the proper Governmental Entity or properly set aside in accounts for such purpose in accordance with applicable Laws, (iv) the charges, accruals and reserves for Taxes with respect to Brushy and its Subsidiaries reflected in the Brushy Balance Sheet are adequate under GAAP to cover Tax liabilities accruing through the date thereof, (v) no deficiencies for any material Taxes have been asserted or assessed, or, to the knowledge of Brushy, proposed, against Brushy or its Subsidiaries that have not been paid in full, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Brushy, and (vi) there is no action, suit, proceeding, investigation, audit or claim underway, pending or, to the knowledge of Brushy, threatened or scheduled to commence, against or with respect to Brushy or its Subsidiaries in respect of any material Tax.

(b) Neither Brushy nor any Subsidiary of Brushy has been included in any “consolidated,” “unitary” or “combined” Return (other than Returns that include only Brushy and its Subsidiaries) provided for under the Laws of the United States, any foreign jurisdiction or any state or locality or could be liable for the Taxes of any other Person as a successor or transferee.

(c) There are no Tax sharing, allocation, indemnification (other than indemnification provisions included in agreements entered into in the ordinary course of business) or similar agreements in effect as between Brushy or any Subsidiary of Brushy or any predecessor or affiliate of any of them and any other party under which Brushy or its Subsidiaries could be liable for any Taxes of any party other than Brushy or its Subsidiaries.

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(d) Neither Brushy nor any Subsidiary of Brushy has entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of material Taxes or the time with respect to the filing of any Return relating to any material Taxes.

(e) There are no Liens for material Taxes on any asset of Brushy or its Subsidiaries, except for Permitted Liens and Liens for Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Brushy.

(f) Neither Brushy nor any Subsidiary of Brushy has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(g) Each of Brushy and each Subsidiary of Brushy has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(h) Neither Brushy nor any Subsidiary of Brushy has entered into, has any liability in respect of, or has any filing obligations with respect to, any transaction that constitutes a “reportable transaction,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

(i) Neither Brushy nor any Subsidiary of Brushy will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) or (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date.

(j) Neither Brushy nor any Subsidiary of Brushy has undergone an “ownership change” pursuant to Section 382(g) of the Code.

(k) Neither Brushy nor any Subsidiary of Brushy has been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code.

(l) Brushy has made available to Lilis correct and complete copies of (i) all U.S. federal Returns of Brushy and its Subsidiaries filed through the date hereof, (ii) any audit report (or notice of proposed adjustment to the extent not included in an audit report) relating to any material Taxes due from or with respect to Brushy or its Subsidiaries and (iii) any substantive and non-privileged correspondence and memoranda relating to the matters described in clauses (i) and (ii) of this Section 3.15(l).

Section 3.16 Environmental Matters.

(a) Each of Brushy and each Subsidiary of Brushy is in compliance with all applicable Environmental Laws except where failure to be in compliance, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on Brushy.

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(b) There is no Environmental Claim pending or, to the knowledge of Brushy, threatened against Brushy or its Subsidiaries or, to the knowledge of Brushy, against any Person whose liability for any Environmental Claim Brushy or any Subsidiary of Brushy has retained or assumed either contractually or by operation of Law, except for any such Environmental Claims that, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on Brushy.

(c) To the knowledge of Brushy, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or presence of any Hazardous Material, that would be reasonably likely to form the basis of any Environmental Claim against Brushy or its Subsidiaries or, to the knowledge of Brushy, against any Person whose liability for any Environmental Claim Brushy or any Subsidiary of Brushy has retained or assumed either contractually or by operation of Law that, individually or in the aggregate, would be reasonably likely to have or result in a Material Adverse Effect on Brushy.

(d) There is no Cleanup of Hazardous Materials being conducted or planned at any property currently or, to the knowledge of Brushy, formerly owned or operated by Brushy or its Subsidiaries, except for such Cleanups that, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on Brushy.

(e) To the knowledge of Brushy, no Brushy Asset has been involved in any Release or threatened Release of a Hazardous Material, except for such Releases that, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on Brushy.

(f) Brushy and its Subsidiaries have obtained and are in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Entities under all Environmental Laws required for the operation of the businesses of Brushy and its Subsidiaries as currently conducted and, to the knowledge of Brushy, there are no pending or threatened actions or proceedings alleging violations of or seeking to modify, revoke or deny renewal of any such material approvals, permits, licenses, registrations and similar authorizations.

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Section 3.17 Brushy Assets. Brushy has good and defensible title to the Oil and Gas Interests owned by Brushy and its Subsidiaries or included as assets in the Brushy Balance Sheet and has good and valid title to, or valid leasehold interests or other contractual rights in, all other tangible properties and assets (real, personal or mixed) of Brushy and its Subsidiaries (such oil and gas properties and other properties and assets are herein referred to as the “Brushy Assets”), with respect to both such oil and gas properties and all other Brushy Assets, free and clear of all Liens except for Permitted Liens. (i) The oil and gas leases deeds, conveyances, assignments, licenses, permits and other agreements that provide Brushy and its Subsidiaries with operating rights or ownership interests in oil and gas properties and all other leases, deeds, conveyances, assignments, licenses, permits and agreements that provide Brushy and its Subsidiaries with operating rights or ownership interests in the other Brushy Assets are legal, valid and binding and in full force and effect; (ii) the rentals, royalties and other payments due thereunder have been properly paid and are not being held in suspense, except for such suspensions that are both permitted by the Texas Natural Resources Code and set forth on Section 3.17(ii) of the Brushy Disclosure Letter; and (iii) there is no existing default by Brushy or its Subsidiaries (or event that, with notice or lapse of time or both, would become a default by Brushy or its Subsidiaries), and to Brushy’s knowledge, there is no existing default by any other Person (or event that, with notice or lapse of time or both, would become a default by any such other Person), under any of such oil and gas leases deeds, conveyances, assignments, licenses, permits or agreements or other leases or agreements, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Brushy. Brushy and its Subsidiaries (as the case may be) have maintained all of the Brushy Assets owned on the date hereof in good working order and operating condition, subject only to ordinary wear and tear. Brushy has not received any material advance, take-or-pay or other payments that entitle purchasers or offtakers of Hydrocarbon production to receive deliveries of Hydrocarbons without paying therefor and, on a net, company-wide basis, Brushy is neither underproduced nor overproduced, in either case to any material extent, under gas balancing or similar arrangements. No Person has any call on, option to purchase or similar rights with respect to the production of Hydrocarbons attributable to any of the Brushy Assets, except any such call, option or similar right at current market prices.

Section 3.18 Insurance. Brushy has made available to Lilis a true, complete and correct copy of each insurance policy, or the binder therefor, maintained by or on behalf of Brushy or its Subsidiaries as of the date of this Agreement. Such policies are, and at the Closing policies or replacement policies having substantially similar coverages will be, in full force and effect, and all premiums due thereon have been or will be paid. Brushy and its Subsidiaries have complied in all material respects with the terms and provisions of such policies.

Section 3.19 Affiliate Transactions. Section 3.19 of the Brushy Disclosure Letter contains a complete and correct list of all material agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which Brushy or its Subsidiaries, on the one hand, and any of their respective affiliates (other than Brushy or its Subsidiaries) on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect at any time since December 31, 2014 or (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to Brushy and its Subsidiaries taken as a whole.

Section 3.20 Derivative Transactions and Hedging. Neither Brushy nor any Subsidiary of Brushy has entered into or engaged in any Derivative Transaction.

Section 3.21 Disclosure Controls and Procedures. Brushy has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) that are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by Brushy in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Brushy’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Brushy required under the Exchange Act with respect to such reports. Neither Brushy nor its registered public accounting firm has identified any “significant deficiencies” or “material weaknesses” in Brushy’s or its Subsidiary’s internal controls as contemplated under Section 404 of the Sarbanes-Oxley Act.

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Section 3.22 Investment Company; Holding Company. Neither Brushy nor any Subsidiary of Brushy is (i) an “investment company,” a company “controlled” by an “investment company,” or an “investment adviser” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”), or the Investment Advisers Act of 1940, as amended (the “Advisers Act”), or (ii) a “holding company,” a “Subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the Public Utility Holding Company Act of 2005 (“PUHCA”).

Section 3.23 Recommendation by the Brushy Board.

(a) The Brushy Board, at a meeting duly called and held, duly adopted resolutions unanimously (i) determining that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the stockholders of Brushy, (ii) adopting and approving this Agreement and the transactions contemplated hereby, (iii) recommending approval of this Agreement by the stockholders of Brushy and (iv) directing that the approval of this Agreement be submitted to the stockholders of Brushy for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

(b) The Brushy Board has received an opinion of Roth Capital Partners LLC, dated on or about the date of this Agreement, to the effect that, as of the date of such opinion, the share ownership ratio of the Lilis Common Stock (without giving effect to the exercise of any outstanding Lilis Options or Brushy Options), as between the stockholders of Lilis and the stockholders of Brushy, upon the issuance of the Merger Consideration as of the Closing, is fair, from a financial point of view, to the stockholders of Brushy (the “Brushy Fairness Opinion”). Brushy is solely responsible for the fees and expenses of Roth Capital Partners LLC as and to the extent set forth in its engagement letter in respect of the Brushy Fairness Opinion.

Section 3.24 Required Vote by the Brushy Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Brushy Common Stock entitled to vote thereon (the “Brushy Required Vote”) to approve this Agreement is the only vote of the holders of capital stock of Brushy required by the DGCL or the Organizational Documents of Brushy or otherwise to approve this Agreement.

Section 3.25 Voting Agreement. Except for the Voting Agreement, Brushy has not entered into or received any voting or similar agreement from any stockholder of Brushy with respect to this Agreement or the transactions contemplated hereby.

Section 3.26 Brokers. Other than the Roth Capital Partners LLC, the fees and expenses of which will be paid by Brushy (as reflected in an agreement between Roth Capital Partners LLC and Brushy, dated November 24, 2015), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Brushy or its Subsidiaries.

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Section 3.27 Reorganization. Neither Brushy nor, to the knowledge of Brushy, any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

Section 3.28 Takeover Laws. Prior to the execution of this Agreement, the Brushy Board has taken all necessary action to cause the execution of this Agreement and the transactions contemplated hereby and thereby to be exempt from or not subject to the provisions of any state takeover statute or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares (the “Takeover Laws”). After giving effect to the actions of the Brushy Board described above, no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by the foregoing. Neither Brushy nor any of its Subsidiaries has in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan or any similar plan, device or arrangement and the Brushy Board has not adopted or authorized the adoption of such a plan, device or arrangement.

Section 3.29 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 3, neither Brushy nor any other Person makes any other express or implied representation or warranty on behalf of Brushy or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.

Article 4
REPRESENTATIONS AND WARRANTIES OF LILIS AND THE MERGER SUB

Except as disclosed in (i) the Lilis SEC Documents filed by Lilis since January 1, 2014 and prior to the date of this Agreement and publicly available (excluding any risk factor disclosure and disclosure of risks included in any “forward-looking statements” disclaimer or other statements included in such Lilis SEC Documents to the extent that they are predictive, forward-looking or primarily cautionary in nature, in each case other than any specific factual information contained therein, and excluding any supplement, modification or amendment thereto made after the date hereof) or (ii) the disclosure letter delivered by Lilis to Brushy simultaneously with or prior to the execution and delivery of this Agreement (the “Lilis Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), Lilis and the Merger Sub jointly and severally represent and warrant to Brushy as follows:

Section 4.1 Organization.

(a) Each of Lilis and the Merger Sub is a corporation duly organized, validly existing and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of the jurisdiction of its incorporation, and has all requisite corporate and authority to own, lease, use and operate its properties and to carry on its business as it is now being conducted.

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(b) Each of Lilis and the Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction (to the extent such concepts exist in such jurisdictions) where the character of the property owned, operated or leased by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified or licensed or to be in good standing would not, individually or in the aggregate, have a Material Adverse Effect on Lilis. Since the date of its incorporation, the Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement and the Merger Sub does not have any Subsidiaries.

(c) Lilis has previously made available to Brushy a correct and complete copy of each of its Organizational Documents, in each case as amended (if so amended) to the date of this Agreement. Neither Lilis nor the Merger Sub is in violation of its respective Organizational Documents.

(d) Lilis has no Subsidiaries other than the Merger Sub.

Section 4.2 Capitalization.

(a) The authorized capital stock of Lilis consists of (i) 100,000,000 shares of Lilis Common Stock, (ii) 10,000,000 shares of Series A preferred stock, par value $0.0001 per share (the “Lilis Series A Preferred Stock”), and (iii) 7,000 shares of Conditionally Redeemable 6% preferred stock (the “Lilis Redeemable Preferred Stock” and together with the Lilis Series A Preferred Stock, the “Lilis Preferred Stock”). As of the date hereof, (i) 27,858,255 shares of Lilis Common Stock are issued and outstanding, (ii) 13,692,930 shares of Lilis Common Stock will be reserved for issuance in accordance with the Lilis Debentures, (iii) 15,000,000 shares of Lilis Common Stock will be reserved for issuance in connection with the conversion of the issued and outstanding Lilis Preferred Stock, (iv) 12,983,153 shares of Lilis Common Stock are reserved for issuance in connection with the exercise of the outstanding warrants (the “Lilis Warrants”), (v) 5,850,000 shares of Lilis Common Stock were issuable (and such number was reserved for issuance) upon the exercise of outstanding Lilis Options (the “Lilis Options”), (vi) 7,500 shares of Lilis Series A Preferred Stock and (vii) 2,000 shares of Lilis Redeemable Preferred Stock and are issued and outstanding. Lilis does not, directly or indirectly, own any shares of Lilis Common Stock.

(b) No bond, debenture, note or other indebtedness is outstanding that provides to its holder the right to vote on any matters on which stockholders of Lilis may vote. Except for the Lilis Debentures, no bond, debenture, note or other indebtedness is convertible into or exchangeable for securities having the right to vote on any matters on which stockholders of Lilis may vote is issued or outstanding.

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(c) All issued and outstanding shares of Lilis Common Stock are, and all shares of Lilis Common Stock that may be issued or granted pursuant to (i) the exercise of the Lilis Options, (ii) the exercise of the Lilis Warrants, (iii) the Preferred Conversion and (iv) the Debenture Conversion, will be, when issued or granted in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The issuances and sales of all of the shares of Lilis Common Stock described in this Section 4.2 have been in compliance with United States federal and state securities Laws.

(d) Neither Lilis nor the Merger Sub has agreed to register any securities under the Securities Act, or under any state securities Law or granted registration rights to any individual or entity.

(e) Except for (i) the Lilis Options, (ii) the Lilis Preferred Stock, (iii) the Lilis Debentures and (iv) the Lilis Warrants, as of the date of this Agreement, there are no outstanding or authorized (x) options, warrants, preemptive rights, subscriptions, calls, convertible securities, agreements, claims, commitments or other rights of any character obligating Lilis or any the Merger Sub to issue, transfer or sell any shares of Lilis Common Stock or other equity interest in Lilis or the Merger Sub or securities convertible into or exchangeable for such shares or equity interests, (y) contractual obligations of Lilis or the Merger Sub to repurchase, redeem or otherwise acquire any capital stock of Lilis or the Merger Sub or any such securities or agreements listed in clause (x) of this sentence or (z) voting trusts or similar agreements to which Lilis or the Merger Sub is a party with respect to the voting of the capital stock of Lilis or the Merger Sub.

(f) The shares of Lilis Common Stock issued pursuant to the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued and fully paid and non-assessable and not subject to preemptive rights, with no personal liability attaching to the ownership thereof. Such shares of Lilis Common Stock, when so issued, will be issued free and clear of any Liens, other than (i) statutory Liens for Taxes not yet due and payable and (ii) such restrictions as may exist under applicable Law.

(g) All of the issued and outstanding shares of capital stock or other equity interests of the Merger Sub are owned by Lilis free and clear of any Liens, other than statutory Liens for Taxes not yet due and payable and such restrictions as may exist under applicable Law, and all such shares or other equity interests have been duly authorized, validly issued and are fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Neither Lilis nor the Merger Sub owns any shares of capital stock or other securities of, or interest in, any other Person, except for the securities of the Merger Sub, or is obligated to make any capital contribution to or other investment in any other Person.

(h) As of the date of this Agreement, the authorized capital stock of the Merger Sub consists of 1,000 shares of common stock, par value $0.001 per share, 100 of which shares are validly issued and outstanding. All of the issued and outstanding capital stock of the Merger Sub is, and at the Effective Time will be, owned by Lilis.

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Section 4.3 Authorization; Validity of Agreement. Lilis and the Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, subject to the approval of this Agreement by (i) the stockholders of Lilis and (ii) Lilis as the sole stockholder of Merger Sub, in accordance with the DGCL and the Organizational Documents of Lilis and the Merger Sub. The execution, delivery and performance by Lilis and the Merger Sub of this Agreement and the consummation by Lilis and the Merger Sub of the transactions contemplated hereby have been duly authorized by the Board of Directors of Lilis (the “Lilis Board”) and the Merger Sub (the “Merger Sub Board”), respectively. Each of the Lilis Board and the Merger Sub Board has directed that this Agreement and the transactions contemplated hereby by be submitted to its respective stockholders for approval and, except for the Lilis Required Vote and the approval of this Agreement and the transactions contemplated hereby by Lilis as the sole stockholder of the Merger Sub, no corporate or other, no other corporate proceedings on the part of either Lilis or the Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement by either of Lilis or the Merger Sub and the consummation by Lilis and the Merger Sub of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Lilis and the Merger Sub and, assuming due authorization, execution and delivery of this Agreement by Brushy, constitutes a valid and binding obligation of each of Lilis and the Merger Sub enforceable against such party in accordance with its terms, except as such enforcement may be subject to or limited by (x) bankruptcy, insolvency, reorganization, moratorium or other Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 4.4 No Violations; Consents and Approvals.

(a) Neither the execution, delivery and performance of this Agreement by Lilis or the Merger Sub nor the consummation by Lilis or the Merger Sub of the Merger or any other transactions contemplated hereby will (i) violate any provision of the Organizational Documents of Lilis or the Merger Sub, (ii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination, cancellation, modification or amendment under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Lilis or the Merger Sub under, or result in the acceleration or trigger of any payment, time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, collective bargaining agreement, agreement or other instrument or obligation to which Lilis or the Merger Sub is a party or by which any of them or any of their respective assets or properties may be bound or (iii) assuming the consents, approvals, orders, authorizations, registrations, filings or permits referred to in Section 4.4(b) are duly and timely obtained or made, the approval of the transactions contemplated hereby by Lilis as the sole stockholder of the Merger Sub has been obtained, conflict with or violate any Laws applicable to Lilis or the Merger Sub, or any of their respective properties or assets; except in the case of clauses (ii) and (iii), for such conflicts, violations, breaches, defaults, losses, obligations, payments, rights (if exercised) or Liens that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis.

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(b) No material filing or registration with, declaration or notification to, or order, authorization, consent or approval of, any Governmental Entity or any other Person is required to be obtained or made by Lilis or the Merger Sub in connection with the execution, delivery and performance of this Agreement by Lilis and the Merger Sub or the consummation by Lilis and the Merger Sub of the Merger or any other transactions contemplated hereby, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) compliance with any applicable requirements of the Securities Act, (iii) compliance with any applicable state securities or “blue sky” or Takeover Laws, (iv) the approval of this Agreement and the transactions contemplated hereby by Lilis as the sole stockholder of the Merger Sub, (v) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (vi) consents or approvals of any Governmental Entity that are normally obtained after the consummation of this type of transaction and (vii) any such filing, registration, declaration, notification, order, authorization, consent or approval that the failure to obtain or make individually or in the aggregate would not be reasonably likely to have or result in a Material Adverse Effect on Lilis.

Section 4.5 SEC Reports and Financial Statements.

(a) Lilis is considered to have timely filed with the SEC all forms and documents required to be filed by it since November 30, 2014 under the Exchange Act, including (i) its Annual Reports on Form 10-K, (ii) its Quarterly Reports on Form 10-Q, and (iii) all other forms, reports and registration statements required to be filed by Lilis with the SEC since November 30, 2014. The documents described in the foregoing clauses (i)-(iii), in each case as amended (whether filed prior to, on or after the date of this Agreement), are referred to in this Agreement collectively as the “Lilis SEC Documents.” As of their respective dates or, if amended and publicly available prior to the date of this Agreement, as of the date of such amendment with respect to those disclosures that are amended, the Lilis SEC Documents, including the financial statements and schedules provided therein or incorporated by reference therein, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) complied in all material respects with the applicable requirements of the Exchange Act, the Securities Act, the Sarbanes-Oxley Act and other applicable Laws as the case may be, and the applicable rules and regulations of the SEC thereunder. The Merger Sub is not subject to the periodic reporting requirements of the Exchange Act or required to file any form, report or other document with the SEC, any stock exchange or any other comparable Governmental Entity.

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(b) (i) The December 31, 2014 balance sheet of Lilis (the “Lilis Balance Sheet”) and the related statements of operations, stockholders’ equity and cash flows (including, in each case, the related notes, where applicable), as reported in Lilis’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 filed with the SEC under the Exchange Act, fairly present (within the meaning of the Sarbanes-Oxley Act), and the financial statements to be filed by Lilis with the SEC after the date of this Agreement will fairly present (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), in all material respects, the financial position and the results of operations, cash flows and changes in stockholders’ equity of Lilis as of the respective dates or for the respective fiscal periods therein set forth; (ii) each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Lilis with the SEC after the date of this Agreement will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iii) each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Lilis with the SEC after the date of this Agreement will be, prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC. The books and records of Lilis has been, and is being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Hein & Associates LLP was a registered public accounting firm for Lilis, as disclosed in the Lilis SEC Documents. Marcum LLP is a registered public accounting firm for Lilis and has not resigned (or indicated that it declines to stand for re-appointment after completion of the current audit) or been dismissed as a registered public accounting firm for Lilis.

(c) The exercise price of each Lilis Option has been no less than the fair market value of a share of Lilis Common Stock as determined on the date of grant of such Lilis Option and all grants of the Lilis Options were validly issued and properly approved by the Lilis Board (or a duly authorized committee or subcommittee thereof) in material compliance with applicable Law and recorded in Lilis’s financial statements referred to in Section 4.5(b) in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant.

Section 4.6 Oil and Gas Wells. All of Lilis’s wells have been drilled and (if completed) completed, operated and produced in compliance in all respects with applicable oil and gas leases, permits, licenses and applicable Laws, except where any noncompliance would not have a Material Adverse Effect with respect to Lilis. Lilis is not in violation of any applicable Law or contract requiring Lilis to plug and abandon any well because the well is not currently capable of producing in commercial quantities or for any other reasons. With respect to any Oil and Gas Interests of Lilis that are not operated by Lilis, Lilis makes the representations and warranties set forth in this Section 4.6 only to its knowledge having made commercially reasonable inquiry of the operators with respect hereto.

Section 4.7 Absence of Certain Changes.

(a) Since December 31, 2014, (i) Lilis has conducted its businesses only in the ordinary course consistent with past practice in all material respects and (ii) there has not occurred or continued to exist any event, change, occurrence, effect, fact, circumstance or condition that, individually or in the aggregate, has had, or is reasonably likely to have or result in, a Material Adverse Effect on Lilis.

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(b) Since December 31, 2014, Lilis has not (i) declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any shares of Lilis Common Stock, (ii) except for (A) the Lilis Stock Split, (B) the issuance of shares of Lilis Common Stock pursuant to the Debenture Conversion and (C) the issuance of shares of Lilis Common Stock pursuant to the Preferred Conversion, effected or authorized any split, combination or reclassification of any shares of Lilis Common Stock or any issuance thereof or issued any other securities in respect of, in lieu of or in substitution for shares of Lilis Common Stock, (iii) changed in any material respect, or has knowledge of any reason that would have required or would require changing in any material respect, any accounting methods (or underlying assumptions), principles or practices of Lilis, including any material reserving, renewal or residual method, practice or policy, except as required by GAAP or by applicable Law, (iv) made any material Tax election or settled or compromised any material income Tax liability, (v) made any material change in the policies and procedures of Lilis in connection with trading activities, (vi) sold, leased exchanged, transferred or otherwise disposed of any material Lilis Asset other than in the ordinary course of business consistent with past practices, (vii) revalued, or has knowledge of any reason that would have required or would require revaluing, any of the Lilis Assets in any material respect, including writing down the value of any of the Lilis Assets or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practices, (viii) except as required to comply with applicable Law, adopted or amended any new or existing Employee Benefit Plan or (ix) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 4.8 Absence of Undisclosed Liabilities. Since December 31, 2014, neither Lilis nor the Merger Sub has incurred any liabilities or obligations (accrued, contingent or otherwise), except for (i) liabilities incurred in the ordinary course of business that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis, (ii) liabilities in respect of Litigation (which are the subject of Section 4.12(a)), and (iii) liabilities under Environmental Laws (which are the subject of Section 4.16).

Section 4.9 Disclosure Documents; Fairness Opinion.

(a) The S-4 to be filed by Lilis with the SEC in connection with the Merger, and any amendments or supplements thereto, will not, at the respective times such documents are filed, and when the S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The S-4 will comply in all material respects with the provisions of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder, except that no representation or warranty is made by Lilis or the Merger Sub with respect to information provided by Brushy specifically for inclusion in the S-4.

(b) None of the information to be supplied by Lilis for inclusion in Brushy Stockholder Statement, will, at the time such document is mailed to Brushy’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(c) None of the information supplied (or to be supplied) by Lilis to Roth Capital Partners, LLC in connection with the Brushy Fairness Opinion, and any amendments, supplements or updates thereto, contained (or will contain) any untrue statement of a material fact or omitted (or will omit) to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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Section 4.10 Employees and Consultants. Section 4.10 of the Lilis Disclosure Letter lists the name and title or position of each employee and consultant of Lilis (collectively, the “Lilis Employees/Consultants”). All Lilis Employees/Consultants have been paid all salaries, wages, income and any other sum due and owing to them by Lilis as at the end of the most recent completed pay period. All amounts required to be withheld by Lilis from employees’ salaries or wages and paid to any Governmental Entity have been so withheld and paid or remitted. Lilis has not entered into any written contracts of employment or consulting agreements. To the knowledge of Lilis, no Lilis Employee/Consultant is in violation of any term of any employment contract, non-disclosure agreement, non-competition agreement or any other contract or agreement relating to the relationship of such individual with Lilis.

Section 4.11 Employee Benefit Plans. Lilis does not sponsor, maintain or contribute to or have an obligation (secondary, contingent or otherwise) to sponsor, maintain or contribute to, and at no time, has sponsored, maintained or contributed to or had an obligation to sponsor, maintain or contribute to, any Employee Benefit Plan. All Employee Benefit Plans of Lilis comply, and have been administered or operated in compliance, in all material respects with all applicable Laws.

Section 4.12 Litigation; Compliance with Law.

(a) Except for such Litigation expressly set forth in the Lilis SEC Documents filed and publicly available prior to the date of this Agreement or that individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis, (i) there is no Litigation pending or, to the knowledge of Lilis, threatened in writing against, relating to or naming as a party thereto Lilis or any of its properties or assets or any of Lilis’s officers or directors (in their capacities as such), (ii) there is no order, judgment, decree, injunction or award of any Governmental Entity against and/or binding upon Lilis or any of Lilis’s officers or directors (in their capacities as such) and (iii) there is no Litigation that Lilis has pending against other parties, where such Litigation is intended to enforce or preserve material rights of Lilis.

(b) Except as individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis, Lilis has complied, and is in compliance with, all Laws and Lilis Permits that affect the business of Lilis, the Lilis Real Property and/or the Lilis Assets, and Lilis has not been and is not in violation of any such Law or Lilis Permit; nor has any notice, charge, Claim or action been received in writing by Lilis or been filed, commenced or, to the knowledge of Lilis, threatened against Lilis alleging any violation of the foregoing, except for such violations or allegations of violations as individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis.

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(c) Without limiting the generality of clause (b) above and mindful of the principles of the United States Foreign Corrupt Practices Act and other similar applicable foreign Laws, neither Lilis nor any of its Representatives, has (i) made, offered or authorized any payment or given or offered anything of value directly or indirectly (including through a friend or family member with personal relationships with government officials) to an official of any government for the purpose of influencing an act or decision in his official capacity or inducing him to use his influence with that government with respect to Lilis in violation of the United States Foreign Corrupt Practices Act or other similar applicable foreign Laws, (ii) made, offered or authorized any payment to any Governmental Entity, political party or political candidate for the purpose of influencing any official act or decision, or inducing such Person to use any influence with that government with respect to Lilis in violation of the United States Foreign Corrupt Practices Act or other similar applicable foreign Laws or (iii) taken any action that would be reasonably likely to subject Lilis to any material liability or penalty under any and all Laws of any Governmental Entity.

(d) Lilis holds all licenses, permits, certifications, variances, consents, authorizations, waivers, grants, franchises, concessions, exemptions, orders, registrations and approvals of Governmental Entities or other Persons necessary for the ownership, leasing, operation, occupancy and use of the Lilis Real Property and the Lilis Assets and the conduct of their respective businesses as currently conducted (“Lilis Permits”), except where the failure to hold such Lilis Permits individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis. Lilis has not received notice that any Lilis Permit will be terminated or modified or cannot be renewed in the ordinary course of business, and Lilis has no knowledge of any reasonable basis for any such termination, modification or nonrenewal, in each case except for such terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis. The execution, delivery and performance of this Agreement and the consummation of the Merger or any other transactions contemplated hereby do not and will not violate any Lilis Permit, or result in any termination, modification or nonrenewal thereof, except in each case for such violations, terminations, modifications or nonrenewals that individually or in the aggregate have not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis.

(e) This Section 4.12 does not relate to matters with respect to (i) Tax Laws and other Tax matters (which are the subject of Section 4.15) and (ii) Environmental Laws (which are the subject of Section 4.16).

Section 4.13 Intellectual Property.

(a) Except as individually or in the aggregate would not be reasonably likely to have or result in a Material Adverse Effect on Lilis:

(i) Lilis is the sole and exclusive owner of, or possesses adequate licenses or other rights to use, all Intellectual Property used in the present conduct of the business of Lilis (“Lilis IP Rights”), free and clear of all security interests (except Permitted Liens), including but not limited to liens, charges, mortgages, title retention agreements or title defects;

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(ii) to Lilis’s knowledge, no consent, co-existence or settlement agreements, judgments or court orders limit or restrict Lilis’s ownership rights in and to any Intellectual Property owned by them;

(iii) the conduct of the business of Lilis as presently conducted does not, to the knowledge of Lilis, infringe or misappropriate any third Person’s Intellectual Property; or

(iv) to the knowledge of Lilis, no third Person is infringing or misappropriating any Intellectual Property owned by Lilis, and to the knowledge of Lilis there is no litigation pending or threatened in writing by or against Lilis, nor, to the knowledge of Lilis, has Lilis received any written charge, claim, complaint, demand, letter or notice that asserts a claim (A) alleging that any or all of the Lilis IP Rights infringe or misappropriate any third party’s Intellectual Property or (B) challenging the ownership, use, validity or enforceability of any Lilis IP Right.

(b) All Intellectual Property owned by Lilis that is the subject of an application for registration or a registration (“Registered Lilis IP”) is, to the knowledge of Lilis, in force, and all application, renewal and maintenance fees in relation to all Registered Lilis IP have been paid to date, except for any Registered Lilis IP that Lilis has abandoned, not renewed or allowed to expire.

(c) Except for such matters as individually or in the aggregate have not had and would not be reasonably likely to have or result in a Material Adverse Effect on Lilis, to Lilis’s knowledge (i) there does not exist, nor has Lilis received written notice of, any breach of or violation or default under, any of the terms, conditions or provisions of any material contracts related to Lilis IP Rights and (ii) Lilis has not received written notice of the desire of the other party or parties to any such material contracts relating to Lilis IP Rights to exercise any rights such party or parties have to cancel, terminate or repudiate such material contract relating to Lilis IP Rights or exercise remedies thereunder.

Section 4.14 Material Contracts.

(a) Except for this Agreement, as of the date of this Agreement, Lilis is not a party to or bound by any material contract, arrangement, commitment or understanding (whether written or oral):

(i) that is an employment agreement between the Lilis, on the one hand, and any of its officers and key employees, on the other hand;

(ii) that, upon the consummation of the Merger or any other transaction contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events, including the passage of time) result in any material payment or benefit (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any right to any material payment or benefits, from Lilis, the Merger Sub, Brushy or Brushy’s Subsidiaries to any officer, director, consultant or employee of any of the foregoing;

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(iii) that is a material contract (as defined in Item 601(b)(10)(i) or 601(b)(10)(ii) of Regulation S-K promulgated by the SEC) to be performed after the date of this Agreement;

(iv) that expressly limits the ability of Lilis, or would limit the ability of Lilis after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time, in each case if such limitation is or is reasonably likely to be material to Lilis;

(v) that is a material joint venture agreement, joint operating agreement, partnership agreement or other similar contract or agreement involving a sharing of profits and expenses with one or more third Persons;

(vi) the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan); or

(vii) that is a stockholder rights agreement or that otherwise provides for the issuance of any securities in respect of this Agreement or the Merger.

Each contract, arrangement, commitment or understanding of the type described in this Section 4.14(a), whether or not included as an exhibit to the Lilis SEC Documents, is referred to herein as an “Lilis Material Contract,” and for purposes of Section 5.2(r) and the bring-down of Section 4.14(b) pursuant to Section 6.2(a), “Lilis Material Contract” shall include as of date entered into any such contract, arrangement, commitment or understanding that is entered into after the date of this Agreement. Lilis has previously made available to Brushy true, complete and correct copies of each Lilis Material Contract that is not included as an exhibit to Lilis SEC Documents.

(b) Each Lilis Material Contract is valid and binding and in full force and effect and Lilis has performed all obligations required to be performed by it to date under each Lilis Material Contract, except where such failure to be valid and binding or in full force and effect or such failure to perform individually or in the aggregate has not had and would not be reasonably likely to have or result in a Material Adverse Effect on Lilis. Except for such matters as individually or in the aggregate have not had and would not be reasonably likely to have or result in a Material Adverse Effect on Lilis, to Lilis’s knowledge, (i) there does not exist, nor has Lilis received written notice of, any breach of or violation or default under, any of the terms, conditions or provisions of any Lilis Material Contract and (ii) Lilis has not received written notice of the desire of the other party or parties to any such Lilis Material Contract to exercise any rights such party has to cancel, terminate or repudiate such Lilis Material Contract or exercise remedies thereunder. Each Lilis Material Contract is enforceable by Lilis in accordance with its terms, except as such enforcement may be subject to or limited by (x) bankruptcy, insolvency, reorganization, moratorium or other Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity) or except where such unenforceability individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis.

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(c) The Oil and Gas Interests of Lilis is not subject to (i) any instrument or agreement evidencing or related to indebtedness for borrowed money, whether directly or indirectly, except for Permitted Liens or (ii) any agreement not entered into in the ordinary course of business. In addition, no Lilis Material Contract contains any provision that prevents Lilis from owning, managing and operating the Oil and Gas Interests of Lilis in accordance with historical practices.

(d) As of the date of this Agreement, (i) there are no outstanding calls for payments that are due or that Lilis is committed to make that have not been made, (ii) there are no material operations with respect to which Lilis has become a non-consenting party and (iii) there are no commitments for the material expenditure of funds for drilling or other capital projects other than projects with respect to which the operator is not required under the applicable operating agreement to seek consent.

(e) None of the Oil and Gas Interests of Lilis is limited by terms fixed by a certain number of years (other than primary terms under oil and gas leases).

Section 4.15 Taxes.

(a) (i) All material Returns required to be filed by or with respect to Lilis have been filed in accordance with all applicable Laws and all such Returns are true, correct and complete in all material respects, (ii) Lilis has timely paid all material Taxes due or claimed to be due, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Lilis, (iii) all material Employment and Withholding Taxes and any other material amounts required to be withheld with respect to Taxes have been withheld and either duly and timely paid to the proper Governmental Entity or properly set aside in accounts for such purpose in accordance with applicable Laws and all material sales or transfer Taxes required to be collected by Lilis have been duly and timely collected, or caused to be collected, and either duly and timely remitted to the proper Governmental Entity or properly set aside in accounts for such purpose in accordance with applicable Laws, (iv) the charges, accruals and reserves for Taxes with respect to Lilis reflected in Lilis Balance Sheet are adequate under GAAP to cover Tax liabilities accruing through the date thereof, (v) no deficiencies for any material Taxes have been asserted or assessed, or, to the knowledge of Lilis, proposed, against Lilis that have not been paid in full, except for those Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Lilis and (vi) there is no action, suit, proceeding, investigation, audit or claim underway, pending or, to the knowledge of Lilis, threatened or scheduled to commence, against or with respect to Lilis in respect of any material Tax.

(b) Lilis has not been included in any “consolidated,” “unitary” or “combined” Return (other than Returns that include only Lilis) provided for under the Laws of the United States, any foreign jurisdiction or any state or locality or could be liable for the Taxes of any other Person as a successor or transferee.

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(c) There are no Tax sharing, allocation, indemnification (other than indemnification provisions included in agreements entered into in the ordinary course of business) or similar agreements in effect as between Lilis or any predecessor or affiliate of Lilis and any other party under which Lilis could be liable for any Taxes of any party other than Lilis.

(d) Lilis has not entered into an agreement or waiver extending any statute of limitations relating to the payment or collection of material Taxes or the time with respect to the filing of any Return relating to any material Taxes.

(e) There are no Liens for material Taxes on any asset of Lilis, except for Permitted Liens and Liens for Taxes being contested in good faith and for which adequate reserves have been established in the financial statements of Lilis.

(f) Lilis has not requested or is the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any taxing authority with respect to any material Taxes, nor is any such request outstanding.

(g) Lilis has disclosed on its Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Section 6662 of the Code.

(h) Lilis has not entered into, has any liability in respect of, or has any filing obligations with respect to, any transaction that constitutes a “reportable transaction,” as defined in Section 1.6011-4(b)(1) of the Treasury Regulations.

(i) Lilis will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) or (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date.

(j) Lilis has not undergone an “ownership change” pursuant to Section 382(g) of the Code.

(k) Lilis has not been a distributing corporation or a controlled corporation for purposes of Section 355 of the Code.

(l) Lilis has made (or will, upon request, make) available to Brushy correct and complete copies of (i) all U.S. federal Returns of Lilis relating to taxable periods ending on or after December 31, 2012, filed through the date hereof, (ii) any audit report (or notice of proposed adjustment to the extent not “included” in an audit report) within the last three years relating to any material Taxes due from or with respect to Lilis and (iii) any substantive and non-privileged correspondence and memoranda relating to the matters described in clauses (i) and (ii) of this Section 4.15(l).

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Section 4.16 Environmental Matters.

(a) Lilis is in compliance with all applicable Environmental Laws except where failure to be in compliance, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on Lilis.

(b) There is no Environmental Claim pending or, to the knowledge of Lilis, threatened against Lilis or, to the knowledge of Lilis, against any Person whose liability for any Environmental Claim Lilis has retained or assumed either contractually or by operation of Law, except for any such Environmental Claims that, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on Lilis.

(c) To the knowledge of Lilis, there are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release or presence of any Hazardous Material, that would be reasonably likely to form the basis of any Environmental Claim against Lilis or, to the knowledge of Lilis, against any Person whose liability for any Environmental Claim Lilis has retained or assumed either contractually or by operation of Law that, individually or in the aggregate, would be reasonably likely to have or result in, a Material Adverse Effect on Lilis.

(d) There is no Cleanup of Hazardous Materials being conducted or planned at any property currently or, to the knowledge of Lilis, formerly owned or operated by Lilis, except for such Cleanups which, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on Lilis.

(e) To the knowledge of Lilis, no Lilis Asset has been involved in any Release or threatened Release of a Hazardous Material, except for such Releases that, individually or in the aggregate, would not be reasonably likely to have or result in a Material Adverse Effect on Lilis.

(f) Lilis has obtained and are in compliance with all material approvals, permits, licenses, registrations and similar authorizations from all Governmental Entities under all Environmental Laws required for the operation of the business of Lilis as currently conducted and, to the knowledge of Lilis, there are no pending or threatened actions or proceedings alleging violations of or seeking to modify, revoke or deny renewal of any such material approvals, permits, licenses, registrations and similar authorizations.

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Section 4.17 Lilis Assets. Lilis has good and defensible title to the Oil and Gas Interests owned by Lilis or included as assets in the Lilis Balance Sheet and has good and valid title to, or valid leasehold interests or other contractual rights in, all other tangible properties and assets (real, personal or mixed) of Lilis (such oil and gas properties and other properties and assets are herein referred to as the “Lilis Assets”), with respect to both such oil and gas properties and all other Lilis Assets, free and clear of all Liens except for Permitted Liens. (i) The oil and gas leases deeds, conveyances, assignments, licenses, permits and other agreements that provide Lilis with operating rights or ownership interests in oil and gas properties and all other leases, deeds, conveyances, assignments, licenses, permits and agreements that provide Lilis with operating rights or ownership interests in the other Lilis Assets are legal, valid and binding and in full force and effect; (ii) the rentals, royalties and other payments due thereunder have been properly paid and are not being held in suspense; and (iii) there is no existing default by Lilis (or event that, with notice or lapse of time or both, would become a default by Lilis), and to Lilis’s knowledge there is no existing default by any other Person (or event that, with notice or lapse of time or both, would become a default by any such other Person) under any of such oil and gas leases deeds, conveyances, assignments, licenses, permits or agreements or other leases or agreements,, except as would not, individually or in the aggregate, have a Material Adverse Effect with respect to Lilis. Lilis has maintained all of the Lilis Assets owned on the date hereof in good working order and operating condition, subject only to ordinary wear and tear. Lilis has not received any material advance, take-or-pay or other similar payments that entitle purchasers of Hydrocarbon production to receive deliveries of Hydrocarbons without paying therefor, and, on a net, company-wide basis, Lilis is neither underproduced nor overproduced, in either case to any material extent, under gas balancing or similar arrangements. No Person has any call on, option to purchase or similar rights with respect to the production of Hydrocarbons attributable to any of the Lilis Assets, except any such call, option or similar right at current market prices.

Section 4.18 Insurance. Lilis has made available to Brushy a true, complete and correct copy of each insurance policy or the binder therefor with respect to their business. All premiums due on such policies have been paid, and there is no existing default or notice of non-renewal, except for such defaults or notices as would not constitute a Material Adverse Effect on Lilis.

Section 4.19 Affiliate Transactions. Lilis does not have any material agreements, contracts, transfers of assets or liabilities or other commitments or transactions, whether or not entered into in the ordinary course of business, to or by which Lilis, on the one hand, and any of its affiliates on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect at any time since December 31, 2014 or (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to Lilis.

Section 4.20 Derivative Transactions and Hedging. Lilis has not entered into or engaged in any Derivative Transaction.

Section 4.21 Disclosure Controls and Procedures. Lilis has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-14(c) and 15d-14(c) of the Exchange Act) that are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by Lilis in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Lilis’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Lilis required under the Exchange Act with respect to such reports. Neither Lilis nor its registered public accounting firm has identified any “significant deficiencies” or “material weaknesses” in Lilis’s internal controls as contemplated under Section 404 of the Sarbanes-Oxley Act.

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Section 4.22 Investment Company; Holding Company. Lilis is not (i) an “investment company,” a company “controlled” by an “investment company,” or an “investment adviser” within the meaning of the Investment Company Act or the Advisers Act or (ii) a “holding company,” a “Subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the PUHCA.

Section 4.23 Approval by the Lilis Board. The Lilis Board, at a meeting duly called and held, duly adopted resolutions unanimously (i) determining that this Agreement and the transactions contemplated hereby are advisable to and in the best interests of the stockholders of Lilis, (ii) adopting and approving this Agreement and the transactions contemplated hereby, (iii) recommending approval of this Agreement by the stockholders of Lilis and (iv) directing that the approval of this Agreement be submitted to the stockholders of Lilis for consideration in accordance with this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way.

Section 4.24 Brokers. Other than MLV & Co. the fees and expenses of which will be paid by Lilis (as reflected in an agreement between MLV & Co. and Lilis, dated March 20, 2014, as amended), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Lilis.

Section 4.25 Reorganization. Neither Lilis nor, to the knowledge of Lilis, any of its affiliates, has taken or agreed to take any action that would prevent the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

Section 4.26 Takeover Laws. Prior to the execution of this Agreement, the Lilis Board has taken all necessary action to cause the execution of this Agreement and the transactions contemplated hereby and thereby to be exempt from or not subject to the provisions of any Takeover Laws. After giving effect to the actions of the Lilis Board described above, no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws applies or purports to apply to the Merger, this Agreement or any of the transactions contemplated by the foregoing. Lilis does not have in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan or any similar plan, device or arrangement and the Lilis Board has not adopted or authorized the adoption of such a plan, device or arrangement.

Section 4.27 Required Vote by the Lilis Stockholders. The affirmative vote of the holders of a majority of the outstanding shares of Lilis Common Stock entitled to vote thereon (the “Lilis Required Vote”) to approve this Agreement is the only vote of the holders of capital stock of Lilis required by the DGCL or the Organizational Documents of Lilis or otherwise to approve this Agreement.

Section 4.28 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, neither Lilis nor any other Person makes any other express or implied representation or warranty on behalf of Lilis or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.

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Article 5
COVENANTS

Section 5.1 Interim Operations of Brushy. Brushy covenants and agrees as to itself and its Subsidiaries that during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, except as (i) set forth in Section 5.1 of the Brushy Disclosure Letter, (ii) expressly contemplated or permitted by this Agreement, including without limitation Sections 5.3 and 5.16 of this Agreement, (iii) required by applicable Law or (iv) consented to in writing by Lilis after the date of this Agreement and prior to the Effective Time (which consent shall not be unreasonably withheld, delayed, denied or conditioned):

(a) the businesses of Brushy and its Subsidiaries shall be conducted only in the ordinary course substantially consistent with past practices, and Brushy shall use reasonable best efforts to preserve intact its business organization and goodwill and the business organization and goodwill of its Subsidiaries and to keep available the services of their current officers, key employees and consultants and preserve and maintain existing relations with customers, suppliers, officers, employees, consultants and creditors; provided, however, that prior to the pay off of the Independent Bank Debt, Brushy’s continued compliance with the Forbearance Agreement, including any payments required by such Forbearance Agreement, shall be considered part of the ordinary course of business;

(b) Brushy shall not, nor shall it permit its Subsidiaries to, (i) enter into any new line of business or (ii) incur or commit to any Capital Expenditures, or any obligations or liabilities in connection with any Capital Expenditures, in excess of $25,000, other than such Capital Expenditures that are both in the ordinary course of business and for the purposes of repair, maintenance or replacement of existing oil field equipment;

(c) Brushy shall not, nor shall it permit its Subsidiaries to, amend its, or their, Organizational Documents;

(d) Brushy shall not declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to shares of Brushy Common Stock; and Brushy shall not, nor shall it permit its Subsidiaries to, (i) adjust, split, combine or reclassify any capital stock or other equity interests or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities of Brushy or its Subsidiaries or (ii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities of the type described in clause (i) of this Section 5.1(d);

(e) Brushy shall not, nor shall it permit its Subsidiaries to, (i) grant any increase in the compensation (including base salary and target bonus) or benefits payable to any officer, employee, or consultant of Brushy or its Subsidiaries, (ii) except as required to comply with applicable Law, adopt or enter into any Employee Benefit Plan or (iii) enter into any employment or consulting agreement or grant any severance or termination pay to any director, officer or employee of Brushy or its Subsidiaries;

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(f) Brushy shall not, nor shall it permit its Subsidiaries to, change its methods of accounting in effect at December 31, 2014, except changes in accordance with GAAP or applicable Law as concurred by Brushy’s registered public accounting firm;

(g) Brushy shall not, nor shall it permit its Subsidiaries to, acquire by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any Person or other business organization, division or business of such Person or, other than as disclosed in Section 5.1(g) of the Brushy Disclosure Letter, any material assets; provided, however, that the foregoing shall not be deemed to prohibit the acquisition of assets to the extent permitted by Section 5.1(b);

(h) Brushy shall not, nor shall it permit its Subsidiaries to, sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of the Brushy Assets, except for (i) the sale of Hydrocarbons in the ordinary course of business or (ii) any sale, lease or disposition pursuant to agreements existing on the date of this Agreement and entered into in the ordinary course of business or disclosed in Section 5.1(h) of the Brushy Disclosure Letter;

(i) Brushy shall not, nor shall it permit its Subsidiaries to, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Permitted Liens, any of the Brushy Assets;

(j) Brushy shall not, nor shall it permit its Subsidiaries to, (i) pay, discharge or satisfy any material Claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any material payment except for the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of Brushy Material Contracts as in effect on the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case to which Brushy or any Subsidiary of Brushy is a party or (ii) compromise, settle or grant any waiver or release relating to any Litigation, other than in the ordinary course of business;

(k) Brushy shall not, nor shall it permit its Subsidiaries to, engage in any transaction with (except pursuant to agreements in effect at the time of this Agreement insofar as such agreements are disclosed in Section 3.19 of the Brushy Disclosure Letter), or enter into any agreement, arrangement, or understanding, directly or indirectly, with any of Brushy’s affiliates;

(l) Brushy shall not, nor shall it permit its Subsidiaries to, make any change to any material Tax method of accounting, make or change any material Tax election, authorize or undertake any indemnities for Taxes, extend any period for assessment of any Tax, file any request for ruling or determination, amend any material Return (including by way of a claim for refund) or settle or compromise any material Tax liability, except where such action would not have a material effect on the Tax position of Brushy and its Subsidiaries taken as a whole;

(m) Brushy shall not, nor shall it permit its Subsidiaries to, take any action that would reasonably be expected to (i) result in any of the conditions set forth in Article 6 not being satisfied, (ii) result in a Material Adverse Effect on Brushy or (iii) materially impair or delay consummation of the Merger or the other transactions contemplated hereby;

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(n) Brushy shall not, nor shall it permit its Subsidiaries to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Brushy or its Subsidiaries (other than the Merger) or any agreement relating to an Acquisition Proposal, except for Acceptable Confidentiality Agreements;

(o) Brushy shall not, nor shall it permit its Subsidiaries to, (i) incur or assume any indebtedness, (ii) modify any material indebtedness or other liability to increase Brushy’s (or its Subsidiaries’) obligations with respect thereto, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to the Subsidiaries of Brushy, or by such Subsidiaries to Brushy), or (v) enter into any material commitment or transaction, except in the ordinary course of business substantially consistent with past practices and as permitted under Section 5.1(h);

(p) Brushy shall not, nor shall it permit its Subsidiaries to, enter into any agreement, understanding or commitment that materially restrains, limits or impedes the ability of Brushy or its Subsidiaries, or would materially limit the ability of Lilis or any Subsidiary of Lilis after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time;

(q) Brushy shall not, nor shall it permit its Subsidiaries to, enter into any material joint venture, partnership or other similar arrangement or materially amend or modify in an adverse manner the terms of (or waive any material rights under) any existing material joint venture, partnership or other similar arrangement;

(r) Brushy shall not, nor shall it permit its Subsidiaries to, terminate any Brushy Material Contract to which it is a party or waive or assign any of its rights or Claims under any Brushy Material Contract in a manner that is materially adverse to Brushy or its Subsidiaries or, except in the ordinary course of business consistent with past practice, modify or amend in any material respect any Brushy Material Contract;

(s) Brushy shall not make or assume any Derivative Transaction with a duration of more than 90 days or enter into any agreement to sell Hydrocarbons other than in the ordinary course of business at market pricing and in no event with a duration of more than 90 days; and

(t) Brushy shall not, nor shall it permit its Subsidiaries to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

Section 5.2 Interim Operations of Lilis. Lilis covenants and agrees as to itself and the Merger Sub that during the period from the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1, except as (i) set forth in Section 5.2 of the Lilis Disclosure Letter, (ii) expressly contemplated or permitted by this Agreement, including without limitation Sections 5.3, 5.14, 5.15 and 5.16 of this Agreement, (iii) required by applicable Law or (iv) consented to in writing by Brushy after the date of this Agreement and prior to the Effective Time (which consent shall not be unreasonably withheld, delayed, denied or conditioned):

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(a) the businesses of Lilis and the Merger Sub shall be conducted only in the ordinary course substantially consistent with past practices, and Lilis shall use reasonable best efforts to preserve intact its business organization and goodwill and the business organization and goodwill of the Merger Sub and to keep available the services of their current officers, key employees and consultants and preserve and maintain existing relations with customers, suppliers, officers, employees, consultants and creditors;

(b) Lilis shall not, nor shall it permit the Merger Sub to, (i) enter into any new line of business or (ii) incur or commit to any capital expenditures, or any obligations or liabilities in connection with any capital expenditures, other than in the ordinary course substantially consistent with past practices;

(c) Lilis shall not, nor shall it permit the Merger Sub to, amend its Organizational Documents;

(d) Lilis shall not declare, set aside or pay any dividend or other distribution, whether payable in cash, stock or any other property or right, with respect to shares of Lilis Common Stock; and Lilis shall not, nor shall it permit the Merger Sub to, (i) adjust, split, combine or reclassify any capital stock or other equity interests or issue, grant, sell, transfer, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class or of any other such securities of Lilis or the Merger Sub, other than issuances of shares of Lilis Common Stock pursuant to (A) the conversion of the Lilis Debentures into 13,692,930 shares of Lilis Common Stock pursuant to the terms of the Lilis Debentures (the “Debenture Conversion”), (B) the conversion of the Lilis Series A Preferred Stock into 15,000,000 shares of Lilis Common Stock (the “Preferred Conversion”) or (C) the Lilis Stock Split, each as contemplated by this Agreement, or (ii) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock or any other securities of the type described in clause (i) of this Section 5.2(d);

(e) Lilis shall not change its methods of accounting in effect at December 31, 2014, except changes in accordance with GAAP or applicable Law as concurred by Lilis’s registered public accounting firm;

(f) Lilis shall not, nor shall it permit the Merger Sub to, acquire by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any Person or other business organization, division or business of such Person or any material assets, except as mutually agreed to by the parties in writing; provided, however, that the foregoing shall not be deemed to prohibit the acquisition of assets to the extent permitted by Section 5.2(b);

(g) Lilis shall not, nor shall it permit the Merger Sub to, sell, lease, exchange, transfer or otherwise dispose of, or agree to sell, lease, exchange, transfer or otherwise dispose of, any of the Lilis Assets, except for (i) the sale of Hydrocarbons in the ordinary course of business or (ii) any sale, lease or disposition pursuant to agreements existing on the date of this Agreement and entered into in the ordinary course of business or disclosed in Section 5.2(g) of the Lilis Disclosure Letter;

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(h) Lilis shall not, nor shall it permit the Merger Sub to, foreclose upon, sell or liquidate the Brushy Assets received as collateral for its repayment of the Independent Bank Debt prior to the Effective Time;

(i) Lilis shall not, nor shall it permit the Merger Sub to, mortgage, pledge, hypothecate, grant any security interest in, or otherwise subject to any other Lien other than Permitted Liens, any of the Lilis Assets;

(j) Lilis shall not, nor shall it permit the Merger Sub to, (i) pay, discharge or satisfy any material Claims (including claims of stockholders), liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) where such payment, discharge or satisfaction would require any material payment except for the payment, discharge or satisfaction of liabilities or obligations in accordance with the terms of the Lilis Material Contracts as in effect on the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice and not in violation of this Agreement, in each case to which Lilis or the Merger Sub is a party or (ii) compromise, settle, or grant any waiver or release relating to any Litigation, other than in the ordinary course of business;

(k) Lilis shall not, nor shall it permit the Merger Sub to, engage in any transaction with, or enter into any agreement, arrangement, or understanding, directly or indirectly, with any of Lilis’s affiliates;

(l) Lilis shall not, nor shall it permit the Merger Sub to, make any change to any material Tax method of accounting, make or change any material Tax election, authorize or undertake any indemnities for Taxes, extend any period for assessment of any Tax, file any request for ruling or determination, amend any material Return (including by way of a claim for refund) or settle or compromise any material Tax liability, except where such action would not have a material effect on the Tax position of Lilis and the Merger Sub taken as a whole;

(m) Lilis shall not, nor shall it permit the Merger Sub to, take any action that would reasonably be expected to (i) result in any of the conditions set forth in Article 6 not being satisfied, (ii) result in a Material Adverse Effect on Lilis or (iii) materially impair or delay consummation of the Merger or the other transactions contemplated hereby;

(n) Lilis shall not, nor shall it permit the Merger Sub to, adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Lilis or the Merger Sub (other than the Merger) or any agreement relating to an Acquisition Proposal, except for Acceptable Confidentiality Agreements;

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(o) Lilis shall not, nor shall it permit the Merger Sub to, (i) incur or assume any indebtedness, (ii) modify any material indebtedness or other liability to increase Lilis’s (or the Merger Sub’s) obligations with respect thereto, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, (iv) make any loans, advances or capital contributions to, or investments in, any other Person (other than to the Merger Sub, or by the Merger Sub to Lilis) or (v) enter into any material commitment or transaction, except in the ordinary course of business substantially consistent with past practices and as permitted under Section 5.2(g);

(p) Lilis shall not, nor shall it permit the Merger Sub to, enter into any agreement, understanding or commitment that materially restrains, limits or impedes the ability of Lilis or the Merger Sub, or would materially limit the ability of Lilis or the Merger Sub after the Effective Time, to compete in or conduct any line of business or compete with any Person or in any geographic area or during any period of time;

(q) Lilis shall not, nor shall it permit the Merger Sub to, enter into any material joint venture, partnership or other similar arrangement or materially amend or modify in an adverse manner the terms of (or waive any material rights under) any existing material joint venture, partnership or other similar arrangement;

(r) Lilis shall not, nor shall it permit the Merger Sub to, terminate any Lilis Material Contract to which it is a party or waive or assign any of its rights or Claims under any Lilis Material Contract in a manner that is materially adverse to Lilis or the Merger Sub or, except in the ordinary course of business consistent with past practice, modify or amend in any material respect any Lilis Material Contract;

(s) Lilis shall not make or assume any Derivative Transaction with a duration of more than 90 days or enter into any agreement to sell Hydrocarbons other than in the ordinary course of business at market pricing and in no event with a duration of more than 90 days; and

(t) Lilis shall not, nor shall it permit the Merger Sub to, enter into an agreement, contract, commitment or arrangement to do any of the foregoing.

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Section 5.3 Acquisition Proposals.

(a) Brushy agrees that, except as expressly contemplated by this Agreement, neither it nor its Subsidiaries shall, and Brushy shall, and shall cause its Subsidiaries to, cause their respective officers, directors, investment bankers, attorneys, accountants, financial advisors, agents and other representatives (collectively, “Representatives”) not to, (i) directly or indirectly initiate, solicit or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiries regarding or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal with respect to Brushy, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information relating to Brushy or its Subsidiaries or afford access to the properties, books or records of Brushy or its Subsidiaries to, any Person that has made an Acquisition Proposal with respect to Brushy or to any Person that Brushy, its Subsidiaries or any of their respective Representatives knows or has reason to believe is contemplating making an Acquisition Proposal with respect to Brushy or (iii) accept an Acquisition Proposal with respect to Brushy or enter into any agreement, including any letter of intent or agreement in principle (other than an Acceptable Confidentiality Agreement in circumstances contemplated in the final sentence of this Section 5.3(a)), (x) providing for, constituting or relating to an Acquisition Proposal with respect to Brushy or (y) that would require, or would have the effect of causing, Brushy to abandon, terminate or fail to consummate the Merger or the other transactions contemplated by this Agreement. Any violation of the foregoing restrictions by Brushy’s Subsidiaries or by any Representative of Brushy or its Subsidiaries, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Brushy or its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by Brushy. Notwithstanding anything to the contrary in this Agreement, Brushy and the Brushy Board may take any actions described in clause (ii) of this Section 5.3(a) with respect to a third party at any time prior to obtaining the Brushy Required Vote if, prior to such vote, (x) Brushy receives a bona fide written Acquisition Proposal with respect to Brushy from such third party (and such Acquisition Proposal was not initiated, solicited, knowingly encouraged or facilitated by Brushy or its Subsidiaries or any of their respective Representatives after the date and in violation of this Agreement), (y) the Brushy Board determines in good faith by resolution duly adopted (after consultation with its financial advisors and outside legal counsel) that such proposal constitutes or is reasonably likely to result in a Superior Proposal from the third party that made the applicable Acquisition Proposal with respect to Brushy and (z) the Brushy Board determines in good faith by resolution duly adopted (after consultation with its financial advisors and outside legal counsel) that the third party making such Acquisition Proposal has the financial and legal capacity to consummate such Acquisition Proposal, provided that Brushy shall not deliver any information to such third party without entering into an Acceptable Confidentiality Agreement; and no actions taken in accordance with this sentence shall constitute a violation of clause (i) of this Section 5.3(a).

(b) Brushy agrees that, in addition to the obligations of Brushy set forth in paragraph (a) of this Section 5.3, as promptly as practicable after receipt thereof (but in no event more than 24 hours after Brushy’s receipt thereof), Brushy shall advise Lilis in writing of any request for information from a Person that has made, or Brushy reasonably believes may be contemplating, an Acquisition Proposal with respect to Brushy or any Acquisition Proposal with respect to Brushy received from any Person, or any inquiry made or discussions or negotiations sought to be initiated or continued with respect to any Acquisition Proposal with respect to Brushy, and the material terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and Brushy shall promptly provide to Lilis copies of any written materials received by Brushy, its Subsidiaries or, to the knowledge of Brushy, any of their respective Representatives in connection with any of the foregoing and any correspondence related thereto, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Brushy agrees that it shall provide to Lilis any non-public information concerning Brushy or its Subsidiaries provided to any other Person or group in connection with any Acquisition Proposal with respect to Brushy which was not previously provided to Lilis as promptly as practicable after it provides such information to such other Person. Brushy shall keep Lilis fully informed of the status of any Acquisition Proposals with respect to Brushy (including the identity of the parties and price involved and any material changes to any terms and conditions thereof).

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(c) Neither (i) the Brushy Board nor any committee thereof shall directly or indirectly (A) withdraw (or amend or modify in a manner adverse to Lilis or the Merger Sub), or publicly propose to withdraw (or amend or modify in a manner adverse to Lilis or the Merger Sub), the approval, recommendation or declaration of advisability by the Brushy Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal with respect to Brushy (any action described in this clause (i) being referred to as an “Brushy Adverse Recommendation Change”) nor (ii) shall Brushy or its Subsidiaries execute or enter into any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, (A) constituting or related to, or that is intended to or could reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.3(a)) (each, an “Acquisition Agreement”) with respect to Brushy or (B) requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, at any time prior to obtaining the Brushy Required Vote, and subject to Brushy’s compliance at all times with the provisions of this Section 5.3 and Section 5.7, the Brushy Board may make a Brushy Adverse Recommendation Change described in clause (A) of the definition thereof if the Brushy Board (i) determines in good faith, after consultation with outside legal counsel, that the failure to make a Brushy Adverse Recommendation Change described in clause (A) of the definition thereof would be reasonably expected to be inconsistent with its fiduciary duties to the stockholders of Brushy and (ii) provides written notice to Lilis (an “Brushy Notice of Change”) advising Lilis that the Brushy Board is contemplating making such Brushy Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that (x) the Brushy Board may not make such Brushy Adverse Recommendation Change until the fourth Business Day after receipt by Lilis of the Brushy Notice of Change and (y) during such four-Business Day period, at the request of Lilis, Brushy shall negotiate in good faith with respect to any changes or modifications to this Agreement that would allow the Brushy Board not to make such Brushy Adverse Recommendation Change consistent with its fiduciary duties.

(d) Lilis agrees that, except as expressly contemplated by this Agreement, neither it nor the Merger Sub shall, and Lilis shall, and shall cause the Merger Sub to, cause their respective Representatives not to (i) directly or indirectly initiate, solicit or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiries regarding or the making or submission of any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal with respect to Lilis, (ii) participate or engage in discussions or negotiations with, or disclose any non-public information relating to Lilis or the Merger Sub or afford access to the properties, books or records of Lilis or the Merger Sub to any Person that has made an Acquisition Proposal with respect to Lilis or to any Person that Lilis, the Merger Sub or any of their respective Representatives knows or has reason to believe is contemplating making an Acquisition Proposal with respect to Lilis or (iii) accept an Acquisition Proposal with respect to Lilis or enter into any agreement, including any letter of intent or agreement in principle (other than an Acceptable Confidentiality Agreement in circumstances contemplated in the penultimate sentence of this Section 5.3(d)), (x) providing for, constituting or relating to an Acquisition Proposal with respect to Lilis or (y) that would require, or would have the effect of causing, Lilis to abandon, terminate or fail to consummate the Merger or the other transactions contemplated by this Agreement. Any violation of the foregoing restrictions by the Merger Sub or by any Representative of Lilis or the Merger Sub, whether or not such Representative is so authorized and whether or not such Representative is purporting to act on behalf of Lilis or the Merger Sub or otherwise, shall be deemed to be a breach of this Agreement by Lilis. Notwithstanding anything to the contrary in this Agreement, Lilis and the Lilis Board may take any actions described in clause (ii) of this Section 5.3(d) with respect to a third party if (x) Lilis receives a bona fide written Acquisition Proposal with respect to Lilis from such third party (and such Acquisition Proposal was not initiated, solicited, knowingly encouraged or facilitated by Lilis or the Merger Sub or any of their respective Representatives after the date and in violation of this Agreement) and (y) the Lilis Board determines in good faith by resolution duly adopted (after consultation with its financial advisors and outside legal counsel) that such proposal constitutes or is reasonably likely to result in a Superior Proposal from the third party that made the applicable Acquisition Proposal with respect to Lilis and (z) the Lilis Board determines in good faith by resolution duly adopted (after consultation with its financial advisors and outside legal counsel) that the third party making such Acquisition Proposal has the financial and legal capacity to consummate such Acquisition Proposal, provided that Lilis shall not deliver any information to such third party without entering into an Acceptable Confidentiality Agreement; and no actions taken in accordance with this sentence shall constitute a violation of clause (i) of this Section 5.3(d). Nothing contained in this Section 5.3 shall prohibit Lilis or the Lilis Board from taking and disclosing to Lilis’s stockholders a position with respect to an Acquisition Proposal with respect to Lilis pursuant to Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any similar disclosure, in either case to the extent required by applicable Law.

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(e) Lilis agrees that in addition to the obligations of Lilis set forth in paragraph (d) of this Section 5.3, as promptly as practicable after receipt thereof (but in no event more than 24 hours after Lilis’s receipt thereof), Lilis shall advise Brushy in writing of any request for information from a Person that has made, or Lilis reasonably believes may be contemplating, an Acquisition Proposal with respect to Lilis or any Acquisition Proposal with respect to Lilis received from any Person, or any inquiry made or discussions or negotiations sought to be initiated or continued with respect to any Acquisition Proposal with respect to Lilis, and the material terms and conditions of such request, Acquisition Proposal, inquiry, discussions or negotiations, and Lilis shall promptly provide to Brushy copies of any written materials received by Lilis, the Merger Sub or, to the knowledge of Lilis, any of their respective Representatives in connection with any of the foregoing and any correspondence related thereto, and the identity of the Person or group making any such request, Acquisition Proposal or inquiry or with whom any discussions or negotiations are taking place. Lilis agrees that it shall provide to Brushy any non-public information concerning Lilis or the Merger Sub provided to any other Person or group in connection with any Acquisition Proposal with respect to Lilis that was not previously provided to Brushy as promptly as practicable after it provides such information to such other Person. Lilis shall keep Brushy fully informed of the status of any Acquisition Proposals with respect to Lilis (including the identity of the parties and price involved and any material changes to any terms and conditions thereof).

(f) Neither (i) the Lilis Board nor any committee thereof shall directly or indirectly (A) withdraw (or amend or modify in a manner adverse to Brushy), or publicly propose to withdraw (or amend or modify in a manner adverse to Brushy), the approval or declaration of advisability by the Lilis Board or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Acquisition Proposal with respect to Lilis (any action described in this clause (i) being referred to as an “Lilis Adverse Recommendation Change”) nor (ii) shall Lilis or the Merger Sub execute or enter into (A) any Acquisition Agreement with respect to Lilis (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.3(d)) or (B) any agreement, including any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement, arrangement or understanding, requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, subject to Lilis’s compliance at all times with the provisions of this Section 5.3 and Section 5.7, the Lilis Board may make a Lilis Adverse Recommendation Change described in clause (A) of the definition thereof if the Lilis Board (i) determines in good faith, after consultation with its outside legal counsel, that the failure to make a Lilis Adverse Recommendation Change described in clause (A) of the definition thereof would be reasonably expected to be inconsistent with its fiduciary duties to the stockholders of Lilis and (ii) provides written notice to Brushy (an “Lilis Notice of Change”), advising Brushy that the Lilis Board is contemplating making such Lilis Adverse Recommendation Change and specifying the material facts and information constituting the basis for such contemplated determination; provided, however, that (x) the Lilis Board may not make such Lilis Adverse Recommendation Change until the fourth Business Day after receipt by Brushy of the Lilis Notice of Change and (y) during such four-Business Day period, at the request of Brushy, Lilis shall negotiate in good faith with respect to any changes or modifications to this Agreement that would allow the Lilis Board not to make such Lilis Adverse Recommendation Change consistent with its fiduciary duties.

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(g) For purposes of this Agreement, “Acquisition Proposal“ shall mean, with respect to Brushy or Lilis, as the case may be, any proposal, whether or not in writing (other than by Lilis or the Merger Sub with respect to Brushy, or by Brushy or its Subsidiaries, with respect to Lilis), for the (i) direct or indirect acquisition or purchase of a business or assets that generates or constitutes 20% or more of the net revenues, net income or the assets (based on the book or fair market value thereof) of such party and its Subsidiaries, taken as a whole (including capital stock of or ownership interest in any Subsidiary), (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities or capital stock of such party or any of its Subsidiaries whose business generates or constitutes 20% or more of the net revenues, net income or assets (based on the book or fair market value thereof) of such party and its Subsidiaries, taken as a whole or (iii) merger, consolidation, restructuring, transfer of assets or other business combination, sale of shares of capital stock, tender offer, exchange offer, recapitalization, stock repurchase program or other similar transaction that, if consummated, would result in any Person or Persons beneficially owning 20% or more of any class of equity securities of such party or any of its Subsidiaries whose business generates or constitutes 20% or more of the net revenues, net income or assets (based on the book or fair market value thereof) of such party and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. The term “Superior Proposal“ shall mean, with respect to Brushy or Lilis, as the case may be, any bona fide written Acquisition Proposal with respect to such party that was not initiated, solicited, facilitated or knowingly encouraged by such party or any of its Subsidiaries or any of their respective Representatives in violation of this Agreement, and in any case not known by the Board of Directors of such party as of the date of this Agreement, made by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, share exchange, asset purchase or other business combination, (A) 50% or more of the assets of such party and its Subsidiaries, taken as a whole or (B) 50% or more of the equity securities of such party, in each case on terms which the majority of the Board of Directors of such party determines (after consultation with its financial advisors and outside legal counsel) in good faith by resolution duly adopted (A) would result in a transaction that, if consummated, is more favorable to the stockholders of such party (in their capacity as stockholders) from a financial point of view, than the Merger, taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the terms of this Agreement offered by the other party in response to such Superior Proposal or otherwise pursuant to this Section 5.3) and (B) is reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal; provided, however, that no proposal shall be deemed to be a Superior Proposal if any financing required to consummate the proposal is not committed (unless it is reasonable to conclude that the proposed acquirer has adequate financial resources to consummate the transaction).

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(h) For the avoidance of doubt, any factually accurate and complete public statement by a party hereto that does nothing more than disclose the receipt of an Acquisition Proposal with respect to such party that was not initiated, solicited or knowingly facilitated or encouraged after the date of this Agreement by such party or any of its Subsidiaries or any of their respective Representatives, and the terms thereof, shall not be deemed to be a recommendation of such Acquisition Proposal or the withdrawal, amendment or modification of the recommendation of the relevant Board of Directors (or any committee thereof) in favor of this Agreement and the transactions contemplated hereby.

(i) Immediately after the execution and delivery of this Agreement, each of Brushy and Lilis shall, and shall cause its Subsidiaries and their respective Representatives to, cease and terminate any existing activities, discussions or negotiations with any Person conducted heretofore with respect to any possible Acquisition Proposal with respect to Brushy and Lilis, respectively. Each of Brushy and Lilis agrees that it shall (i) take the necessary steps to promptly inform its Representatives involved in the transactions contemplated by this Agreement of the obligations undertaken in this Section 5.3 and (ii) request each Person who has heretofore executed a confidentiality agreement within the last 12 months in connection with such Person’s consideration of any Acquisition Proposal with respect to it, or any similar transaction to return or destroy (which destruction shall be certified in writing by an executive officer of such Person) all confidential information heretofore furnished to such Person by or on its behalf.

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Section 5.4 Access to Information and Properties.

(a) Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each of Brushy and Lilis shall, and shall cause each of its Subsidiaries to, afford to the authorized Representatives of the other party reasonable access, during normal business hours during the period prior to the Effective Time, to all of its properties, offices, contracts, books, commitments, records, data, and personnel and, during such period, it shall, and shall cause each of its Subsidiaries to, make available to the other parties all information concerning its business, properties and personnel as the other parties may reasonably request. No party or any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any Law or binding agreement entered into prior to the date of this Agreement. Brushy and Lilis will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Lilis and Brushy will hold any information obtained or contemplated under Section 5.4(a) above in accordance with the provisions of Section 5.5 hereof.

(c) No investigation by Lilis or Brushy or their respective Representatives made pursuant to this Section 5.4 shall affect the representations, warranties, covenants or agreements of the other set forth in this Agreement.

Section 5.5 Confidentiality. All non-public information regarding the business of (i) Brushy and its Subsidiaries, on the one hand, and (ii) Lilis and the Merger Sub, on the other hand, will be kept in strict confidence by the other (the “Receiving Party”) and will not be used (except in connection with due diligence), dealt with, exploited or commercialized by the Receiving Party or disclosed to any third party (other than such party’s Representatives on a need-to-know basis) without the prior written consent of the party who owns such information (the “Disclosing Party”). If the transactions contemplated by this Agreement do not proceed for any reason, then upon receipt of a written request from the Disclosing Party, the Receiving Party will immediately return to the Disclosing Party or certify as to the destruction of, any non-public information received from the Receiving Party.

Section 5.6 Further Action; Commercially Reasonable Efforts.

(a) Upon the terms and subject to the conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the transactions contemplated by this Agreement, including using commercially reasonable efforts to satisfy the conditions precedent to the obligations of any of the parties hereto, to obtain all necessary authorizations, consents and approvals and to effect all necessary registrations and filings. Each of the parties hereto will furnish to the other parties such necessary information and reasonable assistance as such other parties may reasonably request in connection with the foregoing and, subject to applicable Laws and any applicable privilege relating to the exchange of information, will provide the other parties with copies of all filings made by such party with any Governmental Entity (except for filings available publicly on the SEC’s EDGAR system) or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the transactions contemplated hereby; provided that neither party is obligated to share any document submitted to a Governmental Entity that reflects the negotiations between the parties or the valuation of some or all of any party’s business.

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(b) Each of Lilis, the Merger Sub and Brushy shall use their respective commercially reasonable efforts and shall cooperate with the other parties to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under the laws, rules, guidelines or regulations of any Governmental Entity.

(c) In case at any time after Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of Lilis shall take or cause to be taken all such necessary action.

(d) Each of the parties hereto shall use commercially reasonable efforts to prevent the entry of, and to cause to be discharged or vacated, any order or injunction of a Governmental Entity precluding, restraining, enjoining or prohibiting consummation of the Merger.

(e) Notwithstanding the foregoing provisions of this Section 5.6, neither Lilis nor the Merger Sub shall be required to accept, as a condition to obtaining any required approval or resolving any objection of any Governmental Entity, any requirement to divest or hold separate or in trust (or the imposition of any other condition or restriction with respect to) any assets or operations of Lilis or the Merger Sub or any of their respective affiliates or any of the respective businesses of Brushy or its Subsidiaries, including any Brushy Assets.

Section 5.7 Brushy Stockholder Statement; S-4.

(a) As promptly as practicable after the execution of this Agreement, (i) Brushy shall, with the cooperation of Lilis, commence preparation of the Brushy Stockholder Statement and (ii) Lilis shall, with the cooperation of Brushy, prepare and file with the SEC the S-4, and the parties shall prepare and file, if necessary, any other statement or schedule relating to this Agreement and the transactions contemplated hereby. Each of Brushy, Lilis and the Merger Sub shall use their respective reasonable best efforts to furnish the information required to be included by the SEC in the S-4 and any such statement or schedule. Each of Brushy and Lilis shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Brushy shall as promptly as practicable thereafter mail the Brushy Stockholder Statement to its stockholders.

(b) If, at any time prior to the Effective Time, any event or circumstance relating to Brushy, Lilis, the Merger Sub or any of their respective affiliates, or its or their respective officers or directors, should be discovered by Brushy or Lilis that should be set forth in an amendment to the S-4 or a supplement to the Brushy Stockholder Statement, Brushy or Lilis shall promptly inform the other party hereto thereof in writing. All documents that Brushy or Lilis is responsible for furnishing or filing with the SEC in connection with the transactions contemplated herein will comply as to form in all material respects with applicable requirements of the Securities Act and the Exchange Act. Lilis shall notify Brushy promptly of the time when the S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the shares of Lilis Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments to the S-4 or for additional information and shall supply Brushy with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the S-4 or the Merger and (ii) all orders of the SEC relating to the S-4. Brushy shall supply Lilis with copies of (i) the Brushy Stockholder Statement prior to it being mailed to Brushy’s stockholders, (ii) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Merger and (iii) all material correspondence between it or any of its Representatives, on the one hand, and any stockholder of Brushy, on the other hand, with respect to the Merger.

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(c) Except as otherwise provided in Section 5.3(c), Brushy, acting through the Brushy Board, shall (i) recommend approval of this Agreement and include in the Brushy Stockholder Statement such recommendation and (ii) use its reasonable best efforts to solicit and obtain the Brushy Required Vote. Notwithstanding any Brushy Adverse Recommendation Change or the commencement, public proposal, public disclosure or communication to Brushy of any Acquisition Proposal with respect to Brushy or its Subsidiaries, or any other fact or circumstance (except for termination of this Agreement pursuant to Section 7.1), this Agreement shall be submitted to the stockholders of Brushy for the purpose of approving this Agreement, with such disclosures as shall be required by applicable Law. Following any such withdrawal, amendment or modification of the Brushy Board’s recommendation of this Agreement, Brushy may submit this Agreement to its stockholders without a recommendation or with a negative recommendation (although the approval of this Agreement by the Brushy Board may not be rescinded or amended), in which event the Brushy Board may communicate the basis for its lack of a recommendation or negative recommendation to its stockholders in the Brushy Stockholder Statement or an appropriate amendment or supplement thereto. If Brushy determines to hold a special meeting of its stockholders for the sole purpose of considering and taking action upon this Agreement (such meeting, including any postponement or adjournment thereof, the “Brushy Special Meeting”), then Brushy, acting through the Brushy Board, shall, in accordance with its Organizational Documents and with applicable Law, promptly and duly call, give notice of, convene and hold the Brushy Special Meeting as soon as practicable following the date upon which the S-4 becomes effective, for the purposes of voting upon the approval of this Agreement and the approval of the consummation of the transactions contemplated by this Agreement, including the Merger, and Brushy shall use its reasonable best efforts to hold the Brushy Special Meeting no later than 30 days after such date.

(d) Promptly following the execution and delivery of this Agreement, Lilis, as the owner of all of the outstanding shares of capital stock of the Merger Sub, will approve this Agreement and the transactions contemplated hereby in its capacity as sole stockholder of the Merger Sub.

Section 5.8 Notification of Certain Matters. Brushy shall give prompt notice to Lilis of any fact, event or circumstance as to which Brushy obtains knowledge that would be reasonably likely to result in a failure of a condition set forth in Section 6.3(a) or 6.3(b). Lilis shall give prompt notice to Brushy of any fact, event or circumstance as to which Lilis obtained knowledge that would be reasonably likely to result in a failure of a condition set forth in Section 6.2(a) or 6.2(b).

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Section 5.9 Directors’ and Officers’ Indemnification and Insurance.

(a) After the Effective Time, Lilis shall indemnify, defend and hold harmless the present and former officers and directors of Brushy and its Subsidiaries in such capacities (“Indemnified Parties”) to the fullest extent permitted by Law, in each case against any losses, damages, fines, penalties, expenses (including attorneys’ fees and expenses) or liabilities resulting from any claim, liability, loss, damage, cost or expense, asserted against, or incurred by, an Indemnified Party that is based on the fact that such Indemnified Party is or was a director, officer, employee, fiduciary or agent of Brushy or its Subsidiaries and arising out of actions or omissions or alleged actions or omissions in their capacity as a director, officer, employee, fiduciary or agent of Brushy or its Subsidiaries occurring at or prior to the Effective Time (including in connection with this Agreement and the transactions and actions contemplated hereby). Lilis shall pay expenses in advance of the final disposition of any proceeding or threatened action, suit, proceeding, investigation or claim relating to any such acts or omissions or alleged acts or omissions (a “Proceeding”) to each Indemnified Party to the fullest extent permitted under applicable Law. Each Indemnified Party will be entitled to receive such advances from Lilis within ten Business Days of receipt by Lilis from the Indemnified Party of a request therefor; provided that any Person to whom expenses are advanced provides an undertaking, if and only to the extent required by Law, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. Lilis shall not settle, compromise or consent to the entry of any judgment in any Proceeding (and in which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Claim or such Indemnified Party otherwise consents. Lilis shall, and shall cause the Merger Sub to, cooperate in the defense of any such matter. Lilis agrees that all rights to exculpation, advancement of expenses and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current and former officers and directors of Brushy as provided in the Organizational Documents of Brushy, in each case in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms and without amendment thereof.

(b) Prior to the Closing, Brushy shall purchase (after obtaining the written approval of Lilis, which approval shall not be unreasonably withheld, delayed, denied or conditioned), and after the Effective Time Lilis shall cause the Surviving Entity to maintain or, if Brushy has not already done so, Lilis shall purchase, tail directors’ and officers’ liability insurance coverage, at no expense to the beneficiaries, with a claims period of six years from the Effective Time, with respect to the directors and officers of Brushy and its Subsidiaries, who, as of the date of this Agreement, were covered by Brushy’s then-existing directors’ and officers’ liability insurance with respect to claims arising from facts or events that occurred before the Effective Time, from an insurance carrier with the same or better credit rating as Brushy’s then-current insurance carrier, in an amount and scope and on terms and conditions no less favorable to such directors and officers than those in effect on the date of this Agreement; provided, however, that the annual premium for such insurance shall not exceed 200% of the per annum rate of premium currently paid by Brushy and its Subsidiaries for such insurance on the date of this Agreement. In the event that the annual premium for such insurance exceeds such maximum amount, Lilis shall purchase as much coverage per policy year as reasonably obtainable for such maximum amount.

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(c) The covenants in this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to law, contract or otherwise.

(d) In the event that Lilis, or any of its successors or assigns, (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Lilis shall succeed to the obligations set forth in this Section 5.9.

Section 5.10 Publicity. Neither Brushy nor Lilis, nor any of their respective affiliates, shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated by this Agreement without the prior consultation of the other party, except as may be required by Law or regulation of any regulatory authority if all reasonable best efforts have been made to consult with the other party. In addition, the parties shall to the extent reasonably practicable consult with each other regarding the form and content of any public disclosure of any material developments or matters involving the disclosing party reasonably in advance of publication.

Section 5.11 Certain Tax Matters.

(a) This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).

(b) Lilis and Brushy shall each use its respective reasonable best efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(c) Brushy and Lilis shall cooperate in the preparation, execution and filing of all Returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes that become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time. Each of Lilis, for itself and on behalf of the Merger Sub, and Brushy shall pay, without deduction from any amount payable to holders of shares of Brushy Common Stock and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Entity that become payable in connection with the Merger.

(d) Neither Lilis nor Brushy shall take (or fail to take) (and following the Merger, Lilis shall cause Brushy not to take or fail to take) any action that could reasonably be expected to cause the Merger to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code. With respect to the Merger, Lilis shall (and following the Merger shall cause Brushy to) file all required information with its Returns and maintain all records required for Tax purposes.

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(e) Between the date hereof and the Closing Date, Brushy agrees to (i) prepare all Returns, other than income tax Returns, for any periods ending prior to the Closing Date and that are required to be filed within 15 days following such date (taking extensions to file into account) using tax accounting methods and principles consistent with those used for preceding tax periods, unless a change is required by applicable Law or regulation and (ii) prepare and submit to Lilis income tax Returns, including quarterly income tax estimates, where such Returns would be required to be filed prior to 30 days following the Closing Date (taking extensions to file into account). Brushy shall make such income tax Returns available to Lilis for review prior to filing with the relevant Governmental Entity and shall not refuse any reasonable request by Lilis with respect to such Returns. Such Returns shall be prepared and filed, and all related Taxes paid, on or prior to the Closing Date.

Section 5.12 Section 16 Matters. Prior to the Closing, Lilis and Brushy, and their respective Boards of Directors, shall use their reasonable best efforts to take all actions to cause any acquisitions of shares of Lilis Common Stock resulting from the transactions contemplated hereby by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from Section 16(b) of the Exchange Act under Rule 16b-3 promulgated under the Exchange Act, such actions to be taken in accordance with the terms and conditions set forth in no-action letters issued by the SEC in similar transactions.

Section 5.13 Directors and Officers of Lilis. Lilis shall, after review and recommendation of the Nominating and Corporate Governance Committee (the “Committee”) of the Board of Directors of Lilis, take all corporate action necessary (i) to cause Peter Benz and Mike Pawelek to be duly elected or appointed as directors of Lilis, effective upon or immediately after the Effective Time, (ii) to cause Peter Benz and Mike Pawelek to be nominated for election by Lilis’s stockholders at any meeting(s) of such stockholders during the first calendar year after the Closing at which directors are to be elected; provided that, with respect to the foregoing clause (ii), such individuals are qualified, satisfy the requirements established by the Committee for serving on the Lilis Board and are willing and able to stand for election, (iii) to cause Mike Pawelek to be duly appointed as President of Lilis and Ed Shaw to be duly appointed as Chief Operating Officer of Lilis, each effective upon or immediately after the Effective Time, and (iv) during the first calendar year after the Closing, to maintain the number of persons serving as directors of Lilis, subject to adjustment by the Lilis Board.

Section 5.14 Conversion; Reverse Stock-Split. Between the date hereof and the Closing Date, Lilis agrees to, in accordance with its Organizational Documents and the DGCL, take all such actions necessary and desirable in order to: (i) complete the Debenture Conversion and the Preferred Conversion and (ii) implement a reverse stock split, whereby a pre-determined number of outstanding shares of Lilis shall be split into one (1) share of Lilis Common Stock (the “Lilis Stock Split”). Notwithstanding anything to the contrary in Section 5.14, no fractional share of Lilis Common Stock will be issued by virtue thereof. In lieu of any such fractional share, each holder Person who would otherwise have been entitled to receive a fraction of a share of Lilis Common Stock pursuant to Section 5.14 shall have the right to receive the nearest rounded-up whole number of shares of Lilis Common Stock.

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Section 5.15 Capital Raise. Between the date hereof and January 29, 2016, Lilis agrees to take all such actions necessary and desirable in order to: (i) raise at least $15,000,000 (inclusive of the Refundable Deposit) (the “Capital Raise”) and (ii) use the proceeds from the Capital Raise to repay the Independent Bank Debt no later than January 29, 2016.

Section 5.16 GF Asset Assignment. Between the date hereof and the Closing Date, Lilis and Brushy agree to take all such actions necessary and desirable in order to ensure the release of title to the GF Assets to Creative O&G and to complete the assignment of the GF Assets in accordance with the GF Asset Assignment Agreement.

Section 5.17 Payment to Independent Bank. On or before December 29, 2015, Lilis shall make payment of $1,000,000 to Independent Bank pursuant to Section 2.5.2 of the Forbearance Agreement.

Section 5.18 Option and Warrant Treatment. Between the date hereof and the Closing Date, Brushy agrees to take all such actions necessary and desirable in order to ensure that each holder of a Brushy Option and each holder of a Brushy Warrant signs a cancellation agreement providing for the cancellation and retirement of each such Brushy Option or Brushy Warrant, as applicable, that is outstanding as of the Closing Date, such that no holder of any Brushy Option or Brushy Warrant (whether vested or unvested, or exercised or unexercised, as applicable) will have any rights to, or as a holder of, such Brushy Option or Brushy Warrant to purchase shares of Brushy Common Stock issuable thereunder (with respect to Brushy Options, each, a “Brushy Option Cancellation Agreement” and with respect to Brushy Warrants, each, a “Brushy Warrant Cancellation Agreement”).

Section 5.19 Interpleader. Reference is made to an interpleader action relating to 2,190,891 Brushy common stock shares filed as Cause No. FST-CV12-6015112-S in the Connecticut Superior Court for the Judicial District of Stamford/Norwalk at Stamford (“Interpleader”). Neither Brushy nor Lilis shall take any action to dismiss the Interpleader.

Article 6
CONDITIONS

Section 6.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable Law):

(a) This Agreement shall have been approved by (i) the Brushy Required Vote in accordance with the applicable provisions of the DGCL and (ii) the Lilis Required Vote;

(b) No statute, rule, order, decree or regulation shall have been enacted or promulgated, and no action shall have been taken, by any Governmental Entity of competent jurisdiction which temporarily, preliminarily or permanently restrains, precludes, enjoins or otherwise prohibits the consummation of the Merger or makes consummation of the Merger illegal;

(c) The S-4 shall have been declared effective, and no stop order suspending the effectiveness of the S-4 shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

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(d) The New Equity Incentive Plan shall have been adopted by Lilis; and

(e) The Capital Raise shall have been completed.

Section 6.2 Conditions to the Obligation of Brushy to Effect the Merger. The obligation of Brushy to effect the Merger is further subject to the satisfaction on or prior to the Closing Date of each of the following conditions (other than with respect to Sections 6.2(e), (f), (g), (h), (i) and (j), any or all of which may be waived by Brushy in writing, in whole or in part, to the extent permitted by applicable Law):

(a) The representations and warranties of each of Lilis and the Merger Sub set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Lilis. Brushy shall have received a certificate signed on behalf of Lilis by a senior executive officer of Lilis to the foregoing effect;

(b) Each of Lilis and the Merger Sub shall have performed or complied with in all material respects each of its obligations under this Agreement required to be performed or complied with by it on or prior to the Closing Date pursuant to the terms of this Agreement, and Brushy shall have received a certificate signed on behalf of Lilis by a senior executive officer of Lilis to the foregoing effect;

(c) There shall not be pending any suit, action or proceeding, in each case, by any Governmental Entity seeking to restrain, preclude, enjoin or prohibit the Merger or any of the other transactions contemplated by this Agreement;

(d) The GF Asset Assignment Agreement shall have been executed and delivered by Creative O&G;

(e) The Joint Operating Agreement shall have been executed and delivered by the parties thereto;

(f) The Participation Agreement shall have been executed and delivered by Creative O&G;

(g) Lilis shall have paid, by check or wire transfer, $500,000 to SOSventures, LLC;

(h) The Equity Investment Note shall have been executed and delivered by Lilis;

(i) Lilis shall have delivered to SOSventures, LLC the SOS Warrant.

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(j) The ORRI shall survive and remain in full force and effect.

(k) The Brushy Fairness Opinion shall not have been amended, withdrawn or rescinded and, if determined to be advisable by the Brushy Board in its reasonable discretion, Brushy shall have received an updated Brushy Fairness Opinion dated the Closing Date;

(l) The Debenture Conversion, including the issuance of all shares of Lilis Common Stock that are to be issued in connection with the Debenture Conversion pursuant to the terms of the Debentures, shall have been completed in all respects;

(m) The Preferred Conversion, including the issuance of all shares of Lilis Common Stock that are to be issued pursuant to the terms of the Lilis Series A Preferred Stock, shall have been completed in all respects;

(n) The Lilis Stock Split shall have been completed in all respects; and

(o) Lilis shall have maintained its NASDAQ listing.

Section 6.3 Conditions to Obligations of Lilis and the Merger Sub to Effect the Merger. The obligations of Lilis and the Merger Sub to effect the Merger are further subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any or all of which may be waived by Lilis, for itself and on behalf of the Merger Sub, in writing, in whole or in part, to the extent permitted by applicable Law):

(a) The representations and warranties of Brushy set forth in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) individually or in the aggregate has not had, and would not be reasonably likely to have or result in, a Material Adverse Effect on Brushy. Lilis shall have received a certificate signed on behalf of Brushy by a senior executive officer of Brushy to the foregoing effect;

(b) Brushy shall have performed or complied with in all material respects each of its obligations under this Agreement required to be performed or complied with by it on or prior to the Closing Date pursuant to the terms of this Agreement, and Lilis shall have received a certificate signed on behalf of Brushy by a senior executive officer of Brushy to the foregoing effect;

(c) There shall not be pending any suit, action or proceeding, in each case, by any Governmental Entity seeking to (i) prohibit or limit in any material respect the ownership or operation by Brushy, Lilis or the Merger Sub or any of their respective affiliates of a substantial portion of the business or assets of Brushy and its Subsidiaries, taken as a whole, or to require any such Person to dispose of or hold separate any material portion of the business or assets of Brushy and its Subsidiaries, taken as a whole, as a result of the Merger or any of the other transactions contemplated by this Agreement or (ii) restrain, preclude, enjoin or prohibit the Merger or any of the other transactions contemplated by this Agreement;

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(d) The number of Dissenting Shares for which demands for payment of the fair value thereof have not been withdrawn or for which the holders thereof have not failed to perfect or otherwise waived or lost dissenter’s rights under the applicable provisions of the DGCL shall not exceed 10% of the outstanding shares of Brushy Common Stock;

(e) Evidence of settlement or termination, or payoff letters with respect to, the SOS Debt (including the related lien releases and instruments of termination or discharge, or documents committing to release liens or terminate or discharge obligations contingent on the Closing having occurred, reasonably requested by Lilis in order to fully release and discharge the SOS Debt and any Lien over the properties and assets of Brushy related thereto), dated as of the Closing Date, in form and substance reasonably satisfactory to Lilis; provided that the ORRI shall survive and remain in full force and effect;

(f) The GF Asset Assignment Agreement shall have been executed and delivered by the parties thereto;

(g) The Joint Operating Agreement shall have been executed and delivered by Creative O&G;

(h) The Participation Agreement shall have been executed and delivered by the parties thereto;

(i) Each holder of a Brushy Option shall have executed and delivered to Brushy a Brushy Option Cancellation Agreement;

(j) Each holder of a Brushy Warrant shall have executed and delivered to Brushy a Brushy Warrant Cancellation Agreement; and

(k) All agreements related to the Independent Bank Debt shall have been terminated or canceled, the Independent Bank Debt shall have been repaid in full and extinguished, and all Liens on any assets of Brushy in connection with or related to the Independent Bank Debt shall have been released or terminated, in each case in form and substance reasonably satisfactory to Lilis.

Article 7
TERMINATION

Section 7.1 Termination. Notwithstanding anything herein to the contrary, this Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of Brushy):

(a) by the mutual written consent of Lilis and Brushy;

(b) by either Brushy or Lilis upon written notice to the other, if:

(i) the Merger shall not have been consummated on or before April 30, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

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(ii) any Governmental Entity shall have issued a statute, rule, order, decree or regulation or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting consummation of the Merger or making consummation of the Merger illegal and such statute, rule, order, decree, regulation or other action shall have become final and nonappealable; provided, however, that the right to terminate pursuant to this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of or resulted in such action or who is then in material breach of Section 5.6 with respect to such action;

(iii) the stockholders of Brushy fail to approve this Agreement because of the failure to obtain the Brushy Required Vote by the Termination Date; or

(iv) the stockholders of Lilis fail to approve this Agreement because of the failure to obtain the Lilis Required Vote by the Termination Date.

(c) by Brushy, upon written notice to Lilis, if Lilis shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b), or would materially impair or delay or otherwise have a material adverse effect on Lilis’s ability to consummate the transactions contemplated hereby and (ii) is incapable of being cured by Lilis prior to the Termination Date or is not cured by Lilis within 30 days following receipt of written notice from Brushy of such breach or failure to perform;

(d) by Lilis, upon written notice to Brushy, if Brushy shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b), or would materially impair or delay or otherwise have a material adverse effect on Brushy’s ability to consummate the transactions contemplated hereby and (ii) is incapable of being cured by Brushy prior to the Termination Date or is not cured by Brushy within 30 days following receipt of written notice from Lilis of such breach or failure to perform;

(e) by Lilis, upon written notice to Brushy, (i) if Brushy shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in Section 5.3 or (ii) if a Brushy Adverse Recommendation Change shall have occurred or the Brushy Board or any committee thereof shall have resolved to make a Brushy Adverse Recommendation Change;

(f) by Brushy, upon written notice to Lilis, (i) if Lilis shall have breached or failed to perform in any material respect any of its covenants or other agreements contained in Section 5.3 or (ii) if a Lilis Adverse Recommendation Change shall have occurred or the Lilis Board or any committee thereof shall have resolved to make a Lilis Adverse Recommendation Change;

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(g) by Brushy, prior to obtaining the Brushy Required Vote, if Brushy receives a bona fide Acquisition Proposal not solicited in violation of Section 5.3 that the Brushy Board determines in good faith is a Superior Proposal; provided that Brushy shall not exercise its right to terminate this Agreement pursuant to this Section 7.1(g) unless: (i) Brushy has provided a written notice to Lilis (an “Brushy Notice of Superior Proposal”), advising Lilis that Brushy has received a Superior Proposal (it being understood that neither the delivery of a Brushy Notice of a Superior Proposal nor any subsequent public announcement thereof in itself shall entitle Lilis to terminate this Agreement pursuant to Section 7.1(d) or 7.1(e)) that it intends to accept, together with a copy of the proposal documents unless previously provided hereunder and a summary of the terms and conditions of such proposal; (ii) Lilis does not, within four Business Days following its receipt of the Brushy Notice of Superior Proposal, make an offer that, as determined by the Brushy Board with respect to the holders of shares of Brushy Common Stock, in good faith after consultation with its respective outside legal counsel and financial advisors, results in the applicable Acquisition Proposal no longer being a Superior Proposal (provided that, during such four-Business Day period, Brushy shall negotiate in good faith with Lilis, to the extent Lilis wishes to negotiate, to enable Lilis to make such offer) (it being understood and agreed that, prior to any termination pursuant to this Section 7.1(g) taking effect, any amendment to the price or any other material term of a Superior Proposal (such amended Superior Proposal, a “Modified Superior Proposal”) shall require a new Brushy Notice of Superior Proposal and a new four-Business Day period with respect to such Modified Superior Proposal); and (iii) simultaneously with, and as a condition to, its termination pursuant to this Section 7.1(g), Brushy shall pay to Lilis the Brushy Termination Fee provided under Section 8.1(b); and

(h) by Lilis, if Lilis receives a bona fide Acquisition Proposal not solicited in violation of Section 5.3 that the Lilis Board determines in good faith is a Superior Proposal; provided that Lilis shall not exercise its right to terminate this Agreement pursuant to this Section 7.1(h) unless: (i) Lilis has provided a written notice to Brushy (an “Lilis Notice of Superior Proposal”) advising Brushy that Lilis has received a Superior Proposal (it being understood that neither delivery of a Lilis Notice of a Superior Proposal nor any subsequent public announcement thereof in itself shall entitle Brushy to terminate this Agreement pursuant to Section 7.1(c) or 7.1(f)) that it intends to accept, together with a copy of the proposal documents unless previously provided hereunder and a summary of the terms and conditions of such Proposal; (ii) Brushy does not, within four Business Days following its receipt of the Lilis Notice of Superior Proposal, make a counterproposal that, as determined by the Lilis Board with respect to the holders of shares of Lilis Common Stock, in good faith after consultation with its respective outside legal counsel and financial advisors, results in the Acquisition Proposal no longer being a Superior Proposal (provided that, during such four-Business Day period, Lilis shall negotiate in good faith with Brushy, to the extent that Brushy wishes to negotiate, to enable Brushy to make such a counterproposal) (it being understood and agreed that, prior to any termination pursuant to Section 7.1(h) taking effect, any Modified Superior Proposal shall require a new Lilis Notice of Superior Proposal and a new four-Business Day period with respect to such Modified Superior Proposal); and (iii) simultaneously with, and as a condition to, its termination pursuant to this Section 7.1(h), Lilis shall pay to Brushy the Lilis Termination Fee provided under Section 8.1(c).

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Section 7.2 Effect of Termination.

(a) In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other parties specifying the provision of this Agreement pursuant to which such termination is made and, except with respect to this Section 7.2, Section 5.5 and Article 8, this Agreement shall forthwith become null and void after the expiration of any applicable period following such notice. In the event of such termination, there shall be no liability on the part of Lilis, the Merger Sub or Brushy, except as set forth in Section 8.1 of this Agreement; provided that nothing herein shall relieve any party from any liability with respect to any willful breach of any representation, warranty, covenant or other obligation under this Agreement.

(b) In the event of termination of this Agreement as provided in Section 7.1, for a period of one year following the date of such termination, neither Brushy nor Lilis (nor any of their respective Subsidiaries), without the prior written consent of the other party (which consent may be withheld, delayed, denied or conditioned in the sole and absolute discretion of such party), will hire, or solicit for hire or employment (whether as an employee or consultant), directly or indirectly, any officer or employee of, or consultant to, the other party or any of its Subsidiaries or any Person who at the time of proposed hire had been an officer or employee of the other party or any of its Subsidiaries within the previous six months (excluding current oil and gas operating activities that the parties are conducting with one another or as may be reasonably anticipated in the ordinary course of business relating to such activities). For the purposes of this provision, “solicitation” shall not include solicitation of any officer or employee who is solicited by advertising in a newspaper or periodical of general circulation or who on his or her own initiative seeks employment with Lilis or Brushy, as the case may be.

(c) In the event of termination of this Agreement as provided in Section 7.1, for a period of six months following the date of such termination, without the prior written consent of the Lilis Board or the Brushy Board, as the case may be, which consent may be withheld, delayed, denied or conditioned in the sole and absolute discretion of such Board of Directors, neither Lilis nor Brushy shall directly or indirectly (nor shall either of them assist or encourage directly or indirectly others to): (i) acquire or agree, offer, seek or propose to acquire, or cause to be acquired, directly or indirectly, by purchase or otherwise, ownership of any voting securities or rights to acquire any voting securities of the other, or any of the assets or businesses of the other or any Subsidiary or division thereof or any bank debt, claims or other obligations of the other or any rights to acquire such ownership (including from a third party); (ii) seek or propose to influence or control the management or policies of the other or to obtain representation on the other’s Board of Directors, or solicit, or participate in the solicitation of, any proxies of the other’s stockholders, or make any public announcement with respect to any of the foregoing; (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any extraordinary transaction involving the other or its securities or assets; or (iv) enter into any discussions, negotiations, arrangements or understandings with any third party with respect to any of the foregoing, or otherwise form, join or in any way participate in a “group” (as defined in the Exchange Act) in connection with any of the foregoing. Each party will promptly advise the other of any inquiry or proposal made to it with respect to any of the foregoing. Notwithstanding the foregoing, (w) neither party’s Board of Directors shall withhold, delay, deny or condition its consent if to do so would be inconsistent with its fiduciary duties; (x) either party shall be permitted to commence a non-coercive tender offer for the other’s common stock at a price higher than that contemplated by any other then-existing merger, stock purchase or similar agreement to which the other is a party; (y) either party may comment on any merger negotiation process or other matter relating to or involving the merger or takeover of the other in order to correct material misstatements or omissions by the other or its advisors; and (z) either party may continue the current oil and gas operating activities conducted with the other party and as may be reasonably contemplated in the ordinary course of business relating to such activities. If either party enters into a standstill with a third party that is more favorable than the foregoing, such party will amend its standstill with the other party accordingly.

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Article 8
MISCELLANEOUS

Section 8.1 Fees and Expenses.

(a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses, except as provided in this Article 8.

(b) Notwithstanding anything in this Agreement to the contrary, if Brushy terminates the Agreement pursuant to Section 7.1(g), then Brushy, at or prior to the time of, and as a pre-condition to the effectiveness of, termination, shall pay to Lilis an amount equal to $1,200,000 (the “Brushy Termination Fee”). Any such payment (i) shall be made by wire transfer of immediately available funds to an account designated by Lilis and (ii) shall be made prior to or concurrently with the first to occur of the execution of a definitive agreement providing for an Acquisition Proposal or the consummation of an Acquisition Proposal.

(c) Notwithstanding anything in this Agreement to the contrary, if Lilis terminates the Agreement pursuant to Section 7.1(h), then Lilis, at or prior to the time of, and as a pre-condition to the effectiveness of, termination, shall pay to Brushy an amount equal to $1,200,000 (the “Lilis Termination Fee”). Such payment shall be made by wire transfer of immediately available funds to an account designated by Brushy. Any such payment (i) shall be made by wire transfer of immediately available funds to an account designated by Brushy and (ii) shall be made prior to or concurrently with the first to occur of the execution of a definitive agreement providing for an Acquisition Proposal or the consummation of an Acquisition Proposal.

(d) Notwithstanding anything in this Agreement to the contrary, if the Agreement is terminated pursuant to either of Sections 7.1(a), (b), (d), (e) or (g), then Brushy, at or prior to the time of termination, shall pay to Lilis an amount equal to the Refundable Deposit, such amount being in addition to, and not in substitution for, any other amounts that may be owed by Brushy to Lilis pursuant to this Agreement, including, for the avoidance of doubt, Section 8.1(b). Any such payment (i) shall be made by wire transfer of immediately available funds to an account designated by Lilis and (ii) shall be made prior to or concurrently with the first to occur of the execution of a definitive agreement providing for an Acquisition Proposal or the consummation of an Acquisition Proposal.

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(e) Each party acknowledges that the agreements contained in this Section 8.1 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not enter into this Agreement; accordingly, if either party fails promptly to pay or cause to be paid the amounts due from it pursuant to this Section 8.1 and if, in order to obtain such payment, the other party commences a suit that results in a judgment for the amounts set forth in this Section 8.1, the defaulting party shall pay to the other party its reasonable costs and expenses (including attorneys’ fees and expenses) incurred in connection with such suit and any appeal relating thereto, together with interest on the amounts set forth in this Section 8.1 from the date payment was due at 10% per annum.

(f) This Section 8.1 shall survive any termination of this Agreement.

Section 8.2 Amendment; Waiver.

(a) This Agreement may be amended by the parties to this Agreement, by action taken or authorized by their respective Boards of Directors, at any time before or after the Brushy Required Vote has been obtained, but after such Brushy Required Vote has been obtained no amendment shall be made without the approval of the stockholders of Brushy if such amendment alters or changes (i) the Merger Consideration, (ii) any term of the Organizational Documents of Lilis if such alteration or change would adversely affect the holders of any shares of Lilis Common Stock or (iii) any terms or conditions of this Agreement if such alteration or change would adversely affect the holders of any shares of Brushy Common Stock. This Agreement may not be amended except by an instrument in writing signed on behalf of Brushy and Lilis, for itself and on behalf of the Merger Sub.

(b) At any time prior to the Effective Time, the parties to this Agreement may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive in whole or in part any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto by the other party or (iii) waive in whole or in part compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at Law or in equity.

Section 8.3 Survival. The representations and warranties contained in this Agreement or in any certificates or other documents delivered prior to or on the Closing Date shall survive until (but not beyond) the Effective Time. The covenants and agreements of the parties hereto shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period).

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Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) the transmitter’s confirmation of a receipt of a facsimile or e-mail transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of five Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, return receipt requested or (d) delivery in Person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Brushy, to:

Brushy Resources, Inc.
300 E. Sonterra Blvd., Suite 1220

San Antonio, Texas 78258
Telephone: (210) 999-5400
Attention: Edward Shaw
E-mail: eds@starboardresources.com

with a copy to (which copy shall not constitute notice):

Whitaker Chalk Swindle & Schwartz PLLC
301 Commerce Street, Suite 3500

Fort Worth, Texas 76102
Telephone: (817) 878-0547
Attention: John R. Fahy
E-mail: jfahy@whitakerchalk.com

if to Lilis or the Merger Sub, to:

Lilis Energy, Inc.
216 16th Street, Suite 1350

Denver, Colorado 80202
Telephone: (303) 893-9000
Attention: Ariella Fuchs
E-mail: AFuchs@lilisenergy.com

with a copy to (which copy shall not constitute notice):

K&L Gates LLP
1 Park Plaza, Twelfth Floor
Irvine, California 92616
Telephone: (949) 623-3519
Attention: Michael A. Hedge
E-mail: michael.hedge@klgates.com

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Section 8.5 Rules of Construction and Interpretation; Definitions.

(a) When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available,” when used in this Agreement, shall mean that the information referred to has been made available to the party to whom such information is to be made available. The word “affiliates” when used in this Agreement shall have the meaning ascribed to it in Rule 12b-2 under the Exchange Act. The phrase “beneficial ownership” and words of similar import when used in this Agreement shall have the meaning ascribed to it in Rule 13d-3 under the Exchange Act. The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to December __, 2015. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any statute defined or referred to herein means such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

(b) Each of the parties hereto acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said counsel. Each party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the parties shall be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of Law or any legal decision that would require interpretation of any ambiguities in this Agreement against any party that drafted it is of no application and is hereby expressly waived.

(c) The inclusion of any information in the Brushy Disclosure Letter or the Lilis Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Brushy Disclosure Letter or Lilis Disclosure Letter, as applicable, that such information is required to be listed in the Brushy Disclosure Letter or Lilis Disclosure Letter, as applicable, or that such items are material to Brushy or Lilis, as the case may be. The headings, if any, of the individual sections of each of the Lilis Disclosure Letter and Brushy Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement.

(d) The following terms have the following definitions:

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“Acceptable Confidentiality Agreement” means a confidentiality agreement on terms no less favorable to Brushy or Lilis, as the case may be, than Section 5.5 hereof.

“Acquisition Agreement” has the meaning set forth in Section 5.3(c).

“Acquisition Proposal” has the meaning set forth in Section 5.3(g).

“Advisers Act” has the meaning set forth in Section 3.22.

“Agreement” has the meaning set forth in the preamble.

“Brushy Adverse Recommendation Change” has the meaning set forth in Section 5.3(c).

“Brushy Assets” has the meaning set forth in Section 3.17.

“Brushy Balance Sheet” has the meaning set forth in Section 3.5(b).

“Brushy Board” has the meaning set forth in Section 3.3.

“Brushy Common Stock” has the meaning set forth in Section 2.1(a)(ii).

“Brushy Disclosure Letter” has the meaning set forth in the preamble to Article 3.

“Brushy Employees/Consultants” has the meaning set forth in Section 3.10.

“Brushy Fairness Opinion” has the meaning set forth in Section 3.23(b).

“Brushy IP Rights” has the meaning set forth in Section 3.13(a)(i).

“Brushy Leased Real Property” means all interests in real property pursuant to the Brushy Leases.

“Brushy Leases” means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which Brushy or its Subsidiary is the lessee, sublessee, licensee, user, operator or occupant of real property, or interests therein.

“Brushy Material Contract” has the meaning set forth in Section 3.14(a).

“Brushy Notice of Change” has the meaning set forth in Section 5.3(c).

“Brushy Notice of Superior Proposal” has the meaning set forth in Section 7.1(g).

“Brushy Option” has the meaning set forth in Section 2.1(d).

“Brushy Option Cancellation Agreement” has the meaning set forth in Section 5.18.

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“Brushy Owned Real Property” means the real property, and interests in real property, owned by Brushy or its Subsidiary.

“Brushy Permits” has the meaning set forth in Section 3.12(d).

“Brushy Preferred Stock” has the meaning set forth in Section 3.2(a).

“Brushy Real Property” means Brushy Owned Real Property and Brushy Leased Real Property.

“Brushy Required Vote” has the meaning set forth in Section 3.24.

“Brushy SEC Documents” has the meaning set forth in Section 3.5(a).

“Brushy Special Meeting” has the meaning set forth in Section 5.7(c).

“Brushy Stockholder Statement” has the meaning set forth in Section 3.9(a).

“Brushy Termination Fee” has the meaning set forth in Section 8.1(b).

“Brushy” has the meaning set forth in the preamble.

“Brushy Warrant Cancellation Agreement” has the meaning set forth in Section 5.18.

“Brushy Warrants” has the meaning set forth in Section 3.2(a).

“Business Day” means any day other than Saturday and Sunday and any day on which banks are not required or authorized to close in the State of Delaware.

“Capital Expenditures” means expenditures relating to: (i) acquiring new oil and gas leasehold interest (including payment of new lease bonuses and landman deposits and fees); (ii) preparing a wellsite for drilling, drilling and completing a new oil and gas well; (iii) re-entering an existing oil and gas vertical wellbore and deepening such wellbore, drilling horizontally from such vertical wellbore, or drilling an extension of an existing wellbore; and (iv) and any other expenditure that is properly classified as a capital expenditure in accordance with the Generally Accepted Accounting Principles and the principals of the Council Of Petroleum Accountants Societies, consistently applied.

“Capital Raise” has the meaning set forth in Section 5.15.

“Certificate” has the meaning set forth in Section 2.1(a)(iii).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Chancery Court” has the meaning set forth in Section 8.14.

“Claim” shall mean any claim, action, suit, proceeding or investigation.

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“Cleanup” means all actions required to: (i) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Closing Date” has the meaning set forth in Section 1.4.

“Closing” has the meaning set forth in Section 1.4.

“Code” has the meaning set forth in the recitals.

“Committee” has the meaning set forth in Section 5.13.

“Creative O&G” has the meaning set forth in the recitals.

“Debenture Conversion” has the meaning set forth in Section 5.2(d).

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

“DGCL” has the meaning set forth in Section 1.2.

“Disclosing Party” has the meaning set forth in Section 5.5.

“Dissenting Shares” has the meaning set forth in Section 2.2.

“Effective Time” has the meaning set forth in Section 1.3.

“Employee Benefit Plan” means any “employee benefit plan,” as defined in Section 3(3) of ERISA, or any other employee compensation and benefit plan, agreement, program, policy or other arrangement or payroll practice, whether formal or informal, oral or written, legally binding or not, and whether or not subject to ERISA, including, without limitation, employment agreements, change-in-control agreements, severance and retention pay, short term and long term disability paid leave, vacation pay, consulting or other compensation agreements, deferred compensation in the form of annual bonuses, long-term incentive programs in the form of restricted stock grants and stock option grants, medical insurance including medical, dental, vision and prescription coverage, life and accidental death and dismemberment insurance, tuition aid reimbursement, relocation assistance, expatriate benefits, retiree medical and life insurance.

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“Employment and Withholding Taxes” means any federal, state, provincial, local, foreign or other employment, unemployment, insurance, social security, disability, workers’ compensation, payroll, health care or other similar Tax and all Taxes required to be withheld by or on behalf of each of Brushy and its Subsidiary, or Lilis and any of its Subsidiaries, as the case may be, in connection with amounts paid or owing to any employee, independent contractor, creditor or other party, in each case, on or in respect of the business or assets thereof.

“Environmental Claim” means any claim, demand, suit, action, cause of action, proceeding, investigation or notice to any Person alleging any potential liability (including potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, personal injuries or penalties) arising out of, based on, or resulting from (i) the presence, or Release into the environment, of any Hazardous Material at any location for which such Person or its Subsidiaries may bear responsibility or liability or (ii) circumstances forming the basis of any violation, or alleged violation, of any applicable Environmental Law.

“Environmental Laws” means all Laws, including common law, relating to pollution, Cleanup, restoration or protection of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata and natural resources) or to the protection of flora or fauna or their habitat or to human or public health, including Laws relating to emissions, discharges, Releases or threatened Releases of Hazardous Materials, or otherwise relating to the treatment, storage, disposal, transport or handling of Hazardous Materials, including the Federal Clean Water Act, the Safe Drinking Water Act, the Clean Air Act, the Outer Continental Shelf Lands Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Resource Conservation and Recovery Act and the Emergency Planning and Community Right to Know Act, each as amended and currently in effect.

“Equity Investment Note” means a subordinated promissory note from Lilis to SOSventures, LLC in the principal amount of $1,000,000, relating to the one-time restructuring fee, substantially in the form attached hereto as Exhibit B.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” has the meaning set forth in Section 3.5(a).

“Exchange Agent” has the meaning set forth in Section 2.3(a).

“Exchange Fund” has the meaning set forth in Section 2.3(a).

“Forbearance Agreement” means that certain Forbearance Agreement, dated November 24, 2015, between Brushy, Independent Bank and certain named guarantors thereunder.

“GAAP” has the meaning set forth in Section 3.5(b).

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“GF Asset Assignment Agreement” means an agreement effecting the assignment of the GF Assets from Brushy to Creative O&G, in a form reasonably acceptable to Lilis.

“GF Assets” means the Giddings Field Assets that are subject to the Participation Agreement.

“Governmental Entity” has the meaning set forth in Section 3.4(b).

“Hazardous Material” means (i) chemicals, pollutants, contaminants, wastes, toxic and hazardous substances, and oil and petroleum products, (ii) any substance that is or contains asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum or petroleum-derived substances or wastes, radon gas or related materials, lead or lead-based paint or materials, (iii) any substance that requires investigation, removal or remediation under any Environmental Law, or is defined, listed, regulated or identified as hazardous, toxic or otherwise regulated under any Environmental Laws, (iv) any substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic, or otherwise hazardous to human health or the environment or (v) Naturally Occurring Radioactive Material (NORM).

“Hydrocarbons” has the meaning set forth in Section 8.5(d).

“Indemnified Parties” has the meaning set forth in Section 5.9(a).

“Independent Bank” has the meaning set forth in Section 8.5(d).

“Independent Bank Debt” means the indebtedness owed by Brushy to Independent Bank, a Texas state bank, as lender and/or as agent for a group of participating lenders (collectively “Independent Bank”), under that certain Credit Agreement, dated June 27, 2013, between Brushy, formerly known as Starboard Resources, Inc., as borrower, and Independent Bank, as lender, as amended, and including the remaining balance owed on a promissory note, in the original principal amount of $100,000,000, payable by Brushy to Independent Bank, as further described in the Forbearance Agreement, and as the terms of the indebtedness and the note may be modified by the Forbearance Agreement.

“Intellectual Property” means any and all (i) seismic data, trademarks, service marks, brand names, Internet domain names, logos, symbols, trade dress, trade names, trade secrets, know-how and other proprietary rights and information, other indicia of source of origin, all applications and registrations for any of the foregoing and all goodwill associated therewith and symbolized thereby, including all renewals of the same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; and (iii) copyrights in and to published and unpublished works of authorship, whether copyrightable or not (including software), and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and, in each of cases (i) to (iii) inclusive, whether registered, unregistered or capable of registration.

“Interpleader” has the meaning set forth in Section 5.19.

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“Investment Company Act” has the meaning set forth in Section 3.22.

“Joint Operating Agreement” means the joint operating agreement entered into between Lilis and Creative O&G in connection with the GF Asset Assignment Agreement, in a form reasonably acceptable to Lilis.

“knowledge” of any Person means the knowledge after due inquiry of all officers of such Person.

“Laws” has the meaning set forth in Section 3.4(a).

“Liens” means any mortgage, pledge, deed of trust, hypothecation, right of others, claim, security interest, encumbrance, burden, title defect, title retention agreement, lease, sublease, license, occupancy agreement, easement, covenant, condition, encroachment, voting trust agreement, interest, option, right of first offer, negotiation or refusal, proxy, lien, charge or other restrictions or limitations of any nature whatsoever.

“Lilis Adverse Recommendation Change” has the meaning set forth in Section 5.3(f).

“Lilis Assets” has the meaning set forth in Section 4.17.

“Lilis Balance Sheet” has the meaning set forth in Section 4.5(b)(i).

“Lilis Board” has the meaning set forth in Section 4.3.

“Lilis Common Stock” has the meaning set forth in Section 2.1(a)(ii).

“Lilis Debentures” shall mean the 8% Senior Secured Convertible Debentures sold by Lilis to various investors, from time to time, pursuant to the Convertible Debenture Securities Purchase Agreements included as exhibits to the Lilis SEC Documents.

“Lilis Disclosure Letter” has the meaning set forth in the preamble to Article 4.

“Lilis Employees/Consultants” has the meaning set forth in Section 4.10.

“Lilis IP Rights” has the meaning set forth in Section 4.13(a)(i).

“Lilis Leased Real Property” means all interests in real property pursuant to the Lilis Leases.

“Lilis Leases” means the real property leases, subleases, licenses and use or occupancy agreements pursuant to which Lilis is the lessee, sublessee, licensee, user, operator or occupant of real property, or interests therein.

“Lilis Material Contract” has the meaning set forth in Section 4.14(a).

“Lilis Notice of Change” has the meaning set forth in Section 5.3(f).

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“Lilis Notice of Superior Proposal” has the meaning set forth in Section 7.1(h).

“Lilis Options” has the meaning set forth in Section 4.2(a).

“Lilis Owned Real Property” means the real property, and interests in real property, owned by Lilis.

“Lilis Permits” has the meaning set forth in Section 4.12(d).

“Lilis Preferred Stock” has the meaning set forth in Section 4.2(a).

“Lilis Proxy Statement” means a proxy statement for a special meeting of shareholders of Lilis in connection with the Merger.

“Lilis Real Property” means the Lilis Owned Real Property and the Lilis Leased Real Property.

“Lilis Redeemable Preferred Stock” has the meaning set forth in Section 4.2(a).

“Lilis Required Vote” has the meaning set forth in Section 4.27

“Lilis SEC Documents” has the meaning set forth in Section 4.5(a).

“Lilis Series A Preferred Stock” has the meaning set forth in Section 4.2(a).

“Lilis Stock Split” has the meaning set forth in Section 5.14.

“Lilis Termination Fee” has the meaning set forth in Section 8.1(c).

“Lilis Warrants” has the meaning set forth in Section 4.2(a).

“Lilis” has the meaning set forth in the preamble.

“Litigation” means any action, claim, suit, proceeding, citation, summons, subpoena, inquiry or investigation of any nature, civil, criminal or regulatory, in Law or in equity, by or before any Governmental Entity or arbitrator (including worker’s compensation claims).

“Material Adverse Effect” means, with respect to Lilis or Brushy, as the case may be, the existence of a materially adverse change to the financial condition, business, assets, properties or results of operations of such party and its Subsidiaries, taken as a whole, no matter how caused or how arising, except for any materially adverse change that is caused by or arises from one or more of (i) changes to economic, political or business conditions affecting the domestic energy markets generally, except, in each case, to the extent any such changes or effects materially disproportionately affect such party, (ii) the occurrence of natural disasters of any type, including, without limitation, earthquakes and tsunamis but not including hurricanes, (iii) changes in the market price of oil or natural gas, (iv) the announcement or pendency of this Agreement and the transactions contemplated hereby, compliance with the terms hereof or the disclosure of the fact that Lilis is the prospective owner of Brushy, (v) the existence or occurrence of war, acts of war, terrorism or similar hostilities or (vi) changes in Laws of general applicability or interpretations thereof by courts or Governmental Entities.

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“Merger Consideration” has the meaning set forth in Section 2.1(a)(ii).

“Merger Sub” has the meaning set forth in the preamble.

“Merger Sub Board” has the meaning set forth in Section 4.3.

“Merger Sub Common Stock” has the meaning set forth in Section 2.1(a)(i).

“Merger” has the meaning set forth in Section 1.2.

“Modified Superior Proposal” has the meaning set forth in Section 7.1(g).

“New Equity Incentive Plan” means a new equity incentive plan to be adopted by Lilis, pursuant to which 25% of the pro forma shares outstanding of Lilis are reserved for issuance to the management team of Lilis post-Closing, at the discretion of the Lilis Board.

“Oil and Gas Interests” means (i) direct and indirect interests in and rights with respect to oil, gas or minerals, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests; (ii) all interests in rights with respect to oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons (collectively, “Hydrocarbons”) and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (iii) all easements, rights of way, licenses, permits, leases and other interests associated with, appurtenant to or necessary for the operation of any of the foregoing; and (iv) all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to or necessary for the operation of any of the foregoing.

“Organizational Documents” means, with respect to a particular Person, (a) if such Person is a corporation, its certificate or articles of incorporation, organization or formation and its by-laws; (b) if such Person is a general partnership, its partnership agreement and any statement of partnership; (c) if such Person is a limited partnership, its certificate of limited partnership and its limited partnership agreement; (d) if such Person is a limited liability company, its certificate or articles of formation or organization and limited liability company or operating agreement; (e) any other charter or similar document adopted or filed in connection with the creation, formation or organization of such Person; and (f) any amendment to any of the foregoing.

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“ORRI” means the Crittendon Assignment of Overriding Royalty Interest as filed and recorded on May 28, 2015, in Winkler County, Texas, and attached hereto as Exhibit C; provided that prior to the Closing, the ORRI shall be amended such that the ORRI shall not terminate upon payment in full of the Obligations (as defined therein) and the termination of the Commitment (as defined therein) and shall remain in full force and effect.

“Outstanding Brushy Common Stock” means 13,011,986 shares of Brushy Common Stock.

“Outstanding Lilis Common Stock” means 56,285,396 shares of Lilis Common Stock.

“Participation Agreement” means the agreement between Lilis and Creative O&G as to be mutually agreed upon between such parties.

“Permitted Liens” means (i) Liens reserved against or identified in the Brushy Balance Sheet or the Lilis Balance Sheet, as the case may be, to the extent so reserved or reflected or described in the notes thereto, (ii) Liens for Taxes not yet due and payable, (iii) Liens existing pursuant to credit facilities, if any, of Brushy and its Subsidiary or Lilis and its Subsidiaries, as the case may be and in each case in effect as of the date of this Agreement and (iv) those Liens that, individually or in the aggregate with all other Permitted Liens, do not, and are not reasonably likely to, materially interfere with the use or value of the properties or assets of Brushy and its Subsidiary or Lilis and its Subsidiaries, as the case may be and in each case taken as a whole as currently used, or otherwise individually or in the aggregate have or result in a Material Adverse Effect on Brushy or Lilis, as the case may be.

“Person” means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, limited liability company, unincorporated entity or Governmental Entity.

“Preferred Conversion” has the meaning set forth in Section 5.2(d).

“Proceeding” has the meaning set forth in Section 5.9(a).

“PUHCA” has the meaning set forth in Section 3.22.

“Receiving Party” has the meaning set forth in Section 5.5.

“Refundable Deposit” means $1,000,000, payable from Lilis to Brushy in connection with Section 1.1 of this Agreement.

“Registered Brushy IP” has the meaning set forth in Section 3.13(b).

“Registered Lilis IP” has the meaning set forth in Section 4.13(b).

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“Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping, emptying, dispersal, leaching, migration, transporting or placing of Hazardous Materials, including into or upon, any land, soil, surface water, ground water or air, or otherwise entering into the environment.

“Representatives” has the meaning set forth in Section 5.3(a).

“Return” means any return, estimated tax return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“S-4” has the meaning set forth in Section 3.9(b).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(a).

“SEC” has the meaning set forth in Section 3.5(a).

“Securities Act” has the meaning set forth in Section 3.2(d).

“SOS Debt” has the meaning set forth in the recitals.

“SOS Warrant” means a warrant to purchase 2,000,000 shares of Lilis Common Stock, subject to any adjustments for stock splits effected after the date hereof, at an exercise price of $2.50. The exercise price of the SOS Warrant shall be adjusted such that if, prior to the date that is nine (9) months after the Effective Date, Lilis issues new warrants to purchase Lilis Common Stock with an exercise price of less than $2.50 per share, then the exercise price of the SOS Warrant will adjust to such new exercise price. The SOS Warrant shall be exercisable for a period of 2-years and shall only be exercisable for cash.

“Stock Exchange Ratio” shall mean the quotient of the Outstanding Lilis Common Stock divided by the Outstanding Brushy Common Stock.

“Subsidiary” means with respect to any Person, any other Person of which (i) such Person is directly or indirectly the controlling general partner or (ii) 50% or more of the securities or other interests having by their terms ordinary voting power for the election of directors or others performing similar functions are directly or indirectly owned by such Person.

“Superior Proposal” has the meaning set forth in Section 5.3(g).

“Surviving Entity” has the meaning set forth in Section 1.2.

“Takeover Laws” has the meaning set forth in Section 3.28.

“Tax” means any federal, state, provincial, local, foreign or other tax, import, duty or other governmental charge or assessment or deficiencies thereof, including income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, windfall profits, gross receipts, value added, sales, use, excise, custom duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental, real and personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax and including all interest and penalties thereon and additions to tax.

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“Termination Date” has the meaning set forth in Section 7.1(b)(i).

“Transaction Documents” means this Agreement, the GF Asset Assignment Agreement, the Joint Operating Agreement, the Participation Agreement, the Equity Investment Note, the Voting Agreement, the New Equity Incentive Plan.

“Voting Agreement” has the meaning set forth in the recitals.

Section 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

Section 8.8 Entire Agreement. This Agreement, together with the Transaction Documents, constitutes the entire agreement, and supersedes all prior agreements and understandings (written and oral), among the parties with respect to the subject matter of this Agreement.

Section 8.9 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. Upon such determination that any term, provision, covenant or restriction is invalid, void, unenforceable, overly broad or against public policy by any court of competent jurisdiction, the parties intend that such court modify such provision to the extent necessary so as to render it valid, effective, enforceable, reasonable and not overly broad and such term, provision, covenant or restriction shall be deemed modified to the extent necessary to provide the intended benefits to modify this Agreement so as to effect the original intent of the parties, as evidenced by this Agreement, as closely as possible in a mutually acceptable manner in order that the transactions as originally contemplated hereby are fulfilled to the fullest extent possible.

Section 8.10 Governing Law. This Agreement shall be governed, construed and enforced in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

Section 8.11 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties.

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Section 8.12 Parties-in-Interest. This Agreement shall be binding upon and inure solely to the benefit of each party to this Agreement and their permitted assignees, and (other than Section 5.9) nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. Without limiting the foregoing, no direct or indirect holder of any equity interests or securities of any party to this Agreement (whether such holder is a limited or general partner, member, stockholder or otherwise), nor any affiliate of any party to this Agreement, nor any Representative of any of the parties to this Agreement and their respective affiliates shall have any liability or obligation arising under this Agreement or the transactions contemplated hereby.

Section 8.13 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms of this Agreement and that the parties shall be entitled to specific performance of the terms of this Agreement in addition to any other remedy at Law or equity.

Section 8.14 Jurisdiction and Venue. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware (the “Chancery Court”) or, if, but only if, the Chancery Court lacks subject matter jurisdiction, any Federal court located in the State of Delaware with respect to any dispute arising out of, relating to or in connection with this Agreement or any transaction contemplated hereby, including the Merger, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action arising out of, relating to or in connection with this Agreement or any transaction contemplated by this Agreement, including the Merger, in any court other than any such court and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated by this Agreement. The parties irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Chancery Court or, if, but only if, the Chancery Court lacks subject matter jurisdiction, in any Federal court located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of Brushy, its Subsidiaries, Lilis and the Merger Sub hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 8.4 shall be effective service of process for any proceeding arising out of, relating to or in connection with this Agreement or the transactions contemplated hereby, including the Merger.

[Signature page follows]

A.1-79

IN WITNESS WHEREOF, Lilis, the Merger Sub and Brushy have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

LILIS ENERGY, INC.

By:	/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Chief Executive Officer

LILIS MERGER SUB, INC.

By:	/s/ Ariella Fuchs
Name:	Ariella Fuchs
Title:	President

BRUSHY RESOURCES, INC.

By:	/s/ Michael J. Pawelek
Name:	Michael J. Pawelek
Title:	Chief Executive Officer

 [Signature Page to Merger Agreement]

A.1-80

Exhibit A

Voting Agreement

[see Exhibits 10.1 and 10.2]

A.1-81

Exhibit B

Equity Investment Note

FORM OF SUBORDINATED PROMISSORY NOTE

$1,000,000.00	[________]

FOR VALUE RECEIVED, the undersigned, Lilis Energy, Inc., a Nevada corporation (the “Maker”) hereby promises to pay to SOSventures, LLC, a Delaware limited liability company (the “Holder”), on [________][1], the principal amount of One Million and 00/100 Dollars ($1,000,000.00) (hereinafter referred to as “Subordinated Indebtedness”), or such lesser amount as may then be outstanding hereunder, together with all accrued and unpaid interest (if any) thereon and in accordance with the terms and conditions of this subordinated promissory note (this “Note”).

1.      Prepayments; Principal and Interest.

(a)         Optional Prepayment. Subject to the provisions of Section 2 hereof, the Maker may prepay all or a portion of the unpaid principal amount of this Note, without premium or penalty, provided that each optional prepayment shall be accompanied by all accrued and unpaid interest (if any) on the amount so prepaid to the date of prepayment. All optional prepayments shall be applied first to accrued and unpaid interest and then to unpaid principal in the order in which such interest and principal are to become due.

(b)         Interest. This Note shall accrue interest on the unpaid principal amount hereof at a rate per annum equal to six percent (6%). In no event shall interest or any other amount payable hereunder exceed the highest amount permitted by applicable law. Interest shall be computed based on a 365-day year and the actual number of days elapsed.

2.      Subordination. The Maker agrees, and the Holder by accepting this Note likewise agrees, that the Subordinated Indebtedness is hereby expressly subordinated, to the extent and in the manner set forth herein, to the Senior Indebtedness. As used herein, “Senior Indebtedness” shall mean all present or future indebtedness of, or indebtedness guaranteed by, the Maker or its subsidiaries, including, without limitation, any money borrowed under the Credit Agreement, dated January 8, 2015, among Lilis Energy, Inc., Heartland Bank, as administrative agent, and the other lender parties thereto, as amended, including without limitation all principal and interest (including such interest as may accrue after the initiation of bankruptcy proceedings, without regard as to whether such interest is an allowed claim in such bankruptcy proceedings) on such indebtedness, and all premiums, fees, expenses and other obligations owing by the Maker or its subsidiaries to any lender in respect of such indebtedness, and any and all related notes, agreements, documents and instruments, all as amended, modified, restated, renewed, refinanced, extended and supplemented from time to time.

2.1         Liquidation. In the event of any bankruptcy, insolvency, receivership, dissolution, winding up, liquidation or reorganization of the Maker (whether in bankruptcy, insolvency or receivership proceedings or otherwise), or any assignment for the benefit of creditors, or any other marshaling of the assets and liabilities of the Maker for the benefit of any creditor or creditors or otherwise (a “Liquidation”):

(a)         all Senior Indebtedness shall first be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made in respect of the Subordinated Indebtedness;

[1] This shall be the date that is three years from the date of the executed promissory note.

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(b)         any payment or distribution of any character, whether in cash, securities or other property, which (except for the terms of this Section 2.1) would be payable or deliverable in respect of the Subordinated Indebtedness shall be paid or delivered directly to the holders of Senior Indebtedness to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution in respect of such Senior Indebtedness; and

(c)         if, notwithstanding the foregoing terms of this Section 2.1, any payment or distribution of any character, whether in cash, securities or other property, shall be received in a Liquidation in respect of the Subordinated Indebtedness before all Senior Indebtedness shall have been paid in full as aforesaid, such payment or distribution shall be held in trust for the benefit of, and shall be paid or delivered to, the holders of Senior Indebtedness (as provided in Sections 2.2 and 2.3) to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution in respect of such Senior Indebtedness, provided, however, that such amounts paid to the holders of Senior Indebtedness shall not be deemed to discharge the Subordinated Indebtedness.

2.2         Payments in Respect of Senior Indebtedness. For all purposes of this Section 2: (a) Senior Indebtedness shall not be deemed to have been paid in full unless and until the holders thereof shall have indefeasibly received cash equal to the full amount of such Senior Indebtedness at the time outstanding and all commitments to extend further credit to the Maker have terminated, and (b) any payment or distribution required to be paid or delivered to the holders of Senior Indebtedness shall be deemed to have been received by such holders if paid or delivered to an authorized agent or agents, or representative or representatives, of such holders.

2.3         Further Assurances. The Holder (a) irrevocably authorizes and empowers (without imposing any obligation on) each holder of Senior Indebtedness or such holder’s representatives, to accelerate, demand, sue for, collect, receive and give receipt for such holder’s ratable share of all payments and distributions in respect of the Subordinated Indebtedness which are required to be paid or delivered to the holders of Senior Indebtedness as provided in Section 2.1 hereof, and to execute, verify, deliver and file any proofs of claims and take all such other action in the name of the Holder or otherwise, as such holder of Senior Indebtedness or such holder’s representatives may determine to be necessary or appropriate for the enforcement of such holder’s rights under Section 2.1 hereof, and (b) shall execute and deliver to each holder of Senior Indebtedness or such holder’s representatives such other instruments confirming such authorization and such powers of attorney, proofs of claim, assignments of claim and/or rights, financing statements and other instruments, and shall take all such other action as may be reasonably requested by such holder or such holder’s representatives in order to enable such holder to enforce the Holder’s Subordinated Indebtedness and all such payments and distributions in respect thereof, and to otherwise enforce the subordination provisions of this Section 2 and to perfect its rights herein.

2.4         Rights of Subrogation. Upon payment in full to the holders of all Senior Indebtedness, the Holders of the Subordinated Indebtedness shall be subrogated to the rights of such holders of Senior Indebtedness to receive payments and distributions in respect of Senior Indebtedness until all such holders of the Subordinated Indebtedness shall have been paid in full.  No payment or distribution to the holders of Senior Indebtedness by virtue of the provisions of this Section 2, which would otherwise have been made to the holders of the Subordinated Indebtedness, shall, as between the Company and its creditors other than the holders of Senior Indebtedness, be deemed to be a payment by the Company in respect of Senior Indebtedness, it being understood that the terms of this Section 2 are for the purpose of defining the relative rights of the holders of Senior Indebtedness on the one hand and the Holders of Subordinated Indebtedness on the other hand.

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2.5         Modifications of Senior Indebtedness and Security. The holders of the Senior Indebtedness may, at any time and from time to time with or without notice, without impairing or releasing the subordination provisions of this Section 2, do any one or more of the following: (a) change the manner, place, terms of payment of, or change or extend the time of payment of or renew or alter, the Senior Indebtedness, or amend, modify, supplement or terminate in any manner any instrument, document or agreement relating to the Senior Indebtedness; (b) release any person or entity liable in any manner for the payment or collection of the Senior Indebtedness; (c) exercise or refrain from exercising any rights in respect of the Senior Indebtedness against the Maker or any other person or entity; (d) apply any monies or other property paid by any person or entity or otherwise released in any manner to the Senior Indebtedness; or (e) accept or release any security for the Senior Indebtedness. The subordination provisions of this Section 2 shall continue without impairment even if any liens securing the Senior Indebtedness are subordinated, set aside, avoided or disallowed. The subordination provisions shall be reinstated if at any time any payment of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of Senior Indebtedness.

2.6         Agreements with Holders of Senior Indebtedness. The Holder shall promptly execute such additional agreements as any holder or holders of Senior Indebtedness may reasonably request to confirm the provisions of this Note and otherwise providing for the reasonable subordination of the indebtedness evidenced by this Note on terms not materially inconsistent with this Note.

2.7         Modification or Waiver of Note. No amendment, modification or waiver of the terms of this Section 2 shall be effective without the prior written consent of such holders of the Senior Indebtedness necessary to bind all of the holders of Senior Indebtedness.

2.8         Obligation of Maker to Pay Absolute. Nothing contained in this Section 2 shall impair, as between the Maker and the Holder, the obligation of the Maker to pay all indebtedness evidenced by this Note when and as the same becomes due and payable as provided herein.

2.9         Third Party Beneficiaries. The holders of Senior Indebtedness are intended third party beneficiaries of the provisions of this Section 2 and, as such, shall be permitted to enforce such provisions in all respects.

3.      Waiver of Demand; Costs of Collection. Except as expressly set forth herein, the Maker hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance or enforcement of this Note. Subject to Section 2 hereof, the Maker agrees to pay all reasonable costs and expenses of collection of the Holder, including court costs and reasonable attorney’s fees, in the event collection procedures are commenced by the Holder in accordance with the terms of this Note after any amount hereunder becomes due and payable.

4.      Choice of Law. The laws of the State of Delaware (without giving effect to its conflicts of laws principles) govern all matters arising out of or relating to this Note and all of the transactions it contemplates, including, without limitation, its validity, interpretation, construction, performance and enforcement.

A.1-84

5.      Notice. All notices and other communications under this Note must be in writing and shall be deemed to have been duly given (i) upon delivery by hand (with written confirmation of receipt), (ii) one (1) day after deposit with a nationally recognized overnight delivery service (receipt requested), or (iii) five (5) days after deposit in the United States mail by certified delivery, return receipt requested. Either party by notice to the other may designate additional or different addresses for subsequent notices or communications. Notices shall be sent in each case to the appropriate addresses indicated for each party on the signature page below or such other place as the parties may from time to time designate in writing.

6.      Captions. The captions of the sections of this Note are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Note.

7.      Modifications and Waivers. Except as otherwise provided herein, this Note shall be amended, modified or waived only by a written instrument signed by the Maker and the Holder. No delay or omission in exercising any right under this Note shall operate as a waiver of that or any other right. No waiver of any single breach or default shall be deemed a waiver of any other breach or default.

8.      Transfer and Exchange. This Note may not be transferred or assigned by the Holder without the prior written consent of the Maker in its sole discretion. Each new Holder, as applicable, by its acceptance of this Note, acknowledges and agrees to be bound by the provisions of this Note including, without limitation, the subordination provisions of Section 2 hereof. The subordination provisions shall be binding upon the successors and assigns of the Holder.

9.      Default and Acceleration.

9.1         Events of Default. An “Event of Default” means:

(a)         Maker’s willful failure to pay any amounts then due under this Note, and Maker fails to cure the same within thirty (30) days after receiving written notice thereof from Holder, provided that (i) such payments are not prohibited under the terms of any Senior Indebtedness, (ii) the payments of such amount would not materially adversely affect the Maker’s ability to make required payments, when due, under any Senior Indebtedness or (iii) the payments of such amount would not materially adversely affect the Maker’s working capital or cause the Maker to have insufficient cash balances to operate its business, in each case as determined by the Maker’s senior management

(b)         Maker (i) files an application for or consents to the appointment of a receiver, trustee or liquidator of it or all or a substantial part of its assets, (ii) files a voluntary petition commencing a case under Title 11 of the United States Code concerning Maker, (iii) makes a general assignment for the benefit of creditors, (iv) is unable, or admits in writing its inability, to pay its debts generally as they become due, or (v) files an answer admitting the material allegations of a petition filed against it in any case under Title 11 of the United States Code concerning Maker;

(c)         Maker’s seeking liquidation, reorganization or rearrangement or taking advantage of any bankruptcy, insolvency, debtor’s relief or other similar law of the United States, any state of the United States or any other jurisdiction.

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(d)         An order, judgment or decree shall be entered against the Maker by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in any case under Title 11 of the United States Code or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian or liquidator of it or all or any substantial part of its assets and such order, judgment or decree shall not be dismissed or stayed within thirty (30) days after the issuance and entry thereof; or

(e)         The Maker selling substantially all of its assets to an unaffiliated third party in one or a series of related transactions.

9.2         Acceleration. Upon the occurrence of and during the continuance of an Event of Default, then at the option of Holder, regardless of any prior forbearance, all sums remaining unpaid under this Note shall become immediately due and payable.

[Remainder of Page Intentionally Left Blank]

A.1-86

IN WITNESS WHEREOF, Maker has duly executed this Note as of the Effective Date.

MAKER:

LILIS ENERGY, INC.

By:

Name:

Title:

Address:

ACKNOWLEDGED AND AGREED BY:

HOLDER:

SOSVENTURES, LLC

By:

Name:

Title:

Address:

Signature Page to Subordinated Promissory Note

A.1-87

Exhibit C

Crittendon Assignment of Overriding Royalty Interest

A.1-88

Annex A.2

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This First Amendment to Agreement and Plan of Merger (this “Amendment”), dated as of January 20, 2016, is by and among Lilis Energy, Inc., a Nevada corporation (“Lilis”), Lilis Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Lilis (the “Merger Sub”) and Brushy Resources, Inc., a Delaware corporation (“Brushy”).

WHEREAS, the parties hereto entered into the Agreement and Plan of Merger, dated December 29, 2015 (the “Merger Agreement”); and

WHEREAS, the parties hereto desire to amend the Merger Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings ascribed to such terms in the Merger Agreement.

2. Amendments to Merger Agreement.

(a) Section 1.1 of the Merger Agreement is amended and restated in its entirety to read as follows:

Section 1.1 Payment Prior to Merger. Immediately upon the execution of this Agreement, Lilis shall pay, or cause to be paid, by check or wire transfer, the Refundable Deposit to Brushy, which shall be used (i) for the matters set forth on Schedule 1.1(a) hereto and (ii) to make the payment described in Section 5.17.

(b) The definition of “Refundable Deposit” in Section 8.5(d) is amended and restated in its entirety to read as follows:

“Refundable Deposit” means $2,000,000, payable from Lilis to Brushy in connection with Section 1.1 of this Agreement.

3. Additional Representations and Warranties. This Amendment and the Merger Agreement, as amended hereby, constitute the legal, valid and binding obligations of the parties hereto and are enforceable against each of the parties hereto in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4. Governing Law. This Amendment shall be governed, construed and enforced in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

5. Effect on the Merger Agreement. The Merger Agreement is not modified or amended other than as expressly indicated herein, and all other terms and conditions of the Merger Agreement shall remain in full force and effect. The Merger Agreement, as amended hereby, shall remain in full force and effect and is hereby ratified and confirmed. Except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the parties, nor constitute a waiver of any provision of the Merger Agreement (or an agreement to agree to any future amendment, waiver or consent).

6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

[Signature Page Follows]

A.2-1

IN WITNESS WHEREOF, Lilis, the Merger Sub and Brushy have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

LILIS ENERGY, INC.

By:	/s/ Abraham Mirman
	Name:	Abraham Mirman
	Title:	Chief Executive Officer

LILIS MERGER SUB, INC.

By:	/s/ Ariella Fuchs
	Name:	Ariella Fuchs
	Title:	President

BRUSHY RESOURCES, INC.

By:	/s/ Michael J. Pawelek
	Name:	Michael J. Pawelek
	Title:	Chief Executive Officer

[Signature Page to First Amendment to Agreement and Plan of Merger]

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Annex A.3

SECOND AMENDMENT TO AGREEMENT AND PLAN OF MERGER

This Second Amendment to Agreement and Plan of Merger (this “Amendment”), dated as of March 24, 2016, is by and among Lilis Energy, Inc., a Nevada corporation (“Lilis”), Lilis Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Lilis (the “Merger Sub”) and Brushy Resources, Inc., a Delaware corporation (“Brushy”).

WHEREAS, the parties hereto entered into the Agreement and Plan of Merger, dated December 29, 2015, which was amended on January 20, 2016 (the “Merger Agreement”); and

WHEREAS, the parties hereto desire to further amend the Merger Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined in this Amendment shall have the respective meanings ascribed to such terms in the Merger Agreement.

2. Amendments to Merger Agreement.

(a) Section 4.2(a) is hereby amended and restated in its entirety to read as follows:

“(a) The authorized capital stock of Lilis consists of (i) 100,000,000 shares of Lilis Common Stock, (ii) 10,000,000 shares of Series A preferred stock, par value $0.0001 per share (the “Lilis Series A Preferred Stock”), and (iii) 7,000 shares of Conditionally Redeemable 6% preferred stock (the “Lilis Redeemable Preferred Stock” and together with the Lilis Series A Preferred Stock, the “Lilis Preferred Stock”). As of the date hereof, (i) 27,858,255 shares of Lilis Common Stock are issued and outstanding, (ii) 13,692,930 shares of Lilis Common Stock will be reserved for issuance in accordance with the Lilis Debentures, (iii) 15,000,000 shares of Lilis Common Stock will be reserved for issuance in connection with the conversion of the issued and outstanding Lilis Preferred Stock, (iv) 12,983,153 shares of Lilis Common Stock are reserved for issuance in connection with the exercise of the outstanding warrants (the “Lilis Warrants”), (v) 6,083,333 shares of Lilis Common Stock were issuable (and such number was reserved for issuance) upon the exercise of outstanding Lilis Options (the “Lilis Options”), (vi) 7,500 shares of Lilis Series A Preferred Stock, (vii) 2,000 shares of Lilis Redeemable Preferred Stock and are issued and outstanding and (viii) 1,869,000 shares of Lilis Common Stock were issuable (and such number was reserved for issuance) upon the exercise of outstanding restricted stock units (the “Lilis Restricted Stock Units”). Lilis does not, directly or indirectly, own any shares of Lilis Common Stock.”

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(b) Section 4.2(c) is hereby amended and restated in its entirety to read as follows:

“(c) All issued and outstanding shares of Lilis Common Stock are, and all shares of Lilis Common Stock that may be issued or granted pursuant to (i) the exercise of the Lilis Options, (ii) the exercise of the Lilis Warrants, (iii) the Preferred Conversion, (iv) the Debenture Conversion and (v) the exercise of the Lilis Restricted Stock Units, will be, when issued or granted in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The issuances and sales of all of the shares of Lilis Common Stock described in this Section 4.2 have been in compliance with United States federal and state securities Laws.”

(c) Section 4.2(e) is hereby amended and restated in its entirety to read as follows:

“(e) Except for (i) the Lilis Options, (ii) the Lilis Preferred Stock, (iii) the Lilis Debentures, (iv) the Lilis Warrants and (v) the Lilis Restricted Stock Units, as of the date of this Agreement, there are no outstanding or authorized (x) options, warrants, preemptive rights, subscriptions, calls, convertible securities, agreements, claims, commitments or other rights of any character obligating Lilis or any the Merger Sub to issue, transfer or sell any shares of Lilis Common Stock or other equity interest in Lilis or the Merger Sub or securities convertible into or exchangeable for such shares or equity interests, (y) contractual obligations of Lilis or the Merger Sub to repurchase, redeem or otherwise acquire any capital stock of Lilis or the Merger Sub or any such securities or agreements listed in clause (x) of this sentence or (z) voting trusts or similar agreements to which Lilis or the Merger Sub is a party with respect to the voting of the capital stock of Lilis or the Merger Sub.”

(d) Section 7.1(b)(i) of the Merger Agreement is hereby amended and restated in its entirety to read as follows:

“(i) the Merger shall not have been consummated on or before May 31, 2016 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to a party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;”

(e) Section 8.5(d) is amended to add the following definition:

“Lilis Restricted Stock Units” has the meaning set forth in Section 4.2(a).

(f) The definition of “Stock Exchange Ratio” in Section 8.5(d) is amended and restated in its entirety to read as follows:

“Stock Exchange Ratio” means 4.550916.

(g) The definition of “Outstanding Brushy Common Stock” in Section 8.5(d) is deleted in its entirety.

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(h) The definition of “Outstanding Lilis Common Stock” in Section 8.5(d) is deleted in its entirety.

(i) The definition of “Refundable Deposit” in Section 8.5(d) is amended and restated in its entirety to read as follows.

“Refundable Deposit” means $2,000,000, subject to upward adjustment from time to time as mutually agreed to in writing between the parties, payable from Lilis to Brushy in connection with Section 1.1 of this Agreement or at such other times as the parties may mutually agree to in writing from time to time.

3. Additional Representations and Warranties. This Amendment and the Merger Agreement, as amended hereby, constitute the legal, valid and binding obligations of the parties hereto and are enforceable against each of the parties hereto in accordance with their respective terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

4. Governing Law. This Amendment shall be governed, construed and enforced in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

5. Effect on the Merger Agreement. The Merger Agreement is not modified or amended other than as expressly indicated herein, and all other terms and conditions of the Merger Agreement shall remain in full force and effect. The Merger Agreement, as amended hereby, shall remain in full force and effect and is hereby ratified and confirmed. Except as expressly set forth herein, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the parties, nor constitute a waiver of any provision of the Merger Agreement (or an agreement to agree to any future amendment, waiver or consent).

6. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, Lilis, the Merger Sub and Brushy have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

LILIS ENERGY, INC.

By:	/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Chief Executive Officer

LILIS MERGER SUB, INC.

By:	/s/ Ariella Fuchs
Name:	Ariella Fuchs
Title:	President

BRUSHY RESOURCES, INC.

By:	/s/ Michael J. Pawelek
Name:	Michael J. Pawelek
Title:	Chief Executive Officer

[Signature Page to Second Amendment to Agreement and Plan of Merger]

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Annex B.1

VOTING AGREEMENT

This VOTING AGREEMENT (the “Agreement”) is made and entered into as of this 29th day of December, 2015, by and among Lilis Energy, Inc., a Nevada corporation (“Lilis”), Lilis Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Lilis (“Merger Sub”), Brushy Resources, Inc., a Delaware corporation (“Brushy”), and SOSventures, LLC (the “Stockholder”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Brushy, Lilis, and Merger Sub, have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), which provides, among other things, that Merger Sub will be merged with and into Brushy (the “Merger”), with Brushy surviving the Merger as a wholly owned direct subsidiary of Lilis;

WHEREAS, as of the date hereof, the Stockholder is the Beneficial Owner or record owner of the number Shares (as defined below) as set forth on the signature page hereto;

WHEREAS, it is a condition to the consummation of the Merger that Brushy obtain the affirmative vote of the holders of a majority of the outstanding Shares for (i) the adoption of the Merger Agreement and (ii) the approval of the Merger and the other transactions contemplated by the Merger Agreement; and

WHEREAS, as a condition to the willingness of Brushy, Lilis and Merger Sub to enter into the Merger Agreement, and in order to induce Brushy, Lilis and Merger Sub to enter into the Merger Agreement, the Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1      Capitalized Terms. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

1.2      Other Definitions. For purposes of this Agreement:

(a)      “Beneficially Own”, “Beneficial Ownership” or “beneficial owner” with respect to any Shares means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons who are affiliates of such Person and who together with such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act, but excluding any Owned Shares that may be owned by employees of Stockholder or its affiliates in their capacity as directors of Brushy.

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(b)      “Shares” means shares of Brushy Common Stock.

(c)      “Owned Shares” means, collectively, all (i) Shares and other voting securities of Brushy held of record or Beneficially Owned by the Stockholder as of the date hereof, (ii) Shares that become owned (whether Beneficially Owned or of record) by the Stockholder, whether upon the exercise of Brushy Options or Brushy Warrants, conversion of convertible securities or otherwise, after the execution of this Agreement, and (iii) other voting securities of Brushy (whether acquired heretofore or hereafter).

(d)      “Warrant Shares” means the warrant owned by the Stockholder to purchase up to 2,542,397 Shares.

ARTICLE II

TRANSFER AND VOTING OF SHARES

2.1      No Transfer of Shares. The Stockholder shall not, directly or indirectly, (a) sell, pledge, encumber, assign, transfer or otherwise dispose of any or all of the Owned Shares or any interest in the Owned Shares, (b) deposit the Owned Shares or any interest in the Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of his, her or its Shares or grant any proxy or power of attorney with respect thereto or (c) enter into any contract, commitment, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of any of the Owned Shares (any such action in clause (a), (b) or (c) above, a “transfer”). Notwithstanding anything to the contrary in the foregoing sentence, this Section 2.1 shall not prohibit a transfer of Owned Shares by the Stockholder if (a) the Stockholder is an individual, (i) to any member of such Stockholder’s immediate family or to a trust for the benefit of such Stockholder or any member of such Stockholder’s immediate family, or (ii) upon the death of the Stockholder to such Stockholder’s heirs, or (b) the Stockholder is a partnership or limited liability company, to one or more partners or members of such Stockholder or to an affiliate under common control with such Stockholder, as applicable; provided, however, that in each case a transfer shall be permitted only if as a condition precedent to the effectiveness of such transfer, the transferee agrees in a writing, satisfactory in form and substance to Brushy and Lilis, to be bound by all of the terms of this Agreement.

2.2      Vote in Favor of the Merger and Related Matters. The Stockholder, solely in the Stockholder’s capacity as a stockholder of Brushy (and not, if applicable, in the Stockholder’s capacity as an officer or director of Brushy), irrevocably and unconditionally agrees that, from and after the date hereof until the Expiration Date (as defined below), at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of Brushy (a “Stockholder Meeting”), or in connection with any action by written consent of the stockholders of Brushy, the Stockholder shall:

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(a)      appear at each such meeting or otherwise cause all of the Owned Shares to be counted as present thereat for purposes of calculating a quorum;

(b)      vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all of the Owned Shares: (i) in favor of, and will otherwise support, the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, including, but not limited to, any stockholder vote required by Brushy Organizational Documents, applicable exchange rules, or the applicable laws of any state, (ii) in favor of any other matter reasonably relating to the consummation or facilitation of, or otherwise in furtherance of, the transactions contemplated by the Merger Agreement and (iii) except for the Merger and the Merger Agreement, against, and not otherwise support, any competing transaction or any other action, agreement or transaction submitted for approval of Brushy stockholders that is intended, or would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or any of the transactions contemplated by the Merger Agreement or this Agreement, including any extraordinary transaction, including any merger, consolidation, sale of assets, recapitalization or other business combination involving Brushy or any of its Subsidiaries or any other action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of Brushy under the Merger Agreement or that would reasonably be expected to result in any of the conditions to Brushy’s obligations under the Merger Agreement not being fulfilled or satisfied.

The Stockholder shall retain, at all times, the right to vote its Owned Shares in its sole discretion and without any other limitation on those matters other than those set forth in this Section 2.2 that are at any time or from time to time presented for consideration to Brushy’s stockholders, generally.

2.3      Irrevocable Proxy.

(a)      The Stockholder hereby revokes (or agrees to cause to be revoked) any and all proxies that it has heretofore granted with respect to the Owned Shares that conflict with this Agreement. The Stockholder hereby irrevocably appoints each of Brushy and Lilis as attorney-in-fact and proxy, with full power of substitution, for and on behalf of the Stockholder, for and in the name, place and stead of the Stockholder, to (i) vote, express consent or dissent or issue instructions to the record holder of the Owned Shares to vote such Owned Shares in accordance with the provisions of Section 2.2 at any Stockholder Meeting, and (ii) grant or withhold, or issue instructions to the record holder of the Owned Shares to grant or withhold, in accordance with the provisions of Section 2.2, all written consents with respect to the Owned Shares.

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(b)      The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of the Stockholder) until the Expiration Date and shall not be terminated by operation of any Law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 2.4. The Stockholder hereby affirms that the irrevocable proxy set forth in this Section 2.3 is given in connection with, and granted in consideration of and as an inducement to Brushy, Lilis and Merger Sub entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of the Stockholder under Section 2.2. Each of Brushy and Lilis covenants and agrees with the Stockholder that such party will exercise the foregoing proxy consistent with the provisions of Section 2.2.

2.4      Termination. This Agreement and the obligations of the Stockholder pursuant to this Agreement shall terminate upon the earlier to occur of (a) the date the Merger Agreement shall have been validly terminated pursuant to its terms, (b) the date of any amendment, modification, change or waiver to any provision of the Merger Agreement that reduces the amount or changes the form of the Merger Consideration (subject to adjustment in accordance with the terms of the Merger Agreement), (c) the date of any amendment, modification, change or waiver to any form of consideration received by Stockholder in the Merger Agreement for which the Stockholder has not given its written consent, in its sole discretion (an “Unconsented Change”), with specific reference to the SOS Warrant, the $500,000 payment specified in Section 6.2(g) of the Merger Agreement, the GF Asset Assignment Agreement, the Equity Investment Note and the ORRI (collectively, the “Stockholder Consideration”), that reduces the amount or changes the form of such Stockholder Consideration, (d) the Effective Time, and (e) the date on which the Brushy Board, pursuant to Section 5.3(c) of the Merger Agreement, effects a Brushy Adverse Recommendation Change (such earlier date, the “Expiration Date”).

2.5      Stockholder Capacity. The parties acknowledge that this Agreement is entered into by the Stockholder in his or its capacity as owner of the Owned Shares and that nothing in this Agreement shall in any way restrict, limit or prohibit any affiliate or representative of the Stockholder from exercising his or her fiduciary duties in his or her capacity as a director of Brushy, if applicable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF THE STOCKHOLDER

The Stockholder represents and warrants to Lilis, Merger Sub and Brushy as follows (it being understood that, except where expressly stated to be given or made as of the date hereof only, the representations and warranties contained in this Article III shall be made as of the date hereof, as of the Effective Time and as of the date of each Stockholder Meeting):

3.1      Organization. The Stockholder is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

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3.2      Authorization; Binding Agreement. The Stockholder has the requisite corporate, limited liability company, partnership or trust power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. If the Stockholder is an individual, the Stockholder has full legal capacity, right and authority to execute and deliver this Agreement and to perform the Stockholder’s obligations hereunder. This Agreement has been duly executed and delivered by the Stockholder and constitutes a valid and binding obligation of the Stockholder and, assuming the due authorization, execution and delivery hereof by Lilis, Merger Sub and Brushy, is enforceable against the Stockholder in accordance with its terms.

3.3      No Conflict; Required Filings and Consents.

(a)      The execution and delivery of this Agreement to Lilis, Merger Sub and Brushy by the Stockholder does not, and the performance of this Agreement will not, (i) conflict with or violate any Law applicable to the Stockholder or by which the Stockholder is bound or affected, (ii) violate or conflict with the organizational documents of the Stockholder, if applicable, or (iii) except where it would not interfere with the Stockholder’s ability to perform his, her or its obligations hereunder, result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, material amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the property or assets of the Stockholder pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of the Stockholder’s properties or assets is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated by this Agreement.

(b)      The execution and delivery of this Agreement by the Stockholder does not, and the performance of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any governmental or regulatory authority, domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not interfere with the Stockholder’s ability to perform his, her or its obligations hereunder.

3.4      Litigation. To the knowledge of the Stockholder or any of its affiliates, as of the date of this Agreement, there is no action, suit, proceeding, investigation, audit or claim underway, pending or threatened before any Governmental Entities against the Stockholder or any of its affiliates or any of their respective properties or assets or any of their respective officers or directors, in the case of a corporate entity (in their capacities as such), or any of their respective partners (in the case of a partnership), or any of their respective members (in the case of a limited liability company), that would materially interfere with the Stockholder’s ability to perform its obligations hereunder. To the knowledge of the Stockholder or any of its affiliates, as of the date of this Agreement, there is no judgment, decree or order against the Stockholder or any of its affiliates, or any of their respective directors or officers (in their capacities as such), in the case of a corporate entity, or any of their respective partners (in the case of a partnership), or any of their respective members (in the case of a limited liability company), that would prevent, enjoin, materially alter or materially delay any of the transactions contemplated by this Agreement, or that would otherwise materially interfere with the Stockholder’s ability to perform its obligations hereunder.

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3.5      Title to Shares. As of the date hereof, the Stockholder is, and at all times prior to the Expiration Date will be, the record and beneficial owner of the Owned Shares free and clear of any Liens and with no restrictions on the Stockholder’s rights of voting or disposition pertaining thereto, except for any applicable restrictions on transfer under the Securities Act. Except to the extent of any Owned Shares acquired after the date hereof (which shall become Owned Shares upon that acquisition), the Owned Shares set forth on opposite the name of the Stockholder on the signature page hereto are the only Shares beneficially owned by the Stockholder on the date hereof. Other than as set forth on the signature page hereto and the Warrant Shares, as of the date hereof, the Stockholder does not beneficially own any (i) shares of capital stock or other voting securities of or ownership interests in Brushy, (ii) securities of Brushy convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in Brushy, or (iii) warrants, calls, options or other rights to acquire from Brushy any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in Brushy.

3.6      Proxy. Except for this Agreement, none of the Owned Shares are subject to any voting agreement, voting trust or other agreement or arrangement, including any proxy, consent or power of attorney, with respect to the voting of the Owned Shares on the date hereof. The Stockholder further represents that any proxies heretofore given in respect of the Owned Shares, if any, are revocable.

3.7      Reliance. The Stockholder understands and acknowledges that Lilis, Merger Sub and Brushy are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

3.8      Finder’s Fees. No agent, broker, investment banker, finder or other intermediary is or will be entitled to any fee or commission or reimbursement of expenses from Lilis, Merger Sub or Brushy or any of their respective affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

3.9      Acknowledgement of the Merger Agreement. The Stockholder hereby acknowledges and agrees that the Stockholder has received a copy of the Merger Agreement presented to such Stockholder in substantially final form and has reviewed and understood the terms thereof.

ARTICLE IV

COVENANTS OF THE STOCKHOLDER

4.1      Further Assurances. From time to time, at the request of either of Brushy or Lilis and without additional consideration, the Stockholder shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as any of Brushy or Lilis may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

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4.2      Public Announcements. The Stockholder shall not issue any press release or otherwise make any public statement with respect to the Merger Agreement, this Agreement, the Merger or any other transactions contemplated by the Merger Agreement without the prior written consent of each of Brushy and Lilis, except as may be required by applicable Law or to the Stockholder’s partners, members, investors or prospective investors who are bound by a customary confidentiality agreement.

4.3      No Solicitation of Acquisition Proposals. Subject to Section 2.2, neither the Stockholder nor any of his, her or its officers, directors, managers, members or partners shall, and the Stockholder shall direct and cause his, her or its employees, agents, consultants and representatives not to, directly or indirectly, (a) solicit, initiate or knowingly encourage, knowingly cooperate with any person regarding, or knowingly facilitate (including by way of furnishing material, non-public information) any Acquisition Proposal, or (b) participate in any discussions or negotiations regarding any Acquisition Proposal (but the foregoing will not prohibit the Stockholder or any of his, her or its Representative from making a person aware or otherwise informing such person of the provisions of this Section 4.3).

4.4      Additional Purchases. The Stockholder agrees that any voluntary acquisition of the right to vote or share in the voting of any Shares, Brushy Options or Brushy Warrants other than the Owned Shares shall be subject to the terms of this Agreement to the same extent as if such Shares, Brushy Options or Brushy Warrants constituted the Owned Shares.

4.5      Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the shares of Shares by reason of a stock split, reverse stock split, recapitalization, combination, reclassification, readjustment, exchange of shares or the like, the term “Owned Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged.

4.6      Waiver of Appraisal Rights and Actions. The Stockholder hereby (a) irrevocably waives and agrees not to exercise any and all rights the Stockholder may have as to appraisal, dissent or any similar or related matter with respect to any of the Owned Shares that may arise with respect to the Merger or any of the other transactions contemplated thereby and (b) agrees (i) not to commence or participate in, and (ii) to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Lilis, Merger Sub, Brushy or any of their respective affiliates relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any such claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, or (B) alleging a breach of any fiduciary duty of Brushy Board in connection with the Merger Agreement or the other transactions contemplated thereby.

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ARTICLE V

GENERAL PROVISIONS

5.1      Entire Agreement; Amendments. This Agreement, the Merger Agreement and the other agreements referred to therein constitute the entire agreement of the parties hereto and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

5.2      No Survival of Representations and Warranties. The representations and warranties made by the Stockholder in this Agreement shall not survive any termination of the Merger Agreement or this Agreement.

5.3      Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any party to this Agreement (by operation of Law or otherwise) without the prior written consent of the other parties to this Agreement.

5.4      Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner.

5.5      Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The Stockholder agrees that, in the event of any breach or threatened breach by the Stockholder of any covenant or obligation contained in this Agreement, either of Brushy or Lilis shall be entitled to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. The Stockholder further agrees that none of Lilis, Merger Sub and Brushy or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.5, and the Stockholder irrevocably waives any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5.6      Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

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5.7      No Waiver. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. None of the parties hereto shall be deemed to have waived any claim available to such party arising out of this Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of such waiving party. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

5.8      Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) the transmitter’s confirmation of a receipt of a facsimile or e-mail transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of five Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, return receipt requested or (d) delivery in Person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Brushy, to:

Brushy Resources, Inc.
300 E. Sonterra Blvd., Suite 1220

San Antonio, Texas 78258
Telephone: (210) 999-5400
Attention: Edward Shaw
E-mail: eds@starboardresources.com

with a copy to (which copy shall not constitute notice):

Whitaker Chalk Swindle & Schwartz PLLC
301 Commerce Street, Suite 3500

Fort Worth, Texas 76102
Telephone: (817) 878-0547
Attention: John R. Fahy
E-mail: jfahy@whitakerchalk.com

if to Lilis or Merger Sub, to:

Lilis Energy, Inc.
216 16th Street, Suite 1350

Denver, Colorado 80202
Telephone: (303) 893-9000
Attention: Ariella Fuchs
E-mail: AFuchs@lilisenergy.com

B.1-9

with a copy to (which copy shall not constitute notice):

K&L Gates LLP
1 Park Plaza, Twelfth Floor
Irvine, California 92616
Telephone: (949) 623-3519
Attention: Michael A. Hedge
E-mail: michael.hedge@klgates.com

If to the Stockholder, to the address set forth on the signature page hereto.

Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 5.8; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

5.9      Headings. The heading references herein are for convenience of reference only and do not form part of this Agreement, and no construction or reference shall be derived therefrom.

5.10      Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.11      Amendment. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by each of the parties hereto.

[Remainder of page left intentionally blank]

B.1-10

IN WITNESS WHEREOF, each of Lilis, Merger Sub, Brushy and the Stockholder has executed or has caused this Agreement to be executed by their respective duly authorized officers, him or her, as applicable, as of the date first written above.

LILIS ENERGY, INC.
By:	/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Chief Executive Officer

LILIS MERGER SUB, INC.

By:	/s/ Ariella Fuchs
Name:	Ariella Fuchs
Title:	President

BRUSHY RESOURCES, INC.

By:	/s/ Michael J. Pawelek
Name:	Michael J. Pawelek
Title:	Chief Executive Officer

Signature Page to Voting Agreement

B.1-11

IN WITNESS WHEREOF, each of Lilis, Merger Sub, Brushy and the Stockholder has executed or has caused this Agreement to be executed by their respective duly authorized officers, him or her, as applicable, as of the date first written above.

STOCKHOLDER

SOSventures, LLC

Number of Shares: 4,095,756	By:	/s/ SOSventures, LLC
	Name:	Sean O’Sullivan

	Address:	174 Nassau Street, #3000
Princeton, New Jersey 08542

Signature Page to Voting Agreement

B.1-12

Annex B.2

VOTING AGREEMENT

This VOTING AGREEMENT (the “Agreement”) is made and entered into as of this 29th day of December, 2015, by and among Lilis Energy, Inc., a Nevada corporation (“Lilis”), Lilis Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Lilis (“Merger Sub”), Brushy Resources, Inc., a Delaware corporation (“Brushy”), and Longview Marquis Fund, L.P., a Delaware limited partnership, LMIF Investments, LLC, a Delaware limited liability company, and SMF Investments LLC, a Delaware limited liability company (the “Stockholders”).

WITNESSETH:

WHEREAS, concurrently with the execution of this Agreement, Brushy, Lilis, and Merger Sub, have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), which provides, among other things, that Merger Sub will be merged with and into Brushy (the “Merger”), with Brushy surviving the Merger as a wholly owned direct subsidiary of Lilis;

WHEREAS, as of the date hereof, the Stockholders are the Beneficial Owner or record owner of the number Shares (as defined below) as set forth on the signature page hereto;

WHEREAS, it is a condition to the consummation of the Merger that Brushy obtain the affirmative vote of the holders of a majority of the outstanding Shares for (i) the adoption of the Merger Agreement and (ii) the approval of the Merger and the other transactions contemplated by the Merger Agreement; and

WHEREAS, as a condition to the willingness of Brushy, Lilis and Merger Sub to enter into the Merger Agreement, and in order to induce Brushy, Lilis and Merger Sub to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants set forth herein and in the Merger Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1          Capitalized Terms. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement.

1.2          Other Definitions. For purposes of this Agreement:

(a)                “Beneficially Own”, “Beneficial Ownership” or “beneficial owner” with respect to any Shares means having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons who are affiliates of such Person and who together with such Person would constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act, but excluding any Owned Shares that may be owned by employees of Stockholders or their affiliates in their capacity as directors of Brushy.

B.2-1

(b)               “Shares” means shares of Brushy Common Stock.

(c)               “Owned Shares” means, collectively, all (i) Shares and other voting securities of Brushy held of record or Beneficially Owned by the Stockholder as of the date hereof, (ii) Shares that become owned (whether Beneficially Owned or of record) by the Stockholders, whether upon the exercise of Brushy Options or Brushy Warrants, conversion of convertible securities or otherwise, after the execution of this Agreement, and (iii) other voting securities of Brushy (whether acquired heretofore or hereafter).

ARTICLE II

TRANSFER AND VOTING OF SHARES

2.1          No Transfer of Shares. The Stockholders shall not, directly or indirectly, (a) sell, pledge, encumber, assign, transfer or otherwise dispose of any or all of the Owned Shares or any interest in the Owned Shares, (b) deposit the Owned Shares or any interest in the Owned Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of his, her or its Shares or grant any proxy or power of attorney with respect thereto or (c) enter into any contract, commitment, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition (whether by actual disposition or effective economic disposition due to hedging, cash settlement or otherwise) of any of the Owned Shares (any such action in clause (a), (b) or (c) above, a “transfer”). Notwithstanding anything to the contrary in the foregoing sentence, this Section 2.1 shall not prohibit a transfer of Owned Shares by the Stockholders if (a) any Stockholder is an individual, (i) to any member of such Stockholder’s immediate family or to a trust for the benefit of such Stockholder or any member of such Stockholder’s immediate family, or (ii) upon the death of the Stockholder to such Stockholder’s heirs, or (b) any Stockholder is a partnership or limited liability company, to one or more partners or members of such Stockholder or to an affiliate under common control with such Stockholder, as applicable; provided, however, that in each case a transfer shall be permitted only if as a condition precedent to the effectiveness of such transfer, the transferee agrees in a writing, satisfactory in form and substance to Brushy and Lilis, to be bound by all of the terms of this Agreement.

2.2          Vote in Favor of the Merger and Related Matters. The Stockholders, solely in the Stockholders’ capacities as stockholders of Brushy (and not, if applicable, in the Stockholders’ capacities as officers or directors of Brushy), irrevocably and unconditionally agree that, from and after the date hereof until the Expiration Date (as defined below), at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of Brushy (a “Stockholder Meeting”), or in connection with any action by written consent of the stockholders of Brushy, the Stockholders shall:

(a)                appear at each such meeting or otherwise cause all of the Owned Shares to be counted as present thereat for purposes of calculating a quorum;

B.2-2

(b)               vote (or cause to be voted), in person or by proxy, or deliver a written consent (or cause a consent to be delivered) covering, all of the Owned Shares: (i) in favor of, and will otherwise support, the adoption of the Merger Agreement and approval of the Merger and the other transactions contemplated by the Merger Agreement, including, but not limited to, any stockholder vote required by Brushy Organizational Documents, applicable exchange rules, or the applicable laws of any state, (ii) in favor of any other matter reasonably relating to the consummation or facilitation of, or otherwise in furtherance of, the transactions contemplated by the Merger Agreement and (iii) except for the Merger and the Merger Agreement, against, and not otherwise support, any competing transaction or any other action, agreement or transaction submitted for approval of Brushy stockholders that is intended, or would reasonably be expected, to materially impede, interfere or be inconsistent with, delay, postpone, discourage or materially and adversely affect consummation of the Merger or any of the transactions contemplated by the Merger Agreement or this Agreement, including any extraordinary transaction, including any merger, consolidation, sale of assets, recapitalization or other business combination involving Brushy or any of its Subsidiaries or any other action or agreement that would reasonably be expected to result in a material breach of any covenant, representation or warranty or any other obligation or agreement of Brushy under the Merger Agreement or that would reasonably be expected to result in any of the conditions to Brushy’s obligations under the Merger Agreement not being fulfilled or satisfied.

The Stockholders shall retain, at all times, the right to vote their Owned Shares in their sole discretion and without any other limitation on those matters other than those set forth in this Section 2.2 that are at any time or from time to time presented for consideration to Brushy’s stockholders, generally.

2.3          Irrevocable Proxy.

(a)                The Stockholders hereby revoke (or agree to cause to be revoked) any and all proxies that it has heretofore granted with respect to the Owned Shares that conflict with this Agreement. The Stockholders hereby irrevocably appoint each of Brushy and Lilis as attorney-in-fact and proxy, with full power of substitution, for and on behalf of the Stockholders, for and in the name, place and stead of the Stockholders, to (i) vote, express consent or dissent or issue instructions to the record holder of the Owned Shares to vote such Owned Shares in accordance with the provisions of Section 2.2 at any Stockholder Meeting, and (ii) grant or withhold, or issue instructions to the record holder of the Owned Shares to grant or withhold, in accordance with the provisions of Section 2.2, all written consents with respect to the Owned Shares.

(b)               The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of any of the Stockholder) until the Expiration Date and shall not be terminated by operation of any Law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 2.4. The Stockholders hereby affirm that the irrevocable proxy set forth in this Section 2.3 is given in connection with, and granted in consideration of and as an inducement to Brushy, Lilis and Merger Sub entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of the Stockholders under Section 2.2. Each of Brushy and Lilis covenants and agrees with the Stockholders that such party will exercise the foregoing proxy consistent with the provisions of Section 2.2.

B.2-3

2.4          Termination. This Agreement and the obligations of the Stockholders pursuant to this Agreement shall terminate upon the earlier to occur of (a) the date the Merger Agreement shall have been validly terminated pursuant to its terms, (b) the date of any amendment, modification, change or waiver to any provision of the Merger Agreement that reduces the amount or changes the form of the Merger Consideration (subject to adjustment in accordance with the terms of the Merger Agreement), (c) the Effective Time, and (d) the date on which the Brushy Board, pursuant to Section 5.3(c) of the Merger Agreement, effects a Brushy Adverse Recommendation Change (such earlier date, the “Expiration Date”).

2.5          Stockholders Capacity. The parties acknowledge that this Agreement is entered into by the Stockholders in their capacity as owner of the Owned Shares and that nothing in this Agreement shall in any way restrict, limit or prohibit any affiliate or representative of the Stockholders from exercising their fiduciary duties in the capacity as a director of Brushy, if applicable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

OF THE STOCKHOLDER

The Stockholders represents and warrant to Lilis, Merger Sub and Brushy as follows (it being understood that, except where expressly stated to be given or made as of the date hereof only, the representations and warranties contained in this Article III shall be made as of the date hereof, as of the Effective Time and as of the date of each Meeting):

3.1          Organization. If the Stockholders are not individuals, they are duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization.

3.2          Authorization; Binding Agreement. If the Stockholders are not individuals, they have the requisite corporate, limited liability company, partnership or trust power and authority, and has taken all action necessary, to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. If the Stockholders are individuals, the Stockholders have full legal capacity, right and authority to execute and deliver this Agreement and to perform the Stockholders’ obligations hereunder. This Agreement has been duly executed and delivered by the Stockholders and constitutes a valid and binding obligation of the Stockholders and, assuming the due authorization, execution and delivery hereof by Lilis, Merger Sub and Brushy, is enforceable against the Stockholders in accordance with its terms. If the Stockholders are married, and any of the Owned Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly executed and delivered by the Stockholders’ spouses solely with respect to such Owned Shares and, assuming the due authorization, execution and delivery hereof by Lilis, Merger Sub and Brushy, is enforceable against the Stockholders’ spouses in accordance with its terms. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

B.2-4

3.3          No Conflict; Required Filings and Consents.

(a)                The execution and delivery of this Agreement to Lilis, Merger Sub and Brushy by the Stockholders does not, and the performance of this Agreement will not, (i) conflict with or violate any Law applicable to the Stockholders or by which the Stockholders are bound or affected, (ii) violate or conflict with the organizational documents of the Stockholders, if applicable, or (iii) except where it would not interfere with the Stockholders’ ability to perform his, her or its obligations hereunder, result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, material amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the property or assets of the Stockholders pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholders are a party or by which the Stockholders or any of the Stockholders’ properties or assets is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholders are a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated by this Agreement.

(b)               The execution and delivery of this Agreement by the Stockholders does not, and the performance of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any third party or any governmental or regulatory authority, domestic or foreign, except where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not interfere with the Stockholders’ ability to perform their obligations hereunder.

3.4          Litigation. To the knowledge of the Stockholders or any of their affiliates, as of the date of this Agreement, there is no there is no action, suit, proceeding, investigation, audit or claim underway, pending or threatened before any Governmental Entities against the Stockholders or any of their affiliates or any of their respective properties or assets or any of their respective officers or directors, in the case of a corporate entity (in their capacities as such), or any of their respective partners (in the case of a partnership), or any of their respective members (in the case of a limited liability company), that would materially interfere with the Stockholders’ ability to perform its obligations hereunder. To the knowledge of the Stockholders or any of their affiliates, as of the date of this Agreement, there is no judgment, decree or order against the Stockholders or any of their affiliates, or any of their respective directors or officers (in their capacities as such), in the case of a corporate entity, or any of their respective partners (in the case of a partnership), or any of their respective members (in the case of a limited liability company), that would prevent, enjoin, materially alter or materially delay any of the transactions contemplated by this Agreement, or that would otherwise materially interfere with the Stockholders’ ability to perform its obligations hereunder.

B.2-5

3.5          Title to Shares. As of the date hereof, the Stockholders (together with the Stockholders’ spouse if the Stockholders are married and the Owned Shares constitute community property under applicable Law) is, and at all times prior to the Expiration Date will be, the record and beneficial owners of the Owned Shares free and clear of any Liens and with no restrictions on the Stockholders’ rights of voting or disposition pertaining thereto, except for any applicable restrictions on transfer under the Securities Act. Except to the extent of any Owned Shares acquired after the date hereof (which shall become Owned Shares upon that acquisition), the Owned Shares set forth on opposite the name of the Stockholders on the signature page hereto are the only Shares beneficially owned by the Stockholders on the date hereof. Other than as set forth on the signature page hereto, as of the date hereof, the Stockholders do not beneficially own any (i) shares of capital stock or other voting securities of or ownership interests in Brushy, (ii) securities of Brushy convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in Brushy, or (iii) warrants, calls, options or other rights to acquire from Brushy any capital stock or other voting securities or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in Brushy.

3.6          Proxy. Except for this Agreement, none of the Owned Shares are subject to any voting agreement, voting trust or other agreement or arrangement, including any proxy, consent or power of attorney, with respect to the voting of the Owned Shares on the date hereof. The Stockholders further represent that any proxies heretofore given in respect of the Owned Shares, if any, are revocable.

3.7          Reliance. The Stockholders understand and acknowledge that Lilis, Merger Sub and Brushy are entering into the Merger Agreement in reliance upon the Stockholder’s execution, delivery and performance of this Agreement.

3.8          Finder’s Fees. No agent, broker, investment banker, finder or other intermediary is or will be entitled to any fee or commission or reimbursement of expenses from Lilis, Merger Sub or Brushy or any of their respective affiliates in respect of this Agreement based upon any arrangement or agreement made by or on behalf of the Stockholders.

3.9          Acknowledgement of the Merger Agreement. Each of the Stockholders hereby acknowledges and agrees that the Stockholders have received a copy of the Merger Agreement presented to such Stockholder in substantially final form and has reviewed and understood the terms thereof.

ARTICLE IV

COVENANTS OF THE STOCKHOLDER

4.1          Further Assurances. From time to time, at the request of either of Brushy or Lilis and without additional consideration, the Stockholders shall execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents and other instruments, and shall take such further actions, as any of Brushy or Lilis may reasonably request for the purpose of carrying out and furthering the intent of this Agreement.

B.2-6

4.2          Public Announcements. The Stockholders shall not issue any press release or otherwise make any public statement with respect to the Merger Agreement, this Agreement, the Merger or any other transactions contemplated by the Merger Agreement without the prior written consent of each of Brushy and Lilis, except as may be required by applicable Law or to the Stockholders’ partners, members, investors or prospective investors who are bound by a customary confidentiality agreement.

4.3          No Solicitation of Acquisition Proposals. Subject to Section 2.2, neither the Stockholders nor any of their officers, directors, managers, members or partners shall, and the Stockholders shall direct and cause their employees, agents, consultants and representatives not to, directly or indirectly, (a) solicit, initiate or knowingly encourage, knowingly cooperate with any person regarding, or knowingly facilitate (including by way of furnishing material, non-public information) any Acquisition Proposal, or (b) participate in any discussions or negotiations regarding any Acquisition Proposal (but the foregoing will not prohibit the Stockholders or their Representatives from making a person aware or otherwise informing such person of the provisions of this Section 4.3).

4.4          Additional Purchases. The Stockholders agree that any voluntary acquisition of the right to vote or share in the voting of any Shares, Brushy Options or Brushy Warrants other than the Owned Shares shall be subject to the terms of this Agreement to the same extent as if such Shares, Brushy Options or Brushy Warrants constituted the Owned Shares.

4.5          Certain Adjustments. In the event of a stock split, stock dividend or distribution, or any change in the shares of Shares by reason of a stock split, reverse stock split, recapitalization, combination, reclassification, readjustment, exchange of shares or the like, the term “Owned Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged.

4.6          Waiver of Appraisal Rights and Actions. The Stockholders hereby (a) irrevocably waive and agree not to exercise any and all rights the Stockholders may have as to appraisal, dissent or any similar or related matter with respect to any of the Owned Shares that may arise with respect to the Merger or any of the other transactions contemplated thereby and (b) agrees (i) not to commence or participate in, and (ii) to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Lilis, Merger Sub, Brushy or any of their respective affiliates relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Merger, including any such claim (A) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement, or (B) alleging a breach of any fiduciary duty of Brushy Board in connection with the Merger Agreement or the other transactions contemplated thereby.

B.2-7

ARTICLE V

GENERAL PROVISIONS

5.1          Entire Agreement; Amendments. This Agreement, the Merger Agreement and the other agreements referred to therein constitute the entire agreement of the parties hereto and supersede all prior agreements and undertakings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by, or on behalf of, the parties hereto.

5.2          No Survival of Representations and Warranties. The representations and warranties made by the Stockholders in this Agreement shall not survive any termination of the Merger Agreement or this Agreement.

5.3          Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any party to this Agreement (by operation of Law or otherwise) without the prior written consent of the other parties to this Agreement.

5.4          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner.

5.5          Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The Stockholders agree that, in the event of any breach or threatened breach by any Stockholder of any covenant or obligation contained in this Agreement, either of Brushy or Lilis shall be entitled to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach. The Stockholders further agree that none of Lilis, Merger Sub and Brushy or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 5.5, and the Stockholders irrevocably waive any right he, she or it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

5.6          Governing Law. This Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

B.2-8

5.7          No Waiver. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. None of the parties hereto shall be deemed to have waived any claim available to such party arising out of this Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of such waiving party. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

5.8          Notices. All notices and other communications hereunder shall be in writing and shall be deemed given upon (a) the transmitter’s confirmation of a receipt of a facsimile or e-mail transmission, (b) confirmed delivery by a standard overnight carrier or when delivered by hand, (c) the expiration of five Business Days after the day when mailed in the United States by certified or registered mail, postage prepaid, return receipt requested or (d) delivery in Person, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Brushy, to:

Brushy Resources, Inc.
300 E. Sonterra Blvd., Suite 1220

San Antonio, Texas 78258
Telephone: (210) 999-5400
Attention: Ed Shaw
E-mail: eds@starboardresources.com

with a copy to (which copy shall not constitute notice):

Whitaker Chalk Swindle & Schwartz PLLC
301 Commerce Street, Suite 3500

Fort Worth, Texas 76102
Telephone: (817) 878-0547
Attention: John R. Fahy
E-mail: jfahy@whitakerchalk.com

if to Lilis or Merger Sub, to:

Lilis Energy, Inc.
216 16th Street, Suite 1350

Denver, Colorado 80202
Telephone: (303) 893-9000
Attention: Ariella Fuchs
E-mail: AFuchs@lilisenergy.com

B.2-9

with a copy to (which copy shall not constitute notice):

K&L Gates LLP
1 Park Plaza, Twelfth Floor
Irvine, California 92616
Telephone: (949) 623-3519
Attention: Michael A. Hedge
E-mail: michael.hedge@klgates.com

If to the Stockholders, to the address set forth on the signature page hereto.

Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this Section 5.8; provided, however, that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

5.9          Headings. The heading references herein are for convenience of reference only and do not form part of this Agreement, and no construction or reference shall be derived therefrom.

5.10        Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5.11        Amendment. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by each of the parties hereto.

[Remainder of page left intentionally blank]

B.2-10

IN WITNESS WHEREOF, each of Lilis, Merger Sub, Brushy and each Stockholder has executed or has caused this Agreement to be executed by their respective duly authorized officers, him or her, as applicable, as of the date first written above.

LILIS ENERGY, INC.

By:	/s/ Abraham Mirman
Name: Abraham Mirman
Title: Chief Executive Officer

LILIS MERGER SUB, INC.

By:	/s/ Ariella Fuchs
Name: Ariella Fuchs
Title: President

BRUSHY RESOURCES, INC.

By:	/s/ Michael J. Pawelek
Name: Michael J. Pawelek
Title: Chief Executive Officer

Signature Page to Voting Agreement

B.2-11

IN WITNESS WHEREOF, each of Lilis, Merger Sub, Brushy and each Stockholder has executed or has caused this Agreement to be executed by their respective duly authorized officers, him or her, as applicable, as of the date first written above.

STOCKHOLDERS

Number of Shares: 750,514	LMIF INVESTMENTS LLC

	By:	LONGVIEW MARQUIS INTERNATIONAL FUND, LTD., its sole member

	By:	VIKING ASSET MANAGEMENT LLC, its General Partner

	By:	/s/ Peter Benz
Peter Benz
Managing Member

Address:	66 Bovet Road, Suite 320
San Mateo CA 94402

Number of Shares: 876,957	LONGVIEW MARQUIS FUND LP

	By:	VIKING ASSET MANAGEMENT LLC, its General Partner

	By:	/s/ Peter Benz
Peter Benz
Managing Member

Address:	66 Bovet Road, Suite 320
San Mateo CA 94402

Number of Shares: 547,307	SMF INVESTMENTS, LLC

	By:	SUMMERVIEW MARQUIS FUND, L.P., its Sole Member

	By:	VIKING ASSET MANAGEMENT LLC, its General Partner

	By:	/s/ Peter Benz
Peter Benz
Managing Member

Address:	66 Bovet Road, Suite 320
San Mateo CA 94402

Signature Page to Voting Agreement

B.2-12

Annex C

December 29, 2015

Board of Directors
Brushy Resources, Inc.
300 E. Sonterra, Suite 1220
San Antonio, TX 78258

Re:   Brushy Resources, Inc. | Fairness Opinion - Merger

Members of the Board of Directors:

Roth Capital Partners, LLC ("Roth,” "us" or "we") understands that Lilis Energy, Inc., a corporation organized under the laws of Nevada ("Lilis"), intends to acquire (such acquisition, the “Merger”) Brushy Resources, Inc., a corporation organized under the laws of Delaware ("Brushy"), through the merger of its wholly-owned subsidiary, Lilis Merger Sub, Inc., a corporation to be organized under the laws of Delaware (“Merger Sub”), with and into Brushy, with Brushy continuing as the surviving corporation and wholly-owned subsidiary of Lilis pursuant to an Agreement and Plan of Merger by and among Lilis, Merger Sub and Brushy (the “Merger Agreement”). The aggregate consideration to be paid by Lilis in the Merger (the “Aggregate Consideration”) is, as of the date of this opinion, expected to consist of 56,285,396 shares of Lilis common stock. Capitalized terms set forth herein shall have the meanings ascribed to them in the Merger Agreement.

You have asked us to render an opinion as to whether, as of the date hereof, the Aggregate Consideration to be paid by Lilis in the Merger is fair, from a financial point of view, to Brushy’s stockholders.

For purposes of the opinion set forth herein, we have, among other things, as of the date hereof:

(i)	reviewed and analyzed the financial terms of the final draft Merger Agreement dated December 29, 2015 (the “Final Draft Agreement”);

(ii)	reviewed certain publicly available and other business and financial information provided by Brushy;

(iii)	reviewed certain internal financial statements and other financial and operating data concerning Brushy prepared and provided by the management of Brushy;

(iv)	reviewed certain reserve engineering reports prepared by management of Brushy using reserve volume estimates prepared by Forrest A. Garb & Associates (the “Estimates”);

(v)	compared selected market valuation metrics of certain publicly-traded companies we deemed relevant in preparing this opinion with those same metrics implied by the Merger;

ROTH Capital Partners, LLC

888 San Clemente Drive | Newport Beach, CA 92660 | 800.678.9147 | www.roth.com | Member FINRA/SIPC

Brushy Resources, Inc. | Fairness Opinion – Merger

December 29, 2015

(vi)	compared the financial terms, to the extent publicly available, of certain comparable acquisition transactions we deemed relevant in preparing this opinion with those same metrics implied by the Merger;

(vii)	discussed the past and current operations, financial condition and prospects of each of Lilis and Brushy with management of Brushy, including the assessments of management of Brushy as to the liquidity needs of, and financing alternatives and other capital resources available to, Brushy;

(viii)	participated in certain discussions with management of Brushy regarding their assessment of the strategic rationale for, and the potential benefits of, the Merger;

(ix)	participated in certain discussions with management of Lilis and Brushy, and with representatives of the Board of Brushy and its legal and professional advisors; and

(x)	performed such other analyses, reviewed such other information and considered such other data, financial studies, analyses, and financial, economic and market criteria, and such other factors as we have deemed appropriate in preparing this opinion.

In conducting our review and arriving at our opinion, with your consent, we have not independently investigated or verified any of the foregoing information and we have assumed and relied upon such information as being accurate and complete in all material respects, and we have further relied upon verbal or written assurances of management of Brushy that such information was accurate and complete in all material respects when given to us and that they are not aware of any facts or circumstances that would make or render any of such information inaccurate, incomplete or misleading in any material respect. With respect to the Estimates, with your consent, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Lilis and Brushy as to the future performance of Lilis and Brushy. We have not been engaged to assess the achievability of any projections or the assumptions on which they were based, and we express no view as to such projections or assumptions. In addition, we have not conducted any valuation or appraisal of assets and we have not assumed any responsibility for any independent valuation or appraisal of the assets, liabilities (including any ongoing litigation or administrative investigations) or business operations of Lilis or Brushy, nor have we been furnished with any such valuation or appraisal. In addition, we have not assumed any obligation to conduct, nor have we actually conducted, any physical inspection of the properties, assets or facilities of Lilis or Brushy. We have not evaluated the solvency or creditworthiness of Lilis or Brushy under any applicable law relating to bankruptcy, insolvency, fraudulent transfer or similar matters. We express no opinion regarding the liquidation value of Brushy, Lilis or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Brushy, Lilis or any of their affiliates is a party or may be subject, and with your consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

Brushy Resources, Inc. | Fairness Opinion – Merger

December 29, 2015

We also have assumed, with your consent, that (i) the Aggregate Consideration will consist entirely of 56,285,396 shares of Lilis common stock (the “Acquisition Shares”) and that there will be no subsequent adjustment, other than as provided under the terms of the Final Draft Agreement, to the number of Acquisition Shares issued in the Merger and (ii) the Merger will be consummated in accordance with the terms set forth in the Final Draft Agreement and any documents related to the Merger (collectively the “Transaction Documents”) without waiver, modification or amendment of any material term, and in compliance with applicable federal, state and local statutes, rules, regulations and ordinances and the rules and regulations of The NASDAQ Stock Market, the OTCBB, and any other applicable exchanges, that such Transaction Documents are enforceable against each of the parties thereto in accordance with their respective terms, that the representations and warranties of each party in the Transaction Documents are true and correct, that each party will perform on a timely basis all covenants and agreements required to be performed by it under the Transaction Documents and that all conditions to the consummation of the Merger will be satisfied without waiver thereof. In addition, we have assumed, with your consent, that all necessary governmental, regulatory and other approvals, consents, releases and waivers required for the Merger will be obtained and that in the course of obtaining any of the foregoing, no modification, delay, limitation, restriction or condition will be imposed or waivers made that would have an adverse effect on Lilis or Brushy or on the contemplated benefits of the Merger. We have further assumed, with your consent, that the Transaction Documents when signed will conform to the last drafts of the Transaction Documents provided to us in all respects material to our analysis, and that the Merger will be consummated as described in the Final Draft Agreement.

Our opinion addresses only the fairness, from a financial point of view, to Brushy’s stockholders, of the Aggregate Consideration to be paid by Lilis in the Merger to the holders of the capital stock of Brushy in their capacity as such, and no opinion or view is expressed with respect to any other consideration paid or received in connection with the Merger or any other transaction by the holders of any class of securities, creditors or other constituencies of any party (including, without limitation, the GF Assignment Agreement, the Joint Operating Agreement, the Participation Agreement, the Forbearance Agreement, the Equity Investment Note, the SOS Warrant, or any payments by Lilis to SOSventures, LLC, Creative Oil & Gas, LLC or Independent Bank). Our opinion does not in any manner address any other term, condition, aspect or implication of the Merger or the Merger Agreement (other than the Aggregate Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, the timing or other terms or conditions related to the Merger, or any other transaction, agreement, arrangement or understanding referenced in the Merger Agreement (including, without limitation, the GF Assignment Agreement, the Joint Operating Agreement, the Participation Agreement, the Forbearance Agreement, the Equity Investment Note, the SOS Warrant, or any payments by Lilis to SOSventures, LLC, Creative Oil & Gas, LLC or Independent Bank) or related to the Merger, the Merger Agreement or otherwise, including, without limitation, the fairness of the amount or nature of, or any other aspect relating to any compensation to any officers, directors or employees of any party to the Merger or any related transaction, or any class of such persons relative to the compensation to Brushy’s stockholders. Our opinion also does not address the relative merits of the Merger as compared to any alternative business strategies or transactions that might exist for Brushy, the underlying business decision of Brushy to proceed with the Merger, or the effects of any other transaction in which Brushy will or might engage. We express no opinion as to the underlying valuation, future performance or long-term viability of Brushy or Lilis (either before or giving effect to the Merger and any related transactions). Further, we express no opinion as to the actual value of the shares of Lilis when issued pursuant to the Merger Agreement or the prices at which shares of Lilis will trade at any time before, after or during the Merger. No opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, tax or other similar professional advice. We have assumed that such opinions, counsel or interpretation have been or will be obtained by Brushy from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessments by Brushy and its advisors, as to all legal, regulatory, accounting and tax matters with respect to Brushy and the Merger.

Brushy Resources, Inc. | Fairness Opinion – Merger

December 29, 2015

We have acted as financial advisor to Brushy in connection with the Merger and will receive a fee for our services, part of which is contingent upon the closing of the Merger. The fee for this opinion is not contingent upon the consummation of the Merger or any other transaction and is payable upon delivery of this opinion to Brushy’s Board of Directors following a request from such Board that our opinion be so delivered. We also have acted as financial advisor to Brushy in connection with the assignment of its GF Assets in exchange for forgiveness of subordinated debt owed by Brushy to Creative Oil & Gas, LLC pursuant to a credit agreement with SOSventures, LLC (the “Asset Assignment”), and will receive a fee for our services in connection therewith. We will be reimbursed for our reasonable out of pocket expenses incurred in rendering services to Brushy, subject to an agreed maximum amount. Payment of such reimbursement is not contingent upon consummation of the Merger or the Asset Assignment. Brushy has agreed to indemnify us for certain losses, claims, damages and liabilities arising out of our performance of services pursuant to our engagement with Brushy. In the two years prior to the date hereof, we received a fee for acting as financial advisor to Lilis in connection with a Lilis credit facility.

Roth, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services. Accordingly, we may, in the future, provide investment banking and other financial services to entities that are affiliated with Brushy or Lilis, for which we would expect to receive compensation. In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates' own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Brushy or Lilis, and, accordingly, may at any time hold a long or a short position in such securities.

It is understood that this opinion is furnished for the information of Brushy’s Board of Directors (in its capacity as such) in connection with its evaluation of the Merger. This opinion is not intended to be, and does not constitute, advice, an opinion or a recommendation to the Board, any stockholder or any other person as to how to vote or act or refrain from acting in connection with the Merger, any related matter, any other transactions or otherwise. This opinion may not be reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without our prior written consent. We acknowledge, however, that a copy of this opinion may be included in its entirety as an exhibit, and a summary of the contents of this opinion may be disclosed, in any filing that Brushy is required to make with the U.S. Securities and Exchange Commission in connection with the Merger only to the extent Brushy has concluded upon advice of counsel that such inclusion or disclosure is required by applicable law, with the understanding that Roth and its advisors will be given a reasonable opportunity to review and comment on such materials prior to their filing or dissemination to Brushy’s stockholders. In furnishing this opinion, we do not admit that we are experts within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act. Furthermore, this opinion shall not be construed as creating or implying the existence of any fiduciary duty on Roth’s part to any party.

Brushy Resources, Inc. | Fairness Opinion – Merger

December 29, 2015

Our opinion is necessarily based on economic, monetary, market, financial and other conditions as they exist and can be evaluated as of, and the information made available to us as of, the date hereof. It should be understood that, although subsequent developments (including, without limitation, an adjustment, other than as provided under the terms of the Final Draft Agreement, to the number of Acquisition Shares to be issued in the Merger) or events may affect various assumptions used by us in preparing our opinion, we do not have any obligation to update, revise or reaffirm our opinion based on such developments or events, or otherwise comment on or consider events occurring after the date hereof, and we expressly disclaim any responsibility to do so. The issuance of this opinion was approved by an authorized internal fairness committee of Roth in accordance with our customary practice.

On the basis of and subject to the foregoing, we are of the opinion, as of the date hereof, that the Aggregate Consideration to be paid by Lilis in the Merger is fair, from a financial point of view, to Brushy’s stockholders.

Very truly yours,

ROTH CAPITAL PARTNERS, LLC

Annex D

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

D-1

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by §251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

D-2

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

D-3

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

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Annex E

LILIS ENERGY, INC.

2016 OMNIBUS INCENTIVE PLAN

Lilis Energy, Inc. sets forth herein the terms and conditions of its 2016 Omnibus Incentive Plan:

1.	PURPOSE

The Plan is intended to enhance the Company’s and its Affiliates’ ability to attract and retain highly qualified officers, Non-Employee Directors, key employees and Consultants, and to motivate such officers, Non-Employee Directors, key employees and Consultants to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company. To this end, the Plan provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, other share-based awards and cash awards. Any of these awards may, but need not, be made as performance incentives to reward attainment of performance goals in accordance with the terms and conditions hereof. Stock options granted under the Plan may be non-qualified stock options or incentive stock options, as provided herein. Upon becoming effective, the Plan replaces, and no further awards shall be made under, the Prior Plan.

2.	DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1.        “Affiliate” means any company or other trade or business that “controls,” is “controlled by” or is “under common control with” the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including any Subsidiary.

2.2.        “Annual Incentive Award” means a cash-based Performance Award with a performance period that is the Company’s fiscal year or other 12-month (or shorter) performance period as specified under the terms and conditions of the Award as approved by the Board.

2.3.        “Award” means a grant of an Option, SAR, Restricted Stock, RSU, Other Share-based Award or cash award under the Plan.

2.4.        “Award Agreement” means a written agreement between the Company and a Grantee, or notice from the Company or an Affiliate to a Grantee that evidences and sets out the terms and conditions of an Award.

2.5.        “Board” means the Board of Directors of the Company.

2.6.        “Cause” shall be defined as that term is defined in the Grantee’s offer letter or other applicable employment agreement; or, if there is no such definition, “Cause” means, unless otherwise provided in the applicable Award Agreement: (i) the commission of any act by the Grantee constituting financial dishonesty against the Company or its Affiliates (which act would be chargeable as a crime under applicable law); (ii) the Grantee’s engaging in any other act of dishonesty, fraud, intentional misrepresentation, moral turpitude, illegality or harassment that would (a) materially adversely affect the business or the reputation of the Company or any of its Affiliates with their respective current or prospective customers, suppliers, lenders or other third parties with whom such entity does or might do business or (b) expose the Company or any of its Affiliates to a risk of civil or criminal legal damages, liabilities or penalties; (iii) the repeated failure by the Grantee to follow the directives of the Chief Executive Officer or Chief Financial Officer of the Company or any of its Affiliates or the Board; or (iv) any material misconduct, violation of the Company’s or Affiliates’ policies, or willful and deliberate non-performance of duty by the Grantee in connection with the business affairs of the Company or its Affiliates. A Separation from Service for Cause shall be deemed to include a determination by the Committee or its designee following a Grantee’s Separation from Service that circumstances existing prior to such Separation from Service would have entitled the Company or any Affiliate to have terminated the Grantee’s service for Cause.

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2.7.        “Change in Control” shall have the meaning set forth in Section 15.3.2.

2.8.        “Code” means the Internal Revenue Code of 1986.

2.9.        “Committee” means the Compensation Committee of the Board or any committee or other person or persons designated by the Board to administer the Plan. The Board will cause the Committee to satisfy the applicable requirements of any securities exchange on which the Common Stock may then be listed. For purposes of Awards to Covered Employees intended to qualify as “performance-based compensation” under Section 162(m), to the extent required by Section 162(m), Committee means all of the members of the Committee who are “outside directors” within the meaning of Section 162(m). For purposes of Awards to Grantees who are subject to Section 16 of the Exchange Act, Committee means all of the members of the Committee who are “non-employee directors” within the meaning of Rule 16b-3 adopted under the Exchange Act. All references in the Plan to the Board shall mean such Committee or the Board to the extent the Committee has been designated by the Board to administer the Plan.

2.10.      “Company” means Lilis Energy, Inc., a Nevada corporation, or any successor corporation.

2.11.      “Common Stock” means the common stock of the Company.

2.12.      “Consultant” means a consultant or advisor that provides bona fide services to the Company or any Affiliate and who qualifies as a consultant or advisor under Form S-8.

2.13.      “Corporate Transaction” means a reorganization, merger, statutory share exchange, consolidation, sale of all or substantially all of the Company’s assets or the acquisition of assets or stock of another entity by the Company or other corporate transaction involving the Company or any of its Subsidiaries.

2.14.      “Covered Employee” means a Grantee who is a “covered employee” within the meaning of Section 162(m), as qualified by Section 12.4.

2.15.      “Disability” shall be defined as that term is defined in the Grantee’s offer letter or other applicable employment agreement; or, if there is no such definition, “Disability” means, unless otherwise provided in the applicable Award Agreement, the Grantee is unable to perform each of the essential duties of such Grantee’s position by reason of a medically determinable impairment that is potentially permanent in character or that can be expected to last for a continuous period of not less than 12 months; provided, however, that, with respect to rules regarding expiration of an Incentive Stock Option following termination of the Grantee’s Service, “Disability” means “permanent and total disability” as set forth in Code Section 22(e)(3).

2.16.      “Effective Date” means [__________] 2016, the date the Plan was approved by the Stockholders.

2.17.      “Exchange Act” means the Securities Exchange Act of 1934.

2.18.      “Fair Market Value” of a Share as of a particular date means (i) if the Common Stock is listed on a national securities exchange, the closing or last price of the Common Stock on the composite tape or other comparable reporting system for the applicable date, or if the applicable date is not a trading day, the trading day immediately preceding the applicable date, or (ii) if the Common Stock is not then listed on a national securities exchange, the closing or last price of the Common Stock quoted by an established quotation service for over-the-counter securities, or (iii) if the Common Stock is not then listed on a national securities exchange or quoted by an established quotation service for over-the-counter securities, or the value of the Common Stock is not otherwise determinable, such value as determined by the Board.

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2.19.      “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law or sister-in-law, including adoptive relationships, of the applicable individual, any person sharing the applicable individual’s household (other than a tenant or employee), a trust in which any one or more of these persons have more than 50% of the beneficial interest, a foundation in which any one or more of these persons (or the applicable individual) control the management of assets, and any other entity in which one or more of these persons (or the applicable individual) own more than 50% of the voting interests.

2.20.      “Grant Date” means the latest to occur of (i) the date as of which the Board approves an Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 6 or (iii) such other date as may be specified by the Board in the Award Agreement.

2.21.      “Grantee” means a person who receives or holds an Award.

2.22.      “Incentive Stock Option” means an “incentive stock option” within the meaning of Code Section 422.

2.23.      “Non-Employee Director” means a member of the Board or the board of directors of an Affiliate, in each case who is not an officer or employee of the Company or any Affiliate.

2.24.      “Non-qualified Stock Option” means an Option that is not an Incentive Stock Option.

2.25.      “Option” means an option to purchase one or more Shares pursuant to the Plan.

2.26.      “Option Price” means the exercise price for each Share subject to an Option.

2.27.      “Other Share-based Awards” means Awards consisting of Share units, or other Awards, valued in whole or in part by reference to, or otherwise based on, Common Stock, other than Options, SARs, Restricted Stock and RSUs.

2.28.      “Performance Award” means an Award made subject to the attainment of performance goals (as described in Section 12) over a performance period established by the Committee, and includes an Annual Incentive Award.

2.29.      “Person” means an individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

2.30.      “Plan” means this Lilis Energy, Inc. Omnibus Incentive Plan.

2.31.      “Prior Plan” means the Lilis Energy, Inc. 2012 Equity Incentive Plan (formerly the Recovery Energy, Inc. 2012 Equity Incentive Plan).

2.32.      “Purchase Price” means the per Share purchase price for each grant of Restricted Stock.

2.33.      “Restricted Period” shall have the meaning set forth in Section 10.1.

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2.34.      “Restricted Stock” means restricted Shares that are subject to specified terms and conditions, awarded to a Grantee pursuant to Section 10.

2.35.      “Restricted Stock Unit” or “RSU” means a bookkeeping entry representing the right to receive Shares subject to the satisfaction of specified terms and conditions, awarded to a Grantee pursuant to Section 10.

2.36.      “SAR Exercise Price” means the per Share exercise price of a SAR.

2.37.      “SEC” means the United States Securities and Exchange Commission.

2.38.      “Section 162(m)” means Code Section 162(m).

2.39.      “Section 409A” means Code Section 409A.

2.40.      “Securities Act” means the Securities Act of 1933.

2.41.      “Separation from Service” means the termination of a Service Provider’s Service, whether initiated by the Service Provider or the Company or an Affiliate; provided that if any Award governed by Section 409A is to be distributed on a Separation from Service, then the definition of Separation from Service for such purposes shall comply with the definition provided in Section 409A.

2.42.      “Service” means service as a Service Provider to the Company or an Affiliate. Unless otherwise provided in the applicable Award Agreement, a Grantee’s change in position or duties shall not result in interrupted or terminated Service, so long as the Grantee continues to be a Service Provider to the Company or an Affiliate.

2.43.      “Service Provider” means an employee, officer, Non-Employee Director or Consultant of the Company or an Affiliate.

2.44.      “Share” means a share of Common Stock.

2.45.      “Stock Appreciation Right” or “SAR” means a right granted to a Grantee pursuant to Section 9.

2.46.      “Stockholder” means a stockholder of the Company.

2.47.      “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Code Section 424(f).

2.48.      “Substitute Award” means any Award granted in assumption of or in substitution for an award of an entity acquired by the Company or an Affiliate or with which the Company or an Affiliate combines.

2.49.      “Ten Percent Stockholder” means an individual who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its parent or any of its Subsidiaries. In determining stock ownership, the attribution rules of Code Section 424(d) shall be applied.

2.50.      “Termination Date” means the date that is 10 years after the Effective Date, unless the Plan is earlier terminated by the Board under Section 5.2.

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3.	ADMINISTRATION OF THE PLAN

3.1.        General

The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and bylaws and applicable law. The Board shall have the power and authority to delegate its responsibilities hereunder to the Committee, which shall have full authority to act in accordance with its charter, and with respect to the power and authority of the Board to act hereunder, all references to the Board shall be deemed to include a reference to the Committee, unless such power or authority is specifically reserved by the Board. Except as specifically provided in Section 14 or as otherwise may be required by applicable law, regulatory requirement or the certificate of incorporation or the bylaws of the Company, the Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and conditions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan. The Committee shall administer the Plan; provided that, the Board shall retain the right to exercise the authority of the Committee to the extent consistent with applicable law and the applicable requirements of any securities exchange on which the Common Stock may then be listed. All actions, determinations and decisions by the Board or the Committee under the Plan, any Award or any Award Agreement shall be in the Board’s (or the Committee’s, as applicable) sole discretion and shall be final, binding and conclusive. Without limitation, the Board shall have full and final power and authority, subject to the other terms and conditions of the Plan, to:

(i)	designate Grantees;
(ii)	determine the type or types of Awards to be made to Grantees;
(iii)	determine the number of Shares to be subject to an Award;
(iv)	establish the terms and conditions of each Award (including the Option Price of any Option, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer or forfeiture of an Award or the Shares subject thereto and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options);
(v)	prescribe the form of each Award Agreement; and
(vi)	amend, modify or supplement the terms or conditions of any outstanding Award including the authority, in order to effectuate the purposes of the Plan, to modify Awards to foreign nationals or individuals who are employed outside the United States to recognize differences in local law, tax policy or custom.

To the extent permitted by applicable law, the Board may delegate its authority as identified herein to any individual or committee of individuals (who need not be directors), including the authority to make Awards to Grantees who are not subject to Section 16 of the Exchange Act or who are not Covered Employees. To the extent that the Board delegates its authority to make Awards as provided by this Section 3.1, all references in the Plan to the Board’s authority to make Awards and determinations with respect thereto shall be deemed to include the Board’s delegate. Any such delegate shall serve at the pleasure of, and may be removed at any time by, the Board.

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3.2.         No Repricing

Notwithstanding any provision herein to the contrary, the repricing of Options or SARs is prohibited without prior approval of the Stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (i) changing the terms or conditions of an Option or SAR to lower its Option Price or SAR Exercise Price; (ii) any other action that is treated as a “repricing” under generally accepted accounting principles; and (iii) repurchasing for cash or canceling an Option or SAR at a time when its Option Price or SAR Exercise Price is greater than the Fair Market Value of the underlying Shares in exchange for another Award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change under Section 15. A cancellation and exchange under clause (iii) would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Grantee.

3.3.         Award Agreements; Clawbacks

The grant of any Award may be contingent upon the Grantee executing the appropriate Award Agreement. The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Grantee on account of actions taken by the Grantee in violation or breach of or in conflict with any employment agreement, non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof, or otherwise in competition with the Company or any Affiliate thereof, to the extent specified in such Award Agreement applicable to the Grantee. Furthermore, the Company may annul an Award if the Grantee is terminated for Cause.

All awards, amounts or benefits received or outstanding under the Plan shall be subject to clawback, cancellation, recoupment, rescission, payback, reduction or other similar action in accordance with the terms of any Company clawback or similar policy or any applicable law related to such actions, as may be in effect from time to time. A Grantee’s acceptance of an Award shall be deemed to constitute the Grantee’s acknowledgement of and consent to the Company’s application, implementation and enforcement of any applicable Company clawback or similar policy that may apply to the Grantee, whether adopted prior to or following the Effective Date, and any provision of applicable law relating to clawback, cancellation, recoupment, rescission, payback or reduction of compensation, and the Grantee’s agreement that the Company may take such actions as may be necessary to effectuate any such policy or applicable law, without further consideration or action.

3.4.         Deferral Arrangement

The Board may permit or require the deferral of any Award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish and in accordance with Section 409A, which may include provisions for the payment or crediting of interest or dividend equivalents, including converting such credits into deferred Share units.

3.5.         No Liability

No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Award or Award Agreement.

3.6.         Book Entry

Notwithstanding any other provision of the Plan to the contrary, the Company may elect to satisfy any requirement under the Plan for the delivery of stock certificates through the use of book entry.

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4.	STOCK SUBJECT TO THE PLAN

4.1.         Authorized Number of Shares

Subject to adjustment under Section 15, the aggregate number of Shares authorized to be awarded under the Plan shall not exceed 50,000,000. In addition, Shares underlying any outstanding award granted under the Prior Plan that, following the Effective Date, expires, or is terminated, surrendered or forfeited for any reason without issuance of Shares shall be available for the grant of new Awards. As provided in Section 1, no new awards shall be granted under the Prior Plan following the Effective Date. Shares issued under the Plan may consist in whole or in part of authorized but unissued Shares, treasury Shares or Shares purchased on the open market or otherwise, all as determined by the Board from time to time.

4.2.         Share Counting

4.2.1.     General

Each Share granted in connection with an Award shall be counted as one Share against the limit in Section 4.1, subject to the provisions of this Section 4.2.

4.2.2.     Cash-Settled Awards

Any Award settled in cash shall not be counted as issued Shares for any purpose under the Plan.

4.2.3.     Expired or Terminated Awards

If any Award expires, or is terminated, surrendered or forfeited, in whole or in part, the unissued Shares covered by such Award shall again be available for the grant of Awards.

4.2.4.     Payment of Option Price or Tax Withholding in Shares

If Shares issuable upon exercise, vesting or settlement of an Award, or Shares owned by a Grantee (which are not subject to any pledge or other security interest) are surrendered or tendered to the Company in payment of the Option Price or Purchase Price of an Award or any taxes required to be withheld in respect of an Award, in each case, in accordance with the terms and conditions of the Plan and any applicable Award Agreement, such surrendered or tendered Shares shall again be available for the grant of Awards. For a stock-settled SAR, only the net Shares actually issued upon exercise of the SAR shall be counted against the limit in Section 4.1.

4.2.5.     Substitute Awards

Substitute Awards shall not be counted against the number of Shares reserved under the Plan.

4.3.        Award Limits

4.3.1.     Incentive Stock Options

Subject to adjustment under Section 15, 50,000,000 Shares available for issuance under the Plan shall be available for issuance as Incentive Stock Options.

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4.3.2.     Individual Award Limits for Section 162(m) – Share-Based Awards

Subject to adjustment under Section 15, the maximum number of each type of Award (other than cash-based Performance Awards) intended to qualify as “performance-based compensation” under Section 162(m) granted to any Grantee in any calendar year shall not exceed the following number of Shares: (i) Options and SARs: 10,000,000 Shares; and (ii) all share-based Performance Awards (including Restricted Stock, RSUs and Other Share-based Awards that are Performance Awards): 10,000,000 Shares.

4.3.3.     Individual Award Limits for Section 162(m) – Cash-Based Awards

The maximum amount of cash-based Performance Awards intended to constitute “performance-based compensation” under Section 162(m) granted to any Grantee in any calendar year shall not exceed the following: (i) Annual Incentive Awards: $10,000,000; and (ii) all other cash-based Performance Awards: $10,000,000.

4.3.4.     Limits on Awards to Non-Employee Directors

The maximum number of Shares subject to Awards granted during any calendar year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the year, shall not exceed $500,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes).

5.	EFFECTIVE DATE, DURATION AND AMENDMENTS

5.1.         Term

The Plan shall be effective as of the Effective Date, provided that it has been approved by the Stockholders. The Plan shall terminate automatically on the 10-year anniversary of the Effective Date and may be terminated on any earlier date as provided in Section 5.2.

5.2.         Amendment and Termination of the Plan

The Board may, at any time and from time to time, amend, suspend or terminate the Plan as to any Awards that have not been made. An amendment shall be contingent on approval of the Stockholders to the extent stated by the Board, required by applicable law or required by applicable securities exchange listing requirements. No Awards shall be made after the Termination Date. The applicable terms and conditions of the Plan, and any terms and conditions applicable to Awards granted prior to the Termination Date shall survive the termination of the Plan and continue to apply to such Awards. No amendment, suspension or termination of the Plan shall, without the consent of the Grantee, materially impair rights or obligations under any Award theretofore awarded.

6.	AWARD ELIGIBILITY AND LIMITATIONS

6.1.         Service Providers

Subject to this Section 6.1, Awards may be made to any Service Provider as the Board may determine and designate from time to time.

6.2.         Successive Awards

An eligible person may receive more than one Award, subject to such restrictions as are provided herein.

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6.3.         Stand-Alone, Additional, Tandem, and Substitute Awards

Awards may be granted either alone or in addition to, in tandem with or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate or any business entity to be acquired by the Company or an Affiliate, or any other right of a Grantee to receive payment from the Company or any Affiliate. Such additional, tandem or substitute or exchange Awards may be granted at any time. If an Award is granted in substitution or exchange for another award, the Board shall have the right to require the surrender of such other award in consideration for the grant of the new Award. Subject to the requirements of applicable law, the Board may make Awards in substitution or exchange for any other award under another plan of the Company, any Affiliate or any business entity to be acquired by the Company or an Affiliate. In addition, Awards may be granted in lieu of cash compensation, including in lieu of cash amounts payable under other plans of the Company or any Affiliate, in which the value of Shares subject to the Award is equivalent in value to the cash compensation (for example, RSUs or Restricted Stock).

7.	AWARD AGREEMENT

The grant of any Award may be contingent upon the Grantee executing an appropriate Award Agreement, in such form or forms as the Board shall from time to time determine. Without limiting the foregoing, an Award Agreement may be provided in the form of a notice that provides that acceptance of the Award constitutes acceptance of all terms and conditions of the Plan and the notice. Award Agreements granted from time to time or at the same time need not contain similar provisions but shall be consistent with the terms and conditions of the Plan. Each Award Agreement evidencing an Award of Options shall specify whether such Options are intended to be Non-qualified Stock Options or Incentive Stock Options, and in the absence of such specification such options shall be deemed Non-qualified Stock Options.

8.	TERMS AND CONDITIONS OF OPTIONS

8.1.        Option Price

The Option Price of each Option shall be fixed by the Board and stated in the related Award Agreement. The Option Price of each Option (except those that constitute Substitute Awards) shall be at least the Fair Market Value on the Grant Date; provided, however, that in the event that a Grantee is a Ten Percent Stockholder as of the Grant Date, the Option Price of an Option granted to such Grantee that is intended to be an Incentive Stock Option shall be not less than 110% of the Fair Market Value on the Grant Date. In no case shall the Option Price of any Option be less than the par value of a Share.

8.2.        Vesting

Subject to Section 8.3, each Option shall become exercisable at such times and under such conditions (including performance requirements) as stated in the Award Agreement.

8.3.         Term

Each Option shall terminate, and all rights to purchase Shares thereunder shall cease, 10 years from the Grant Date, or under such circumstances and on such date prior thereto as is set forth in the Plan or as may be fixed by the Board and stated in the related Award Agreement; provided, however, that in the event that the Grantee is a Ten Percent Stockholder, an Option granted to such Grantee that is intended to be an Incentive Stock Option at the Grant Date shall not be exercisable after the expiration of five years from its Grant Date.

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8.4.        Limitations on Exercise of Option

Notwithstanding any other provision of the Plan, in no event may any Option be exercised, in whole or in part, (i) prior to the date the Plan is approved by the Stockholders as provided herein or (ii) after the occurrence of an event that results in termination of the Option.

8.5.        Method of Exercise

An Option that is exercisable may be exercised by the Grantee’s delivery of a notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. To be effective, notice of exercise must be made in accordance with procedures established by the Company from time to time.

8.6.        Rights of Holders of Options

Unless otherwise provided in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a Stockholder (for example, the right to receive cash or dividend payments or distributions attributable to the subject Shares or to direct the voting of the subject Shares) until the Shares covered thereby are fully paid and issued to him. Except as provided in Section 15 or the related Award Agreement, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

8.7.        Delivery of Stock Certificates

Subject to Section 3.6, promptly after the exercise of an Option by a Grantee and the payment in full of the Option Price, such Grantee shall be entitled to the issuance of a stock certificate or certificates evidencing his or her ownership of the Shares subject to the Option.

8.8.        Limitations on Incentive Stock Options

An Option shall constitute an Incentive Stock Option only (i) if the Grantee is an employee of the Company or any Subsidiary, (ii) to the extent specifically provided in the related Award Agreement and (iii) to the extent that the aggregate Fair Market Value (determined at the time the Option is granted) with respect to which all Incentive Stock Options held by such Grantee become exercisable for the first time during any calendar year (under the Plan and all other plans of the Grantee’s employer and its Affiliates) does not exceed $100,000. This limitation shall be applied by taking Options into account in the order in which they were granted.

9.	TERMS AND CONDITIONS OF STOCK APPRECIATION RIGHTS

9.1.        Right to Payment

A SAR shall confer on the Grantee a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value on the date of exercise over (ii) the SAR Exercise Price, as determined by the Board. The Award Agreement for a SAR (except those that constitute Substitute Awards) shall specify the SAR Exercise Price, which shall be fixed on the Grant Date as not less than the Fair Market Value on that date. SARs may be granted alone or in conjunction with all or part of an Option or at any subsequent time during the term of such Option or in conjunction with all or part of any other Award. A SAR granted in tandem with an outstanding Option following the Grant Date of such Option shall have a grant price that is equal to the Option Price; provided, however, that the SAR’s grant price may not be less than the Fair Market Value on the Grant Date of the SAR to the extent required by Section 409A.

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9.2.        Other Terms

The Board shall determine the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the time or times at which SARs shall cease to be or become exercisable following Separation from Service or upon other conditions, the method of exercise, whether or not a SAR shall be in tandem or in combination with any other Award and any other terms and conditions of any SAR.

9.3.        Term of SARs

The term of a SAR shall be determined by the Board; provided, however, that such term shall not exceed 10 years.

9.4.         Payment of SAR Amount

Upon exercise of a SAR, a Grantee shall be entitled to receive payment from the Company (in cash or Shares, as determined by the Board) in an amount determined by multiplying:

(i)	the difference between the Fair Market Value on the date of exercise over the SAR Exercise Price; by
(ii)	the number of Shares with respect to which the SAR is exercised.
10.	TERMS AND CONDITIONS OF RESTRICTED STOCK AND RESTRICTED STOCK UNITS

10.1.      Restrictions

At the time of grant, the Board may establish a period of time (a “Restricted Period”) and any additional restrictions including the satisfaction of corporate or individual performance objectives applicable to an Award of Restricted Stock or RSUs. Each Award of Restricted Stock or RSUs may be subject to a different Restricted Period and additional restrictions. Neither Restricted Stock nor RSUs may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period or prior to the satisfaction of any other applicable restrictions.

10.2.      Restricted Stock Certificates

The Company shall issue Shares, in the name of each Grantee to whom Restricted Stock has been granted, stock certificates or other evidence of ownership representing the total number of Shares of Restricted Stock granted to the Grantee, as soon as reasonably practicable after the Grant Date. The Board may provide in an Award Agreement that either (i) the Secretary of the Company shall hold such certificates for the Grantee’s benefit until such time as the Restricted Stock is forfeited to the Company or the restrictions lapse, or (ii) such certificates shall be delivered to the Grantee; provided, however, that such certificates shall bear a legend or legends that comply with the applicable securities laws and regulations and make appropriate reference to the restrictions imposed under the Plan and the Award Agreement.

10.3.      Rights of Holders of Restricted Stock

Unless the otherwise provided in the applicable Award Agreement and subject to Section 17.10, holders of Restricted Stock shall have rights as Stockholders, including voting and dividend rights.

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10.4.      Rights of Holders of RSUs

10.4.1.  Settlement of RSUs

RSUs may be settled in cash or Shares, as determined by the Board and set forth in the Award Agreement. The Award Agreement shall also set forth whether the RSUs shall be settled (i) within the time period specified for “short term deferrals” under Section 409A or (ii) otherwise within the requirements of Section 409A, in which case the Award Agreement shall specify upon which events such RSUs shall be settled.

10.4.2.  Voting and Dividend Rights

Unless otherwise provided in the applicable Award Agreement and subject to Section 17.10, RSU holders shall not have rights as Stockholders, including voting or dividend or dividend equivalents rights.

10.4.3.  Creditor’s Rights

An RSU holder shall have no rights other than those of a general creditor of the Company. RSUs represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement.

10.5.      Purchase of Restricted Stock

The Grantee shall be required, to the extent required by applicable law, to purchase the Restricted Stock from the Company at a Purchase Price equal to the greater of (i) the aggregate par value of the Shares represented by such Restricted Stock or (ii) the Purchase Price, if any, specified in the related Award Agreement. If specified in the Award Agreement, the Purchase Price may be deemed paid by Services already rendered. The Purchase Price shall be payable in a form described in Section 11 or, if so determined by the Board, in consideration for past Services rendered.

10.6.      Delivery of Shares

Upon the expiration or termination of any Restricted Period and the satisfaction of any other conditions prescribed by the Board, the restrictions applicable to Shares of Restricted Stock or RSUs settled in Shares shall lapse, and, unless otherwise provided in the applicable Award Agreement, a stock certificate for such Shares shall be delivered, free of all such restrictions, to the Grantee or the Grantee’s beneficiary or estate, as the case may be.

11.	FORM OF PAYMENT FOR OPTIONS AND RESTRICTED STOCK

11.1.      General Rule

Payment of the Option Price for the Shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock shall be made in cash or in cash equivalents acceptable to the Company, except as provided in this Section 11.

11.2.      Surrender of Shares

To the extent the Award Agreement so provides, payment of the Option Price for Shares purchased pursuant to the exercise of an Option or the Purchase Price for Restricted Stock may be made all or in part through the tender to the Company of Shares, which Shares shall be valued, for purposes of determining the extent to which the Option Price or Purchase Price for Restricted Stock has been paid, at their Fair Market Value on the date of exercise or surrender. Notwithstanding the foregoing, in the case of an Incentive Stock Option, the right to make payment in the form of already-owned Shares may be authorized only at the time of grant.

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11.3.      Cashless Exercise

With respect to an Option only (and not with respect to Restricted Stock), to the extent permitted by law and to the extent the Award Agreement so provides, payment of the Option Price may be made all or in part by delivery (on a form acceptable to the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of the Option Price and any withholding taxes described in Section 17.3.

11.4.      Other Forms of Payment

To the extent the Award Agreement so provides, payment of the Option Price or the Purchase Price for Restricted Stock may be made in any other form that is consistent with applicable laws, regulations and rules, including the Company’s withholding of Shares otherwise due to the exercising Grantee.

12.	TERMS AND CONDITIONS OF PERFORMANCE AWARDS

12.1.      Performance Conditions

The right of a Grantee to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions.

12.2.      Performance Awards Granted to Designated Covered Employees

If and to the extent that the Committee determines that a Performance Award to be granted to a Grantee who is designated by the Committee as likely to be a Covered Employee should qualify as “performance-based compensation” for purposes of Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms and conditions set forth in this Section 12.2. Notwithstanding anything herein to the contrary, the Committee may provide for Performance Awards to Covered Employees that are not intended to qualify as “performance-based compensation” for purposes of Section 162(m).

12.2.1.  Performance Goals Generally

The performance goals for Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 12.2. Performance goals shall be objective and shall otherwise meet the requirements of Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that Performance Awards shall be granted, exercised and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant, exercise and/or settlement of the Performance Awards. Performance goals may be established on a Company-wide basis, or with respect to one or more business units, divisions, Affiliates or business segments, as applicable. Performance goals may be absolute or relative (to the performance of one or more comparable companies or indices). To the extent consistent with the requirements of Section 162(m), the Committee may determine at the time that goals under this Section 12 are established the extent to which measurement of performance goals may exclude the impact of charges for restructuring, discontinued operations, extraordinary items, debt redemption or retirement, asset write downs, litigation or claim judgments or settlements, acquisitions or divestitures, foreign exchange gains and losses and other extraordinary, unusual or non-recurring items, and the cumulative effects of tax or accounting changes (each as defined by generally accepted accounting principles and as identified in the Company’s financial statements or other SEC filings). Performance goals may differ for Performance Awards granted to any one Grantee or to different Grantees.

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12.2.2.  Business Criteria

One or more of the following business criteria for the Company, on a consolidated basis, and/or specified Affiliates or business units of the Company (except with respect to the total stockholder return and earnings per share criteria), shall be used exclusively by the Committee in establishing performance goals for Performance Awards: (i) cash flow; (ii) earnings per share, as adjusted for any stock split, stock dividend or other recapitalization; (iii) earnings measures (including EBIT and EBITDA)); (iv) return on equity; (v) total stockholder return; (vi) share price performance, as adjusted for any stock split, stock dividend or other recapitalization; (vii) return on capital; (viii) revenue; (ix) income; (x) profit margin; (xi) return on operating revenue; (xii) brand recognition or acceptance; (xiii) customer metrics (including customer satisfaction, customer retention, customer profitability or customer contract terms); (xiv) productivity; (xv) expense targets; (xvi) market share; (xvii) cost control measures; (xviii) balance sheet metrics; (xix) strategic initiatives; (xx) implementation, completion or attainment of measurable objectives with respect to recruitment or retention of personnel or employee satisfaction; (xxi) return on assets; (xxii) growth in net sales; (xxiii) the ratio of net sales to net working capital; (xxiv) stockholder value added; (xxv) improvement in management of working capital items (inventory, accounts receivable or accounts payable); (xxvi) sales from newly-introduced products; (xxvii) successful completion of, or achievement of milestones or objectives related to, financing or capital raising transactions, strategic acquisitions or divestitures, joint ventures, partnerships, collaborations or other transactions; (xxviii) product quality, safety, productivity, yield or reliability (on time and complete orders); (xxix) funds from operations; (xxx) regulatory body approval for commercialization of a product; (xxxi) debt levels or reduction or debt ratios; (xxxii) economic value; (xxxiii) operating efficiency; (xxxiv) research and development achievements; or (xxxv) any combination of the forgoing business criteria; provided, however, that such business criteria shall include any derivations of business criteria listed above (e.g., income shall include pre-tax income, net income and operating income).

12.2.3.  Timing for Establishing Performance Goals

Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to Performance Awards, or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m).

12.2.4.  Settlement of Performance Awards; Other Terms

Settlement of Performance Awards may be in cash, Shares, other Awards or other property, as determined by the Committee. The Committee may reduce the amount of a settlement otherwise to be made in connection with Performance Awards.

12.3.      Written Determinations

All determinations by the Committee as to the establishment of performance goals, the amount of any Performance Award pool or individual Performance Awards and as to the achievement of performance goals relating to Performance Awards, shall be made in writing in the case of any Award intended to qualify as “performance-based compensation” under Section 162(m) as required by Section 162(m). To the extent permitted by Section 162(m), the Committee may delegate any responsibility relating to such Performance Awards.

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12.4.      Status of Section 12.2 Awards under Section 162(m)

It is the intent of the Company that Performance Awards under Section 12.2 granted to persons who are designated by the Committee as likely to be Covered Employees within the meaning of Section 162(m) shall, if so designated by the Committee, qualify as “performance-based compensation” within the meaning of Section 162(m). Accordingly, the terms and conditions of Section 12.2, including the definitions of Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Section 162(m). The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Grantee will be a Covered Employee with respect to a fiscal year that has not yet been completed, the term Covered Employee as used herein shall mean only a person designated by the Committee, at the time of grant of Performance Awards, as likely to be a Covered Employee with respect to that fiscal year or any subsequent fiscal year. If any provision of the Plan or any agreement relating to such Performance Awards does not comply or is inconsistent with the requirements of Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.

13.	other SHARE-based awards

13.1.      Grant of Other Share-based Awards

Other Share-based Awards may be granted either alone or in addition to or in conjunction with other Awards. Other Share-based Awards may be granted in lieu of other cash or other compensation to which a Service Provider is entitled from the Company or may be used in the settlement of amounts payable in Shares under any other compensation plan or arrangement of the Company. Subject to the provisions of the Plan, the Board shall have the authority to determine the persons to whom and the time or times at which such Awards will be made, the number of Shares to be granted pursuant to such Awards, and all other terms and conditions of such Awards. Unless the Board determines otherwise, any such Award shall be confirmed by an Award Agreement, which shall contain such provisions as the Board determines to be necessary or appropriate to carry out the intent of the Plan with respect to such Award.

13.2.      Terms of Other Share-based Awards

Any Common Stock subject to Awards made under this Section 13 may not be sold, assigned, transferred, pledged or otherwise encumbered prior to the date on which the Shares are issued, or, if later, the date on which any applicable restriction, performance or deferral period lapses.

14.	REQUIREMENTS OF LAW

14.1.        General

The Company shall not be required to sell or issue any Shares under any Award if the sale or issuance of such Shares would constitute a violation by the Grantee, any other individual exercising an Option or the Company of any provision of any law or regulation of any governmental authority, including any federal or state securities laws or regulations. If at any time the Board determines that the listing, registration or qualification of any Shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of Shares hereunder, no Shares may be issued or sold to the Grantee or any other individual exercising an Option pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any Shares underlying an Award, unless a registration statement under such Act is in effect with respect to the Shares covered by such Award, the Company shall not be required to sell or issue such Shares unless the Board has received evidence satisfactory to it that the Grantee or any other individual exercising an Option may acquire such Shares pursuant to an exemption from registration under the Securities Act. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance of Shares pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the Shares covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

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14.2.      Rule 16b-3

During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards and the exercise of Options granted to officers and directors hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Board or Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Board, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Board may modify the Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

15.	EFFECT OF CHANGES IN CAPITALIZATION

15.1.      Changes in Common Stock

If (i) the number of outstanding Shares is increased or decreased or the Shares are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of Shares, exchange of Shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in such Shares effected without receipt of consideration by the Company occurring after the Effective Date or (ii) there occurs any spin-off, split-up, extraordinary cash dividend or other distribution of assets by the Company, the number and kinds of shares for Awards granted (including the per-Grantee maximums set forth in Section 4) shall be equitably adjusted by the Company; provided that any such adjustment shall comply with Section 409A. In addition, in the event of any such increase or decrease in the number of outstanding Shares or other transaction described in clause (ii) above, the number and kind of Shares for which Awards are outstanding and the Option Price per Share of outstanding Options and SAR Exercise Price per Share of outstanding SARs shall be equitably adjusted; provided that any such adjustment shall comply with Section 409A.

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15.2.      Effect of Certain Transactions

Except as otherwise provided in an Award Agreement and subject to the provisions of Section 15.3, in the event of a Corporate Transaction, the Plan and the Awards shall continue in effect in accordance with their respective terms and conditions, except that following a Corporate Transaction either (i) each outstanding Award shall be treated as provided for in the agreement entered into in connection with the Corporate Transaction or (ii) if not so provided in such agreement, each Grantee shall be entitled to receive in respect of each Share subject to any outstanding Awards, upon exercise or payment or transfer in respect of any Award, the same number and kind of stock, securities, cash, property or other consideration that each holder of a Share was entitled to receive in the Corporate Transaction in respect of a Share; provided, however, that, unless otherwise determined by the Board, such stock, securities, cash, property or other consideration shall remain subject to all of the conditions, restrictions and performance criteria that were applicable to the Awards prior to such Corporate Transaction. Without limiting the generality of the foregoing, the treatment of outstanding Options and SARs pursuant to this Section 15.2 in connection with a Corporate Transaction in which the consideration paid or distributed to the Stockholders is not entirely shares of common stock of the acquiring or resulting corporation may include the cancellation of outstanding Options and SARs upon consummation of the Corporate Transaction as long as, at the election of the Board, (i) the holders of affected Options and SARs have been given a period of at least 15 days prior to the date of the consummation of the Corporate Transaction to exercise the Options or SARs (to the extent otherwise exercisable) or (ii) the holders of the affected Options and SARs are paid (in cash or cash equivalents) in respect of each Share covered by the Option or SAR being canceled an amount equal to the excess, if any, of the per Share price paid or distributed to stockholders in the Corporate Transaction (the value of any non-cash consideration to be determined by the Board) over the Option Price or SAR Exercise Price, as applicable. For avoidance of doubt, (1) the cancellation of Options and SARs pursuant to clause (ii) of the preceding sentence may be effected notwithstanding anything to the contrary contained in the Plan or any Award Agreement and (2) if the amount determined pursuant to clause (ii) of the preceding sentence is zero or less, the affected Option or SAR may be cancelled without any payment therefore. The treatment of any Award as provided in this Section 15.2 shall be conclusively presumed to be appropriate for purposes of Section 15.1.

15.3.      Change in Control

15.3.1.  Consequences of a Change in Control

For Awards granted to Non-Employee Directors, except as may otherwise be provided in the applicable Award Agreement, upon a Change in Control all such outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to such outstanding Awards shall lapse and become vested and non-forfeitable, and any specified performance goals with respect to outstanding Awards shall be deemed to be satisfied at target.

For Awards granted to any other Service Providers, except as may otherwise be provided in the applicable Award Agreement, either of the following provisions shall apply, depending on whether, and the extent to which, such Awards are assumed, converted or replaced by the resulting entity in a Change in Control:

(i)	To the extent such Awards are not assumed, converted or replaced by the resulting entity in the Change in Control, then upon the Change in Control such outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to such outstanding Awards, other than for Performance Awards, shall lapse and become vested and non-forfeitable, and for any outstanding Performance Awards the target payout opportunities attainable under such Awards shall be deemed to have been fully earned as of the Change in Control based upon the greater of (A) an assumed achievement of all relevant performance goals at the “target” level or (B) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end preceding the Change in Control and the Award shall become vested pro rata based on the portion of the applicable performance period completed through the date of the Change in Control.

(ii)	To the extent such Awards are assumed, converted or replaced by the resulting entity in the Change in Control, if, within two years after the Change in Control, the Service Provider has a Separation from Service either (1) by the Company other than for Cause or (2) by the Service Provider for “good reason” (as defined in the applicable Award Agreement), then such outstanding Awards that may be exercised shall become fully exercisable, all restrictions with respect to such outstanding Awards, other than for Performance Awards, shall lapse and become vested and non-forfeitable, and for any outstanding Performance Awards the target payout opportunities attainable under such Awards shall be deemed to have been fully earned as of the Separation from Service based upon the greater of (A) an assumed achievement of all relevant performance goals at the “target” level or (B) the actual level of achievement of all relevant performance goals against target as of the Company’s fiscal quarter end preceding the Change in Control and the Award shall become vested pro rata based on the portion of the performance period completed through the date of the Separation from Service.

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15.3.2.  Change in Control Defined

Unless otherwise provided in the applicable Award Agreement, a “Change in Control” means the consummation of any of the following events:

(i)	The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), other than the Company or any subsidiary, affiliate (within the meaning of Rule 144 promulgated under the Securities Act) or employee benefit plan of the Company, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 51% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”); or

(ii)	A reorganization, merger, consolidation or recapitalization of the Company (a “Business Combination”), other than a Business Combination in which 51% or more of the combined voting power of the outstanding voting securities of the surviving or resulting entity immediately following the Business Combination is held by the Persons who, immediately prior to the Business Combination, were the holders of the Voting Securities; or

(iii)	A complete liquidation or dissolution of the Company, or a sale of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, if it is determined that an Award is subject to the requirements of Section 409A and payable upon a Change in Control, the Company will not be deemed to have undergone a Change in Control for purposes of the Plan unless the Company is deemed to have undergone a “change in control event” pursuant to the definition of such term in Section 409A.

15.4.      Adjustments

Adjustments under this Section 15 related to Shares or securities of the Company shall be made by the Board. No fractional Shares or other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any adjustment shall be eliminated in each case by rounding downward to the nearest whole Share.

16.	No Limitations on Company

The making of Awards shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure or to merge, consolidate, dissolve or liquidate, or to sell or transfer all or any part of its business or assets.

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17.	TERMS APPLICABLE GENERALLY TO AWARDS

17.1.      Disclaimer of Rights

No provision in the Plan or in any Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company or any Affiliate either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company or any Affiliate. In addition, notwithstanding anything contained in the Plan to the contrary, unless otherwise provided in the applicable Award Agreement, no Award shall be affected by any change of duties or position of the Grantee, so long as such Grantee continues to be a Service Provider. The obligation of the Company to pay any benefits pursuant to the Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any Grantee or beneficiary under the terms and conditions of the Plan.

17.2.      Nonexclusivity of the Plan

Neither the adoption of the Plan nor the submission of the Plan to the Stockholders for approval shall be construed as creating any limitations upon the right and authority of the Board or its delegate to adopt such other compensation arrangements as the Board or its delegate determines desirable.

17.3.      Withholding Taxes

The Company or an Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any federal, state or local taxes required by law to be withheld (i) with respect to the vesting of or other lapse of restrictions applicable to an Award, (ii) upon the issuance of any Shares upon the exercise of an Option or SAR or (iii) otherwise due in connection with an Award. At the time of such vesting, lapse or exercise, the Grantee shall pay to the Company or the Affiliate, as the case may be, any amount that the Company or the Affiliate may reasonably determine to be necessary to satisfy such withholding obligation. Subject to the prior approval of the Board, the Grantee may elect to satisfy such obligations, or the Company may require such obligations to be satisfied, in whole or in part, (i) by causing the Company or the Affiliate to withhold the minimum required number of Shares otherwise issuable to the Grantee as may be necessary to satisfy such withholding obligation or (ii) by delivering to the Company or the Affiliate Shares already owned by the Grantee. The Shares so delivered or withheld shall have an aggregate Fair Market Value equal to such withholding obligations. The Fair Market Value used to satisfy such withholding obligation shall be determined by the Company or the Affiliate as of the date that the amount of tax to be withheld is to be determined. A Grantee who has made an election pursuant to this Section 17.3 may satisfy his or her withholding obligation only with Shares that are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

17.4.      Other Provisions

Each Award Agreement may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Board. In the event of any conflict between the terms and conditions of an employment agreement and the Plan, the terms and conditions of the employment agreement shall govern.

17.5.      Severability

If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms and conditions, and all provisions shall remain enforceable in any other jurisdiction.

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17.6.      Governing Law

The Plan shall be governed by and construed in accordance with the laws of the State of Nevada without giving effect to the principles of conflicts of law, and applicable Federal law.

17.7.      Section 409A

The Plan is intended to comply with Section 409A and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable laws require otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Plan during the six-month period immediately following the Grantee’s Separation from Service shall instead be paid on the first payroll date after the six-month anniversary of the Grantee’s Separation from Service (or the Grantee’s death, if earlier). Notwithstanding the foregoing, neither the Company nor the Board shall have any obligation to take any action to prevent the assessment of any excise tax or penalty on any Grantee under Section 409A and neither the Company nor the Board shall have any liability to any Grantee for such tax or penalty.

17.8.      Separation from Service

The Board shall determine the effect of a Separation from Service upon Awards, and such effect shall be set forth in the applicable Award Agreement. Without limiting the foregoing, the Board may provide in the Award Agreements at the time of grant, or any time thereafter with the consent of the Grantee, the actions that will be taken upon the occurrence of a Separation from Service, including accelerated vesting or termination, depending upon the circumstances surrounding the Separation from Service.

17.9.      Transferability of Awards

17.9.1.  Transfers in General

Except as provided in Section 17.9.2, no Award shall be assignable or transferable by a Grantee, other than by will or the laws of descent and distribution, and, during the lifetime of the Grantee, only the Grantee personally (or the Grantee’s personal representative) may exercise rights under the Plan.

17.9.2.  Family Transfers

If authorized in the applicable Award Agreement, a Grantee may transfer, not for value, all or part of an Award (other than Incentive Stock Options) to any Family Member. For the purpose of this Section 17.9.2, a “not for value” transfer is a transfer that is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights or (iii) a transfer to an entity in which more than 50% of the voting interests are owned by Family Members (or the Grantee) in exchange for an interest in that entity. Following a transfer under this Section 17.9.2, any such Award shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Awards are prohibited except to Family Members of the original Grantee in accordance with this Section 17.9.2 or by will or the laws of descent and distribution.

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17.10.    Dividends and Dividend Equivalent Rights

If specified in the Award Agreement, the recipient of an Award may be entitled to receive, currently or on a deferred basis, dividends or dividend equivalents with respect to the Common Stock or other securities covered by an Award. The terms and conditions of a dividend equivalent right may be set forth in the Award Agreement. Dividend equivalents credited to a Grantee may be paid currently or may be deemed to be reinvested in additional Shares or other securities of the Company at a price per unit equal to the Fair Market Value on the date that such dividend was paid to stockholders, as determined by the Board. Notwithstanding the foregoing, in no event will dividends or dividend equivalents on any Award that is subject to the achievement of performance criteria be payable before the Award has become earned and payable.

17.11.    Plan Construction

In the Plan, unless otherwise stated, the following uses apply: (i) references to a statute or law refer to the statute or law and any amendments and any successor statutes or laws, and to all valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder, as amended, or their successors, as in effect at the relevant time; (ii) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to and including”; (iii) indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company; (iv) the words “include,” “includes” and “including” (and the like) mean “include, without limitation,” “includes, without limitation” and “including, without limitation” (and the like), respectively; (v) all references to articles and sections are to articles and sections in the Plan; (vi) all words used shall be construed to be of such gender or number as the circumstances and context require; (vii) the captions and headings of articles and sections have been inserted solely for convenience of reference and shall not be considered a part of the Plan, nor shall any of them affect the meaning or interpretation of the Plan or any of its provisions; (viii) any reference to an agreement, plan, policy, form, document or set of documents, and the rights and obligations of the parties under any such agreement, plan, policy, form, document or set of documents, shall mean such agreement, plan, policy, form, document or set of documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and (ix) all accounting terms not specifically defined shall be construed in accordance with generally accepted accounting principles.

The Plan was adopted by the Board on April 20, 2016 and was approved by the Stockholders on [__________], 2016.

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Annex F

SECOND AMENDMENT TO

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A 8% CONVERTIBLE PREFERRED STOCK

This Second Amendment (this “Amendment”), made as of ________, 2016, by and between Lilis Energy, Inc., a Nevada corporation (the “Company”), and each holder executing a signature page hereto (the “Holders”), amends that certain Certificate of Designation of Preferences, Rights and Limitations of Series A 8% Convertible Preferred Stock, dated as of May 30, 2014, as amended on June 12, 2014 (the “Certificate of Designations”).

Recitals

WHEREAS, the Company entered into an Agreement and Plan of Merger, dated as of December 29, 2015, as amended on January 20, 2016 and March 24, 2016, by and among the Company, Lilis Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of the Company, and Brushy Resources, Inc., a Delaware corporation (the “Merger Agreement”) pursuant to which Merger Sub shall be merged with and into Brushy with Brushy becoming a wholly-owned subsidiary of Lilis;

WHEREAS, pursuant to the Merger Agreement and as a condition to closing the transactions contemplated therein, the Company agreed to convert the outstanding shares of the Company’s Series A 8% Convertible Preferred Stock, par value $0.0001 per share (the “Preferred Stock”), into shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock” and altogether, the “Preferred Conversion”);

WHEREAS, the Conversion Price (as defined in the Section 6(b) of the Certificate of Designations) is currently $2.41;

WHEREAS, the Board of Directors of the Company, deeming it desirable and in the best interest of the Company and its stockholders, duly adopted resolutions approving a reduction in the Conversion Price to $0.50;

WHEREAS, pursuant to Section 4 of the Certificate of Designations, any amendment to the Certificate of Designations must be approved by the holders of a majority of the then outstanding shares of the Preferred Stock;

WHEREAS, the Company and the Holders now wish to amend the Certificate of Designations in order to reduce the Conversion Price to $0.50; and

WHEREAS, the Holders hold at least a majority of the outstanding shares of the Preferred Stock as of the date hereof.

NOW THEREFORE, in consideration of the promises and mutual covenants and obligations herein set forth and for other good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, accepted and agreed to, the parties hereto, intending to be legally bound, hereby agree as follows:

Agreement

1.           Conversion. The Company and the Holders hereby agree to replace the definition of “Conversion Date” in Section 1 of the Certificate of Designations in its entirety with the following:

““Conversion Date” shall have the meaning set forth in Sections 6(a)(i) and (a)(ii).”

2.           Conversion. The Company and the Holders hereby agree to replace the definition of “Conversion Date” in Section 1 of the Certificate of Designations in its entirety with the following:

““Notice of Conversion” shall have the meaning set forth in Section 6(a)(i).”

3.           Conversion. The Company and the Holders hereby agree to replace Section 6(a) of the Certificate of Designations in its entirety with the following:

“a) Conversions at Option of Holder; Automatic Conversion.

i.           Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitations set forth in Section 6(d)) determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers by facsimile such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and shall not be reissued.

ii.           Upon the occurrence of the later of (i) the receipt of the requisite approval by the common stockholders of the proposal to approve the issuance of common stock upon the automatic conversion of the Preferred Stock, as set forth in the Corporation’s Registration Statement on Form S-4 (File No. __________), and (ii) the closing of the Merger (such date, a “Conversion Date”), each outstanding share of Preferred Stock shall automatically convert, in full, without any further action by any Holder, into shares of Common Stock as determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price (the “Automatic Conversion”). On the Conversion Date with respect to the Automatic Conversion, any right to dividends owed as accrued and unpaid (whether in cash or kind) on the Preferred Stock is hereby waived and forfeited and no dividends on the Preferred Stock will be due and payable. For the avoidance of doubt, the restrictions and limitations set forth in Section 6(d) shall not apply to the Automatic Conversion, and each of the Corporation and each Holder hereby waives and forfeits any rights, restrictions, limitations or obligations with respect thereto. For the purposes of this Section 6(a)(ii), the term “Merger” shall mean the merger of Lilis Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation (“Merger Sub”), with and into Brushy Resources, Inc., a Delaware corporation (“Brushy”), with Brushy becoming a wholly-owned subsidiary of the Corporation, pursuant to the Agreement and Plan of Merger, dated as of December 29, 2015, as amended on January 20, 2016 and March 24, 2016, by and among the Corporation, Merger Sub and Brushy.”

4.           Conversion Price. The Company and the Holders hereby agree to replace Section 6(b) of the Certificate of Designations in its entirety with the following:

“b) Conversion Price. The conversion price for the Preferred Stock shall equal $0.50, subject to adjustment herein (the “Conversion Price”).”

5.           Binding Effect. The terms of this Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

6.           Reaffirmation of Terms. All terms of the Certificate of Designations, as previously amended, shall, except as amended hereby, remain in full force and effect, and are hereby ratified and confirmed.

7.           Governing Law. This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard for principles of conflict of laws thereof.

8.           Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment effective as of the date first set forth above.

COMPANY

Lilis Energy, Inc.

By:	/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Chief Executive Officer

HOLDER

By:
Name:
Title:

Annex G

DEBENTURE CONVERSION AGREEMENT

THIS DEBENTURE CONVERSION AGREEMENT (this “Agreement”) is made as of this 29th day of December, 2015, by and between Lilis Energy, Inc., a Nevada corporation (the “Company”), T.R. Winston & Company, as placement agent in the transactions through which the Holders purchased the Conversion Debentures, and continues to act as collateral agent in connection with the Conversion Debentures (“TRW”), and the parties designated on Exhibit A hereto as Holders (each a “Holder” and together the “Holders”).

RECITALS

WHEREAS, as of the date of this Agreement, there is $6,846,465 in outstanding aggregate principal amount of the Company’s 8% Senior Secured Convertible Debentures (the “Conversion Debentures”), which are convertible into shares of common stock of the Company, par value $0.0001 (the “Common Stock”), according to the terms of the Conversion Debentures;

WHEREAS, the Holders currently hold Conversion Debentures with aggregate outstanding principal amounts as set forth opposite each Holder’s name on Exhibit A attached hereto;

WHEREAS, TRW acted as placement agent in the transactions through which the Holders purchased the Conversion Debentures, and continues to act as collateral agent in connection with the Conversion Debentures;

WHEREAS, on January 31, 2014, a debenture conversion agreement was entered into between the Company, TRW and the Holders, pursuant to which $9,000,000 in aggregate principal amount of the Debentures (the “Initial Converting Debentures”) was converted into shares of Common Stock at a conversion price of $2.00 and each Holder received one warrant to purchase one share of Common Stock at an exercise price equal to $2.50 per share with an exercise term of 3 years from their respective dates of issuance;

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger with Brushy Resources, Inc. (the “Transaction”), which requires the conversion of the aggregate principal outstanding under such Holder’s Conversion Debentures into an aggregate of 13,692,930 shares of Common Stock; and

WHEREAS, in connection with the Transaction, the Company intends to file an S-4/Joint Proxy Statement, which will include a proposal to the Company’s stockholders to seek approval (“Stockholder Approval”) for the conversion of the Conversion Debentures on the terms set forth above.

AGREEMENT

NOW, THEREFORE, BE IT RESOLVED, that in consideration of the promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

2.             Agreement to Convert Debentures. The Company and each Holder hereby agree that upon execution of this Agreement (i) Holder consents to the Transaction for purposes of the negative covenants in the Conversion Debentures; (ii) upon the receipt of Stockholder Approval as described above, Holder will be deemed to have converted such Holder’s Conversion Debentures without any further action by the Holder, into shares of Common Stock as determined by dividing the aggregate principal amount of such Holder’s Conversion Debenture by $0.50 (the “Conversion Stock”) and (iii) that in consideration of the forgoing and on the Conversion Date, any right to payments owed as accrued and unpaid interest (whether in cash or kind) on the Conversion Debentures is hereby waived and forfeited and no interest on the Conversion Debentures will be due and payable.

3.             Company’s Representations and Warranties.  The Company represents and warrants that each share of the Conversion Stock will be duly authorized, validly issued, fully paid and nonassessable.

4.             Holders’ Representations, Warranties, Covenants and Agreements.  Each Holder hereby represents and warrants to, and covenants and agrees with, the Company as follows:

Such Holder is the record and beneficial holder of the Conversion Debentures set forth opposite such Holder’s name on Exhibit A attached hereto, free and clear of any liens and encumbrances.

(a)           Such Holder has had complete and unrestricted access to all material information about the Company that could affect such Holder’s decision to agree to the Conversion.  As a result of such Holder’s access to all such material information, such Holder acknowledges that such Holder is fully informed and knowledgeable about the Company, its business, operations and plans, and has therefore made a fair and reasoned decision to consent to the Conversion.

(b)           Such Holder acknowledges that an investment in the Conversion Stock involves a substantial degree of risk and is suitable only for persons with adequate means who have no need for liquidity in their investments.

(c)           Such Holder has knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Conversion Stock and the suitability of the investment for such Holder.

(d)           Such Holder is effecting the Conversion for investment purposes only and has no present intention to sell or exchange the Conversion Stock. Such Holder has adequate means for providing for his or her current needs in any foreseeable contingency, and such Holder has no need to sell the Conversion Stock in the foreseeable future.

(e)           Such Holder is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended.

(f)           Such Holder acknowledges that no federal or state agency has made any finding or determination as to the fairness of the Conversion, nor any recommendation or endorsement, of the issuance of the Conversion Stock in connection with the Conversion.

(g)           Such Holder acknowledges that none of the Conversion Stock has been registered under the Securities Act of 1933, as amended (the “Act”), or the blue sky laws of any state.

(h)           Such Holder understands that, in issuing the Conversion Stock, the Company has relied upon an exemption from registration provided in the Act and upon the foregoing representations and warranties of such Holder.

(i)            Such Holder hereby acknowledges that Holder has relied on his or her own independent tax counsel regarding the tax effects, if any, of the Conversion.

(j)            Such Holder hereby covenants and agrees that it shall not sell, transfer, assign, convey or otherwise dispose of any Conversion Debenture held by such Holder, until such time as the Company has requested and failed to receive, Stockholder Approval.

5.             Release of Security and Indebtedness.

(a)           Upon each Holder’s receipt of a certificate evidencing the number of shares of Common Stock in accordance with the terms hereof, in exchange for the cancellation in full of the Conversion Debentures held by the Holder on or before the Conversion Date pursuant to this Agreement and in lieu of payment in cash of the Company’s indebtedness to Holder, Holder hereby (i) acknowledges and agrees that receipt of the Conversion Stock will constitute payment in full and complete satisfaction of the Conversion Debentures held by the Holder, and (ii) agrees that effective upon receipt by Holder of the Conversion Stock (a) all security interests, mortgages and other liens, if any, which the Company may have granted to Holder, or which Holder may otherwise possess with respect to any assets or properties of the Company, shall automatically be released and terminated, and (b) the Company shall have no further liabilities or obligations to Holder.

(b)           Each Holder (1) will cause TRW to file, any UCC-3 financing statement terminating Holder’s liens in any assets or properties of the Company and if TRW does not file such termination statement promptly upon request, each Holder authorizes the Company to file such a termination statement, (2) agrees to promptly execute and deliver the Company or such other party as the Company may direct in writing following payment in full of the Conversion Stock, such Uniform Commercial Code financing statement amendments, terminations, releases, or other agreements and documents, as the Company may request to evidence the release and termination of Holder’s liens in any assets or properties of the Company including, but not limited to, releases of all mortgages made by the Company in favor of Holder and (3) authorizes the Company, or its designees, to take any other action reasonably necessary to effect the foregoing.

(c)           Each Holder, on behalf of itself and its successors and assigns, do hereby forever release, discharge and acquit the Company and each of its subsidiaries, affiliates, officers, members, managers, agents and employees, and their respective successors, heirs, and assigns, and each of them (collectively and severally, “Releasees”) of and from any and all of the following: claims, demands, obligations, liabilities, indebtednesses, breaches of contract, breaches of duty or any relationship, acts, omissions, misfeasance, malfeasance, cause or causes of actions, debts, sums of money, accounts, compensations, contracts, controversies, promises, damages, costs, attorneys’ fees, losses and expenses, of every type, kind, nature, description or character, and irrespective of how, why, or by reason of what facts, whether heretofore, now existing or hereafter arising, or which could, might, or may be claimed to exist, or whatever kind or name, whether known or unknown, suspected or unsuspected, liquidated or unliquidated, each as though fully set forth herein at length other than the Company’s obligations under this Agreement.

(d)           If Holder is afforded the protections of the Civil Code of California, each Holder further acknowledges that the release contained herein includes relinquishing all rights and benefits afforded by Section 1542 of the Civil Code of California (“Section 1542”), which provides as follows:

“A general release does not extend to claims which the [Holder] does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the Company.”

Holder understands and acknowledges the significance and consequences of a specific waiver of Section 1542, that Holder intends to waive, and assume the risk relating to, existing but as yet unknown claims and have been encouraged by the Releasees to consult independent legal counsel in relation to Holders’ relinquishment of all rights and benefits afforded by Section 1542.

6.             Miscellaneous.

(a)           All capitalized terms used in this Agreement but not defined herein shall have the meaning set forth in the Conversion Debentures.

(b)           Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(c)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(d)           This Agreement shall be binding on and inure to the benefit of each party hereto and his or its legal representatives, successors and assigns.

(e)           This Agreement shall be governed by and construed in accordance with the law of the State of New York, without regard to the conflicts of law rules of such state.

(f)            This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(g)           The headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement;

(h)           This Agreement constitutes the entire agreement between and among the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between and among the parties with respect to the subject matter hereof and thereof.  No provision of this Agreement is intended to confer upon any person other than the parties hereto any rights or remedies hereunder;

(i)            In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby;

(j)            Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(k)           Each Holder agrees that irreparable damage to the Company would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the parties may be entitled by law or equity.

[Signatures Follow]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

LILIS ENERGY, INC.

By	/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Chief Executive Officer

Address for Notices:

Lilis Energy, Inc.
216 16th Street
Suite 1350
Denver, CO 80202
Attention: Chief Financial Officer
Telephone: 303-893-9000
Fax: (303) 957-2234

PLACEMENT AND COLLATERAL AGENT:

T.R. Winston & Company, LLC, a Delaware limited liability company

/s/ G. Tyler Runnels
Name:	G. Tyler Runnels
Title:	Chairman & CEO

HOLDERS:

EZ Colony Partners, LLC, a Delaware limited liability company

/s/ Marc Ezralow
Name:	Marc Ezralow as Trustee of the Marc
Ezralow 1997 Trust
Title:	Manager and Member

Jonathan & Nancy Glaser Family Trust DTD 12/16/1998 Jonathan M. Glaser and Nancy E. Glaser TTEES

/s/ Jonathan Glaser
Name:	Jonathan Glaser
Title:	Trustee

Wallington Investment Holdings, Ltd.

/s/ Pierre Caland
Name:	Pierre Caland
Title:	Director

Steven B. Dunn and Laura Dunn Revocable Trust DTD 10/28/10, Steven B. Dunn & Laura Dunn TTEES

/s/ Steven B. Dunn
Name:	Steven B. Dunn
Title:	Trustee

G. Tyler Runnels and Jasmine N. Runnels TTEES The Runnels Family Trust DTD 1-11-2000

/s/ G. Tyler Runnels
Name:	G. Tyler Runnels
Title:	Trustee

EMSE, LLC, a Delaware limited liability company

/s/ Marc Ezralow
Name: Title:	Marc Ezralow as Trustee of the Marc Ezralow 1997 Trust Manager and Member

Address for Notices (all Holders):
T.R. Winston & Company, LLC
2049 Century Park East
Suite 320
Los Angeles, CA 90067

EXHIBIT A

Holder	Total Outstanding Amount (Excluding Interest)	Total Outstanding Amount of Accrued and Unpaid Interest	Total Debenture Amount to Be Converted on the Conversion Date	Total Percentage to be Converted on the Date Hereof
The Runnels Family Trust DTD 1-11-2000	$854,229.90	$0	$854,229.90	100%
Jonathan & Nancy Glaser Family Trust DTD 12-16-98	$1,159,459.80	$0	$1,159,459.80	100%
Wallington Investment Holdings, Ltd.	$2,090,180.12	$0	$2,090,180.12	100%
EZ Colony Partners, LLC	$1,541,572.17	$0	$1,541,572.17	100%
Steven B. Dunn & Laura Dunn Revocable Trust DTD 10/28/10	$1,017,111.11	$0	$1,017,111.11	100%
EMSE LLC	$183,911.98	$0	$183,911.98	100%
TOTAL:	$6,846,465.08	$0	$6,846,465.08

Annex H.1

THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE BORROWER THAT SUCH REGISTRATION IS NOT REQUIRED.

CONVERTIBLE SUBORDINATED PROMISSORY NOTE

FOR VALUE RECEIVED, Lilis Energy, Inc. (the "Borrower"), hereby promises to pay to [LENDER] (the "Holder") or order, without demand, the sum of [ ] ($[ ]), with interest accruing from the date hereof at a rate per annum of twelve percent (12.0%), payable on June [ ], 2016, or earlier, as described below.

This Note has been entered into pursuant to the terms of a purchase agreement between the Borrower and the Holder, dated of even date herewith (the "Purchase Agreement"), and shall be governed by the terms of such Purchase Agreement. Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Purchase Agreement. The following terms shall apply to this Note:

1. PRINCIPAL, INTEREST, MATURITY AND PAYMENT DATES

1.1 Payment. The original principal amount of this Note (the “Loan”), and all interest accrued thereon, shall be due and payable on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner as described below.

1.2   Interest Rate. Interest payable on this Note shall accrue at the annual rate of twelve percent (12.0%) (the “Applicable Rate”).

1.3   Default Interest. If any amount payable hereunder is not paid when due, whether at stated maturity, by acceleration or otherwise, the Borrower shall have a thirty (30) day grace period, after which grace period such overdue amount shall be interest at a default rate of the Applicable Rate plus two percent (2.0%) from the date of such non-payment until such amount is paid in full.

1.4   Computation of Interest. All computations of interest shall be made on the basis of a year of 360 days and the actual number of days elapsed. Interest shall accrue on the Loan on the day on which such Loan is made, and shall not accrue on the Loan on the day on which it is paid.

1.5   Optional Prepayment. The Borrower may prepay the Loan in whole or in part at any time or from time to time by paying all or a portion of the principal amount to be prepaid together with accrued interest thereon to the date of prepayment at a premium of three percent (3.0%) of the prepayment amount for the first 120 days and at a premium of five percent (5%) of the prepayment amount thereafter. No prepaid amount may be re-borrowed. Notwithstanding the forgoing, as long as any Senior Indebtedness (as defined below) is outstanding, no amounts due under this Note may be prepaid.

H.1-1

2. CONVERSION RIGHTS

The Holder shall have the right to convert the principal due under this Note into Shares of the Borrower's common stock, par value $.0001 per share (the "Shares") as set forth below.

2.1. Conversion into the Borrower's Common Stock.

(a) The Holder shall have the right from and after the date of the issuance of this Note and then at any time until this Note is fully paid, to convert any outstanding and unpaid principal portion of this Note, at the election of the Holder (the date of giving of such notice of conversion being a "Conversion Date") into Shares as such Shares exist on the date of issuance of this Note, or any Shares of Borrower into which such Shares shall hereafter be changed or reclassified, at the Conversion Price as defined in Section 2.1(b) hereof (the "Conversion Price"), determined as provided herein. Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is annexed hereto, Borrower shall issue and deliver to the Holder within three (3) business days from the Conversion Date (such third day being the "Delivery Date") that number of Shares for the portion of the Note converted in accordance with the foregoing. At the election of the Holder, the Borrower will deliver accrued but unpaid interest on the Note in the manner provided in Section 1.2 through the Conversion Date directly to the Holder on or before the Delivery Date. The number of Shares to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note, by the Conversion Price.

(b) Subject to adjustment as provided in Section 2.1(c) hereof, the Conversion Price per Share shall be equal to $0.50.

(c) The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A. Merger, Sale of Assets, etc. If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance. The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser. Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

B. Reclassification, etc. If the Borrower at any time shall, by reclassification or otherwise, change the Shares into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

C. Stock Splits, Combinations and Dividends. If the Shares are subdivided or combined into a greater or smaller number of shares of Shares, or if a dividend is paid on the Shares in Shares, the Conversion Price shall be proportionately reduced in case of subdivision of Shares or stock dividend or proportionately increased in the case of combination of Shares, in each such case by the ratio which the total number of Shares outstanding immediately after such event bears to the total number of Shares outstanding immediately prior to such event.

H.1-2

(d) Whenever the Conversion Price is adjusted pursuant to Section 2.1(c) above, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

(e) During the period the conversion right exists, Borrower will reserve from its authorized and unissued Shares a sufficient number of shares to be equal to the number of Shares issuable upon the full conversion of this Note. Borrower agrees that its issuance of this Note shall constitute full authority to its members, officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for the Shares upon the conversion of this Note.

2.2  Method of Conversion. This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof. Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

2.3  Mechanics and Effect of Conversion. No fractional shares of the Company’s Shares will be issued upon conversion of this Note. In lieu of any fractional share to which the Holder would otherwise be entitled, the Company will pay to the Holder in cash the amount of the unconverted principal balance of this Note that would otherwise be converted into such fractional share. Upon conversion of this Note pursuant to this Section 2, the Holder shall surrender this Note, duly endorsed, at the principal offices of the Company or any transfer agent of the Company. At its expense, the Company will, as soon as practicable thereafter, issue and deliver to such Holder, at such principal office, a certificate or certificates for the number of Shares to which such Holder is entitled upon such conversion, together with any other securities and property to which the Holder is entitled upon such conversion under the terms of this Note, including a check payable to the Holder for any cash amounts payable as described herein. Upon conversion of this Note, the Company will be forever released from all of its obligations and liabilities under this Note with regard to that portion of the principal amount being converted, including without limitation the obligation to pay such portion of the principal amount.

2.4  Conversion Privileges. The Conversion Privileges set forth in this Section 2 shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default. The Note shall be payable in full on the Maturity Date, unless previously converted into Shares in accordance with Section 2 hereof or redeemed pursuant to Section 5 hereof.

3.  SUBORDINATION. The Borrower agrees, and the Holder by accepting this Note likewise agrees, that the Subordinated Indebtedness is hereby expressly subordinated, to the extent and in the manner set forth herein, to the Senior Indebtedness. As used herein, “Senior Indebtedness” shall mean all present or future indebtedness of, or indebtedness guaranteed by, the Borrower or its subsidiaries, including, without limitation, any money borrowed under the Credit Agreement, dated January 8, 2015, among Lilis Energy, Inc., Heartland Bank, as administrative agent, and the other lender parties thereto, as amended, including without limitation all principal and interest (including such interest as may accrue after the initiation of bankruptcy proceedings, without regard as to whether such interest is an allowed claim in such bankruptcy proceedings) on such indebtedness, and all premiums, fees, expenses and other obligations owing by the Borrower or its subsidiaries to any lender in respect of such indebtedness, and any and all related notes, agreements, documents and instruments, all as amended, modified, restated, renewed, refinanced, extended and supplemented from time to time.

H.1-3

3.1 Liquidation. In the event of any bankruptcy, insolvency, receivership, dissolution, winding up, liquidation or reorganization of the Borrower (whether in bankruptcy, insolvency or receivership proceedings or otherwise), or any assignment for the benefit of creditors, or any other marshaling of the assets and liabilities of the Borrower for the benefit of any creditor or creditors or otherwise (a “Liquidation”):

(a) all Senior Indebtedness shall first be paid in full before any payment or distribution of any character, whether in cash, securities or other property, shall be made in respect of the Subordinated Indebtedness;

(b) any payment or distribution of any character, whether in cash, securities or other property, which (except for the terms of this Section 3.1) would be payable or deliverable in respect of the Subordinated Indebtedness shall be paid or delivered directly to the holders of Senior Indebtedness to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution in respect of such Senior Indebtedness; and

(c) if, notwithstanding the foregoing terms of this Section 3.1, any payment or distribution of any character, whether in cash, securities or other property, shall be received in a Liquidation in respect of the Subordinated Indebtedness before all Senior Indebtedness shall have been paid in full as aforesaid, such payment or distribution shall be held in trust for the benefit of, and shall be paid or delivered to, the holders of Senior Indebtedness to the extent necessary to pay all Senior Indebtedness in full after giving effect to any concurrent payment or distribution in respect of such Senior Indebtedness, provided, however, that such amounts paid to the holders of Senior Indebtedness shall not be deemed to discharge the Subordinated Indebtedness.

3.2 Payments in Respect of Senior Indebtedness. For all purposes of this Section 3: (a) Senior Indebtedness shall not be deemed to have been paid in full unless and until the holders thereof shall have indefeasibly received cash equal to the full amount of such Senior Indebtedness at the time outstanding and all commitments to extend further credit to the Borrower have terminated, and (b) any payment or distribution required to be paid or delivered to the holders of Senior Indebtedness shall be deemed to have been received by such holders if paid or delivered to an authorized agent or agents, or representative or representatives, of such holders.

3.3 Further Assurances. The Holder (a) irrevocably authorizes and empowers (without imposing any obligation on) each holder of Senior Indebtedness or such holder’s representatives, to accelerate, demand, sue for, collect, receive and give receipt for such holder’s ratable share of all payments and distributions in respect of the Subordinated Indebtedness which are required to be paid or delivered to the holders of Senior Indebtedness as provided in Section 3.1 hereof, and to execute, verify, deliver and file any proofs of claims and take all such other action in the name of the Holder or otherwise, as such holder of Senior Indebtedness or such holder’s representatives may determine to be necessary or appropriate for the enforcement of such holder’s rights under Section 3.1 hereof, and (b) shall execute and deliver to each holder of Senior Indebtedness or such holder’s representatives such other instruments confirming such authorization and such powers of attorney, proofs of claim, assignments of claim and/or rights, financing statements and other instruments, and shall take all such other action as may be reasonably requested by such holder or such holder’s representatives in order to enable such holder to enforce the Holder’s Subordinated Indebtedness and all such payments and distributions in respect thereof, and to otherwise enforce the subordination provisions of this Section 3 and to perfect its rights herein.

H.1-4

3.4 Modifications of Senior Indebtedness and Security. The holders of the Senior Indebtedness may, at any time and from time to time with or without notice, without impairing or releasing the subordination provisions of this Section 3, do any one or more of the following: (a) change the manner, place, terms or amount of payment of, or change or extend the time of payment of or renew or alter, the Senior Indebtedness, or amend, modify, supplement or terminate in any manner any instrument, document or agreement relating to the Senior Indebtedness; (b) release any person or entity liable in any manner for the payment or collection of the Senior Indebtedness; (c) exercise or refrain from exercising any rights in respect of the Senior Indebtedness against the Borrower or any other person or entity; (d) apply any monies or other property paid by any person or entity or otherwise released in any manner to the Senior Indebtedness; or (e) accept or release any security for the Senior Indebtedness. The subordination provisions of this Section 2 shall continue without impairment even if any liens securing the Senior Indebtedness are subordinated, set aside, avoided or disallowed. The subordination provisions shall be reinstated if at any time any payment of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of Senior Indebtedness.

3.5 Modification or Waiver of Note. No amendment, modification or waiver of the terms of this Section 3 shall be effective without the prior written consent of such holders of the Senior Indebtedness necessary to bind all of the holders of Senior Indebtedness.

3.6 Obligation of Borrower to Pay Absolute. Nothing contained in this Section 3 shall impair, as between the Borrower and the Holder, the obligation of the Borrower to pay all indebtedness evidenced by this Note when and as the same becomes due and payable as provided herein.

3.7 Third Party Beneficiaries. The holders of Senior Indebtedness are intended third party beneficiaries of the provisions of this Section 3 and, as such, shall be permitted to enforce such provisions in all respects.

4. EVENTS OF DEFAULT

The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below, provided that (a) such payments are not prohibited under the terms of any Senior Indebtedness, (b) the payments of such amount would not materially adversely affect the Borrower’s ability to make required payments, when due, under any Senior Indebtedness or (c) the payments of such amount would not materially adversely affect the Borrower’s working capital or cause the Borrower to have insufficient cash balances to operate its business, in each case as determined by the Borrower’s senior management.

4.1 Failure to Pay Principal or Interest. The Borrower fails to pay principal, interest or other sum due under this Note when due and such failure continues for a period of sixty (60) days after the due date.

4.2 Failure to Deliver Shares or Replacement Note. Borrower's failure to timely deliver Shares to the Holder pursuant to and in the form required by this Note, or, if required, a replacement Note.

5. MISCELLANEOUS

5.1 Failure or Indulgence Not Waiver. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

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5.2 Notices. All notices, requests or other communications required or permitted to be delivered hereunder shall be delivered in writing, in each case to the address specified below or to such other address as such Party may from time to time specify in writing in compliance with this provision:

(i) If to the Borrower:

Lilis Energy, Inc.

216 16th Street, Suite #1350

Denver, Colorado 80202

Attn: Kevin Nanke

Telephone: (303) 893-9000, Facsimile: [NUMBER]

E-mail: knanke@lilisenergy.com

(ii) If to the Holder:

[ADDRESS]

Attn: [NAME OF CONTACT]

Telephone: [NUMBER], Facsimile: [NUMBER]

E-mail: [ADDRESS]

Notices if (i) mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received; (ii) sent by facsimile during the recipient's normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient's business on the next business day); and (iii) sent by e-mail shall be deemed received upon the sender's receipt of an acknowledgment from the intended recipient (such as by the "return receipt requested" function, as available, return e-mail or other written acknowledgment).

5.3 Amendment and Waiver. The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented. No term of this Note may be waived, modified or amended except by an instrument in writing signed by both of the parties hereto. Any waiver of the terms hereof shall be effective only in the specific instance and for the specific purpose given.

5.4 Assignability. This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

5.5 Cost of Collection. If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

5.6 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.

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5.7 Maximum Payments. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

5.8 Shareholder Status. The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note. However, the Holder will have all the rights of a shareholder of the Borrower with respect to the Shares to be received by Holder after delivery by the Holder of a Conversion Notice to the Borrower.

5.9 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

5.10 Entire Agreement. This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

[REMAINDER OF THE PAGE INTENTIONALLY LEFT BLANK]

H.1-7

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the ____ day of [ ], 2015.

Borrower: Lilis Energy, Inc.

By:
Name:
Title:

Holder:	[ ]

By:
Name:
Title:

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NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by Lilis Energy, Inc. (the “Borrower”) on December ____, 2015, into Shares of the Borrower according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:____________________________________________________________

Conversion Price:______________________________________________________________

Shares To Be Delivered:________________________________________________________

Signature:_____________________________________________________________________

Print Name:____________________________________________________________________

Address:_______________________________________________________________________

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Annex H.2

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

COMMON STOCK PURCHASE WARRANT

LILIS ENERGY, INC.

Warrant Shares: _______	Initial Exercise Date:
Original Issue Date:

THIS COMMON STOCK PURCHASE WARRANT (the “Warrant”) certifies that, for value received, _____________ or [his, her or its] assigns (the “Holder”) is entitled, upon the terms and subject to the limitations on exercise and the conditions hereinafter set forth, at any time on or after ____________ (the “Initial Exercise Date”) and on or prior to 3:00 p.m. Mountain Time on the third year anniversary of the Initial Exercise Date (the “Termination Date”) but not thereafter, to subscribe for and purchase from Lilis Energy, Inc., a Nevada corporation (the “Company”), up to ______ shares (as subject to adjustment hereunder, the “Warrant Shares”) of the Company’s common stock (“Common Stock”). The purchase price of one share of Common Stock under this Warrant shall be equal to the Exercise Price, as defined in Section 2(b), or as adjusted as set forth below.

In connection with the investment by the Holders (as defined in the Purchase Agreement) in Lilis Energy, Inc., a Nevada Corporation (the “Company”), pursuant to the terms of that certain Purchase Agreement dated on our around the date hereof (the “Purchase Agreement”), which provides for the sale of an original issue discount senior subordinated promissory note in substantially the form attached as an exhibit to the Purchase Agreement (the “Note”), the Company has elected to issue this Warrant to the Holder as additional consideration for its willingness to enter into and perform the Purchase Agreement.

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Section 1.         Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms have the meanings indicated in this Section 1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 under the Securities Act.

“Board of Directors” means the board of directors of the Company.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Commission” means the United States Securities and Exchange Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Liens” means a lien, charge pledge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an informal investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended or interpreted from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same purpose and effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing).

“Transfer Agent” means Corporate Stock Transfer, the current transfer agent of the Company, with a mailing address of 3200 Cherry Creek South Drive, Suite 430, Denver, Colorado 80209 and a facsimile number of (303) 282-5800, and any successor transfer agent of the Company.

H.2-2

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Common Stock is not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent closing bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

Section 2.         Exercise.

a)       Exercise of Warrant. Exercise of the purchase rights represented by this Warrant may be made, in whole or in part, at any time or times on or after the Initial Exercise Date and on or before 3:00 p.m. Mountain time on the Termination Date by delivery to the Company (or such other office or agency of the Company as it may designate by notice in writing to the registered Holder at the address of the Holder appearing on the books of the Company) of a duly executed facsimile copy of the Notice of Exercise form annexed hereto. Within three (3) Trading Days following the date of exercise as aforesaid, the Holder shall deliver the aggregate Exercise Price for the shares specified in the applicable Notice of Exercise by wire transfer or cashier’s check drawn on a United States bank unless the cashless exercise procedure specified in Section 2(c) below is specified in the applicable Notice of Exercise. Notwithstanding anything herein to the contrary, the Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and the Warrant has been exercised in full, in which case, the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days of the date the final Notice of Exercise is delivered to the Company. Partial exercises of this Warrant resulting in purchases of a portion of the total number of Warrant Shares available hereunder shall have the effect of lowering the outstanding number of Warrant Shares purchasable hereunder in an amount equal to the applicable number of Warrant Shares purchased. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the date of such purchases. The Company shall deliver any objection to any Notice of Exercise Form within two (2) Business Days of receipt of such notice. The Holder and any assignee, by acceptance of this Warrant, acknowledge and agree that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the number of Warrant Shares available for purchase hereunder at any given time may be less than the amount stated on the face hereof.

H.2-3

b)       Exercise Price. The exercise price per share of the Common Stock under this Warrant shall be $[ ], subject to adjustment hereunder (the “Exercise Price”).

c)       Cashless Exercise. If at any time after the six month anniversary of the Initial Exercise Date, there is no effective registration statement registering, or no current prospectus available for, the resale of the Warrant Shares by the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A)	= the VWAP of one share of Common Stock on the Trading Day immediately preceding the date on which Holder elects to exercise this Warrant by means of a “cashless exercise,” as set forth in the applicable Notice of Exercise;

(B)	= the Exercise Price of this Warrant, as adjusted hereunder; and

(X)	= the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

d)	Mechanics of Exercise.

i.        Delivery of Warrant Shares Upon Exercise. Warrant Shares purchased hereunder shall be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder’s prime broker with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by the Holder or (B) the shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144, and otherwise by physical delivery to the address specified by the Holder in the Notice of Exercise by the date that is three (3) Trading Days after the latest of (A) the delivery to the Company of the Notice of Exercise and (B) surrender of this Warrant (if required) (such date, the “Warrant Share Delivery Date”). The Warrant Shares shall be deemed to have been issued, and Holder or any other person so designated to be named therein shall be deemed to have become a holder of record of such shares for all purposes, as of the date the Warrant has been exercised, with payment to the Company of the Exercise Price (or by cashless exercise, if permitted) and all taxes required to be paid by the Holder, if any, pursuant to Section 2(d)(vi) prior to the issuance of such shares, having been paid.

H.2-4

ii.       Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of a Holder and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

iii.      Rescission Rights. If the Company fails to cause the Transfer Agent to transmit to the Holder the Warrant Shares pursuant to Section 2(d)(i) by the Warrant Share Delivery Date, then the Holder will have the right to rescind such exercise.

iv.      No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such exercise, the Company shall, at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Exercise Price or round up to the next whole share.

v.      Charges, Taxes and Expenses. Issuance of Warrant Shares shall be made without charge to the Holder for any issue or transfer tax or other incidental expense in respect of the issuance of such Warrant Shares, all of which taxes and expenses shall be paid by the Company, and such Warrant Shares shall be issued in the name of the Holder or in such name or names as may be directed by the Holder; provided, however, that in the event Warrant Shares are to be issued in a name other than the name of the Holder, this Warrant when surrendered for exercise shall be accompanied by the Assignment Form attached hereto duly executed by the Holder and the Company may require, as a condition thereto, the payment of a sum sufficient to reimburse it for any transfer tax incidental thereto. The Company shall pay all Transfer Agent fees required for same-day processing of any Notice of Exercise.

vi.      Closing of Books. The Company will not close its stockholder books or records in any manner which prevents the timely exercise of this Warrant, pursuant to the terms hereof.

H.2-5

e)       Holder’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2(e) applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Holder, and the submission of a Notice of Exercise shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Holder together with any Affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder will be deemed to represent to the Company each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2(e), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of the following: (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Company shall within two Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon exercise of this Warrant. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2(e) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

H.2-6

f)        Stockholder Approval. Notwithstanding anything in this Agreement to the contrary, under no circumstances shall the Company effect an exercise of this Warrant into Common Stock without first obtaining stockholder approval if required by law or Nasdaq Marketplace Rule.

Section 3.         Certain Adjustments.

a)       Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon exercise of this Warrant), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Exercise Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon exercise of this Warrant shall be proportionately adjusted such that the aggregate Exercise Price of this Warrant shall remain unchanged. Any adjustment made pursuant to this Section 3(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

H.2-7

b)       Fundamental Transaction. If, at any time while this Warrant is outstanding, (i) the Company, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Company with or into another Person, (ii) the Company, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Company, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Company, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person or group of Persons whereby such other Person or group acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Fundamental Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Fundamental Transaction (without regard to any limitation in Section 2(e) on the exercise of this Warrant). For purposes of any such exercise, the determination of the Exercise Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Fundamental Transaction. At the Holder’s option and request, any successor to the Company or surviving entity in such Fundamental Transaction shall issue to the Holder a new warrant substantially in the form of this Warrant and consistent with the foregoing provisions and evidencing the Holder’s right to purchase the Alternate Consideration for the aggregate Exercise Price upon exercise thereof. Any such successor or surviving entity shall be deemed to be required to comply with the provisions of this Section 3(b) and shall insure that this Warrant (or any such replacement security) will be similarly adjusted upon any subsequent transaction analogous to a Fundamental Transaction.

c)       Calculations. All calculations under this Section 3 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 3, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

d)       Notice to Holder.

i.        Adjustment to Exercise Price. Whenever the Exercise Price is adjusted pursuant to any provision of this Section 3, the Company shall promptly mail to the Holder a notice setting forth the Exercise Price after such adjustment and any resulting adjustment to the number of Warrant Shares and setting forth a brief statement of the facts requiring such adjustment.

H.2-8

ii.       Notice to Allow Exercise by Holder. If (A) the Company shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Company shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property, or (E) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company, then, in each case, the Company shall cause to be mailed to the Holder at its last address as it shall appear upon the Warrant Register of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; provided that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to exercise this Warrant during the period commencing on the date of such notice to the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Section 4.         Transfer of Warrant.

a)       Transferability. Subject to compliance with any applicable securities laws and the conditions set forth in Section 4(d) hereof, this Warrant and all rights hereunder (including, without limitation, any registration rights) are transferable, in whole or in part, upon surrender of this Warrant at the principal office of the Company or its designated agent, together with a written assignment of this Warrant substantially in the form attached hereto duly executed by the Holder or its agent or attorney and funds sufficient to pay any transfer taxes payable upon the making of such transfer. Upon such surrender and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees, as applicable, and in the denomination or denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant not so assigned, and this Warrant shall promptly be cancelled. The Warrant, if properly assigned in accordance herewith, may be exercised by a new holder for the purchase of Warrant Shares without having a new Warrant issued.

H.2-9

b)       New Warrants. This Warrant may be divided or combined with other Warrants upon presentation hereof at the aforesaid office of the Company, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the Holder or its agent or attorney. Subject to compliance with Section 4(a), as to any transfer which may be involved in such division or combination, the Company shall execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants to be divided or combined in accordance with such notice. All Warrants issued on transfers or exchanges shall be dated the Original Issue Date and shall be identical with this Warrant except as to the number of Warrant Shares issuable pursuant thereto.

c)       Warrant Register. The Company shall register this Warrant, upon records to be maintained by the Company for that purpose (the “Warrant Register”), in the name of the record Holder hereof from time to time. The Company may deem and treat the registered Holder of this Warrant as the absolute owner hereof for the purpose of any exercise hereof or any distribution to the Holder, and for all other purposes, absent actual notice to the contrary.

d)       Transfer Restrictions. If, at the time of the surrender of this Warrant in connection with any transfer of this Warrant, the transfer of this Warrant shall not be either (i) registered pursuant to an effective registration statement under the Securities Act and under applicable state securities or blue sky laws or (ii) eligible for resale without volume or manner-of-sale restrictions or current public information requirements pursuant to Rule 144, the Company may require, as a condition of allowing such transfer, that the Holder or transferee of this Warrant, as the case may be, may be required by the Company to provide an opinion of counsel with regard to such assignment or transfer in a form satisfactory to the Company in its reasonable discretion.

e)       Representation by the Holder. The Holder, by the acceptance hereof, represents and warrants that it is acquiring this Warrant and, upon any exercise hereof, will acquire the Warrant Shares issuable upon such exercise, for its own account and not with a view to or for distributing or reselling such Warrant Shares or any part thereof in violation of the Securities Act or any applicable state securities law, except pursuant to sales registered or exempted under the Securities Act.

Section 5.         Miscellaneous.

a)       No Rights as Stockholder Until Exercise. This Warrant does not entitle the Holder to any voting rights, dividends or other rights as a stockholder of the Company prior to the exercise hereof as set forth in Section 2(d)(i), except as expressly set forth in Section 3.

b)       Loss, Theft, Destruction or Mutilation of Warrant. The Company covenants that upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant or any stock certificate relating to the Warrant Shares, and in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (which, in the case of the Warrant, shall not include the posting of any bond), and upon surrender and cancellation of such Warrant or stock certificate, if mutilated, the Company will make and deliver a new Warrant or stock certificate of like tenor and dated as of such cancellation, in lieu of such Warrant or stock certificate.

H.2-10

c)       Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then, such action may be taken or such right may be exercised on the next succeeding Business Day.

d)       Authorized Shares.

i.        The Company covenants that, during the period the Warrant is outstanding, it will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of the Warrant Shares upon the exercise of any purchase rights under this Warrant. The Company further covenants that its issuance of this Warrant shall constitute full authority to its officers who are charged with the duty of executing stock certificates to execute and issue the necessary Warrant Shares upon the exercise of the purchase rights under this Warrant. The Company will take all such reasonable action as may be necessary to assure that such Warrant Shares may be issued as provided herein without violation of any applicable law or regulation, or of any requirements of the Trading Market upon which the Common Stock may be listed. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

ii.       If, notwithstanding the foregoing, and not in limitation thereof, at any time while the Warrant remain outstanding, the Company does not have a sufficient number of authorized and unreserved shares of Common Stock to satisfy its obligation to reserve the Required Reserve Amount (an “Authorized Share Failure”), then the Company shall immediately take all action necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount for all the Warrants then outstanding. Without limiting the generality of the foregoing sentence, as soon as practicable after the date of the occurrence of an Authorized Share Failure, the Company shall hold a meeting of its stockholders for the approval of an increase in the number of authorized shares of Common Stock. In connection with such meeting, the Company shall provide each stockholder with a proxy statement and shall use its reasonable best efforts to solicit its stockholders’ approval of such increase in authorized shares of Common Stock and to cause its board of directors to recommend to the stockholders that they approve such proposal.

H.2-11

iii.      Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate to protect the rights of Holder as set forth in this Warrant against impairment. Without limiting the generality of the foregoing, the Company will (i) not increase the par value of any Warrant Shares above the amount payable therefor upon such exercise immediately prior to such increase in par value, (ii) take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Warrant Shares upon the exercise of this Warrant and (iii) use commercially reasonable efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof, as may be, necessary to enable the Company to perform its obligations under this Warrant.

iv.      Before taking any action which would result in an adjustment in the number of Warrant Shares for which this Warrant is exercisable or in the Exercise Price, the Company shall obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary from any public regulatory body or bodies having jurisdiction thereof.

e)       Restrictions. The Holder acknowledges that the Warrant Shares acquired upon the exercise of this Warrant, if not registered and the Holder does not utilize cashless exercise, will have restrictions upon resale imposed by state and federal securities laws.

f)        Nonwaiver and Expenses. No course of dealing or any delay or failure to exercise any right hereunder on the part of Holder shall operate as a waiver of such right or otherwise prejudice the Holder’s rights, powers or remedies, notwithstanding the fact that all rights hereunder terminate on the Termination Date. If the Company willfully and knowingly fails to comply with any provision of this Warrant, which results in any material damages to the Holder, the Company shall pay to the Holder such amounts as shall be sufficient to cover any costs and expenses including, but not limited to, reasonable attorneys’ fees, including those of appellate proceedings, incurred by the Holder in collecting any amounts due pursuant hereto or in otherwise enforcing any of its rights, powers or remedies hereunder.

H.2-12

g)       Notices. Any notice, request or other document required or permitted to be given or delivered to the Holder by the Company shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the 2nd Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.

h)       Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Holder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of the Holder, shall give rise to any liability of the Holder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

i)        Remedies. The Holder, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Warrant. The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Warrant and hereby agrees to waive and not to assert the defense in any action for specific performance that a remedy at law would be adequate.

j)        Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

k)       Amendment. This Warrant may be modified or amended or the provisions hereof waived with the written consent of the Company and the Holder.

l)        Severability. Wherever possible, each provision of this Warrant shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Warrant shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Warrant.

m)      Headings. The headings used in this Warrant are for the convenience of reference only and shall not, for any purpose, be deemed a part of this Warrant.

H.2-13

n)       Governing Law. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to the Company at the address set forth in the Purchase Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. The Company hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Company in any other jurisdiction to collect on the Company’s obligations to the Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other court ruling in favor of the Holder. THE COMPANY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

********************

(Signature Page Follows)

H.2-14

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

LILIS ENERGY, INC.

By:
Name:	Abraham Mirman
Title:	Chief Executive Officer

H.2-15

NOTICE OF EXERCISE

To:       LILIS Energy, inc.

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of (check applicable box):

[   ] in lawful money of the United States; or

[   ] [if permitted] the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 2(c), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 2(c).

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number or by physical delivery of a certificate to:

_______________________________

_______________________________

_______________________________

(4) Accredited Investor. The undersigned is an “accredited investor” as defined in Regulation D promulgated under the Securities Act of 1933, as amended.

[SIGNATURE OF HOLDER]

Name of Investing Entity: ________________________________________________________________________

Signature of Authorized Signatory of Investing Entity: _________________________________________________

Name of Authorized Signatory: ___________________________________________________________________

Title of Authorized Signatory: ____________________________________________________________________

Date: ________________________________________________________________________________________

H.2-16

ASSIGNMENT FORM

(To assign the foregoing warrant, execute
this form and supply required information.
Do not use this form to exercise the warrant.)

FOR VALUE RECEIVED, [____] all of or [_______] shares of the foregoing Warrant and all rights evidenced thereby are hereby assigned to

_______________________________________________ whose address is

_______________________________________________________________.

_______________________________________________________________

Dated: ______________, _______

Holder’s Signature:     _____________________________

Holder’s Address:       _____________________________

                                     _____________________________

NOTE: The signature to this Assignment Form must correspond with the name as it appears on the face of the Warrant, without alteration or enlargement or any change whatsoever. Officers of corporations and those acting in a fiduciary or other representative capacity should file proper evidence of authority to assign the foregoing Warrant.

H.2-17

Annex H.3

FORM OF CONVERTIBLE NOTE PURCHASE AGREEMENT

This Convertible Note Purchase Agreement (the “Agreement”) is made as of the [    ]th day of December, 2015 by and between Lilis Energy, Inc., a Nevada corporation (the “Company”), and [         ] (the “Purchaser”).

RECITALS

The Company desires to issue and sell, and the Purchaser desires to purchase, (i) a convertible promissory note in substantially the form attached hereto as Exhibit A (the “Note”) in an aggregate principal amount of [         ] Dollars ($[    ]) convertible into shares of common stock, par value $0.0001 per share, (the “Common Stock”) of the Company (the “Conversion Shares”) at a conversion price of $0.50 and (ii) a warrant registered in the name of the Purchaser in the form attached hereto as Exhibit B (the “Warrant”) to purchase, at any time following the Closing Date (as defined below) of the offering and prior to the third (3rd) anniversary of the date hereof (the “Warrant Expiration Date”), a number of shares of Common Stock as set forth therein (the “Warrant Shares” and, collectively with the Note, the Conversion Shares and the Warrant, the “Securities”), upon the terms and conditions set forth below. Notwithstanding the forgoing, both the conversion of the Note and the exercise of the Warrant, shall be subject to the receipt of requisite stockholder approval pursuant to the Nasdaq Marketplace Rules (“Nasdaq”), in the event the Company deems it necessary to maintain compliance with Nasdaq; and

The Company has existing secured loans from Heartland Bank (the “Heartland Bank Indebtedness”), which Heartland Bank Indebtedness shall be senior in ranking to the indebtedness contemplated by this Agreement. The Company has additional existing secured indebtedness in the form of its 8.0% Senior Secured Convertible Debentures due 2018, which indebtedness is junior in priority to the Heartland Bank Indebtedness but shall also be senior in priority to the Note. This Agreement, together with the Note and any and all amendments and modifications thereof, are individually referred to in this Agreement as a “Loan Document” and collectively referred to as the “Loan Documents.” Capitalized terms used but not defined herein shall have the meaning assigned to them in the Note.

In consideration of the mutual promises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

SECURITIES

1.   Purchase and Sale of Securities.

1.01         Sale and Issuance of Note: Subject to the terms and conditions of this Agreement, Purchaser agrees to purchase at the Closing Date (as defined below) and the Company agrees to sell and issue to Purchaser the Note. The purchase price of the Note shall be equal to 100% of the principal amount thereof.

H.3-1

1.02        Description.

i)	Note. The Note will be dated the date of issue, to mature as set forth therein.

ii)	Conversion Shares. The Note will be convertible into shares of Common Stock, subject to stockholder approval as deemed necessary by the Company, at a conversion price of $0.50, subject to certain adjustments as described in the Note.

iii)	Warrant. The Warrant shall entitle the holder to purchase, at any time following the Closing Date and prior to the Warrant Expiration Date, subject to stockholder approval as deemed necessary by the Company, the Warrant Shares at an initial exercise price equal to $0.25, subject to adjustments as described in the Warrant.

1.03        Stockholder Approval. Notwithstanding anything in this Agreement, the Note or the Warrant to the contrary, under no circumstances shall the Company effect a conversion of the Note or an exercise of the Warrant into Common Stock without first obtaining stockholder approval if required by law or Nasdaq.

1.04        Execution of Equity Agreements. Purchaser understands and agrees that the conversion of the Note into equity securities of the Company and the delivery of the duly executed certificates evidencing such equity securities will require Purchaser’s execution of certain mutually acceptable agreements relating to the purchase and sale of such securities as well as any rights relating to such equity securities, to the extent Purchaser has not already executed such agreements.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Purchaser that:

2.01.       Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect on its business or properties.

2.02        Authorization. The Company has all requisite power and authority to execute, deliver and perform its obligations under the Loan Documents. The execution and delivery of the Loan Documents, and the consummation by the Company of the transactions contemplated hereby, have been duly authorized by all necessary corporate action and no further action on the part of the Company or its Board of Directors is required, except that the Company may be required to obtain stockholder approval pursuant to Nasdaq Marketplace Rules prior to conversion of the Note or exercise of the Warrant by Purchaser. The Loan Documents have been validly executed and delivered by the Company and constitute legal, valid and binding agreements of the Company enforceable against the Company in accordance with their terms, except to the extent (i) rights to indemnity and contribution may be limited by state or federal securities laws or the public policy underlying such laws, (ii) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and (iii) such enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.03        Absence of Required Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement, except for such filing(s) pursuant to applicable securities laws as may be necessary, which filing will be timely effected after the Closing Date.

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2.04        Offering. Subject in part to the truth and accuracy of the Purchaser’s representations set forth in Article III of this Agreement, the offer, sale and issuance of the Note as contemplated by this Agreement are exempt from the registration requirements of the Securities Act of 1933, as amended, and will not result in a violation of the qualification or registration requirements of any applicable state securities laws.

ARTICLE III

REPRESENTATIONS OF THE PURCHASERS

Purchaser represents and warrants to the Company as follows:

3.01        Accredited Investor. Purchaser is an “accredited investor” as defined by Rule 501 of Regulation D (“Regulation D”) promulgated under the Securities Act of 1933, as amended (the “Act”), and Purchaser is capable of evaluating the merits and risks of Purchaser’s investment in the Company and has the ability and capacity to protect Purchaser’s own interests.

3.02        Securities Unregistered. Purchaser understands that the Securities will not be registered under the Act on the grounds that the issuance thereof is exempt from the registration requirements of the Act by Section 4(2) of the Act and/or Regulation D promulgated thereunder as a transaction by an issuer not involving any public offering and that, in the view of the United States Securities and Exchange Commission (the “Commission”), the statutory basis for the exception claimed would not be present if the representations and warranties of Purchaser contained in this Agreement or the Confidential Purchaser Questionnaire attached hereto as Exhibit C are untrue or, notwithstanding Purchaser’s representations and warranties, Purchaser currently has in mind acquiring the Securities for resale or distribution upon the occurrence or non-occurrence of some predetermined event. Purchaser is aware that the Securities are and will be, when issued, “restricted securities” as that term is defined in Rule 144 promulgated under the Act.

3.03        Legend.

(a)          Purchaser understands that any and all certificates representing the Securities and any and all securities issued in replacement thereof or in exchange therefore shall bear the following legend or one substantially similar thereto, which Purchaser has read and understands:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT OR SUCH LAWS OR AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND SUCH LAWS WHICH, IN THE OPINION OF COUNSEL FOR THIS CORPORATION, IS AVAILABLE.”

H.3-3

(b)          In addition, the certificates representing the Securities, and any and all securities issued in replacement thereof or in exchange therefore, shall bear such legend as may be required by the securities laws of the jurisdiction in which Purchaser resides.

(c)          Because of the restrictions imposed on resale, Purchaser understands that the Company shall have the right to note stop-transfer instructions in its transfer records, and Purchaser has been informed of the Company’s intention to do so. Any sales, transfers, or any other dispositions of the Securities by Purchaser, if any, will be in compliance with the Act and all applicable rules and regulations promulgated thereunder.

3.04        Purpose. Purchaser is purchasing the Securities for investment purposes for their own account and not with a view to distribution or resale, nor with the intention of selling, transferring or otherwise disposing of all or any part thereof for any particular price, or at any particular time, or upon the happening of any particular event or circumstances, except selling, transferring, or disposing the Securities in full compliance with all applicable provisions of the Act, the rules and regulations promulgated by the Commission thereunder, and applicable state securities laws; and that an investment in the Securities is not a liquid investment. Purchaser understands that the Company is privately held, there is no trading market for its securities and that the Company does not file any reports with the Commission.

3.05        Exemption From Registration Required. Purchaser acknowledges that the Securities must be held indefinitely unless subsequently registered under the Act or unless an exemption from such registration is available. Purchaser is aware of the provisions of Rule 144 promulgated under the Act, which permits limited resale of securities purchased in a private placement subject to certain limitations and to the satisfaction of certain conditions, including, among other things, the existence of a public market for the securities, the availability of certain current public information about the Company, the lapse of at least six months after a party purchases and pays for the securities, the sale being effected through a “broker’s transaction” or in transactions directly with a “market maker” and the observance of certain volume restrictions.

3.06        Received Information. Purchaser acknowledges that Purchaser has had the opportunity to ask questions of, and receive answers from, the Company or any authorized person acting on its behalf concerning the Company and its business and to obtain any additional information, to the extent possessed by the Company (or to the extent it could have been acquired by the Company without unreasonable effort or expense) necessary to verify the accuracy of the information received by Purchaser. In connection therewith, Purchaser acknowledges that Purchaser has had the opportunity to discuss the Company’s business, management and financial affairs with the Company’s management or any authorized person acting on its behalf. Purchaser has received and reviewed all the information, both written and oral, that Purchaser desires. Without limiting the generality of the foregoing, Purchaser has been furnished with or has had the opportunity to acquire, and to review all information, both written and oral, that Purchaser desires with respect to the Company’s business, management, financial affairs and prospects. In determining whether to make this investment, Purchaser has relied solely on Purchaser’s own knowledge and understanding of the Company and its business based upon Purchaser’s own due diligence investigations and the information furnished pursuant to this paragraph. No representations or warranties have been made to Purchaser by the Company, or any officer, employee, agent, affiliate or subsidiary of the Company, other than the representations of the Company contained herein, and in purchasing the Securities the Purchaser is not relying upon any representations other than those contained in this Agreement. Purchaser understands that no person has been authorized to give any information or to make any representations, whether oral or written, which were not contained in this Agreement and Purchaser has not relied on any other representations or information.

H.3-4

3.07        Authorization; Enforceability. Purchaser has all requisite legal and other power, authority and capacity to execute and deliver this Agreement and to carry out and perform Purchaser’s obligations under the terms of this Agreement. The execution and delivery of this Agreement and Purchaser’s purchase of the Securities has been duly authorized by all necessary action on behalf of the Purchaser and constitute a legal, valid and binding agreement of Purchaser. This Agreement constitutes a valid and legally binding obligation of Purchaser, enforceable in accordance with its terms, and subject to laws of general application relating to bankruptcy, insolvency and the relief of debtors and other general principals of equity, whether such enforcement is considered in a proceeding in equity or law.

3.08        Suitability. Purchaser has carefully considered and has discussed with Purchaser’s legal, tax, accounting and financial advisors, to the extent Purchaser has deemed necessary, the suitability of this investment and the transactions contemplated by this Agreement for the Purchaser’s particular federal, state, local and foreign tax and financial situation and has independently determined that this investment and the transactions contemplated by this Agreement are a suitable investment for the Purchaser. Purchaser has relied solely on such advisors and not on any statements or representations of the Company or any of its agents. Purchaser understands that Purchaser (and not the Company) shall be responsible for Purchaser’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

3.09        No Untrue Statement. This Agreement and the Confidential Purchaser Questionnaire accompanying this Agreement do not contain any untrue statement of a material fact or omit any material fact concerning Purchaser. Purchaser has a net worth and annual gross income as stated in the Confidential Purchaser Questionnaire, and all of the answers and statements in the Confidential Purchaser Questionnaire are true and correct.

3.10        Litigation. There are no actions, suits, proceedings or investigations pending against Purchaser or Purchaser’s assets before any court or governmental agency (nor, to Purchaser’s knowledge, is there any threat thereof) which would impair in any way Purchaser’s ability to enter into and fully perform Purchaser’s commitments and obligations under this Agreement or the transactions contemplated hereby.

3.11        No Conflict. The execution, delivery and performance of and compliance with this Agreement, including but not limited to the purchase of the Securities, will not result in any violation of, or conflict with, or constitute a default under, any of Purchaser’s articles of incorporation or bylaws or other organizational documents, if applicable, or any agreement to which Purchaser is a party or by which Purchaser is bound, nor result in the creation of any mortgage, pledge, lien, encumbrance or charge against any of the assets or properties of Purchaser or the Securities.

3.12        Risk. Purchaser has adequate means of providing for current needs and personal contingencies and has no need for liquidity in an investment in the Securities. Purchaser’s overall financial commitment to investments that are not readily marketable is not disproportionate to Purchaser’s net worth, and Purchaser’s investment in the Securities will not cause an overall commitment to become excessive. Purchaser has no reason to anticipate any change in Purchaser’s personal circumstances, financial or otherwise, which may cause Purchaser to attempt to resell or transfer the Securities.

H.3-5

3.13        No Endorsement. Purchaser recognizes that no federal, state or foreign agency has recommended or endorsed the purchase of the Securities.

3.14        Sophistication. Purchaser represents that: (i) Purchaser could be reasonably assumed to have the capacity to protect his/her/its own interests in connection with this Agreement; or (ii) Purchaser has a pre-existing personal or business relationship with either the Company or any affiliate thereof or of such duration and nature as would enable a reasonably prudent purchaser to be aware of the character, business acumen and general business and financial circumstances of the Company or such affiliate and is otherwise personally qualified to evaluate and assess the risks, nature and other aspects associated with the transactions contemplated by this Agreement.

3.15        Residence. Purchaser further represents that the address set forth on the Signature Page hereto is Purchaser’s principal residence (or, if Purchaser is a company, partnership or other entity, the address of its principal place of business).

3.16        No Public Solicitation. Purchaser represents that Purchaser is not purchasing Securities as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over the Internet, television or radio or presented at any seminar or meeting or any public announcement by the Company.

3.17        Fees. To the best of Purchaser’s knowledge, no finder, broker, agent, financial advisor or other intermediary, nor any purchaser representative or any broker-dealer acting as a broker, is entitled to any compensation in connection with the transactions contemplated by this Agreement.

3.18        Confidentiality. Purchaser has refrained and shall refrain from trading in any securities of the Company or any other relevant company for so long as such recipient has been in possession of the material non-public information about the Company or any Subsidiary.

3.19        Incumbency of Authorized Signatory. If Purchaser is a corporation, partnership, limited liability company, trust or other entity, the person executing this Agreement on Purchaser’s behalf hereby represents and warrants that the above representations and warranties shall be deemed to have been made on behalf of such entity and the Purchaser has made such representations and warranties after due inquiry to determine the truthfulness of such representations and warranties.

3.21        Status of Purchaser; Authorization. If the Purchaser is a corporation, partnership, limited liability company, trust or other entity, it is duly organized, validly existing and in good standing in its jurisdiction of incorporation or organization and has all requisite power and authority to execute and deliver this Agreement and purchase the Securities, as provided herein.

H.3-6

3.22        Consents and Approvals. Purchaser has obtained each consent, approval or authorization of, or filing, registration or qualification with, any Governmental Entity or other Person or the vote, consent or approval in any manner of any holder of any equity or other securities of Purchaser necessary to the consummation of the transactions contemplated by this Agreement and the other Loan Documents, as a condition to the execution and delivery of this Agreement or any other Loan Document by Purchaser, the performance by Purchaser of its obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby.

ARTICLE IV

CLOSING

4.1          Closing Date. The closing of the purchase and sale of the Note in principal amount of [     ] ($[     ]) and the Securities hereunder shall be held immediately following the execution and delivery of this Agreement (the “Closing Date”).

4.2          Delivery at Closing. At the Closing, the Company will deliver to the Purchaser (i) the Note, duly executed, substantially in the form of Exhibit A hereto, (ii) Warrant duly completed and executed, substantially in the form of Exhibit B hereto, and (iii) an executed copy of this Agreement; the Purchaser will deliver to the Company (x) the funds being loaned to the Company pursuant to the Note by wire transfer to the bank designated by the Company, (y) the Note, duly executed, substantially in the form of Exhibit A, and (z) an executed copy of this Agreement.

ARTICLE V

TERMINATION

5.1          This Agreement will remain in full force and effect until the later of (i) the maturity date of the Note as set forth therein, or (ii) the indefeasible repayment in full of the Note.

ARTICLE VI

MISCELLANEOUS

6.1          Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

6.2          Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.

6.3          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

H.3-7

6.4          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

6.5          Notices. Any notice required or permitted by this Agreement shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile or electronic mail, or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address or facsimile number as set forth below or as subsequently modified by written notice.

6.6          Fees and Expenses. Each party shall bear its own expenses, including, but not limited to, legal fees, that it incurs with respect to the Loan Documents and the transactions contemplated thereby.

6.7          Amendments and Waivers. Any term of this Agreement may be amended or waived only with the prior written consent of the Company and the Purchaser. Any amendment or waiver effected in accordance with this Section 6.7 shall be binding upon the Purchaser and each transferee of the Securities, each future holder of all such Securities, and the Company.

6.8          Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith, in order to maintain the economic position enjoyed by each party as close as possible to that under the provision rendered unenforceable. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

6.9         Entire Agreement. This Agreement, and the documents referred to herein constitute the entire agreement between the parties hereto pertaining to the subject matter hereof, and any and all other written or oral agreements existing between the parties hereto are expressly canceled.

[Signature Pages Follow]

H.3-8

The parties have executed this Convertible Note Purchase Agreement as of the date first written above.

COMPANY:

LILIS ENERGY, INC.

By:
Name:	Abraham Mirman
Title:	Chief Executive Officer

Address:

PURCHASER:

[ ]

By:
Name:
Title:

H.3-9

EXHIBIT A

FORM OF CONVERTIBLE SUBORDINATED PROMISSORY NOTE

[See Exhibit 4.1]

H.3-10

EXHIBIT B

FORM OF WARRANT

[See Exhibit 4.2]

H.3-11

Annex H.4

NOTE EXCHANGE AGREEMENT

NOTE EXCHANGE AGREEMENT, dated as of December [ ], 2015 (this “Agreement”), by and among Lilis Energy, Inc. (the “Company”) and each of the parties listed on the signature pages hereto (each a “Noteholder”, and collectively, the “Noteholders”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Original Note (as defined herein).

WHEREAS, the Company has previously issued 12.0% Short-Term Notes due 2016 (together, the “Original Notes”) to certain affiliates and accredited investors of the Company in an aggregate principal amount of $750,002;

WHEREAS, each Noteholder beneficially owns the aggregate principal amount of Original Notes set forth opposite its name in Schedule A attached hereto; and

WHEREAS, contemporaneously with the execution and delivery of this Agreement, each of the Noteholders will exchange its Original Notes for the Company’s 12% Subordinated Convertible Notes in the form substantially attached as Exhibit A hereto (the “Exchange Notes”), and the Company will issue such Exchange Notes at a rate, expressed in principal amount of Exchange Notes, equal to $1.00 for $1.00 in exchange for the cancellation of the Original Notes, with all amounts due thereunder being cancelled and deemed to have been paid in full, including any accrued but unpaid interest (the “Note Exchange”).

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements contained herein, the parties hereto agree as follows:

1.   Note Exchange. Contemporaneously with the execution and delivery of this Agreement, the parties shall effectuate the Note Exchange in the following manner: (a) the Company shall issue and deliver to the Noteholders, an aggregate principal amount of Exchange Notes equal to the aggregate principal amount of the Original Notes exchanged hereunder and (b) the Noteholders severally (and not jointly) shall deliver to the Company all of their respective Original Notes. In addition, the Company shall cancel the amount of accrued but unpaid interest owed to each Noteholder for the period from the execution of each Original Note through the date hereof. The Exchange Notes issued pursuant to the Note Exchange shall accrue interest in accordance with the provisions of the Exchange Notes.

2.   Purchase Agreement. In connection with the Note Exchange, each Noteholder shall execute and deliver to the Company a purchase agreement, in the form substantially attached as Exhibit B, hereto and the Company will deliver to the Noteholders warrants to purchase shares of the Company’s common stock, par value $0.0001, in the form substantially attached as Exhibit C hereto, in an amount specified therein.

3. Representations and Warranties of the Company. The Company represents and warrants to the Noteholders effective as of the date hereof as follows:

(a) Due Organization. The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b) Due Authorization; Binding Agreement; No Conflicts. The Company has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by the Company and (assuming due authorization, execution and delivery by the Noteholders) constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law). Neither this Agreement nor the consummation of the Note Exchange will violate, conflict with or result in a breach of or default under (i) the certificate of incorporation or bylaws of the Company, (ii) any agreement or instrument to which the Company is a party or by which the Company or any of its assets are bound, or (iii) any laws, regulations or governmental or judicial decrees, injunctions or orders applicable to the Company.

H.4-1

(c) Validity of Exchange Notes. The Exchange Notes issued pursuant to this Agreement, when delivered in exchange for the Original Notes in accordance with this Agreement, will be the valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law)..

4. Representations and Warranties of the Noteholders. Each Noteholder hereby, severally and not jointly, represents and warrants to the Company as of the date hereof as follows:

(a) Due Organization. If such Noteholder is a legal entity, it is duly organized and validly existing under the laws of the jurisdiction of its organization.

(b) Due Authorization; Binding Agreement. Such Noteholder has full right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly authorized, executed and delivered by such Noteholder and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of such Noteholder enforceable against such Noteholder in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(c) Ownership of the Original Notes. Such Noteholder is, and at all times since execution of the Original Note has been, the beneficial owner of its Original Notes, free and clear of any adverse claim, mortgage, pledge, lien, encumbrance, option, charge or other security interest that would prevent such Noteholder’s compliance with its obligations hereunder. Such Noteholder does not own, beneficially or of record, any Original Notes of the Company or securities convertible or exchangeable for Original Notes of the Company other than as set forth in Schedule A hereto. Such Noteholder has the sole right and power to vote and dispose of the Original Notes, and none of such Original Notes is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting or transfer of any of the Original Notes, except for this Agreement.

(d) Investment Intent. The Exchange Notes to be acquired by such Noteholder pursuant to this Agreement shall be acquired for such Noteholder’s own account and not with a view to, or intention of, distribution thereof in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws, and such Exchange Notes shall not be disposed of in contravention of the Securities Act or any applicable state securities laws.

(e) Sophisticated Investor. Such Noteholder is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act or an “accredited investor” or “institutional accredited investor” as defined in Rule 501 under Regulation D of the Securities Act. Such Noteholder is able to bear the economic risk of its investment in the Exchange Notes for an indefinite period of time and acknowledges that no public market exists for the Exchange Notes and that there is no assurance that a public market will ever develop for the Exchange Notes. The Exchange Notes have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available. Such Noteholder understands that the tax consequences of the Note Exchange are complex, and accordingly such Noteholder represents and warrants that it has consulted with its own independent tax advisor concerning the Note Exchange and is not relying on the Company or any of its respective affiliates or agents, including its counsel and accountants, for any tax advice regarding the tax consequences of the Note Exchange or any other transactions contemplated by this Agreement.

(f) Information. Such Noteholder has reviewed, or has had the opportunity to review, with the assistance of professional and legal advisors of its choosing, sufficient information (including all documents filed or furnished to the Securities and Exchange Commission by Lilis Energy, Inc.) and has had sufficient access to the Company necessary for such Noteholder to decide to exchange its Original Notes for Exchange Notes in accordance with this Agreement.

4. General Provisions.

(a) Closing. The closing of the transactions contemplated by this Agreement shall occur simultaneously with the execution and delivery of this Agreement.

H.4-2

(b) Amendments, Etc. No amendment, modification, termination, or waiver of any provision of this Agreement, and no consent to any departure by any of the Noteholders or the Company from any provision of this Agreement, shall be effective unless it shall be in writing and signed and delivered by the party sought to be bound, and then it shall be effective only in the specific instance and for the specific purpose for which it is given.

(c) Disclosure. Nothing contained in this Agreement shall be construed to limit the Company or any Noteholder from making such disclosures as may be required by law.

(d) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Company at 216 16th Street, Suite #1350, Denver, Colorado 80202, Attention: General Counsel, and to each Noteholder at the address set forth in the Exhibit A (or at such other address for a party as shall be specified by like notice).

(e) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

(f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(g) Entire Agreement. This Agreement embodies the entire agreement and understanding of the Noteholders and the Company with respect to the subject matter hereof and thereof, and supersedes all prior agreements or understandings, with respect to the subject matter of this Agreement.

(h) Specific Performance; Enforcement. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore, each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled at law or in equity. The parties agree that they shall be entitled to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they may entitled at law or in equity.

(i) Counterparts; Facsimile. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement, and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile signatures of the parties hereto.

(j) Expenses. All fees and expenses with respect to the negotiation of this Agreement and the consummation of the transactions contemplated hereby shall be borne by the party incurring such fees and expenses.

[Signature page follows]

H.4-3

IN WITNESS WHEREOF, the Company and each Noteholder has caused this Agreement to be executed on its behalf as of the date first written above.

Lilis Energy, Inc.

By:	/s/ Kevin Nanke
Name:	Kevin Nanke
Title:	Executive Vice President and Chief Financial Officer

Noteholders:

By:	/s/ General Merrill McPeak
Name:	General Merrill McPeak

By:	/s/ Nuno Brandolini
Name:	Nuno Brandolini

Siskey Capital, LLC.

By:	/s/ Martin A. Sumichrast
Name:	Martin A. Sumichrast
Title:	Manager

By:	/s/ Abraham Mirman
Name:	Abraham Mirman

H.4-4

Schedule A

Noteholder	Aggregate Principal Amount of Securities Outstanding	Address for Notices
General Merrill McPeak	$250,002
Nuno Brandolini	$150,000
Siskey Capital, LLC	$100,000
Abraham Mirman	$250,000

H.4-5

EXHIBIT A

FORM OF EXCHANGE NOTE

[See Exhibit 4.1]

H.4-6

EXHIBIT B

FORM OF PURCHASE AGREEMENT

[See Exhibit 10.5]

H.4-7

EXHIBIT C

FORM OF WARRANT

[See Exhibit 4.2]

H.4-8

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Section 78.7502(1) of the Nevada Revised Statutes, which is referred to as the NRS, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit, or proceeding if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.7502(2) of the NRS provides that a corporation may similarly indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.7502(3) of the NRS provides that to the extent a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in subsections (1) and (2), or in defense of any claim, issue, or matter therein, the corporation shall indemnify such person against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the defense.

Section 78.751(1) of the NRS provides that any discretionary indemnification under Section 78.7502, unless ordered by a court or advanced pursuant to subsection 2 of Section 78.751, may be made by the corporation only as authorized in the specific case upon determination that indemnification of such director, officer, employee, or agent is proper in the circumstances. The determination must be made (a) by the stockholders; (b) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding; (c) if a majority vote of a quorum consisting of directors who were not parties to the action, suit, or proceeding so orders, by independent legal counsel in a written opinion; or (d) if a quorum consisting of directors who were not parties to the action, suit, or proceeding cannot be obtained, by independent legal counsel in a written opinion.

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Section 78.751(2) of the NRS provides that the articles of incorporation, bylaws, or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit, or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit, or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. Such provision does not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

Section 78.751(3) of the NRS provides that the indemnification pursuant to Section 78.7502 of the NRS and advancement of expenses authorized in, or ordered by, a court pursuant to Section 78.751, (a) does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, for either an action in the person’s official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to Section 78.7502 of the NRS or for the advancement of expenses made pursuant to Section 78.751 (2), may not be made to or on behalf of any director or officer if a final adjudication establishes that the director’s or officer’s acts or omissions involved intentional misconduct, fraud, or a knowing violation of the law and was material to the cause of action; and (b) continues for a person who has ceased to be a director, officer, employee, or agent and inures to the benefit of the heirs, executors, and administrators of such a person.

Section 78.752 of the NRS provides that a Nevada corporation may purchase and maintain insurance or make other financial arrangements on behalf of any person who acted in any of the capacities set forth above for any liability asserted against such person for any liability asserted against him or her and liability and expenses incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the corporation has the authority to indemnify him or her against such liabilities and expenses.

Lilis’s Articles of Incorporation provide for indemnification to the fullest extent permissible under Nevada law. They also provide for the payment of expenses of any person who is or was a director or officer, or, while a director or officer of Lilis, is or was serving at the request of the Lilis as a director or officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise, who is deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Lilis’s Bylaws provide that Lilis shall indemnify any person who is a director or officer of Lilis, or, while a director or officer of Lilis, is or was serving at the request of the Lilis as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, association or other enterprise, who is deemed to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Lilis and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Expenses incurred in defending a civil or criminal action, suit, or proceeding may be paid by Lilis in advance of the final disposition of the action, suit, or proceeding, but only after receipt by Lilis of an undertaking by or on behalf of the officer or director to repay the expenses advanced if it is ultimately determined that the officer or director is not entitled to be indemnified by Lilis as authorized in Lilis’s Bylaws. No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Lilis unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Lilis’s Bylaws also provide that the indemnification permitted in such Bylaws is intended to be to the fullest extent permissible under the laws of the State of Nevada.

The non-employee director agreements that Lilis has entered into with certain of its directors provide for indemnification of directors by Lilis to the fullest extent permitted by the laws of the State of Nevada and additionally permits advancing attorneys' fees and all other reasonable costs and expenses incurred by such director upon written demand to Lilis, generally in connection with the investigation, defense or other participation in any threatened, pending or completed action, suit or proceeding. If it is later determined that the director is or was not entitled to indemnification under applicable law, Lilis is entitled to reimbursement by the director.

Lilis maintains directors’ and officers’ insurance which, subject to certain exclusions, insures its directors and officers against certain losses which arise out of any neglect or breach of duty (including, but not limited to, any error, misstatement, act, or omission) by the directors or officers in the discharge of their duties, and insures them against amounts which Lilis has paid or may become obligated to pay as indemnification to its directors and/or officers to cover such losses.

II-2

Item 21. Exhibits

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of December 29, 2015, by and among Brushy Resources, Inc., Lilis Energy, Inc. and Lilis Merger Sub, Inc. (included as Annex A.1 to the joint proxy statement/prospectus in Part I of this Registration Statement and incorporated herein by reference).

2.2*	First Amendment to Agreement and Plan of Merger, dated as of January 20, 2016, by and among Brushy Resources, Inc., Lilis Energy, Inc. and Lilis Merger Sub, Inc. (included as Annex A.2 to the joint proxy statement/prospectus in Part I of this Registration Statement and incorporated herein by reference).

2.3*

Second Amendment to Agreement and Plan of Merger, dated as of March 24, 2016, by and among Brushy Resources, Inc., Lilis Energy, Inc. and Lilis Merger Sub, Inc. (included as Annex A.3 to the joint proxy statement/prospectus in Part I of this Registration Statement and incorporated herein by reference).

3.1*	Form of Amendment to Lilis’s Certificate of Designation (included in Annex F to the joint proxy statement/prospectus in Part I of this Registration Statement and incorporated herein by reference).

4.1*	Form of Convertible Note (included in Annex H.1 to the joint proxy statement/prospectus in Part I of this Registration Statement and incorporated herein by reference).

4.2*	Form of Warrant (included in Annex H.2 to the joint proxy statement/prospectus in Part I of this Registration Statement and incorporated herein by reference).

5.1†	Opinion of K&L Gates LLP as to the validity of the securities being registered.

8.1†	Opinion of K&L Gates LLP regarding certain federal income tax matters.

10.1*	Voting Agreement, dated as of December 29, 2015 between Lilis Energy, Inc., Lilis Merger Sub, Inc., Brushy Resources, Inc. and SOSventures, LLC (included in Annex B.1 to the joint proxy statement/prospectus in Part I of this Registration Statement and incorporated herein by reference).

10.2*	Voting Agreement, dated as of December 29, 2015 between Lilis Energy, Inc., Lilis Merger Sub, Inc., Brushy Resources, Inc. and Longview Marquis Fund LP, LMIF Investments LLC and SMF investments, LLC (included in Annex B.2 to the joint proxy statement/prospectus in Part I of this Registration Statement and incorporated herein by reference).

10.3*	Debenture Conversion Agreement, dated as of December 29, 2015 between Lilis Energy, Inc., T.R. Winston and Company acting as placement agent and each Debenture holder (included in Annex G to the joint proxy statement/prospectus in Part I of this Registration Statement and incorporated herein by reference).

10.5*	Form of Convertible Note Purchase Agreement (included in Annex H.3 to the joint proxy statement/prospectus in Part I of this Registration Statement and incorporated herein by reference).

10.6*	Form of Note Exchange Agreement (included in Annex H.4 to the joint proxy statement/prospectus in Part I of this Registration Statement and incorporated herein by reference).

10.7+*	Form of Lilis Energy, Inc. 2016 Omnibus Incentive Plan (included in Annex E to the joint proxy statement/prospectus in Part I of this Registration Statement and incorporated herein by reference).

21.1**	List of Subsidiaries.

23.1*	Consent of KPMG LLP.

23.2*	Consent of Marcum LLP, for Lilis Energy, Inc.

23.3*	Consent of Marcum LLP, for Brushy Resources, Inc.

II-3

23.4*	Consent of Ralph E. Davis Associates, Inc., independent petroleum engineers for Lilis Energy, Inc.

23.5*	Consent of Forrest A Garb & Associates, Inc., independent petroleum engineers for Brushy Resources, Inc.

23.6†	Consent of K&L Gates LLP (included in the opinions filed as Exhibits 5.1 and Exhibits 8.1).

24.1**	Powers of Attorney (included on the signature page hereto).

99.1†	Form of Proxy Card of Lilis Energy, Inc. for Common Stockholders

99.2†	Form of Proxy Card of Lilis Energy, Inc. for Preferred Stockholders

99.3†	Form of Proxy Card of Brushy Resources, Inc.

99.4*	Opinion of ROTH Capital Partners, LLC (included as Annex C to the joint proxy statement/prospectus forming part of this Registration Statement and incorporated herein by reference).

99.5*	Consent of ROTH Capital Partners, LLC.

99.6	Report of Ralph E. Davis and Associates, Inc., dated March 10, 2015 (incorporated by reference to Exhibit 99.1 to Lilis Energy, Inc.’s Annual Report on Form 10-K filed on April 15, 2015).

99.7†	Report of Forrest A Garb & Associates, Inc., dated March 26, 2015.

*	Filed herewith.
**	Previously Filed.
+	Indicates management contract or compensatory plan.
†	To be filed by amendment.

II-4

Item 22. Undertakings

The undersigned Registrant hereby undertakes as follows:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”), (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6) That every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in the documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

(8) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

(9) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Pre-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on April 22, 2016.

LILIS ENERGY, INC.

By:	/s/ Abraham Mirman
Name:	Abraham Mirman
Title:	Chief Executive Officer

Pursuant to the requirements of the Securities Act, this Pre-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities indicated below on April 22, 2016.

Signature	Title

/s/ Abraham Mirman	Chief Executive Officer
Abraham Mirman	(Principal Executive Officer)

*	Chief Financial Officer
Kevin K. Nanke	(Principal Financial Officer and Principal Accounting Officer)

*	Chairman of the Board
Ronald D. Ormand

*	Director
Nuno Brandolini

*	Director
General Merrill McPeak

*	Director
R. Glenn Dawson

*	Abraham Mirman hereby signs this Pre-Effective Amendment No. 1 to the Registration Statement on behalf of each of the indicated persons for whom he is attorney-in-fact on April 22, 2016.

By:	/s/ Abraham Mirman
Abraham Mirman
Attorney-in-Fact

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